                                                             File No. 333-134982
                                                                        811-1978



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM N-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933                   /X/



      Pre-Effective Amendment No. 1                                       /X/



      Post-Effective Amendment No.                                        / /
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940           /X/




      Amendment No. 1                                                     /X/



                           (Exact Name of Registrant)
                        OHIO NATIONAL VARIABLE ACCOUNT A

                               (Name of Depositor)
                    THE OHIO NATIONAL LIFE INSURANCE COMPANY
              (Address of Depositor's Principal Executive Offices)
                                One Financial Way
                             Montgomery, Ohio 45242
                         (Depositor's Telephone Number)
                                 (513) 794-6100

                     (Name and Address of Agent for Service)
               Marc L. Collins, Second Vice President and Counsel
                    The Ohio National Life Insurance Company
                                  P.O. Box 237
                             Cincinnati, Ohio 45201

                                  Notice to:
                               John Blouch, Esq.
                             Dykema Gossett, PLLC.
                                 Suite 300 West
                               1300 I Street, NW
                             Washington, D.C. 20005

Approximate Date of Proposed Public Offering: As soon after the effective date of this registration statement as is practicable.

The registrant hereby amends this registration statement on such date or dates as maybe necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to Section 8(a) may determine.

                                   PROSPECTUS

                           FLEXIBLE PURCHASE PAYMENT
                     INDIVIDUAL VARIABLE ANNUITY CONTRACTS
                                  ONCORE WRAP

                        OHIO NATIONAL VARIABLE ACCOUNT A
                    THE OHIO NATIONAL LIFE INSURANCE COMPANY
                               One Financial Way
                             Montgomery, Ohio 45242
                            Telephone (800) 667-3078

A REGISTRATION STATEMENT FOR THIS VARIABLE ANNUITY HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. WE MAY NEITHER SELL NOR OFFER TO BUY THESE CONTRACTS PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF CONTRACTS IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


This prospectus offers a variable annuity contract allowing you to accumulate values and paying you benefits on a variable and/or fixed basis. This prospectus provides details regarding your variable annuity contract.


Variable annuities provide contract values and lifetime annuity payments that vary with the investment results of the mutual funds listed later in this prospectus ("Funds") that you choose. You cannot be sure that the contract value or annuity payments will equal or exceed your purchase payments.

The variable annuity contracts are designed for:

- annuity purchase plans adopted by public school systems and certain tax-exempt organizations described in Section 501(c)(3) of the Internal Revenue Code (the "Code"), qualifying for tax-deferred treatment pursuant to Section 403(b) of the Code,

- other employee pension or profit-sharing trusts or plans qualifying for tax-deferred treatment under Section 401(a), 401(k) or 403(a) of the Code,

- individual retirement annuities qualifying for tax-deferred treatment under
  Section 408 or 408A of the Code,

- state and municipal deferred compensation plans and

- non-tax-qualified retirement plans.

Many of the listed qualified retirement plans already benefit from tax deferral. Therefore, your decision to fund any of the above-listed qualified retirement plans with a deferred annuity should include an assessment of the other benefits available under this annuity contract.

The minimum initial purchase payment is $10,000 ($2,000 for IRAs). You may make additional payments of at least $500 at any time ($300 for payroll deduction plans). We may limit your total purchase payments to $1,500,000.


You may direct the allocation of your purchase payments to one or more investment options of Ohio National Variable Account A ("VAA") and the Guaranteed Account (if available). However, your initial allocation can be to no more than 10 of the available subaccounts. Following application of your initial purchase payment, your subsequent allocation of contract values may be to no more than 18 of the available subaccounts. VAA is a separate account of The Ohio National Life Insurance Company ("Ohio National Life"). The assets of VAA are invested in shares of the Funds. The Funds are portfolios of Ohio National Fund, Inc., Dow Target Variable Fund LLC, Dreyfus Variable Investment Fund, Fidelity Variable Insurance Products Fund, Franklin Templeton Variable Insurance Products Trust, Goldman Sachs Variable Insurance Trust, Janus Aspen Series, Lazard Retirement Series, Inc., Legg Mason Partners Variable Portfolios I, Inc. (formerly Salomon Brothers Variable Series Funds, Inc.), MFS Variable Insurance Trust, Neuberger Berman Advisers Management Trust, PIMCO Variable Insurance Trust, The Prudential Series Fund, Inc., Royce Capital Fund, UBS Series Trust, and Van Kampen Universal Institutional Funds. See page 2 for the list of available Funds. See also the accompanying prospectuses of the Funds. The Fund prospectuses might also contain information about funds that are not available for these contracts.


You may withdraw all or part of the contract's value before annuity payments begin. You might incur federal income tax penalties for these early withdrawals. Your exercise of contract rights may be subject to the terms of your qualified employee trust or annuity plan. This prospectus contains no information concerning your trust or plan.

You may revoke the contract, without penalty, within 10 days of receiving it (or a longer period if required by state law).


KEEP THIS PROSPECTUS FOR FUTURE REFERENCE. IT SETS FORTH THE INFORMATION ABOUT VAA AND THE VARIABLE ANNUITY CONTRACTS THAT YOU SHOULD KNOW BEFORE INVESTING. ADDITIONAL INFORMATION ABOUT VAA HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IN A STATEMENT OF ADDITIONAL INFORMATION DATED SEPTEMBER 15, 2006. WE HAVE INCORPORATED THE STATEMENT OF ADDITIONAL INFORMATION BY REFERENCE. IT IS AVAILABLE UPON REQUEST AND WITHOUT CHARGE BY WRITING OR CALLING US AT THE ABOVE ADDRESS. THE TABLE OF CONTENTS FOR THE STATEMENT OF ADDITIONAL INFORMATION IS ON THE BACK PAGE OF THIS PROSPECTUS.


THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS PROSPECTUS SHOULD BE ACCOMPANIED BY THE CURRENT FUND PROSPECTUSES.


                               SEPTEMBER 15, 2006


FORM 8504

                               TABLE OF CONTENTS


Available Funds...............................      2
Glossary......................................      4
Fee Table.....................................      5
Financial Statements..........................      7
Accumulation Unit Values......................      7
  Ohio National Life..........................      7
  Ohio National Variable Account A............      8
  The Funds...................................      8
  Mixed and Shared Funding....................      9
  Voting Rights...............................      9
Distribution of Variable Annuity Contracts....      9
Deductions and Expenses.......................     10
  Sales Charge................................     10
  Annual Contract Fee.........................     10
  Deduction for Account Expense Fee...........     10
  Deduction for Mortality and Expense Risk
    Fee.......................................     10
  Charges for Optional Benefits...............     10
  Transfer Fee and Withdrawal Fee.............     11
  Deduction for State Premium Tax.............     11
  Fund Expenses...............................     12
Description of Variable Annuity Contracts.....     12
  10-Day Free Look............................     12
Accumulation Period...........................     12
  Purchase Payments...........................     12
  Accumulation Units..........................     12
  Crediting Accumulation Units................     12
  Allocation of Purchase Payments.............     13
  Optional Asset Allocation Models............     13
  Accumulation Unit Value and Accumulation
    Value.....................................     14
  Net Investment Factor.......................     14
  Surrender and Withdrawal....................     14
  Transfers among Subaccounts.................     15
  Effective Time for Purchase, Transfer and
    Redemption Orders.........................     16
  Electronic Access...........................     16
  Scheduled Transfers (Dollar Cost
    Averaging)................................     17
  Portfolio Rebalancing.......................     17
  Optional Guaranteed Principal Access
    ("GPA")...................................     18
  Optional Guaranteed Principal Protection
    ("GPP")...................................     19
  Death Benefit...............................     20
  Guaranteed Account..........................     22
Annuity Period................................     23
  Annuity Payout Date.........................     23
  Annuity Options.............................     24
  Determination of Amount of the First
    Variable Annuity Payment..................     24
  Annuity Units and Variable Payments.........     24
  Transfers During Annuity Payout.............     25
  Optional Guaranteed Minimum Income Benefit
    ("GMIB") Riders...........................     25
Other Contract Provisions.....................     28
  Assignment..................................     28
  Reports and Confirmations...................     28
  Substitution for Fund Shares................     28
  Contract Owner Inquiries....................     28
  Performance Data............................     28
Federal Tax Status............................     29
  Tax-Deferred Annuities......................     30
  Qualified Pension or Profit-Sharing Plans...     31
  Withholding on Annuity Payments.............     31
  Individual Retirement Annuities (IRA).......     31
IRA Disclosure Statement......................     32
  Free Look Period............................     32
  Eligibility Requirements....................     32
  Contributions and Deductions................     32
  IRA for Non-working Spouse..................     33
  Rollover Contribution.......................     34
  Premature Distributions.....................     34
  Distribution at Retirement..................     34
  Inadequate Distributions -- 50% Tax.........     34
  Death Benefits..............................     35
  Roth IRAs...................................     35
  Savings Incentive Match Plan for Employees
    (SIMPLE)..................................     35
  Reporting to the IRS........................     36
Illustration of IRA Fixed Accumulations.......     36
Statement of Additional Information
  Contents....................................     37


                                AVAILABLE FUNDS

The investment adviser for Ohio National Fund, Inc. and Dow Target Variable Fund LLC is their affiliate, Ohio National Investments, Inc. Subadvisers for certain portfolios are shown below in parentheses.

OHIO NATIONAL FUND, INC.                                                  INVESTMENT ADVISER (SUBADVISER)
Money Market Portfolio                                                    Ohio National Investments, Inc.
Equity Portfolio                                                          (Legg Mason Capital Management, Inc.)
Bond Portfolio                                                            Ohio National Investments, Inc.
Omni Portfolio (an asset allocation fund)                                 (Suffolk Capital Management, LLC)
S&P 500 Index(R) Portfolio                                                Ohio National Investments, Inc.
International Portfolio                                                   (Federated Global Investment Management Corp.)
International Small Company Portfolio                                     (Federated Global Investment Management Corp.)
Capital Appreciation Portfolio                                            (Jennison Associates LLC)
Millennium (formerly called Discovery) Portfolio                          (Neuberger Berman Management Inc.)
Aggressive Growth Portfolio                                               (Janus Capital Management LLC)
Mid Cap Opportunity (formerly Growth & Income) Portfolio                  (RS Investment Management, L.P.)
Capital Growth Portfolio                                                  (Eagle Asset Management, Inc.)
High Income Bond Portfolio                                                (Federated Investment Management Co.)
Blue Chip Portfolio                                                       (Federated Equity Management Company of
                                                                          Pennsylvania)
Small Cap Growth (formerly called Core Growth) Portfolio                  (Janus Capital Management, LLC)
Nasdaq-100(R) Index Portfolio                                             Ohio National Investments, Inc.
Bristol Portfolio (large cap stocks)                                      (Suffolk Capital Management, LLC)
Bryton Growth Portfolio (small/mid cap stocks)                            (Suffolk Capital Management, LLC)
U.S. Equity Portfolio                                                     (ICON Advisers, Inc.)
Balanced Portfolio                                                        (ICON Advisers, Inc.)
Covered Call Portfolio                                                    (ICON Advisers, Inc.)


FORM 8504


Target VIP Portfolio                                                      (First Trust Advisors, L.P.)
Target Equity/Income Portfolio                                            (First Trust Advisors, L.P.)

THE DOW(SM) TARGET VARIABLE FUND LLC
The Dow Target 10 Portfolios                                              (First Trust Advisors, L.P.)
The Dow Target 5 Portfolios                                               (First Trust Advisors, L.P.)

DREYFUS VARIABLE INVESTMENT FUND (SERVICE SHARES)
Appreciation Portfolio                                                    (Fayez Sarofim & Co.)

FIDELITY(R) VARIABLE INSURANCE PRODUCTS FUND (SERVICE CLASS 2)
VIP Contrafund(R) Portfolio (a value fund)                                Fidelity Management & Research Company
VIP MidCap Portfolio                                                      Fidelity Management & Research Company
VIP Growth Portfolio                                                      Fidelity Management & Research Company
VIP Equity-Income Portfolio                                               Fidelity Management & Research Company

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST (CLASS 2 SHARES)
Franklin Income Securities Fund                                           Franklin Advisers, Inc.
Franklin Flex Cap Growth Securities Fund                                  Franklin Advisers, Inc.
Templeton Foreign Securities Fund                                         Templeton Investment Counsel, LLC

GOLDMAN SACHS VARIABLE INSURANCE TRUST
Goldman Sachs Growth and Income Fund                                      Goldman Sachs Asset Management, L.P.
Goldman Sachs Structured U.S. Equity Fund                                 Goldman Sachs Asset Management, L.P.
Goldman Sachs Capital Growth Fund                                         Goldman Sachs Asset Management, L.P.

JANUS ASPEN SERIES (SERVICE SHARES)
Large Cap Growth Portfolio                                                Janus Capital Management LLC
International Growth Portfolio                                            Janus Capital Management LLC
Worldwide Growth Portfolio                                                Janus Capital Management LLC
Balanced Portfolio                                                        Janus Capital Management LLC

LAZARD RETIREMENT SERIES, INC.
Lazard Retirement Small Cap Portfolio                                     Lazard Asset Management LLC
Lazard Retirement Emerging Markets Portfolio                              Lazard Asset Management LLC
Lazard Retirement International Equity Portfolio                          Lazard Asset Management LLC
Lazard Retirement Equity Portfolio                                        Lazard Asset Management LLC

LEGG MASON PARTNERS VARIABLE PORTFOLIOS I, INC.
  (FORMERLY SALOMON BROTHERS VARIABLE SERIES FUNDS, INC.)
Legg Mason Partners Variable All Cap Portfolio                            Salomon Brothers Asset Management, Inc.
Legg Mason Partners Variable Total Return Portfolio                       Salomon Brothers Asset Management, Inc.
Legg Mason Partners Variable Investors Portfolio                          Salomon Brothers Asset Management, Inc.

MFS(R) VARIABLE INSURANCE TRUST(SM) (SERVICE CLASS)
MFS Investors Growth Stock Series                                         Massachusetts Financial Services Company
MFS Mid Cap Growth Series                                                 Massachusetts Financial Services Company
MFS New Discovery Series                                                  Massachusetts Financial Services Company
MFS Total Return Series                                                   Massachusetts Financial Services Company

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
AMT Regency Portfolio                                                     Neuberger Berman Management Inc.

PIMCO VARIABLE INSURANCE TRUST (ADMINISTRATIVE SHARES)
Real Return Portfolio                                                     Pacific Investment Management Company LLC
Total Return Portfolio                                                    Pacific Investment Management Company LLC
Global Bond Portfolio                                                     Pacific Investment Management Company LLC

THE PRUDENTIAL SERIES FUND, INC.
Jennison Portfolio                                                        Jennison Associates LLC
Jennison 20/20 Focus Portfolio                                            Jennison Associates LLC

ROYCE CAPITAL FUND
Royce Small-Cap Portfolio                                                 Royce & Associates, LLC
Royce Micro-Cap Portfolio                                                 Royce & Associates, LLC

VAN KAMPEN UNIVERSAL INSTITUTIONAL FUNDS (CLASS II)
Core Plus Fixed Income (formerly called Fixed Income) Portfolio           Van Kampen*
U.S. Real Estate Portfolio                                                Van Kampen*
International Growth Equity Portfolio                                     Van Kampen*
Equity Growth Portfolio                                                   Van Kampen*

* Morgan Stanley Investment Management Inc., the investment adviser to these portfolios, does business in certain instances as Van Kampen.

FORM 8504

                                    GLOSSARY

Accumulation Units -- Until annuity payments begin, your contract's value in each subaccount is measured by accumulation units. The dollar value of each unit varies with the investment results of the subaccount's corresponding Fund.

Annuitant -- A living person whose length of life determines the number and value of annuity payments to be made.

Annuity Unit -- After annuity payments begin, the amount of each variable payment depends upon the value of your annuity units. The dollar value of each unit varies with the investment results of the subaccount's corresponding Fund.


ARDBR -- The annual reset death benefit rider offered with this contract.



Eligible Contract Value -- The contract value protected or guaranteed by a particular rider. The eligible contract value may be more or less than the total contract value. In most cases, the eligible contract value is the initial purchase payment, plus additional purchase payments made during a limited period of time after the contract is issued.


Fund -- A mutual fund in which subaccount assets may be invested. See the list of "Available Funds" beginning on page 2.


GEB -- The guaranteed enhanced benefit rider offered with this contract.



GMDB -- The guaranteed minimum death benefit amount provided for by the GMDBR80 Plus, GMDBR85 Plus or the ARDBR offered with this contract. The GMDBR80 Plus, GMDBR85 Plus and ARDBR are the GMDB riders.



GMIB -- The guaranteed minimum income benefit rider offered with this contract. The GMIB, GMIB Plus, GMIB Plus with Five Year Reset and GMIB Plus with Annual Reset are the GMIB riders.



GPA -- The guaranteed principal access rider offered with this contract.



GPP -- The guaranteed principal protection rider offered with this contract.


Subaccount -- A subdivision of VAA. The assets of each subaccount are invested in a corresponding available Fund.


Surrender -- To redeem the contract before annuity payments begin and receive its value.



Valuation Period -- A period of time usually ending at 4:00 p.m. Eastern time on each day the New York Stock Exchange is open for unrestricted trading. The valuation period may end sooner to correspond to earlier closing of the New York Stock Exchange. Accumulation unit and annuity unit values for each annuity period are determined at the end of that valuation period.


VAA (Variable Account A) -- A separate account of The Ohio National Life Insurance Company consisting of assets segregated from Ohio National's general assets for the purpose of funding annuity contracts whose values vary with the investment results of the separate account's underlying Funds.

Withdraw -- To receive part of the contract's value without entirely redeeming the contract.

FORM 8504

                                   FEE TABLE

THE FOLLOWING TABLES DESCRIBE THE FEES AND EXPENSES YOU WILL PAY WHEN BUYING, OWNING AND SURRENDERING THE CONTRACT. THE FIRST TABLE DESCRIBES THE FEES AND EXPENSES YOU WILL PAY WHEN YOU BUY THE CONTRACT, SURRENDER THE CONTRACT, OR TRANSFER CASH VALUE BETWEEN INVESTMENT OPTIONS (FUNDS). STATE PREMIUM TAXES MAY ALSO BE DEDUCTED IF APPLICABLE.

CONTRACT OWNER TRANSACTION EXPENSES


Surrender Charge (also called a Contingent Deferred Sales                           None
  Charge)
Transfer Fee (Currently no charge for the first 12 transfers                         $10
  each contract year)
Withdrawal Fee (for withdrawals in excess of 14 in each          The lesser of 2% of the
  contract year; currently no charge)                            amount withdrawn or $15
Premium Tax (Charged at annuitization, surrender or when                    0.0% to 5.0%
  assessed)                                                       depending on state law


THE NEXT TABLE DESCRIBES THE FEES AND EXPENSES YOU WILL PAY PERIODICALLY WHILE YOU OWN THE CONTRACT, NOT INCLUDING FUND FEES AND EXPENSES.


Annual Contract Fee (no fee if your contract value exceeds
  $50,000)                                                        $30

SEPARATE ACCOUNT ANNUAL EXPENSES (as a percentage of average variable account value)
Mortality and Expense Risk Charge                               0.50%
Account Charge                                                  0.15%
                                                                -----
Total Separate Account Annual Expenses (without optional
  added benefits)                                               0.65%


OPTIONAL SEPARATE ACCOUNT EXPENSES (Some of the optional riders are mutually exclusive. See the individual discussion of each rider later in the prospectus).


If you choose the annual stepped-up death benefit, the GMDBR80 Plus, the GMDBR85 Plus, or the ARDBR riders as described under "Death Benefit," those annual charges are the following percentages of the optional death benefit amounts:



Annual stepped-up death benefit                                0.25%
  (currently the charge is 0.10%)
GMDBR80 Plus                                                   0.30%
  (currently the charge is 0.25%)
GMDBR85 Plus                                                   0.45%
ARDBR                                                          1.20%
  (currently the charge is 0.60%)



If you choose the GEB rider, as described under "Death Benefit," the annual charge is the following percentage of your contract value on the contract anniversary:


GEB at issue ages through 70                                   0.15%
GEB at issue ages 71 through 75                                0.30%
GEB "Plus" at issue ages through 70                            0.30%
GEB "Plus" at issue ages 71 through 75                         0.60%

FORM 8504

If you choose the GMIB, the GMIB Plus, the GMIB Plus with Five Year Reset or the GMIB Plus with Annual Reset riders, the annual charge is the following percentage of your guaranteed income base as described under "Optional Guaranteed Minimum Income Benefit ("GMIB")":

Percent of GMIB guaranteed income base                         0.45%
Percent of GMIB Plus guaranteed income base                    0.55%
Percent of GMIB Plus with Five Year Reset guaranteed income
  base                                                         1.10%
  (currently the charge is 0.55%)
Percent of GMIB Plus with Annual Reset guaranteed income
  base                                                         1.40%
  (currently the charge is 0.70%)

If you choose the GPA, the annual charge is the following percentage of your eligible contract value plus later purchase payments as described under "Optional Guaranteed Principal Access ("GPA") Rider:

For the 7% guaranteed annual withdrawal                        0.40%
For the 8% guaranteed annual withdrawal                        0.50%

If you choose the GPP, the annual charge is the following percentage of your average annual guaranteed principal amount as described under "Optional Guaranteed Principal Protection ("GPP")":

Percent of average annual guaranteed principal amount          0.25%


Note that certain riders are mutually exclusive. The following shows which riders you may not have at the same time:



------------------------------------------------------------------
   IF YOU HAVE THIS RIDER...        YOU CANNOT HAVE THIS RIDER...
------------------------------------------------------------------
  GPP                              GPA
------------------------------------------------------------------
  GPA                              GPP
                                   or
                                   any of the GMIB riders
------------------------------------------------------------------
  One of the GMIB riders           Any other GMIB rider
                                   or
                                   GPA
------------------------------------------------------------------
  One of the GMDB riders           Any other GMDB rider
------------------------------------------------------------------
  Annual stepped-up death          ARDBR
     benefit
------------------------------------------------------------------



Further, if you have the ARDBR, you must have the GMIB Plus with Annual Reset.



Therefore, the optional benefits included in "Total Separate Account Annual Expenses with all optional benefits added at their maximum cost" are ARDBR, GEB "Plus" at issue ages 71 through 75, GMIB Plus with Annual Reset and GPP.




Total Separate Account Annual Expenses                                         0.65%

Total Optional Separate Account Expenses based on contract
  value (including the GEB Plus at issue ages 71 to 75, GMIB
  Plus with Annual Reset and GPP)                                              2.25%

Total Optional Separate Account Expenses based on death
  benefit amount (ARDBR)                                                       1.20%
                                                                              -----
Total Separate Account Annual Expenses with all optional
  benefits added at their maximum cost                                         4.10%



In the event the contract value and death benefit amounts are not the same, the maximum charges would be 2.25% of the contract value plus 1.20% of the death benefit amount.


FORM 8504

THE NEXT ITEM SHOWS THE MINIMUM AND MAXIMUM TOTAL OPERATING EXPENSES INCURRED BY THE FUNDS DURING THE TIME YOU OWN THE CONTRACT. MORE DETAIL CONCERNING EACH FUND'S FEES AND EXPENSES IS CONTAINED IN THE PROSPECTUS FOR EACH FUND.

TOTAL ANNUAL FUND OPERATING EXPENSES (expenses deducted from  MINIMUM  MAXIMUM
Fund assets, including management fees, distribution (12b-1)  WITHOUT  WITHOUT
fees and other Fund operating expenses)                       WAIVERS  WAIVERS
                                                              -------  -------
                                                              0.37%    7.39%*

* The Maximum Total Annual Fund Operating Expenses were for a portfolio that had an inception date of November 1, 2005. Therefore, the portfolio's normal annual expenses were assessed against low asset levels in the new portfolio resulting in an unusually high percentage of operating expense.

EXAMPLE

THIS EXAMPLE IS INTENDED TO HELP YOU COMPARE THE COST OF INVESTING IN THE CONTRACT WITH THE COST OF INVESTING IN OTHER VARIABLE ANNUITY CONTRACTS. THESE COSTS INCLUDE CONTRACT OWNER TRANSACTION EXPENSES, CONTRACT FEES, SEPARATE ACCOUNT ANNUAL EXPENSES, AND FUND FEES AND EXPENSES FOR THE MOST EXPENSIVE AVAILABLE FUND. THE EXAMPLES DO NOT REFLECT THE DEDUCTION OF PREMIUM TAXES, TYPICALLY CHARGED UPON ANNUITIZATION, SURRENDER, OR WHEN ASSESSED. IF THE PREMIUM TAXES WERE REFLECTED, THE CHARGES WOULD BE HIGHER. AS INDICATED ABOVE, CERTAIN OPTIONAL EXPENSES ARE BASED ON DEATH BENEFIT AMOUNTS. UNDER SOME CIRCUMSTANCES, THESE CHARGES COULD BE HIGHER WHEN ASSESS AS A PERCENTAGE OF THE CONTRACT VALUE. FOR PURPOSES OF THESE EXAMPLES, THE DEATH BENEFIT AMOUNT AND THE CONTRACT VALUE ARE ASSUMED TO BE EQUAL.


THE EXAMPLE ASSUMES YOU INVEST $10,000 IN THE CONTRACT FOR THE PERIODS INDICATED. THE EXAMPLE ALSO ASSUMES YOUR INVESTMENT HAS A 5% RETURN EACH YEAR AND ASSUMES THE MAXIMUM FEES AND EXPENSES OF THE MOST EXPENSIVE AVAILABLE FUND ASSUMING NO WAIVERS. THE EXAMPLE ASSUMES YOU HAVE SELECTED ALL THE AVAILABLE OPTIONAL BENEFITS BASED ON THEIR MUTUAL EXCLUSIVITY AND THE COSTS FOR THOSE BENEFITS ARE BASED ON CONTRACT VALUES OR DEATH BENEFIT AMOUNTS FOR A CONTRACT EXPERIENCING THE ASSUMED ANNUAL INVESTMENT RETURN OF 5%. ALTHOUGH YOUR ACTUAL COSTS MAY BE HIGHER OR LOWER, BASED ON THESE ASSUMPTIONS, YOUR COSTS WOULD BE:



   1 YEAR       3 YEARS       5 YEARS       10 YEARS
   $1,167        $3,313        $5,246        $9,371


                              FINANCIAL STATEMENTS

The complete financial statements of VAA and Ohio National Life, including the Independent Registered Public Accounting Firm's Reports for them, are included in the Statement of Additional Information.

                            ACCUMULATION UNIT VALUES


Since this series of variable annuity contracts began on September 15, 2006, there are no accumulation unit values for the year ended December 31, 2005.


OHIO NATIONAL LIFE

Ohio National Life was organized under the laws of Ohio on September 9, 1909. We write life, accident and health insurance and annuities in 47 states, the District of Columbia and Puerto Rico. Currently we have assets of approximately $20 billion and equity of approximately $1.7 billion. Our home office is located at One Financial Way, Montgomery, Ohio 45242. We are a stock life insurance company ultimately owned by a mutual insurance holding company (Ohio National Mutual Holdings, Inc.). Our policyholders own the holding company.

Ohio National and/or its affiliates may pay certain retail broker-dealers additional compensation or reimbursement for their efforts in selling our variable contracts. Reimbursements and additional compensation are paid for the

FORM 8504
purpose of, among other things, training the broker-dealers' registered representatives regarding the procedures for submitting business to us, internally marketing our products to their registered representatives, educating registered representatives about the benefits and options available under the variable contracts and about the benefits of variable contracts generally. These additional amounts are paid from our profits, not deducted from the contract owners' purchase payments.

Additionally, we may compensate some broker-dealers more than others for the sale of our products. This differential compensation may be based on several factors including, but not limited to, the size of the selling broker-dealer, the amount of previous business generated by the broker-dealer and the length of time Ohio National has contracted with the broker-dealer for the distribution of our contracts. As with reimbursements, these payments are not deducted from contract owners' purchase payments.

From time to time, Ohio National and/or its affiliates may also provide non-cash or cash compensation to certain financial institutions or their registered representatives in the form of occasional gifts, meals, tickets to events, educational conference support, special recognition support or other forms of non-cash and cash compensation as may be permitted by certain regulations applicable to broker-dealers.

OHIO NATIONAL VARIABLE ACCOUNT A


We established VAA on August 1, 1969 as a separate account for funding variable annuity contracts. Purchase payments for the variable annuity contracts are allocated to one or more subaccounts of VAA. However, your initial allocation can be to no more than 10 of the available subaccounts. Following application of your initial purchase payment, your subsequent allocation of contract values may be to no more than 18 of the available subaccounts. Income, gains and losses, whether or not realized, from assets allocated to VAA are credited to or charged against VAA without regard to our other income, gains or losses. The assets maintained in VAA will not be charged with any liabilities arising out of any of our other business. Nevertheless, all obligations arising under the contracts, including the commitment to make annuity payments, are our general corporate obligations. Accordingly, all our assets are available to meet our obligations under the contracts. VAA is registered as a unit investment trust under the Investment Company Act of 1940. The assets of the subaccounts of VAA are invested at net asset value in Fund shares. Values of other contracts not offered through this prospectus are also allocated to VAA, including some subaccounts that are not available for these contracts.


THE FUNDS

The Funds are mutual funds registered under the Investment Company Act 1940. Fund shares are sold only to insurance company separate accounts to fund variable annuity contracts and variable life insurance policies and, in some cases, to qualified plans. The value of each Fund's investments fluctuates daily and is subject to the risk that Fund management may not anticipate or make changes necessary in the investments to meet changes in economic conditions.

The Funds receive investment advice from their investment advisers. The Funds pay each of the investment advisers a fee as shown in the prospectus for each Fund. In some cases, the investment adviser pays part of its fee to a subadviser.

Affiliates of certain Funds may compensate us based upon a percentage of the Fund's average daily net assets that are allocated to VAA. These percentages vary by Fund. This is intended to compensate us for administrative and other services we provide to the Funds and their affiliates.

For additional information concerning the Funds, including their fees, expenses and investment objectives, see the Fund prospectuses. Read them carefully before investing. They may contain information about other funds that are not available as investment options for these contracts. You cannot be sure that any Fund will achieve its stated objectives and policies.

FORM 8504

The investment policies, objectives and/or names of some of the Funds may be similar to those of other investment companies managed by the same investment adviser or subadviser. However, similar funds often do not have comparable investment performance. The investment results of the Funds may be higher or lower than those of the other funds.

MIXED AND SHARED FUNDING

In addition to being offered to VAA, certain Fund shares are offered to our other separate accounts for variable annuity contracts and a separate account of Ohio National Life Assurance Corporation for variable life insurance contracts. Fund shares may also be offered to other insurance company separate accounts and qualified plans. It is conceivable that in the future it may become disadvantageous for one or more of variable life and variable annuity separate accounts, or separate accounts of other life insurance companies, and qualified plans, to invest in Fund shares. Although neither we nor any of the Funds currently foresee any such disadvantage, the Board of Directors or Trustees of each Fund will monitor events to identify any material conflict among different types of owners and to determine if any action should be taken. That could possibly include the withdrawal of VAA's participation in a Fund. Material conflicts could result from such things as:

- changes in state insurance law;

- changes in federal income tax law;

- changes in the investment management of any Fund; or

- differences in voting instructions given by different types of owners.

VOTING RIGHTS

We will vote Fund shares held in VAA at Fund shareholders meetings in accordance with voting instructions received from contract owners. We will determine the number of Fund shares for which you are entitled to give instructions as described below. This determination will be within 90 days before the shareholders meeting. Proxy material and forms for giving voting instructions will be distributed to each owner. We will vote Fund shares held in VAA, for which no timely instructions are received, in proportion to the instructions that we do receive. As a result, a small number of contract owners may determine the outcome of a vote submitted to the Fund by VAA.

Until annuity payments begin, the number of Fund shares for which you may instruct us is determined by dividing your contract value in each Fund by the net asset value of a share of that Fund as of the same date. After annuity payments begin, the number of Fund shares for which you may instruct us is determined by dividing the actuarial liability for your variable annuity by the net asset value of a Fund share as of the same date. Generally, the number of votes tends to decrease as annuity payments progress.

                   DISTRIBUTION OF VARIABLE ANNUITY CONTRACTS


The variable annuity contracts are sold by our insurance agents who are also registered representatives of broker-dealers that have entered into distribution agreements with Ohio National Equities, Inc. ("ONEQ"), a wholly-owned subsidiary of ours. ONEQ is the principal underwriter of the contracts. ONEQ and the broker-dealers are registered under the Securities Exchange Act of 1934 and are members of the National Association of Securities Dealers, Inc. We pay ONEQ 7.25% of each purchase payment and ONEQ then pays part of that to the broker-dealers. The broker-dealers pay their registered representatives from their own funds. Purchase payments on which nothing is paid to registered representatives may not be included in amounts on which we pay the sales compensation to ONEQ. Any deficiency will be made up from our general assets. These include, among other things, any profit from the mortality and expense risk charges. ONEQ's address is One Financial Way, Montgomery, Ohio 45242.


FORM 8504

                            DEDUCTIONS AND EXPENSES

SALES CHARGE

No deduction is made for sales expense.

ANNUAL CONTRACT FEE

Each year on the contract anniversary (or when you surrender the contract), we will deduct an annual contract fee of $30 from the contract value. This helps to repay us for maintaining the contract. There is no contract fee for contracts having a value of at least $50,000 at the contract anniversary. There is no charge after annuity payments begin. We guarantee not to increase the annual contract fee.

DEDUCTION FOR ACCOUNT EXPENSE FEE


At the end of each valuation period before annuity payments begin we deduct an amount equal to 0.15% on an annual basis of the contract value. This deduction reimburses us for expenses not covered by the annual contract fee. Examples of these expenses are accounting, auditing, legal, contract owner services, reports to regulatory authorities and contract owners, contract issue, etc.


DEDUCTION FOR MORTALITY AND EXPENSE RISK FEE


We guarantee that, until annuity payments begin, the contract's value will not be affected by any excess of sales and administrative expenses over the deductions for them. We also guarantee to pay a death benefit if the annuitant dies before annuity payments begin. After annuity payments begin, and except in the instance of the annuitant's death, we guarantee that variable annuity payments will not be affected by adverse mortality experience or expenses.



For assuming these risks, when we determine the accumulation unit values and the annuity unit values for each subaccount, we make a deduction from the applicable investment results equal to 0.50% of the contract value on an annual basis. We may decrease that deduction at any time and we may increase it not more often than annually to not more than 0.50% on an annual basis. We agree that the deduction for these risk undertakings shall not be increased to more than the rate in effect at the time the contract is issued. We may discontinue this limitation on our right to increase the deduction, but only as to contracts purchased after notice of the discontinuance. The risk charge is an indivisible whole of the amount currently being deducted. However, we believe that a reasonable allocation would be 0.30% for mortality risk, and 0.20% for expense risk. We hope to realize a profit from this charge. However there will be a loss if the deduction fails to cover the actual risks involved.


CHARGES FOR OPTIONAL BENEFITS

There is an additional annual charge if you choose an optional benefit. The additional charge is made on each contract anniversary. Not all optional benefits are available in all states. We may discontinue any of the optional benefits on new contracts at any time.

FORM 8504

If you choose the annual stepped-up death benefit, the GMDBR80 Plus, the GMDBR85 Plus or the ARDBR as described under "Death Benefit," those annual charges are the following percentages of the optional death benefit amounts:



Annual stepped-up death benefit                                0.25%
  (currently the charge is 0.10%)
GMDBR80 Plus                                                   0.30%
  (currently the charge is 0.25%)
GMDBR85 Plus                                                   0.45%
ARDBR                                                          1.20%
  (currently the charge is 0.60%)



If you choose the GEB, as described under "Death Benefit," the annual charge is the following percentage of your contract value on the contract anniversary:


GEB at issue ages through 70                                   0.15%
GEB at issue ages 71 through 75                                0.30%
GEB "Plus" at issue ages through 70                            0.30%
GEB "Plus" at issue ages 71 through 75                         0.60%

If you choose the GMIB, the GMIB Plus, the GMIB Plus with Five Year Reset or the GMIB Plus with Annual Reset riders the annual charge is the following percentage of your guaranteed income base as described under "Optional Guaranteed Minimum Income Benefit ("GMIB")":

Percent of GMIB guaranteed income base                         0.45%
Percent of GMIB Plus guaranteed income base                    0.55%
Percent of GMIB Plus with Five Year Reset guaranteed income
  base                                                         1.10%
  (currently the charge is 0.55%)
Percent of GMIB Plus with Annual Reset guaranteed income
  base                                                         1.40%
  (currently the charge is 0.70%)

If you choose the GPA, the annual charge is the following percentage of your eligible contract value plus later purchase payments as described under "Optional Guaranteed Principal Access ("GPA") Rider:

For the 7% guaranteed annual withdrawal                        0.40%
For the 8% guaranteed annual withdrawal                        0.50%

If you choose the GPP, the annual charge is the following percentage of your average annual guaranteed principal amount as described under "Optional Guaranteed Principal Protection ("GPP")":


Percent of average annual guaranteed principal amount          0.25%



TRANSFER FEE AND WITHDRAWAL FEE


We may charge a transfer fee of $10 for each transfer from one or more subaccounts to other subaccounts. Only one charge is assessed for transfers out of any one subaccount, even if the transfer is to multiple subaccounts. The fee is charged pro rata against the subaccounts from which the transfer is made. We currently do not charge for your first 12 transfers each contract year. Other restrictions on transfers may apply. See "Transfers among Subaccounts" below.


We may also charge a withdrawal fee of up to the lesser of 2% of the amount withdrawn or $15 per withdrawal on each withdrawal in excess of 14 each contract year. We are not currently charging the fee.


DEDUCTION FOR STATE PREMIUM TAX

Depending on your state, a premium tax or some similar charge may be levied based on the amount of your annuity purchase payments. We will deduct from your contract value the amount of any applicable premium taxes

FORM 8504
or similar assessment charged by any state or other governmental entity. While the rates are subject to change, the range for the premium tax is currently between 0.0% and 5.0%. If a charge is assessed, we will deduct that amount from your contract value at the time the contract is surrendered, at the time you annuitize, or at such earlier time that we may become subject to the premium tax. We may also deduct the premium tax from any death benefit proceeds.

FUND EXPENSES


There are deductions from, and expenses paid out of, the assets of the Funds. These are described in the Fund prospectuses. Deduction for Fund expense continues after annuity payments begin for those amounts which still allocated to a Fund.


                   DESCRIPTION OF VARIABLE ANNUITY CONTRACTS

10-DAY FREE LOOK

You may revoke the contract at any time until the end of 10 days after you receive it (or such longer period as may be required by your state law) and get a refund of the contract value as of the date of cancellation. To revoke, you must return the contract to us within the free look period. In some states, state law requires that the original purchase price be returned in lieu of the current contract value if you exercise your free look. Any purchase payments in these states to be allocated to variable Funds may first be allocated to the Money Market portfolio until the end of the free look period.

                              ACCUMULATION PERIOD

PURCHASE PAYMENTS


Your first purchase payment must be at least $10,000 ($2,000 for IRAs). You do not have to make any more payments after that. But you may make additional purchase payments at any time of at least $500 each ($300 for payroll deduction plans). We may limit your total purchase payments to $1,500,000. If the check for your payment is dishonored, you will be liable to us for any changes in the market value between the date we receive your check and the date we are notified that the payment was dishonored.


ACCUMULATION UNITS

Until the annuity payout date, the contract value is measured by accumulation units. As you make each purchase payment, we credit units to the contract (see Crediting Accumulation Units). The number of units remains constant between purchase payments but their dollar value varies with the investment results of each Fund to which payments are allocated.

CREDITING ACCUMULATION UNITS

Your registered representative will send an order or application, together with the first purchase payment, to our home office for acceptance. We may enter into arrangements with certain broker-dealers whereby submission of the completed application and first purchase payment to the broker-dealer will be credited and deemed accepted by us on the date received by them. Such arrangements are at our sole discretion and approved by our Board of Directors. Before entering into such arrangements, we first must ensure that the broker-dealer has adequate compliance controls in place to prevent applications received after the cut-off time (usually 4:00 p.m. Eastern time) from being submitted to us for issuance as if received before the cut-off time.

FORM 8504

Upon acceptance, we issue a contract and we credit the first purchase payment to the contract in the form of accumulation units. If all information necessary for issuing a contract and processing the purchase payment is complete, we will credit your first purchase payment within two business days after receipt. If we do not receive everything within five business days, we will return the purchase payment to you immediately unless you specifically consent to having us retain the purchase payment until the necessary information is completed. After that, we will credit the purchase payment within two business days.

You must send any additional purchase payments directly to our home office. They will then be applied to provide that number of accumulation units (for each subaccount) determined by dividing the amount of the purchase payment by the unit value next computed after we receive the payment at our home office. Except as detailed in the paragraph above, payments received after 4 p.m. (Eastern time) on any process day (except on those days when the New York Stock Exchange closes early) will be priced at the next calculated unit value.

ALLOCATION OF PURCHASE PAYMENTS


You may allocate your contract values among up to 18 investment options including the variable subaccounts of VAA and the Guaranteed Account (if your contract includes the Guaranteed Account rider which we may offer). However, your initial allocation can be to no more than 10 of the available subaccounts. Following application of your initial purchase payment, your subsequent allocation of contract values may be to no more than 18 of the available subaccounts. The amount you allocate to any Fund or the Guaranteed Account must equal a whole percent. You may change your allocation of future purchase payments at any time by sending written notice to our home office. Changes in allocation of purchase payments are not deemed effective until received by us at our administrative office.


OPTIONAL ASSET ALLOCATION MODELS

You may choose an optional asset allocation model for your contract's variable account values. If you choose this option, it must be used for all your variable account values. There is no charge for using an optional asset allocation model. You may choose a model, discontinue using a model or change from one model to another at any time by notifying us. However, some optional benefits require participation in the asset allocation models. You may not use more than one model at a time.

Asset allocation is the distribution of invested assets among several different kinds of investments (such as large cap domestic value stocks, small cap domestic growth stocks, foreign stocks, long term investment-grade bonds, intermediate term bonds, high income bonds, money market instruments, real estate securities and so on). Historically, diversification among several different kinds of asset classes has been shown to help reduce volatility over long periods of time. However, there can be no assurance that asset allocation will reduce volatility or enhance performance.

We have retained Ibbotson Associates to develop several asset allocation models, each comprising a combination of the contract's available Funds. However, we reserve the right to change the third party consultant we use to develop the asset allocation models. Ibbotson selects the Funds for each of the models in accordance with risk/return profiles they have developed. Currently there are 5 models range from Model 1 (having relatively conservative investments with a lower risk/return profile) to Model 5 (having relatively aggressive investments with a higher risk/return profile).

At the end of each quarter, variable account values allocated within each model will be rebalanced to maintain the mix of investments in the proportions originally established for each model. You will then receive a confirmation of the transfers made among the Funds within your contract. The transfer charge does not apply to these quarterly rebalancing transactions. The transfer charge will apply if, by changing from one model to another, you exceed the 12 free transfers allowed per year. When you change models, it counts as one transfer. If your contract includes the optional Guaranteed Principal Protection (GPP) or Guaranteed Principal Access (GPA) rider, your

FORM 8504
variable account values must be in one of the models. The GPP or GPA rider will be cancelled if you are no longer using any model.

Your registered representative or financial adviser can help you determine the model that best fits your risk tolerance, investment horizon and objectives. The variable account portion of any purchase payments you make after selecting an asset allocation model will be allocated among the Funds as specified by the model you choose.

ACCUMULATION UNIT VALUE AND ACCUMULATION VALUE

We set the original accumulation unit value of each subaccount of VAA for these contracts at the beginning of the first valuation period for each such subaccount. We determine the unit value for any later valuation period by multiplying the unit value for the immediately preceding valuation period by the net investment factor (described below) for such later valuation period. We determine a contract's value by multiplying the total number of units (for each subaccount) credited to the contract by the unit value (for such subaccount) for the current valuation period and adding to that any amount in the Guaranteed Account or in a Dollar Cost Averaging Account.

NET INVESTMENT FACTOR

The net investment factor measures the investment results of each subaccount. The investment performance and expenses of each Fund, and the deduction of contract charges, affect daily changes in the subaccounts' accumulation unit values. The net investment factor for each subaccount for any valuation period is determined by dividing (a) by (b), then subtracting (c) from the result, where:

(a) is:

     (1) the net asset value of the corresponding Fund share at the end of a valuation period, plus

     (2) the per share amount of any dividends or other distributions declared for that Fund if the "ex-dividend" date occurs during the valuation period, plus or minus

     (3) a per share charge or credit for any taxes paid or reserved for the maintenance or operation of that subaccount; (no federal income taxes apply under present law.)

(b) is the net asset value of the corresponding Fund share at the end of the preceding valuation period; and

(c) is the deduction for administrative and sales expenses and risk undertakings.

SURRENDER AND WITHDRAWAL

Before annuity payments begin you may surrender (totally withdraw the value of) your contract, or withdraw part of the contract value (at least $500). You must make all surrender or withdrawal requests in writing delivered to us at the address on the first page of this prospectus. In the case of a surrender, we subtract any contract administration charge. We will pay you within seven days after we receive your request. However, we may defer payment of Guaranteed Account values as described below. Surrenders and withdrawals are limited or not permitted in connection with certain retirement plans. For tax consequences of a surrender or withdrawal, see "Federal Tax Status" below.

If you request a surrender or withdrawal which includes contract values derived from purchase payments that have not yet cleared the banking system, we may delay mailing the portion relating to such payments until your check has cleared. We require the return of the contract in the case of a surrender.

Your right to withdraw may be suspended or the date of payment postponed:

(1) for any period during which the New York Stock Exchange is closed (other than customary weekend and holiday closings) or during which the Securities and Exchange Commission has restricted trading on the Exchange;

FORM 8504

(2) for any period during which an emergency, as determined by the Commission, exists as a result of which disposal of securities held in a Fund is not reasonably practical, or it is not reasonably practical to determine the value of a Fund's net assets; or

(3) such other periods as the Commission may order to protect security holders.

TRANSFERS AMONG SUBACCOUNTS

You may transfer contract values from one or more Funds to one or more other Funds. You may make transfers at any time before annuity payments begin. The amount of any transfer must be at least $300 (or the entire value of the contract's interest in a Fund, if less). Not more than 20% of a contract's Guaranteed Account value (or $1,000, if greater) as of the beginning of a contract year may be transferred to variable Funds during that contract year.

We may limit the number, frequency, method or amount of transfers. We may limit transfers from any Fund on any one day to 1% of the previous day's total net assets of that Fund if we or the Fund in our discretion, believe that the Fund might otherwise be damaged. In determining which requests to honor, scheduled transfers (under a DCA program) will be made first, followed by mailed written requests in the order postmarked and, lastly, telephone, facsimile and other electronic requests in the order received. This policy will be applied uniformly without exception. We will notify you if your requested transfer is not made. Current SEC rules preclude us from processing at a later date those requests that were not honored. Accordingly, you would need to submit a new transfer request in order to make a transfer that was not honored because of these limitations.

Certain third parties may offer you investment management services for your contract. We will honor transfer requests from these third parties only if you give us a written power of attorney to do so. Fees you pay for such other services are in addition to any contract charges.


We discourage excessive trading and market timing through your contract. Excessive trading into and out of the portfolios can disrupt portfolio investment strategies and increase the portfolios' operating expenses. In addition, excessive trading lowers overall portfolio performance for long term investors, prevents portfolio managers from taking timely advantage of investment opportunities, and creates liquidity risks for the portfolios. The contract and the underlying portfolios are not designed to accommodate excessive trading practices. We and the portfolios reserve the right, in our sole discretion, to restrict or reject purchase and exchange orders which we believe represent excessive or disruptive trading. Listed below are some, but not necessarily all the steps we may take to discourage excessive trading and market timing.


The first time the contract owner is determined to have traded excessively, we will notify the contract owner in writing that his or her contract will be monitored for additional transactions in excess of the established limits and such subsequent activity may result in suspension of electronic transfer privileges and/or suspension of all transfer privileges. The established limits are determined internally as a protection against frequent trading and are not disclosed in the prospectus or other otherwise made public.

Upon the second instance of excessive trading, the contract owner will be advised that his or her electronic transfer privileges have been suspended and that all transfer requests must be submitted in writing and delivered via U.S. mail.


Upon the third instance of excessive trading, the transfer of contract values will only be permitted into the money market portfolio and all transfer privileges will be suspended.


We may, in our sole discretion take any contract off of the list of monitored contracts, or restore suspended transfer privileges if we determine that the transactions were inadvertent or were not done with the intent to market time. OTHERWISE, ALL OF OUR POLICIES RELATED TO EXCESSIVE TRADING AND MARKET TIMING AS DESCRIBED IN THIS SECTION WILL BE APPLIED TO ALL CONTRACT OWNERS UNIFORMLY AND WITHOUT EXCEPTION. Other trading activities may be detrimental to the portfolios. Therefore, we may place a contract on the list of monitored contracts

FORM 8504
despite the fact the contract owner has not exceeded the established transfer limits you may be deemed to have traded excessively even if you have not exceeded the number of free transfers permitted by your contract.

Some of the factors we may consider when determining whether or not to place a contract on the list of monitored contracts may include, but not be limited to:

- The number of transfers made in a defined period;

- The dollar amount of the transfer;

- The total assets of the portfolios involved in the transfer;

- The investment objectives of the particular portfolios involved in your transfers; and/or

- Whether the transfer appears to be a part of a pattern of transfers to take advantage of short-term market fluctuations or market inefficiencies.

Contract owners who have not engaged in market timing or excessive trading may also be prevented from transferring contract values if we, or the portfolios, believe that an intermediary associated with the contract owner's account has otherwise been involved in market timing or excessive trading on behalf of other contract owners. Likewise, contract owners who have not engaged in intentional market timing or engaged in intentional disruptive or excessive trading may have their transfers rejected or their transfer privileges suspended if their trading activity generates an exception report in our transfer monitoring systems.

Contract owners seeking to engage in excessive trading practices may deploy a variety of strategies to avoid detection, and there is no guarantee that we or the portfolios will be able to identify such contract owners or curtail their trading practices. Our ability and the ability of the portfolios to detect and curtail excessive trading practices may also be limited by operational systems and technology limitations. In addition, because the portfolios receive orders from omnibus accounts, which is common among funds offering portfolios to insurance companies offering variable products, the portfolios may not be able to detect an individual's excessive trading practices through these omnibus accounts. If we are unable to detect those contract owners engaging in market timing and/or excessive trading, the previously mentions harm associated with excessive trading (lower portfolio performance, liquidity risks, increased portfolio expenses, etc.) may occur.

We may alter or amend this policy as required to comply with state or federal regulations and such regulations may impose stricter standards than currently adopted by us or the portfolios.

EFFECTIVE TIME FOR PURCHASE, TRANSFER AND REDEMPTION ORDERS


Orders to purchase, redeem or transfer shares received after the close of the New York Stock Exchange, typically 4:00 p.m. (Eastern Time) on any process day (earlier on those days when the New York Stock Exchange closes early) will not become effective until the next business day.


However, we may enter into arrangements with certain broker-dealers whereby orders to purchase accumulation units (either through an initial purchase or subsequent purchase payments to an existing contract) will be credited and deemed accepted by us on the date received by them. Such arrangements are at our sole discretion and approved by our Board of Directors. Before entering into such arrangements, we will first ensure that the broker-dealer has adequate compliance controls in place to prevent orders to purchase units received after the cut-off time (usually 4:00 p.m. Eastern time) from being credited as if received before the cut-off time.

ELECTRONIC ACCESS

If you give us a pre-authorization form, your contract and unit values and interest rates can be checked by telephoning us at 1-800-366-6654, #1 or by accessing our web site at any time at www.ohionational.com. You

FORM 8504
may also request transfers and change allocations on our website. You may only make one electronic, facsimile or telephone (collectively, "electronic") transfer per day.

We will honor pre-authorized electronic transfer instructions from anyone who provides the personal identifying information requested. We will not honor electronic transfer requests after we receive notice of your death. For added security, we send the contract owner a written confirmation of all electronic transfers on the next business day. However, if we cannot complete a transfer as requested, our customer service representative will contact the owner in writing sent within 48 hours of the electronic request. YOU MAY THINK THAT YOU HAVE LIMITED THIS ACCESS TO YOURSELF, OR TO YOURSELF AND YOUR REPRESENTATIVE. HOWEVER, ANYONE GIVING US THE NECESSARY IDENTIFYING INFORMATION CAN USE ELECTRONIC ACCESS ONCE YOU AUTHORIZE IT.

Please note that telephone and/or other means of electronic communication may not always be available. Any telephone or electronic device, whether it is yours, your service provider's, your agent's or ours can experience inaccessibility, power outages or slowdowns for a variety of reasons. These periods of inaccessibility may delay or prevent our receipt and processing of your requests. Although we have taken precautions and have emergency contingency plans to limit these problems, we cannot promise complete reliability under all circumstances. If you experience such problems, you should make your transfer request by writing to our home office.

We reserve the right to limit or restrict electronic access in any form at any time as to any contract owner.

SCHEDULED TRANSFERS (DOLLAR COST AVERAGING)

We may, but are not obligated to, offer a scheduled transfer ("DCA") program enabling you to preauthorize automatic monthly or quarterly transfers of a specified dollar amount of at least $300 each time. At least 12 DCA transfers must be scheduled, but we may permit fewer under some special DCA programs. The transfers may be from any variable Funds to any other variable Funds. Transfers may be made from the Guaranteed Account to any other Funds if the DCA program is established at the time the contract is issued, and the DCA program is scheduled to begin within 6 months of the time you make purchase payments from which DCA transfers will be made. A DCA program from the Guaranteed Account may not exceed 2 years. For transfers from variable Funds, the DCA program may not exceed 5 years. There is no transfer fee for DCA transfers. DCA transfers do not count against the 12 free transfers you are allowed each contract year. We may discontinue the DCA program at any time. You may also discontinue further DCA transfers by giving us written notice at least 7 business days before the next scheduled transfer.

DCA generally has the effect of reducing the risk of purchasing at the top, and selling at the bottom, of market cycles. DCA transfers from the Guaranteed Account or from a Fund with a stabilized net asset value, such as the Money Market portfolio, will generally reduce the average total cost of indirectly purchasing Fund shares because greater numbers of shares will be purchased when the share prices are lower than when prices are higher. However, DCA does not assure you of a profit, nor does it protect against losses in a declining market. Moreover, for transfers from a variable Fund, DCA has the effect of reducing the average price of the shares being redeemed.

PORTFOLIO REBALANCING

You may have us automatically transfer amounts on a quarterly, semi-annual or annual basis to maintain a specified percentage (whole percentages only) of contract value in each of two or more designated Funds. The purpose of a portfolio rebalancing strategy is to maintain, over time, your desired allocation percentage in the designated Funds having differing investment performance. Portfolio rebalancing will not necessarily enhance future performance or protect against future losses.

The transfer charge does not apply to portfolio rebalancing transactions. These transactions do not count against the 12 free transfers you are allowed each contract year. You may not have portfolio rebalancing for any Funds that are part of a DCA program.

FORM 8504

OPTIONAL GUARANTEED PRINCIPAL ACCESS ("GPA")

We may offer a Guaranteed Principal Access ("GPA") rider in those states where permitted. With certain restrictions, this rider guarantees:

i. you will be able to withdraw a portion (up to 7% or 8%, depending on the rider you choose) of your contract's guaranteed principal amount for a term of ten years, regardless of the then current cash value of your contract, and

ii. we will add into the contract the excess, if any, of the guaranteed principal amount, adjusted for withdrawals, over the eligible contract value, if the eligible contract value is positive at the end of the ten year term. The eligible contract value is the contract value attributable to the beginning principal amount; and

iii. we will allow you to take periodic withdrawals from your contract as described below in a total amount equal to the excess of the guaranteed principal amount, adjusted for withdrawals, over the eligible contract value, if the eligible contract value is reduced to zero during the ten year term.


This rider is beneficial to those contract owners who anticipate taking withdrawals over a limited time and who are concerned about possible decreases in contract values affecting the amount available for their withdrawal. This rider differs from the Guaranteed Principal Protection ("GPP") rider because the GPP rider does not contemplate, nor guarantee withdrawals. If you do not anticipate withdrawing money from your rider in the next ten years, you may wish to purchase the GPP rider which guarantees your principal at the end of the ten years and costs less than the GPA rider. Because GPA involves withdrawals, the amount you may annuitize under your contract may be less than you would otherwise have if you had not elected withdrawals.


If you select this rider, at the end of the ten-year rider period, we will credit your contract with the difference between the remaining unused guaranteed principal amount and the remaining eligible contract value. If at the end of the rider term the variable contract value relating to the guaranteed principal amount exceeds the unused guaranteed principal amount, there will be no additional amounts added to your rider.


You may apply for the GPA rider at the time you apply for the contract. We may, at our sole option, also offer the GPA rider to existing contracts, in which case it may be added on a contract anniversary so long as the annuitant is under age 81 at the time the rider is issued. In addition, the GPA rider is not available in conjunction with the GPP rider or any of the Guaranteed Minimum Income Benefit ("GMIB") riders we may offer. If you select the GPA rider, the variable portion of your contract values must be allocated to and, for the duration of the rider, remain in one of the Asset Allocation Models and you must abide by all the rules associated with the Asset Allocation Models (see "Optional Asset Allocation Models"). You may also have a portion of your contract values in a fixed accumulation account or a dollar-cost averaging account that transfers to a model, that we may offer while this rider is in force


The annual charge for the rider is deducted on each contract anniversary and is ..40% of your average annual contract value for the 7% GPA rider and .50% of your eligible average annual contract value for the 8% GPA rider.

The annual amount you may withdraw is a percentage (7% or 8%) of the beginning guaranteed principal amount. The beginning guaranteed principal amount is defined as your initial purchase payment, plus any additional purchase payments received within the first six months after the contract is issued. If the rider is added after issue, the beginning guaranteed principal amount is the then-current contract value.

It is not necessary that you withdraw from the guaranteed amount from your contract each year. However, the amount available for withdrawal is not cumulative from year to year. For example, if you only withdraw 5% of an eligible 7%, the amount available the next year is still 7%. The amount you elect not to withdraw in a year remains guaranteed and will be included in the amount to be added to the contract, if any, at the end of the ten year withdrawal period.

FORM 8504

You may also withdraw more than the annual guaranteed withdrawal amount in a given year. However, the excess withdrawal amount will function to reduce the amount guaranteed for withdrawal in later years of the rider. The amount eligible for withdrawal during the remainder of the rider period following an excess withdrawal is the lesser of the contract value immediately following the excess withdrawal or the guaranteed principal amount less the amount withdrawn. The amount you may withdraw on a guaranteed basis will be less than the amount you were able to withdraw and on the next contract anniversary, you will begin a new 10-year term and your guaranteed annual withdrawal amount will be recalculated. As a result, if you take an excess withdrawal when your total contract value is less than your beginning guaranteed principal amount, you will forfeit a portion of the prior beginning guaranteed principal amount. In addition, if you take an excess withdrawal and as a result your contract value related to the beginning guaranteed principal amount is zero, you will have no benefit under the GPA rider. Also, an excess withdrawal may impact the amount you will receive under a scheduled payment or withdrawal plan because the guaranteed withdrawal amount eligible for withdrawal in future years is decreased.


If you terminate the rider, either by notifying us before the next contract anniversary date or by moving contract values out of the optional Asset Allocation Models, we reserve the right to assess a pro rata charge for the part of the year the rider is in effect.

After the rider has been in effect for at least 5 years, we offer you the opportunity to reset the GPA rider. You may reset the rider on a subsequent contract anniversary so long as the annuitant has not reached age 81. Upon resetting the rider, you will be eligible to annually withdraw 7% or 8% of the then-current total contract value each of the next 10 years. The charge for a rider upon reset may be higher than the initial charge for the rider. You may reset the rider more than once, but you must wait 5 years between resets.


If, during the course of the rider, your eligible contract value decreases to zero and you are still eligible for guaranteed withdrawals, we will pay the remaining guaranteed principal amount in a series of preauthorized withdrawals, for which we may limit the amount or frequency. In other words, the remaining guaranteed principal amounts are paid to you through a single premium immediate fixed annuity. You may elect any payout option you wish, except that the annual payouts may not exceed the guaranteed principal withdrawal amount you would have otherwise been entitled to receive. As such, your annual payments will continue beyond the end of the ten year term until your remaining guaranteed principal amount is paid out in full. We will not pay interest on the amounts to be paid to you under these circumstances. Additionally, if your entire contract value decreases to zero, we will not accept any additional purchase payments under the contract and the contract will cease to provide any death benefit.


The rider will continue only upon the death of the owner and the transfer of the contract through the spousal continuation provision of your contract. Upon a spousal transfer, the new owner has all the rights of the original owner, including the right to reset the rider and renew the rider at the end of the 10-year term. Unless there is a spousal continuation, this rider terminates upon the death of the owner.

OPTIONAL GUARANTEED PRINCIPAL PROTECTION ("GPP")


In those states where permitted, you may choose the GPP rider when you apply for the contract. We may, at our sole option, also offer the GPP rider to existing contracts, in which case it may be added on a contract anniversary, if the annuitant is then under age 80.


If you continue the GPP rider until the end of its 10-year term, and do not make any withdrawals, we guarantee that your eligible contract value will not be less than it was at the beginning of the 10-year term. On the last day of the 10-year term, we will add an amount to your total contract value to increase it to the "guaranteed contract

FORM 8504
value" if the eligible contract value at the end of the 10-year term is less than the guaranteed contract value. The guaranteed contract value is the contract value:

(a) as of the first day of the rider's term or

(b) the amount in (a) plus the total of any purchase payments made in the first 6 months if the rider was included in the contract when you purchased the contract,

(c) reduced pro rata for any withdrawals you made.

Contract values attributable to purchase payments made after the rider is added (or after the first 6 months if the rider is included when the contract was issued) are not included in the guaranteed contract value and do not count as part of your eligible contract value at the end of the term for purposes of determining the benefit amount.

If you choose GPP, you must allocate all variable contract values to one of the asset allocation models (see Optional Asset Allocation Models) during the entire 10-year term of the rider. You may change asset allocation models at any time. You may also have a portion of your contract values in a fixed accumulation account or a dollar cost averaging account that we may offer while this rider is in force. If you stop using a model, we will cancel the GPP rider. You may cancel the GPP rider as of any contract anniversary by notifying us before that anniversary. Cancellation of the GPP rider does not affect any other contract features. You may continue using an asset allocation model after the GPP rider ends.

The charge for the GPP rider is made on each contract anniversary at the rate of 0.20% of the average of your guaranteed principal amount at the beginning and the end of each contract year. This charge will discontinue if the GPP rider is cancelled.

At the end of the 10-year term, you may reset the rider for another 10-year term if the annuitant is then under age 80. The guaranteed contract value under the new GPP 10-year term will be your total contract value as of the end of the 10-year term then ended, including any amount we then add pursuant to the earlier GPP 10-year term, subject to adjustment for any withdrawals. You may also reset the GPP rider's guaranteed contract value at the current contract value on any contract anniversary after the rider has been in effect for at least 5 years (if the annuitant is then under age 80). This starts a new 10-year rider term.

If the annuitant dies during the 10-year term, and his or her spouse continues the contract, the GPP rider may also be continued.

DEATH BENEFIT


If the annuitant dies before annuity payments begin, the contract pays a death benefit to a designated beneficiary. We may require that any designated beneficiary have an insurable interest in the life of the annuitant. The amount of the death benefit will be determined at the date we receive proof of the annuitant's death and satisfactory instructions from the beneficiary for disposition of the contract. If there are multiple beneficiaries, and the owner has not selected a settlement option, all of the beneficiaries must agree on a settlement option or the payout value will be paid to all of them proportionally. It will be paid to the beneficiary in a single sum unless you elect settlement under one or more of the settlement options. In lieu of the death benefit, the beneficiary may surrender the contract anytime within 60 months after the annuitant's death. If the total contract value as of the date of death is less than the death benefit, we will add an amount equal to that difference to the Money Market portfolio.


This death benefit will be the greatest of:

- the total contract value; or

- your total purchase payments minus any amounts you have withdrawn from the contract; or

FORM 8504

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

- the optional annual stepped-up death benefit amount if you chose that option;
  or

- the guaranteed minimum death benefit ("GMDB") amount if you chose that option; or

- the optional enhanced death benefit ("GEB" or "GEB Plus"), plus the greatest of the other options you choose, if you chose that option.


"Net purchase payments" means your total purchase payments less an amount for any applicable premium tax or similar state or local tax. "Pro rata withdrawals" mean an adjustment for any amounts you have withdrawn from the contract based on the percentage reduction to the total contract value that resulted from the withdrawal.



In those states where permitted, you may choose an optional annual stepped-up death benefit at the time the contract is issued. With that option, the death benefit on the first contract anniversary will be the greater of (a) the contract value then or (b) net purchase payments less pro-rata withdrawals made on or before that date. On each contract anniversary after that (until the annuitant attains age 86), the death benefit will be reset to the greater of (a) the contract value on that anniversary date or (b) the death benefit as of the last preceding anniversary. The stepped-up death benefit amount is increased by purchase payments and decreased by pro-rata withdrawals made during the period between contract anniversaries. There is an additional annual charge (presently at an annual rate of 0.10% of the optional death benefit amount, which rate may be increased to no more than 0.25% on contracts issued in the future) for this optional benefit. Any increase in this charge will not apply to contracts issued before the increase occurs.



In those states where permitted, you may choose the GMDBR80 Plus or GMDBR85 Plus at the time the contract is issued. We may, at our sole option, allow you to add these riders upon a subsequent contract anniversary. With this option, the death benefit is the greater of (a) the contract value on the date of death or (b) the GMDB amount. The GMDB amount is (i) total net purchase payments made when you purchase the contract and within the first three months after the contract is issued minus any amounts you have withdrawn from the contract plus (ii) an increase for each valuation period, until the annuitant attains age 80 (or age 85 for GMDBR85 Plus), at an effective annual rate of 6%, but values in the Money Market portfolio or the Guaranteed Account which are not in one of the asset allocation models will earn the rate being credited to the Money Market portfolio or the Guaranteed Account on those days in which the values are so allocated. During the free look period, a different rate may apply in certain states. This total death benefit amount shall not exceed two times (i). Any withdrawals in a contract year equal to or less than 6% of the GMDB amount as of the beginning of that year will reduce the GMDB amount by the amount of such withdrawals. There is no maximum benefit amount for the GMDBR85 Plus. Any withdrawals in a contract year in excess of 6% of the GMDB amount as of the beginning of that year will reduce the GMDB and maximum death benefit amounts pro rata. In other words, under the pro rata adjustment, the guaranteed minimum death benefit amount will be reduced by the same percentage that the contract value was reduced because of the withdrawal. There is an additional annual charge for this option of 0.25% of the GMDBR80 Plus amount (which rate may be increased to no more than 0.30% on contracts issued in the future), or 0.45% for the GMDBR85 Plus amount.



The only differences between the GMDBR80 Plus and GMDBR85 Plus are that the GMDBR85 Plus accumulation period goes to 85 instead of 80, the cost is 0.45% instead of 0.25% and there is no maximum benefit for the GMDBR85 Plus.



In those states where permitted, you may choose the ARDBR rider at the time the contract is issued. We may, at our sole option, allow you to add this rider upon a subsequent contract anniversary. This rider is available only when purchased in conjunction with the GMIB Plus with Annual Reset described later in this prospectus. You cannot purchase the ARDBR after the annuitant is age 75. With this optional rider, the death benefit is the greater of (a) the contract value on the date of death, or (b) the GMDB amount.



The GMDB amount with this rider is the greater of the (i) Earnings Base or (ii) the Step-up Base. The Earnings Base is equal to total net purchase payments made when you purchase the contract and within the first three


FORM 8504
months after the contract is issued adjusted by withdrawals plus an increase for each valuation period, until the annuitant reaches age 85, at an annual effective rate of 6%. However, contract values allocated in the Money Market portfolio or the Guaranteed Account which are not in one of the asset allocation models will earn the rate of return being earned in those accounts. The Earnings Base is decreased by withdrawals. Any withdrawals during a contract year less than or equal to 6% of the Earnings Base as of the beginning of the contract year will reduce the Earnings Base by the amount of such withdrawals, in other words dollar for dollar. Any withdrawals in excess of 6% of the Earnings Base at the beginning of the contract year will reduce the Earnings Base pro rata. Under a pro rata reduction, the Earnings Base will decrease by the same percentage reduction of the contract value that resulted from the withdrawal.



At contract issue, the Step-Up base equals net purchase payments less pro rata withdrawals. Each contract anniversary, the Step-up Base will increase, until the anniversary following the annuitant's 85th birthday, to the contract value if greater than the prior Step-up Base. The Step-up Base is increased by the amount of each subsequent net purchase payment at the time of payment. All withdrawals are taken from the Step-up Base on a pro rata basis.



On any contract anniversary, you may elect to reset the ARDBR by resetting the GMIB Plus with Annual Reset. On reset, the ARDBR Earnings Base and the GMIB Plus with Annual Reset's Guaranteed Earnings Base will both equal the then-current contract value. Therefore, if you reset to a higher base, your death benefit under the ARDBR and income benefit under the GMIB Plus with Annual Reset will increase. If you reset the ARDBR, the charge for the ARDBR will be equal to the then-current charge for the ARDBR. However, we guarantee that that annual charge will not be in excess of 1.20% of your death benefit amount.


In those states where permitted, you may choose GEB at the time the contract is issued. This benefit will never exceed $1,000,000. With the GEB option, the following amount will be added to any other amount payable upon the annuitant's death:


- 25% of the lesser of (a) two times net purchase payments less pro rata withdrawals or (b) the total contract value on the date of death minus net purchase payments less pro rata withdrawals; or



- 40% of the lesser of (a) two and a half times net purchase payments less pro rata withdrawals, or (b) the total contract value on the date of death minus net purchase payments less pro rata withdrawals. This is the GEB "Plus."



For the regular GEB option, there is an additional annual charge of 0.15% of the contract value (or 0.30% if you are age 71 to 75 when your contract is issued). If you choose the GEB "Plus," the charge is 0.30% of the contract value (or 0.60% for issue ages 71 to 75). After the contract has been in effect for 6 months, any purchase payments made within 6 months before the date of death will not be included for calculating the amount of this benefit. You may choose GEB in addition to one of the other death benefit options. If you choose GEB, you cannot later discontinue it.



The beneficiary for any death proceeds may choose to wait up to 5 years to surrender the contract for the then current contract value. If the beneficiary is the deceased annuitant's spouse, he or she may continue the contract as the new owner and annuitant, and the 5-year limit will not apply.


GUARANTEED ACCOUNT

We may, but are not obligated to, offer a Guaranteed Account as a rider to your contract. The Guaranteed Account guarantees a fixed return for a specified period of time and guarantees the principal against loss. We may also refer to the Guaranteed Account as the Fixed Account or the Fixed Accumulation Account. The Guaranteed Account is not registered as an investment company. Interests in it are not subject to the provisions or restrictions of federal securities laws. The staff of the Securities and Exchange Commission has not reviewed disclosures regarding it. We invest our general assets at our discretion as allowed by Ohio law.

FORM 8504

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

The Guaranteed Account consists of all of our general assets other than those allocated to a separate account. If the Guaranteed Account is available on your contract, you may allocate purchase payments and contract values between the Guaranteed Account and the Funds. There might be periods when we will not make the Guaranteed Account available on new contracts.

The amount of investment income allocated to the contracts varies from year to year at our sole discretion. However, we guarantee that we will credit interest at a rate of not less than 3% per year (or such lower rate as may be permitted by applicable state law), compounded annually, to contract values allocated to the Guaranteed Account. We may credit interest at a rate in excess of 3% or in excess of the guaranteed minimum interest rate allowed by state law, but any such excess interest credit will be in our sole discretion.

We guarantee that, before annuity payments begin, the value of a contract in the Guaranteed Account will never be less than:

- the amount of purchase payments allocated to, and transfers into, the Guaranteed Account, plus

- interest credited at the rate of 3% per year (or such other rate that will be indicated in the contract) compounded annually, plus

- any additional excess interest we may credit to guaranteed values, minus

- any withdrawals, loans and transfers from the guaranteed values, minus

- any loan interest, state premium taxes, transfer fees, and the portion of the $30 annual contract administration charge allocable to the Guaranteed Account.

No deductions are made from the Guaranteed Account for Account Expenses or Mortality and Expense Risk Charges. Insurance risk charges for optional benefit riders are taken pro rata from the Guaranteed Account and variable subaccounts.

Other than pursuant to a DCA (scheduled transfer) or portfolio rebalancing program, we may restrict transfers of your Guaranteed Account value during a contract year to not more than 20% of that value as of the beginning of a contract year (or $1,000, if greater). As provided by state law, we may defer the payment of amounts to be withdrawn from the Guaranteed Account for up to six months from the date we receive your written request for withdrawal.

                                 ANNUITY PERIOD

ANNUITY PAYOUT DATE

Annuity payments begin on the annuity payout date. You may select this date when the contract is issued. It must be at least 30 days after the contract date. You may change it from time to time so long as it is the first day of any month at least 30 days after the date of such change. The contract restricts the annuity payout date to not later than the first of the month following the annuitant's 90th birthday. This restriction may be modified by applicable state law or we may agree to waive it.

The contracts include our guarantee that we will pay annuity payments for the lifetime of the annuitant (and any joint annuitant) in accordance with the contract's annuity rates, no matter how long you live.

Once annuity payments begin, you may not surrender the contract for cash except that, upon the death of the annuitant, the beneficiary may surrender the contract for the commuted value of any remaining period-certain payments.

FORM 8504

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

ANNUITY OPTIONS


You may elect one or more of the following annuity options. You may change the election anytime before the annuity payout date. The variable part of the contract value will be used to provide a variable annuity and the fixed portion of the contract will be used to provide a fixed annuity, unless you elect otherwise.



Option 1(a):      Life Annuity with installment payments for the lifetime of the annuitant. Under this annuity option, it is possible to receive only one annuity payment.
Option 1(b):      Life Annuity with installment payments guaranteed for five years and then continuing during the remaining lifetime of the annuitant.
Option 1(c):      Life Annuity with installment payments guaranteed for ten
                  years and then continuing during the remaining lifetime of the annuitant.
Option 1(d):      Installment Refund Life Annuity with payments guaranteed for a period certain and then continuing during the remaining
                  lifetime of the annuitant. The number of period-certain
                  payments is equal to the amount applied under this option
                  divided by the amount of the first payment.
Option 2(a):      Joint & Survivor Life Annuity with installment payments
                  during the lifetime of the annuitant and then continuing
                  during the lifetime of a contingent annuitant. Under this
                  annuity option, it is possible to receive only one annuity payment.
Option 2(b):      Joint & Survivor Life Annuity with installment payments
                  guaranteed for ten years and then continuing during the
                  remaining lifetime of the annuitant or a contingent
                  annuitant.


We may agree to other settlement options.

Unless you direct otherwise, we will apply the contract value as of the annuity payout date to provide annuity payments pro-rata from each Fund in the same proportion as the contract values immediately before the annuity payout date.

If no election is in effect on the annuity payout date, we will apply contract value under Option 1(c) with the beneficiary as payee for any remaining period-certain installments payable after the death of the annuitant. The Pension Reform Act of 1974 might require certain contracts to provide a Joint and Survivor Annuity. If the contingent annuitant is not related to the annuitant, Options 2(a) and 2(b) are available only if we agree.

DETERMINATION OF AMOUNT OF THE FIRST VARIABLE ANNUITY PAYMENT

To determine the first variable annuity payment we apply the contract value for each Fund in accordance with the contract's settlement option tables. The rates in those tables depend upon the annuitant's (and any contingent annuitant's) age and sex and the option selected. The annuitant's sex is not a factor in contracts issued to plans sponsored by employers subject to Title VII of the Civil Rights Act of 1964 or similar state statutes. We determine the value to be applied at the end of a valuation period (selected by us and uniformly applied) not more than 10 valuation periods before the annuity payout date.

If the amount that would be applied under an option is less than $5,000, we will pay the contract value to the annuitant in a single sum. If the first periodic payment under any option would be less than $100, we may change the frequency of payments so that the first payment is at least $100.

ANNUITY UNITS AND VARIABLE PAYMENTS

After your first annuity payment, later variable annuity payments will vary to reflect the investment performance of your Funds. The amount of each payment depends on the number of your annuity units. To determine the

FORM 8504
number of annuity units for each Fund, divide the dollar amount of the first annuity payment from each Fund by the value of that Fund's annuity unit. This number of annuity units remains constant during the annuity payment period unless you transfer among Funds.

The annuity unit value for each Fund was set at $10 for the valuation period when the first variable annuity was calculated for these contracts. The annuity unit value for each later valuation period equals the annuity unit value for the immediately preceding valuation period multiplied by the net investment factor for such later valuation period and by a factor (0.999919 for a one-day valuation period) to neutralize the 3% assumed interest rate discussed below.

The dollar amount of each later variable annuity payment equals your constant number of annuity units for each Fund multiplied by the value of the annuity unit for the valuation period.

The annuity rate tables contained in the contracts are based on the 2000 Mortality Table Projected to 2003 under Scale G with compound interest at the effective rate of 3% per year. A higher interest assumption would mean a higher initial annuity payment but a more slowly rising series of subsequent annuity payments if annuity unit values were increasing (or a more rapidly falling series of subsequent annuity payments if annuity unit values were decreasing). A lower interest assumption would have the opposite effect. If the actual net investment rate were equal to the assumed interest rate, annuity payments would stay level.

TRANSFERS DURING ANNUITY PAYOUT


After annuity payments have been made for at least 12 months, the annuitant can, once each calendar quarter, change the Funds on which variable annuity payments are based. There is no transfer fee during annuity payout. Transfers may not be made between guaranteed and variable accounts during annuity payout. You may change the underlying Funds by contacting us in writing at our Home Office. Upon receipt of your request, we will change that portion of the periodic variable annuity payment as you direct to reflect the investment results of different Funds. If an annuity payment is already in process at the time we receive your request to change the Fund allocations, the change will not be reflected in your next annuity payment. It will be reflected in the payment received thereafter.


OPTIONAL GUARANTEED MINIMUM INCOME BENEFIT ("GMIB") RIDERS

This section describes the various optional Guaranteed Minimum Income Benefit ("GMIB") riders that we currently offer or have been offered in the past. Not all of the riders may be available in all states and not all riders may be currently available for issue.

You may add a GMIB rider to your contract at the time the contract is issued. We may, at our sole option, also offer the GMIB riders to existing contracts, in which case they may be added on a contract anniversary. All of the GMIB riders guarantee minimum lifetime fixed income in monthly annuity payments.

The amount of these payments for the GMIB rider is determined by applying the "guaranteed income base" to the annuity tables in the GMIB rider. The guaranteed income base is the greater of (a) your "guaranteed earnings income base," which is your total purchase payments, from the time the GMIB rider is issued until the GMIB payments begin or you reach age 85, accumulated at an annual rate of 6% or (b) your "step-up base," which is your highest total contract value as of any contract anniversary before the annuitant attains age 80. The guaranteed income base is reduced proportionately for any withdrawals. If the annuitant is age 76 to 80 when GMIB is purchased, the guaranteed annual rate is 4% instead of 6%. You may not purchase GMIB after the annuitant is age 80.

If the amount of annuity payments under the contract or under a single premium immediate annuity we offer at the time you elect to annuitize would be greater than the amount of payments under the GMIB rider, we will pay the larger amounts.

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

If you choose GMIB, there is an annual charge, at the end of each contract year, of 0.45% of the guaranteed income base as of each contract anniversary. The charge for GMIB ends when you begin to receive annuity or GMIB payments, or the rider has expired at the later of your age 85 or 10 years after you purchased the rider. If you choose GMIB, you cannot later discontinue it. The annual charge for GMIB will continue even if the underlying Funds' investment performance surpasses the GMIB guarantees.

You may not begin to receive GMIB payments until the GMIB rider has been in effect for at least 10 years. If you choose to receive annuity payments as provided in the contract or under a single premium annuity we offer instead of receiving GMIB payments, your GMIB rider will then be of no further value to you. You may elect to receive GMIB payments within 30 days after the rider's 10th anniversary or within 30 days after any later anniversary before the annuitant is age 85. If the annuitant is age 76 to 80 when you purchase GMIB, your GMIB payments must begin on the rider's 10th anniversary.

The guaranteed income base is used solely for the purpose of calculating GMIB payments. It does not provide a contract value or guarantee performance of any investment option. The level of lifetime income guaranteed by GMIB may be less than the income that our current annuity factors would provide because, (a) GMIB payments may assume a lower interest rate and (b) GMIB payments may be based on an assumption that you will live longer than the mortality assumed in our currently-offered annuities.

In those states where permitted, we may also offer a GMIB "Plus" rider. You may not have both GMIB and GMIB Plus on the same contract, and we may limit the availability of one or the other of the riders in any state. GMIB Plus is identical to GMIB except for these three differences:

     (1) For GMIB Plus, any withdrawals you make during a contract year equal to or less than the amount that the guaranteed earnings base has increased during that year will reduce the guaranteed earnings base dollar for dollar,

     (2) The step-up income base is your highest total contract value as of any anniversary before the annuitant attains age 85, rather than 80,

     (3) The annual charge for GMIB Plus is 0.55% of the guaranteed income base.

In those states where permitted, we may also offer a GMIB Plus with Five Year Reset rider. You may only have one of the GMIB, GMIB Plus or GMIB Plus with Five Year Reset riders on the same contract, and we may limit the availability of the riders in any state. You may not purchase the GMIB Plus with Five Year Reset after the annuitant is age 79. The GMIB Plus with Five Year Reset rider is identical to GMIB Plus except:

     (1) For the GMIB Plus with Five Year Reset you may reset the Guaranteed Earnings Base on the fifth contract anniversary and the maximum annual charge is 1.10% of the Guaranteed Income Base. We are currently only charging 0.55% for the GMIB Plus with Five Year Reset rider.

     (2) There is a "no lapse" provision allowing annuitization if your contract value is reduced to zero before the ten year annuitization waiting period, and

With the no-lapse provision listed above, if prior to the time you are eligible to annuitize using your Guaranteed Income Base, your contract value becomes zero, you can, at your option, annuitize your contract using your then-Guaranteed Income Base at the annuitization rates provided under the GMIB rider for your then-age. However, if during the ten year rider period you withdraw more than amounts eligible for dollar-for-dollar treatment to the guaranteed earnings base, you will permanently forfeit this protection. That is to say, if during any one contract year you withdraw more than 6% of the Guaranteed Earnings Base (4% if the rider was issued after age 75) the "no lapse" protection is not available from the point of that "excess" withdrawal forward.

In those states where permitted, we may also offer a GMIB Plus with Annual Reset rider. You may only have one of the GMIB, GMIB Plus, GMIB Plus with Five Year Reset or GMIB Plus with Annual Reset riders on the same

FORM 8504
contract, and we may limit the availability of the riders in any state. You may not purchase GMIB Plus with Annual Reset after the annuitant is age 74. GMIB Plus with Annual Reset rider is identical to GMIB Plus with Five Year Reset rider except that you may reset the Guaranteed Earnings Base on each contract anniversary and the maximum annual charge is 1.40% of the Guaranteed Income Base. We are currently only charging 0.70% for the GMIB Plus with Annual Reset rider.

The effect of GMIB riders is to allow you to withdraw an amount equal to the amount by which your guaranteed earnings base has grown without reducing the guaranteed earnings base below its amount as of the beginning of the current contract year. The GMIB Plus, GMIB Plus with Five Year Reset and GMIB Plus with Annual Reset allow those contract owners to access cash values for income immediately, provided no more than 6% (or 4% depending on age at the time the rider is issued) is withdrawn yearly, while leaving the guaranteed earnings base at or above the level it began the contract year at. You could for instance take withdrawals of 6% (4% for issue ages 76 or greater) of the contract year's beginning guaranteed earnings base year after year and the guaranteed earnings base would then remain at its original level if you make no other purchase payments or withdrawals. In contrast, the GMIB's pro rata deduction against the guaranteed earnings base could adversely impact the contract owners taking income in that the guaranteed amount could be reduced more aggressively than with the GMIB Plus, GMIB Plus with Five Year Reset and GMIB Plus with Annual Reset riders. In any event, the step-up base is adjusted pro rata for any withdrawals.

Subject to certain limitations, the GMIB Plus, the GMIB Plus with Five Year Reset and the GMIB Plus with Annual Reset riders provide you the option of resetting the Guaranteed Earnings Base to the then-current contract value. The GMIB Plus with Five Year Reset rider allows you to reset every 5th contract anniversary with the last reset available on the later age 75 or the fifth anniversary of the rider. The GMIB Plus with Annual Reset rider allows you to reset each and every policy anniversary up to the later of age 75 or with a minimum opportunity of 5 annual resets. If the contract value at the time of reset is higher than the Guaranteed Earnings Base, you may make larger withdrawals on a dollar for dollar basis from the new Guaranteed Earnings Base. At every eligible reset anniversary, you can reset the Guaranteed Earnings Base by notifying the Company within 30 days prior the contract anniversary date in writing or other method the Company agrees to. If you elect to reset the Guaranteed Earnings Base a new ten year annuitization waiting period will begin and you will be required to enter a new rider charge period. That is, you will not be eligible to annuitize using the Guaranteed Income Base for the ten year period following the reset. Upon reset, we will charge the then-current charge for the rider, as determined by us, even if we are not issuing the rider on new contracts. The resulting charge following a reset may be higher or lower than the charge under your existing rider.

In any event, resetting may not be elected after the annuitant's 79th birthday. Because of this, and because the rider charge is assessed over the ten year term of the rider, contract owners close to age 75 should consider whether the annual reset option is of benefit to them.

Resetting the GMIB riders will also reset the rider charge to the current fee we are charging for the respective rider, at the time you reset. The fees after reset cannot exceed 1.10% for the GMIB Plus with Five Year Reset and 1.40% for the GMIB Plus with Annual Reset rider, regardless.


When the optional death benefit ARDBR has also been purchased, resetting the GMIB Plus with Annual Reset also resets the guaranteed roll-up death benefit amount. Resetting the GMIB Plus with Annual Reset is the only way in which the ARDBR can be reset.


Tax qualified retirement plans and Individual Retirement Annuities have minimum distribution requirements. Participants may be required to begin receiving payments from a tax qualified contract before the rider's 10th anniversary. See "Federal Tax Status" and "Appendix A -- IRA Disclosure Statement." You could be subject to tax penalties if you do not begin receiving GMIB payments until after your required minimum distribution beginning date. Please consult your tax advisor to determine if the GMIB riders are appropriate for you.

FORM 8504

                           OTHER CONTRACT PROVISIONS

ASSIGNMENT

Amounts payable in settlement of a contract may not be commuted, anticipated, assigned or otherwise encumbered, or pledged as loan collateral to anyone other than us. We may require that any assignee or owner have an insurable interest in the life of the annuitant. To the extent permitted by law, such amounts are not subject to any legal process to pay any claims against an annuitant before annuity payments begin. The owner of a tax-qualified contract may not, but the owner of a non-tax-qualified contract may, collaterally assign the contract before the annuity payout date. Ownership of a tax-qualified contract may not be transferred except to:

- the annuitant,

- a trustee or successor trustee of a pension or profit-sharing trust which is qualified under Section 401 of the Code,

- the employer of the annuitant provided that the contract after transfer is maintained under the terms of a retirement plan qualified under Section 403(a) of the Code for the benefit of the annuitant, or

- as otherwise permitted by laws and regulations governing plans for which the contract may be issued.

REPORTS AND CONFIRMATIONS

Before the annuity payout date, we will send you quarterly statements showing the number of units credited to the contract by Fund and the value of each unit as of the end of the last quarter. In addition, as long as the contract remains in effect, we will forward any periodic Fund reports.

We will send you a written confirmation of your purchase payments, transfers and withdrawals. For regularly recurring transactions, such as dollar cost averaging and payroll deduction programs, we may confirm the transactions in a quarterly report. Review your statements and confirmations to verify their accuracy. You must report any error or inaccuracy to us within 30 days. Otherwise, we are not responsible for losses due to the error or inaccuracy.

SUBSTITUTION FOR FUND SHARES

If investment in a Fund is no longer possible or we believe it is inappropriate to the purposes of the contract, we may substitute one or more other funds. Substitution may be made as to both existing investments and the investment of future purchase payments. However, no substitution will be made until we receive any necessary approval of the Securities and Exchange Commission. We may also add other Funds as eligible investments of VAA.

CONTRACT OWNER INQUIRIES

Direct any questions to Ohio National Life, Variable Annuity Administration, P.O. Box 2669, Cincinnati, Ohio 45201; telephone 1-800-366-6654 (8:30 a.m. to
4:30 p.m., Eastern time).

PERFORMANCE DATA


We may advertise performance data for the various Funds showing the percentage change in unit values based on the performance of the applicable Fund over a period of time (usually a calendar year). We determine the percentage change by dividing the increase (or decrease) in value for the unit by the unit value at the beginning of the period. This percent reflects the deduction of any asset-based contract charge but does not reflect the deduction of any applicable contract administration charge. The deduction of a contract administration charge would reduce any percentage increase or make greater any percentage decrease.


FORM 8504

Advertising may also include average annual total return figures calculated as shown in the Statement of Additional Information. The average annual total return figures reflect the deduction of applicable contract administration charges as well as applicable asset-based charges.


We may also distribute sales literature comparing separate account performance to the Consumer Price Index or to such established market indexes as the Dow Jones Industrial Average, the Standard & Poor's 500 Stock Index, IBC's Money Fund Reports, Lehman Brothers Bond Indices, the Morgan Stanley Europe Australia Far East Index, Morgan Stanley World Index, Russell 2000 Index, or other variable annuity separate accounts or mutual funds with investment objectives similar to those of the Funds.

                               FEDERAL TAX STATUS

The following discussion of federal income tax treatment of amounts received under a variable annuity contract does not cover all situations or issues. It is not intended as tax advice. Consult a qualified tax adviser to apply the law to your circumstances. Tax laws can change, even for contracts that have already been issued. Tax law revisions, with unfavorable consequences, could have retroactive effect on previously issued contracts or on later voluntary transactions in previously issued contracts.

We are taxed as a life insurance company under Subchapter L of the Internal Revenue Code (the "Code"). Since the operations of VAA are a part of, and are taxed with, our operations, VAA is not separately taxed as a "regulated investment company" under Subchapter M of the Code.

The contracts are considered annuity contracts under Section 72 of the Code, which generally provides for taxation of annuities. Under existing provisions of the Code, any increase in the contract value is not taxable to you as the owner or annuitant until you receive it, either in the form of annuity payments, as contemplated by the contract, or in some other form of distribution. The owner of a non-tax qualified contract must be a natural person for this purpose. With certain exceptions, where the owner of a non-tax qualified contract is a non-natural person (corporation, partnership or trust) any increase in the accumulation value of the contract attributable to purchase payments made after February 28, 1986 will be treated as ordinary income received or accrued by the contract owner during the current tax year.

The income and gains within an annuity contract are generally tax deferred. Within a tax-qualified plan, the plan itself provides tax deferral. Therefore, the tax-deferred treatment otherwise available to an annuity contract is not a factor to consider when purchasing an annuity within a tax-qualified plan or arrangement.

As to tax-qualified contracts, the law does not now provide for payment of federal income tax on dividend income or capital gains distributions from Fund shares held in VAA or upon capital gains realized by VAA on redemption of Fund shares. When a non-tax-qualified contract is issued in connection with a deferred compensation plan or arrangement, all rights, discretions and powers relative to the contract are vested in the employer and you must look only to your employer for the payment of deferred compensation benefits. Generally, in that case, an annuitant will have no "investment in the contract" and amounts received by you from your employer under a deferred compensation arrangement will be taxable in full as ordinary income in the years you receive the payments.

When annuity payments begin, each payment is taxable under Section 72 of the Code as ordinary income in the year of receipt if you have neither paid any portion of the purchase payments nor previously been taxed on any portion of the purchase payments. If any portion of the purchase payments has been paid from or included in your taxable income, this aggregate amount will be considered your "investment in the contract." You will be entitled to exclude from your taxable income a portion of each annuity payment equal to your "investment in the contract" divided by the period of expected annuity payments, determined by your life expectancy and the form of annuity benefit. Once you recover your "investment in the contract," all further annuity payments will be included in your taxable income.

FORM 8504

A withdrawal of contract values is taxable as ordinary income in the year received to the extent that the accumulated value of the contract immediately before the payment exceeds the "investment in the contract." If you elect to withdraw any portion of your accumulation value in lieu of receiving annuity payments, that withdrawal is treated as a distribution of earnings first and only second as a recovery of your "investment in the contract." Any part of the value of the contract that you assign or pledge to secure a loan will be taxed as if it had been a withdrawal and may be subject to a penalty tax.

There is a penalty tax equal to 10% of any amount that must be included in gross income for tax purposes. The penalty will not apply to a redemption that is:

- received on or after the taxpayer reaches age 59 1/2;

- made to a beneficiary on or after the death of the annuitant;

- attributable to the taxpayer's becoming disabled;

- made as a series of substantially equal periodic payments for the life of the annuitant (or joint lives of the annuitant and beneficiary);

- from a contract that is a qualified funding asset for purposes of a structured settlement;

- made under an annuity contract that is purchased with a single premium and with an annuity payout date not later than a year from the purchase of the annuity;

- incident to divorce, or

- taken from an IRA for a qualified first-time home purchase (up to $10,000) or qualified education expenses.

Any taxable amount you withdraw from an annuity contract is automatically subject to 10% withholding unless you elect not to have withholding apply. If you elect not to have withholding apply to an early withdrawal or if an insufficient amount is withheld, you may be responsible for payment of estimated tax. You may also incur penalties under the estimated tax rules if the withholding and estimated tax payments are not sufficient. If you fail to provide your taxpayer identification number, any payments under the contract will automatically be subject to withholding. The Code requires 20% withholding for contracts owned by tax-qualified plans.

TAX-DEFERRED ANNUITIES

Under the provisions of Section 403(b) of the Code, employees may exclude from their gross income purchase payments made for annuity contracts purchased for them by public educational institutions and certain tax-exempt organizations which are described in Section 501(c)(3) of the Code. You may make this exclusion to the extent that the aggregate purchase payments plus any other amounts contributed to purchase the contract and toward benefits under qualified retirement plans do not exceed certain limits in the Code. Employee contributions are, however, subject to social security (FICA) tax withholding. All amounts you receive under a contract, either in the form of annuity payments or cash withdrawal, will be taxed under Section 72 of the Code as ordinary income for the year received, except for exclusion of any amounts representing "investment in the contract." Under certain circumstances, amounts you receive may be used to make a "tax-free rollover" into one of the types of individual retirement arrangements permitted under the Code. Amounts you receive that are eligible for "tax-free rollover" will be subject to an automatic 20% withholding unless you directly roll over such amounts from the tax-deferred annuity to the individual retirement arrangement.

With respect to earnings accrued and purchase payments made after December 31, 1988, for a contract set up under Section 403(b) of the Code, distributions may be paid only when the employee:

- attains age 59 1/2,

- separates from the employer's service,

FORM 8504

- dies,

- becomes disabled as defined in the Code, or

- incurs a financial hardship as defined in the Code.

In the case of hardship, cash distributions may not exceed the amount of your purchase payments. These restrictions do not affect your right to transfer investments among the Funds and do not limit the availability of transfers between tax-deferred annuities.

QUALIFIED PENSION OR PROFIT-SHARING PLANS

Under present law, purchase payments made by an employer or trustee, for a plan or trust qualified under Section 401(a) or 403 of the Code, are generally excludable from the employee's gross income. Any purchase payments made by the employee, or which are considered taxable income to the employee in the year such payments are made, constitute an "investment in the contract" under Section 72 of the Code for the employee's annuity benefits. Salary reduction payments to a profit sharing plan qualifying under Section 401(k) of the Code are generally excludable from the employee's gross income up to certain limits in the Code, and therefore are not considered "investment in the contract."

The Code requires plans to prohibit any distribution to a plan participant prior to age 59 1/2, except in the event of death, total disability, financial hardship or separation from service (special rules apply for plan terminations). Distributions generally must begin no later than April 1 of the calendar year following the year in which the participant reaches age 70 1/2. Premature distribution of benefits or contributions in excess of those permitted by the Code may result in certain penalties under the Code. (Special tax treatment, including capital gain treatment and 5-year forward averaging, may be available to those born before 1936.) If you receive such a distribution you may be able to make a "tax-free rollover" of the distribution less your "investment in the contract" into another qualified plan in which you are a participant or into one of the types of individual retirement arrangements permitted under the Code. Your surviving spouse receiving such a distribution may be able to make a tax-free rollover to one of the types of individual retirement arrangements permitted under the Code. Amounts received that are eligible for "tax-free rollover" will be subject to an automatic 20% withholding unless such amounts are directly rolled over to another qualified plan or individual retirement arrangement.

WITHHOLDING ON ANNUITY PAYMENTS

Federal income tax withholding is required on annuity payments. However, recipients of annuity payments are allowed to elect not to have the tax withheld. This election may be revoked at any time and withholding would begin after that. If you do not give us your taxpayer identification number any payments under the contract will automatically be subject to withholding.

INDIVIDUAL RETIREMENT ANNUITIES (IRAS)

See IRA Disclosure Statement (Appendix A), following.

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APPENDIX A

                            IRA DISCLOSURE STATEMENT

This statement is designed to help you understand the requirements of federal tax law which apply to your individual retirement annuity (IRA), your Roth IRA, your simplified employee pension IRA (SEPP-IRA) for employer contributions, your Savings Incentive Match Plan for Employees (SIMPLE) IRA, or to one you purchase for your spouse. You can obtain more information regarding your IRA either from your sales representative or from any district office of the Internal Revenue Service.

FREE LOOK PERIOD

The annuity contract offered by this prospectus gives you the opportunity to return the contract for a full refund within 10 days after it is delivered. This is a more liberal provision than is required in connection with IRAs. To exercise this "free-look" provision write or call our administrative office at the address shown below:

The Ohio National Life Insurance Company
Variable Annuity Administration
P. O. Box 2669
Cincinnati, Ohio 45201
Telephone: 1-800-366-6654 -- 8:30 a.m. - 4:30 p.m. (Eastern time zone)

ELIGIBILITY REQUIREMENTS

IRAs are intended for all persons with earned compensation whether or not they are covered under other retirement programs. Additionally if you have a non-working spouse (and you file a joint tax return), you may establish an IRA on behalf of your non-working spouse. A working spouse may establish his or her own IRA. A divorced spouse receiving taxable alimony (and no other income) may also establish an IRA.

CONTRIBUTIONS AND DEDUCTIONS

Contributions to a traditional IRA will be deductible if you are not an "active participant" in an employer maintained qualified retirement plan or you have Adjusted Gross Income which does not exceed the "applicable dollar limit". For a single taxpayer, the applicable dollar limitation is $50,000, with the amount of IRA contribution which may be deducted reduced proportionately for Adjusted Gross Income between $50,000-$60,000. For married couples filing jointly, the applicable dollar limitation is $75,000, with the amount of IRA contribution which may be deducted reduced proportionately for Adjusted Gross Income between $75,000-$80,000. There is no deduction allowed for IRA contributions when Adjusted Gross Income reaches $60,000 for individuals and $80,000 for married couples filing jointly. IRA contributions must be made by no later than the time you file your income tax return for that year.

Contributions made by your employer to your SEPP-IRA are excludable from your gross income for tax purposes in the calendar year for which the amount is contributed. Certain employees who participate in a SEPP-IRA will be entitled to elect to have their employer make contributions to their SEPP-IRA on their behalf or to receive the contributions in cash. If the employee elects to have contributions made on the employee's behalf to the SEPP, those funds are not treated as current taxable income to the employee. Salary-reduction SEPP-IRAs (also called "SARSEPs") are available only if at least 50% of the employees elect to have amounts contributed to the SEPP-IRA and if the employer has 25 or fewer employees at all times during the preceding year. New salary-reduction SAR SEPPs may no longer be established. Elective deferrals under a salary-reduction SEPP-IRA are subject to an inflation-adjusted limit which is $15,000 for 2006.

The IRA maximum annual contribution and the associated tax deduction is limited to the lesser of: (1) $4,000 in 2006 (increasing to $5,000 in 2008) or (2) 100%
of your earned compensation. Those age 50 or older may make

FORM 8504
an additional IRA contribution of $1,000 per year in 2006 and later. Contributions in excess of the deduction limits may be subject to penalty. See below.

Under a SEPP-IRA agreement, the maximum annual contribution which your employer may make on your behalf to a SEPP-IRA contract which is excludable from your income is the lesser of 25% of your salary or $44,000. An employee who is a participant in a SEPP-IRA agreement may make after-tax contributions to the SEPP-IRA contract, subject to the contribution limits applicable to IRAs in general. Those employee contributions will be deductible subject to the deductibility rules described above. The Internal Revenue Service reviewed the format of your SEPP-IRA and issued an opinion letter to us stating that it qualifies as a prototype SEPP-IRA.

The maximum tax deductible annual contribution that a divorced spouse with no other income may make to an IRA is the lesser of (1) $4,000 or (2) 100% of taxable alimony. (See scheduled increases above.)

If you or your employer should contribute more than the maximum contribution amount to your IRA or SEPP-IRA, the excess amount will be considered an "excess contribution". You may withdraw an excess contribution from your IRA (or SEPP-IRA) before your tax filing date without adverse tax consequences. If, however, you fail to withdraw any such excess contribution before your tax filing date, a 6% excise tax will be imposed on the excess for the tax year of contribution.

Once the 6% excise tax has been imposed, an additional 6% penalty for the following tax year can be avoided if the excess is (1) withdrawn before the end of the following year, or (2) treated as a current contribution for the following year. (See Premature Distributions for penalties imposed on withdrawal when the contribution exceeds $4,000).

An individual retirement annuity must be an annuity contract. In our opinion, the optional additional death benefits available under the contract are part of the annuity contract. There is a risk, however, that the Internal Revenue Service would take the position that one or more of the optional additional death benefits are not part of the annuity contract. In such a case, the charges for the optional additional death benefits would be considered distributions from the IRA and would be subject to tax, including penalty taxes. The charges for the optional additional death benefits would not be deductible. It is possible that the IRS could determine that optional death proceeds in excess of the greater of the contract value or net purchase payments are taxable to your beneficiary. Should the IRS so rule, we may have to tax report such excess death benefits as taxable income to your beneficiary. If the IRS were to take such a position, we would take all reasonable steps to avoid this result, including the right to amend the contract, with appropriate notice to you.

The contracts are not eligible for use in Puerto Rico IRAs.

IRA FOR NON-WORKING SPOUSE

If you establish an IRA for yourself, you may also be eligible to establish an IRA for your "non-working" spouse. In order to be eligible to establish such a spousal IRA, you must file a joint tax return with your spouse and if your non-working spouse has compensation, his/her compensation must be less than your compensation for the year. Contributions of up to $8,000 may be made to the two IRAs if the combined compensation of you and your spouse is at least equal to the amount contributed. If requirements for deductibility (including income levels) are met, you will be able to deduct an amount equal to the least of (i) the amount contributed to the IRA's; (ii) $8,000; or (iii) 100% of your combined gross income.

Contributions in excess of the contribution limits may be subject to penalty. See above under "Contributions and Deductions". If you contribute more than the allowable amount, the excess portion will be considered an excess contribution. The rules for correcting it are the same as discussed above for regular IRAs.

Other than the items mentioned in this section, all of the requirements generally applicable to IRAs are also applicable to IRAs established for non-working spouses.

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                                        33

ROLLOVER CONTRIBUTION

Once every year, you may move any portion of the value of your IRA (or SEPP-IRA) to another IRA or bond. Withdrawals may also be made from other IRAs and contributed to this contract. This transfer of funds from one IRA to another is called a "rollover" IRA. To qualify as a rollover contribution, the entire portion of the withdrawal must be reinvested in another IRA within 60 days after the date it is received. You are not allowed a tax-deduction for the amount of any rollover contribution.

A similar type of rollover to an IRA can be made with the proceeds of a qualified distribution from a qualified retirement plan or tax-sheltered annuity. Properly made, such a distribution will not be taxable until you receive payments from the IRA created with it. You may later roll over such a contribution to another qualified retirement plan. (You may roll less than all of a qualified distribution into an IRA, but any part of it not rolled over will be currently includable in your income without any capital gains treatment.)

PREMATURE DISTRIBUTIONS

At no time can an interest in your IRA (or SEPP-IRA) be forfeited. The federal tax law does not permit you to use your IRA (or SEPP-IRA) as security for a loan. Furthermore, as a general rule, you may not sell or assign your interest in your IRA (or SEPP-IRA) to anyone. Use of an IRA (or SEPP-IRA) as security or assignment of it to another will invalidate the entire annuity. It then will be includable in your income in the year it is invalidated and will be subject to a 10% penalty tax if you are not at least age 59 1/2 or totally disabled. (You may, however, assign your IRA (or SEPP-IRA) without penalty to your former spouse in accordance with the terms of a divorce decree.)

You may withdraw part of the value of your IRA (or SEPP-IRA). If a withdrawal does not qualify as a rollover, the amount withdrawn will be includable in your income and subject to the 10% penalty if you are not at least age 59 1/2 or totally disabled or the withdrawal meets the requirements of another exception contained in the Code unless you comply with special rules requiring distributions to be made at least annually over your life expectancy.

The 10% penalty tax does not apply to the withdrawal of an excess contribution as long as the excess is withdrawn before the due date of your tax return. Withdrawals of excess contributions after the due date of your tax return will generally be subject to the 10% penalty unless the excess contribution results from erroneous information from a plan trustee making an excess rollover contribution or unless you are over age 59 1/2 or are disabled.

DISTRIBUTION AT RETIREMENT

Once you have attained age 59 1/2 (or have become totally disabled), you may elect to receive a distribution of your IRA (or SEPP-IRA) regardless of when you actually retire. You may elect to receive the distribution in either one sum or under any one of the periodic payment options available under the contract. The distributions from your IRA under any one of the periodic payment options or in one sum will be treated as ordinary income as you receive them unless nondeductible contributions were made to the IRA. In that case, only earnings will be income.

INADEQUATE DISTRIBUTIONS -- 50% TAX

Your IRA or SEPP-IRA is intended to provide retirement benefits over your lifetime. Thus, federal law requires that you either (1) receive a lump-sum distribution of your IRA by April 1 of the year following the year in which you attain age 70 1/2 or (2) start to receive periodic payments by that date. If you elect to receive periodic payments, those payments must be sufficient to pay out the entire value of your IRA during your life expectancy (or over the joint life expectancies of you and your spouse). If the payments are not sufficient to meet these requirements, an excise tax of 50% will be imposed on the amount of any underpayment.

FORM 8504

DEATH BENEFITS

If you, (or your surviving spouse) die before starting required minimum distributions or receiving the entire value of your IRA (or SEPP-IRA), the remaining interest must be distributed to your beneficiary (or your surviving spouse's beneficiary) in one lump-sum within 5 years of death, or applied to purchase an immediate annuity for the beneficiary. This annuity must be payable over the life expectancy of the beneficiary beginning within one year after your or your spouse's death. If your spouse is the designated beneficiary, he or she is treated as the owner of the IRA. If minimum required distributions have begun at the time of your death, the entire amount must be distributed over a period of time not exceeding your beneficiary's life expectancy. A distribution of the balance of your IRA upon your death will not be considered a gift for federal tax purposes, but will be included in your gross estate for purposes of federal estate taxes.

ROTH IRAS

Section 408A of the Code permits eligible individuals to contribute to a type of IRA known as a "Roth IRA." Contributions may be made to a Roth IRA by taxpayers with adjusted gross incomes of less than $160,000 for married individuals filing jointly and less than $110,000 for single individuals. Married individuals filing separately are not eligible to contribute to a Roth IRA. The maximum amount of contributions allowable for any taxable year to all Roth IRAs maintained by an individual is generally the same as the contribution limits for traditional IRAs (the limit is phased out for incomes between $150,000 and $160,000 for married and between $95,000 and $110,000 for singles). The contribution limit is reduced by the amount of any contributions made to a non-Roth IRA. Contributions to a Roth IRA are not deductible.

For taxpayers with adjusted gross income of $100,000 or less, all or part of amounts in a non-Roth IRA may be converted, transferred or rolled over to a Roth IRA. Some or all of the IRA value will typically be includable in the taxpayer's gross income. Provided a rollover contribution meets the requirements for IRAs under Section 408(d)(3) of the Code, a rollover may be made from a Roth IRA to another Roth IRA.

UNDER SOME CIRCUMSTANCES, IT MAY NOT BE ADVISABLE TO ROLL OVER, TRANSFER OR CONVERT ALL OR PART OF A NON-ROTH IRA TO A ROTH IRA. PERSONS CONSIDERING A ROLLOVER, TRANSFER OR CONVERSION SHOULD CONSULT THEIR OWN TAX ADVISOR.

"Qualified distributions" from a Roth IRA are excludable from gross income. A "qualified distribution" is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the owner of the IRA attains age 59 1/2;
(b) after the owner's death; (c) due to the owner's disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five years after the first year for which a contribution was made to any Roth IRA established for the owner or five years after a rollover, transfer or conversion was made from a non-Roth IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings, and taxed generally in the same manner as distributions from a non-Roth IRA.

Distributions from a Roth IRA need not commence at age 70 1/2. However, if the owner dies before the entire interest in a Roth IRA is distributed, any remaining interest in the contract must be distributed by December 31 of the calendar year containing the fifth anniversary of the owner's death subject to certain exceptions.

SAVINGS INCENTIVE MATCH PLAN FOR EMPLOYEES (SIMPLE)

An employer may sponsor a plan allowing for employee salary deferral contributions with an additional employer contribution. SIMPLE plans may operate as a 401(k) or an IRA. Limits for employee contributions to a SIMPLE are $10,000 in 2005. Employees age 50 and older may contribute an additional $2,500 in 2006 (increasing to $2,500 in 2006). Distributions from a SIMPLE are subject to restrictions similar to distributions from a traditional IRA. Additional terms of your SIMPLE are in a summary plan description distributed by your employer.

FORM 8504

REPORTING TO THE IRS

Whenever you are liable for one of the penalty taxes discussed above (6% for excess contributions, 10% for premature distributions or 50% for underpayments), you must file Form 5329 with the Internal Revenue Service. The form is to be attached to your federal income tax return for the tax year in which the penalty applies. Normal contributions and distributions must be shown on your income tax return for the year to which they relate.

                    ILLUSTRATION OF IRA FIXED ACCUMULATIONS

                       $1,000 ONE                           $1,000 ONE
      $1,000 ANNUAL       TIME             $1,000 ANNUAL       TIME
YEAR  CONTRIBUTION    CONTRIBUTION   YEAR  CONTRIBUTION    CONTRIBUTION
----  -------------   ------------   ----  -------------   ------------
 1     $ 1,020.00      $1,020.00      36    $ 53,034.25     $2,039.87
 2     $ 2,060.40      $1,040.40      37    $ 55,114.94     $2,080.67
 3     $ 3,121.61      $1,061.21      38    $ 57,237.24     $2,122.28
 4     $ 4,204.04      $1,082.43      39    $ 59,401.98     $2,164.73
 5     $ 5,308.12      $1,104.08      40    $ 61,610.02     $2,208.02
 6     $ 6,434.28      $1,126.16      41    $ 63,862.22     $2,252.18
 7     $ 7,582.97      $1,148.68      42    $ 66,159.47     $2,297.22
 8     $ 8,754.63      $1,171.65      43    $ 68,502.66     $2,343.16
 9     $ 9,949.72      $1,195.08      44    $ 70,892.71     $2,390.02
 10    $11,168.71      $1,218.98      45    $ 73,330.56     $2,437.82
 11    $12,412.09      $1,243.36      46    $ 75,817.18     $2,486.58
 12    $13,680.33      $1,268.23      47    $ 78,353.52     $2,536.31
 13    $14,973.94      $1,293.59      48    $ 80,940.59     $2,587.04
 14    $16,293.42      $1,319.46      49    $ 83,579.40     $2,638.78
 15    $17,639.28      $1,345.85      50    $ 86,270.99     $2,691.56
 16    $19,012.07      $1,372.77      51    $ 89,016.41     $2,745.39
 17    $20,412.31      $1,400.23      52    $ 91,816.74     $2,800.30
 18    $21,840.56      $1,428.23      53    $ 94,673.07     $2,856.31
 19    $23,297.37      $1,456.79      54    $ 97,586.53     $2,913.44
 20    $24,783.32      $1,485.93      55    $100,558.26     $2,971.71
 21    $26,298.98      $1,515.65      56    $103,589.43     $3,031.14
 22    $27,844.96      $1,545.96      57    $106,681.22     $3,091.76
 23    $29,421.86      $1,576.88      58    $109,834.84     $3,153.60
 24    $31,030.30      $1,608.42      59    $113,051.54     $3,216.67
 25    $32,670.91      $1,640.59      60    $116,332.57     $3,281.00
 26    $34,344.32      $1,673.40      61    $119,679.22     $3,346.62
 27    $36,051.21      $1,706.87      62    $123,092.81     $3,413.55
 28    $37,792.23      $1,741.01      63    $126,574.66     $3,481.82
 29    $39,568.08      $1,775.83      64    $130,126.16     $3,551.46
 30    $41,379.44      $1,811.35      65    $133,748.68     $3,622.49
 31    $43,227.03      $1,847.58      66    $137,443.65     $3,694.94
 32    $45,111.57      $1,884.53      67    $141,212.53     $3,768.84
 33    $47,033.80      $1,922.22      68    $145,056.78     $3,844.22
 34    $48,994.48      $1,960.66      69    $148,977.91     $3,921.10
 35    $50,994.37      $1,999.87      70    $152,977.47     $3,999.52

Neither the values, nor any earnings on the values in this variable annuity policy are guaranteed. To the extent that amounts are invested in the Fixed Accumulation Account of the insurer, the principal is guaranteed as well as interest at the guaranteed rate contained in the policy. For purposes of this projection, an annual earnings rate of 2% has been assumed.

FORM 8504

                  STATEMENT OF ADDITIONAL INFORMATION CONTENTS


Custodian
Independent Registered Public Accounting Firm
Underwriter
Calculation of Money Market Yield
Total Return
Financial Statements

1940 Act File Number 811-1978
1933 Act File Number 333-134982


FORM 8504

                        OHIO NATIONAL VARIABLE ACCOUNT A
                                       OF
                    THE OHIO NATIONAL LIFE INSURANCE COMPANY

                                One Financial Way
                             Montgomery, Ohio 45242
                             Telephone 800-366-6654

                       STATEMENT OF ADDITIONAL INFORMATION



                              September 15, 2006



This Statement of Additional Information is not a prospectus. Read it along with the prospectus for Ohio National Variable Account A ("VAA") flexible purchase payment individual variable annuity contracts dated September 15, 2006. To get a free copy of the prospectus for VAA, write or call us at the above address.


                              Table of Contents


              Custodian ...........................................2
              Independent Registered Public Accounting Firm........2
              Underwriter..........................................2
              Calculation of Money Market Yield....................3
              Total Return.........................................3
              Financial Statements











                                "ONCORE WRAP VA"

CUSTODIAN

U.S. Bank, N.A., 425 Walnut Street, Cincinnati, Ohio 45202, holds custody of VAA's assets.


INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The financial statements of Ohio National Variable Account A and The Ohio National Life Insurance Company and subsidiaries for the periods indicated have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 2005 consolidated financial statements of The Ohio National Life Insurance Company and subsidiaries refers to the adoption of AICPA Statement of Position 03-1, Accounting and Reporting by Insurance Enterprises for Certain Non-Traditional Long Duration Contracts and for Separate Accounts, in 2004 and a change in the method of accounting for embedded reinsurance derivatives in 2003. KPMG LLP is located at 191 West Nationwide Blvd.,
Columbus, Ohio, 43215.


UNDERWRITER

We offer the contracts continuously. The principal underwriter of the contracts is Ohio National Equities, Inc. ("ONEQ"), a wholly-owned subsidiary of ours. The aggregate amount of commissions paid to ONEQ for contracts issued by VAA, and the amounts retained by ONEQ, for each of the last three years have been:

                Aggregate           Retained
Year           Commissions         Commissions
----           -----------         -----------

2005           $55,437,760          $10,292,152
2004           $57,887,088          $10,504,630
2003           $91,054,326          $12,995,595

TOTAL RETURN

The average annual compounded rate of return for a contract for each subaccount over a given period is found by equating the initial amount invested to the ending redeemable value using the following formula:

                           P(1 + T)(exponent n) = ERV

      where: P = a hypothetical initial payment of $1,000, T = the average annual total return, n = the number of years, and ERV = the ending redeemable value of a hypothetical $1,000 beginning-of-period payment at the end of the period
                 (or fractional portion thereof).

We will up-date standardized total return data based upon Fund performance in the subaccounts within 30 days after each calendar quarter.


In addition, we may present non-standardized total return data, using the above formula but based upon Fund performance before the date we first offered this series of contracts (September 15, 2006). This will be presented as if the same charges and deductions applying to these contracts had been in effect from the inception of each Fund. Note that, for purposes of these calculations, we do not include the $30 annual contract administration charge as a percentage of contract value because the average value of this series of contracts is $99,278. There is no annual contract administration charge for contracts over $50,000. The effect of that charge on contracts with total value less than $50,000 would be to reduce the total returns. The returns do not reflect any additional charges for optional additional benefit riders. If those charges were to apply, the returns would be decreased accordingly.

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                        Consolidated Financial Statements

                           December 31, 2005 and 2004

     (With Report of Independent Registered Public Accounting Firm Thereon)

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder
The Ohio National Life Insurance Company:

We have audited the accompanying consolidated balance sheets of The Ohio National Life Insurance Company (a wholly owned subsidiary of Ohio National Financial Services, Inc.) and subsidiaries (collectively, the Company) as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Ohio National Life Insurance Company and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

As discussed in note 2(n) to the consolidated financial statements, effective January 1, 2004, the Company adopted Statement of Position 03-1, Accounting and Reporting by Insurance Enterprises for Certain Non-Traditional Long-Duration Contracts and for Separate Accounts. Also, as discussed in note 2(n) to the consolidated financial statements, the Company changed its method of accounting for embedded reinsurance derivatives in 2003.

/s/ KPMG LLP
Columbus, OH

April 24, 2006

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                           Consolidated Balance Sheets

                           December 31, 2005 and 2004

                  (Dollars in thousands, except share amounts)

                                                                     2005         2004
                                                                 -----------   ----------
                             ASSETS
Investments (notes 5, 10, and 11):
   Securities available-for-sale, at fair value:
      Fixed maturities                                           $ 6,585,431    6,718,615
      Equity securities                                               22,213       16,244
   Fixed maturities held-to-maturity, at amortized cost              511,719      618,628
   Trading securities, at fair value:
      Reinsurance portfolio                                            6,697        6,364
      Seed money                                                       1,429        7,321
   Mortgage loans on real estate, net                              1,264,158    1,200,919
   Real estate, net                                                    5,959        8,654
   Policy loans                                                      195,242      189,608
   Other long-term investments                                        12,996       13,518
   Short-term investments                                                 --       10,703
                                                                 -----------   ----------
         Total investments                                         8,605,844    8,790,574
Cash                                                                  76,491       41,859
Accrued investment income                                             96,016       98,847
Deferred policy acquisition costs                                    774,299      643,809
Reinsurance recoverable (note 16)                                  1,354,499    1,227,363
Other assets (note 8)                                                 55,129       52,063
Federal income tax receivable                                          4,239           --
Assets held in separate accounts (note 10)                         3,702,369    2,861,577
                                                                 -----------   ----------
         Total assets                                            $14,668,886   13,716,092
                                                                 ===========   ==========
              LIABILITIES AND STOCKHOLDER'S EQUITY
Future policy benefits and claims (note 6)                       $ 9,121,942    9,047,697
Policyholders' dividend accumulations                                 56,372       57,584
Other policyholder funds                                              41,255       39,444
Notes payable (net of unamortized discount of $450 in 2005 and
   $472 in 2004) (note 7)                                             99,550       99,528
Federal income taxes (note 9):
   Current                                                                --       17,387
   Deferred                                                          121,204      123,654
Other liabilities                                                    181,370      164,554
Liabilities related to separate accounts (note 10)                 3,702,369    2,861,577
                                                                 -----------   ----------
         Total liabilities                                        13,324,062   12,411,425
                                                                 -----------   ----------
Commitments and contingencies (notes 9, 11, 15 and 16)
Stockholder's equity (notes 3 and 13):
   Class A common stock, $1 par value. Authorized,
      issued, and outstanding 10,000,000 shares                       10,000       10,000
   Additional paid-in capital                                        162,939      162,939
   Accumulated other comprehensive income                            103,862      153,499
   Retained earnings                                               1,068,023      978,229
                                                                 -----------   ----------
            Total stockholder's equity                             1,344,824    1,304,667
                                                                 -----------   ----------
            Total liabilities and stockholder's equity           $14,668,886   13,716,092
                                                                 ===========   ==========

See accompanying notes to consolidated financial statements.

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                        Consolidated Statements of Income

                  Years ended December 31, 2005, 2004, and 2003

                             (Dollars in thousands)

                                                           2005       2004      2003
                                                        ---------   -------   -------
Revenues:
   Traditional life insurance premiums                  $ 187,443   162,789   138,669
   Annuity premiums and charges                            56,079    48,106    44,968
   Universal life policy charges                           86,124    83,918    76,110
   Accident and health insurance premiums                  20,201    20,611    17,139
   Investment management fees                               6,290     5,144     4,224
   Change in value of trading portfolio                       279   (30,860)   31,267
   Change in value of reinsurance derivatives
      (notes 2(n) and 16)                                    (204)   31,083    11,423
   Net investment income (note 5)                         564,385   565,775   546,864
   Net realized losses on investments (note 5)            (38,355)  (24,109)   (3,350)
   Other income                                            40,800    32,987    24,295
                                                        ---------   -------   -------
                                                          923,042   895,444   891,609
                                                        ---------   -------   -------
Benefits and expenses:
   Benefits and claims                                    525,465   515,268   475,250
   Provision for policyholders' dividends on
      participating policies                               31,709    31,003    31,331
   Amortization of deferred policy acquisition costs,
      excluding impact of realized losses                  90,668    76,032    64,050
   Amortization of deferred policy acquisition costs
      due to realized losses                               (3,544)   (2,480)   (2,663)
   Other operating costs and expenses (note 12)           110,313   102,518    99,076
                                                        ---------   -------   -------
                                                          754,611   722,341   667,044
                                                        ---------   -------   -------
         Income before income taxes and
            cumulative effect of change in accounting
            principle                                     168,431   173,103   224,565
                                                        ---------   -------   -------
Income taxes (note 9):
   Current expense                                         24,087    51,560    42,932
   Deferred expense                                        26,550     7,847    31,010
                                                        ---------   -------   -------
                                                           50,637    59,407    73,942
                                                        ---------   -------   -------
         Income before cumulative effect of change
            in accounting principle                       117,794   113,696   150,623
Cumulative effect of change in accounting
   principle, net of tax (notes 2(n) and 9)                    --       498   (27,797)
                                                        ---------   -------   -------
         Net income                                     $ 117,794   114,194   122,826
                                                        =========   =======   =======

See accompanying notes to consolidated financial statements.

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

           Consolidated Statements of Changes in Stockholder's Equity

                  Years ended December 31, 2005, 2004, and 2003

                             (Dollars in thousands)

                                                                         ACCUMULATED
                                                 CLASS A   ADDITIONAL       OTHER                       TOTAL
                                                 COMMON     PAID-IN     COMPREHENSIVE    RETAINED   STOCKHOLDER'S
                                                  STOCK      CAPITAL        INCOME       EARNINGS       EQUITY
                                                --------   ----------   -------------   ---------   -------------
2003:
   Balance, beginning of year                    $10,000      53,976        50,838        779,209       894,023
   Capital contribution from parent (note 13)         --      96,000            --             --        96,000
   Dividends to stockholder (note 13)                 --          --            --         (8,000)       (8,000)

   Comprehensive income:
      Net income                                      --          --       122,826        122,826
      Other comprehensive income (note 4)             --          --        24,776             --        24,776
                                                                                                      ---------
         Total comprehensive income                                                                     147,602
                                                 -------     -------       -------      ---------     ---------
   Balance, end of year                          $10,000     149,976        75,614        894,035     1,129,625
                                                 =======     =======       =======      =========     =========
2004:
   Balance, beginning of year                    $10,000     149,976        75,614        894,035     1,129,625
   Capital contribution from parent (note 13)         --      12,963            --             --        12,963
   Dividends to stockholder (note 13)                 --          --            --        (30,000)      (30,000)

   Comprehensive income:
      Net income                                      --          --            --        114,194       114,194
      Other comprehensive income (note 4)             --          --        77,885             --        77,885
                                                                                                      ---------
         Total comprehensive income                                                                     192,079
                                                 -------     -------       -------      ---------     ---------
   Balance, end of year                          $10,000     162,939       153,499        978,229     1,304,667
                                                 =======     =======       =======      =========     =========
2005:
   Balance, beginning of year                    $10,000     162,939       153,499        978,229     1,304,667
   Dividends to stockholder (note 13)                 --          --            --        (28,000)      (28,000)

   Comprehensive income:
      Net income                                      --          --            --        117,794       117,794
      Other comprehensive loss (note 4)               --          --       (49,637)            --       (49,637)
                                                                                                      ---------
         Total comprehensive income                                                                      68,157
                                                 -------     -------       -------      ---------     ---------
   Balance, end of year                          $10,000     162,939       103,862      1,068,023     1,344,824
                                                 =======     =======       =======      =========     =========

See accompanying notes to consolidated financial statements.

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                      Consolidated Statements of Cash Flows

                  Years ended December 31, 2005, 2004, and 2003

                             (Dollars in thousands)

                                                                       2005         2004         2003
                                                                   -----------   ----------   ----------
Cash flows from operating activities:
   Net income                                                      $   117,794      114,194      122,826
   Adjustments to reconcile net income to net cash provided by operating activities:
         Proceeds from sale of fixed maturities trading                  1,191      629,870           --
         Proceeds from sale of equity securities trading                 5,969           --           --
         Cost of fixed maturities trading acquired                      (1,375)     (17,599)          --
         Cost of equity securities trading acquired                         (2)          --           --
         Interest credited to policyholder account values              299,990      313,721      343,286
         Universal life and investment-type product policy fees        (83,796)     (75,841)     (70,363)
         Capitalization of deferred policy acquisition costs          (162,034)    (147,012)    (178,011)
         Amortization of deferred policy acquisition costs              87,124       73,552       61,387
         Amortization and depreciation                                   1,433        7,670          205
         Realized losses on invested assets, net                        38,355       24,109        3,350
         Change in value of trading securities                            (279)      30,860      (31,267)
         Deferred federal income tax expense                            26,550        7,847       31,010
         Cumulative effect of change in accounting principle                --         (498)      27,797
         Change in value of reinsurance derivatives                        204      (31,083)     (11,423)
         Decrease (increase) in accrued investment income                2,831       11,503      (13,676)
         Increase in other assets                                      (20,838)     (75,110)     (10,521)
         Net increase (decrease) in Separate Accounts                       --       10,928         (215)
         Increase (decrease) in policyholder liabilities                84,395      129,931      (68,484)
         Increase (decrease) in policyholders' dividend
            accumulations and other funds                               21,285       (2,715)         652
         (Decrease) increase in current income tax payable             (21,626)      11,161       10,210
         Increase (decrease) in other liabilities                       16,612     (355,347)     (48,740)
         Other, net                                                        657       (3,231)      12,821
                                                                   -----------   ----------   ----------
            Net cash provided by operating activities                  414,440      656,910      180,844
                                                                   -----------   ----------   ----------
Cash flows from investing activities:
   Proceeds from maturity of fixed maturities available-for-sale        49,854       56,508       31,595
   Proceeds from sale of fixed maturities available-for-sale           759,844      920,058    1,056,320
   Proceeds from sale of equity securities                               5,559           15        1,026
   Proceeds from maturity of fixed maturities held-to-maturity         146,607      113,867      155,611
   Proceeds from the sale of held-to-maturity securities                    --        9,936           --
   Proceeds from repayment of mortgage loans on real estate            136,099      161,044      131,600
   Proceeds from sale of real estate                                     2,690          543       38,280
   Cost of fixed maturities available-for-sale acquired               (868,905)  (1,316,910)  (2,429,285)
   Cost of equity securities acquired                                  (10,283)     (14,755)          (5)
   Cost of fixed maturities held-to-maturity acquired                  (37,402)     (93,827)    (116,153)
   Cost of mortgage loans on real estate acquired                     (199,559)    (152,107)    (230,603)
   Cost of real estate acquired                                           (155)        (252)        (121)
   Change in policy loans, net                                          (5,634)      (5,344)      (5,006)
   Change in other invested assets, net                                  2,626       37,831       11,092
                                                                   -----------   ----------   ----------
            Net cash used in investing activities                      (18,659)    (283,393)  (1,355,649)
                                                                   -----------   ----------   ----------
Cash flows from financing activities:
   Universal life and investment product account deposits            1,571,730    1,549,369    2,355,436
   Universal life and investment product account withdrawals        (1,915,582)  (1,894,145)  (1,279,768)
   Capital contribution from parent                                         --           --       96,000
   Dividends paid to parent                                            (28,000)     (30,000)      (8,000)
   Debt repayment                                                           --      (35,000)          --
                                                                   -----------   ----------   ----------
            Net cash (used in) provided by financing activities       (371,852)    (409,776)   1,163,668
                                                                   -----------   ----------   ----------
            Net increase (decrease) in cash and cash equivalents        23,929      (36,259)     (11,137)
Cash and cash equivalents, beginning of year                            52,562       88,821       99,958
                                                                   -----------   ----------   ----------
Cash and cash equivalents, end of year                             $    76,491       52,562       88,821
                                                                   ===========   ==========   ==========
Supplemental disclosures:
   Income taxes paid                                               $    32,720       40,947       39,500
   Interest paid on notes payable                                        8,000        9,683       11,106

See accompanying notes to consolidated financial statements

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

(1)  ORGANIZATION, CONSOLIDATION POLICY, AND BUSINESS DESCRIPTION

     The Ohio National Life Insurance Company (ONLIC) is a stock life insurance company. Ohio National Life Assurance Corporation (ONLAC) is a wholly owned stock life insurance subsidiary included in the consolidated financial statements. ONLIC also owns 51% of SMON Holdings, Inc. (SMON). SMON is a holding company formed in New York during 2002 by Ohio National Financial Services, Inc. (ONFS) and Security Mutual Life Insurance Company of New York (SML) to acquire National Security Life and Annuity Company (NSLAC), formerly known as First ING Life Insurance Company of New York. During 2004, ONFS contributed its ownership share in SMON to ONLIC. Also during 2004, ONLIC began including the activity of SMON in its consolidated results. ONLIC and its subsidiaries are collectively referred to as the "Company". All significant intercompany accounts and transactions have been eliminated in consolidation.

     On February 12, 1998, ONLIC's Board of Directors approved a plan of reorganization (Reorganization) for the Company under the provision of Sections 3913.25 to 3913.38 of the Ohio Revised Code relating to mutual insurance holding companies. The Reorganization was approved by the Company's policyholders and by the Ohio Department of Insurance (Department) and became effective on August 1, 1998 (Effective Date). As part of the Reorganization (see note 2(m)), ONLIC became a stock company 100% owned by ONFS. ONFS is 100% owned by Ohio National Mutual Holdings, Inc. (ONMH), an Ohio mutual holding company.

     ONLIC and ONLAC are life and health insurers licensed in 47 states, the District of Columbia and Puerto Rico. The Company offers a full range of life, health, and annuity products through independent agents and other distribution channels and is subject to competition from other insurers throughout the United States. The Company is subject to regulation by the insurance departments of states in which it is licensed and undergoes periodic examinations by those departments.

     NSLAC is licensed in 18 states and the District of Columbia and markets a portfolio of variable life insurance and variable annuity products through its general agency system.

     The following is a description of the most significant risks facing life and health insurers and how the Company mitigates those risks:

          LEGAL/REGULATORY RISK is the risk that changes in the legal or regulatory environment in which an insurer operates will create additional expenses not anticipated by the insurer in pricing its products. That is, regulatory initiatives designed to protect or benefit policyholders that reduce insurer profits, new legal theories or insurance company insolvencies (through guaranty fund assessments) may create costs for the insurer beyond those recorded in the consolidated financial statements. The Company attempts to mitigate this risk by offering a wide range of products and by operating throughout the United States, thus reducing its exposure to any single product or jurisdiction, and also by employing underwriting practices which identify and minimize the adverse impact of this risk.


                                        6                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

          CREDIT RISK is the risk that issuers of securities owned by the Company or mortgagors on mortgage loans on real estate owned by the Company will default or that other parties, including reinsurers, which owe the Company money, will not pay. The Company attempts to minimize this risk by adhering to a conservative investment strategy that includes adequate diversification of the investment portfolio, by maintaining reinsurance and credit and collection policies and by closely monitoring the credit worthiness of investees and reinsurers and taking prompt actions as necessary.

          INTEREST RATE RISK is the risk that interest rates will change and cause a decrease in the value of an insurer's investments. This change in rates may cause certain interest-sensitive products to become uncompetitive or may cause disintermediation. The Company attempts to mitigate this risk by charging fees for nonconformance with certain policy provisions, by offering products that transfer this risk to the purchaser, and/or by attempting to match the maturity schedule of its assets with the expected payouts of its liabilities. To the extent that liabilities come due more quickly than assets mature, an insurer would have to borrow funds or sell assets prior to maturity and potentially recognize a gain or loss.

          CONCENTRATION RISK is the risk that arises from the Company's reliance upon certain key business relationships. As a result of significant fixed annuity sales, two types of concentration risk have arisen. First, the distribution of these products is highly concentrated among a few key institutional producers. The Company's largest distributor of fixed annuities contributed approximately 27% of total fixed annuity deposits in 2005 and approximately 41% of total fixed annuity deposits in 2004. A change in the status of the Company's relationship with the largest producer would, at a minimum, require time and effort on the Company's behalf to replace the stream of new assets. Some of the new production exposure risk is attempted to be mitigated by the use of reinsurance. Each reinsurance contract covers up to 1 1/2 years of new annuity issuances. As such, with each new reinsurance contract the Company has the ability to retain a larger share of a reduced production number, thereby preventing the Company's total new business retention from dropping directly proportional to a decline in direct sales.

          Based on policyholder account balances, the Company's largest distributor accounted for approximately 55% and 58% of total fixed annuity reserves as of December 31, 2005 and 2004, respectively. It is possible that a change in the Company's relationship with this distributor could result in the loss of existing business and a large outflow of the Company's general account assets along with the subsequent loss of the investment spread earned on those assets.

          Second, in order to minimize statutory capital strain related to the large increase in fixed annuity sales, the Company has entered into various coinsurance arrangements. The Company has limited its relationships under this type of arrangement to only a few, select reinsurers. If the Company is unable to continue to negotiate acceptable coinsurance arrangements in the future, management could be required to limit future annuity sales, seek additional capital, or both.


                                        7                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

          EQUITY MARKET RISK is the risk of loss due to declines in the equity markets that the Company participates in. The Company's primary equity risk relates to the Company's individual variable annuity contracts which offer guaranteed minimum death benefit (GMDB) features. The GMDB generally provides a benefit if the annuitant dies and the contract value is less than a specified amount. The specified amount may be based on the premiums paid, a contract value on a specified anniversary date or premiums paid increased by an annual interest rate factor, all of which are adjusted for amounts withdrawn. A decline in the stock market causing the contract value to fall below this specified amount, which varies from contract to contract, will increase the net amount at risk (the GMDB in excess of the contract value), which could result in additional GMDB claims.

          As of December 31, 2005, direct GMDB reserves were $7.1 million, ceded GMDB reserves were $4.2 million and net GMDB reserves were $2.9 million. As of December 31, 2004, direct GMDB reserves were $6.0 million, ceded GMDB reserves were $4.0 million and net GMDB reserves were $2.0 million.

          The total amount at risk under GMDB guarantees is determined by comparing each contract's account value at the end of the year to the GMDB amount. The total amount at risk under GMDB features as of December 31, 2005 was $98 million, of which $76 million was reinsured, with a net amount at risk of $22 million. The total amount at risk under GMDB features as of December 31, 2004 was $102 million, of which $94 million was reinsured, with a net amount at risk of $8 million. All Separate Account assets associated with these contracts are invested in shares of various mutual funds offered by the Company and its sub advisors. The weighted averaged attained age of GMDB contract holders was 64 and 63 as of December 31, 2005 and 2004, respectively.

          A significant source of revenues for the Company is derived from asset fees, which are calculated as a percentage of Separate Account assets. Thus, losses in the equity markets, unless offset by additional sales of variable products, will result in corresponding decreases in Separate Account assets and asset fee revenue.

          REINSURANCE RISK is the risk that the Company will experience a decline in the availability of financially stable reinsurers for its ongoing business needs. The Company has entered into reinsurance contracts to cede a portion of its general account life, annuity and health business. Total amounts recoverable under these reinsurance contracts include ceded reserves, paid and unpaid claims, and certain other amounts, which totaled $1,354,499 and $1,227,363 as of December 31, 2005 and 2004, respectively. The ceding of risk does not discharge the Company, as the original insurer, from its primary obligation to the contract holder. Under the terms of the annuity coinsurance contracts, trusts have been established as collateral for the recoveries. The trust assets are invested in investment grade securities, the treaty value of which must at all times be greater than or equal to 103% of the reinsured reserves, as outlined in each of the underlying treaties. Generally, treaty value is defined as amortized cost. However, for any bond that falls below investment grade, treaty value is defined as fair value.


                                        8                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The significant accounting policies followed by the Company that materially affect financial reporting are summarized below. The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP), which differ from statutory accounting practices prescribed or permitted by regulatory authorities (see note 3).

     (A)  VALUATION OF INVESTMENTS, RELATED GAINS AND LOSSES, AND INVESTMENT
          INCOME

          Fixed maturity securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity and are stated at amortized cost. Fixed maturity securities related to the Company's funds withheld reinsurance arrangements are classified as trading and are stated at fair value, with the unrealized gains and losses included in the accompanying consolidated statements of income. During 2004, ONLIC's funds withheld reinsurance agreement was converted to coinsurance and the related fixed maturity securities were returned to the reinsurer. The remaining reinsurance portfolio at December 31, 2004 was attributable to NSLAC. Beginning in 2004, pursuant to the Company's adoption of Statement of Position 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts (SOP 03-1), the mutual fund shares that comprised Separate Account seed money were classified as general account trading securities and stated at fair value, with the unrealized gains and losses included in the accompanying consolidated statements of income. Prior to 2004, seed money was reported as a component of Separate Account assets. Fixed maturity securities not classified as held-to-maturity or trading and all equity securities are classified as available-for-sale and are stated at fair value, with the unrealized gains and losses, net of adjustments to deferred policy acquisition costs, future policy benefits and claims and deferred federal income tax, reported as a separate component of accumulated other comprehensive income in stockholder's equity. The adjustment to deferred policy acquisition costs represents the change in amortization of deferred policy acquisition costs that would have been required as a charge or credit to operations had such unrealized amounts been realized. The adjustment to future policy benefits and claims represents the increase in policy reserves from using a discount rate that would have been required if such unrealized gains had been realized and the proceeds reinvested at then current market interest rates, which were lower than the existing effective portfolio rate.

          The fair value of fixed maturity and marketable equity securities is generally obtained from independent pricing services based on market quotations. For fixed maturity securities not priced by independent services (generally private placement securities and securities that do not trade regularly), an internally developed pricing model or "internal pricing matrix" is most often used. The internal pricing matrix is developed by obtaining spreads versus the U.S. Treasury yield for corporate securities with varying weighted average lives and bond ratings. The weighted average life and bond rating of a particular fixed maturity security to be priced using the internal matrix are important inputs into the model and are used to determine a corresponding spread that is added to the U.S. Treasury yield to create an estimated market yield for the bond. The estimated market yield and other relevant factors are then used to estimate the fair value of the particular fixed maturity security. Additionally, for valuing certain fixed maturity securities with complex cash flows such as certain


                                        9                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

          mortgage-backed and asset-backed securities, qualified company representatives determine the fair value using other modeling techniques, primarily a commercial software application utilized in valuing complex securitized investments with variable cash flows. As of December 31, 2005, 82.0% of the fair values of fixed maturity securities were obtained from independent pricing services, 17.5% from the Company's pricing matrices and .5% from other sources.

          For mortgage-backed securities, the Company recognizes income using a constant effective yield method based on prepayment assumptions and the estimated economic life of the securities. When actual prepayments differ from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments. Any resulting adjustment is included in net investment income. All other investment income is recorded using the interest method without anticipating the impact of prepayments.

          Mortgage loans on real estate are carried at the unpaid principal balance less valuation allowances. The Company provides valuation allowances for impairments of mortgage loans on real estate based on a review by portfolio managers. The measurement of impaired loans is based on the present value of expected future cash flows discounted at the loan's effective interest rate or, at the fair value of the collateral less estimated costs to sell, if the loan is collateral dependent. Loans in foreclosure and loans considered to be impaired as of the balance sheet date are placed on nonaccrual status. Cash receipts on nonaccrual status mortgage loans on real estate are included in interest income in the period received.

          Real estate is carried at cost less accumulated depreciation and valuation allowances. Other long-term investments are carried on the equity basis, adjusted for valuation allowances.

          Realized gains and losses on the sale of investments are determined on the basis of specific security identification on the trade date. Any capital gains occurring in the Closed Block (see note 2(m)) portfolio are offset by increases in the deferred policyholder obligation for that group of policies. Estimates for valuation allowances and other-than-temporary declines of the fair value of invested assets are included in realized gains and losses on investments.

          Management regularly reviews its fixed maturity and equity securities portfolios to evaluate the necessity of recording impairment losses for other-than-temporary declines in the fair value of investments. A number of criteria are considered during this process including, but not limited to, the current fair value as compared to amortized cost or cost, as appropriate, the length of time the security's fair value has been below amortized cost or cost, and by how much, specific credit issues related to the issuer, and current economic conditions. Also, the Company estimates the cash flows over the life of certain purchased beneficial interests in the securitized financial assets. Based on current information and events, if the Company estimates that the fair value of its beneficial interest is not greater than or equal to its carrying value and if there has been a decrease in the estimated cash flows since the last revised estimate, considering both timing and amount, then an other-than-temporary impairment (OTI) is recognized and the purchased beneficial interest is written down to fair value. OTI losses result in a permanent reduction of the cost basis of the underlying


                                       10                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

          investment. OTI losses on mortgage backed securities result in the effective yield on an impaired security being revised to current prevailing rates and estimated cash flows.

          Dividends are recorded on the ex-dividend date and interest is accrued as earned.

     (B)  REVENUES AND BENEFITS

          Traditional Life Insurance Products - Traditional life insurance products include those products with fixed and guaranteed premiums and benefits and consist primarily of whole life, limited-payment life, term life, and certain annuities with life contingencies. Premiums for traditional life insurance products are recognized as revenue when due. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the life of the contract. This association is accomplished by the provision for future policy benefits and the deferral and amortization of policy acquisition costs.

          Investment Products and Universal Life Insurance Products - Investment products consist primarily of individual and group variable and fixed deferred annuities, annuities without life contingencies and guaranteed investment contracts. Universal life insurance products include universal life, variable universal life and other interest-sensitive life insurance policies. Revenues for investment products and universal life insurance products consist of net interest margins, cost of insurance charges, policy administration charges and surrender charges that have been earned and assessed against policy account balances during the period. The timing of revenue recognition as it relates to charges assessed on investment contracts and universal life contracts are determined based upon the nature of such charges. All charges are assessed on a daily, monthly or annual basis and recognized as revenue when assessed and earned. Certain amounts assessed that represent compensation for services to be provided in future periods are reported as unearned revenue and recognized in income over the periods benefited. Surrender charges are recognized upon surrender of a contract in accordance with contractual terms. Policy benefits and claims that are charged to expense include benefits and claims incurred in the period in excess of related policy account balances, maintenance costs, and interest credited to policy account balances.

          Accident and Health Insurance Products - Accident and health insurance premiums are recognized as revenue in accordance with the terms of the policies. Policy claims are charged to expense in the period that the claims are incurred.

     (C)  DEFERRED POLICY ACQUISITION COSTS (DAC) AND CAPITALIZED SALES
          INDUCEMENTS

          The recoverable costs of acquiring new business, principally commissions, certain expenses of the policy issue and underwriting department and certain variable sales expenses have been capitalized. For traditional nonparticipating life insurance products, DAC is predominantly being amortized with interest over the premium paying period of the related policies in proportion to premium revenue. Such anticipated premium revenue was estimated using the same assumptions as were used for computing liabilities for future policy benefits. For traditional participating life insurance products, DAC is being amortized in proportion to gross margins of the related policies. Gross margins are determined for each issue year and are equal to premiums plus investment income less death claims,


                                       11                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

          surrender benefits, administrative costs, expected policyholder dividends, and the increase in reserve for future policy benefits. For investment and universal life products, DAC is being amortized with interest over the lives of the policies in relation to the present value of the estimated future gross profits from projected interest margins, cost of insurance charges, policy administration charges, and surrender charges. DAC for participating life and investment and universal life business is adjusted to reflect the impact of unrealized gains and losses on the related fixed maturity securities available-for-sale (see note 2(a)).

          The Company's long-term assumption for net separate account performance is 8.54%, a blend of expected returns from stock, money market and bond funds after deductions for policy charges. The Company assumes that the level of separate accounts resulting from market performance will revert, over a three year period, to the level expected if the long-term assumed trend rate had applied. This refinement to the estimation of long-term returns is commonly referred to as a reversion to the mean. The Company's policy regarding the reversion to the mean process does not permit projected returns to be below 2.72% or in excess of 16.65% during the three-year reversion period.

          Changes in assumptions can have a significant impact on the amount of DAC reported for investment products and universal life insurance products and their related amortization patterns. In the event actual experience differs from assumptions or assumptions are revised, the Company is required to record an increase or decrease in DAC amortization expense (DAC unlocking), which could be significant. In general, increases in the estimated general and separate account returns result in increased expected future profitability and may lower the rate of DAC amortization, while increases in lapse/surrender and mortality assumptions reduce the expected future profitability of the underlying business and may increase the rate of DAC amortization. Any resulting DAC unlocking adjustments are reflected currently in the consolidated statements of income.

          The Company offers certain sales inducements to contract holders. Sales inducements are product features that enhance the investment yield on a contract. The Company utilizes the following sales inducements: day-one bonuses, which increase the account value at inception, and enhanced yield options which credit interest for a specified period in excess of rates currently being offered for other similar contracts. Pursuant to SOP 03-1, these sales inducement costs are deferred and amortized using the same methodology and assumptions used to amortize capitalized acquisition costs.

     (D)  SEPARATE ACCOUNTS

          Separate Account assets and liabilities represent contractholders' funds, which have been segregated into accounts with specific investment objectives. The investment income and gains or losses of these accounts accrue directly to the contractholders. The activity of the Separate Accounts is not reflected in the consolidated statements of income and cash flows except for the fees the Company receives for administrative services and risks assumed. Prior to 2004, the consolidated balance sheets reported shares of Separate Account seed money as a component of Separate Account assets. During 2004, as a result of the Company's adoption of SOP 03-1, Separate Account seed money was reclassified as a general account trading security (see note 2(a)).


                                       12                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

          The variable annuities that comprise the Separate Account generally provide an incidental death benefit of the greater of account value or minimum guaranteed death benefit. In 1998 the Company began offering policies with a minimum guaranteed death benefit that is adjusted every three or six years to the current account value adjusted for withdrawals on a pro rata basis. Also during 1998, the Company introduced a minimum guaranteed death benefit equal to premiums paid less withdrawals. Riders were available that provide for a one year adjustment to the current account value, and a guaranteed minimum death benefit increased at 6% per year (until age 80) with a cap at twice the purchase amount, adjusted for any withdrawals prior to death.

          In 1999 the Company began selling a policy with a minimum guaranteed death benefit that is adjusted every eight years to the current account value adjusted for withdrawals on a pro-rata basis.

          In 2001, the Company began selling enhanced benefits riders. These provide for an additional death benefit up to 40% of the excess of (a) the account value before any additional death benefits or other riders over (b) the contract basis. At no time will the additional death benefit exceed $1 million.

          In 2004 the Company introduced a new rider to replace one of the 1998 GMDB riders. The 2004 rider provides for a guaranteed minimum death benefit increased at 6% per year (until age 80) with a cap at twice the purchase amount (identical to the 1998 version). However, only the first 6% of withdrawals are adjusted on a dollar for dollar basis with further withdrawals adjusted on a pro-rata basis.

          In 2005 two additional GMDB riders were introduced. The first provides a guaranteed minimum death benefit increased at 6% per year (until age
          85) with no cap, adjusted for any withdrawals prior to death. The second provides a guaranteed minimum death benefit increased at 6% per year (until age 85) with no cap, adjusted for any withdrawals (dollar for dollar on the first 6%, pro rata on the remainder) prior to death.

          The Company's GMDB claim reserves are determined by estimating the expected value of death benefits on contracts that trigger a policy benefit and recognizing the excess ratably over the accumulation period based on total expected assessments. The Company regularly evaluates estimates used and adjusts the additional liability balance as appropriate, with a related charge or credit to benefits and claims in the period of evaluation if actual experience or other evidence suggests that earlier assumptions should be revised.

          In 2002 the Company began selling a guaranteed minimum income benefit
          (GMIB) rider. This rider, which is issued through age 80, provides for a guaranteed minimum fixed income in the form of a monthly annuity. The monthly income is determined by applying a guaranteed income base to the annuity tables in the rider. The guaranteed income base is the greater of (a) the premiums increased at 6% per year (4% for rider issue ages 76-80) until age 85, with adjustment for withdrawals or (b) the highest contract anniversary value prior to age 85. The amount for the latter during a period between contract anniversaries is determined by increasing the previous anniversary value by additional premiums and adjusting it, on a pro rata basis, for withdrawals. In 2004 the Company introduced a new rider to replace the 2002 GMIB rider. This rider is identical to the original version


                                       13                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

          except that only the first 6% of withdrawals are adjusted on a dollar for dollar basis with further withdrawals adjusted on a pro-rata basis. GMIB claim reserves are determined each period by estimating the expected value of annuitization benefits in excess of the projected account balance at the date of annuitization and recognizing the excess ratably over the accumulation period based on total assessments. The Company regularly evaluates estimates used and adjusts the additional liability balance as appropriate, with a related charge or credit to benefits and claims in the period of evaluation, if actual experience or other evidence suggests that earlier assumptions should be revised.

          In 2003, the Company began selling a guaranteed minimum account benefit (GMAB) rider, in which the account value on the tenth anniversary will not be less than the remaining initial premium. A GMAB represents an embedded derivative in the variable annuity contract that is required to be separated from, and valued apart from, the host variable annuity contract. The embedded derivative is carried at fair value and reported in future policy benefits and claims. The fair value of the GMAB embedded derivative is calculated based on actuarial assumptions related to the projected benefit cash flows, incorporating numerous assumptions, including but not limited to, expectations of contract holder persistency, market returns, correlations of market returns and market return volatility.

          In 2004 the Company began selling two versions of a guaranteed minimum withdrawal benefit (GMWB) riders that guarantee, in the case of one version, 7% and in the alternate version 8%, withdrawals of the premium per year for 10 years and at the tenth anniversary, the account value will not be less than the remaining premium. A GMWB represents an embedded derivative in the variable annuity contract that is required to be separated from, and valued apart from, the host variable annuity contract. The embedded derivative is carried at fair value and reported in future policy benefits and claims. The fair value of GMWB embedded derivative is calculated based on actuarial assumptions related to projected benefit cash flows, incorporating numerous assumptions including, but not limited to, expectations of contract holder persistency, market returns, correlations of market returns and market return volatility.

     (E)  FUTURE POLICY BENEFITS

          Future policy benefits for traditional life insurance policies have been calculated using a net level premium method based on estimates of mortality, morbidity, investment yields, and withdrawals which were used or which were being experienced at the time the policies were issued (see note 6).

          Future policy benefits for investment products in the accumulation phase, universal life insurance products and variable universal life insurance products have been calculated based on participants' contributions plus interest credited less applicable contract charges (see note 6).

     (F)  PARTICIPATING BUSINESS

          Participating business represents approximately 8%, 9%, and 8% of the Company's ordinary life insurance in force as of December 31, 2005, 2004, and 2003, respectively. The provision for policyholders' dividends is based on current dividend scales.


                                       14                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

     (G)  REINSURANCE CEDED

          Reinsurance premiums ceded and reinsurance recoveries on benefits and claims incurred are deducted from the respective income and expense accounts. Assets and liabilities related to reinsurance ceded are reported on a gross basis.

     (H)  INCOME TAXES

          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

          The Company and its subsidiaries, excluding SMON and NSLAC, are included as part of the consolidated Federal income tax return of its common parent, Ohio National Mutual Holdings, Inc. (ONMH). ONMH cannot include the subsidiaries SMON and NSLAC since ownership requirements of 80% have not been met to file a consolidated return. SMON and NSLAC each file separately their own Federal income tax returns.

     (I)  CASH EQUIVALENTS

          For purposes of the consolidated statements of cash flows, the Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

     (J)  USE OF ESTIMATES

          In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and revenues and expenses for the reporting period. Actual results could differ significantly from those estimates.

          The estimates susceptible to significant change are those used in determining the balance, amortization and recoverability of deferred policy acquisition costs, the liability for future policy benefits and claims, contingencies, income taxes, valuation allowances for mortgage loans on real estate, and impairment losses on investments. Although some variability is inherent in these estimates, management believes the amounts provided are appropriate.

     (K)  GOODWILL

          As a result of the consolidation of SMON into ONLIC's consolidated financial results during 2004, the Company included the NSLAC related goodwill and other intangible assets as a component of other assets in the consolidated balance sheet (see note 8).


                                       15                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

          In accordance with GAAP, goodwill is not amortized, but rather evaluated periodically, at the reporting unit level, for impairment. The evaluation is completed at least annually and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carry amount. The Company conducts annual goodwill impairment testing in the fourth quarter.

     (L)  INVESTMENT MANAGEMENT FEES

          Investment management fees are earned by various subsidiaries in conjunction with money management activities. The fees are recognized in income as earned.

     (M)  CLOSED BLOCK

          The Reorganization contained an arrangement, known as a closed block (the Closed Block), to provide for dividends on policies that were in force on the Effective Date and were within classes of individual policies for which the Company had a dividend scale in effect at the time of the Reorganization. The Closed Block was designed to give reasonable assurance to owners of affected policies that assets will be available to support such policies, including maintaining dividend scales in effect at the time of the Reorganization, if the experience underlying such dividend scales continues. The assets, including revenue therefrom, allocated to the Closed Block will accrue solely to the benefit of the owners of policies included in the Closed Block until the Closed Block is no longer in effect. The Company is not required to support the payment of dividends on Closed Block policies from its general funds.

          The financial information of the Closed Block is consolidated with all other operating activities, and while prepared in conformity with the American Institute of Certified Public Accountant's Statement of Position No. 00-3, Accounting by Insurance Enterprises for Demutualizations and Formations of Mutual Insurance Holding Companies and for Certain Long-Duration Participating Contracts, reflects its contractual provisions and not its actual results of operations and financial position. Many expenses related to the Closed Block operations are charged to operations outside the Closed Block; accordingly, the contribution from the Closed Block does not represent the actual profitability of the Closed Block operations. Operating costs and expenses outside of the Closed Block are, therefore, disproportionate to the business outside of the Closed Block.


                                       16                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

          Summarized financial information of the Closed Block as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005 follows:

                                                             2005       2004
                                                           --------   -------
Closed Block assets:
   Fixed maturity securities available for sale, at fair
      value (amortized cost of $341,993 and $351,808,
      as of December 31, 2005 and 2004, respectively)      $358,287   374,349
   Fixed maturity securities held to maturity, at
      amortized cost                                         37,874    45,191
   Mortgage loans on real estate, net                       109,773    97,292
   Policy loans                                             118,544   122,264
   Short-term investments                                    22,175    16,271
   Accrued investment income                                  5,248     5,600
   Deferred policy acquisition costs                         78,286    79,796
   Reinsurance recoverable                                    1,649     1,729
   Other assets                                               2,293     2,050
                                                           --------   -------
                                                           $734,129   744,542
                                                           ========   =======
Closed Block liabilities:
   Future policy benefits and claims                       $749,263   750,940
   Policyholders' dividend accumulations                     21,720    26,926
   Other policyowner funds                                    5,374     5,611
   Deferred tax liability                                     5,703     7,889
                                                           --------   -------
                                                           $782,060   791,366
                                                           ========   =======


                                       17                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

                                                2005       2004      2003
                                              --------   -------   -------
Closed Block revenues and expenses:
   Traditional life insurance
      premiums                                $ 50,304    54,588    58,324
   Net investment income                        46,850    48,467    51,389
   Net realized losses on investments           (2,781)   (2,094)      (32)
   Benefits and claims                         (57,476)  (61,186)  (64,730)
   Provision for policyholders'
      dividends on participating
      policies                                 (21,196)  (23,297)  (24,833)
   Amortization of deferred policy
      acquisition costs                         (4,049)   (4,144)   (4,041)
   Other operating costs and expenses           (3,688)   (3,701)   (3,936)
                                              --------   -------   -------
         Income before federal income taxes   $  7,964     8,633    12,141
                                              ========   =======   =======

     (N)  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

          On February 16, 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 155, Accounting for Certain Hybrid Financial Instruments (SFAS 155). SFAS 155 amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS 140). SFAS 155 also resolves issues addressed in SFAS 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. The following is a summary of SFAS No. 155: (1) permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; (2) clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133; (3) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; (4) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; (5) amends SFAS 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity's fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. Provisions of SFAS 155 may be applied to instruments that an entity holds at the date of adoption on an instrument-by-instrument basis. The Company is currently evaluating the potential effects of SFAS 155 on the Company's financial position and results of operations.


                                       18                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

     In September 2005, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts (SOP 05-1). SOP 05-1 provides guidance on accounting by insurance enterprises for deferred acquisition costs on internal replacements of insurance and investment contracts other than those specifically described in SFAS No. 97, Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments, issued by the FASB. SOP 05-1 defines an internal replacement as a modification in product benefits, features, rights or coverages that occurs by the exchange of a contract for a new contract, or by amendment, endorsement or rider to a contract, or by the election of a feature or coverage within a contract. SOP 05-1 is effective for internal replacements occurring in fiscal years beginning after December 15, 2006, with earlier adoption encouraged. Retrospective application of SOP 05-1 to previously issued financial statements is not permitted. Initial application of SOP 05-1 should be as of the beginning of an entity's fiscal year. The Company plans to adopt SOP 05-1 effective January 1, 2007. Although the Company is currently unable to quantify the impact of adoption, SOP 05-1 could have a material impact on the Company's financial position and/or results of operations once adopted.

     In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections (SFAS 154), which replaces Accounting Principles Board (APB) Opinion No. 20, Accounting Changes (APB 20), and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS 154 applies to all voluntary changes in accounting principle as well as to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application of changes in accounting principle to prior period financial statements, unless it is impracticable to determine either the period - specific effects or the cumulative effect of the change. When it is impracticable to determine the period - specific effects of an accounting change on one or more individual prior periods presented, SFAS 154 requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period rather than being reported on the income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all periods, SFAS 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. SFAS 154 carries forward without change the guidance contained in APB 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate and justifying a change in accounting principle on the basis of preferability. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, with earlier adoption permitted. The Company will adopt SFAS 154 effective January 1, 2006. SFAS 154 is not expected to have any impact on the Company's financial position or results of operations upon adoption.

     In December 2003, the FASB issued SFAS No. 132 (revised 2003) Employers' Disclosures about Pensions and Other Postretirement Benefits an amendment of FASB Statements No. 87, 88, and 106


                                       19                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

     (SFAS 132R). SFAS 132R provides revised disclosure guidance for pension and other postretirement benefit plans but does not change any measurement or recognition of those plans from current guidance. In addition to previously existing disclosures, SFAS 132R requires disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit plans. The Company adopted SFAS 132R effective December 31, 2003 except for certain disclosures regarding estimated benefit payments. These disclosures were adopted in 2004 as permitted by SFAS 132R.

     The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into law on December 8, 2003. In January 2004, the FASB issued Staff Position (FSP) SFAS 106-1, Accounting and Disclosure Requirements Related to The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (FSP SFAS 106-1) and in May 2004, the FASB issued FSP SFAS 106-2, Accounting and Disclosure Requirements Related to The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (FSP SFAS 106-2), which superceded FSP SFAS 106-1 and provided guidance on accounting and disclosures related to the Act. Specifically, measures of the accumulated postretirement benefit obligation and net periodic postretirement benefit cost on or after the date of enactment must reflect the effects of the Act. The Company has determined that its plans' prescription drug benefits are not actuarially equivalent to the Medicare Part D benefit. Therefore, neither the accumulated postretirement benefit obligation nor the net periodic postretirement benefit cost include any amounts reflecting the Medicare Act's federal subsidiary component.

     Emerging Issues Task Force (EITF) Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments (EITF 03-1) was issued on October 23, 2003. On September 8, 2004, the FASB exposed for comment FSP EITF Issue 03-1-a, which was intended to provide guidance related to the application of paragraph 16 of EITF 03-1, and proposed FSP EITF Issue 03-1-b, which proposed a delay in the effective date of EITF 03-1 for debt securities that are impaired because of interest rate and/or sector spread increases. Based on comments received on these proposals, on September 30, 2004 the FASB issued FSP EITF Issue 03-1-1, Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1, which delayed the effectiveness of the guidance in EITF 03-1 in its entirety, with the exception of certain disclosure requirements. The delay had no impact on the Company's financial position or results of operations.

     At its June 29, 2005 meeting, the FASB decided not to provide additional guidance on the meaning of other-than-temporary impairment. Instead, the FASB decided to issue proposed FSP EITF 03-1-a, Implementation Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1, as final. The final FSP supersedes EITF 03-1 and EITF Topic No. D-44, Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value (EITF Topic D-44). The final FSP, re-titled FSP FAS 115-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments (FSP FAS 115-1), was issued on November 3, 2005 and replaces the guidance set forth in paragraphs 10 - 18 of EITF 03-1 with references to existing other-than-temporary impairment guidance. FSP FAS 115-1 codifies the guidance set forth in EITF Topic D-44 and clarifies that an investor should recognize an impairment loss no later than when the impairment


                                       20                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

     is deemed other-than-temporary, even if a decision to sell has not been made. At its September 14, 2005 meeting, the FASB decided that FSP FAS 115-1 would be applied prospectively effective for periods beginning after December 15, 2005. FSP FAS 115-1 does not address when a debt security should be designated as non-accrual or how to subsequently report income on a non-accrual debt security. The Company continues to actively monitor its portfolio for any securities deemed to be other-than-temporarily impaired based on the guidelines in SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and SEC SAB No. 59, Accounting for Noncurrent Marketable Equity Securities, which is expected to be the guidance referenced in FSP FAS 115-1. Because the Company's existing policies are consistent with the guidance in FSP FAS 115-1, the adoption of FSP FAS 115-1 had no impact on the Company's financial position or results of operations.

     In July 2003, the AICPA issued SOP 03-1. SOP 03-1 addresses a number of topics, the most significant of which is the appropriate accounting for policies with GMDB. SOP 03-1 requires companies to determine whether the presence of a GMDB causes a contract to be an insurance contract rather than an investment contract. For insurance contracts, companies are required to establish a reserve to recognize a portion of current period revenues that are compensation for future insurance benefits. SOP 03-1 also provides guidance on separate account presentation, interest in separate accounts, sales inducements, annuitization options and indexed returns on separate accounts. The Company adopted SOP 03-1 on January 1, 2004. As a result, the Company's seed money interest in separate accounts was reclassified from a separate account asset to a trading security general account asset. The amount of unrealized gain related to the seed money interest at the date of the reclassification was $498, net of a federal tax expense of $268. This gain was reported as a cumulative effect of change in accounting principle on the consolidated statement of income. There was no material impact on policyholder liabilities as a result of the adoption of SOP 03-1.

     In June 2004, the FASB issued a FSP of SFAS 97-1, Situations in Which Paragraphs 17(b) and 20 of FASB Statement No. 97, Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments, Permit or Require Accrual of an Unearned Revenue Liability (FSP SFAS 97-1), to clarify the guidance related to unearned revenue reserves (URR). The primary purpose of FSP SFAS 97-1 is to address the practice question of whether SOP 03-1 restricts the application of the URR guidance in SFAS No. 97 to situations in which profits are expected to be followed by losses. Because the Company was computing its URR in accordance with FSP SFAS 97-1 at the time SOP 03-1 was adopted, the issuance of FSP SFAS 97-1 had no impact on the Company's financial position or results of operations at the time of adoption.

     In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS 150). SFAS 150 establishes standards for the classification and measurement of certain freestanding financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. Further, SFAS 150 requires disclosure regarding the terms of those instruments and settlement alternatives. As originally issued, the guidance in SFAS 150 was generally effective for financial instruments entered into or modified


                                       21                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

     after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Adjustments required as a result of the application of SFAS 150 to existing instruments should be reported as a cumulative effect of a change in accounting principle. In November 2003, the FASB issued FSP No. 150-3, Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (FSP 150-3). FSP 150-3 clarified that SFAS 150 does not apply to certain mandatorily redeemable financial instruments issued by limited-life subsidiaries, including those issued by subsidiary trusts of the Company. The adoption of SFAS 150 on July 1, 2003 did not have any impact on the Company's results of operations or financial position.

     In April 2003, the FASB released SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (SFAS 149). SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, (SFAS 133). SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS 149 on July 1, 2003 did not have any impact on the results of operations or financial position of the Company.

     In April 2003, the FASB issued Derivatives Implementation Group (DIG) Issue B36, Modified Coinsurance Arrangements and Debt Instruments That Incorporate Credit Risk Exposures That Are Unrelated or Only Partially Related to the Creditworthiness of the Obligor under Those Instruments (DIG
     B36), which addresses the need to separately account for an embedded derivative within a reinsurer's receivable and ceding company's payable arising from modified coinsurance or similar arrangements. Paragraph 12.a. of SFAS 133 indicates that an embedded derivative must be separated from the host contract (bifurcated) if the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract. DIG B36 concludes that bifurcation is necessary in a modified coinsurance or similar arrangement because the yield on the receivable and payable is based on or referenced to a specified proportion of the ceding company's return on either its general account assets or a specified block of those assets, rather than the overall creditworthiness of the ceding company.

     For valuation purposes, the Company defines the derivative in each contract as a swap of a variable rate loan for a total return on a pool of assets. As such, the value of the derivative is defined as the difference between the change in value of the "base" loan and the change in the value of the reinsurer's share of the assets in the asset pool. By defining the base loan as a variable rate loan, changes in the value of the base loan are effectively eliminated. That is, we are able to assume that rates on the theoretical variable rate loan could be reset often enough so that the present value of the loan at any time is equal to the loan's carrying value. With the change in the value of the loan set at zero, the value of the derivative becomes the change in the value of the reinsurer's share of the pool of assets. The determination of this value is the fair value of the assets in the pool less the book value of those assets. For marketable securities that are in the asset pool, fair value will be based upon


                                       22                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

     market quoted prices where available. In the event that market prices are unavailable, alternative valuation methods will be determined by investment personnel of ONFS. Any alternative valuation techniques employed will be consistent with those used by ONFS for its portfolio valuation purposes. Any mortgage loans subject to valuation will have its fair value determined based on the present value of cash flows method. This is consistent with methods currently used by ONFS for disclosures pursuant to SFAS No. 107, Disclosures about Fair Value of Financial Instruments (SFAS 107).

     The adoption of DIG B36 resulted in the Company recognizing a cumulative effect adjustment as of September 30, 2003, which reduced net income by $27,797, net of a federal tax benefit of $14,968. The changes in value of the embedded reinsurance derivative are a component of continuing operations from October 1, 2003 and forward. During 2004, the reinsurance agreement related to ONLIC's embedded reinsurance derivative was converted to a coinsurance agreement. Therefore, at December 31, 2004, the remaining embedded reinsurance derivative was solely related to NSLAC. For additional information about the impact of DIG B36, see note 16.

     In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities - An Interpretation of ARB No. 51 (FIN 46). Accounting Research Bulletin No. 51, Consolidated Financial Statements (ARB
     51) states that consolidation is usually necessary when a company has a "controlling financial interest" in another company, a condition most commonly achieved via ownership of a majority voting interest. FIN 46 clarifies the application of ARB 51 to certain "variable interest entities"
     (VIE) where the equity investors do not have all of the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Companies adopting FIN 46 must first identify VIEs with which they are involved and then determine if the company is the "primary beneficiary" of a VIE. The primary beneficiary is the company that absorbs a majority of the VIE's expected losses, residual returns, or both. The primary beneficiary is required to consolidate the VIE. A company holding a significant variable interest in a VIE but not deemed the primary beneficiary is subject to certain disclosure requirements specified by FIN 46. In December 2003, the FASB issued FIN 46R, which required all public companies to apply the provisions of FIN 46 or FIN 46R to special purpose entities created prior to February 1, 2003. The primary difference between FIN 46R and FIN 46 was the criteria to be followed in determining the primary beneficiary. The adoption of FIN 46 did not have any impact on the results of operations or financial position of the Company.

(O)  RECLASSIFICATIONS

     Certain amounts in the 2004 and 2003 consolidated financial statements have been reclassified to conform to the 2005 presentation.


                                       23                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

(3)  BASIS OF PRESENTATION

     The accompanying consolidated financial statements have been prepared in accordance with GAAP, which differs from statutory accounting practices prescribed or permitted by regulatory authorities. Annual Statements for ONLIC, ONLAC and NSLAC, filed with their respective insurance departments, are prepared on a basis of accounting practices prescribed or permitted by such regulatory authority in their respective states of domicile. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners (NAIC), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. ONLIC, ONLAC and NSLAC have no material permitted statutory accounting practices.

     The combined statutory basis net income of ONLIC and ONLAC, after intercompany eliminations, was $68,685, $75,190, and $67,647 for the years ended December 31, 2005, 2004, and 2003, respectively. The combined statutory basis capital and surplus of ONLIC and ONLAC, after intercompany eliminations, was $749,816 and $686,365, as of December 31, 2005 and 2004, respectively. The statutory basis net loss of NSLAC was $(352), $(463) and $(742) for the years ended December 31, 2005, 2004, and 2003, respectively. The statutory basis capital and surplus of NSLAC was $20,735 and $21,159 as of December 31, 2005 and 2004, respectively. The primary reasons for the differences between equity and net income (loss) on a GAAP basis versus capital and surplus and net income (loss) on a statutory basis are that, for GAAP reporting purposes: (1) the costs related to acquiring business, principally commissions and certain policy issue expenses, are amortized over the period benefited rather than charged to income in the year incurred; (2) future policy benefit reserves are based on anticipated Company experience for lapses, mortality and investment yield, rather than statutory mortality and interest requirements, without consideration of withdrawals; (3) investments in bonds available-for-sale are carried at fair value rather than amortized cost; (4) the asset valuation reserve and interest maintenance reserve are not recorded; (5) Separate Account seed money is classified as a trading security recorded at fair value as opposed to a component of Separate Account assets; (6) the fixed maturity securities that are related to NSLAC's funds withheld reinsurance arrangement are classified as trading securities recorded at fair value as opposed to amortized cost; (7) reserves are reported gross of ceded reinsurance balances; (8) changes in deferred taxes are recognized in operations; (9) the costs of providing defined pension benefits include nonvested participants; (10) the costs of providing postretirement benefits include nonvested participants; (11) there is a presentation of other comprehensive income and comprehensive income; (12) consolidation is based on whether the Company has voting control, or for certain variable interest entities, has the majority of the entity's expected losses or expected residual returns, or both; (13) the statements of cash flows are not presented in the manner prescribed by the NAIC; and (14) surplus notes are presented as part of notes payable within liabilities and are not presented as a component of capital and surplus.


                                       24                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

(4)  COMPREHENSIVE INCOME

     Comprehensive income includes net income as well as certain items that are reported directly within the separate components of stockholders' equity that are not recorded in net income (other comprehensive income (loss)). The related before and after income tax amounts of other comprehensive income (loss) for the years ended December 31, 2005, 2004, and 2003 were as follows:

                                                 2005       2004       2003
                                               --------   --------   --------
Foreign currency translation adjustment        $    357   $  1,426   $     --
Pension liability adjustment, net of tax           (240)       992       (981)
Unrealized gains (losses) on securities
   available-for-sale arising during the
   period:
      Net of adjustment to deferred policy
         acquisition costs and future policy
         benefits and claims                    (74,064)   101,426     56,400
      Related income tax (expense) benefit       25,854    (35,385)   (20,437)
                                               --------   --------   --------
                                                (48,093)    68,459     34,982
                                               --------   --------   --------
Less:
   Reclassification adjustment for:
      Net (losses) gains on securities
         available-for-sale realized during
         the period:
            Gross                                 2,376    (14,501)   (25,557)
            Related income tax (expense)
               benefit                             (832)     5,075      8,945
      Securities transferred from available-
         for-sale to trading:
            Gross                                    --         --     41,258
            Related income tax (expense)
               benefit                               --         --    (14,440)
                                               --------   --------   --------
                                                  1,544     (9,426)    10,206
                                               --------   --------   --------
               Total other comprehensive
               (loss) income                   $(49,637)  $ 77,885   $ 24,776
                                               ========   ========   ========


                                       25                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

(5)  INVESTMENTS

     Analyses of investment income and realized gains (losses) by investment type follows for the years ended December 31:

                                               INVESTMENT INCOME
                                         -----------------------------
                                            2005       2004      2003
                                         ---------   -------   -------
Gross investment income
   Securities available-for-sale:
      Fixed maturities                    $390,936   418,084   428,696
      Equity securities                        206      (126)       44
   Fixed maturity trading securities           269    24,332     9,149
   Fixed maturities held-to-maturity        74,980    50,640    60,034
   Mortgage loans on real estate            95,042    98,956    94,702
   Real estate                                 844       914     5,703
   Policy loans                             11,945    12,091    13,447
   Other long-term investments               2,028     3,377     2,561
   Short-term                                2,429       507       388
                                          --------   -------   -------
         Total gross investment income     578,679   608,775   614,724
Investment income due to reinsurers             --   (25,907)  (46,706)
Interest expense                            (8,000)   (9,683)  (11,106)
Other investment expenses                   (6,294)   (7,410)  (10,048)
                                          --------   -------   -------
         Net investment income            $564,385   565,775   546,864
                                          ========   =======   =======


                                       26                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

                                               REALIZED GAINS (LOSSES) ON
                                                       INVESTMENTS
                                              ----------------------------
                                                2005       2004      2003
                                              --------   -------   -------
Securities available-for-sale:
   Fixed maturities                           $(38,395)  (20,171)    5,392
   Equity securities                               182      (217)      702
Fixed maturities held-to-maturity                  406    (1,494)  (18,564)
Mortgage loans on real estate                     (258)   (2,841)     (420)
Real estate                                       (290)      (75)    8,104
                                              --------   -------   -------
      Total realized losses on
         investments                           (38,355)  (24,798)   (4,786)
Realized losses recoverable from reinsurers         --       727     1,436
Change in valuation allowances for
   mortgage loans on real estate                    --       (38)       --
                                              --------   -------   -------
      Net realized losses on investments      $(38,355)  (24,109)   (3,350)
                                              ========   =======   =======

          Realized losses on investments, as shown in the table above, include write-downs for OTI of $41,472, $31,240, and $37,247 for the years ended December 31, 2005, 2004, and 2003, respectively. As of December 31, 2005, fixed maturity securities with a carrying value of $82,400, which had a cumulative write-down of $84,381 due to OTI, remained in the Company's investment portfolio.

          As part of the Company's adoption of DIG B36 in 2003, certain fixed maturity securities were transferred from the available-for-sale category to trading. The gain realized from this transfer was $41,258. During 2004, ONLIC transferred $663 million of securities to a reinsurer as part of the conversion from funds withheld reinsurance to coinsurance (see note 2(n)). All gains and losses associated with this transfer were offset by corresponding changes in the DIG B36 reinsurance derivative.


                                       27                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

Amortized cost and estimated fair value of fixed maturities available-for-sale, trading and held-to-maturity and equities available-for-sale were as follows:

                                                         DECEMBER 31, 2005
                                         -------------------------------------------------
                                                         GROSS        GROSS
                                          AMORTIZED   UNREALIZED   UNREALIZED    ESTIMATED
                                            COST         GAINS       LOSSES     FAIR VALUE
                                         ----------   ----------   ----------   ----------
Securities available-for-sale:
   Fixed maturities:
      U.S. Treasury securities and
         obligations of
         U.S. government                 $  197,242       9,750       (2,138)      204,854
      Federal agency issued securities      232,785          85       (4,327)      228,543
      Obligations of states and
         political subdivisions              82,818      10,871          (42)       93,647
      Debt securities issued by
         foreign governments                 58,300         676       (1,759)       57,217
      Corporate securities                4,119,172     270,679      (77,180)    4,312,671
      Mortgage-backed securities          1,676,902      39,914      (28,317)    1,688,499
                                         ----------     -------     --------     ---------
         Total fixed maturities          $6,367,219     331,975     (113,763)    6,585,431
                                         ==========     =======     ========     =========
   Equity securities                     $   20,246       2,177         (210)       22,213
                                         ==========     =======     ========     =========
Trading securities:
   Fixed maturity corporate securities   $    6,901          49         (253)        6,697
                                         ==========     =======     ========     =========
   Equity securities seed money
      mutual fund shares                 $    1,354          75           --         1,429
                                         ==========     =======     ========     =========
Fixed maturity securities
   held-to-maturity:
      Obligations of states and
         political subdivisions          $    2,310         424           --         2,734
      Debt securities issued by
         foreign governments                  1,000          --           --         1,000
      Corporate securities                  497,124      32,026       (2,163)      526,987
      Mortgage-backed securities             11,285       1,622           --        12,907
                                         ----------     -------     --------     ---------
         Total fixed maturities          $  511,719      34,072       (2,163)      543,628
                                         ==========     =======     ========     =========


                                       28                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

                                                          DECEMBER 31, 2004
                                          -------------------------------------------------
                                                         GROSS        GROSS
                                           AMORTIZED   UNREALIZED   UNREALIZED    ESTIMATED
                                             COST         GAINS       LOSSES     FAIR VALUE
                                          ----------   ----------   ----------   ----------
Securities available-for-sale:
   Fixed maturities:
      U.S. Treasury securities and
         obligations of U.S. government   $  427,258       8,517       (8,609)      427,166
      Federal agency issued securities       170,640          37       (2,063)      168,614
      Obligations of states and
         political subdivisions               59,190       3,742         (239)       62,693
      Debt securities issued by
         foreign governments                  73,970       3,496          (29)       77,437
      Corporate securities                 3,769,162     344,357      (39,504)    4,074,015
      Mortgage-backed securities           1,850,747     129,328      (71,385)    1,908,690
                                          ----------     -------     --------     ---------
         Total fixed maturities           $6,350,967     489,477     (121,829)    6,718,615
                                          ==========     =======     ========     =========
   Equity securities                      $   15,214       1,120          (90)       16,244
                                          ==========     =======     ========     =========
Trading securities:
   Fixed maturity corporate securities    $    6,356         104          (96)        6,364
                                          ==========     =======     ========     =========
   Equity securities seed money
      mutual fund shares                  $    6,976         345           --         7,321
                                          ==========     =======     ========     =========
Fixed maturity securities
   held-to-maturity:
      Obligations of states and
         political subdivisions           $    2,355         451           --         2,806
      Debt securities issued by
         foreign governments                   1,000          --           --         1,000
      Corporate securities                   598,515      56,514         (927)      654,102
      Mortgage-backed securities              16,758       2,647           --        19,405
                                          ----------     -------     --------     ---------
         Total fixed maturities           $  618,628      59,612         (927)      677,313
                                          ==========     =======     ========     =========


                                       29                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

The components of unrealized gains on securities available-for-sale, net, were as follows as of December 31:

                                                       2005       2004
                                                     --------   -------
Gross unrealized gains                               $220,178   368,678
Less:
   Unrealized gains related to Closed Block            16,294    22,546
   Unrealized gain due to reinsurers (note 16)             --        --
   Adjustment to future policy benefits and claims      2,965     1,498
   Adjustment to deferred policy acquisition costs     48,817   116,939
   Deferred federal income tax                         54,009    79,577
                                                     --------   -------
                                                     $ 98,093   148,118
                                                     ========   =======

An analysis of the change in gross unrealized gains (losses) on securities available-for-sale is as follows for the years ended December 31:

                                    2005       2004     2003
                                 ---------   -------   ------
Securities available-for-sale:
   Fixed maturities              $(149,437)  145,839   30,565
   Equity securities                   937       594      114

The amortized cost and estimated fair value of fixed maturity securities available-for-sale, trading and held-to-maturity as of December 31, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are allocated based on the last payment date of the underlying mortgage loans with the longest contractual duration as of December 31, 2005.

                                  AVAILABLE-FOR-SALE       TRADING SECURITIES        HELD-TO-MATURITY
                               -----------------------   ----------------------   ----------------------
                                AMORTIZED    ESTIMATED   AMORTIZED    ESTIMATED   AMORTIZED    ESTIMATED
                                  COST      FAIR VALUE      COST     FAIR VALUE      COST     FAIR VALUE
                               ----------   ----------   ---------   ----------   ---------   ----------
Due in one year or less        $   97,625       84,951       250          250        8,788        8,876
Due after one year through
   five years                     776,205      798,253     4,891        4,692      156,162      163,395
Due after five years through
   ten years                    2,349,271    2,389,650     1,634        1,651      228,733      239,058
Due after ten years             3,144,118    3,312,577       126          104      118,036      132,299
                               ----------    ---------     -----        -----      -------      -------
                               $6,367,219    6,585,431     6,901        6,697      511,719      543,628
                               ==========    =========     =====        =====      =======      =======


                                       30                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

     The Company reviews investments for OTI based on a number of factors. Each security subject to review is analyzed by investment personnel to determine the nature of the price decline. For fixed income securities, declines in value related to interest rate changes are deemed to be temporary provided the Company determines that there is the ability and intent to hold those securities until maturity or until price recovery. Declines related to credit quality issues are looked at to determine whether or not the issues involved are of a long-term nature or simply short term. Examples of short-term phenomena that can have adverse impacts on bond prices include trading imbalances due to speculation activity or low overall trading volume. As with interest rate declines, the Company analyzes temporary impairments due to these short-term issues and determines whether or not there is both the ability and intent to hold the security in question until maturity or until price recovery.

     Based upon analysis as described above, the Company believes that no securities reflected in the table below as of December 31, 2005 were other-than-temporarily impaired and, therefore, no write-downs were deemed necessary.

                                       LESS THAN 12 MONTHS      12 MONTHS OR LONGER            TOTAL
                                     -----------------------   --------------------   -----------------------
                                                  UNREALIZED     FAIR    UNREALIZED                UNREALIZED
                                     FAIR VALUE     LOSSES      VALUE      LOSSES     FAIR VALUE     LOSSES
                                     ----------   ----------   -------   ----------   ----------   ----------
U.S. Treasury securities and
   obligations of U.S. government    $  138,495     (2,138)         --         --        138,495      (2,138)
Federal agency issued securities        165,211     (3,206)     27,279     (1,121)       192,490      (4,327)
Obligations of states and
   political subdivisions                 8,709        (42)         --         --          8,709         (42)
Debt securities issued by
   foreign governments                   45,108     (1,636)      3,444       (123)        48,552      (1,759)
Corporate securities                  1,239,323    (42,639)    399,098    (36,957)     1,638,421     (79,596)
Mortgage-backed securities              408,456    (10,453)    182,706    (17,864)       591,162     (28,317)
                                     ----------    -------     -------    -------      ---------    --------
   Total fixed maturity securities    2,005,302    (60,114)    612,527    (56,065)     2,617,829    (116,179)
Equity securities                         2,358       (125)         69        (85)         2,427        (210)
                                     ----------    -------     -------    -------      ---------    --------
   Total impaired securities         $2,007,660    (60,239)    612,596    (56,150)     2,620,256    (116,389)
                                     ==========    =======     =======    =======      =========    ========

     Proceeds from the sale of securities available-for-sale (excluding calls) during 2005, 2004, and 2003 were $553,306, $684,925, and $909,767, respectively. Gross gains of $9,381 ($11,324 in 2004 and $32,633 in 2003) and gross losses of $8,607 (36,880 in 2004 and $9,834 in 2003) were realized on those sales.

     The Company may sell securities held-to-maturity if the Company becomes aware of evidence of significant deterioration in an issuer's creditworthiness and/or a significant increase in the risk weights of debt securities for regulatory risk-based capital purposes. In 2004, the Company sold certain held-to-maturities as a result of issuer financial fraud, substantial expected earnings decline by an issuer, and change in investor status from a bondholder to an equity investor through an issuer bankruptcy distribution.


                                       31                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

     Proceeds from the sale of securities held-to-maturity during 2005, 2004 and 2003 were $0, $9,936 and $0, respectively. Gross gains of $0 ($429 in 2004 and $0 in 2003) and gross losses of $0 ($40 in 2004 and $0 in 2003) were realized on those sales.

     Investments with a fair value of $16,022 and $16,947 as of December 31, 2005 and 2004, respectively, were on deposit with various regulatory agencies as required by law.

     Real estate is presented at cost less accumulated depreciation of $160 in 2005 ($193 in 2004), and corresponding valuation allowance of $0 and $0 in 2005 and 2004, respectively.

     The Company generally initiates foreclosure proceedings on all mortgage loans on real estate delinquent sixty days. There were no foreclosures of mortgage loans in 2005, and one foreclosure in 2004.

     The Company participates in an indemnified securities lending program administered by U.S. Bank in which certain securities are made available for lending. The borrower must deliver to U.S. Bank collateral having a market value at least equal to 102% of the market value of the securities loaned. The collateral received by U.S. Bank from the borrower to secure loans on behalf of the Company is in the form of cash, securities issued or guaranteed by the U.S. government or its agencies, or bank letter of credit or equivalent obligation as may be acceptable to U.S. Bank. The Company does not receive the collateral from the borrower. Since the Company does not receive collateral as part of its securities lending agreements, there are no adjustments for collateral recorded in the financial statements. Securities with a market value of $577,985 and $945,581 were on loan as of December 31, 2005 and 2004, respectively.

(6)  FUTURE POLICY BENEFITS AND CLAIMS

     The liability for future policy benefits for universal life policies and investment contracts (approximately 83% and 84% of the total liability for future policy benefits as of December 31, 2005 and 2004, respectively) has been established based on accumulated contract values without reduction for surrender penalty provisions. The average interest rate credited on investment product policies was 4.5%, 4.7%, and 5.4% for the years ended December 31, 2005, 2004, and 2003, respectively.

     The liability for future policy benefits for traditional life policies has been established based upon the net level premium method using the following assumptions:

    YEAR OF ISSUE      INTEREST RATE
--------------------   -------------
2005, 2004, and 2003        4.0%
2002 and prior          2.25 - 6.00%

     (A)  WITHDRAWALS

          Rates, which vary by issue age, type of coverage and policy duration, are based on Company experience.


                                       32                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

     (B)  MORTALITY AND MORBIDITY

          Mortality and morbidity rates are based on published tables, guaranteed in insurance contracts.

(7)  NOTES PAYABLE

     On September 28, 2001, ONLIC issued a $50,000, 7.5% surplus note to its parent, ONFS. This note matures on September 28, 2021. On July 11, 1994, ONLIC issued $50,000, 8.875% surplus notes, due July 15, 2004. On May 21, 1996, ONLIC issued $50,000, 8.5% surplus notes, due May 15, 2026. Concurrent with the issue of the new notes, $15,000 of the notes issued on July 11, 1994 were retired. The remaining balance of the 1994 issue was paid off in 2004.

     Total interest expense was $8,000, $9,683, and $11,106 for the years ended December 31, 2005, 2004, and 2003, respectively. Included in total interest expense were amounts paid to ONFS in 2005, 2004, and 2003 of $3,750, $3,750, and $3,750, respectively. Total interest expense is included in investment expenses as a component of net investment income.

     The surplus notes have been issued in accordance with Section 3941.13 of the Ohio Revised Code. Interest payments, scheduled semi-annually, must be approved for payment by the Director of the Department. All issuance costs have been capitalized and are being amortized over the terms of the notes.

(8)  GOODWILL AND OTHER INTANGIBLE ASSETS

     In connection with the acquisition of NSLAC by SMON in 2002, SMON identified intangible assets related to the insurance licenses acquired. These licenses are indefinite lived intangible assets as defined under SFAS No. 142, Goodwill and Other Intangible Assets.

     As a result of the consolidation of SMON into ONLIC's consolidated financial results during 2005 and 2004, the Company included the NSLAC related goodwill and other intangible assets in the amount of $1,068 for both periods, as a component of other assets in the consolidated balance sheet.

     The Company's only intangible asset is related to insurance licenses acquired with the purchase of NSLAC. The value of the intangible is primarily dependent upon the maintenance of the New York license. As this license remains in good standing with all regulatory requirements met, no impairment was recognized on this asset.

     The goodwill asset is also entirely attributable to the NSLAC purchase. NSLAC is not consolidated for tax purposes and currently pays no federal income taxes. However, if NSLAC becomes a taxpayer in the future, NLSAC would take a tax deduction for goodwill over a 15-year life. Goodwill is tested annually for impairment. Impairment testing consists of determining a fair value for NSLAC. When evaluating whether goodwill is impaired, the Company compares the fair value of NSLAC to NSLAC's carrying value, including goodwill. If the carrying amount of NSLAC exceeds its fair value, an impairment loss must be measured. Based upon impairment testing for the years ended December 31, 2005, 2004 and 2003, no impairment was deemed necessary.


                                       33                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

(9)  INCOME TAX

     The provision for income taxes (benefit) is as follows:

                                                 2005     2004      2003
                                               -------   ------   -------
Current                                        $24,087   51,560    42,932
Deferred                                        26,550    7,847    31,010
                                               -------   ------   -------
Provision for income taxes before cumulative
   effect of change in accounting principle     50,637   59,407    73,942
Provision for cumulative effect of change in
   accounting principle                             --      268   (14,968)
                                               -------   ------   -------
Income tax expense                             $50,637   59,675    58,974
                                               =======   ======   =======

     A reconciliation of the provision for income taxes based on enacted U.S. Federal income tax rates to the total income tax expense provision reported in the consolidated financial statements for the years ended December 31, 2005, 2004, and 2003:

                                               2005     2004     2003
                                             -------   ------   -------
Pre-tax income times U.S. enacted tax rate   $58,951   60,586   78,598
Tax-preferred investment income               (6,626)  (1,146)  (1,267)
Resolution of tax matters                     (2,114)      --       --
Other, net                                       426      (33)  (3,389)
                                             -------   ------   ------
Income taxes                                 $50,637   59,407   73,942
                                             =======   ======   ======
Effective tax rate                              30.1%    34.3%    32.9%

     The U.S. Federal tax authorities completed their examination of the years ending December 31, 1999 through December 31, 2002. The resolution of tax matters is reported in the components of the rate reconciliation.


                                       34                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

     The tax effects of temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities that give rise to significant components of the net deferred tax liability as of December 31, 2005 and 2004 relate to the following:

                                                             2005        2004
                                                          ---------   ---------
Deferred tax assets:
   Pension and benefit obligations                        $  17,805   $  15,916
   Future policy benefits                                   639,441     580,098
   Mortgage loans on real estate                              2,224       2,558
   Net operating loss carryforwards                             404         367
   Other                                                      6,519      24,944
                                                          ---------   ---------
      Total gross deferred tax assets                       666,393     623,883
   Valuation allowance on deferred tax assets                   297         297
                                                          ---------   ---------
      Net deferred tax assets                               666,096     623,586
                                                          ---------   ---------
Deferred tax liabilities:
   Fixed maturity securities available-for-sale              76,380     129,131
   Deferred policy acquisition costs                        199,687     160,347
   Other fixed maturities, equity securities, and other
      long-term investments                                     688         361
   Fixed assets                                               4,034       5,264
   Reinsurance recoverable                                  492,949     445,063
   Other                                                     13,562       7,074
                                                          ---------   ---------
      Total gross deferred tax liabilities                  787,300     747,240
                                                          ---------   ---------
      Net deferred tax liability                          $(121,204)  $(123,654)
                                                          ---------   ---------

     In accessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future income over the periods in which the deferred tax assets are deductible, the Company believes it is more likely than not that it will realize the benefits of these deductible differences, net of existing valuation allowances at December 31, 2005.

     NSLAC has net operating loss carryforwards of $2,694 that can only be used to offset future taxable income of NSLAC. The Company believes it is unlikely the net operating losses will be fully utilized within the allowable carryforward period and established the valuation allowance using the lowest enacted


                                       35                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

     tax rate of 15%. The change in the valuation allowance for period ending December 31, 2005 and December 31, 2004 was zero and $60, respectively.

     The Life Insurance Company Income Tax Act of 1959, as amended by the Deficit Reduction Act of 1984 (DRA), statutorily permitted the deferral from taxation a portion of income in a special tax account designated as the Policyholders' Surplus Account (PSA). DRA eliminated additions to the PSA and the pre-tax balance of the PSA was approximately $5,257 as of December 31, 2004 and 2003. In those years, the Company considered the likelihood of distributions from the PSA to be remote; therefore, no Federal income tax was provided for such distributions in the financial statements.

     The American Jobs Creation Act of 2004 provided for the suspension of tax on distributions from the PSA made during the period January 1, 2005 through December 31, 2006. The Company evaluated the potential of such provisions. As the Company made distributions in excess of $5,257 during 2005, the PSA liability was eliminated tax free.

(10) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS 107 requires disclosure of fair value information about existing on and off-balance sheet financial instruments. SFAS 107 excludes certain assets and liabilities, including insurance contracts, other than policies such as annuities that are classified as investment contracts, from its disclosure requirements. Accordingly, for this and other reasons, the aggregate fair value amounts presented do not represent the underlying value of the Company. The tax ramifications of the related unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

     The following methods and assumptions were used by the Company in estimating its fair value disclosures:

     - CASH, SHORT-TERM INVESTMENTS, AND POLICY LOANS - The carrying amount reported in the consolidated balance sheets for these instruments approximate their fair value.

     - INVESTMENT SECURITIES - Fair value for equity securities and fixed maturity securities generally are determined from quoted market prices traded in the public market place. For fixed maturity securities not actively traded, or in the case of private placements, fair value is estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality, and duration of investments.

     - SEPARATE ACCOUNT ASSETS AND LIABILITIES - The fair value of assets held in Separate Accounts is based on quoted market prices. The fair value of liabilities related to Separate Accounts is the accumulated contract value in the Separate Account portfolios.

     - MORTGAGE LOANS ON REAL ESTATE - The fair value for mortgage loans on real estate is estimated using discounted cash flow analyses, using interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations.

     - DEFERRED AND IMMEDIATE ANNUITY AND INVESTMENT CONTRACTS - Fair value for the Company's liabilities under investment type contracts is disclosed using two methods. For investment contracts


                                       36                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

          without defined maturities, fair value is the amount payable on demand. For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analyses. Interest rates used are similar to currently offered contracts with maturities consistent with those remaining for the contracts being valued.

     - NOTES PAYABLE - The fair value for the notes payable was determined by discounting the scheduled cash flows of the notes using a market rate applicable to the yield, credit quality, and maturity of similar debt instruments.

     - POLICYHOLDERS' DIVIDEND ACCUMULATIONS AND OTHER POLICYHOLDER FUNDS - The carrying amount reported in the consolidated balance sheets for these instruments approximates their fair value.

     The carrying amount and estimated fair value of financial instruments subject to SFAS 107 disclosure were as follows as of December 31:

                                                               2005
                                                     -----------------------
                                                      CARRYING     ESTIMATED
                                                       AMOUNT     FAIR VALUE
                                                     ----------   ----------
Assets:
   Investments:
      Securities available for-sale:
         Fixed maturities                            $6,585,431    6,585,431
         Equity securities                               22,213       22,213
      Fixed maturities held-to-maturity                 511,719      543,628
      Trading securities:
         Reinsurance portfolio                            6,697        6,697
         Seed money                                       1,429        1,429
      Mortgage loans on real estate                   1,264,158    1,323,338
      Policy loans                                      195,242      195,242
   Cash                                                  76,491       76,491
   Assets held in Separate Accounts                   3,702,369    3,702,369
Liabilities:
   Guaranteed investment contracts                   $  296,222      292,296
   Individual deferred annuity contracts              4,278,084    4,365,543
   Other annuity contracts                              674,140      691,434
   Policyholders' dividend accumulations and other
      policyholder funds                                 97,627       97,627
   Notes payable                                         99,550      125,969
   Liabilities related to Separate Accounts           3,702,369    3,702,369


                                       37                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

                                                               2004
                                                     -----------------------
                                                      CARRYING     ESTIMATED
                                                       AMOUNT     FAIR VALUE
                                                     ----------   ----------
Assets:
   Investments:
      Securities available for-sale:
         Fixed maturities                            $6,718,615    6,718,615
         Equity securities                               16,244       16,244
      Fixed maturities held-to-maturity                 618,628      677,313
      Trading securities:
         Reinsurance portfolio                            6,364        6,364
         Seed money                                       7,321        7,321
      Mortgage loans on real estate                   1,200,919    1,290,152
      Policy loans                                      189,608      189,608
      Short-term investments                             10,703       10,703
   Cash                                                  41,859       41,859
   Assets held in Separate Accounts                   2,861,577    2,861,577

Liabilities:
   Guaranteed investment contracts                   $  311,462      312,283
   Individual deferred annuity contracts              4,500,101    4,516,760
   Other annuity contracts                              710,694      737,378
   Policyholders' dividend accumulations and other
      policyholder funds                                 97,028       97,028
   Notes payable                                         99,528      123,898
   Liabilities related to Separate Accounts           2,861,577    2,861,577

(11) ADDITIONAL FINANCIAL INSTRUMENTS DISCLOSURE

     (A)  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

          The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business through management of its investment portfolio. The Company had outstanding commitments to fund mortgage loans, bonds, and venture capital partnerships of approximately $72,376 and $43,563 as of December 31, 2005 and 2004, respectively. These commitments involve, in varying degrees, elements of credit and market risk in excess of amounts recognized in the consolidated financial statements. The credit risk of all financial instruments, whether on- or off-balance sheet, is controlled through credit approvals, limits, and monitoring procedures.


                                       38                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

     (B)  SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

          Mortgage loans are collateralized by the underlying properties. Collateral must meet or exceed 125% of the loan at the time the loan is made. The Company grants mainly commercial mortgage loans to customers throughout the United States. The Company has a diversified loan portfolio and total loans in any state do not exceed 12% of the total loan portfolio as of December 31, 2005.

          At December 31, 2005, the states that exceeded 10% of the total loan portfolio were Ohio and Texas with carrying values of $143.4 million and $135.3 million, respectively.

          The summary below depicts loan exposure of remaining principal balances by type as of December 31, 2005 and 2004:

                                                    2005         2004
                                                 ----------   ---------
Mortgage assets by type:
   Retail                                        $  354,475     366,214
   Office                                           427,252     382,456
   Apartment                                        140,918     160,103
   Industrial                                       205,570     164,245
   Other                                            142,300     134,001
                                                 ----------   ---------
                                                  1,270,515   1,207,019
   Less valuation allowances                          6,357       6,100
                                                 ----------   ---------
      Total mortgage loans on real estate, net   $1,264,158   1,200,919
                                                 ==========   =========

(12) PENSIONS AND OTHER POSTRETIREMENT BENEFITS

     (A)  HOME OFFICE PENSION PLANS

          The Company sponsors a funded qualified pension plan covering all home office employees hired prior to January 1, 1998. The plan includes participants who are employees of the Company. Participating Company employees are vice presidents and other executive officers of the Company and devote substantially all of their time to service for the Company. Retirement benefits are based on years of service and the highest average earnings in five of the last ten years.

          The Company also sponsors unfunded pension plans covering certain home office employees where benefits exceed Code 401(a)(17) and Code 415 limits.

          The Company also has other deferred compensation and supplementary plans.

          The measurement date was December 31.


                                       39                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

     (B)  HOME OFFICE POST-RETIREMENT BENEFIT PLANS

          The Company currently offers eligible retirees the opportunity to participate in a post-retirement health and group life plan. The Plan provides a fixed portion of the health insurance contract premium. The portion the Company pays is periodically increased and is a function of participant service. Only home office employees hired prior to January 1, 1998 may become eligible for these benefits provided that the employee meets the retirement age and years of service requirements.

          The Plan includes participants who are employees of the Company. Participating Company employees are vice presidents and other executive officers of the Company and devote substantially all of their time to service for the Company.

          The post-retirement health plan does not provide benefits which are actuarially equivalent to Medicare Part D benefits. Therefore, ONLI does not receive the associated federal Medicare subsidy.

          The measurement date was December 31.

     (C)  GENERAL AGENTS' PENSION PLAN

          The Company sponsors an unfunded, nonqualified defined benefit pension plan covering its general agents. The Plan provides benefits based on years of service and average compensation during the final five and ten years of service. Effective January 1, 2005, no agents hired after 2004 will participate in the Plan.

          The measurement date was December 31.

     (D)  AGENTS' POST-RETIREMENT BENEFITS PLANS

          The Company sponsors a post-retirement health and group life plan. Only agents with contracts effective prior to January 1, 1996 who meet the retirement age and service requirements are eligible for these benefits. The health plan is contributory, with retirees contributing approximately 50% of premium for coverage. The retired participants pay for 100% of the group life plan cost.

          The post-retirement health plan does not provide benefits which are actuarially equivalent to Medicare Part D benefits. Therefore, ONLI does not receive the associated federal Medicare subsidy.

          The measurement date was December 31.


                                       40                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

     (E)  OBLIGATIONS AND FUNDED STATUS

          . Information regarding the funded status of the pension plans as a whole and other benefit plans as a whole as of December 31, 2005 and 2004 is as follows:

                                      PENSION BENEFITS      OTHER BENEFITS
                                     ------------------   -----------------
                                       2005       2004      2005      2004
                                     --------   -------   -------   -------
Change in benefit obligation:
   Projected benefit obligation at
      beginning of year              $ 63,785    59,783     8,538     8,939
   Service cost                         2,229     2,771        93       178
   Interest cost                        4,125     3,821       456       535
   Actuarial (gain)/loss                5,441       (67)   (1,099)     (756)
   Benefits paid*                      (5,799)   (2,523)     (345)     (358)
                                     --------   -------   -------   -------
   Projected Benefit Obligation
      at end of year                 $ 69,781    63,785     7,643     8,538
                                     ========   =======   =======   =======
Accumulated benefit obligation       $ 61,023    55,135        --        --
                                     ========   =======   =======   =======
Change in plan assets:
   Fair value of plan assets at
      beginning of year              $ 32,769    31,007        --        --
   Actual return on plan assets         3,562     3,937        --        --
   Employer Contribution                4,894        --        --        --
   Benefits and expenses paid          (3,553)   (2,175)       --        --
                                     --------   -------   -------   -------
   Fair Value of Plan Assets at
      end of year                    $ 37,672    32,769        --        --
                                     ========   =======   =======   =======
Funded status                        $(32,109)  (31,016)   (7,643)   (8,538)
Unrecognized net actuarial
   (gain)/loss                         17,657    14,452    (2,736)   (1,947)
Unrecognized prior service
   benefit                               (820)   (1,039)   (3,216)   (3,721)
                                     --------   -------   -------   -------
Net Amount Recognized                $(15,272)  (17,603)  (13,595)  (14,206)
                                     ========   =======   =======   =======

* Benefits paid include amounts paid from both funded and unfunded benefit plans.


                                       41                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

                                 PENSION BENEFITS      OTHER BENEFITS
                                ------------------   -----------------
                                  2005       2004      2005      2004
                                --------   -------   -------   -------
Amounts recognized in the
   statement of financial
   position consist of:
      Prepaid benefit costs     $  8,173     4,567        --        --
      Accrued benefit costs      (28,840)  (24,310)  (13,595)  (14,206)
      Intangible assets              532       597        --        --
      Accumulated other
         comprehensive income      4,863     1,543        --        --
                                --------   -------   -------   -------
      Net Amount Recognized     $(15,272)  (17,603)  (13,595)  (14,206)
                                ========   =======   =======   =======

                                                PENSION BENEFITS
                                           --------------------------
                                             2005      2004     2003
                                           --------   ------   ------
Components of net periodic benefit cost:
   Service cost                            $  2,229    2,771    2,337
   Interest costs                             4,125    3,821    3,720
   Expected return on plan assets            (2,582)  (2,551)  (2,124)
   Amortization of prior service cost          (220)    (220)    (220)
   Amortization of net loss                   1,256    1,247    1,626
                                           --------   ------   ------
   Net Periodic Benefit Cost               $  4,808    5,068    5,339
                                           ========   ======   ======

                                              OTHER BENEFITS
                                           -------------------
                                            2005   2004   2003
                                           -----   ----   ----
Components of net periodic benefit cost:
   Service cost                            $  93    178    260
   Interest costs                            456    535    704
   Amortization of prior service cost       (505)  (505)  (505)
   Amortization of net gain                 (310)  (162)    --
                                           -----   ----   ----
   Net Periodic Benefit Cost               $(266)    46    459
                                           =====   ====   ====


                                       42                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

     Information for pension plans with an accumulated benefit obligation in excess of fair value of plan assets as of December 31, 2005 and 2004 is as follows:

                                     PENSION BENEFITS   OTHER BENEFITS
                                     ----------------   --------------
                                       2005     2004      2005   2004
                                     -------   ------     ----   ----
Information for pension plans
   with an accumulated benefit
   obligation in excess of plan
   assets:
      Projected benefit obligation   $30,546   26,530      --     --
      Accumulated benefit
         obligation                   28,840   24,310      --     --
      Fair value of plan assets           --       --      --     --

     (F)  ASSUMPTIONS

                                      PENSION BENEFITS   OTHER BENEFITS
                                      ----------------   --------------
                                         2005   2004      2005    2004
                                         ----   ----     -----   -----
Weighted-average assumptions
   used to determine net periodic
   benefit cost at January 1:
      Discount rate                      5.40%  5.40%     6.25%   6.25%
      Expected long-term return
         on plan assets                  8.00%  8.50%       --      --
      Rate of compensation increase      3.75%  4.00%       --      --
      Health care cost trend rate
         assumed for next year             --     --     10.00%  10.00%
      Rate to which the health cost
         trend rate is assumed
         to decline (the ultimate
         trend rate)                       --     --      6.00%   6.00%
      Year that the rate reaches
         the ultimate trend rate           --     --      2009    2008

Weighted-average assumptions
   used to determine benefit
   obligations at December 31:
      Discount rate                      5.20%  5.40%     5.90%   6.25%
      Rate of compensation increase      3.60%  4.00%       --      --


                                       43                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                           1 PERCENTAGE     1 PERCENTAGE
                                                          POINT INCREASE   POINT DECREASE
                                                          --------------   --------------
Effect on total of 2005 service cost and interest cost         $ 65              (27)
Effect on 2005 other post-retirement benefit obligation         872             (407)

     (G)  PLAN ASSETS

          The Company's qualified pension plan had weighted-average asset allocations at December 31, 2005 and 2004 by asset category as follows:

                    PLAN ASSETS AT DECEMBER 31
                    --------------------------
                            2005   2004
                            ----   ----
Equity securities            73%    75%
Debt securities              21%    18%
Real estate                   3%     5%
Other                         3%     2%
                            ---    ---
   Total                    100%   100%
                            ===    ===

          The assets of the Company's defined benefit pension plan (the Plan) are invested in a group variable annuity contract offering specific investment choices from various asset classes providing diverse and professionally managed options. The assets are invested in a mix of equity securities, debt securities and real estate securities in allocations as determined from time to time by the Pension Plan Committee. The target allocations are designed to balance the Plan's short-term liquidity needs and its long-term liabilities.

          For diversification and risk control purposes, where applicable each asset class is further divided into sub classes such as large cap, mid cap and small cap and growth, core and value for equity securities and U.S. domestic, global and high yield for debt securities. To the extent possible, each sub asset class utilizes multiple fund choices and no single fund contains more than 25% of Plan assets (exclusive of any short term increases in assets due to any Plan funding). The Plan performance is measured by a weighted benchmark consisting of equity and debt benchmarks in weights determined by the Plan committee.

          The overall expected long term rate of return on assets is determined by a weighted average return of fixed income and equity indexes. Fixed income securities (including cash) make of 30% of the weighted average return and equity securities make up 70% of the weighted average return.


                                       44                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

     (H)  CASH FLOWS

          (I)  CONTRIBUTIONS

               The Company expects to contribute $949 to its qualified pension plan and $0 to its other post-retirement benefit plans in 2006.

          (II) ESTIMATED FUTURE BENEFIT PAYMENTS

               The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

               PENSION     OTHER
              BENEFITS   BENEFITS
              --------   --------
2006           $ 5,298       357
2007             6,668       355
2008             7,929       353
2009            15,798       352
2010             6,940       351
2011 - 2015     30,450     1,858

     (I)  OTHER PLAN EXPENSES

          The Company also maintains a qualified contributory defined contribution profit-sharing plan covering substantially all employees. Company contributions to the profit-sharing plan are based on the net earnings of the Company and are payable at the sole discretion of management. The expense for contributions to the Plan for 2005, 2004, and 2003 were $2,281, $2,040, and $2,292 respectively.

          Employees hired on or after January 1, 1998 are covered by a defined contribution pension plan. The expense reported for this Plan was $730, $696, and $484, in 2005, 2004, and 2003, respectively.

     (J)  ONFS EMPLOYEES

          The Company's qualified pension and post retirement benefit plans include participants who are employees of ONFS. Participating ONFS employees are vice presidents and other executive officers of ONFS and devote substantially all of their time to service for the Company. Most of ONFS's employees were employees of the Company prior to January 1, 2001 and were participants in the benefit plan at that time.

(13) REGULATORY RISK-BASED CAPITAL, RETAINED EARNINGS AND DIVIDEND RESTRICTIONS

     As of December 31, 2005, ONLIC, ONLAC and NSLAC exceeded the minimum risk-based capital (RBC) requirements as established by the NAIC.

     The payment of dividends by ONLIC to its parent, ONFS, is limited by Ohio insurance laws. The maximum dividend that may be paid to ONFS without prior approval of the Director of Insurance is


                                       45                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

     limited to the greater of ONLIC's statutory net income of the preceding calendar year or 10% of statutory surplus as of the preceding December 31. Any dividend that exceeds earned surplus of ONLIC, even if it is within the above parameters, would be deemed extraordinary under Ohio law. Therefore, dividends of approximately $94,400 may be paid by ONLIC to ONFS in 2006 without prior approval. Dividends of approximately $28,000, $30,000, and $8,000 were paid by ONLIC to ONFS in 2005, 2004, and 2003, respectively.

     The payment of dividends by ONLAC to ONLIC is also limited by Ohio insurance laws. The maximum dividend that may be paid without prior approval of the Director of Insurance is limited to the greater of ONLAC's statutory net income of the preceding calendar year or 10% of statutory surplus as of the preceding December 31. Any dividend that exceeds earned surplus of ONLAC, even if it is within the above parameters, would be deemed extraordinary under Ohio law. Therefore, dividends of approximately $15,400 may be paid by ONLAC to ONLIC in 2006 without prior approval. ONLAC paid $5,500 to ONLIC in 2005, $5,000 in 2004, and $8,438 in 2003.

     The payment of dividends by NSLAC to ONLIC is limited by New York insurance laws. NSLAC cannot pay any dividends in 2006 without prior approval of the New York Department of Insurance. No dividends were paid by NSLAC in 2005, 2004, or 2003.

     In order to strengthen ONLIC's statutory capital position, ONFS made capital contributions to ONLIC of $12,963 and $96,000 in 2004 and 2003, respectively. No capital contribution was made by ONFS in 2005.

(14) BANK LINE OF CREDIT

     As of December 31, 2005, the Company had a $100,000 revolving credit facility, of which $50,000 was available at the Company's request. The remaining $50,000 was available at the discretion of the credit line provider. The Company utilized this facility on various occasions in 2005 and 2004 for amounts up to $50,000. Total interest and fees paid on this line of credit were $186 in 2005 and $323 in 2004. There was no borrowing outstanding on this facility as of December 31, 2005 or as of December 31, 2004.


                                       46                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

(15) COMMITMENTS AND CONTINGENCIES

     The Company primarily leases the home office building from its parent, ONFS, and hardware and software. Rent expense for both capital and operating leases was $5,355, $5,291, and $5,045 during 2005, 2004, and 2003, respectively. The lease on the Home Office constitutes 99.7% of the $24,401 future minimum operating lease payments. The future minimum lease payments under both operating and capital leases that have remaining non-cancelable lease terms in excess of one year at December 31, 2005 are:

                                   OPERATING   CAPITAL
                                   ---------   -------
2006                                  2,363     1,654
2007                                  2,280     1,654
2008                                  2,280     1,082
2009                                  2,280       640
2010                                  2,280       513
After 2010                           12,918       226
                                     ------     -----
Total minimum lease payments         24,401     5,769
                                     ======
Less interest on capital leases                   542
                                                -----
Liability for capitalized leases                5,227
                                                =====

     ONLIC and its subsidiaries are defendants in various legal actions arising in the normal course of business. While the outcome of such matters cannot be predicted with certainty, management believes such matters will be resolved without material adverse impact on the financial condition of the Company.

(16) REINSURANCE

     The Company routinely enters into reinsurance transactions with other insurance companies. This reinsurance involves either ceding certain risks to or assuming risks from other insurance companies. The primary purpose of ceded reinsurance is to protect the Company from potential losses in excess of levels that it is prepared to accept. Reinsurance does not discharge the Company from its primary liability to policyholders and to the extent that a reinsurer should be unable to meet its obligations, the Company would be liable to policyholders. Ceded premiums approximated 17%, 18%, and 17% of gross earned life and accident and health premiums during 2005, 2004, and 2003, respectively.

     The Company has entered into various coinsurance agreements to facilitate additional sales of fixed annuity products. Ceded amounts under these agreements range from 1/3 to 2/3 of the business produced. Prior to August 2004, one of these contracts was on a funds withheld basis and was subject to the parameters of the DIG B36. DIG B36 requires the bifurcation and valuation of the embedded derivative associated with a funds-withheld contract. After August 1, 2004, the remaining embedded reinsurance derivative was solely related to NSLAC. The change in the value of this derivative is shown on the face of the income statement.


                                       47                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

     The ceded reserves attributable to coinsurance agreements were $1,117,005 and $1,012,149 as of December 31, 2005 and 2004, respectively.

(17) SEGMENT INFORMATION

     The Company conducts its business in four segments: individual life insurance, pension and annuities, other insurance, and corporate. Individual life insurance includes whole life, universal life, variable universal life and term life. All products within this segment share similar distribution systems and some degree of mortality (loss of life) risk. Pension and annuities include fixed and variable deferred and immediate annuities issued to individuals as well as guaranteed investment and accumulated deposit contracts issued to groups. The products in this segment are primarily designed for asset accumulation and generation of investment returns. Other insurance includes NSLAC joint venture results as well as individual disability insurance and group life and disability insurance. These lines are viewed as "complementary" lines that allow us to provide a broad portfolio of products to enhance sales in our two primary operating segments. The corporate segment includes the assets that have not been allocated to any other segment, along with various corporate expenses and liabilities. All revenue, expense, asset, and liability amounts are allocated to one of the four segments. As such, the sum of the financial information from these segments equals the information for the Company as a whole.


                                       48                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

                                                         YEAR ENDED OR AS OF DECEMBER 31, 2005
                                         --------------------------------------------------------------------
                                           INDIVIDUAL        PENSION        OTHER
                                         LIFE INSURANCE   AND ANNUITIES   INSURANCE   CORPORATE      TOTAL
                                         --------------   -------------   ---------   ---------   -----------
Revenues:
   Traditional life insurance premiums     $  187,443      $        --     $     --    $     --   $   187,443
   Annuity premiums and charges                    --           55,921          158          --        56,079
   Universal life policy charges               86,120               --            4          --        86,124
   Accident and health insurance premiums          --               --       20,201          --        20,201
   Investment management fees                     544            5,746           --          --         6,290
   Change in value of trading portfolio            --               --           --         279           279
   Change in value of reinsurance
      derivative                                   --               --           --        (204)         (204)
   Net investment income                      173,966          382,823       12,517      (4,921)      564,385
   Net realized investment losses                  --               --           --     (38,355)      (38,355)
   Other income                                   774           39,380           57         589        40,800
                                           ----------      -----------     --------    --------   -----------
                                              448,847          483,870       32,937     (42,612)      923,042
                                           ----------      -----------     --------    --------   -----------
Benefits and expenses:
   Benefits and claims                        261,179          238,698       24,396       1,192       525,465
   Provision for policyholders'
      dividends on participating
      policies                                 30,377                5        1,327          --        31,709
   Operating expenses                          72,340          112,850        4,792       7,455       197,437
                                           ----------      -----------     --------    --------   -----------
                                              363,896          351,553       30,515       8,647       754,611
                                           ----------      -----------     --------    --------   -----------
Income before income
   taxes and cumulative effect
   of change in accounting principle       $   84,951      $   132,317     $  2,422    $(51,259)  $   168,431
                                           ==========      ===========     ========    ========   ===========
Total assets as of December 31, 2005       $3,513,829      $10,104,749     $311,727    $738,581   $14,668,886


                                       49                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

                                                            YEAR ENDED OR AS OF DECEMBER 31, 2004
                                            --------------------------------------------------------------------
                                              INDIVIDUAL        PENSION        OTHER
                                            LIFE INSURANCE   AND ANNUITIES   INSURANCE   CORPORATE      TOTAL
                                            --------------   -------------   ---------   ---------   -----------
Revenues:
   Traditional life insurance premiums        $  162,789              --           --          --        162,789
   Annuity premiums and charges                       --          47,873          233          --         48,106
   Universal life policy charges                  83,918              --           --          --         83,918
   Accident and health insurance premiums             --              --       20,611          --         20,611
   Investment management fees                        496           4,648           --          --          5,144
   Change in value of trading portfolio               --              --           --     (30,860)       (30,860)
   Change in value of reinsurance
      derivative                                      --              --           --      31,083         31,083
   Net investment income                         162,867         389,776       10,419       2,713        565,775
   Net realized investment losses                     --              --           --     (24,109)       (24,109)
   Other income                                      915          31,071           --       1,001         32,987
                                              ----------       ---------      -------     -------     ----------
                                                 410,985         473,368       31,263     (20,172)       895,444
                                              ----------       ---------      -------     -------     ----------
Benefits and expenses:
   Benefits and claims                           241,087         251,673       22,017         491        515,268
   Provision for policyholders'
      dividends on participating policies         29,934               1        1,068          --         31,003
   Operating expenses                             73,034          98,391        3,318       1,327        176,070
                                              ----------       ---------      -------     -------     ----------
                                                 344,055         350,065       26,403       1,818        722,341
                                              ----------       ---------      -------     -------     ----------
Income before income
   taxes and cumulative effect of
   change in accounting principle             $   66,930         123,303        4,860     (21,990)       173,103
                                              ==========       =========      =======     =======     ==========
Total assets as of December 31, 2004          $2,961,050       9,616,431      299,405     839,206     13,716,092


                                       50                            (Continued)

            THE OHIO NATIONAL LIFE INSURANCE COMPANY AND SUBSIDIARIES
      (A Wholly Owned Subsidiary of Ohio National Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                             (Dollars in thousands)

                                                            YEAR ENDED OR AS OF DECEMBER 31, 2003
                                            --------------------------------------------------------------------
                                              INDIVIDUAL        PENSION        OTHER
                                            LIFE INSURANCE   AND ANNUITIES   INSURANCE   CORPORATE      TOTAL
                                            --------------   -------------   ---------   ---------   -----------
Revenues:
   Traditional life insurance premiums        $  138,669              --           --          --        138,669
   Annuity premiums and charges                       --          44,968           --          --         44,968
   Universal life policy charges                  76,110              --           --          --         76,110
   Accident and health insurance premiums             --              --       17,139          --         17,139
   Investment management fees                        449           3,775           --          --          4,224
   Change in value of trading portfolio               --              --           --      31,267         31,267
   Change in value of reinsurance
      derivative                                      --              --           --      11,423         11,423
   Net investment income                         152,373         369,299        9,971      15,221        546,864
   Net realized investment losses                     --              --           --      (3,350)        (3,350)
   Other income                                      430          21,799          286       1,780         24,295
                                              ----------       ---------      -------     -------     ----------
                                                 368,031         439,841       27,396      56,341        891,609
                                              ----------       ---------      -------     -------     ----------
Benefits and expenses:
   Benefits and claims                           220,443         237,892       16,915          --        475,250
   Provision for policyholders' dividends
      on participating policies                   30,592               7          732          --         31,331
   Operating expenses                             57,544          97,096        4,400       1,423        160,463
                                              ----------       ---------      -------     -------     ----------
                                                 308,579         334,995       22,047       1,423        667,044
                                              ----------       ---------      -------     -------     ----------
Income before income
   taxes and cumulative effect of
   change in accounting principle             $   59,452         104,846        5,349      54,918        224,565
                                              ==========       =========      =======     =======     ==========
Total assets as of December 31, 2003          $2,896,301       9,226,722      226,171     668,586     13,017,780

(18) RELATED PARTY TRANSACTIONS

     On December 30, 2003, the Company closed on a $28,000 mortgage with ONFS, its parent. This loan, on the Company's home office building, is at 6.0% for a 10 year term based on a 25 year amortization with monthly payments of $180 beginning February 1, 2004, and a balloon maturity date of January 1, 2014.

     Refer to note 15 for lease information on the Company's home office building.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF ASSETS AND CONTRACT OWNERS' EQUITY              DECEMBER 31, 2005

                                                      ASSETS                       CONTRACT OWNERS' EQUITY
                                                  --------------    -----------------------------------------------------
                                                                     CONTRACTS IN      ANNUITY RESERVES
                                                  INVESTMENTS AT     ACCUMULATION      FOR CONTRACTS IN    TOTAL CONTRACT
                                                    FAIR VALUE      PERIOD (NOTE 5)     PAYMENT PERIOD     OWNERS' EQUITY
                                                  --------------    ---------------    ----------------    --------------
OHIO NATIONAL FUND, INC.:
Equity Subaccount
13,145,515 Shares (Cost $327,502,683)...........  $  388,449,960    $  387,845,294        $  604,666       $  388,449,960
Money Market Subaccount
12,539,180 Shares (Cost $125,391,803)...........     125,391,803       125,280,049           111,754          125,391,803
Bond Subaccount
10,469,212 Shares (Cost $112,591,258)...........     114,742,561       114,661,276            81,285          114,742,561
Omni Subaccount
2,232,203 Shares (Cost $34,824,895).............      31,496,386        31,426,831            69,555           31,496,386
International Subaccount
15,734,914 Shares (Cost $141,557,275)...........     169,307,673       169,244,488            63,185          169,307,673
Capital Appreciation Subaccount
6,996,887 Shares (Cost $102,571,702)............     119,506,826       119,406,698           100,128          119,506,826
Discovery Subaccount
1,547,383 Shares (Cost $34,929,728).............      28,734,895        28,727,223             7,672           28,734,895
International Small Company Subaccount
1,302,815 Shares (Cost $16,492,391).............      24,584,118        24,580,985             3,133           24,584,118
Aggressive Growth Subaccount
596,156 Shares (Cost $4,868,232)................       4,024,055         4,024,055                 0            4,024,055
Small Cap Growth Subaccount
664,620 Shares (Cost $6,776,696)................       5,788,837         5,781,671             7,166            5,788,837
Mid Cap Opportunity Subaccount
2,720,169 Shares (Cost $41,019,385).............      47,358,139        47,316,028            42,111           47,358,139
S&P 500 Index Subaccount
7,475,575 Shares (Cost $96,580,837).............      97,107,718        97,065,077            42,641           97,107,718
Blue Chip Subaccount
2,043,034 Shares (Cost $18,930,495).............      23,208,869        23,208,869                 0           23,208,869
High Income Bond Subaccount
4,807,211 Shares (Cost $38,649,513).............      40,813,219        40,740,225            72,994           40,813,219
Capital Growth Subaccount
1,116,798 Shares (Cost $17,589,003).............      19,700,316        19,700,316                 0           19,700,316
Nasdaq-100 Index Subaccount
5,479,511 Shares (Cost $20,466,491).............      23,233,126        23,233,126                 0           23,233,126
Bristol Subaccount
2,200,190 Shares (Cost $23,210,207).............      24,796,136        24,796,136                 0           24,796,136
Bryton Growth Subaccount
832,488 Shares (Cost $8,027,562)................       8,707,821         8,707,821                 0            8,707,821
U.S. Equity Subaccount
962,098 Shares (Cost $10,844,349)...............      12,247,510        12,247,510                 0           12,247,510
Balanced Subaccount
349,192 Shares (Cost $3,835,599)................       4,085,543         4,085,543                 0            4,085,543

   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF ASSETS AND CONTRACT OWNERS' EQUITY              DECEMBER 31, 2005

                                                      ASSETS                       CONTRACT OWNERS' EQUITY
                                                  --------------    -----------------------------------------------------
                                                                     CONTRACTS IN      ANNUITY RESERVES
                                                  INVESTMENTS AT     ACCUMULATION      FOR CONTRACTS IN    TOTAL CONTRACT
                                                    FAIR VALUE      PERIOD (NOTE 5)     PAYMENT PERIOD     OWNERS' EQUITY
                                                  --------------    ---------------    ----------------    --------------
OHIO NATIONAL FUND, INC.: (CONTINUED)
Covered Call Subaccount
371,012 Shares (Cost $3,908,997)................  $    4,107,102    $    4,107,102        $        0       $    4,107,102
Target VIP Subaccount
139,876 Shares (Cost $1,415,300)................       1,418,338         1,418,338                 0            1,418,338
Target Equity/Income Subaccount
351,667 Shares (Cost $3,545,751)................       3,562,387         3,562,387                 0            3,562,387

DOW TARGET 10 PORTFOLIOS:
First Quarter Subaccount
228,328 Shares (Cost $1,980,923)................       2,201,084         2,201,084                 0            2,201,084
Second Quarter Subaccount
275,452 Shares (Cost $2,658,675)................       2,977,640         2,977,640                 0            2,977,640
Third Quarter Subaccount
318,438 Shares (Cost $2,714,391)................       2,888,230         2,888,230                 0            2,888,230
Fourth Quarter Subaccount
199,154 Shares (Cost $1,879,089)................       2,027,383         2,027,383                 0            2,027,383

DOW TARGET 5 PORTFOLIOS:
First Quarter Subaccount
71,596 Shares (Cost $663,692)...................         732,426           732,426                 0              732,426
Second Quarter Subaccount
56,321 Shares (Cost $503,785)...................         546,874           546,874                 0              546,874
Third Quarter Subaccount
62,824 Shares (Cost $564,491)...................         508,244           508,244                 0              508,244
Fourth Quarter Subaccount
66,958 Shares (Cost $602,409)...................         609,322           609,322                 0              609,322

FIDELITY VARIABLE INSURANCE PRODUCTS FUND:
VIP Growth Subaccount
92,841 Shares (Cost $3,665,703).................       3,128,754         3,128,754                 0            3,128,754
VIP Equity-Income Subaccount
116,290 Shares (Cost $2,774,011)................       2,964,244         2,964,244                 0            2,964,244
VIP High Income Bond Subaccount
113,101 Shares (Cost $1,044,446)................         697,835           697,835                 0              697,835

JANUS ASPEN SERIES -- INSTITUTIONAL SHARES:
Large Cap Growth Subaccount
702,130 Shares (Cost $21,050,456)...............      14,646,435        14,646,435                 0           14,646,435
International Growth Subaccount
157,694 Shares (Cost $3,436,582)................       5,602,870         5,601,201             1,669            5,602,870

   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF ASSETS AND CONTRACT OWNERS' EQUITY              DECEMBER 31, 2005

                                                      ASSETS                       CONTRACT OWNERS' EQUITY
                                                  --------------    -----------------------------------------------------
                                                                     CONTRACTS IN      ANNUITY RESERVES
                                                  INVESTMENTS AT     ACCUMULATION      FOR CONTRACTS IN    TOTAL CONTRACT
                                                    FAIR VALUE      PERIOD (NOTE 5)     PAYMENT PERIOD     OWNERS' EQUITY
                                                  --------------    ---------------    ----------------    --------------
JANUS ASPEN SERIES -- INSTITUTIONAL SHARES:
  (CONTINUED)
Worldwide Growth Subaccount
337,991 Shares (Cost $11,514,457)...............  $    9,450,234    $    9,444,224        $    6,010       $    9,450,234
Balanced Subaccount
967,306 Shares (Cost $24,277,430)...............      24,898,454        24,864,825            33,629           24,898,454

SALOMON BROTHERS VARIABLE SERIES FUNDS INC.:
All Cap Subaccount
822,845 Shares (Cost $12,131,264)...............      14,276,355        14,186,840            89,515           14,276,355
Total Return Subaccount
618,030 Shares (Cost $6,494,650)................       7,008,457         6,992,421            16,036            7,008,457
Investors Subaccount
410,311 Shares (Cost $5,013,070)................       5,965,917         5,965,917                 0            5,965,917

WELLS FARGO ADVANTAGE VARIABLE TRUST FUNDS:
Opportunity Subaccount
728,996 Shares (Cost $15,513,415)...............      17,656,279        17,651,010             5,269           17,656,279
Multi Cap Value Subaccount
115,995 Shares (Cost $1,152,902)................       1,584,494         1,584,494                 0            1,584,494
Discovery Subaccount
1,290,523 Shares (Cost $15,973,340).............      18,506,104        18,462,149            43,955           18,506,104

VAN KAMPEN UNIVERSAL INSTITUTIONAL
  FUNDS -- CLASS I:
Core Plus Fixed Income Subaccount
299,451 Shares (Cost $3,303,120)................       3,452,672         3,452,672                 0            3,452,672
U.S. Real Estate Subaccount
585,497 Shares (Cost $10,172,859)...............      13,513,266        13,487,731            25,535           13,513,266
Value Subaccount
55,738 Shares (Cost $667,451)...................         807,637           807,637                 0              807,637
Emerging Markets Debt Subaccount
23,711 Shares (Cost $179,002)...................         214,347           214,347                 0              214,347

GOLDMAN SACHS VARIABLE INSURANCE TRUST:
Growth & Income Subaccount
5,363,151 Shares (Cost $60,288,130).............      64,196,920        64,159,653            37,267           64,196,920
Core U.S. Equity Subaccount
3,251,531 Shares (Cost $39,019,012).............      42,692,599        42,667,903            24,696           42,692,599
Capital Growth Subaccount
1,324,797 Shares (Cost $13,425,109).............      14,148,830        14,133,814            15,016           14,148,830

   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF ASSETS AND CONTRACT OWNERS' EQUITY              DECEMBER 31, 2005

                                                      ASSETS                       CONTRACT OWNERS' EQUITY
                                                  --------------    -----------------------------------------------------
                                                                     CONTRACTS IN      ANNUITY RESERVES
                                                  INVESTMENTS AT     ACCUMULATION      FOR CONTRACTS IN    TOTAL CONTRACT
                                                    FAIR VALUE      PERIOD (NOTE 5)     PAYMENT PERIOD     OWNERS' EQUITY
                                                  --------------    ---------------    ----------------    --------------
LAZARD RETIREMENT SERIES, INC.:
Emerging Markets Subaccount
2,185,400 Shares (Cost $31,614,210).............  $   41,107,377    $   41,049,347        $   58,030       $   41,107,377
Small Cap Subaccount
2,188,822 Shares (Cost $30,133,544).............      35,699,686        35,674,960            24,726           35,699,686
Equity Subaccount
10,025 Shares (Cost $107,842)...................         110,476           110,476                 0              110,476
International Equity Subaccount
103,794 Shares (Cost $1,263,493)................       1,331,683         1,331,683                 0            1,331,683

THE PRUDENTIAL SERIES FUND, INC.:
Jennison 20/20 Focus Subaccount
1,225,390 Shares (Cost $14,033,028).............      18,172,538        18,165,647             6,891           18,172,538
Jennison Subaccount
377,748 Shares (Cost $7,069,279)................       7,740,060         7,740,060                 0            7,740,060

UBS SERIES TRUST:
U.S. Allocation Subaccount
583,973 Shares (Cost $7,842,574)................       8,269,061         8,252,336            16,725            8,269,061

OLD MUTUAL INSURANCE SERIES FUND:
Technology & Communications Subaccount
1,088,018 Shares (Cost $4,625,487)..............       2,774,445         2,774,445                 0            2,774,445

FIDELITY VARIABLE INSURANCE PRODUCTS FUND -- SERVICE CLASS 2:
VIP Mid Cap Subaccount
3,450,559 Shares (Cost $82,732,341).............     119,630,878       119,530,366           100,512          119,630,878
VIP Contrafund Subaccount
3,073,090 Shares (Cost $73,339,327).............      94,313,146        94,264,929            48,217           94,313,146
VIP Growth Subaccount
696,404 Shares (Cost $24,586,742)...............      23,183,294        23,173,298             9,996           23,183,294
VIP Equity-Income Subaccount
1,086,678 Shares (Cost $25,555,540).............      27,351,695        27,349,906             1,789           27,351,695

JANUS ASPEN SERIES -- SERVICE SHARES:
Large Cap Growth Subaccount
950,331 Shares (Cost $24,691,676)...............      19,586,314        19,586,314                 0           19,586,314
Worldwide Growth Subaccount
573,066 Shares (Cost $12,665,226)...............      15,908,304        15,908,304                 0           15,908,304
Balanced Subaccount
2,304,720 Shares (Cost $55,644,748).............      61,351,651        61,349,299             2,352           61,351,651
International Growth Subaccount
791,766 Shares (Cost $19,097,089)...............      27,846,402        27,835,212            11,190           27,846,402

   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF ASSETS AND CONTRACT OWNERS' EQUITY              DECEMBER 31, 2005

                                                      ASSETS                       CONTRACT OWNERS' EQUITY
                                                  --------------    -----------------------------------------------------
                                                                     CONTRACTS IN      ANNUITY RESERVES
                                                  INVESTMENTS AT     ACCUMULATION      FOR CONTRACTS IN    TOTAL CONTRACT
                                                    FAIR VALUE      PERIOD (NOTE 5)     PAYMENT PERIOD     OWNERS' EQUITY
                                                  --------------    ---------------    ----------------    --------------
J.P. MORGAN SERIES TRUST II:
Small Company Subaccount
1,241,718 Shares (Cost $18,045,392).............  $   19,768,143    $   19,756,854        $   11,289       $   19,768,143
Mid Cap Value Subaccount
3,321,623 Shares (Cost $82,058,109).............      92,473,997        92,458,829            15,168           92,473,997

ALLIANCEBERSTEIN VARIABLE SERIES PRODUCT FUND, INC. -- CLASS B:
Global Bond Subaccount
32,237 Shares (Cost $374,963)...................         361,380           361,380                 0              361,380
Growth & Income Subaccount
58,115 Shares (Cost $1,237,767).................       1,432,529         1,432,529                 0            1,432,529
Small Cap Growth Subaccount
18,608 Shares (Cost $165,672)...................         224,972           224,972                 0              224,972

MFS VARIABLE INSURANCE TRUST -- SERVICE CLASS:
New Discovery Subaccount
177,509 Shares (Cost $2,349,673)................       2,742,512         2,742,512                 0            2,742,512
Investors Growth Stock Subaccount
469,297 Shares (Cost $4,009,679)................       4,561,567         4,561,567                 0            4,561,567
Mid Cap Growth Subaccount
664,266 Shares (Cost $4,107,482)................       4,782,718         4,782,718                 0            4,782,718
Total Return Subaccount
3,570,665 Shares (Cost $67,235,301).............      73,198,640        72,981,938           216,702           73,198,640

PIMCO VARIABLE INSURANCE TRUST -- ADMINISTRATIVE SHARES:
Real Return Subaccount
11,187,621 Shares (Cost $142,403,181)...........     141,970,908       141,775,260           195,648          141,970,908
Total Return Subaccount
5,439,947 Shares (Cost $56,634,455).............      55,705,057        55,705,057                 0           55,705,057
Global Bond Subaccount
1,022,419 Shares (Cost $12,874,026).............      12,176,993        12,176,993                 0           12,176,993

CALVERT VARIABLE SERIES, INC.:
Social Equity Subaccount
25,102 Shares (Cost $350,893)...................         444,303           444,303                 0              444,303

DREYFUS VARIABLE INVESTMENT FUND -- SERVICE
  SHARES:
Appreciation Subaccount
187,172 Shares (Cost $6,488,225)................       6,910,403         6,902,070             8,333            6,910,403

ROYCE CAPITAL FUND:
Small-Cap Subaccount
6,600,190 Shares (Cost $56,625,663).............      63,823,840        63,732,901            90,939           63,823,840
Micro-Cap Subaccount
2,488,549 Shares (Cost $28,129,178).............      31,281,062        31,281,062                 0           31,281,062

   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF ASSETS AND CONTRACT OWNERS' EQUITY              DECEMBER 31, 2005

                                                      ASSETS                       CONTRACT OWNERS' EQUITY
                                                  --------------    -----------------------------------------------------
                                                                     CONTRACTS IN      ANNUITY RESERVES
                                                  INVESTMENTS AT     ACCUMULATION      FOR CONTRACTS IN    TOTAL CONTRACT
                                                    FAIR VALUE      PERIOD (NOTE 5)     PAYMENT PERIOD     OWNERS' EQUITY
                                                  --------------    ---------------    ----------------    --------------
VAN KAMPEN UNIVERSAL INSTITUTIONAL
  FUNDS -- CLASS II:
Core Plus Fixed Income Subaccount
323,211 Shares (Cost $3,705,536)................  $    3,703,994    $    3,703,994        $        0       $    3,703,994
U.S. Real Estate Subaccount
1,793,082 Shares (Cost $35,042,734).............      41,097,429        41,095,795             1,634           41,097,429

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS
TRUST -- CLASS 2:
Franklin Income Securities Subaccount
1,163,922 Shares (Cost $17,960,722).............      17,831,280        17,831,280                 0           17,831,280
Franklin Flex Cap Growth Securities Subaccount
209,265 Shares (Cost $2,127,261)................       2,216,117         2,216,117                 0            2,216,117
Templeton Foreign Securities Subaccount
588,418 Shares (Cost $8,719,857)................       9,191,084         9,191,084                 0            9,191,084
                                                  --------------    --------------        ----------       --------------
TOTALS..........................................  $2,690,553,182    $2,688,228,154        $2,325,028       $2,690,553,182
                                                  ==============    ==============        ==========       ==============

   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF OPERATIONS                 FOR THE PERIOD ENDED DECEMBER 31, 2005

                                                                    OHIO NATIONAL FUND, INC.
                               --------------------------------------------------------------------------------------------------
                                                MONEY                                                    CAPITAL
                                 EQUITY        MARKET         BOND          OMNI       INTERNATIONAL   APPRECIATION    DISCOVERY
                               SUBACCOUNT    SUBACCOUNT    SUBACCOUNT    SUBACCOUNT     SUBACCOUNT      SUBACCOUNT    SUBACCOUNT
                               -----------   -----------   -----------   -----------   -------------   ------------   -----------
                                  2005          2005          2005          2005           2005            2005          2005
                               -----------   -----------   -----------   -----------   -------------   ------------   -----------
Investment activity:
  Reinvested dividends.......  $         0   $ 3,316,422   $ 4,209,056   $   393,713    $    74,032    $   620,140    $         0
  Risk & administrative
     expense (note 2)........   (4,492,083)   (1,491,267)   (1,300,995)     (396,275)    (1,508,094)    (1,193,481)      (364,712)
                               -----------   -----------   -----------   -----------    -----------    -----------    -----------
       Net investment
          activity...........   (4,492,083)    1,825,155     2,908,061        (2,562)    (1,434,062)      (573,341)      (364,712)
                               -----------   -----------   -----------   -----------    -----------    -----------    -----------
Reinvested capital gains.....            0             0             0             0              0              0              0
                               -----------   -----------   -----------   -----------    -----------    -----------    -----------
Realized & unrealized gain
  (loss) on investments:
  Realized gain (loss).......    2,164,215        30,610       160,248    (1,147,482)       699,404        140,961     (2,033,628)
  Unrealized gain (loss).....   20,699,494             0    (3,926,954)    3,684,054     14,209,270      5,343,057      1,771,354
                               -----------   -----------   -----------   -----------    -----------    -----------    -----------
       Net gain (loss) on
          investments........   22,863,709        30,610    (3,766,706)    2,536,572     14,908,674      5,484,018       (262,274)
                               -----------   -----------   -----------   -----------    -----------    -----------    -----------
          Net increase
            (decrease) in
            contracts owner's
            equity from
            operations.......  $18,371,626   $ 1,855,765   $  (858,645)  $ 2,534,010    $13,474,612    $ 4,910,677    $  (626,986)
                               ===========   ===========   ===========   ===========    ===========    ===========    ===========

                                                                      OHIO NATIONAL FUND, INC.
                                   ----------------------------------------------------------------------------------------------
                                   INTERNATIONAL   AGGRESSIVE   SMALL CAP      MID CAP         S&P                    HIGH INCOME
                                     SMALL CO.       GROWTH       GROWTH     OPPORTUNITY    500 INDEX    BLUE CHIP       BOND
                                    SUBACCOUNT     SUBACCOUNT   SUBACCOUNT   SUBACCOUNT    SUBACCOUNT    SUBACCOUNT   SUBACCOUNT
                                   -------------   ----------   ----------   -----------   -----------   ----------   -----------
                                       2005           2005         2005         2005          2005          2005         2005
                                   -------------   ----------   ----------   -----------   -----------   ----------   -----------
Investment activity:
  Reinvested dividends...........   $  102,327     $     902    $       0    $        0    $   971,299   $ 220,630    $ 1,915,434
  Risk & administrative expense
     (note 2)....................     (202,173)      (48,863)     (68,309)     (572,453)    (1,232,410)   (327,281)      (463,001)
                                    ----------     ---------    ---------    ----------    -----------   ---------    -----------
       Net investment activity...      (99,846)      (47,961)     (68,309)     (572,453)      (261,111)   (106,651)     1,452,433
                                    ----------     ---------    ---------    ----------    -----------   ---------    -----------
Reinvested capital gains.........            0             0            0             0              0           0              0
                                    ----------     ---------    ---------    ----------    -----------   ---------    -----------
Realized & unrealized gain (loss)
  on investments:
  Realized gain (loss)...........      401,942      (405,869)    (322,386)      504,611       (335,400)    639,255        400,068
  Unrealized gain (loss).........    4,151,697       881,024      675,468     3,880,574      3,589,963     233,444     (1,202,521)
                                    ----------     ---------    ---------    ----------    -----------   ---------    -----------
       Net gain (loss) on
          investments............    4,553,639       475,155      353,082     4,385,185      3,254,563     872,699       (802,453)
                                    ----------     ---------    ---------    ----------    -----------   ---------    -----------
          Net increase (decrease)
            in contracts owner's
            equity from
            operations...........   $4,453,793     $ 427,194    $ 284,773    $3,812,732    $ 2,993,452   $ 766,048    $   649,980
                                    ==========     =========    =========    ==========    ===========   =========    ===========

   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF OPERATIONS                 FOR THE PERIOD ENDED DECEMBER 31, 2005

                                                                        OHIO NATIONAL FUND, INC.
                                        -----------------------------------------------------------------------------------------
                                         CAPITAL     NASDAQ-100                  BRYTON                                 COVERED
                                          GROWTH       INDEX       BRISTOL       GROWTH     U.S. EQUITY    BALANCED       CALL
                                        SUBACCOUNT   SUBACCOUNT   SUBACCOUNT   SUBACCOUNT   SUBACCOUNT    SUBACCOUNT   SUBACCOUNT
                                        ----------   ----------   ----------   ----------   -----------   ----------   ----------
                                           2005         2005         2005         2005         2005          2005         2005
                                        ----------   ----------   ----------   ----------   -----------   ----------   ----------
Investment activity:
  Reinvested dividends................  $       0    $       0    $        0    $  1,452     $       0     $  8,210     $      0
  Risk & administrative expense (note
     2)...............................   (252,408)    (211,468)     (166,017)    (63,113)     (105,473)     (38,560)     (41,234)
                                        ---------    ---------    ----------    --------     ---------     --------     --------
       Net investment activity........   (252,408)    (211,468)     (166,017)    (61,661)     (105,473)     (30,350)     (41,234)
                                        ---------    ---------    ----------    --------     ---------     --------     --------
Reinvested capital gains..............          0            0             0           0             0            0            0
                                        ---------    ---------    ----------    --------     ---------     --------     --------
Realized & unrealized gain (loss) on
  investments:
  Realized gain (loss)................    324,807      187,002         7,738      29,406        17,663       11,373       36,630
  Unrealized gain (loss)..............    114,502      610,617     1,520,248     428,639       896,106      121,060       92,975
                                        ---------    ---------    ----------    --------     ---------     --------     --------
       Net gain (loss) on
          investments.................    439,309      797,619     1,527,986     458,045       913,769      132,433      129,605
                                        ---------    ---------    ----------    --------     ---------     --------     --------
          Net increase (decrease) in
            contracts owner's equity
            from operations...........  $ 186,901    $ 586,151    $1,361,969    $396,384     $ 808,296     $102,083     $ 88,371
                                        =========    =========    ==========    ========     =========     ========     ========

                                                  OHIO NATIONAL FUND, INC.                 DOW TARGET 10 PORTFOLIOS
                                                 --------------------------   ---------------------------------------------------
                                                                 TARGET         FIRST        SECOND        THIRD        FOURTH
                                                 TARGET VIP   EQUITY/INCOME    QUARTER      QUARTER       QUARTER       QUARTER
                                                 SUBACCOUNT    SUBACCOUNT     SUBACCOUNT   SUBACCOUNT   SUBACCOUNT    SUBACCOUNT
                                                 ----------   -------------   ----------   ----------   -----------   -----------
                                                  2005(C)        2005(C)         2005         2005         2005          2005
                                                 ----------   -------------   ----------   ----------   -----------   -----------
Investment activity:
  Reinvested dividends........................    $     0        $     0      $       0    $       0     $       0     $       0
  Risk & administrative expense (note 2)......     (2,278)        (5,310)       (33,316)     (42,273)      (38,406)      (25,651)
                                                  -------        -------      ---------    ---------     ---------     ---------
       Net investment activity................     (2,278)        (5,310)       (33,316)     (42,273)      (38,406)      (25,651)
                                                  -------        -------      ---------    ---------     ---------     ---------
Reinvested capital gains......................          0              0              0            0             0             0
                                                  -------        -------      ---------    ---------     ---------     ---------
Realized & unrealized gain (loss) on
  investments:
  Realized gain (loss)........................       (359)          (326)        91,960       84,758        60,013        43,010
  Unrealized gain (loss)......................      3,038         16,636       (263,215)    (176,651)     (230,317)     (134,482)
                                                  -------        -------      ---------    ---------     ---------     ---------
       Net gain (loss) on investments.........      2,679         16,310       (171,255)     (91,893)     (170,304)      (91,472)
                                                  -------        -------      ---------    ---------     ---------     ---------
          Net increase (decrease) in contracts
            owner's equity from operations....    $   401        $11,000      $(204,571)   $(134,166)    $(208,710)    $(117,123)
                                                  =======        =======      =========    =========     =========     =========

---------------

(c) Period from November 2, 2005, date of commencement of operations.

   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF OPERATIONS                 FOR THE PERIOD ENDED DECEMBER 31, 2005

                                                 DOW TARGET 5 PORTFOLIOS                FIDELITY VARIABLE INSURANCE PRODUCTS FUND
                                    -------------------------------------------------   -----------------------------------------
                                      FIRST        SECOND       THIRD        FOURTH                   VIP EQUITY-      VIP HIGH
                                     QUARTER      QUARTER      QUARTER      QUARTER     VIP GROWTH       INCOME      INCOME BOND
                                    SUBACCOUNT   SUBACCOUNT   SUBACCOUNT   SUBACCOUNT   SUBACCOUNT     SUBACCOUNT     SUBACCOUNT
                                    ----------   ----------   ----------   ----------   -----------   ------------   ------------
                                       2005         2005         2005         2005         2005           2005           2005
                                    ----------   ----------   ----------   ----------   -----------   ------------   ------------
Investment activity:
  Reinvested dividends............   $      0     $      0    $       0     $      0     $  21,105      $ 58,068      $ 117,987
  Risk & administrative expense
     (note 2).....................    (10,082)      (7,605)      (7,117)      (8,995)      (45,958)      (42,857)       (10,419)
                                     --------     --------    ---------     --------     ---------      --------      ---------
       Net investment activity....    (10,082)      (7,605)      (7,117)      (8,995)      (24,853)       15,211        107,568
                                     --------     --------    ---------     --------     ---------      --------      ---------
Reinvested capital gains..........          0            0            0            0             0       127,606              0
                                     --------     --------    ---------     --------     ---------      --------      ---------
Realized & unrealized gain (loss)
  on investments:
  Realized gain (loss)............     14,886       21,932          623        9,479      (467,323)       28,278       (102,921)
  Unrealized gain (loss)..........    (25,553)     (42,040)    (114,233)     (98,730)      599,094       (41,378)         4,395
                                     --------     --------    ---------     --------     ---------      --------      ---------
       Net gain (loss) on
          investments.............    (10,667)     (20,108)    (113,610)     (89,251)      131,771       (13,100)       (98,526)
                                     --------     --------    ---------     --------     ---------      --------      ---------
          Net increase (decrease)
            in contracts owner's
            equity from
            operations............   $(20,749)    $(27,713)   $(120,727)    $(98,246)    $ 106,918      $129,717      $   9,042
                                     ========     ========    =========     ========     =========      ========      =========

                                                                JANUS ASPEN SERIES -- INSTITUTIONAL SHARES
                                                         --------------------------------------------------------
                                                           LARGE CAP     INTERNATIONAL    WORLDWIDE
                                                            GROWTH          GROWTH         GROWTH       BALANCED
                                                         SUBACCOUNT(D)    SUBACCOUNT     SUBACCOUNT    SUBACCOUNT
                                                         -------------   -------------   -----------   ----------
                                                             2005            2005           2005          2005
                                                         -------------   -------------   -----------   ----------
Investment activity:
  Reinvested dividends.................................   $    52,641     $   58,801     $   139,265   $  609,275
  Risk & administrative expense (note 2)...............      (209,727)       (62,014)       (136,232)    (367,304)
                                                          -----------     ----------     -----------   ----------
       Net investment activity.........................      (157,086)        (3,213)          3,033      241,971
                                                          -----------     ----------     -----------   ----------
Reinvested capital gains...............................             0              0               0            0
                                                          -----------     ----------     -----------   ----------
Realized & unrealized gain (loss) on investments:
  Realized gain (loss).................................    (2,481,172)       300,079      (1,098,640)    (158,330)
  Unrealized gain (loss)...............................     3,015,613      1,082,041       1,474,390    1,571,300
                                                          -----------     ----------     -----------   ----------
       Net gain (loss) on investments..................       534,441      1,382,120         375,750    1,412,970
                                                          -----------     ----------     -----------   ----------
          Net increase (decrease) in contracts owner's
            equity from operations.....................   $   377,355     $1,378,907     $   378,783   $1,654,941
                                                          ===========     ==========     ===========   ==========

                                                          SALOMON BROTHERS VARIABLE SERIES FUNDS INC.
                                                         ---------------------------------------------
                                                                             TOTAL
                                                           ALL CAP           RETURN        INVESTORS
                                                          SUBACCOUNT       SUBACCOUNT      SUBACCOUNT
                                                         ------------     ------------    ------------
                                                             2005             2005            2005
                                                         ------------     ------------    ------------
Investment activity:
  Reinvested dividends.................................    $ 121,961        $138,582        $ 70,062
  Risk & administrative expense (note 2)...............     (178,557)        (99,285)        (79,686)
                                                           ---------        --------        --------
       Net investment activity.........................      (56,596)         39,297          (9,624)
                                                           ---------        --------        --------
Reinvested capital gains...............................       10,048          46,741               0
                                                           ---------        --------        --------
Realized & unrealized gain (loss) on investments:
  Realized gain (loss).................................      278,101          88,091         160,770
  Unrealized gain (loss)...............................      145,618         (51,938)        137,786
                                                           ---------        --------        --------
       Net gain (loss) on investments..................      423,719          36,153         298,556
                                                           ---------        --------        --------
          Net increase (decrease) in contracts owner's
            equity from operations.....................    $ 377,171        $122,191        $288,932
                                                           =========        ========        ========

---------------

(d) Formerly known as Growth Subaccount.

   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF OPERATIONS                 FOR THE PERIOD ENDED DECEMBER 31, 2005

                                                                                                                        STRONG
                                                                                                                       VARIABLE
                                                                                                                      INSURANCE
                                                                                WELLS FARGO ADVANTAGE VARIABLE        FUNDS INC.
                                                                                     TRUST FUNDS (NOTE 4)              (NOTE 4)
                                                                             -------------------------------------   ------------
                                                                                           MULTI CAP                   MID CAP
                                                                             OPPORTUNITY     VALUE      DISCOVERY     GROWTH II
                                                                             SUBACCOUNT    SUBACCOUNT   SUBACCOUNT    SUBACCOUNT
                                                                             -----------   ----------   ----------   ------------
                                                                                2005          2005         2005          2005
                                                                             -----------   ----------   ----------   ------------
Investment activity:
  Reinvested dividends....................................................   $        0     $  5,433    $        0   $          0
  Risk & administrative expense (note 2)..................................     (242,059)     (18,585)     (177,243)       (69,022)
                                                                             ----------     --------    ----------   ------------
       Net investment activity............................................     (242,059)     (13,152)     (177,243)       (69,022)
                                                                             ----------     --------    ----------   ------------
Reinvested capital gains..................................................            0            0             0              0
                                                                             ----------     --------    ----------   ------------
Realized & unrealized gain (loss) on investments:
  Realized gain (loss)....................................................      282,960       47,986       218,603    (11,798,834)
  Unrealized gain (loss)..................................................    1,066,265      155,040     2,532,763     10,695,283
                                                                             ----------     --------    ----------   ------------
       Net gain (loss) on investments.....................................    1,349,225      203,026     2,751,366     (1,103,551)
                                                                             ----------     --------    ----------   ------------
        Net increase (decrease) in contracts owner's equity from
operations................................................................   $1,107,166     $189,874    $2,574,123   $ (1,172,573)
                                                                             ==========     ========    ==========   ============

                                  VAN KAMPEN UNIVERSAL INSTITUTIONAL FUNDS -- CLASS I     GOLDMAN SACHS VARIABLE INSURANCE TRUST
                                 -----------------------------------------------------   ----------------------------------------
                                  CORE PLUS     U.S. REAL                   EMERGING       GROWTH &      CORE U.S.      CAPITAL
                                 FIXED INCOME     ESTATE       VALUE      MARKETS DEBT      INCOME        EQUITY        GROWTH
                                  SUBACCOUNT    SUBACCOUNT   SUBACCOUNT    SUBACCOUNT     SUBACCOUNT    SUBACCOUNT    SUBACCOUNT
                                 ------------   ----------   ----------   ------------   ------------   -----------   -----------
                                     2005          2005         2005          2005           2005          2005          2005
                                 ------------   ----------   ----------   ------------   ------------   -----------   -----------
Investment activity:
  Reinvested dividends.........    $141,594     $  133,664    $ 14,248      $15,923       $1,017,408    $  305,072     $  20,947
  Risk & administrative expense
     (note 2)..................     (54,920)      (144,386)    (13,405)      (2,656)        (573,246)     (363,912)     (181,609)
                                   --------     ----------    --------      -------       ----------    ----------     ---------
       Net investment
          activity.............      86,674        (10,722)        843       13,267          444,162       (58,840)     (160,662)
                                   --------     ----------    --------      -------       ----------    ----------     ---------
Reinvested capital gains.......      29,036        295,233      59,076        3,384                0             0             0
                                   --------     ----------    --------      -------       ----------    ----------     ---------
Realized & unrealized gain
  (loss) on investments:
  Realized gain (loss).........      75,432        386,616      57,059        2,248           16,818        25,349       (19,872)
  Unrealized gain (loss).......     (77,551)     1,087,009     (94,194)       2,007          924,298     2,426,038       367,405
                                   --------     ----------    --------      -------       ----------    ----------     ---------
       Net gain (loss) on
          investments..........      (2,119)     1,473,625     (37,135)       4,255          941,116     2,451,387       347,533
                                   --------     ----------    --------      -------       ----------    ----------     ---------
          Net increase
            (decrease) in
            contracts owner's
            equity from
            operations.........    $113,591     $1,758,136    $ 22,784      $20,906       $1,385,278    $2,392,547     $ 186,871
                                   ========     ==========    ========      =======       ==========    ==========     =========

   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF OPERATIONS                 FOR THE PERIOD ENDED DECEMBER 31, 2005

                                                      LAZARD RETIREMENT                      THE PRUDENTIAL SERIES     UBS SERIES
                                                        SERIES, INC.                               FUND, INC.            TRUST
                                    -----------------------------------------------------   ------------------------   ----------
                                     EMERGING                               INTERNATIONAL    JENNISON                     U.S.
                                     MARKETS      SMALL CAP      EQUITY        EQUITY       20/20 FOCUS    JENNISON    ALLOCATION
                                    SUBACCOUNT   SUBACCOUNT    SUBACCOUNT    SUBACCOUNT     SUBACCOUNT    SUBACCOUNT   SUBACCOUNT
                                    ----------   -----------   ----------   -------------   -----------   ----------   ----------
                                       2005         2005        2005(B)        2005(B)         2005          2005         2005
                                    ----------   -----------   ----------   -------------   -----------   ----------   ----------
Investment activity:
  Reinvested dividends............  $   72,967   $         0     $  248        $ 3,917      $        0     $      0    $ 123,782
  Risk & administrative expense
     (note 2).....................    (283,623)     (456,782)      (367)        (4,301)       (185,446)     (95,316)    (120,486)
                                    ----------   -----------     ------        -------      ----------     --------    ---------
Net investment activity...........    (210,656)     (456,782)      (119)          (384)       (185,446)     (95,316)       3,296
                                    ----------   -----------     ------        -------      ----------     --------    ---------
Reinvested capital gains..........     869,616     2,552,120          0          5,965               0            0            0
                                    ----------   -----------     ------        -------      ----------     --------    ---------
Realized & unrealized gain (loss)
  on investments:
  Realized gain (loss)............   1,263,903     1,019,564          5            105         485,245      (19,066)      44,880
  Unrealized gain (loss)..........   6,174,583    (2,156,218)     2,634         68,190       2,260,476      988,851      413,111
                                    ----------   -----------     ------        -------      ----------     --------    ---------
       Net gain (loss) on
          investments.............   7,438,486    (1,136,654)     2,639         68,295       2,745,721      969,785      457,991
                                    ----------   -----------     ------        -------      ----------     --------    ---------
          Net increase (decrease)
            in contracts owner's
            equity from
            operations............  $8,097,446   $   958,684     $2,520        $73,876      $2,560,275     $874,469    $ 461,287
                                    ==========   ===========     ======        =======      ==========     ========    =========

                                                               OLD MUTUAL
                                                               INSURANCE
                                                              SERIES FUND        FIDELITY VARIABLE INSURANCE PRODUCTS FUND --
                                                                  (E)                          SERVICE CLASS 2
                                                              ------------   ----------------------------------------------------
                                                                TECHN. &                       VIP                    VIP EQUITY-
                                                                 COMM.       VIP MID CAP   CONTRAFUND    VIP GROWTH     INCOME
                                                               SUBACCOUNT    SUBACCOUNT    SUBACCOUNT    SUBACCOUNT   SUBACCOUNT
                                                              ------------   -----------   -----------   ----------   -----------
                                                                  2005          2005          2005          2005         2005
                                                              ------------   -----------   -----------   ----------   -----------
Investment activity:
  Reinvested dividends......................................   $       0     $         0   $    69,982   $   61,471   $  221,499
  Risk & administrative expense (note 2)....................     (35,580)     (1,215,956)     (888,293)    (301,877)    (282,098)
                                                               ---------     -----------   -----------   ----------   ----------
       Net investment activity..............................     (35,580)     (1,215,956)     (818,311)    (240,406)     (60,599)
                                                               ---------     -----------   -----------   ----------   ----------
Reinvested capital gains....................................           0       1,282,659         9,997            0      547,595
                                                               ---------     -----------   -----------   ----------   ----------
Realized & unrealized gain (loss) on investments:
  Realized gain (loss)......................................    (715,094)        483,339        95,438     (408,134)      18,007
  Unrealized gain (loss)....................................     947,358      14,776,422    11,422,692    1,536,425      667,231
                                                               ---------     -----------   -----------   ----------   ----------
       Net gain (loss) on investments.......................     232,264      15,259,761    11,518,130    1,128,291      685,238
                                                               ---------     -----------   -----------   ----------   ----------
          Net increase (decrease) in contracts owner's
          equity from operations............................   $ 196,684     $15,326,464   $10,709,816   $  887,885   $1,172,234
                                                               =========     ===========   ===========   ==========   ==========

---------------

(b) Period from May 2, 2005, date of commencement of operations.
(e) Formerly known as PBHG Insurance Series Fund.
   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF OPERATIONS                 FOR THE PERIOD ENDED DECEMBER 31, 2005

                                                    JANUS ASPEN SERIES -- SERVICE SHARES             J.P. MORGAN SERIES TRUST II
                                          --------------------------------------------------------   ----------------------------
                                            LARGE CAP      WORLDWIDE                 INTERNATIONAL       SMALL         MID CAP
                                              GROWTH         GROWTH      BALANCED       GROWTH          COMPANY         VALUE
                                          SUBACCOUNT(D)    SUBACCOUNT   SUBACCOUNT    SUBACCOUNT      SUBACCOUNT      SUBACCOUNT
                                          --------------   ----------   ----------   -------------   -------------   ------------
                                               2005           2005         2005          2005            2005            2005
                                          --------------   ----------   ----------   -------------   -------------   ------------
Investment activity:
  Reinvested dividends..................   $    24,500     $ 193,509    $1,244,129    $  209,047      $         0     $   96,338
  Risk & administrative expense (note
     2).................................      (260,450)     (213,379)     (811,951)     (234,035)        (239,103)      (807,458)
                                           -----------     ---------    ----------    ----------      -----------     ----------
       Net investment activity..........      (235,950)      (19,870)      432,178       (24,988)        (239,103)      (711,120)
                                           -----------     ---------    ----------    ----------      -----------     ----------
Reinvested capital gains................             0             0             0             0        2,249,247        712,277
                                           -----------     ---------    ----------    ----------      -----------     ----------
Realized & unrealized gain (loss) on
  investments:
  Realized gain (loss)..................    (1,092,408)      541,782       403,243       163,536          483,492         53,340
  Unrealized gain (loss)................     1,767,296        91,178     2,781,640     5,464,385       (2,093,367)     4,667,493
                                           -----------     ---------    ----------    ----------      -----------     ----------
       Net gain (loss) on investments...       674,888       632,960     3,184,883     5,627,921       (1,609,875)     4,720,833
                                           -----------     ---------    ----------    ----------      -----------     ----------
          Net increase (decrease) in
            contracts owner's equity
            from operations.............   $   438,938     $ 613,090    $3,617,061    $5,602,933      $   400,269     $4,721,990
                                           ===========     =========    ==========    ==========      ===========     ==========

                                         ALLIANCEBERSTEIN VARIABLE
                                   SERIES PRODUCT FUND, INC. -- CLASS B         MFS VARIABLE INSURANCE TRUST -- SERVICE CLASS
                                  ---------------------------------------   -----------------------------------------------------
                                    GLOBAL        GROWTH &     SMALL CAP       NEW        INVESTORS      MID CAP
                                     BOND          INCOME        GROWTH     DISCOVERY    GROWTH STOCK     GROWTH     TOTAL RETURN
                                  SUBACCOUNT     SUBACCOUNT    SUBACCOUNT   SUBACCOUNT    SUBACCOUNT    SUBACCOUNT    SUBACCOUNT
                                  ----------     ----------    ----------   ----------   ------------   ----------   ------------
                                     2005           2005          2005         2005          2005          2005          2005
                                  ----------     ----------    ----------   ----------   ------------   ----------   ------------
Investment activity:
  Reinvested dividends..........   $ 35,950       $ 20,781      $     0      $      0      $  5,767      $      0    $ 1,238,417
  Risk & administrative expense
     (note 2)...................     (4,999)       (21,785)      (3,034)      (31,212)      (55,218)      (58,337)      (889,070)
                                   --------       --------      -------      --------      --------      --------    -----------
     Net investment activity....     30,951         (1,004)      (3,034)      (31,212)      (49,451)      (58,337)       349,347
                                   --------       --------      -------      --------      --------      --------    -----------
Reinvested capital gains........      4,701              0            0             0             0             0      2,663,168
                                   --------       --------      -------      --------      --------      --------    -----------
Realized & unrealized gain
  (loss) on investments:
  Realized gain (loss)..........      1,741         47,455        6,011        43,403        77,355       110,900        499,983
  Unrealized gain (loss)........    (74,950)        (2,194)       1,751        81,270        89,844        (1,384)    (2,585,562)
                                   --------       --------      -------      --------      --------      --------    -----------
     Net gain (loss) on
       investments..............    (73,209)        45,261        7,762       124,673       167,199       109,516     (2,085,579)
                                   --------       --------      -------      --------      --------      --------    -----------
       Net increase (decrease)
          in contracts owner's
          equity from
          operations............   $(37,557)      $ 44,257      $ 4,728      $ 93,461      $117,748      $ 51,179    $   926,936
                                   ========       ========      =======      ========      ========      ========    ===========

---------------

(d) Formerly known as Growth Subaccount.

   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF OPERATIONS                 FOR THE PERIOD ENDED DECEMBER 31, 2005

                                                                                             DREYFUS
                                                                                            VARIABLE
                                                                             CALVERT       INVESTMENT
                                  PIMCO VARIABLE INSURANCE TRUST --         VARIABLE      FUND-SERVICE
                                        ADMINISTRATIVE SHARES              SERIES INC.       SHARES         ROYCE CAPITAL FUND
                              -----------------------------------------   -------------   -------------   -----------------------
                              REAL RETURN    TOTAL RETURN   GLOBAL BOND   SOCIAL EQUITY   APPRECIATION    SMALL-CAP    MICRO-CAP
                               SUBACCOUNT     SUBACCOUNT    SUBACCOUNT     SUBACCOUNT      SUBACCOUNT     SUBACCOUNT   SUBACCOUNT
                              ------------   ------------   -----------   -------------   -------------   ----------   ----------
                                  2005           2005          2005           2005            2005           2005         2005
                              ------------   ------------   -----------   -------------   -------------   ----------   ----------
Investment activity:
  Reinvested dividends......  $ 2,998,149    $ 1,620,833    $   260,800      $   243        $      0      $        0   $  154,077
  Risk & administrative
     expense (note 2).......   (1,353,457)      (623,854)      (129,978)      (5,061)        (82,770)       (617,690)    (295,536)
                              -----------    -----------    -----------      -------        --------      ----------   ----------
     Net investment
       activity.............    1,644,692        996,979        130,822       (4,818)        (82,770)       (617,690)    (141,459)
                              -----------    -----------    -----------      -------        --------      ----------   ----------
Reinvested capital gains....    1,508,593        876,325        172,056            0               0         651,082      465,523
                              -----------    -----------    -----------      -------        --------      ----------   ----------
Realized & unrealized gain
  (loss) on investments:
  Realized gain (loss)......       20,918         31,323         (6,612)      14,615          39,910          89,729       10,116
  Unrealized gain (loss)....   (2,410,902)    (1,434,140)    (1,110,002)       3,254         209,309       3,541,561    2,432,139
                              -----------    -----------    -----------      -------        --------      ----------   ----------
     Net gain (loss) on
       investments..........   (2,389,984)    (1,402,817)    (1,116,614)      17,869         249,219       3,631,290    2,442,255
                              -----------    -----------    -----------      -------        --------      ----------   ----------
       Net increase
          (decrease) in
          contracts owner's
          equity from
          operations........  $   763,301    $   470,487    $  (813,736)     $13,051        $166,449      $3,664,682   $2,766,319
                              ===========    ===========    ===========      =======        ========      ==========   ==========

                                              VAN KAMPEN UNIVERSAL          FRANKLIN TEMPLETON VARIABLE INSURANCE
                                         INSTITUTIONAL FUNDS -- CLASS II           PRODUCTS TRUST CLASS 2
                                         -------------------------------   ---------------------------------------
                                                                            FRANKLIN    FRANKLIN FLEX   TEMPLETON
                                            CORE PLUS        U.S. REAL       INCOME      CAP GROWTH      FOREIGN
                                          FIXED INCOME        ESTATE       SECURITIES    SECURITIES     SECURITIES      TOTAL
                                           SUBACCOUNT       SUBACCOUNT     SUBACCOUNT    SUBACCOUNT     SUBACCOUNT   SUBACCOUNTS
                                         ---------------   -------------   ----------   -------------   ----------   ------------
                                              2005             2005         2005(B)        2005(B)       2005(B)         2005
                                         ---------------   -------------   ----------   -------------   ----------   ------------
Investment activity:
  Reinvested dividends.................     $ 94,537        $  290,905     $  23,411       $ 1,839       $  5,583    $ 23,948,334
  Risk & administrative expense (note
     2)................................      (36,164)         (348,008)      (62,713)       (9,417)       (31,572)    (28,890,161)
                                            --------        ----------     ---------       -------       --------    ------------
     Net investment activity...........       58,373           (57,103)      (39,302)       (7,578)       (25,989)     (4,941,827)
                                            --------        ----------     ---------       -------       --------    ------------
Reinvested capital gains...............       20,016           685,730         2,032             0              0      15,849,826
                                            --------        ----------     ---------       -------       --------    ------------
Realized & unrealized gain (loss) on
  investments:
  Realized gain (loss).................        4,285           290,796        (2,076)          555            842      (8,219,132)
  Unrealized gain (loss)...............      (17,655)        3,583,278      (129,442)       88,856        471,227     136,246,446
                                            --------        ----------     ---------       -------       --------    ------------
     Net gain (loss) on investments....      (13,370)        3,874,074      (131,518)       89,411        472,069     128,027,314
                                            --------        ----------     ---------       -------       --------    ------------
       Net increase (decrease) in
        contracts owner's equity from
        operations.....................     $ 65,019        $4,502,701     $(168,788)      $81,833       $446,080    $138,935,313
                                            ========        ==========     =========       =======       ========    ============

---------------

(b) Period from May 2, 2005, date of commencement of operations.
   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY          FOR THE PERIODS ENDED
                                                      DECEMBER 31, 2005 AND 2004

                                                                     OHIO NATIONAL FUND, INC.
                                      ---------------------------------------------------------------------------------------
                                                EQUITY                      MONEY MARKET                      BOND
                                              SUBACCOUNT                     SUBACCOUNT                    SUBACCOUNT
                                      ---------------------------   ----------------------------   --------------------------
                                          2005           2004           2005            2004           2005          2004
                                      ------------   ------------   -------------   ------------   ------------   -----------
Increase (decrease) in contract
  owners' equity from operations:
  Net investment activity...........  $ (4,492,083)  $ (3,629,250)  $   1,825,155   $   (257,390)  $  2,908,061   $  (967,702)
  Reinvested capital gains..........             0              0               0              0              0             0
  Realized gain (loss)..............     2,164,215        307,837          30,610             (3)       160,248       215,259
  Unrealized gain (loss)............    20,699,494     38,703,302               0              0     (3,926,954)    3,817,955
                                      ------------   ------------   -------------   ------------   ------------   -----------
     Net increase (decrease) in
       contract owners' equity from
       operations...................    18,371,626     35,381,889       1,855,765       (257,393)      (858,645)    3,065,512
                                      ------------   ------------   -------------   ------------   ------------   -----------
Equity transactions:
  Contract purchase payments (note
     1).............................    32,019,901     28,070,717     216,138,343    114,827,216     15,560,204    12,674,936
  Transfers to & from fixed & other
     subaccounts....................    21,130,882     39,937,851    (170,266,791)   (91,094,456)    21,142,945    15,527,149
  Withdrawals & surrenders..........   (25,106,861)   (22,856,424)    (15,165,863)   (11,637,634)    (5,558,564)   (3,943,066)
  Surrender charges (note 2)........      (373,221)      (310,557)       (260,485)      (274,057)      (123,650)      (82,636)
  Annual contract charges (note
     2).............................      (594,731)      (348,632)       (189,925)       (81,967)      (196,705)      (72,152)
  Annuity & death benefit
     payments.......................    (6,001,070)    (4,204,788)     (3,728,673)    (3,231,048)    (1,986,672)   (1,308,309)
                                      ------------   ------------   -------------   ------------   ------------   -----------
     Net equity transactions........    21,074,900     40,288,167      26,526,606      8,508,054     28,837,558    22,795,922
                                      ------------   ------------   -------------   ------------   ------------   -----------
       Net change in contract
          owners' equity............    39,446,526     75,670,056      28,382,371      8,250,661     27,978,913    25,861,434
Contract owners' equity:
  Beginning of period...............   349,003,434    273,333,378      97,009,432     88,758,771     86,763,648    60,902,214
                                      ------------   ------------   -------------   ------------   ------------   -----------
  End of period.....................  $388,449,960   $349,003,434   $ 125,391,803   $ 97,009,432   $114,742,561   $86,763,648
                                      ============   ============   =============   ============   ============   ===========
Change in units:
  Beginning units...................    25,847,040     21,310,002       8,410,026      7,590,090      6,034,033     4,318,609
                                      ------------   ------------   -------------   ------------   ------------   -----------
  Units purchased...................     8,291,557      9,056,148      27,272,641     22,942,494      3,432,305     3,060,400
  Units redeemed....................    (5,737,585)    (4,519,110)    (24,906,037)   (22,122,558)    (1,314,751)   (1,344,976)
                                      ------------   ------------   -------------   ------------   ------------   -----------
  Ending units......................    28,401,012     25,847,040      10,776,630      8,410,026      8,151,587     6,034,033
                                      ============   ============   =============   ============   ============   ===========

                                      OHIO NATIONAL FUND, INC.
                                      -------------------------
                                                OMNI
                                             SUBACCOUNT
                                      -------------------------
                                         2005          2004
                                      -----------   -----------
Increase (decrease) in contract
  owners' equity from operations:
  Net investment activity...........  $    (2,562)  $   132,922
  Reinvested capital gains..........            0             0
  Realized gain (loss)..............   (1,147,482)     (963,962)
  Unrealized gain (loss)............    3,684,054     2,761,999
                                      -----------   -----------
     Net increase (decrease) in
       contract owners' equity from
       operations...................    2,534,010     1,930,959
                                      -----------   -----------
Equity transactions:
  Contract purchase payments (note
     1).............................    1,271,033     3,003,627
  Transfers to & from fixed & other
     subaccounts....................   (2,031,884)    4,866,406
  Withdrawals & surrenders..........   (3,764,098)   (3,100,455)
  Surrender charges (note 2)........      (44,792)      (42,454)
  Annual contract charges (note
     2).............................      (60,812)      (37,689)
  Annuity & death benefit
     payments.......................     (523,015)     (899,328)
                                      -----------   -----------
     Net equity transactions........   (5,153,568)    3,790,107
                                      -----------   -----------
       Net change in contract
          owners' equity............   (2,619,558)    5,721,066
Contract owners' equity:
  Beginning of period...............   34,115,944    28,394,878
                                      -----------   -----------
  End of period.....................  $31,496,386   $34,115,944
                                      ===========   ===========
Change in units:
  Beginning units...................    2,707,818     1,838,399
                                      -----------   -----------
  Units purchased...................      588,875     1,316,302
  Units redeemed....................     (943,079)     (446,883)
                                      -----------   -----------
  Ending units......................    2,353,614     2,707,818
                                      ===========   ===========

   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY          FOR THE PERIODS ENDED
                                                      DECEMBER 31, 2005 AND 2004

                                                                      OHIO NATIONAL FUND, INC.
                                         -----------------------------------------------------------------------------------

                                               INTERNATIONAL             CAPITAL APPRECIATION              DISCOVERY
                                                 SUBACCOUNT                   SUBACCOUNT                  SUBACCOUNT
                                         --------------------------   --------------------------   -------------------------
                                             2005          2004           2005          2004          2005          2004
                                         ------------   -----------   ------------   -----------   -----------   -----------
Increase (decrease) in contract owners'
  equity from operations:
  Net investment activity..............  $ (1,434,062)  $  (622,031)  $   (573,341)  $  (499,764)  $  (364,712)  $  (431,742)
  Reinvested capital gains.............             0             0              0             0             0             0
  Realized gain (loss).................       699,404       227,482        140,961       280,904    (2,033,628)   (2,117,361)
  Unrealized gain (loss)...............    14,209,270     8,130,298      5,343,057     7,416,242     1,771,354     5,792,510
                                         ------------   -----------   ------------   -----------   -----------   -----------
     Net increase (decrease) in
       contract owners' equity from
       operations......................    13,474,612     7,735,749      4,910,677     7,197,382      (626,986)    3,243,407
                                         ------------   -----------   ------------   -----------   -----------   -----------
Equity transactions:
  Contract purchase payments (note
     1)................................    32,949,549    18,052,504     19,513,294     5,512,960     1,144,210     1,031,302
  Transfers to & from fixed & other
     subaccounts.......................    49,041,600    28,223,331     30,357,251     9,731,293    (3,314,609)   (1,350,832)
  Withdrawals & surrenders.............    (5,275,958)   (3,664,394)    (7,374,359)   (4,308,398)   (4,241,306)   (4,401,330)
  Surrender charges (note 2)...........      (102,482)      (53,958)       (88,799)      (73,236)      (53,799)      (75,808)
  Annual contract charges (note 2).....      (295,512)      (54,564)      (173,235)      (64,497)      (40,647)      (43,557)
  Annuity & death benefit payments.....    (1,753,948)     (542,508)    (1,327,378)   (1,171,146)     (411,279)     (454,881)
                                         ------------   -----------   ------------   -----------   -----------   -----------
     Net equity transactions...........    74,563,249    41,960,411     40,906,774     9,626,976    (6,917,430)   (5,295,106)
                                         ------------   -----------   ------------   -----------   -----------   -----------
       Net change in contract owners'
          equity.......................    88,037,861    49,696,160     45,817,451    16,824,358    (7,544,416)   (2,051,699)
Contract owners' equity:
  Beginning of period..................    81,269,812    31,573,652     73,689,375    56,865,017    36,279,311    38,331,010
                                         ------------   -----------   ------------   -----------   -----------   -----------
  End of period........................  $169,307,673   $81,269,812   $119,506,826   $73,689,375   $28,734,895   $36,279,311
                                         ============   ===========   ============   ===========   ===========   ===========
Change in units:
  Beginning units......................     7,840,678     2,828,421      4,035,544     3,333,112     2,802,728     3,107,511
                                         ------------   -----------   ------------   -----------   -----------   -----------
  Units purchased......................     9,683,394     5,849,439      3,386,747     1,319,034       272,237       338,479
  Units redeemed.......................    (1,583,359)     (837,182)      (808,028)     (616,602)     (735,007)     (643,262)
                                         ------------   -----------   ------------   -----------   -----------   -----------
  Ending units.........................    15,940,713     7,840,678      6,614,263     4,035,544     2,339,958     2,802,728
                                         ============   ===========   ============   ===========   ===========   ===========

                                         OHIO NATIONAL FUND, INC.
                                         -------------------------
                                               INTERNATIONAL
                                               SMALL COMPANY
                                                SUBACCOUNT
                                         -------------------------
                                            2005          2004
                                         -----------   -----------
Increase (decrease) in contract owners'
  equity from operations:
  Net investment activity..............  $   (99,846)  $   (12,972)
  Reinvested capital gains.............            0             0
  Realized gain (loss).................      401,942       338,426
  Unrealized gain (loss)...............    4,151,697     1,618,929
                                         -----------   -----------
     Net increase (decrease) in
       contract owners' equity from
       operations......................    4,453,793     1,944,383
                                         -----------   -----------
Equity transactions:
  Contract purchase payments (note
     1)................................    3,857,419       601,504
  Transfers to & from fixed & other
     subaccounts.......................    5,515,106     1,483,385
  Withdrawals & surrenders.............   (1,244,006)   (1,035,568)
  Surrender charges (note 2)...........      (18,709)      (17,666)
  Annual contract charges (note 2).....      (21,168)      (13,845)
  Annuity & death benefit payments.....     (224,238)     (120,495)
                                         -----------   -----------
     Net equity transactions...........    7,864,404       897,315
                                         -----------   -----------
       Net change in contract owners'
          equity.......................   12,318,197     2,841,698
Contract owners' equity:
  Beginning of period..................   12,265,921     9,424,223
                                         -----------   -----------
  End of period........................  $24,584,118   $12,265,921
                                         ===========   ===========
Change in units:
  Beginning units......................      928,177       807,410
                                         -----------   -----------
  Units purchased......................      938,194       313,831
  Units redeemed.......................     (304,480)     (193,064)
                                         -----------   -----------
  Ending units.........................    1,561,891       928,177
                                         ===========   ===========

   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY          FOR THE PERIODS ENDED
                                                      DECEMBER 31, 2005 AND 2004

                                                                       OHIO NATIONAL FUND, INC.
                                             -----------------------------------------------------------------------------
                                                AGGRESSIVE GROWTH         SMALL CAP GROWTH          MID CAP OPPORTUNITY
                                                   SUBACCOUNT                SUBACCOUNT                 SUBACCOUNT
                                             -----------------------   -----------------------   -------------------------
                                                2005         2004         2005         2004         2005          2004
                                             ----------   ----------   ----------   ----------   -----------   -----------
Increase (decrease) in contract owners'
  equity from operations:
  Net investment activity..................  $  (47,961)  $  (54,709)  $  (68,309)  $  (67,470)  $  (572,453)  $  (522,150)
  Reinvested capital gains.................           0            0            0            0             0             0
  Realized gain (loss).....................    (405,869)    (697,392)    (322,386)    (635,660)      504,611      (275,548)
  Unrealized gain (loss)...................     881,024    1,025,625      675,468    1,234,501     3,880,574     6,202,277
                                             ----------   ----------   ----------   ----------   -----------   -----------
       Net increase (decrease) in contract
          owners' equity from operations...     427,194      273,524      284,773      531,371     3,812,732     5,404,579
                                             ----------   ----------   ----------   ----------   -----------   -----------
Equity transactions:
  Contract purchase payments (note 1)......     244,577      301,411      403,195      358,004     2,556,425     3,376,381
  Transfers to & from fixed & other
     subaccounts...........................     (96,979)    (329,402)     (78,389)    (500,313)   (3,739,225)    3,118,762
  Withdrawals & surrenders.................    (712,549)    (648,874)    (546,416)    (516,936)   (4,667,908)   (4,376,457)
  Surrender charges (note 2)...............     (17,859)     (18,383)     (12,608)      (9,055)      (60,269)      (80,193)
  Annual contract charges (note 2).........      (7,205)      (7,783)     (11,260)     (10,107)      (69,716)      (47,851)
  Annuity & death benefit payments.........     (39,245)    (114,131)     (31,077)     (81,199)     (613,361)     (688,968)
                                             ----------   ----------   ----------   ----------   -----------   -----------
       Net equity transactions.............    (629,260)    (817,162)    (276,555)    (759,606)   (6,594,054)    1,301,674
                                             ----------   ----------   ----------   ----------   -----------   -----------
          Net change in contract owners'
            equity.........................    (202,066)    (543,638)       8,218     (228,235)   (2,781,322)    6,706,253
Contract owners' equity:
  Beginning of period......................   4,226,121    4,769,759    5,780,619    6,008,854    50,139,461    43,433,208
                                             ----------   ----------   ----------   ----------   -----------   -----------
  End of period............................  $4,024,055   $4,226,121   $5,788,837   $5,780,619   $47,358,139   $50,139,461
                                             ==========   ==========   ==========   ==========   ===========   ===========
Change in units:
  Beginning units..........................     746,923      908,525      771,074      839,506     3,013,264     2,802,199
                                             ----------   ----------   ----------   ----------   -----------   -----------
  Units purchased..........................     137,332      119,074      244,038      176,136       502,455       831,196
  Units redeemed...........................    (244,930)    (280,676)    (227,469)    (244,568)     (866,696)     (620,131)
                                             ----------   ----------   ----------   ----------   -----------   -----------
  Ending units.............................     639,325      746,923      787,643      771,074     2,649,023     3,013,264
                                             ==========   ==========   ==========   ==========   ===========   ===========

                                              OHIO NATIONAL FUND, INC.
                                             ---------------------------
                                                    S&P 500 INDEX
                                                     SUBACCOUNT
                                             ---------------------------
                                                 2005           2004
                                             ------------   ------------
Increase (decrease) in contract owners'
  equity from operations:
  Net investment activity..................  $   (261,111)  $   (144,789)
  Reinvested capital gains.................             0              0
  Realized gain (loss).....................      (335,400)    (1,131,849)
  Unrealized gain (loss)...................     3,589,963      9,444,986
                                             ------------   ------------
       Net increase (decrease) in contract
          owners' equity from operations...     2,993,452      8,168,348
                                             ------------   ------------
Equity transactions:
  Contract purchase payments (note 1)......     4,919,478      5,074,401
  Transfers to & from fixed & other
     subaccounts...........................     1,585,535      3,330,266
  Withdrawals & surrenders.................   (11,184,946)    (8,848,699)
  Surrender charges (note 2)...............      (150,932)      (223,824)
  Annual contract charges (note 2).........      (141,152)      (119,813)
  Annuity & death benefit payments.........    (1,166,042)    (1,332,384)
                                             ------------   ------------
       Net equity transactions.............    (6,138,059)    (2,120,053)
                                             ------------   ------------
          Net change in contract owners'
            equity.........................    (3,144,607)     6,048,295
Contract owners' equity:
  Beginning of period......................   100,252,325     94,204,030
                                             ------------   ------------
  End of period............................  $ 97,107,718   $100,252,325
                                             ============   ============
Change in units:
  Beginning units..........................     8,103,050      8,170,261
                                             ------------   ------------
  Units purchased..........................     1,512,729      1,789,072
  Units redeemed...........................    (1,891,387)    (1,856,283)
                                             ------------   ------------
  Ending units.............................     7,724,392      8,103,050
                                             ============   ============

   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY          FOR THE PERIODS ENDED
                                                      DECEMBER 31, 2005 AND 2004

                                                                        OHIO NATIONAL FUND, INC.
                                            ---------------------------------------------------------------------------------
                                                    BLUE CHIP               HIGH INCOME BOND             CAPITAL GROWTH
                                                   SUBACCOUNT                  SUBACCOUNT                  SUBACCOUNT
                                            -------------------------   -------------------------   -------------------------
                                               2005          2004          2005          2004          2005          2004
                                            -----------   -----------   -----------   -----------   -----------   -----------
Increase (decrease) in contract owners'
  equity from operations:
  Net investment activity.................  $  (106,651)  $     5,622   $ 1,452,433   $  (265,633)  $  (252,408)  $  (263,041)
  Reinvested capital gains................            0             0             0             0             0             0
  Realized gain (loss)....................      639,255       264,470       400,068       144,560       324,807       (48,847)
  Unrealized gain (loss)..................      233,444     1,600,225    (1,202,521)    2,577,219       114,502     3,697,911
                                            -----------   -----------   -----------   -----------   -----------   -----------
       Net increase (decrease) in contract
          owners' equity from
          operations......................      766,048     1,870,317       649,980     2,456,146       186,901     3,386,023
                                            -----------   -----------   -----------   -----------   -----------   -----------
Equity transactions:
  Contract purchase payments (note 1).....      633,891     1,205,352     4,946,245     3,175,900       762,368       655,040
  Transfers to & from fixed & other
     subaccounts..........................     (651,815)    1,506,615     7,368,642     4,680,502        99,202      (397,274)
  Withdrawals & surrenders................   (2,259,353)   (1,549,600)   (3,057,320)   (1,117,991)   (1,984,350)   (2,328,978)
  Surrender charges (note 2)..............      (35,873)      (45,125)      (50,349)      (26,328)      (43,200)      (28,447)
  Annual contract charges (note 2)........      (52,474)      (29,620)      (57,604)      (33,341)      (32,345)      (29,494)
  Annuity & death benefit payments........     (397,284)     (416,253)     (580,049)     (399,186)     (281,996)     (263,942)
                                            -----------   -----------   -----------   -----------   -----------   -----------
       Net equity transactions............   (2,762,908)      671,369     8,569,565     6,279,556    (1,480,321)   (2,393,095)
                                            -----------   -----------   -----------   -----------   -----------   -----------
          Net change in contract owners'
            equity........................   (1,996,860)    2,541,686     9,219,545     8,735,702    (1,293,420)      992,928
Contract owners' equity:
  Beginning of period.....................   25,205,729    22,664,043    31,593,674    22,857,972    20,993,736    20,000,808
                                            -----------   -----------   -----------   -----------   -----------   -----------
  End of period...........................  $23,208,869   $25,205,729   $40,813,219   $31,593,674   $19,700,316   $20,993,736
                                            ===========   ===========   ===========   ===========   ===========   ===========
Change in units:
  Beginning units.........................    2,353,715     2,288,155     2,469,538     1,948,964     1,317,109     1,476,885
                                            -----------   -----------   -----------   -----------   -----------   -----------
  Units purchased.........................      164,519       445,015     1,435,457     1,034,574       272,987       247,257
  Units redeemed..........................     (420,934)     (379,455)     (768,331)     (514,000)     (386,908)     (407,033)
                                            -----------   -----------   -----------   -----------   -----------   -----------
  Ending units............................    2,097,300     2,353,715     3,136,664     2,469,538     1,203,188     1,317,109
                                            ===========   ===========   ===========   ===========   ===========   ===========

                                            OHIO NATIONAL FUND, INC.
                                            -------------------------
                                                NASDAQ-100 INDEX
                                                   SUBACCOUNT
                                            -------------------------
                                               2005          2004
                                            -----------   -----------
Increase (decrease) in contract owners'
  equity from operations:
  Net investment activity.................  $  (211,468)  $  (133,617)
  Reinvested capital gains................            0             0
  Realized gain (loss)....................      187,002       248,033
  Unrealized gain (loss)..................      610,617       755,598
                                            -----------   -----------
       Net increase (decrease) in contract
          owners' equity from
          operations......................      586,151       870,014
                                            -----------   -----------
Equity transactions:
  Contract purchase payments (note 1).....    4,645,709       731,515
  Transfers to & from fixed & other
     subaccounts..........................    7,872,941       617,872
  Withdrawals & surrenders................     (854,363)     (512,626)
  Surrender charges (note 2)..............      (19,155)      (15,526)
  Annual contract charges (note 2)........      (30,040)      (14,746)
  Annuity & death benefit payments........     (256,514)      (72,082)
                                            -----------   -----------
       Net equity transactions............   11,358,578       734,407
                                            -----------   -----------
          Net change in contract owners'
            equity........................   11,944,729     1,604,421
Contract owners' equity:
  Beginning of period.....................   11,288,397     9,683,976
                                            -----------   -----------
  End of period...........................  $23,233,126   $11,288,397
                                            ===========   ===========
Change in units:
  Beginning units.........................    2,868,696     2,673,662
                                            -----------   -----------
  Units purchased.........................    4,232,638     1,101,125
  Units redeemed..........................   (1,205,676)     (906,091)
                                            -----------   -----------
  Ending units............................    5,895,658     2,868,696
                                            ===========   ===========

   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY          FOR THE PERIODS ENDED
                                                      DECEMBER 31, 2005 AND 2004

                                                               OHIO NATIONAL FUND, INC.
                                                  --------------------------------------------------
                                                          BRISTOL                 BRYTON GROWTH
                                                         SUBACCOUNT                SUBACCOUNT
                                                  ------------------------   -----------------------
                                                     2005          2004         2005         2004
                                                  -----------   ----------   ----------   ----------
Increase (decrease) in contract owners' equity
  from operations:
  Net investment activity.......................  $  (166,017)  $   (2,820)  $  (61,661)  $  (21,802)
  Reinvested capital gains......................            0      179,685            0            0
  Realized gain (loss)..........................        7,738       31,137       29,406       71,317
  Unrealized gain (loss)........................    1,520,248      (91,684)     428,639       57,775
                                                  -----------   ----------   ----------   ----------
       Net increase (decrease) in contract
          owners' equity from operations........    1,361,969      116,318      396,384      107,290
                                                  -----------   ----------   ----------   ----------
Equity transactions:
  Contract purchase payments (note 1)...........    7,603,094      174,253    2,449,283      484,785
  Transfers to & from fixed & other
     subaccounts................................   14,608,554      204,013    4,185,655     (103,017)
  Withdrawals & surrenders......................     (270,907)     (65,854)     (89,920)     (40,734)
  Surrender charges (note 2)....................       (7,782)        (605)      (1,573)        (182)
  Annual contract charges (note 2)..............      (23,498)        (556)     (11,533)      (1,804)
  Annuity & death benefit payments..............     (233,956)     (38,927)     (39,775)      (3,987)
                                                  -----------   ----------   ----------   ----------
       Net equity transactions..................   21,675,505      272,324    6,492,137      335,061
                                                  -----------   ----------   ----------   ----------
          Net change in contract owners'
            equity..............................   23,037,474      388,642    6,888,521      442,351
Contract owners' equity:
  Beginning of period...........................    1,758,662    1,370,020    1,819,300    1,376,949
                                                  -----------   ----------   ----------   ----------
  End of period.................................  $24,796,136   $1,758,662   $8,707,821   $1,819,300
                                                  ===========   ==========   ==========   ==========
Change in units:
  Beginning units...............................      160,090      133,762      187,686      150,735
                                                  -----------   ----------   ----------   ----------
  Units purchased...............................    1,997,738       60,089      756,807      123,849
  Units redeemed................................     (115,828)     (33,761)     (71,858)     (86,898)
                                                  -----------   ----------   ----------   ----------
  Ending units..................................    2,042,000      160,090      872,635      187,686
                                                  ===========   ==========   ==========   ==========

                                                               OHIO NATIONAL FUND, INC.
                                                  --------------------------------------------------
                                                        U.S. EQUITY                 BALANCED
                                                         SUBACCOUNT                SUBACCOUNT
                                                  ------------------------   -----------------------
                                                     2005        2004(A)        2005       2004(A)
                                                  -----------   ----------   ----------   ----------
Increase (decrease) in contract owners' equity
  from operations:
  Net investment activity.......................  $  (105,473)  $  (19,591)  $  (30,350)  $   (9,531)
  Reinvested capital gains......................            0            0            0            0
  Realized gain (loss)..........................       17,663       12,172       11,373       24,680
  Unrealized gain (loss)........................      896,106      507,055      121,060      128,884
                                                  -----------   ----------   ----------   ----------
       Net increase (decrease) in contract
          owners' equity from operations........      808,296      499,636      102,083      144,033
                                                  -----------   ----------   ----------   ----------
Equity transactions:
  Contract purchase payments (note 1)...........    3,772,274    3,628,492      800,601    1,256,851
  Transfers to & from fixed & other
     subaccounts................................    3,065,819    1,165,975    1,570,735      805,894
  Withdrawals & surrenders......................      (56,649)    (582,249)     (40,407)    (539,051)
  Surrender charges (note 2)....................         (507)        (787)        (201)        (534)
  Annual contract charges (note 2)..............      (18,100)        (853)      (3,070)           0
  Annuity & death benefit payments..............      (30,770)      (3,067)     (10,095)      (1,296)
                                                  -----------   ----------   ----------   ----------
       Net equity transactions..................    6,732,067    4,207,511    2,317,563    1,521,864
                                                  -----------   ----------   ----------   ----------
          Net change in contract owners'
            equity..............................    7,540,363    4,707,147    2,419,646    1,665,897
Contract owners' equity:
  Beginning of period...........................    4,707,147            0    1,665,897            0
                                                  -----------   ----------   ----------   ----------
  End of period.................................  $12,247,510   $4,707,147   $4,085,543   $1,665,897
                                                  ===========   ==========   ==========   ==========
Change in units:
  Beginning units...............................      405,606            0      148,370            0
                                                  -----------   ----------   ----------   ----------
  Units purchased...............................      605,675      464,441      232,714      207,548
  Units redeemed................................      (27,324)     (58,835)     (24,704)     (59,178)
                                                  -----------   ----------   ----------   ----------
  Ending units..................................      983,957      405,606      356,380      148,370
                                                  ===========   ==========   ==========   ==========

---------------

(a) Period from May 1, 2004, date of commencement of operations.

   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY          FOR THE PERIODS ENDED
                                                      DECEMBER 31, 2005 AND 2004

                                                                            OHIO NATIONAL FUND, INC.
                                                              -----------------------------------------------------
                                                                                                         TARGET
                                                                    COVERED CALL         TARGET VIP   EQUITY/INCOME
                                                                     SUBACCOUNT          SUBACCOUNT    SUBACCOUNT
                                                              ------------------------   ----------   -------------
                                                                 2005        2004(A)      2005(C)        2005(C)
                                                              ----------   -----------   ----------   -------------
Increase (decrease) in contract owners' equity from
  operations:
  Net investment activity...................................  $  (41,234)  $   (13,738)  $   (2,278)   $   (5,310)
  Reinvested capital gains..................................           0             0            0             0
  Realized gain (loss)......................................      36,630        25,399         (359)         (326)
  Unrealized gain (loss)....................................      92,975       105,131        3,038        16,636
                                                              ----------   -----------   ----------    ----------
       Net increase (decrease) in contract owners' equity
        from operations.....................................      88,371       116,792          401        11,000
                                                              ----------   -----------   ----------    ----------
Equity transactions:
  Contract purchase payments (note 1).......................   1,047,414     1,791,717    1,047,489     1,494,690
  Transfers to & from fixed & other subaccounts.............   1,105,669     1,149,865      370,834     2,062,204
  Withdrawals & surrenders..................................     (79,081)   (1,094,211)           0        (4,583)
  Surrender charges (note 2)................................      (1,030)         (870)           0           (18)
  Annual contract charges (note 2)..........................      (6,459)       (1,097)           0             0
  Annuity & death benefit payments..........................      (8,103)       (1,875)        (386)         (906)
                                                              ----------   -----------   ----------    ----------
       Net equity transactions..............................   2,058,410     1,843,529    1,417,937     3,551,387
                                                              ----------   -----------   ----------    ----------
          Net change in contract owners' equity.............   2,146,781     1,960,321    1,418,338     3,562,387
Contract owners' equity:
  Beginning of period.......................................   1,960,321             0            0             0
                                                              ----------   -----------   ----------    ----------
  End of period.............................................  $4,107,102   $ 1,960,321   $1,418,338    $3,562,387
                                                              ==========   ===========   ==========    ==========
Change in units:
  Beginning units...........................................     183,953             0            0             0
                                                              ----------   -----------   ----------    ----------
  Units purchased...........................................     473,843       298,020      140,329       353,181
  Units redeemed............................................    (278,656)     (114,067)        (135)         (749)
                                                              ----------   -----------   ----------    ----------
  Ending units..............................................     379,140       183,953      140,194       352,432
                                                              ==========   ===========   ==========    ==========

---------------

(a) Period from May 1, 2004, date of commencement of operations.
(c) Period from November 2, 2005, date of commencement of operations.

   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY          FOR THE PERIODS ENDED
                                                      DECEMBER 31, 2005 AND 2004

                                                                  DOW TARGET 10 PORTFOLIOS
                            -----------------------------------------------------------------------------------------------------
                                 FIRST QUARTER            SECOND QUARTER             THIRD QUARTER            FOURTH QUARTER
                                  SUBACCOUNT                SUBACCOUNT                SUBACCOUNT                SUBACCOUNT
                            -----------------------   -----------------------   -----------------------   -----------------------
                               2005         2004         2005         2004         2005         2004         2005         2004
                            ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Increase (decrease) in
  contract owners' equity
  from operations:
  Net investment
     activity.............  $  (33,316)  $  (38,196)  $  (42,273)  $  (42,755)  $  (38,406)  $  (39,445)  $  (25,651)  $  (27,883)
  Reinvested capital
     gains................           0            0            0            0            0            0            0            0
  Realized gain (loss)....      91,960       92,858       84,758       72,055       60,013       49,055       43,010       70,037
  Unrealized gain
     (loss)...............    (263,215)     (20,015)    (176,651)     (17,839)    (230,317)      50,384     (134,482)     (52,725)
                            ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
       Net increase
          (decrease) in
          contract owners'
          equity from
          operations......    (204,571)      34,647     (134,166)      11,461     (208,710)      59,994     (117,123)     (10,571)
                            ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Equity transactions:
  Contract purchase
     payments (note 1)....      83,833       97,225      315,612       57,669      195,847      340,184      152,763       95,467
  Transfers to & from
     fixed & other
     subaccounts..........    (157,266)      81,588       42,478      131,942       63,706       55,635       65,461     (290,619)
  Withdrawals &
     surrenders...........    (274,677)    (120,429)    (327,754)    (335,654)    (398,202)    (329,488)    (195,963)    (131,990)
  Surrender charges (note
     2)...................        (977)      (1,647)      (1,358)     (12,459)      (3,637)     (11,171)      (1,715)      (1,632)
  Annual contract charges
     (note 2).............      (5,742)      (5,892)      (4,931)      (5,510)      (5,516)      (5,071)      (4,462)      (4,036)
  Annuity & death benefit
     payments.............     (29,240)     (42,183)     (57,469)     (52,196)     (33,988)     (31,529)     (39,812)     (28,505)
                            ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
       Net equity
          transactions....    (384,069)       8,662      (33,422)    (216,208)    (181,790)      18,560      (23,728)    (361,315)
                            ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
          Net change in
            contract
            owners'
            equity........    (588,640)      43,309     (167,588)    (204,747)    (390,500)      78,554     (140,851)    (371,886)
Contract owners' equity:
  Beginning of period.....   2,789,724    2,746,415    3,145,228    3,349,975    3,278,730    3,200,176    2,168,234    2,540,120
                            ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
  End of period...........  $2,201,084   $2,789,724   $2,977,640   $3,145,228   $2,888,230   $3,278,730   $2,027,383   $2,168,234
                            ==========   ==========   ==========   ==========   ==========   ==========   ==========   ==========
Change in units:
  Beginning units.........     258,822      259,371      269,232      288,451      329,746      328,615      197,285      230,081
                            ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Units purchased.........      43,569       54,119       58,275       42,604       54,655       73,999       42,008       26,646
  Units redeemed..........     (81,689)     (54,668)     (62,311)     (61,823)     (73,201)     (72,868)     (43,311)     (59,442)
                            ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Ending units............     220,702      258,822      265,196      269,232      311,200      329,746      195,982      197,285
                            ==========   ==========   ==========   ==========   ==========   ==========   ==========   ==========

   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY          FOR THE PERIODS ENDED
                                                      DECEMBER 31, 2005 AND 2004

                                                                          DOW TARGET 5 PORTFOLIOS
                                          ---------------------------------------------------------------------------------------
                                             FIRST QUARTER        SECOND QUARTER         THIRD QUARTER          FOURTH QUARTER
                                              SUBACCOUNT            SUBACCOUNT             SUBACCOUNT             SUBACCOUNT
                                          -------------------   -------------------   --------------------   --------------------
                                            2005       2004       2005       2004       2005        2004       2005        2004
                                          --------   --------   --------   --------   ---------   --------   ---------   --------
Increase (decrease) in contract owners'
  equity from operations:
  Net investment activity...............  $(10,082)  $ (7,842)  $ (7,605)  $ (6,433)  $  (7,117)  $ (7,903)  $  (8,995)  $ (9,809)
  Reinvested capital gains..............         0          0          0          0           0          0           0          0
  Realized gain (loss)..................    14,886      7,273     21,932      6,971         623     22,734       9,479     14,146
  Unrealized gain (loss)................   (25,553)    48,292    (42,040)    44,307    (114,233)    22,034     (98,730)    32,144
                                          --------   --------   --------   --------   ---------   --------   ---------   --------
       Net increase (decrease) in
          contract owners' equity from
          operations....................   (20,749)    47,723    (27,713)    44,845    (120,727)    36,865     (98,246)    36,481
                                          --------   --------   --------   --------   ---------   --------   ---------   --------
Equity transactions:
  Contract purchase payments (note 1)...   122,937     32,430     32,615      5,084     119,941     12,805      23,174     11,430
  Transfers to & from fixed & other
     subaccounts........................    81,239      9,287     70,600    106,633     (18,472)   (40,640)     26,080     20,642
  Withdrawals & surrenders..............   (25,760)    (9,686)   (31,961)   (63,943)    (52,776)   (25,228)    (73,712)   (32,222)
  Surrender charges (note 2)............       (38)      (366)      (216)    (1,427)       (544)      (732)       (589)      (439)
  Annual contract charges (note 2)......    (1,178)      (607)      (855)      (603)     (1,592)    (1,327)     (1,736)    (1,483)
  Annuity & death benefit payments......    (9,297)    (4,195)    (6,347)    (6,689)    (10,327)   (26,815)    (25,060)    (1,122)
                                          --------   --------   --------   --------   ---------   --------   ---------   --------
       Net equity transactions..........   167,903     26,863     63,836     39,055      36,230    (81,937)    (51,843)    (3,194)
                                          --------   --------   --------   --------   ---------   --------   ---------   --------
          Net change in contract owners'
            equity......................   147,154     74,586     36,123     83,900     (84,497)   (45,072)   (150,089)    33,287
Contract owners' equity:
  Beginning of period...................   585,272    510,686    510,751    426,851     592,741    637,813     759,411    726,124
                                          --------   --------   --------   --------   ---------   --------   ---------   --------
  End of period.........................  $732,426   $585,272   $546,874   $510,751   $ 508,244   $592,741   $ 609,322   $759,411
                                          ========   ========   ========   ========   =========   ========   =========   ========
Change in units:
  Beginning units.......................    49,534     47,150     39,617     36,229      50,896     58,293      70,645     70,809
                                          --------   --------   --------   --------   ---------   --------   ---------   --------
  Units purchased.......................    33,506      9,847     14,943     10,045      18,032     26,908       8,212     10,514
  Units redeemed........................   (18,776)    (7,463)   (10,177)    (6,657)    (14,188)   (34,305)    (13,165)   (10,678)
                                          --------   --------   --------   --------   ---------   --------   ---------   --------
  Ending units..........................    64,264     49,534     44,383     39,617      54,740     50,896      65,692     70,645
                                          ========   ========   ========   ========   =========   ========   =========   ========

   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY          FOR THE PERIODS ENDED
                                                      DECEMBER 31, 2005 AND 2004

                                                                       FIDELITY VARIABLE INSURANCE PRODUCTS FUND
                                                       --------------------------------------------------------------------------
                                                              VIP GROWTH             VIP EQUITY-INCOME      VIP HIGH INCOME BOND
                                                              SUBACCOUNT                SUBACCOUNT               SUBACCOUNT
                                                       ------------------------   -----------------------   ---------------------
                                                          2005          2004         2005         2004        2005        2004
                                                       -----------   ----------   ----------   ----------   ---------   ---------
Increase (decrease) in contract owners' equity from
  operations:
  Net investment activity............................  $   (24,853)  $  (48,996)  $   15,211   $   11,410   $ 107,568   $  69,026
  Reinvested capital gains...........................            0            0      127,606       14,695           0           0
  Realized gain (loss)...............................     (467,323)    (286,922)      28,278      (10,999)   (102,921)    (92,429)
  Unrealized gain (loss).............................      599,094      407,350      (41,378)     348,312       4,395      95,757
                                                       -----------   ----------   ----------   ----------   ---------   ---------
       Net increase (decrease) in contract owners'
        equity from operations.......................      106,918       71,432      129,717      363,418       9,042      72,354
                                                       -----------   ----------   ----------   ----------   ---------   ---------
Equity transactions:
  Contract purchase payments (note 1)................       61,253       87,813       36,521       50,122       1,304       8,267
  Transfers to & from fixed & other subaccounts......     (618,552)    (164,960)    (145,892)     (85,817)    (11,009)     (8,220)
  Withdrawals & surrenders...........................     (958,108)    (542,728)    (732,220)    (504,233)   (199,223)   (156,459)
  Surrender charges (note 2).........................       (4,307)      (7,026)      (5,067)      (9,867)     (1,318)     (2,729)
  Annual contract charges (note 2)...................       (3,936)      (4,872)      (3,119)      (3,538)       (587)       (667)
  Annuity & death benefit payments...................       (8,336)     (47,893)    (134,703)     (30,711)     (3,809)     (2,406)
                                                       -----------   ----------   ----------   ----------   ---------   ---------
       Net equity transactions.......................   (1,531,986)    (679,666)    (984,480)    (584,044)   (214,642)   (162,214)
                                                       -----------   ----------   ----------   ----------   ---------   ---------
          Net change in contract owners' equity......   (1,425,068)    (608,234)    (854,763)    (220,626)   (205,600)    (89,860)
Contract owners' equity:
  Beginning of period................................    4,553,822    5,162,056    3,819,007    4,039,633     903,435     993,295
                                                       -----------   ----------   ----------   ----------   ---------   ---------
  End of period......................................  $ 3,128,754   $4,553,822   $2,964,244   $3,819,007   $ 697,835   $ 903,435
                                                       ===========   ==========   ==========   ==========   =========   =========
Change in units:
  Beginning units....................................      295,990      342,395      226,431      263,690      82,781      98,462
                                                       -----------   ----------   ----------   ----------   ---------   ---------
  Units purchased....................................       17,465       16,952        6,508        8,243         172       2,037
  Units redeemed.....................................     (118,746)     (63,357)     (64,773)     (45,502)    (19,886)    (17,718)
                                                       -----------   ----------   ----------   ----------   ---------   ---------
  Ending units.......................................      194,709      295,990      168,166      226,431      63,067      82,781
                                                       ===========   ==========   ==========   ==========   =========   =========

   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY          FOR THE PERIODS ENDED
                                                      DECEMBER 31, 2005 AND 2004

                                                 JANUS ASPEN SERIES -- INSTITUTIONAL SHARES
                                             ---------------------------------------------------
                                                 LARGE CAP GROWTH         INTERNATIONAL GROWTH
                                                   SUBACCOUNT(D)               SUBACCOUNT
                                             -------------------------   -----------------------
                                                2005          2004          2005         2004
                                             -----------   -----------   ----------   ----------
Increase (decrease) in contract owners'
  equity from operations:
  Net investment activity..................  $  (157,086)  $  (239,141)  $   (3,213)  $  (17,826)
  Reinvested capital gains.................            0             0            0            0
  Realized gain (loss).....................   (2,481,172)   (3,715,170)     300,079      156,410
  Unrealized gain (loss)...................    3,015,613     4,388,057    1,082,041      512,505
                                             -----------   -----------   ----------   ----------
       Net increase (decrease) in contract
          owners' equity from operations...      377,355       433,746    1,378,907      651,089
                                             -----------   -----------   ----------   ----------
Equity transactions:
  Contract purchase payments (note 1)......      102,689       212,884       10,299       17,518
  Transfers to & from fixed & other
     subaccounts...........................   (1,756,560)   (3,484,837)     436,267     (258,902)
  Withdrawals & surrenders.................   (2,731,172)   (1,842,569)    (439,892)    (308,056)
  Surrender charges (note 2)...............      (23,065)      (29,189)      (3,874)      (4,043)
  Annual contract charges (note 2).........      (29,502)      (37,822)      (8,287)      (8,282)
  Annuity & death benefit payments.........     (254,071)     (427,145)    (104,769)     (82,958)
                                             -----------   -----------   ----------   ----------
       Net equity transactions.............   (4,691,681)   (5,608,678)    (110,256)    (644,723)
                                             -----------   -----------   ----------   ----------
          Net change in contract owners'
            equity.........................   (4,314,326)   (5,174,932)   1,268,651        6,366
Contract owners' equity:
  Beginning of period......................   18,960,761    24,135,693    4,334,219    4,327,853
                                             -----------   -----------   ----------   ----------
  End of period............................  $14,646,435   $18,960,761   $5,602,870   $4,334,219
                                             ===========   ===========   ==========   ==========
Change in units:
  Beginning units..........................    2,002,578     2,630,883      337,765      396,336
                                             -----------   -----------   ----------   ----------
  Units purchased..........................       35,887       100,631       77,691       33,610
  Units redeemed...........................     (533,764)     (728,936)     (81,280)     (92,181)
                                             -----------   -----------   ----------   ----------
  Ending units.............................    1,504,701     2,002,578      334,176      337,765
                                             ===========   ===========   ==========   ==========

                                                  JANUS ASPEN SERIES -- INSTITUTIONAL SHARES
                                             -----------------------------------------------------
                                                 WORLDWIDE GROWTH                BALANCED
                                                    SUBACCOUNT                  SUBACCOUNT
                                             -------------------------   -------------------------
                                                2005          2004          2005          2004
                                             -----------   -----------   -----------   -----------
Increase (decrease) in contract owners'
  equity from operations:
  Net investment activity..................  $     3,033   $   (45,972)  $   241,971   $   289,536
  Reinvested capital gains.................            0             0             0             0
  Realized gain (loss).....................   (1,098,640)   (1,566,500)     (158,330)     (770,051)
  Unrealized gain (loss)...................    1,474,390     1,913,546     1,571,300     2,715,335
                                             -----------   -----------   -----------   -----------
       Net increase (decrease) in contract
          owners' equity from operations...      378,783       301,074     1,654,941     2,234,820
                                             -----------   -----------   -----------   -----------
Equity transactions:
  Contract purchase payments (note 1)......       83,479       156,237       149,520       260,190
  Transfers to & from fixed & other
     subaccounts...........................   (1,742,666)   (2,576,571)   (3,009,095)   (4,431,936)
  Withdrawals & surrenders.................   (1,738,357)   (1,280,333)   (5,871,448)   (3,583,159)
  Surrender charges (note 2)...............      (16,274)      (18,855)      (40,536)      (51,509)
  Annual contract charges (note 2).........      (19,197)      (22,900)      (37,914)      (37,783)
  Annuity & death benefit payments.........     (243,533)     (239,649)     (621,559)     (793,072)
                                             -----------   -----------   -----------   -----------
       Net equity transactions.............   (3,676,548)   (3,982,071)   (9,431,032)   (8,637,269)
                                             -----------   -----------   -----------   -----------
          Net change in contract owners'
            equity.........................   (3,297,765)   (3,680,997)   (7,776,091)   (6,402,449)
Contract owners' equity:
  Beginning of period......................   12,747,999    16,428,996    32,674,545    39,076,994
                                             -----------   -----------   -----------   -----------
  End of period............................   $9,450,234   $12,747,999   $24,898,454   $32,674,545
                                             ===========   ===========   ===========   ===========
Change in units:
  Beginning units..........................    1,334,120     1,778,626     2,339,609     2,991,279
                                             -----------   -----------   -----------   -----------
  Units purchased..........................       30,422        57,498        42,677       117,423
  Units redeemed...........................     (415,397)     (502,004)     (699,770)     (769,093)
                                             -----------   -----------   -----------   -----------
  Ending units.............................      949,145     1,334,120     1,682,516     2,339,609
                                             ===========   ===========   ===========   ===========

---------------

(d) Formerly known as Growth Subaccount.

   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY          FOR THE PERIODS ENDED
                                                      DECEMBER 31, 2005 AND 2004

                                                                     SALOMON BROTHERS VARIABLE SERIES FUNDS INC.
                                                    -----------------------------------------------------------------------------
                                                             ALL CAP                 TOTAL RETURN                INVESTORS
                                                           SUBACCOUNT                 SUBACCOUNT                SUBACCOUNT
                                                    -------------------------   -----------------------   -----------------------
                                                       2005          2004          2005         2004         2005         2004
                                                    -----------   -----------   ----------   ----------   ----------   ----------
Increase (decrease) in contract owners' equity
  from operations:
  Net investment activity.........................  $   (56,596)  $  (111,847)  $   39,297   $   40,313   $   (9,624)  $    6,244
  Reinvested capital gains........................       10,048             0       46,741      137,341            0            0
  Realized gain (loss)............................      278,101       227,888       88,091       91,325      160,770      125,753
  Unrealized gain (loss)..........................      145,618       804,468      (51,938)     238,477      137,786      422,676
                                                    -----------   -----------   ----------   ----------   ----------   ----------
       Net increase (decrease) in contract owners'
        equity from operations....................      377,171       920,509      122,191      507,456      288,932      554,673
                                                    -----------   -----------   ----------   ----------   ----------   ----------
Equity transactions:
  Contract purchase payments (note 1).............      743,515       820,560      220,557      189,706       94,289       43,238
  Transfers to & from fixed & other subaccounts...      423,437       492,772     (395,481)   1,023,333      (13,635)     615,551
  Withdrawals & surrenders........................     (860,398)     (861,279)    (534,879)    (390,307)    (592,038)    (383,124)
  Surrender charges (note 2)......................      (11,639)      (22,003)      (4,709)     (14,145)      (4,294)      (6,351)
  Annual contract charges (note 2)................      (28,436)      (22,068)      (8,826)      (9,426)      (7,848)      (8,009)
  Annuity & death benefit payments................     (305,286)     (352,653)    (113,052)    (723,824)    (129,591)    (203,889)
                                                    -----------   -----------   ----------   ----------   ----------   ----------
       Net equity transactions....................      (38,807)       55,329     (836,390)      75,337     (653,117)      57,416
                                                    -----------   -----------   ----------   ----------   ----------   ----------
          Net change in contract owners' equity...      338,364       975,838     (714,199)     582,793     (364,185)     612,089
Contract owners' equity:
  Beginning of period.............................   13,937,991    12,962,153    7,722,656    7,139,863    6,330,102    5,718,013
                                                    -----------   -----------   ----------   ----------   ----------   ----------
  End of period...................................  $14,276,355   $13,937,991   $7,008,457   $7,722,656   $5,965,917   $6,330,102
                                                    ===========   ===========   ==========   ==========   ==========   ==========
Change in units:
  Beginning units.................................      845,895       840,411      659,241      655,519      488,333      480,529
                                                    -----------   -----------   ----------   ----------   ----------   ----------
  Units purchased.................................      205,602       208,282       53,592      152,123       59,909      111,316
  Units redeemed..................................     (207,127)     (202,798)    (125,503)    (148,401)    (110,575)    (103,512)
                                                    -----------   -----------   ----------   ----------   ----------   ----------
  Ending units....................................      844,370       845,895      587,330      659,241      437,667      488,333
                                                    ===========   ===========   ==========   ==========   ==========   ==========

   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY          FOR THE PERIODS ENDED
                                                      DECEMBER 31, 2005 AND 2004

                                                                                                       STRONG VARIABLE INSURANCE
                                          WELLS FARGO ADVANTAGE VARIABLE TRUST FUNDS (NOTE 4)             FUNDS, INC. (NOTE 4)
                                   -----------------------------------------------------------------   --------------------------
                                          OPPORTUNITY              MULTI CAP VALUE        DISCOVERY        MID-CAP GROWTH II
                                          SUBACCOUNT                 SUBACCOUNT          SUBACCOUNT            SUBACCOUNT
                                   -------------------------   -----------------------   -----------   --------------------------
                                      2005          2004          2005         2004         2005           2005          2004
                                   -----------   -----------   ----------   ----------   -----------   ------------   -----------
Increase (decrease) in contract
  owners' equity from operations:
  Net investment activity........  $  (242,059)  $  (286,414)  $  (13,152)  $  (19,087)  $  (177,243)  $    (69,022)  $  (279,621)
  Reinvested capital gains.......            0             0            0            0             0              0             0
  Realized gain (loss)...........      282,960      (273,157)      47,986       36,099       218,603    (11,798,834)   (3,848,851)
  Unrealized gain (loss).........    1,066,265     3,819,783      155,040      182,530     2,532,763     10,695,283     7,447,709
                                   -----------   -----------   ----------   ----------   -----------   ------------   -----------
       Net increase (decrease) in
          contract owners' equity
          from operations........    1,107,166     3,260,212      189,874      199,542     2,574,123     (1,172,573)    3,319,237
                                   -----------   -----------   ----------   ----------   -----------   ------------   -----------
Equity transactions:
  Contract purchase payments
     (note 1)....................      130,738       529,332        4,273        6,874        65,715         30,944       225,048
  Transfers to & from fixed &
     other subaccounts...........   (1,783,551)   (2,156,240)      53,746     (168,233)   17,331,252    (19,185,733)   (2,266,725)
  Withdrawals & surrenders.......   (1,778,604)   (2,925,812)     (83,455)    (185,771)   (1,226,347)      (566,246)   (2,254,213)
  Surrender charges (note 2).....      (26,340)      (36,048)      (1,454)      (3,059)      (17,489)        (8,009)      (40,262)
  Annual contract charges (note
     2)..........................      (41,916)      (27,316)      (1,876)      (1,912)      (31,494)        (7,766)      (30,320)
  Annuity & death benefit
     payments....................     (511,895)     (344,089)     (12,710)     (28,754)     (189,656)       (84,038)     (342,009)
                                   -----------   -----------   ----------   ----------   -----------   ------------   -----------
       Net equity transactions...   (4,011,568)   (4,960,173)     (41,476)    (380,855)   15,931,981    (19,820,848)   (4,708,481)
                                   -----------   -----------   ----------   ----------   -----------   ------------   -----------
          Net change in contract
            owners' equity.......   (2,904,402)   (1,699,961)     148,398     (181,313)   18,506,104    (20,993,421)   (1,389,244)
Contract owners' equity:
  Beginning of period............   20,560,681    22,260,642    1,436,096    1,617,409             0     20,993,421    22,382,665
                                   -----------   -----------   ----------   ----------   -----------   ------------   -----------
  End of period..................  $17,656,279   $20,560,681   $1,584,494   $1,436,096   $18,506,104   $          0   $20,993,421
                                   ===========   ===========   ==========   ==========   ===========   ============   ===========
Change in units:
  Beginning units................    1,434,165     1,813,163      120,196      155,713             0      1,844,960     2,318,174
                                   -----------   -----------   ----------   ----------   -----------   ------------   -----------
  Units purchased................       29,941       167,764       16,676        3,112     1,744,839         11,559       114,949
  Units redeemed.................     (308,166)     (546,762)     (21,731)     (38,629)     (241,990)    (1,856,519)     (588,163)
                                   -----------   -----------   ----------   ----------   -----------   ------------   -----------
  Ending units...................    1,155,940     1,434,165      115,141      120,196     1,502,849              0     1,844,960
                                   ===========   ===========   ==========   ==========   ===========   ============   ===========

   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY          FOR THE PERIODS ENDED
                                                      DECEMBER 31, 2005 AND 2004

                                                     VAN KAMPEN UNIVERSAL INSTITUTIONAL FUNDS -- CLASS I
                            -----------------------------------------------------------------------------------------------------
                             CORE PLUS FIXED INCOME        U.S. REAL ESTATE                VALUE            EMERGING MARKETS DEBT
                                   SUBACCOUNT                 SUBACCOUNT                SUBACCOUNT               SUBACCOUNT
                            ------------------------   ------------------------   -----------------------   ---------------------
                               2005          2004         2005          2004         2005         2004        2005        2004
                            -----------   ----------   -----------   ----------   ----------   ----------   ---------   ---------
Increase (decrease) in
  contract owners' equity
  from operations:
  Net investment
     activity.............  $    86,674   $  112,531   $   (10,722)  $   18,850   $      843   $   (3,464)  $ 13,267    $ 11,027
  Reinvested capital
     gains................       29,036       10,522       295,233      108,716       59,076       33,565      3,384       6,304
  Realized gain (loss)....       75,432       42,489       386,616       86,434       57,059       30,193      2,248       5,043
  Unrealized gain
     (loss)...............      (77,551)     (31,928)    1,087,009    1,802,931      (94,194)      98,270      2,007      (4,791)
                            -----------   ----------   -----------   ----------   ----------   ----------   --------    --------
     Net increase
       (decrease) in
       contract owners'
       equity from
       operations.........      113,591      133,614     1,758,136    2,016,931       22,784      158,564     20,906      17,583
                            -----------   ----------   -----------   ----------   ----------   ----------   --------    --------
Equity transactions:
  Contract purchase
     payments (note 1)....       16,912       35,666       173,019      179,463            0            0          0           0
  Transfers to & from
     fixed & other
     subaccounts..........      162,240       20,448     3,252,773    4,260,937      (65,189)      44,517     (5,407)      3,189
  Withdrawals &
     surrenders...........   (1,088,195)    (253,127)     (937,612)    (554,167)    (248,249)     (93,546)    (3,463)          0
  Surrender charges (note
     2)...................       (1,706)      (4,291)      (11,495)     (11,057)        (117)        (898)         0           0
  Annual contract charges
     (note 2).............       (3,233)      (3,725)      (11,445)      (5,843)        (616)        (892)      (100)       (138)
  Annuity & death benefit
     payments.............     (202,824)    (168,285)     (155,445)     (71,181)     (11,357)      (9,649)      (179)       (341)
                            -----------   ----------   -----------   ----------   ----------   ----------   --------    --------
     Net equity
       transactions.......   (1,116,806)    (373,314)    2,309,795    3,798,152     (325,528)     (60,468)    (9,149)      2,710
                            -----------   ----------   -----------   ----------   ----------   ----------   --------    --------
       Net change in
          contract owners'
          equity..........   (1,003,215)    (239,700)    4,067,931    5,815,083     (302,744)      98,096     11,757      20,293
Contract owners' equity:
  Beginning of period.....    4,455,887    4,695,587     9,445,335    3,630,252    1,110,381    1,012,285    202,590     182,297
                            -----------   ----------   -----------   ----------   ----------   ----------   --------    --------
  End of period...........  $ 3,452,672   $4,455,887   $13,513,266   $9,445,335   $  807,637   $1,110,381   $214,347    $202,590
                            ===========   ==========   ===========   ==========   ==========   ==========   ========    ========
Change in units:
  Beginning units.........      330,241      358,294       425,247      217,916       88,598       93,889     13,362      13,109
                            -----------   ----------   -----------   ----------   ----------   ----------   --------    --------
  Units purchased.........       33,460       35,543       228,193      281,367          434       15,916        281       2,156
  Units redeemed..........     (115,170)     (63,596)     (128,042)     (74,036)     (26,621)     (21,207)      (872)     (1,903)
                            -----------   ----------   -----------   ----------   ----------   ----------   --------    --------
  Ending units............      248,531      330,241       525,398      425,247       62,411       88,598     12,771      13,362
                            ===========   ==========   ===========   ==========   ==========   ==========   ========    ========

   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY          FOR THE PERIODS ENDED
                                                      DECEMBER 31, 2005 AND 2004

                                                                     GOLDMAN SACHS VARIABLE INSURANCE TRUST
                                                ---------------------------------------------------------------------------------
                                                     GROWTH & INCOME            CORE U.S. EQUITY             CAPITAL GROWTH
                                                       SUBACCOUNT                  SUBACCOUNT                  SUBACCOUNT
                                                -------------------------   -------------------------   -------------------------
                                                   2005          2004          2005          2004          2005          2004
                                                -----------   -----------   -----------   -----------   -----------   -----------
Increase (decrease) in contract owners' equity
  from operations:
  Net investment activity.....................  $   444,162   $   154,842   $   (58,840)  $   (17,786)  $  (160,662)  $   (20,374)
  Reinvested capital gains....................            0             0             0             0             0             0
  Realized gain (loss)........................       16,818        60,738        25,349         2,972       (19,872)      (54,063)
  Unrealized gain (loss)......................      924,298     2,434,517     2,426,038     1,689,559       367,405     1,040,377
                                                -----------   -----------   -----------   -----------   -----------   -----------
     Net increase (decrease) in contract
       owners' equity from operations.........    1,385,278     2,650,097     2,392,547     1,674,745       186,871       965,940
                                                -----------   -----------   -----------   -----------   -----------   -----------
Equity transactions:
  Contract purchase payments (note 1).........   14,622,361     3,670,452     9,206,874     2,942,580     1,180,262     2,893,147
  Transfers to & from fixed & other
     subaccounts..............................   26,101,796     9,917,489    17,647,344     1,592,112      (952,760)    5,111,410
  Withdrawals & surrenders....................   (1,712,673)     (597,789)   (1,130,372)     (613,698)     (561,717)     (682,135)
  Surrender charges (note 2)..................      (27,943)      (12,349)      (26,233)      (11,827)      (12,949)      (11,926)
  Annual contract charges (note 2)............      (95,940)      (21,175)      (60,177)      (16,536)      (39,397)      (11,611)
  Annuity & death benefit payments............     (669,297)     (227,051)     (535,533)     (228,956)     (165,155)     (139,329)
                                                -----------   -----------   -----------   -----------   -----------   -----------
     Net equity transactions..................   38,218,304    12,729,577    25,101,903     3,663,675      (551,716)    7,159,556
                                                -----------   -----------   -----------   -----------   -----------   -----------
       Net change in contract owners'
          equity..............................   39,603,582    15,379,674    27,494,450     5,338,420      (364,845)    8,125,496
Contract owners' equity:
  Beginning of period.........................   24,593,338     9,213,664    15,198,149     9,859,729    14,513,675     6,388,179
                                                -----------   -----------   -----------   -----------   -----------   -----------
  End of period...............................  $64,196,920   $24,593,338   $42,692,599   $15,198,149   $14,148,830   $14,513,675
                                                ===========   ===========   ===========   ===========   ===========   ===========
Change in units:
  Beginning units.............................    2,510,206     1,102,470     1,410,688     1,038,874     1,377,910       658,977
                                                -----------   -----------   -----------   -----------   -----------   -----------
  Units purchased.............................    4,358,643     1,629,741     2,637,317       928,737       419,319       897,569
  Units redeemed..............................     (474,223)     (222,005)     (296,831)     (556,923)     (475,383)     (178,636)
                                                -----------   -----------   -----------   -----------   -----------   -----------
  Ending units................................    6,394,626     2,510,206     3,751,174     1,410,688     1,321,846     1,377,910
                                                ===========   ===========   ===========   ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY          FOR THE PERIODS ENDED
                                                      DECEMBER 31, 2005 AND 2004

                                                                         LAZARD RETIREMENT SERIES, INC.
                                               ----------------------------------------------------------------------------------
                                                                                                                    INTERNATIONAL
                                                   EMERGING MARKETS                SMALL CAP             EQUITY        EQUITY
                                                      SUBACCOUNT                  SUBACCOUNT           SUBACCOUNT    SUBACCOUNT
                                               -------------------------   -------------------------   ----------   -------------
                                                  2005          2004          2005          2004        2005(B)        2005(B)
                                               -----------   -----------   -----------   -----------   ----------   -------------
Increase (decrease) in contract owners'
  equity from operations:
  Net investment activity....................  $  (210,656)  $   (47,674)  $  (456,782)  $  (365,560)   $   (119)    $     (384)
  Reinvested capital gains...................      869,616             0     2,552,120             0           0          5,965
  Realized gain (loss).......................    1,263,903       746,280     1,019,564       266,390           5            105
  Unrealized gain (loss).....................    6,174,583     1,963,685    (2,156,218)    4,025,210       2,634         68,190
                                               -----------   -----------   -----------   -----------    --------     ----------
     Net increase (decrease) in contract
      owners' equity from operations.........    8,097,446     2,662,291       958,684     3,926,040       2,520         73,876
                                               -----------   -----------   -----------   -----------    --------     ----------
Equity transactions:
  Contract purchase payments (note 1)........    6,721,037     3,235,493     2,565,938     3,458,999      18,876        471,241
  Transfers to & from fixed & other
     subaccounts.............................   14,091,278     2,172,291      (491,583)    5,302,425      89,214        798,018
  Withdrawals & surrenders...................   (1,203,253)     (672,973)   (2,138,092)   (1,215,720)          0           (303)
  Surrender charges (note 2).................      (12,377)      (12,230)      (41,514)      (35,316)          0              0
  Annual contract charges (note 2)...........      (29,042)      (10,120)      (67,663)      (33,740)       (134)           (11)
  Annuity & death benefit payments...........     (174,344)      (45,234)     (476,963)     (340,521)          0        (11,138)
                                               -----------   -----------   -----------   -----------    --------     ----------
     Net equity transactions.................   19,393,299     4,667,227      (649,877)    7,136,127     107,956      1,257,807
                                               -----------   -----------   -----------   -----------    --------     ----------
       Net change in contract owners'
        equity...............................   27,490,745     7,329,518       308,807    11,062,167     110,476      1,331,683
Contract owners' equity:
  Beginning of period........................   13,616,632     6,287,114    35,390,879    24,328,712           0              0
                                               -----------   -----------   -----------   -----------    --------     ----------
  End of period..............................  $41,107,377   $13,616,632   $35,699,686   $35,390,879    $110,476     $1,331,683
                                               ===========   ===========   ===========   ===========    ========     ==========
Change in units:
  Beginning units............................      931,247       551,249     2,159,593     1,674,079           0              0
                                               -----------   -----------   -----------   -----------    --------     ----------
  Units purchased............................    1,692,073       855,688       593,443       857,221      10,447        120,134
  Units redeemed.............................     (595,832)     (475,690)     (629,276)     (371,707)        (13)        (3,361)
                                               -----------   -----------   -----------   -----------    --------     ----------
  Ending units...............................    2,027,488       931,247     2,123,760     2,159,593      10,434        116,773
                                               ===========   ===========   ===========   ===========    ========     ==========

---------------

(b) Period from May 2, 2005, date of commencement of operations.

   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY          FOR THE PERIODS ENDED
                                                      DECEMBER 31, 2005 AND 2004

                                                        THE PRUDENTIAL SERIES FUND, INC.                 UBS SERIES TRUST
                                               ---------------------------------------------------   ------------------------

                                                 JENNISON 20/20 FOCUS             JENNISON               U.S. ALLOCATION
                                                      SUBACCOUNT                 SUBACCOUNT                 SUBACCOUNT
                                               -------------------------   -----------------------   ------------------------
                                                  2005          2004          2005         2004         2005          2004
                                               -----------   -----------   ----------   ----------   -----------   ----------
Increase (decrease) in contract owners'
  equity from operations:
  Net investment activity....................  $  (185,446)  $  (148,630)  $  (95,316)  $  (87,696)  $     3,296   $  (53,692)
  Reinvested capital gains...................            0             0            0            0             0            0
  Realized gain (loss).......................      485,245       222,017      (19,066)    (233,143)       44,880     (176,816)
  Unrealized gain (loss).....................    2,260,476     1,452,832      988,851      814,222       413,111      996,932
                                               -----------   -----------   ----------   ----------   -----------   ----------
     Net increase (decrease) in contract
       owners' equity from operations........    2,560,275     1,526,219      874,469      493,383       461,287      766,424
                                               -----------   -----------   ----------   ----------   -----------   ----------
Equity transactions:
  Contract purchase payments (note 1)........    1,867,720     3,904,323      308,598      729,679       363,141      331,643
  Transfers to & from fixed & other
     subaccounts.............................    1,536,994     2,468,037      159,493      531,527      (573,069)    (286,686)
  Withdrawals & surrenders...................     (741,376)     (388,760)    (488,143)    (705,839)     (965,404)    (554,833)
  Surrender charges (note 2).................      (24,105)       (7,822)      (7,404)     (27,443)      (17,485)     (14,484)
  Annual contract charges (note 2)...........      (35,759)      (13,021)     (16,054)     (12,594)      (19,643)     (19,794)
  Annuity & death benefit payments...........     (230,329)     (193,294)    (113,874)    (398,956)      (99,100)    (312,003)
                                               -----------   -----------   ----------   ----------   -----------   ----------
     Net equity transactions.................    2,373,145     5,769,463     (157,384)     116,374    (1,311,560)    (856,157)
                                               -----------   -----------   ----------   ----------   -----------   ----------
       Net change in contract owners'
          equity.............................    4,933,420     7,295,682      717,085      609,757      (850,273)     (89,733)
Contract owners' equity:
  Beginning of period........................   13,239,118     5,943,436    7,022,975    6,413,218     9,119,334    9,209,067
                                               -----------   -----------   ----------   ----------   -----------   ----------
  End of period..............................  $18,172,538   $13,239,118   $7,740,060   $7,022,975   $ 8,269,061   $9,119,334
                                               ===========   ===========   ==========   ==========   ===========   ==========
Change in units:
  Beginning units............................    1,263,950       646,176    1,086,201    1,071,538       999,077    1,103,320
                                               -----------   -----------   ----------   ----------   -----------   ----------
  Units purchased............................      547,477     1,370,588      200,476      405,016       101,149      173,391
  Units redeemed.............................     (365,838)     (752,814)    (224,995)    (390,353)     (237,769)    (277,634)
                                               -----------   -----------   ----------   ----------   -----------   ----------
  Ending units...............................    1,445,589     1,263,950    1,061,682    1,086,201       862,457      999,077
                                               ===========   ===========   ==========   ==========   ===========   ==========

                                               OLD MUTUAL INSURANCE SERIES
                                                         FUND(E)
                                               ----------------------------
                                                       TECHNOLOGY &
                                                      COMMUNICATIONS
                                                        SUBACCOUNT
                                               ----------------------------
                                                   2005           2004
                                               ------------   -------------
Increase (decrease) in contract owners'
  equity from operations:
  Net investment activity....................   $  (35,580)    $   (42,834)
  Reinvested capital gains...................            0               0
  Realized gain (loss).......................     (715,094)     (1,753,179)
  Unrealized gain (loss).....................      947,358       1,905,388
                                                ----------     -----------
     Net increase (decrease) in contract
       owners' equity from operations........      196,684         109,375
                                                ----------     -----------
Equity transactions:
  Contract purchase payments (note 1)........       34,030         138,229
  Transfers to & from fixed & other
     subaccounts.............................     (247,742)       (441,900)
  Withdrawals & surrenders...................     (208,090)       (338,827)
  Surrender charges (note 2).................       (6,024)        (11,603)
  Annual contract charges (note 2)...........       (5,035)         (6,057)
  Annuity & death benefit payments...........      (25,944)        (43,833)
                                                ----------     -----------
     Net equity transactions.................     (458,805)       (703,991)
                                                ----------     -----------
       Net change in contract owners'
          equity.............................     (262,121)       (594,616)
Contract owners' equity:
  Beginning of period........................    3,036,566       3,631,182
                                                ----------     -----------
  End of period..............................   $2,774,445     $ 3,036,566
                                                ==========     ===========
Change in units:
  Beginning units............................    1,769,320       2,221,954
                                                ----------     -----------
  Units purchased............................      194,904         529,043
  Units redeemed.............................     (473,598)       (981,677)
                                                ----------     -----------
  Ending units...............................    1,490,626       1,769,320
                                                ==========     ===========

---------------

(e) Formerly known as PBHG Insurance Series fund.

   The accompanying notes are in integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY          FOR THE PERIODS ENDED
                                                      DECEMBER 31, 2005 AND 2004

                                              FIDELITY VARIABLE INSURANCE PRODUCTS FUND -- SERVICE CLASS 2
                                          --------------------------------------------------------------------
                                                 VIP MID CAP                VIP CONTRAFUND         VIP GROWTH
                                                  SUBACCOUNT                  SUBACCOUNT           SUBACCOUNT
                                          --------------------------   -------------------------   -----------
                                              2005          2004          2005          2004          2005
                                          ------------   -----------   -----------   -----------   -----------
Increase (decrease) in contract owners'
  equity from operations:
  Net investment activity...............  $ (1,215,956)  $  (714,033)  $  (818,311)  $  (435,174)  $  (240,406)
  Reinvested capital gains..............     1,282,659             0         9,997             0             0
  Realized gain (loss)..................       483,339       436,568        95,438       122,933      (408,134)
  Unrealized gain (loss)................    14,776,422    12,844,729    11,422,692     5,775,127     1,536,425
                                          ------------   -----------   -----------   -----------   -----------
     Net increase (decrease) in contract
       owners' equity from operations...    15,326,464    12,567,264    10,709,816     5,462,886       887,885
                                          ------------   -----------   -----------   -----------   -----------
Equity transactions:
  Contract purchase payments (note 1)...    15,059,577     6,485,273    13,170,627     5,270,802     1,163,771
  Transfers to & from fixed & other
     subaccounts........................    23,451,239    12,768,834    24,617,318    11,961,607      (166,008)
  Withdrawals & surrenders..............    (5,428,458)   (2,348,435)   (3,438,124)   (1,915,192)   (1,291,240)
  Surrender charges (note 2)............      (110,370)      (66,515)      (59,327)      (56,847)      (25,205)
  Annual contract charges (note 2)......      (167,563)      (68,668)     (118,683)      (52,580)      (31,780)
  Annuity & death benefit payments......    (1,217,598)     (695,024)     (912,723)     (564,227)     (315,192)
                                          ------------   -----------   -----------   -----------   -----------
     Net equity transactions............    31,586,827    16,075,465    33,259,088    14,643,563      (665,654)
                                          ------------   -----------   -----------   -----------   -----------
       Net change in contract owners'
          equity........................    46,913,291    28,642,729    43,968,904    20,106,449       222,231
Contract owners' equity:
  Beginning of period...................    72,717,587    44,074,858    50,344,242    30,237,793    22,961,063
                                          ------------   -----------   -----------   -----------   -----------
  End of period.........................  $119,630,878   $72,717,587   $94,313,146   $50,344,242   $23,183,294
                                          ============   ===========   ===========   ===========   ===========
Change in units:
  Beginning units.......................     4,592,142     3,423,104     4,921,457     3,360,059     3,659,582
                                          ------------   -----------   -----------   -----------   -----------
  Units purchased.......................     2,892,683     1,840,469     3,924,845     2,131,282       574,441
  Units redeemed........................      (998,794)     (671,431)     (848,761)     (569,884)     (684,247)
                                          ------------   -----------   -----------   -----------   -----------
  Ending units..........................     6,486,031     4,592,142     7,997,541     4,921,457     3,549,776
                                          ============   ===========   ===========   ===========   ===========

                                          FIDELITY VARIABLE INSURANCE PRODUCTS FUND -- SERVICE CLASS 2
                                          ---------------------------------------
                                          VIP GROWTH        VIP EQUITY-INCOME
                                          SUBACCOUNT           SUBACCOUNT
                                          -----------   -------------------------
                                             2004          2005          2004
                                          -----------   -----------   -----------
Increase (decrease) in contract owners'
  equity from operations:
  Net investment activity...............  $  (264,501)  $   (60,599)  $   (69,603)
  Reinvested capital gains..............            0       547,595         5,174
  Realized gain (loss)..................     (482,316)       18,007        26,472
  Unrealized gain (loss)................    1,075,883       667,231     1,060,310
                                          -----------   -----------   -----------
     Net increase (decrease) in contract
       owners' equity from operations...      329,066     1,172,234     1,022,353
                                          -----------   -----------   -----------
Equity transactions:
  Contract purchase payments (note 1)...    1,292,660     4,129,863     3,464,990
  Transfers to & from fixed & other
     subaccounts........................    2,828,619     9,370,622     8,528,903
  Withdrawals & surrenders..............   (1,001,213)     (786,580)     (163,118)
  Surrender charges (note 2)............      (35,374)      (13,437)       (3,700)
  Annual contract charges (note 2)......      (28,317)      (48,211)       (4,642)
  Annuity & death benefit payments......     (339,032)     (243,380)     (120,604)
                                          -----------   -----------   -----------
     Net equity transactions............    2,717,343    12,408,877    11,701,829
                                          -----------   -----------   -----------
       Net change in contract owners'
          equity........................    3,046,409    13,581,111    12,724,182
Contract owners' equity:
  Beginning of period...................   19,914,654    13,770,584     1,046,402
                                          -----------   -----------   -----------
  End of period.........................  $22,961,063   $27,351,695   $13,770,584
                                          ===========   ===========   ===========
Change in units:
  Beginning units.......................    3,227,912     1,160,154        96,708
                                          -----------   -----------   -----------
  Units purchased.......................    1,152,310     1,270,066     1,176,071
  Units redeemed........................     (720,640)     (217,209)     (112,625)
                                          -----------   -----------   -----------
  Ending units..........................    3,659,582     2,213,011     1,160,154
                                          ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY          FOR THE PERIODS ENDED
                                                      DECEMBER 31, 2005 AND 2004

                                                          JANUS ASPEN SERIES -- SERVICE SHARES
                                           -------------------------------------------------------------------
                                               LARGE CAP GROWTH            WORLDWIDE GROWTH         BALANCED
                                                 SUBACCOUNT(D)                SUBACCOUNT           SUBACCOUNT
                                           -------------------------   -------------------------   -----------
                                              2005          2004          2005          2004          2005
                                           -----------   -----------   -----------   -----------   -----------
Increase (decrease) in contract owners'
  equity from operations:
  Net investment activity................  $  (235,950)  $  (289,015)  $   (19,870)  $   (87,956)  $   432,178
  Reinvested capital gains...............            0             0             0             0             0
  Realized gain (loss)...................   (1,092,408)   (1,536,570)      541,782       670,142       403,243
  Unrealized gain (loss).................    1,767,296     2,318,332        91,178       (88,921)    2,781,640
                                           -----------   -----------   -----------   -----------   -----------
     Net increase (decrease) in contract
       owners' equity from operations....      438,938       492,747       613,090       493,265     3,617,061
                                           -----------   -----------   -----------   -----------   -----------
Equity transactions:
  Contract purchase payments (note 1)....      767,598       665,155       400,732       570,109     3,554,516
  Transfers to & from fixed & other
     subaccounts.........................     (914,077)   (1,749,465)   (1,134,376)   (1,867,801)   (1,484,720)
  Withdrawals & surrenders...............   (1,336,153)   (1,271,802)   (1,257,434)   (2,015,425)   (5,125,072)
  Surrender charges (note 2).............      (40,223)      (44,201)      (42,678)      (46,112)     (122,751)
  Annual contract charges (note 2).......      (28,489)      (30,217)      (38,730)      (26,575)     (105,813)
  Annuity & death benefit payments.......     (351,429)     (378,709)     (214,104)     (260,545)   (1,538,058)
                                           -----------   -----------   -----------   -----------   -----------
     Net equity transactions.............   (1,902,773)   (2,809,239)   (2,286,590)   (3,646,349)   (4,821,898)
                                           -----------   -----------   -----------   -----------   -----------
       Net change in contract owners'
          equity.........................   (1,463,835)   (2,316,492)   (1,673,500)   (3,153,084)   (1,204,837)
Contract owners' equity:
  Beginning of period....................   21,050,149    23,366,641    17,581,804    20,734,888    62,556,488
                                           -----------   -----------   -----------   -----------   -----------
  End of period..........................  $19,586,314   $21,050,149   $15,908,304   $17,581,804   $61,351,651
                                           ===========   ===========   ===========   ===========   ===========
Change in units:
  Beginning units........................    3,646,436     4,161,378     3,125,209     3,801,740     6,214,230
                                           -----------   -----------   -----------   -----------   -----------
  Units purchased........................      332,847       334,650       256,620       353,683       680,092
  Units redeemed.........................     (672,412)     (849,592)     (668,222)   (1,030,214)   (1,157,608)
                                           -----------   -----------   -----------   -----------   -----------
  Ending units...........................    3,306,871     3,646,436     2,713,607     3,125,209     5,736,714
                                           ===========   ===========   ===========   ===========   ===========

                                            JANUS ASPEN SERIES -- SERVICE SHARES
                                           ---------------------------------------
                                            BALANCED       INTERNATIONAL GROWTH
                                           SUBACCOUNT           SUBACCOUNT
                                           -----------   -------------------------
                                              2004          2005          2004
                                           -----------   -----------   -----------
Increase (decrease) in contract owners'
  equity from operations:
  Net investment activity................  $   497,498   $   (24,988)  $   (50,255)
  Reinvested capital gains...............            0             0             0
  Realized gain (loss)...................       61,002       163,536       333,624
  Unrealized gain (loss).................    3,526,677     5,464,385     1,499,839
                                           -----------   -----------   -----------
     Net increase (decrease) in contract
       owners' equity from operations....    4,085,177     5,602,933     1,783,208
                                           -----------   -----------   -----------
Equity transactions:
  Contract purchase payments (note 1)....    2,900,677     4,450,906     1,606,886
  Transfers to & from fixed & other
     subaccounts.........................   (4,537,818)    6,583,659       777,265
  Withdrawals & surrenders...............   (4,503,504)   (1,227,460)     (862,312)
  Surrender charges (note 2).............     (137,596)      (21,640)      (28,322)
  Annual contract charges (note 2).......      (69,691)      (28,562)      (15,470)
  Annuity & death benefit payments.......   (1,620,851)     (217,238)     (250,028)
                                           -----------   -----------   -----------
     Net equity transactions.............   (7,968,783)    9,539,665     1,228,019
                                           -----------   -----------   -----------
       Net change in contract owners'
          equity.........................   (3,883,606)   15,142,598     3,011,227
Contract owners' equity:
  Beginning of period....................   66,440,094    12,703,804     9,692,577
                                           -----------   -----------   -----------
  End of period..........................  $62,556,488   $27,846,402   $12,703,804
                                           ===========   ===========   ===========
Change in units:
  Beginning units........................    7,052,378     1,857,675     1,674,737
                                           -----------   -----------   -----------
  Units purchased........................      870,341     1,643,888       680,172
  Units redeemed.........................   (1,708,489)     (416,697)     (497,234)
                                           -----------   -----------   -----------
  Ending units...........................    6,214,230     3,084,866     1,857,675
                                           ===========   ===========   ===========

---------------

(d) Formerly known as Growth Subaccount.

   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY          FOR THE PERIODS ENDED
                                                      DECEMBER 31, 2005 AND 2004

                                                                           J.P. MORGAN SERIES TRUST II
                                                              -----------------------------------------------------
                                                                    SMALL COMPANY               MID CAP VALUE
                                                                     SUBACCOUNT                  SUBACCOUNT
                                                              -------------------------   -------------------------
                                                                 2005          2004          2005          2004
                                                              -----------   -----------   -----------   -----------
Increase (decrease) in contract owners' equity from
  operations:
  Net investment activity...................................  $  (239,103)  $  (142,357)  $  (711,120)  $  (220,978)
  Reinvested capital gains..................................    2,249,247             0       712,277        88,999
  Realized gain (loss)......................................      483,492       130,274        53,340       116,495
  Unrealized gain (loss)....................................   (2,093,367)    3,079,786     4,667,493     4,215,210
                                                              -----------   -----------   -----------   -----------
     Net increase (decrease) in contract owners' equity from
      operations............................................      400,269     3,067,703     4,721,990     4,199,726
                                                              -----------   -----------   -----------   -----------
Equity transactions:
  Contract purchase payments (note 1).......................    2,141,430     3,110,718    24,093,418     7,848,084
  Transfers to & from fixed & other subaccounts.............      (31,201)    5,504,770    31,426,215    13,204,389
  Withdrawals & surrenders..................................     (971,311)     (539,583)   (2,003,432)     (739,400)
  Surrender charges (note 2)................................      (12,029)       (9,214)      (41,782)      (20,550)
  Annual contract charges (note 2)..........................      (46,090)      (15,470)     (133,768)      (27,877)
  Annuity & death benefit payments..........................     (237,320)     (147,113)     (789,202)     (238,480)
                                                              -----------   -----------   -----------   -----------
     Net equity transactions................................      843,479     7,904,108    52,551,449    20,026,166
                                                              -----------   -----------   -----------   -----------
       Net change in contract owners' equity................    1,243,748    10,971,811    57,273,439    24,225,892
Contract owners' equity:
  Beginning of period.......................................   18,524,395     7,552,584    35,200,558    10,974,666
                                                              -----------   -----------   -----------   -----------
  End of period.............................................  $19,768,143   $18,524,395   $92,473,997   $35,200,558
                                                              ===========   ===========   ===========   ===========
Change in units:
  Beginning units...........................................    1,501,270       768,658     2,112,226       786,900
                                                              -----------   -----------   -----------   -----------
  Units purchased...........................................      613,344       943,350     3,473,083     1,688,692
  Units redeemed............................................     (544,626)     (210,738)     (439,399)     (363,366)
                                                              -----------   -----------   -----------   -----------
  Ending units..............................................    1,569,988     1,501,270     5,145,910     2,112,226
                                                              ===========   ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY          FOR THE PERIODS ENDED
                                                      DECEMBER 31, 2005 AND 2004

                                                                ALLIANCEBERSTEIN VARIABLE SERIES PRODUCT FUND, INC. -- CLASS B
                                                              -------------------------------------------------------------------
                                                                  GLOBAL BOND           GROWTH & INCOME        SMALL CAP GROWTH
                                                                  SUBACCOUNT              SUBACCOUNT              SUBACCOUNT
                                                              -------------------   -----------------------   -------------------
                                                                2005       2004        2005         2004        2005       2004
                                                              --------   --------   ----------   ----------   --------   --------
Increase (decrease) in contract owners' equity from
  operations:
  Net investment activity...................................  $ 30,951   $ 17,088   $   (1,004)  $  (10,359)  $ (3,034)  $ (3,364)
  Reinvested capital gains..................................     4,701      7,963            0            0          0          0
  Realized gain (loss)......................................     1,741      8,764       47,455       17,310      6,011      5,000
  Unrealized gain (loss)....................................   (74,950)    (4,492)      (2,194)     145,746      1,751     25,655
                                                              --------   --------   ----------   ----------   --------   --------
     Net increase (decrease) in contract owners' equity from
      operations............................................   (37,557)    29,323       44,257      152,697      4,728     27,291
                                                              --------   --------   ----------   ----------   --------   --------
Equity transactions:
  Contract purchase payments (note 1).......................       450        385          700          700        876          0
  Transfers to & from fixed & other subaccounts.............    43,617    (11,621)     (50,226)      16,849    (20,779)   (40,294)
  Withdrawals & surrenders..................................   (34,099)   (37,608)    (231,535)     (99,620)   (10,241)    (5,169)
  Surrender charges (note 2)................................      (530)    (1,360)      (2,579)      (2,325)      (151)       (34)
  Annual contract charges (note 2)..........................      (130)      (116)      (1,880)      (1,740)      (285)      (316)
  Annuity & death benefit payments..........................    (4,989)    (2,173)     (27,833)     (15,523)      (988)      (935)
                                                              --------   --------   ----------   ----------   --------   --------
     Net equity transactions................................     4,319    (52,493)    (313,353)    (101,659)   (31,568)   (46,748)
                                                              --------   --------   ----------   ----------   --------   --------
       Net change in contract owners' equity................   (33,238)   (23,170)    (269,096)      51,038    (26,840)   (19,457)
Contract owners' equity:
  Beginning of period.......................................   394,618    417,788    1,701,625    1,650,587    251,812    271,269
                                                              --------   --------   ----------   ----------   --------   --------
  End of period.............................................  $361,380   $394,618   $1,432,529   $1,701,625   $224,972   $251,812
                                                              ========   ========   ==========   ==========   ========   ========
Change in units:
  Beginning units...........................................    30,484     34,876      159,416      169,563     19,676     23,925
                                                              --------   --------   ----------   ----------   --------   --------
  Units purchased...........................................     4,357      2,119        8,451       23,420        117         12
  Units redeemed............................................    (4,162)    (6,511)     (37,814)     (33,567)    (2,810)    (4,261)
                                                              --------   --------   ----------   ----------   --------   --------
  Ending units..............................................    30,679     30,484      130,053      159,416     16,983     19,676
                                                              ========   ========   ==========   ==========   ========   ========

   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY          FOR THE PERIODS ENDED
                                                      DECEMBER 31, 2005 AND 2004

                                            MFS VARIABLE INSURANCE TRUST -- SERVICE CLASS
                                         ----------------------------------------------------
                                              NEW DISCOVERY           INVESTORS GROWTH STOCK
                                                SUBACCOUNT                  SUBACCOUNT
                                         ------------------------    ------------------------
                                            2005          2004          2005          2004
                                         ----------    ----------    ----------    ----------
Increase (decrease) in contract owners'
  equity from operations:
  Net investment activity..............  $  (31,212)   $  (32,237)   $  (49,451)   $  (45,325)
  Reinvested capital gains.............           0             0             0             0
  Realized gain (loss).................      43,403        70,641        77,355        26,541
  Unrealized gain (loss)...............      81,270        64,462        89,844       288,449
                                         ----------    ----------    ----------    ----------
     Net increase (decrease) in
       contract owners' equity from
       operations......................      93,461       102,866       117,748       269,665
                                         ----------    ----------    ----------    ----------
Equity transactions:
  Contract purchase payments (note
     1)................................     163,742       273,441       539,305       620,267
  Transfers to & from fixed & other
     subaccounts.......................     246,778        (7,565)       41,064       977,479
  Withdrawals & surrenders.............    (145,869)     (290,002)     (166,028)     (255,554)
  Surrender charges (note 2)...........      (1,997)       (9,878)       (1,050)       (6,471)
  Annual contract charges (note 2).....      (5,046)       (4,500)       (6,446)       (4,569)
  Annuity & death benefit payments.....     (23,541)      (18,093)      (28,770)      (44,249)
                                         ----------    ----------    ----------    ----------
     Net equity transactions...........     234,067       (56,597)      378,075     1,286,903
                                         ----------    ----------    ----------    ----------
       Net change in contract owners'
          equity.......................     327,528        46,269       495,823     1,556,568
Contract owners' equity:
  Beginning of period..................   2,414,984     2,368,715     4,065,744     2,509,176
                                         ----------    ----------    ----------    ----------
  End of period........................  $2,742,512    $2,414,984    $4,561,567    $4,065,744
                                         ==========    ==========    ==========    ==========
Change in units:
  Beginning units......................     223,647       231,222       409,111       271,373
                                         ----------    ----------    ----------    ----------
  Units purchased......................      63,530        91,691       131,513       195,050
  Units redeemed.......................     (42,515)      (99,266)      (94,450)      (57,312)
                                         ----------    ----------    ----------    ----------
  Ending units.........................     244,662       223,647       446,174       409,111
                                         ==========    ==========    ==========    ==========

                                             MFS VARIABLE INSURANCE TRUST -- SERVICE CLASS
                                         ------------------------------------------------------
                                              MID CAP GROWTH                TOTAL RETURN
                                                SUBACCOUNT                   SUBACCOUNT
                                         ------------------------    --------------------------
                                            2005          2004          2005           2004
                                         ----------    ----------    -----------    -----------
Increase (decrease) in contract owners'
  equity from operations:
  Net investment activity..............  $  (58,337)   $  (52,191)   $   349,347    $    63,026
  Reinvested capital gains.............           0             0      2,663,168              0
  Realized gain (loss).................     110,900        60,040        499,983        241,050
  Unrealized gain (loss)...............      (1,384)      458,539     (2,585,562)     4,865,061
                                         ----------    ----------    -----------    -----------
     Net increase (decrease) in
       contract owners' equity from
       operations......................      51,179       466,388        926,936      5,169,137
                                         ----------    ----------    -----------    -----------
Equity transactions:
  Contract purchase payments (note
     1)................................     474,640       645,248      6,918,931      5,733,929
  Transfers to & from fixed & other
     subaccounts.......................    (124,050)    1,073,968      8,903,894     13,929,427
  Withdrawals & surrenders.............    (248,518)     (276,527)    (5,460,655)    (2,635,558)
  Surrender charges (note 2)...........      (4,564)       (7,831)      (108,506)       (78,558)
  Annual contract charges (note 2).....     (22,374)       (4,559)       (96,989)       (58,557)
  Annuity & death benefit payments.....     (19,885)      (16,448)    (1,563,416)    (1,289,117)
                                         ----------    ----------    -----------    -----------
     Net equity transactions...........      55,249     1,413,851      8,593,259     15,601,566
                                         ----------    ----------    -----------    -----------
       Net change in contract owners'
          equity.......................     106,428     1,880,239      9,520,195     20,770,703
Contract owners' equity:
  Beginning of period..................   4,676,290     2,796,051     63,678,445     42,907,742
                                         ----------    ----------    -----------    -----------
  End of period........................  $4,782,718    $4,676,290    $73,198,640    $63,678,445
                                         ==========    ==========    ===========    ===========
Change in units:
  Beginning units......................     495,114       334,686      5,277,000      3,885,956
                                         ----------    ----------    -----------    -----------
  Units purchased......................     147,241       319,840      2,124,621      2,285,946
  Units redeemed.......................    (143,311)     (159,412)    (1,405,627)      (894,902)
                                         ----------    ----------    -----------    -----------
  Ending units.........................     499,044       495,114      5,995,994      5,277,000
                                         ==========    ==========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY          FOR THE PERIODS ENDED
                                                      DECEMBER 31, 2005 AND 2004

                                            FIRST AMERICAN INSURANCE
                                                PORTFOLIOS, INC.
                                              (CLASS IB) (NOTE 4)       PIMCO VARIABLE INSURANCE TRUST -- ADMINISTRATIVE SHARES
                                           --------------------------   ------------------------------------------------------
                                            CORPORATE       EQUITY
                                              BOND          INCOME             REAL RETURN                 TOTAL RETURN
                                           SUBACCOUNT     SUBACCOUNT            SUBACCOUNT                  SUBACCOUNT
                                           -----------   ------------   --------------------------   -------------------------
                                              2004           2004           2005          2004          2005          2004
                                           -----------   ------------   ------------   -----------   -----------   -----------
Increase (decrease) in contract owners'
  equity from operations:
  Net investment activity...............   $    46,315   $    (36,144)  $  1,644,692   $  (107,489)  $   996,979   $   194,485
  Reinvested capital gains..............             0              0      1,508,593     1,913,958       876,325       577,954
  Realized gain (loss)..................        25,736        534,820         20,918       113,188        31,323        70,122
  Unrealized gain (loss)................       (55,925)      (534,975)    (2,410,902)    1,283,626    (1,434,140)      373,168
                                           -----------   ------------   ------------   -----------   -----------   -----------
     Net increase (decrease) in contract
       owners' equity from operations...        16,126        (36,299)       763,301     3,203,283       470,487     1,215,729
                                           -----------   ------------   ------------   -----------   -----------   -----------
Equity transactions:
  Contract purchase payments (note 1)...         6,561         26,150     28,214,182     9,885,826     6,402,133     6,750,770
  Transfers to & from fixed & other
     subaccounts........................    (2,302,097)   (10,094,158)    53,448,042    25,171,062    11,792,190     7,031,962
  Withdrawals & surrenders..............      (119,146)      (902,791)    (3,783,747)   (1,706,955)   (2,982,604)   (1,496,623)
  Surrender charges (note 2)............        (1,973)       (11,678)       (77,695)      (53,219)      (61,312)      (39,081)
  Annual contract charges (note 2)......        (1,786)        (8,550)      (219,708)      (51,288)     (188,330)      (43,896)
  Annuity & death benefit payments......      (431,033)      (183,465)    (1,912,435)     (781,465)     (869,486)     (591,963)
                                           -----------   ------------   ------------   -----------   -----------   -----------
     Net equity transactions............    (2,849,474)   (11,174,492)    75,668,639    32,463,961    14,092,591    11,611,169
                                           -----------   ------------   ------------   -----------   -----------   -----------
       Net change in contract owners'
          equity........................    (2,833,348)   (11,210,791)    76,431,940    35,667,244    14,563,078    12,826,898
Contract owners' equity:
  Beginning of period...................     2,833,348     11,210,791     65,538,968    29,871,724    41,141,979    28,315,081
                                           -----------   ------------   ------------   -----------   -----------   -----------
  End of period.........................   $         0   $          0   $141,970,908   $65,538,968   $55,705,057   $41,141,979
                                           ===========   ============   ============   ===========   ===========   ===========
Change in units:
  Beginning units.......................       228,909      1,047,407      5,306,132     2,596,696     3,680,951     2,621,563
                                           -----------   ------------   ------------   -----------   -----------   -----------
  Units purchased.......................        10,948         33,195      7,274,951     3,569,970     2,081,102     2,558,138
  Units redeemed........................      (239,857)    (1,080,602)    (1,158,027)     (860,534)     (832,646)   (1,498,750)
                                           -----------   ------------   ------------   -----------   -----------   -----------
  Ending units..........................             0              0     11,423,056     5,306,132     4,929,407     3,680,951
                                           ===========   ============   ============   ===========   ===========   ===========


                                        PIMCO VARIABLE INSURANCE TRUST -- ADMINISTRATIVE SHARES
                                          -------------------------

                                                 GLOBAL BOND
                                                 SUBACCOUNT
                                          -------------------------
                                             2005          2004
                                          -----------   -----------
Increase (decrease) in contract owners'
  equity from operations:
  Net investment activity...............  $   130,822   $    34,502
  Reinvested capital gains..............      172,056       471,068
  Realized gain (loss)..................       (6,612)       48,052
  Unrealized gain (loss)................   (1,110,002)       72,819
                                          -----------   -----------
     Net increase (decrease) in contract
       owners' equity from operations...     (813,736)      626,441
                                          -----------   -----------
Equity transactions:
  Contract purchase payments (note 1)...    2,774,796       958,724
  Transfers to & from fixed & other
     subaccounts........................    3,108,271     1,676,356
  Withdrawals & surrenders..............     (594,758)     (333,652)
  Surrender charges (note 2)............      (11,568)      (11,787)
  Annual contract charges (note 2)......      (15,898)       (9,003)
  Annuity & death benefit payments......     (119,586)     (109,089)
                                          -----------   -----------
     Net equity transactions............    5,141,257     2,171,549
                                          -----------   -----------
       Net change in contract owners'
          equity........................    4,327,521     2,797,990
Contract owners' equity:
  Beginning of period...................    7,849,472     5,051,482
                                          -----------   -----------
  End of period.........................  $12,176,993   $ 7,849,472
                                          ===========   ===========
Change in units:
  Beginning units.......................      595,942       418,703
                                          -----------   -----------
  Units purchased.......................      587,586       312,511
  Units redeemed........................     (181,217)     (135,272)
                                          -----------   -----------
  Ending units..........................    1,002,311       595,942
                                          ===========   ===========

   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY          FOR THE PERIODS ENDED
                                                      DECEMBER 31, 2005 AND 2004

                                                   CALVERT VARIABLE      DREYFUS VARIABLE INVESTMENT
                                                 SERIES, INC. (NOTE 4)     FUND -- SERVICE SHARES         ROYCE CAPITAL FUND
                                                 ---------------------   ---------------------------   -------------------------
                                                     SOCIAL EQUITY              APPRECIATION                   SMALL-CAP
                                                      SUBACCOUNT                 SUBACCOUNT                   SUBACCOUNT
                                                 ---------------------   ---------------------------   -------------------------
                                                   2005        2004          2005           2004          2005          2004
                                                 ---------   ---------   ------------   ------------   -----------   -----------
Increase (decrease) in contract owners' equity
  from operations:
  Net investment activity......................  $ (4,818)   $ (5,156)    $  (82,770)    $   22,211    $  (617,690)  $  (260,791)
  Reinvested capital gains.....................         0           0              0              0        651,082     1,599,869
  Realized gain (loss).........................    14,615      11,917         39,910         11,542         89,729       103,164
  Unrealized gain (loss).......................     3,254      17,927        209,309        124,973      3,541,561     3,358,325
                                                 --------    --------     ----------     ----------    -----------   -----------
     Net increase (decrease) in contract
       owners' equity from operations..........    13,051      24,688        166,449        158,726      3,664,682     4,800,567
                                                 --------    --------     ----------     ----------    -----------   -----------
Equity transactions:
  Contract purchase payments (note 1)..........    19,460      25,329        886,513      1,741,467     11,718,100     6,817,813
  Transfers to & from fixed & other
     subaccounts...............................    14,635     (23,875)       849,619      1,933,179     16,683,899    14,435,142
  Withdrawals & surrenders.....................   (55,926)    (58,642)      (285,919)       (95,645)    (1,642,214)     (601,373)
  Surrender charges (note 2)...................      (644)     (1,019)        (6,316)        (2,144)       (24,496)      (16,382)
  Annual contract charges (note 2).............      (863)       (960)       (18,876)        (3,947)       (98,199)      (24,333)
  Annuity & death benefit payments.............      (430)       (529)       (80,828)       (41,055)      (640,782)     (283,787)
                                                 --------    --------     ----------     ----------    -----------   -----------
     Net equity transactions...................   (23,768)    (59,696)     1,344,193      3,531,855     25,996,308    20,327,080
                                                 --------    --------     ----------     ----------    -----------   -----------
       Net change in contract owners' equity...   (10,717)    (35,008)     1,510,642      3,690,581     29,660,990    25,127,647
Contract owners' equity:
  Beginning of period..........................   455,020     490,028      5,399,761      1,709,180     34,162,850     9,035,203
                                                 --------    --------     ----------     ----------    -----------   -----------
  End of period................................  $444,303    $455,020     $6,910,403     $5,399,761    $63,823,840   $34,162,850
                                                 ========    ========     ==========     ==========    ===========   ===========
Change in units:
  Beginning units..............................    62,226      70,908        445,917        146,140      1,981,986       646,944
                                                 --------    --------     ----------     ----------    -----------   -----------
  Units purchased..............................     7,330       3,686        214,509        477,332      1,883,574     1,732,308
  Units redeemed...............................   (10,766)    (12,368)      (104,802)      (177,555)      (412,588)     (397,266)
                                                 --------    --------     ----------     ----------    -----------   -----------
  Ending units.................................    58,790      62,226        555,624        445,917      3,452,972     1,981,986
                                                 ========    ========     ==========     ==========    ===========   ===========


                                                    ROYCE CAPITAL FUND
                                                 -------------------------
                                                         MICRO-CAP
                                                        SUBACCOUNT
                                                 -------------------------
                                                    2005          2004
                                                 -----------   -----------
Increase (decrease) in contract owners' equity
  from operations:
  Net investment activity......................  $  (141,459)  $  (146,550)
  Reinvested capital gains.....................      465,523     1,249,599
  Realized gain (loss).........................       10,116        15,779
  Unrealized gain (loss).......................    2,432,139       427,590
                                                 -----------   -----------
     Net increase (decrease) in contract
       owners' equity from operations..........    2,766,319     1,546,418
                                                 -----------   -----------
Equity transactions:
  Contract purchase payments (note 1)..........    5,306,840     4,794,561
  Transfers to & from fixed & other
     subaccounts...............................    6,118,429     8,275,294
  Withdrawals & surrenders.....................     (749,616)     (535,857)
  Surrender charges (note 2)...................      (16,426)      (16,191)
  Annual contract charges (note 2).............      (62,515)      (14,704)
  Annuity & death benefit payments.............     (277,442)     (179,582)
                                                 -----------   -----------
     Net equity transactions...................   10,319,270    12,323,521
                                                 -----------   -----------
       Net change in contract owners' equity...   13,085,589    13,869,939
Contract owners' equity:
  Beginning of period..........................   18,195,473     4,325,534
                                                 -----------   -----------
  End of period................................  $31,281,062   $18,195,473
                                                 ===========   ===========
Change in units:
  Beginning units..............................    1,102,207       294,414
                                                 -----------   -----------
  Units purchased..............................      875,250       985,550
  Units redeemed...............................     (257,310)     (177,757)
                                                 -----------   -----------
  Ending units.................................    1,720,147     1,102,207
                                                 ===========   ===========

   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY          FOR THE PERIODS ENDED
                                                      DECEMBER 31, 2005 AND 2004

                                                                                         FRANKLIN TEMPLETON VARIABLE INSURANCE
                              VAN KAMPEN UNIVERSAL INSTITUTIONAL FUNDS -- CLASS II              PRODUCTS TRUST CLASS 2:
                             -------------------------------------------------------   ------------------------------------------
                                                                                        FRANKLIN      FRANKLIN FLEX    TEMPLETON
                                                                                         INCOME        CAP GROWTH       FOREIGN
                              CORE PLUS FIXED INCOME          U.S. REAL ESTATE         SECURITIES      SECURITIES      SECURITIES
                                    SUBACCOUNT                   SUBACCOUNT            SUBACCOUNT      SUBACCOUNT      SUBACCOUNT
                             -------------------------   ---------------------------   -----------   ---------------   ----------
                                2005          2004           2005           2004         2005(B)         2005(B)        2005(B)
                             -----------   -----------   ------------   ------------   -----------   ---------------   ----------
Increase (decrease) in
  contract owners' equity
  from operations:
  Net investment
     activity..............  $   58,373    $   30,230    $   (57,103)   $     4,602    $   (39,302)    $   (7,578)     $  (25,989)
  Reinvested capital
     gains.................      20,016         3,029        685,730        105,349          2,032              0               0
  Realized gain (loss).....       4,285         8,668        290,796         93,754         (2,076)           555             842
  Unrealized gain (loss)...     (17,655)       (1,646)     3,583,278      2,338,382       (129,442)        88,856         471,227
                             ----------    ----------    -----------    -----------    -----------     ----------      ----------
     Net increase
       (decrease) in
       contract owners'
       equity from
       operations..........      65,019        40,281      4,502,701      2,542,087       (168,788)        81,833         446,080
                             ----------    ----------    -----------    -----------    -----------     ----------      ----------
Equity transactions:
  Contract purchase
     payments (note 1).....     605,388       525,836     10,054,929      4,476,718      4,922,388        708,453       3,003,332
  Transfers to & from fixed
     & other subaccounts...   1,208,162       308,768     13,663,377      5,798,039     13,409,353      1,455,611       5,838,248
  Withdrawals &
     surrenders............     (76,622)      (38,475)      (970,320)      (132,672)      (220,272)       (25,228)        (47,965)
  Surrender charges (note
     2)....................        (125)       (2,106)       (32,533)        (3,620)        (2,261)          (213)           (139)
  Annual contract charges
     (note 2)..............      (4,369)       (2,007)       (71,964)        (8,488)        (5,606)          (258)         (1,786)
  Annuity & death benefit
     payments..............     (21,793)      (10,000)      (520,682)       (97,796)      (103,534)        (4,081)        (46,686)
                             ----------    ----------    -----------    -----------    -----------     ----------      ----------
     Net equity
       transactions........   1,710,641       782,016     22,122,807     10,032,181     18,000,068      2,134,284       8,745,004
                             ----------    ----------    -----------    -----------    -----------     ----------      ----------
       Net change in
          contract owners'
          equity...........   1,775,660       822,297     26,625,508     12,574,268     17,831,280      2,216,117       9,191,084
Contract owners' equity:
  Beginning of period......   1,928,334     1,106,037     14,471,921      1,897,653              0              0               0
                             ----------    ----------    -----------    -----------    -----------     ----------      ----------
  End of period............  $3,703,994    $1,928,334    $41,097,429    $14,471,921    $17,831,280     $2,216,117      $9,191,084
                             ==========    ==========    ===========    ===========    ===========     ==========      ==========
Change in units:
  Beginning units..........     163,155        96,069        842,855        148,459              0              0               0
                             ----------    ----------    -----------    -----------    -----------     ----------      ----------
  Units purchased..........     186,664        78,510      1,519,198        795,181      1,776,389        205,513         838,129
  Units redeemed...........     (44,285)      (11,424)      (285,455)      (100,785)       (56,506)        (6,386)        (16,443)
                             ----------    ----------    -----------    -----------    -----------     ----------      ----------
  Ending units.............     305,534       163,155      2,076,598        842,855      1,719,883        199,127         821,686
                             ==========    ==========    ===========    ===========    ===========     ==========      ==========

---------------

(b) Period from May 2, 2005, date of commencement of operations.

   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

 STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY          FOR THE PERIODS ENDED
                                                      DECEMBER 31, 2005 AND 2004

                                                                     TOTAL SUBACCOUNTS
                                                              -------------------------------
                                                                   2005             2004
                                                              --------------   --------------
Increase (decrease) in contract owners' equity from
  operations:
  Net investment activity...................................  $   (4,941,827)  $  (11,167,820)
  Reinvested capital gains..................................      15,849,826        6,513,790
  Realized gain (loss)......................................      (8,219,132)     (12,680,354)
  Unrealized gain (loss)....................................     136,246,446      185,631,685
                                                              --------------   --------------
     Net increase (decrease) in contract owners' equity from
      operations............................................     138,935,313      168,297,301
                                                              --------------   --------------
Equity transactions:
  Contract purchase payments (note 1).......................     551,760,109      307,267,704
  Transfers to & from fixed & other subaccounts.............     270,512,441      155,440,582
  Withdrawals & surrenders..................................    (165,257,301)    (125,089,479)
  Surrender charges (note 2)................................      (2,676,641)      (2,530,524)
  Annual contract charges (note 2)..........................      (4,247,367)      (1,991,484)
  Annuity & death benefit payments..........................     (37,749,293)     (30,051,634)
                                                              --------------   --------------
     Net equity transactions................................     612,341,948      303,045,165
                                                              --------------   --------------
       Net change in contract owners' equity................     751,277,261      471,342,466
Contract owners' equity:
  Beginning of period.......................................   1,939,275,921    1,467,933,455
                                                              --------------   --------------
  End of period.............................................  $2,690,553,182   $1,939,275,921
                                                              ==============   ==============
Change in units:
  Beginning units...........................................     162,564,799      134,983,619
                                                              --------------   --------------
  Units purchased...........................................     116,264,216       85,070,548
  Units redeemed............................................     (63,778,875)     (57,489,368)
                                                              --------------   --------------
  Ending units..............................................     215,050,140      162,564,799
                                                              ==============   ==============

   The accompanying notes are an integral part of these financial statements.

OHIO NATIONAL VARIABLE ACCOUNT A

NOTES TO FINANCIAL STATEMENTS                                  DECEMBER 31, 2005

(1)BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Ohio National Variable Account A (the Account) is a separate account of Ohio National Life Insurance Company (ONLIC) and all obligations arising under variable annuity contracts are general corporate obligations of ONLIC. The Account is registered as a unit investment trust under the Investment Company Act of 1940.

   Assets of the Account are invested in portfolio shares of Ohio National Fund, Inc., The Dow Target Variable Fund LLC, Fidelity Variable Insurance Products Fund and Fidelity Variable Insurance Products Fund -- Service Class 2, Janus Aspen Series (Institutional and Service Shares), Salomon Brothers Variable Series Fund, Inc., Wells Fargo Advantage Variable Trust Funds, Van Kampen Universal Institutional Funds, Inc. (Class I & II), Goldman Sachs Variable Insurance Trust, Lazard Retirement Series, Inc., The Prudential Series Fund, Inc., UBS Series Trust, Old Mutual Insurance Series Fund, J. P. Morgan Series Trust II, Alliance Berstein Variable Series Product Fund, Inc. -- Class B, MFS Variable Insurance Trust -- Service Class, PIMCO Variable Insurance Trust
    -- Administrative Shares, Calvert Variable Series, Inc., Dreyfus Variable Investment Fund -- Service Class, Royce Capital Fund, and Franklin Templeton Variable Insurance Products Class 2, (collectively, the "Funds"). All the Funds, other than The Dow Target Variable Fund LLC, are diversified open-end management investment companies. The Dow Target Variable Fund LLC is a non-diversified open-end management investment company. The Funds' investments are subject to varying degrees of market, interest and financial risks; the issuers' abilities to meet certain obligations may be affected by economic developments in their respective industries.

   Annuity reserves for contracts that have been annuitized are computed according to the 2000 Annuity Table or the 1983 Individual Annuity Mortality Table (83a), depending on the year the contract annuitized. The assumed interest rate is 3.0 or 4.0 percent depending on the contract selected by the annuitant. Charges to annuity reserves for adverse mortality and expense risk experience are reimbursed to the Account by ONLIC. Such amounts are included in risk and administrative expenses.

   The fair value of the underlying mutual funds is based on the closing net asset value of fund shares held at December 31, 2005. Share transactions are recorded on the trade date. Income from dividends and capital gain distributions are recorded on the ex-dividend date. Net realized capital gains and losses are determined on the basis of average cost.

   Ohio National Investments, Inc. ("ONI"), a wholly owned subsidiary of The Ohio National Life Insurance Company (ONLIC), performs investment advisory services on behalf of the Ohio National Fund, Inc. (ON Fund) and the Dow Target Variable Fund LLC (Dow Fund), in which the Account invests. For these services, ONI received fees from the ON Fund of approximately $12.2 million and $10.4 million for the years ended December 31, 2005 and 2004, respectively.

   For certain products, ONLIC credits an extra amount to the contract holder's contract each time a purchase payment is made. The extra credit equals 4% of each purchase payment. For the years ended December 31, 2005 and 2004, ONLIC paid into the Account approximately $3.5 million and $2.8 million, respectively, under this feature. The extra credits are recorded as a component of contract purchase payments.

   Contract owners may, with certain restrictions, transfer their assets between the Account and a fixed dollar contract (fixed account) maintained in the accounts of ONLIC. The accompanying financial statements include only the contract owners' purchase payments pertaining to the variable portions of their contracts and exclude any purchase payments for the fixed portions of their contracts. Net transfers from the ONLIC fixed portion of annuity contracts from the Account totaled approximately $270.5 million and $155.4 million for the years ended December 31, 2005 and 2004, respectively.

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

   Some of the underlying mutual funds have been established by investment advisors which manage publicly traded mutual funds, having similar names and investment objectives. While some of the underlying mutual funds may be similar to publicly traded mutual funds, the underlying mutual funds are not otherwise directly related to any publicly traded mutual fund. Consequently, the investment performance of publicly traded mutual funds and any corresponding underlying mutual fund may differ substantially.

   The Company offers deferred variable annuity contracts through the Account. The primary distribution for the contracts is through an affiliate, although other distributions are also utilized.

(2) RISK & ADMINISTRATIVE EXPENSE AND CONTRACT CHARGES

   Although variable annuity payments differ according to the investment performance of the underlying mutual funds within the Account, they are not affected by mortality or expense experience because ONLIC assumes the expense risk and the mortality risk under the contracts. ONLIC charges the Accounts' assets for assuming those risks, based on the contract value for mortality and expense risk, on an annual basis.

   The mortality risk results from a provision in the contract in which ONLIC agrees to make annuity payments regardless of how long a particular annuitant or other payee lives and how long all annuitants or other payees as a class live if payment options involving life contingencies are chosen. Those annuity payments are determined in accordance with annuity purchase rate provisions established at the time the contracts are issued.

   At the end of each valuation period, ONLIC charges on an annual basis for administrative expenses. Examples of these expenses would include accounting, legal, contract owner services, reports to regulatory authorities and contract owners, contract issue, etc. The expense risk assumed by ONLIC is the risk that the deductions for sales and administrative expenses provided for in the variable annuity contracts may prove insufficient to cover the cost at the terms stated in the contracts.

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

   The tables on the following pages illustrate product and contract level charges by product:

   The following basic charges are assessed through reduction of daily unit values:

                                                 ANNUAL PAYMENT   VARIABLE INTEREST   FLEXIBLE PAYMENT
                                                  COMBINATION       ANNUITY "VIA"       COMBINATION          TOP I
   MORTALITY AND EXPENSE RISK FEES
     (May increase annually to not more than
        1.55%).................................      0.75%             1.05%               0.85%         0.85% to 1.05%
   ADMINISTRATIVE EXPENSES.....................      0.25%             0.25%               0.25%             0.25%
   Total expenses..............................      1.00%             1.30%               1.1%           1.1% to 1.3%
   The following charges are assessed through the redemption of units:
   ANNUAL CONTRACT FEE
   Each year on the contract anniversary (or at
   the time of surrender of the contract)......    No charge            $25                 $25               $30
   TRANSFER FEE -- per transfer
   (currently no charge for the first 4
   transfers each contract year)...............    $3 to $15            NA               $3 to $15         $3 to $15
                                                  3.3% to 6.3%
                                                   for sales
                                                 expense, 1.2%
                                                  to 2.2% for
                                                 administrative
                                                  expense, and
                                                 0.5% for death
                                                    benefit
   PURCHASE PAYMENT CHARGES....................     premium          No charge           No charge         No charge
   SURRENDER CHARGES
   A withdrawal charge may be assessed by ONLIC
   when a contract is surrendered or a partial
   withdrawal of a participant's account value                                                           5% of payments
   is made for any other reason than to make a                                                            in the last
   plan payment to a participant. Percentages                                         6% in the first    eight years on
   vary with the number of years from                                                  year to 0% in         amount
   purchase....................................    No charge         No charge        the seventh year    surrendered
   STATE PREMIUM TAXES
   In those jurisdictions permitting, such
   taxes will be deducted when annuity payments
   begin. Otherwise, they will be deducted from
   purchase payments...........................   0.5% to 4.0%     0.5% to 4.0%        0.5% to 4.0%       0.5% to 4.0%

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

   The following basic charges are assessed through reduction of daily unit values:

                                                                                 INVESTAR VISION & TOP
                                                  TOP TRADITION     TOP PLUS           SPECTRUM          TOP EXPLORER
   MORTALITY AND EXPENSE RISK FEES
   (May increase annually to not more than
   1.55%).......................................     0.85%           0.65%              1.15%               1.05%
   ADMINISTRATIVE EXPENSES......................     0.25%           0.25%              0.25%               0.25%
   Total expenses...............................     1.10%           0.90%              1.40%               1.30%
   The following charges are assessed through the redemption of units:
   ANNUAL CONTRACT FEE
   Each year on the contract anniversary (or at
   the time of surrender of the contract).......      $30          No charge             $35                 $35
   TRANSFER FEE -- per transfer
   (currently no charge for the first 4
   transfers each contract year)................   $3 to $15       $3 to $15          $3 to $15           $3 to $15
   SALES CHARGE MADE FROM PURCHASE PAYMENTS.....   No charge       No charge          No charge           No charge
   SURRENDER CHARGES
   A withdrawal charge may be assessed by ONLIC
   when a contract is surrendered or a partial      7.75% of
   withdrawal of a participant's account value    payments in
   is made for any other reason than to make a      the last       6% in the                              7% in the
   plan payment to a participant. Percentages     eight years      first year    7% in the first year     first year
   vary with the number of years from              on amount      to 0% in the   to 0% in the eighth     to 0% in the
   purchase.....................................  surrendered     seventh year          year             eighth year
   STATE PREMIUM TAXES
   In those jurisdictions permitting, such taxes
   will be deducted when annuity payments begin.
   Otherwise, they will be deducted from
   purchase payments............................  0.5% to 4.0%    0.5% to 4.0%      0.5% to 4.0%         0.5% to 4.0%

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

   The following basic charges are assessed through reduction of daily unit values:

                                        ONCORE &          ONCORE &            ONCORE &            ONCORE &           ONCORE &
                                     FIRSTAR ONCORE    FIRSTAR ONCORE      FIRSTAR ONCORE      FIRSTAR ONCORE     FIRSTAR ONCORE
                                          FLEX              VALUE              PREMIER              XTRA               LITE
   MORTALITY AND EXPENSE RISK
     FEES..........................      1.25%              0.65%               1.15%              1.15%              1.15%
   ADMINISTRATIVE EXPENSES.........      0.25%              0.25%               0.25%              0.25%              0.25%
   Total expenses..................      1.50%              0.90%               1.40%              1.40%              1.40%
   The following charges are assessed through the redemption of units:
   ANNUAL CONTRACT FEE
   Each year on the contract
   anniversary (or at the time of
   surrender of the contract). No
   charge if contract value exceeds
   $50,000.........................       $30                $30                 $30                $30                $30
   TRANSFER FEE --
   (currently no charge for the
   first 12 transfers each contract
   year) per transfer..............       $10                $10                 $10                $10                $10
   SALES CHARGE MADE FROM PURCHASE
   PAYMENTS........................    No charge          No charge           No charge          No charge          No charge
   SURRENDER CHARGES
   A withdrawal charge may be
   assessed by ONLIC when a
   contract is surrendered or a
   partial withdrawal of a
   participant's account value is
   made for any other reason than
   to make a plan payment to a
   participant. Percentages vary                       6% in the first     6% in the first    9% in the first    7% in the first
   with the number of years from                      year to 0% in the   year to 0% in the    year to 0% in      year to 0% in
   purchase........................    No charge        seventh year        seventh year       the ninth year    the fourth year
   STATE PREMIUM TAXES
   In those jurisdictions
   permitting, such taxes will be
   deducted when annuity payments
   begin. Otherwise, they will be
   deducted from purchase
   payments........................  0.5% to 4.0%       0.5% to 4.0%        0.5% to 4.0%        0.5% to 4.0%       0.5% to 4.0%
   OPTIONAL DEATH BENEFITS
   These annual charges are the
   following percentages of the
   optional death benefit amounts:
   Optional Annual Stepped-up Death
   Benefit.........................      0.25%              0.25%               0.25%              0.25%              0.25%
   Optional Guaranteed Minimum
   Death Benefit ("GMDB")..........      0.25%              0.25%               0.25%              0.25%              0.25%
   Optional Guaranteed Minimum
   Death
   Benefit Plus ("GMDB Plus")......       NA                0.45%               0.45%              0.45%              0.45%
   OPTIONAL ENHANCED DEATH BENEFIT
     ("GEB")
   These annual charges are the
   following percentages of average
   variable account value:
   GEB at issue ages through 70....      0.30%              0.15%               0.15%              0.15%              0.15%
   GEB at issue ages 71 through
   75..............................      0.60%              0.30%               0.30%              0.30%              0.30%
   GEB "Plus" at issue ages through
   70..............................       NA                0.30%               0.30%              0.30%              0.30%
   GEB "Plus" at issue ages 71
   through 75......................       NA                0.60%               0.60%              0.60%              0.60%

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                        ONCORE &          ONCORE &            ONCORE &            ONCORE &           ONCORE &
                                     FIRSTAR ONCORE    FIRSTAR ONCORE      FIRSTAR ONCORE      FIRSTAR ONCORE     FIRSTAR ONCORE
                                          FLEX              VALUE              PREMIER              XTRA               LITE
   OPTIONAL GUARANTEED MINIMUM
   INCOME BENEFIT ("GMIB")
   This annual charge is the
   following percentage of
   guaranteed income base:
   GMIB............................      0.45%              0.45%               0.45%              0.45%              0.45%
   GMIB Plus.......................       NA                0.55%               0.55%              0.55%              0.55%
   OPTIONAL GUARANTEED PRINCIPAL
   ACCESS ("GPA")
   GPA with 8% guarantee...........       NA                0.50%               0.50%              0.50%              0.50%
   GPA with 7% guarantee...........       NA                0.40%               0.40%              0.40%              0.40%
   OPTIONAL GUARANTEED PRINCIPAL
   PROTECTION ("GPP")
   These annual charges are the
   following percentage of contract
   values as of the beginning of
   the ten-year term...............      0.20%              0.20%               0.20%              0.20%              0.25%

   Further information regarding fees, terms, and availability is provided in the prospectus for each of the products listed.

(3) FEDERAL INCOME TAXES

   Operations of the Account form a part of, and are taxed with, operations of ONLIC which is taxed as a life insurance company under the Internal Revenue Code. Taxes are the responsibility of the contract owner upon surrender or withdrawal. No Federal income taxes are payable under the present law on dividend income or capital gains distribution from the Fund shares held in the Account or on capital gains realized by the Account on redemption of the Fund shares. Accordingly, ONLIC does not provide income taxes within the Account.

(4) FUND MERGERS & REPLACEMENTS

   Effective April 29, 2003, the Subaccount of the Ohio National Fund, Inc. Equity Income Portfolio was merged into the Subaccount of the Ohio National Fund, Inc. Blue Chip Portfolio.

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

   Effective April 29, 2003, Subaccounts of The Dow Target Variable Fund entered into two Plans of Merger and Reorganization pursuant to which all of the assets and liabilities of the Dow Target 10 and Dow Target 5 second and third monthly portfolios of each calendar quarter were transferred to the first monthly Portfolio of each calendar quarter in exchange for shares of the first month's Portfolio. The Portfolios listed below transferred all of its assets and liabilities to the corresponding Portfolio identified opposite its name in exchange for shares of such Portfolio. The remaining Portfolios were subsequently identified as quarterly portfolios.

   ACQUIRED PORTFOLIOS                                  ACQUIRING PORTFOLIOS
   -------------------                                  --------------------
   Dow Target 10 -- February Portfolio           Dow Target 10 -- January Portfolio
   Dow Target 10 -- March Portfolio

   Dow Target 10 -- May Portfolio                Dow Target 10 -- April Portfolio
   Dow Target 10 -- June Portfolio

   Dow Target 10 -- August Portfolio             Dow Target 10 -- July Portfolio
   Dow Target 10 -- September Portfolio

   Dow Target 10 -- November Portfolio           Dow Target 10 -- October Portfolio
   Dow Target 10 -- December Portfolio

   Dow Target 5 -- February Portfolio            Dow Target 5 -- January Portfolio
   Dow Target 5 -- March Portfolio

   Dow Target 5 -- May Portfolio                 Dow Target 5 -- April Portfolio
   Dow Target 5 -- June Portfolio

   Dow Target 5 -- August Portfolio              Dow Target 5 -- July Portfolio
   Dow Target 5 -- September Portfolio

   Dow Target 5 -- November Portfolio            Dow Target 5 -- October Portfolio
   Dow Target 5 -- December Portfolio

   Effective May 2, 2003, the Subaccount of the Ohio National Fund, Inc. Social Awareness Portfolio was terminated and replaced with the Subaccount of the Calvert Variable Series Social Equity Portfolio.

   Effective August 27, 2004, the Subaccounts of the First American Insurance Corporate Bond and Equity Income Portfolios were terminated. The remaining value on the day of termination was moved to the Subaccount of the Ohio National Fund, Inc. Money Market Portfolio.

   Effective April 8, 2005, the Strong Variable Insurance Funds, Inc. had a fund reorganization resulting in the newly created Wells Fargo Advantage Variable Trust Funds. Opportunity Fund II was renamed Opportunity Fund, Multi Cap Value Fund II was renamed Multi Cap Value Fund, and Discovery Fund II and Mid Cap Growth Fund II were merged and renamed Discovery Fund with the Discovery Fund II as the successor fund.

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

(5) FINANCIAL HIGHLIGHTS

   The following is a summary of accumulation units, value per unit, and fair value (fair value represents the portion of contract owners' equity for contracts in the accumulation period, and excludes the portion of contract owners' equity for annuity reserves for contracts in the payment period), as of December 31, and the expense ratios, total returns and investment income ratios for the periods then ended, for the respective subaccounts and products:

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
OHIO NATIONAL FUND, INC.:
EQUITY SUBACCOUNT
2005
  Annual Payment Combination................       11,298    $186.140212   $  2,102,963      1.0%        5.06%      0.00%
  Flexible Payment Combination..............        4,490    $103.779142   $    466,008      1.1%        4.95%      0.00%
  Top I.....................................       55,439    $ 83.058068   $  4,604,627      1.1%        4.95%      0.00%
  Top Tradition.............................      600,566    $ 71.475875   $ 42,926,004      1.1%        4.95%      0.00%
  Top Plus..................................      312,123    $ 24.856418   $  7,758,252      0.9%        5.16%      0.00%
  Investar Vision & Top Spectrum............      101,320    $ 15.730740   $  1,593,840      1.4%        4.64%      0.00%
  Top Explorer..............................      481,244    $ 16.195237   $  7,793,853      1.3%        4.75%      0.00%
  Oncore & Firstar Oncore Flex..............      381,999    $ 11.810265   $  4,511,512      1.5%        4.54%      0.00%
  Oncore & Firstar Oncore Value.............    4,292,293    $ 12.274730   $ 52,686,733      0.9%        5.16%      0.00%
  Oncore & Firstar Oncore Premier...........    9,122,126    $ 11.886220   $108,427,596      1.4%        4.64%      0.00%
  Oncore & Firstar Oncore Xtra..............    7,489,248    $ 11.886220   $ 89,018,846      1.4%        4.64%      0.00%
  Oncore & Firstar Oncore Lite..............    5,548,866    $ 11.886220   $ 65,955,060      1.4%        4.64%      0.00%
                                              ------------                 ------------
                                               28,401,012                  $387,845,294
                                              ------------                 ------------
2004
  Annual Payment Combination................       12,256    $177.180659   $  2,171,529      1.0%       11.32%      0.05%
  Flexible Payment Combination..............        5,271    $ 98.881397   $    521,180      1.1%       11.21%      0.04%
  Top I.....................................       61,451    $ 79.138232   $  4,863,084      1.1%       11.21%      0.04%
  Top Tradition.............................      693,379    $ 68.102644   $ 47,220,910      1.1%       11.21%      0.04%
  Top Plus..................................      406,952    $ 23.636618   $  9,618,976      0.9%       11.43%      0.04%
  Investar Vision & Top Spectrum............      137,163    $ 15.032687   $  2,061,925      1.4%       10.88%      0.04%
  Top Explorer..............................      518,844    $ 15.461335   $  8,022,019      1.3%       10.99%      0.05%
  Oncore & Firstar Oncore Flex..............      446,498    $ 11.297273   $  5,044,214      1.5%       10.77%      0.04%
  Oncore & Firstar Oncore Value.............    3,704,388    $ 11.672365   $ 43,238,964      0.9%       11.43%      0.05%
  Oncore & Firstar Oncore Premier...........    8,444,254    $ 11.358762   $ 95,916,295      1.4%       10.88%      0.05%
  Oncore & Firstar Oncore Xtra..............    8,022,590    $ 11.358762   $ 91,126,692      1.4%       10.88%      0.05%
  Oncore & Firstar Oncore Lite..............    3,393,994    $ 11.358762   $ 38,551,566      1.4%       10.88%      0.05%
                                              ------------                 ------------
                                               25,847,040                  $348,357,354
                                              ------------                 ------------
2003
  Annual Payment Combination................       12,825    $159.164373   $  2,041,273      1.0%       42.92%      0.18%
  Flexible Payment Combination..............        5,999    $ 88.914984   $    533,442      1.1%       42.78%      0.18%
  Top I.....................................       68,121    $ 71.161763   $  4,847,631      1.1%       42.78%      0.19%
  Top Tradition.............................      780,609    $ 61.238468   $ 47,803,300      1.1%       42.78%      0.18%
  Top Plus..................................      468,185    $ 21.212109   $  9,931,191      0.9%       43.06%      0.18%
  Investar Vision & Top Spectrum............      142,254    $ 13.557748   $  1,928,641      1.4%       42.36%      0.18%
  Top Explorer..............................      496,092    $ 13.930542   $  6,910,827      1.3%       42.50%      0.18%
  Oncore & Firstar Oncore Flex..............      469,009    $ 10.198917   $  4,783,388      1.5%       42.22%      0.18%
  Oncore & Firstar Oncore Value.............    2,772,163    $ 10.475080   $ 29,038,630      0.9%       43.06%      0.18%
  Oncore & Firstar Oncore Premier...........    6,845,493    $ 10.244290   $ 70,127,202      1.4%       42.36%      0.18%
  Oncore & Firstar Oncore Xtra..............    6,964,372    $ 10.244290   $ 71,345,046      1.4%       42.36%      0.18%
  Oncore & Firstar Oncore Lite..............    2,284,880    $ 10.244290   $ 23,406,976      1.4%       42.36%      0.18%
                                              ------------                 ------------
                                               21,310,002                  $272,697,547
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
OHIO NATIONAL FUND, INC.: (CONTINUED)
EQUITY SUBACCOUNT (CONTINUED)
2002
  Annual Payment Combination.......       15,237    $111.365423   $  1,696,864      1.0%      -19.55%      0.36%
  Flexible Payment Combination.....        6,091    $ 62.274254   $    379,332      1.1%      -19.63%      0.35%
  Top I............................       82,392    $ 49.840260   $  4,106,433      1.1%      -19.63%      0.36%
  Top Tradition....................      847,700    $ 42.890194   $ 36,358,007      1.1%      -19.63%      0.36%
  Top Plus.........................      519,281    $ 14.827204   $  7,699,481      0.9%      -19.47%      0.36%
  Investar Vision & Top Spectrum...      158,025    $  9.523728   $  1,504,993      1.4%      -19.86%      0.35%
  Top Explorer.....................      454,784    $  9.775953   $  4,445,950      1.3%      -19.79%      0.36%
  Oncore & Firstar Oncore Flex.....      550,182    $  7.171343   $  3,945,546      1.5%      -19.94%      0.36%
  Oncore & Firstar Oncore Value....    2,332,617    $  7.322063   $ 17,079,568      0.9%      -19.47%      0.37%
  Oncore & Firstar Oncore
     Premier.......................    5,614,225    $  7.196170   $ 40,400,909      1.4%      -19.86%      0.37%
  Oncore & Firstar Oncore Xtra.....    5,186,993    $  7.196170   $ 37,326,486      1.4%      -19.86%      0.37%
  Oncore & Firstar Oncore Lite.....    1,598,962    $  7.196170   $ 11,506,403      1.4%      -19.86%      0.37%
                                     ------------                 ------------
                                      17,366,489                  $166,449,972
                                     ------------                 ------------
2001
  Annual Payment Combination.......       17,324    $138.422362   $  2,398,046      1.0%       -9.34%      0.29%
  Flexible Payment Combination.....        7,488    $ 77.480966   $    580,167      1.1%       -9.43%      0.29%
  Top I............................       92,024    $ 62.010721   $  5,706,477      1.1%       -9.43%      0.29%
  Top Tradition....................      987,197    $ 53.363524   $ 52,680,295      1.1%       -9.43%      0.29%
  Top Plus.........................      605,052    $ 18.411312   $ 11,139,794      0.9%       -9.25%      0.29%
  Investar Vision & Top Spectrum...      226,355    $ 11.884581   $  2,690,139      1.4%       -9.70%      0.29%
  Top Explorer.....................      542,718    $ 12.187242   $  6,614,232      1.3%       -9.61%      0.29%
  Oncore & Firstar Oncore Flex.....      578,730    $  8.957888   $  5,184,196      1.5%       -9.79%      0.29%
  Oncore & Firstar Oncore Value....    2,343,298    $  9.091985   $ 21,305,232      0.9%       -9.25%      0.29%
  Oncore & Firstar Oncore
     Premier.......................    5,582,578    $  8.980038   $ 50,131,758      1.4%       -9.70%      0.29%
  Oncore & Firstar Oncore Xtra.....    4,944,037    $  8.980038   $ 44,397,644      1.4%       -9.70%      0.29%
  Oncore & Firstar Oncore Lite.....      993,611    $  8.980038   $  8,922,671      1.4%       -8.18%      0.29%      4/17/01
                                     ------------                 ------------
                                      16,920,412                  $211,750,651
                                     ------------                 ------------
MONEY MARKET SUBACCOUNT
2005
  Variable Interest Annuity
     "VIA".........................        1,662    $ 31.887866   $     52,997      1.3%        1.62%      1.84%
  Top I............................        5,113    $ 24.162099   $    123,538      1.3%        1.62%      3.08%
  Top Tradition....................       85,123    $ 21.786258   $  1,854,510      1.1%        1.82%      2.76%
  Top Plus.........................       38,666    $ 14.247177   $    550,880      0.9%        2.02%      2.89%
  Investar Vision & Top Spectrum...      149,232    $ 12.059261   $  1,799,622      1.4%        1.52%      2.70%
  Top Explorer.....................      109,579    $ 12.052402   $  1,320,696      1.3%        1.62%      2.83%
  Oncore & Firstar Oncore Flex.....       55,353    $ 11.370759   $    629,409      1.5%        1.42%      2.93%
  Oncore & Firstar Oncore Value....    1,299,573    $ 11.899930   $ 15,464,822      0.9%        2.02%      3.06%
  Oncore & Firstar Oncore
     Premier.......................    2,993,289    $ 11.457019   $ 34,294,170      1.4%        1.52%      2.93%
  Oncore & Firstar Oncore Xtra.....    3,295,664    $ 11.457019   $ 37,758,488      1.4%        1.52%      2.93%
  Oncore & Firstar Oncore Lite.....    2,743,376    $ 11.457019   $ 31,430,917      1.4%        1.52%      2.93%
                                     ------------                 ------------
                                      10,776,630                  $125,280,049
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                               ACCUMULATION   VALUE PER        FAIR                    TOTAL       INCOME
                                                 UNITS***        UNIT         VALUE       EXPENSES*   RETURN**   RATIO****
                                               ------------   ----------   ------------   ---------   --------   ----------
OHIO NATIONAL FUND, INC.: (CONTINUED)
MONEY MARKET SUBACCOUNT (CONTINUED)
2004
  Variable Interest Annuity "VIA"............        1,875    $31.379976   $     58,836      1.3%      -0.29%       0.97%
  Top I......................................        7,798    $23.777267   $    185,422      1.3%      -0.29%       0.95%
  Top Tradition..............................      122,529    $21.397075   $  2,621,757      1.1%      -0.09%       0.91%
  Top Plus...................................       35,635    $13.965057   $    497,650      0.9%       0.11%       0.86%
  Investar Vision & Top Spectrum.............      253,390    $11.878886   $  3,009,994      1.4%      -0.39%       1.60%
  Top Explorer...............................      148,305    $11.860446   $  1,758,962      1.3%      -0.29%       0.97%
  Oncore & Firstar Oncore Flex...............       71,225    $11.211700   $    798,555      1.5%      -0.49%       0.89%
  Oncore & Firstar Oncore Value..............      718,003    $11.664280   $  8,374,993      0.9%       0.11%       1.08%
  Oncore & Firstar Oncore Premier............    2,431,771    $11.285650   $ 27,444,115      1.4%      -0.39%       1.04%
  Oncore & Firstar Oncore Xtra...............    2,865,034    $11.285650   $ 32,333,767      1.4%      -0.39%       1.04%
  Oncore & Firstar Oncore Lite...............    1,754,461    $11.285650   $ 19,800,230      1.4%      -0.39%       1.04%
                                               ------------                ------------
                                                 8,410,026                 $ 96,884,281
                                               ------------                ------------
2003
  Variable Interest Annuity "VIA"............        2,093    $31.471062   $     65,859      1.3%      -0.55%       0.74%
  Top I......................................        9,193    $23.846280   $    219,207      1.3%      -0.55%       0.74%
  Top Tradition..............................      198,840    $21.416684   $  4,258,499      1.1%      -0.36%       0.75%
  Top Plus...................................       98,745    $13.950124   $  1,377,509      0.9%      -0.16%       0.73%
  Investar Vision & Top Spectrum.............       29,942    $11.925179   $    357,061      1.4%      -0.65%       0.74%
  Top Explorer...............................      221,969    $11.894875   $  2,640,290      1.3%      -0.55%       0.71%
  Oncore & Firstar Oncore Flex...............      141,448    $11.266515   $  1,593,627      1.5%      -0.75%       0.79%
  Oncore & Firstar Oncore Value..............      483,179    $11.651817   $  5,629,909      0.9%      -0.16%       0.74%
  Oncore & Firstar Oncore Premier............    1,777,705    $11.329626   $ 20,140,737      1.4%      -0.65%       0.74%
  Oncore & Firstar Oncore Xtra...............    2,850,081    $11.329626   $ 32,290,352      1.4%      -0.65%       0.74%
  Oncore & Firstar Oncore Lite...............    1,776,895    $11.329626   $ 20,131,560      1.4%      -0.65%       0.74%
                                               ------------                ------------
                                                 7,590,090                 $ 88,704,610
                                               ------------                ------------
2002
  Variable Interest Annuity "VIA"............        5,024    $31.645984   $    158,987      1.3%       0.09%       1.39%
  Top I......................................        9,936    $23.978825   $    238,259      1.3%       0.09%       1.42%
  Top Tradition..............................      244,915    $21.493179   $  5,264,001      1.1%       0.28%       1.40%
  Top Plus...................................      130,479    $13.972279   $  1,823,094      0.9%       0.48%       1.41%
  Investar Vision & Top Spectrum.............       49,201    $12.003323   $    590,578      1.4%      -0.01%       1.41%
  Top Explorer...............................      724,890    $11.960997   $  8,670,409      1.3%       0.09%       1.41%
  Oncore & Firstar Oncore Flex...............      737,004    $11.351522   $  8,366,119      1.5%      -0.11%       1.35%
  Oncore & Firstar Oncore Value..............      787,110    $11.670305   $  9,185,812      0.9%       0.48%       1.41%
  Oncore & Firstar Oncore Premier............    2,430,581    $11.403858   $ 27,717,986      1.4%      -0.01%       1.41%
  Oncore & Firstar Oncore Xtra...............    3,967,690    $11.403858   $ 45,246,974      1.4%      -0.01%       1.41%
  Oncore & Firstar Oncore Lite...............    1,232,114    $11.403858   $ 14,050,853      1.4%      -0.01%       1.41%
                                               ------------                ------------
                                                10,318,944                 $121,313,072
                                               ------------                ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
OHIO NATIONAL FUND, INC.: (CONTINUED)
MONEY MARKET SUBACCOUNT (CONTINUED)
2001
  Variable Interest Annuity
     "VIA".........................        5,646    $ 31.618739   $    178,519      1.3%        2.46%      3.90%
  Top I............................       16,138    $ 23.958179   $    386,630      1.3%        2.46%      3.66%
  Top Tradition....................      238,064    $ 21.432248   $  5,102,243      1.1%        2.67%      3.55%
  Top Plus.........................      135,493    $ 13.905126   $  1,884,051      0.9%        2.87%      3.59%
  Investar Vision & Top Spectrum...       70,835    $ 12.004844   $    850,366      1.4%        2.36%      3.64%
  Top Explorer.....................      782,097    $ 11.950712   $  9,346,618      1.3%        2.46%      3.34%
  Oncore & Firstar Oncore Flex.....    2,979,971    $ 11.363815   $ 33,863,838      1.5%        2.26%      3.23%
  Oncore & Firstar Oncore Value....      726,435    $ 11.614214   $  8,436,973      0.9%        2.87%      3.61%
  Oncore & Firstar Oncore
     Premier.......................    2,239,859    $ 11.405310   $ 25,546,283      1.4%        2.36%      3.40%
  Oncore & Firstar Oncore Xtra.....    2,560,944    $ 11.405310   $ 29,208,362      1.4%        2.36%      3.40%
  Oncore & Firstar Oncore Lite.....      212,331    $ 11.405310   $  2,421,697      1.4%        1.20%      3.40%      4/17/01
                                     ------------                 ------------
                                       9,967,813                  $117,225,580
                                     ------------                 ------------
BOND SUBACCOUNT
2005
  Top I............................        6,131    $ 42.621163   $    261,309      1.1%       -0.67%      3.43%
  Top Tradition....................       83,474    $ 38.547683   $  3,217,742      1.1%       -0.67%      3.50%
  Top Plus.........................       74,786    $ 17.875999   $  1,336,875      0.9%       -0.48%      3.42%
  Investar Vision & Top Spectrum...       50,332    $ 14.965486   $    753,250      1.4%       -0.96%      3.21%
  Top Explorer.....................       98,933    $ 15.149050   $  1,498,744      1.3%       -0.87%      3.12%
  Oncore & Firstar Oncore Flex.....       50,040    $ 13.553460   $    678,217      1.5%       -1.06%      3.74%
  Oncore & Firstar Oncore Value....    1,063,209    $ 14.184181   $ 15,080,754      0.9%       -0.48%      4.95%
  Oncore & Firstar Oncore
     Premier.......................    2,551,114    $ 13.656320   $ 34,838,836      1.4%       -0.96%      4.23%
  Oncore & Firstar Oncore Xtra.....    2,336,454    $ 13.656320   $ 31,907,364      1.4%       -0.96%      4.23%
  Oncore & Firstar Oncore Lite.....    1,837,114    $ 13.656320   $ 25,088,185      1.4%       -0.96%      4.23%
                                     ------------                 ------------
                                       8,151,587                  $114,661,276
                                     ------------                 ------------
2004
  Top I............................        6,923    $ 42.909437   $    297,074      1.1%        4.73%      0.00%
  Top Tradition....................       91,364    $ 38.808413   $  3,545,686      1.1%        4.73%      0.00%
  Top Plus.........................       88,151    $ 17.961382   $  1,583,322      0.9%        4.94%      0.00%
  Investar Vision & Top Spectrum...       62,994    $ 15.111299   $    951,914      1.4%        4.42%      0.00%
  Top Explorer.....................      127,643    $ 15.281586   $  1,950,589      1.3%        4.53%      0.00%
  Oncore & Firstar Oncore Flex.....       59,475    $ 13.698981   $    814,740      1.5%        4.32%      0.00%
  Oncore & Firstar Oncore Value....      604,979    $ 14.251932   $  8,622,115      0.9%        4.94%      0.00%
  Oncore & Firstar Oncore
     Premier.......................    1,912,728    $ 13.789373   $ 26,375,328      1.4%        4.42%      0.00%
  Oncore & Firstar Oncore Xtra.....    2,045,598    $ 13.789373   $ 28,207,517      1.4%        4.42%      0.00%
  Oncore & Firstar Oncore Lite.....    1,034,178    $ 13.789373   $ 14,260,665      1.4%        4.42%      0.00%
                                     ------------                 ------------
                                       6,034,033                  $ 86,608,950
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
OHIO NATIONAL FUND, INC.: (CONTINUED)
BOND SUBACCOUNT (CONTINUED)
2003
  Top I............................        7,320    $ 40.970435   $    299,892      1.1%        9.26%      5.52%
  Top Tradition....................      109,687    $ 37.054730   $  4,064,420      1.1%        9.26%      5.58%
  Top Plus.........................      111,289    $ 17.115732   $  1,904,795      0.9%        9.48%      5.70%
  Investar Vision & Top Spectrum...       74,590    $ 14.471405   $  1,079,421      1.4%        8.94%      5.63%
  Top Explorer.....................      146,536    $ 14.619995   $  2,142,363      1.3%        9.04%      5.55%
  Oncore & Firstar Oncore Flex.....       80,510    $ 13.131854   $  1,057,250      1.5%        8.83%      5.33%
  Oncore & Firstar Oncore Value....      328,037    $ 13.580929   $  4,455,051      0.9%        9.48%      5.69%
  Oncore & Firstar Oncore
     Premier.......................    1,393,108    $ 13.205450   $ 18,396,617      1.4%        8.94%      5.73%
  Oncore & Firstar Oncore Xtra.....    1,697,203    $ 13.205450   $ 22,412,327      1.4%        8.94%      5.73%
  Oncore & Firstar Oncore Lite.....      370,329    $ 13.205450   $  4,890,355      1.4%        8.94%      5.73%
                                     ------------                 ------------
                                       4,318,609                  $ 60,702,491
                                     ------------                 ------------
2002
  Top I............................        7,642    $ 37.498443   $    286,572      1.1%        7.47%      6.31%
  Top Tradition....................      134,726    $ 33.914567   $  4,569,173      1.1%        7.47%      6.08%
  Top Plus.........................      107,791    $ 15.634301   $  1,685,240      0.9%        7.69%      5.94%
  Investar Vision & Top Spectrum...       81,359    $ 13.284382   $  1,080,797      1.4%        7.16%      6.07%
  Top Explorer.....................      188,034    $ 13.407531   $  2,521,067      1.3%        7.26%      6.06%
  Oncore & Firstar Oncore Flex.....      115,317    $ 12.066589   $  1,391,487      1.5%        7.05%      5.95%
  Oncore & Firstar Oncore Value....      304,941    $ 12.405457   $  3,782,932      0.9%        7.69%      6.36%
  Oncore & Firstar Oncore
     Premier.......................    1,312,628    $ 12.122261   $ 15,912,021      1.4%        7.16%      6.52%
  Oncore & Firstar Oncore Xtra.....    1,798,295    $ 12.122261   $ 21,799,403      1.4%        7.16%      6.52%
  Oncore & Firstar Oncore Lite.....      260,014    $ 12.122261   $  3,151,954      1.4%        7.16%      6.52%
                                     ------------                 ------------
                                       4,310,747                  $ 56,180,646
                                     ------------                 ------------
2001
  Top I............................        8,407    $ 34.890873   $    293,341      1.1%        7.23%      6.01%
  Top Tradition....................      118,879    $ 31.556212   $  3,751,372      1.1%        7.23%      6.42%
  Top Plus.........................      129,082    $ 14.518370   $  1,874,054      0.9%        7.45%      6.52%
  Investar Vision & Top Spectrum...       69,466    $ 12.397321   $    861,188      1.4%        6.92%      6.11%
  Top Explorer.....................      163,050    $ 12.499894   $  2,038,111      1.3%        7.02%      6.09%
  Oncore & Firstar Oncore Flex.....      116,131    $ 11.271953   $  1,309,027      1.5%        6.81%      6.24%
  Oncore & Firstar Oncore Value....      147,427    $ 11.519987   $  1,698,353      0.9%        7.45%      6.70%
  Oncore & Firstar Oncore
     Premier.......................      786,392    $ 11.312805   $  8,896,299      1.4%        6.92%      6.97%
  Oncore & Firstar Oncore Xtra.....      897,927    $ 11.312805   $ 10,158,075      1.4%        6.92%      6.97%
  Oncore & Firstar Oncore Lite.....       46,771    $ 11.312805   $    529,115      1.4%        4.58%      6.97%      4/17/01
                                     ------------                 ------------
                                       2,483,532                  $ 31,408,935
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
OHIO NATIONAL FUND, INC.: (CONTINUED)
OMNI SUBACCOUNT
2005
  Top I.....................................       25,224    $ 35.432087   $    893,733      1.1%        8.30%      1.19%
  Top Tradition.............................      372,611    $ 35.351060   $ 13,172,181      1.1%        8.30%      1.20%
  Top Plus..................................      136,855    $ 14.952467   $  2,046,327      0.9%        8.51%      1.21%
  Investar Vision & Top Spectrum............       62,008    $ 10.228225   $    634,229      1.4%        7.98%      1.06%
  Top Explorer..............................      217,854    $ 10.414309   $  2,268,794      1.3%        8.08%      1.18%
  Oncore & Firstar Oncore Flex..............        7,131    $  7.956659   $     56,737      1.5%        7.87%      1.29%
  Oncore & Firstar Oncore Value.............      236,240    $  8.327064   $  1,967,184      0.9%        8.51%      1.35%
  Oncore & Firstar Oncore Premier...........      524,881    $  8.017060   $  4,207,999      1.4%        7.98%      1.27%
  Oncore & Firstar Oncore Xtra..............      448,568    $  8.017060   $  3,596,195      1.4%        7.98%      1.27%
  Oncore & Firstar Oncore Lite..............      322,242    $  8.017060   $  2,583,452      1.4%        7.98%      1.27%
                                              ------------                 ------------
                                                2,353,614                  $ 31,426,831
                                              ------------                 ------------
2004
  Top I.....................................       31,922    $ 32.717333   $  1,044,410      1.1%        5.95%      1.31%
  Top Tradition.............................      444,510    $ 32.642511   $ 14,509,935      1.1%        5.95%      1.32%
  Top Plus..................................      170,747    $ 13.779581   $  2,352,818      0.9%        6.16%      1.22%
  Investar Vision & Top Spectrum............       89,833    $  9.472492   $    850,938      1.4%        5.63%      1.22%
  Top Explorer..............................      260,177    $  9.635338   $  2,506,894      1.3%        5.74%      1.28%
  Oncore & Firstar Oncore Flex..............        7,425    $  7.376007   $     54,770      1.5%        5.53%      1.48%
  Oncore & Firstar Oncore Value.............      249,892    $  7.673885   $  1,917,644      0.9%        6.16%      2.62%
  Oncore & Firstar Oncore Premier...........      572,873    $  7.424696   $  4,253,407      1.4%        5.63%      2.70%
  Oncore & Firstar Oncore Xtra..............      509,906    $  7.424696   $  3,785,896      1.4%        5.63%      2.70%
  Oncore & Firstar Oncore Lite..............      370,533    $  7.424696   $  2,751,094      1.4%        5.63%      2.70%
                                              ------------                 ------------
                                                2,707,818                  $ 34,027,806
                                              ------------                 ------------
2003
  Top I.....................................       35,929    $ 30.880633   $  1,109,522      1.1%       24.83%      1.75%
  Top Tradition.............................      517,789    $ 30.810015   $ 15,953,075      1.1%       24.83%      1.76%
  Top Plus..................................      222,441    $ 12.980233   $  2,887,331      0.9%       25.07%      1.76%
  Investar Vision & Top Spectrum............      114,672    $  8.967345   $  1,028,305      1.4%       24.46%      1.77%
  Top Explorer..............................      314,477    $  9.112481   $  2,865,666      1.3%       24.58%      1.77%
  Oncore & Firstar Oncore Flex..............        6,976    $  6.989558   $     48,762      1.5%       24.33%      1.76%
  Oncore & Firstar Oncore Value.............       91,379    $  7.228729   $    660,552      0.9%       25.07%      1.81%
  Oncore & Firstar Oncore Premier...........      327,302    $  7.028751   $  2,300,520      1.4%       24.46%      1.81%
  Oncore & Firstar Oncore Xtra..............      202,611    $  7.028751   $  1,424,102      1.4%       24.46%      1.81%
  Oncore & Firstar Oncore Lite..............        4,823    $  7.028751   $     33,902      1.4%       24.46%      1.81%
                                              ------------                 ------------
                                                1,838,399                  $ 28,311,737
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
OHIO NATIONAL FUND, INC.: (CONTINUED)
OMNI SUBACCOUNT (CONTINUED)
2002
  Top I............................       44,935    $ 24.739011   $  1,111,651      1.1%      -23.62%      1.88%
  Top Tradition....................      594,964    $ 24.682445   $ 14,685,169      1.1%      -23.62%      1.87%
  Top Plus.........................      270,802    $ 10.378160   $  2,810,424      0.9%      -23.46%      1.83%
  Investar Vision & Top Spectrum...      121,552    $  7.205209   $    875,810      1.4%      -23.84%      1.81%
  Top Explorer.....................      353,453    $  7.314604   $  2,585,367      1.3%      -23.77%      1.85%
  Oncore & Firstar Oncore Flex.....        7,412    $  5.621597   $     41,666      1.5%      -23.92%      1.85%
  Oncore & Firstar Oncore Value....       74,721    $  5.779630   $    431,862      0.9%      -23.46%      1.87%
  Oncore & Firstar Oncore
     Premier.......................      260,319    $  5.647558   $  1,470,161      1.4%      -23.84%      1.94%
  Oncore & Firstar Oncore Xtra.....      196,176    $  5.647558   $  1,107,916      1.4%      -23.84%      1.94%
  Oncore & Firstar Oncore Lite.....        4,063    $  5.647558   $     22,948      1.4%      -23.84%      1.94%
                                     ------------                 ------------
                                       1,928,397                  $ 25,142,974
                                     ------------                 ------------
2001
  Top I............................       55,327    $ 32.387407   $  1,791,903      1.1%      -14.02%      1.80%
  Top Tradition....................      716,682    $ 32.313336   $ 23,158,398      1.1%      -14.02%      1.81%
  Top Plus.........................      379,923    $ 13.559807   $  5,151,686      0.9%      -13.84%      1.79%
  Investar Vision & Top Spectrum...      179,388    $  9.460866   $  1,697,165      1.4%      -14.27%      1.81%
  Top Explorer.....................      476,238    $  9.595001   $  4,569,510      1.3%      -14.19%      1.83%
  Oncore & Firstar Oncore Flex.....        8,533    $  7.388778   $     63,048      1.5%      -14.36%      2.17%
  Oncore & Firstar Oncore Value....       91,519    $  7.551492   $    691,101      0.9%      -13.84%      1.92%
  Oncore & Firstar Oncore
     Premier.......................      253,526    $  7.415572   $  1,880,037      1.4%      -14.27%      1.92%
  Oncore & Firstar Oncore Xtra.....      202,433    $  7.415572   $  1,501,155      1.4%      -14.27%      1.92%
  Oncore & Firstar Oncore Lite.....        2,754    $  7.415572   $     20,422      1.4%       -3.69%      1.92%      4/17/01
                                     ------------                 ------------
                                       2,366,323                  $ 40,524,425
                                     ------------                 ------------
INTERNATIONAL SUBACCOUNT
2005
  Top I............................       21,559    $ 19.091962   $    411,606      1.1%        8.21%      0.04%
  Top Tradition....................      616,609    $ 19.091962   $ 11,772,272      1.1%        8.21%      0.04%
  Top Plus.........................      129,409    $ 17.076646   $  2,209,867      0.9%        8.42%      0.04%
  Investar Vision & Top Spectrum...       37,720    $ 11.214716   $    423,014      1.4%        7.89%      0.04%
  Top Explorer.....................      195,976    $ 11.028787   $  2,161,373      1.3%        8.00%      0.05%
  Oncore & Firstar Oncore Flex.....       36,228    $ 10.044769   $    363,900      1.5%        7.79%      0.05%
  Oncore & Firstar Oncore Value....    2,725,079    $ 10.512396   $ 28,647,114      0.9%        8.42%      0.07%
  Oncore & Firstar Oncore
     Premier.......................    3,962,206    $ 10.121037   $ 40,101,633      1.4%        7.89%      0.06%
  Oncore & Firstar Oncore Xtra.....    3,183,325    $ 10.121037   $ 32,218,553      1.4%        7.89%      0.06%
  Oncore & Firstar Oncore Lite.....    5,032,602    $ 10.121037   $ 50,935,156      1.4%        7.89%      0.06%
                                     ------------                 ------------
                                      15,940,713                  $169,244,488
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
OHIO NATIONAL FUND, INC.: (CONTINUED)
INTERNATIONAL SUBACCOUNT (CONTINUED)
2004
  Top I.....................................       30,030    $ 17.643397   $    529,833      1.1%       11.74%      0.00%
  Top Tradition.............................      706,998    $ 17.643397   $ 12,473,845      1.1%       11.74%      0.00%
  Top Plus..................................      167,103    $ 15.749854   $  2,631,855      0.9%       11.96%      0.00%
  Investar Vision & Top Spectrum............       44,121    $ 10.394495   $    458,611      1.4%       11.41%      0.00%
  Top Explorer..............................      183,083    $ 10.212099   $  1,869,657      1.3%       11.52%      0.00%
  Oncore & Firstar Oncore Flex..............       29,221    $  9.319260   $    272,319      1.5%       11.30%      0.00%
  Oncore & Firstar Oncore Value.............    1,017,534    $  9.695624   $  9,865,629      0.9%       11.96%      0.00%
  Oncore & Firstar Oncore Premier...........    1,960,786    $  9.380801   $ 18,393,746      1.4%       11.41%      0.00%
  Oncore & Firstar Oncore Xtra..............    1,843,156    $  9.380801   $ 17,290,282      1.4%       11.41%      0.00%
  Oncore & Firstar Oncore Lite..............    1,858,646    $  9.380801   $ 17,435,587      1.4%       11.41%      0.00%
                                              ------------                 ------------
                                                7,840,678                  $ 81,221,364
                                              ------------                 ------------
2003
  Top I.....................................       33,316    $ 15.789447   $    526,034      1.1%       31.15%      0.47%
  Top Tradition.............................      823,762    $ 15.789447   $ 13,006,739      1.1%       31.15%      0.46%
  Top Plus..................................      208,100    $ 14.066942   $  2,927,330      0.9%       31.41%      0.46%
  Investar Vision & Top Spectrum............       50,496    $  9.329934   $    471,123      1.4%       30.76%      0.47%
  Top Explorer..............................      179,729    $  9.157148   $  1,645,807      1.3%       30.89%      0.47%
  Oncore & Firstar Oncore Flex..............       12,078    $  8.373086   $    101,127      1.5%       30.64%      1.62%
  Oncore & Firstar Oncore Value.............      322,930    $  8.659624   $  2,796,456      0.9%       31.41%      0.41%
  Oncore & Firstar Oncore Premier...........      468,878    $  8.420052   $  3,947,979      1.4%       30.76%      0.47%
  Oncore & Firstar Oncore Xtra..............      496,700    $  8.420052   $  4,182,239      1.4%       30.76%      0.47%
  Oncore & Firstar Oncore Lite..............      232,432    $  8.420052   $  1,957,092      1.4%       30.76%      0.47%
                                              ------------                 ------------
                                                2,828,421                  $ 31,561,926
                                              ------------                 ------------
2002
  Top I.....................................       37,403    $ 12.039008   $    450,297      1.1%      -21.51%      0.26%
  Top Tradition.............................      933,614    $ 12.039008   $ 11,239,782      1.1%      -21.51%      0.26%
  Top Plus..................................      257,163    $ 10.704470   $  2,752,790      0.9%      -21.36%      0.25%
  Investar Vision & Top Spectrum............       50,787    $  7.134928   $    362,364      1.4%      -21.75%      0.26%
  Top Explorer..............................      201,956    $  6.995874   $  1,412,860      1.3%      -21.67%      0.26%
  Oncore & Firstar Oncore Flex..............       14,067    $  6.409494   $     90,162      1.5%      -21.82%      0.03%
  Oncore & Firstar Oncore Value.............       84,460    $  6.589677   $    556,566      0.9%      -21.36%      0.27%
  Oncore & Firstar Oncore Premier...........      178,571    $  6.439106   $  1,149,846      1.4%      -21.75%      0.20%
  Oncore & Firstar Oncore Xtra..............      153,208    $  6.439106   $    986,519      1.4%      -21.75%      0.20%
  Oncore & Firstar Oncore Lite..............       17,662    $  6.439106   $    113,724      1.4%      -21.75%      0.20%
                                              ------------                 ------------
                                                1,928,891                  $ 19,114,910
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
OHIO NATIONAL FUND, INC.: (CONTINUED)
INTERNATIONAL SUBACCOUNT (CONTINUED)
2001
  Top I............................       41,535    $ 15.338791   $    637,098      1.1%      -30.33%      0.00%
  Top Tradition....................    1,077,389    $ 15.338791   $ 16,525,840      1.1%      -30.33%      0.00%
  Top Plus.........................      336,597    $ 13.611451   $  4,581,579      0.9%      -30.19%      0.00%
  Investar Vision & Top Spectrum...       65,664    $  9.117591   $    598,699      1.4%      -30.54%      0.00%
  Top Explorer.....................      246,419    $  8.931051   $  2,200,779      1.3%      -30.47%      0.00%
  Oncore & Firstar Oncore Flex.....      423,863    $  8.198667   $  3,475,109      1.5%      -30.61%      0.00%
  Oncore & Firstar Oncore Value....       71,854    $  8.379223   $    602,082      0.9%      -30.19%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      140,861    $  8.228415   $  1,159,061      1.4%      -30.54%      0.00%
  Oncore & Firstar Oncore Xtra.....      538,177    $  8.228415   $  4,428,347      1.4%      -30.54%      0.00%
  Oncore Lite......................        5,154    $  8.228415   $     42,406      1.4%      -17.65%      0.00%      4/17/01
                                     ------------                 ------------
                                       2,947,513                  $ 34,251,000
                                     ------------                 ------------
CAPITAL APPRECIATION SUBACCOUNT
2005
  Top I............................        6,683    $ 27.490513   $    183,719      1.1%        4.12%      0.56%
  Top Tradition....................      297,867    $ 27.490513   $  8,188,506      1.1%        4.12%      0.50%
  Top Plus.........................      137,079    $ 31.137683   $  4,268,319      0.9%        4.33%      0.48%
  Investar Vision & Top Spectrum...       47,804    $ 20.572205   $    983,434      1.4%        3.82%      0.46%
  Top Explorer.....................      201,904    $ 20.802256   $  4,200,060      1.3%        3.92%      0.49%
  Oncore & Firstar Oncore Flex.....       38,144    $ 16.917170   $    645,294      1.5%        3.72%      0.42%
  Oncore & Firstar Oncore Value....      953,450    $ 17.704447   $ 16,880,302      0.9%        4.33%      0.80%
  Oncore & Firstar Oncore
     Premier.......................    1,804,587    $ 17.045507   $ 30,760,094      1.4%        3.82%      0.69%
  Oncore & Firstar Oncore Xtra.....    1,576,423    $ 17.045507   $ 26,870,932      1.4%        3.82%      0.69%
  Oncore & Firstar Oncore Lite.....    1,550,322    $ 17.045507   $ 26,426,038      1.4%        3.82%      0.69%
                                     ------------                 ------------
                                       6,614,263                  $119,406,698
                                     ------------                 ------------
2004
  Top I............................        9,412    $ 26.401629   $    248,485      1.1%       11.27%      0.37%
  Top Tradition....................      352,542    $ 26.401629   $  9,307,696      1.1%       11.27%      0.36%
  Top Plus.........................      178,030    $ 29.845326   $  5,313,371      0.9%       11.49%      0.36%
  Investar Vision & Top Spectrum...       65,541    $ 19.815804   $  1,298,741      1.4%       10.94%      0.34%
  Top Explorer.....................      245,754    $ 20.017664   $  4,919,414      1.3%       11.05%      0.38%
  Oncore & Firstar Oncore Flex.....       61,316    $ 16.311173   $  1,000,134      1.5%       10.83%      0.35%
  Oncore & Firstar Oncore Value....      390,386    $ 16.969627   $  6,624,712      0.9%       11.49%      0.50%
  Oncore & Firstar Oncore
     Premier.......................    1,135,299    $ 16.418770   $ 18,640,209      1.4%       10.94%      0.48%
  Oncore & Firstar Oncore Xtra.....    1,102,890    $ 16.418770   $ 18,108,091      1.4%       10.94%      0.48%
  Oncore & Firstar Oncore Lite.....      494,374    $ 16.418770   $  8,117,015      1.4%       10.94%      0.48%
                                     ------------                 ------------
                                       4,035,544                  $ 73,577,868
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
OHIO NATIONAL FUND, INC.: (CONTINUED)
CAPITAL APPRECIATION SUBACCOUNT (CONTINUED)
2003
  Top I............................       10,658    $ 23.726799   $    252,889      1.1%       30.10%      0.25%
  Top Tradition....................      418,784    $ 23.726799   $  9,936,415      1.1%       30.10%      0.26%
  Top Plus.........................      202,810    $ 26.768431   $  5,428,904      0.9%       30.35%      0.25%
  Investar Vision & Top Spectrum...       81,920    $ 17.861213   $  1,463,185      1.4%       29.71%      0.25%
  Top Explorer.....................      258,031    $ 18.025307   $  4,651,085      1.3%       29.84%      0.25%
  Oncore & Firstar Oncore Flex.....       73,347    $ 14.716804   $  1,079,431      1.5%       29.58%      0.25%
  Oncore & Firstar Oncore Value....      271,812    $ 15.220145   $  4,137,025      0.9%       30.35%      0.26%
  Oncore & Firstar Oncore
     Premier.......................      944,419    $ 14.799258   $ 13,976,687      1.4%       29.71%      0.26%
  Oncore & Firstar Oncore Xtra.....      872,974    $ 14.799258   $ 12,919,371      1.4%       29.71%      0.26%
  Oncore & Firstar Oncore Lite.....      198,357    $ 14.799258   $  2,935,537      1.4%       29.71%      0.26%
                                     ------------                 ------------
                                       3,333,112                  $ 56,780,529
                                     ------------                 ------------
2002
  Top I............................       14,507    $ 18.237893   $    264,570      1.1%      -21.02%      0.19%
  Top Tradition....................      468,721    $ 18.237893   $  8,548,492      1.1%      -21.02%      0.21%
  Top Plus.........................      231,188    $ 20.535249   $  4,747,498      0.9%      -20.86%      0.21%
  Investar Vision & Top Spectrum...       92,584    $ 13.769972   $  1,274,873      1.4%      -21.25%      0.21%
  Top Explorer.....................      292,382    $ 13.882772   $  4,059,076      1.3%      -21.18%      0.21%
  Oncore & Firstar Oncore Flex.....      101,635    $ 11.356986   $  1,154,270      1.5%      -21.33%      0.20%
  Oncore & Firstar Oncore Value....      287,639    $ 11.676046   $  3,358,483      0.9%      -20.86%      0.21%
  Oncore & Firstar Oncore
     Premier.......................      951,564    $ 11.409383   $ 10,856,753      1.4%      -21.25%      0.21%
  Oncore & Firstar Oncore Xtra.....      853,498    $ 11.409383   $  9,737,887      1.4%      -21.25%      0.21%
  Oncore & Firstar Oncore Lite.....      138,520    $ 11.409383   $  1,580,431      1.4%      -21.25%      0.21%
                                     ------------                 ------------
                                       3,432,238                  $ 45,582,333
                                     ------------                 ------------
2001
  Top I............................       15,753    $ 23.091636   $    363,754      1.1%        8.50%      0.50%
  Top Tradition....................      506,990    $ 23.091636   $ 11,707,217      1.1%        8.50%      0.50%
  Top Plus.........................      269,879    $ 25.948909   $  7,003,065      0.9%        8.72%      0.49%
  Investar Vision & Top Spectrum...      123,301    $ 17.486540   $  2,156,108      1.4%        8.18%      0.49%
  Top Explorer.....................      330,320    $ 17.612333   $  5,817,699      1.3%        8.29%      0.49%
  Oncore & Firstar Oncore Flex.....       85,646    $ 14.436518   $  1,236,433      1.5%        8.07%      0.51%
  Oncore & Firstar Oncore Value....      247,596    $ 14.754171   $  3,653,074      0.9%        8.72%      0.50%
  Oncore & Firstar Oncore
     Premier.......................      734,536    $ 14.488811   $ 10,642,579      1.4%        8.18%      0.51%
  Oncore & Firstar Oncore Xtra.....      572,224    $ 14.488811   $  8,290,839      1.4%        8.18%      0.51%
  Oncore & Firstar Oncore Lite.....       35,450    $ 14.488811   $    513,622      1.4%        6.43%      0.51%      4/17/01
                                     ------------                 ------------
                                       2,921,695                  $ 51,384,390
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
OHIO NATIONAL FUND, INC.: (CONTINUED)
DISCOVERY SUBACCOUNT
2005
  Top I.....................................        9,070    $ 23.732936   $    215,260      1.1%       -1.08%      0.00%
  Top Tradition.............................      350,949    $ 23.732936   $  8,329,061      1.1%       -1.08%      0.00%
  Top Plus..................................      109,228    $ 31.524814   $  3,443,399      0.9%       -0.89%      0.00%
  Investar Vision & Top Spectrum............       42,489    $ 16.506873   $    701,364      1.4%       -1.38%      0.00%
  Top Explorer..............................      218,018    $ 19.502215   $  4,251,840      1.3%       -1.28%      0.00%
  Oncore & Firstar Oncore Flex..............       18,765    $  7.244308   $    135,937      1.5%       -1.47%      0.00%
  Oncore & Firstar Oncore Value.............      242,251    $  7.506592   $  1,818,483      0.9%       -0.89%      0.00%
  Oncore & Firstar Oncore Premier...........      631,803    $  7.287265   $  4,604,114      1.4%       -1.38%      0.00%
  Oncore & Firstar Oncore Xtra..............      614,444    $  7.287265   $  4,477,618      1.4%       -1.38%      0.00%
  Oncore & Firstar Oncore Lite..............      102,941    $  7.287265   $    750,147      1.4%       -1.38%      0.00%
                                              ------------                 ------------
                                                2,339,958                  $ 28,727,223
                                              ------------                 ------------
2004
  Top I.....................................       16,110    $ 23.993241   $    386,521      1.1%        9.72%      0.00%
  Top Tradition.............................      442,116    $ 23.993241   $ 10,607,791      1.1%        9.72%      0.00%
  Top Plus..................................      162,308    $ 31.807684   $  5,162,655      0.9%        9.94%      0.00%
  Investar Vision & Top Spectrum............       59,278    $ 16.737295   $    992,158      1.4%        9.40%      0.00%
  Top Explorer..............................      272,018    $ 19.754975   $  5,373,713      1.3%        9.50%      0.00%
  Oncore & Firstar Oncore Flex..............       23,795    $  7.352652   $    174,955      1.5%        9.29%      0.00%
  Oncore & Firstar Oncore Value.............      343,161    $  7.573944   $  2,599,079      0.9%        9.94%      0.00%
  Oncore & Firstar Oncore Premier...........      717,035    $  7.388987   $  5,298,160      1.4%        9.40%      0.00%
  Oncore & Firstar Oncore Xtra..............      698,642    $  7.388987   $  5,162,258      1.4%        9.40%      0.00%
  Oncore & Firstar Oncore Lite..............       68,265    $  7.388987   $    504,413      1.4%        9.40%      0.00%
                                              ------------                 ------------
                                                2,802,728                  $ 36,261,703
                                              ------------                 ------------
2003
  Top I.....................................       21,084    $ 21.867330   $    461,057      1.1%       36.17%      0.00%
  Top Tradition.............................      541,497    $ 21.867330   $ 11,841,091      1.1%       36.17%      0.00%
  Top Plus..................................      203,338    $ 28.931906   $  5,882,957      0.9%       36.44%      0.00%
  Investar Vision & Top Spectrum............       79,920    $ 15.299718   $  1,222,760      1.4%       35.77%      0.00%
  Top Explorer..............................      316,662    $ 18.040312   $  5,712,681      1.3%       35.90%      0.00%
  Oncore & Firstar Oncore Flex..............       26,637    $  6.727774   $    179,208      1.5%       35.63%      0.00%
  Oncore & Firstar Oncore Value.............      360,171    $  6.889175   $  2,481,282      0.9%       36.44%      0.00%
  Oncore & Firstar Oncore Premier...........      769,694    $  6.754339   $  5,198,768      1.4%       35.77%      0.00%
  Oncore & Firstar Oncore Xtra..............      726,422    $  6.754339   $  4,906,500      1.4%       35.77%      0.00%
  Oncore & Firstar Oncore Lite..............       62,086    $  6.754339   $    419,349      1.4%       35.77%      0.00%
                                              ------------                 ------------
                                                3,107,511                  $ 38,305,653
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
OHIO NATIONAL FUND, INC.: (CONTINUED)
DISCOVERY SUBACCOUNT (CONTINUED)
2002
  Top I............................       27,567    $ 16.058949   $    442,690      1.1%      -33.47%      0.00%
  Top Tradition....................      605,966    $ 16.058949   $  9,731,180      1.1%      -33.47%      0.00%
  Top Plus.........................      229,639    $ 21.205098   $  4,869,517      0.9%      -33.34%      0.00%
  Investar Vision & Top Spectrum...       94,937    $ 11.269135   $  1,069,853      1.4%      -33.67%      0.00%
  Top Explorer.....................      367,097    $ 13.274634   $  4,873,082      1.3%      -33.60%      0.00%
  Oncore & Firstar Oncore Flex.....       48,398    $  4.960280   $    240,066      1.5%      -33.73%      0.00%
  Oncore & Firstar Oncore Value....      274,120    $  5.049289   $  1,384,110      0.9%      -33.34%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      793,400    $  4.974966   $  3,947,141      1.4%      -33.67%      0.00%
  Oncore & Firstar Oncore Xtra.....      753,989    $  4.974966   $  3,751,071      1.4%      -33.67%      0.00%
  Oncore & Firstar Oncore Lite.....       61,177    $  4.974966   $    304,354      1.4%      -33.67%      0.00%
                                     ------------                 ------------
                                       3,256,290                  $ 30,613,064
                                     ------------                 ------------
2001
  Top I............................       29,355    $ 24.137799   $    708,571      1.1%      -19.25%      0.00%
  Top Tradition....................      679,746    $ 24.137799   $ 16,407,580      1.1%      -19.25%      0.00%
  Top Plus.........................      271,408    $ 31.809662   $  8,633,382      0.9%      -19.09%      0.00%
  Investar Vision & Top Spectrum...      129,693    $ 16.988803   $  2,203,331      1.4%      -19.49%      0.00%
  Top Explorer.....................      418,403    $ 19.992369   $  8,364,870      1.3%      -19.41%      0.00%
  Oncore & Firstar Oncore Flex.....       47,002    $  7.485265   $    351,822      1.5%      -19.57%      0.00%
  Oncore & Firstar Oncore Value....      212,203    $  7.574405   $  1,607,310      0.9%      -19.09%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      768,394    $  7.500015   $  5,762,966      1.4%      -19.49%      0.00%
  Oncore & Firstar Oncore Xtra.....      733,425    $  7.500015   $  5,500,695      1.4%      -19.49%      0.00%
  Oncore & Firstar Oncore Lite.....       24,306    $  7.500015   $    182,298      1.4%        1.79%      0.00%      4/17/01
                                     ------------                 ------------
                                       3,313,935                  $ 49,722,825
                                     ------------                 ------------
INTERNATIONAL SMALL CO. SUBACCOUNT
2005
  Top I............................        6,104    $ 24.667115   $    150,563      1.1%       27.60%      0.54%
  Top Tradition....................      116,404    $ 24.667115   $  2,871,350      1.1%       27.60%      0.50%
  Top Plus.........................       42,137    $ 26.876546   $  1,132,488      0.9%       27.85%      0.49%
  Investar Vision & Top Spectrum...       22,876    $ 21.441408   $    490,500      1.4%       27.22%      0.49%
  Top Explorer.....................       88,292    $ 21.058920   $  1,859,339      1.3%       27.35%      0.50%
  Oncore & Firstar Oncore Flex.....       22,385    $ 13.878402   $    310,673      1.5%       27.10%      0.76%
  Oncore & Firstar Oncore Value....      265,950    $ 14.409653   $  3,832,254      0.9%       27.85%      0.76%
  Oncore & Firstar Oncore
     Premier.......................      352,430    $ 13.965342   $  4,921,808      1.4%       27.22%      0.67%
  Oncore & Firstar Oncore Xtra.....      381,912    $ 13.965342   $  5,333,534      1.4%       27.22%      0.67%
  Oncore & Firstar Oncore Lite.....      263,401    $ 13.965342   $  3,678,476      1.4%       27.22%      0.67%
                                     ------------                 ------------
                                       1,561,891                  $ 24,580,985
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
OHIO NATIONAL FUND, INC.: (CONTINUED)
INTERNATIONAL SMALL CO. SUBACCOUNT (CONTINUED)
2004
  Top I.....................................        2,137    $ 19.332118   $     41,306      1.1%       19.55%      0.67%
  Top Tradition.............................      116,939    $ 19.332118   $  2,260,673      1.1%       19.55%      0.99%
  Top Plus..................................       45,038    $ 21.022163   $    946,800      0.9%       19.79%      0.97%
  Investar Vision & Top Spectrum............       23,943    $ 16.853745   $    403,522      1.4%       19.20%      1.05%
  Top Explorer..............................       82,828    $ 16.536802   $  1,369,708      1.3%       19.32%      1.02%
  Oncore & Firstar Oncore Flex..............       14,030    $ 10.919657   $    153,198      1.5%       19.08%      1.01%
  Oncore & Firstar Oncore Value.............       91,275    $ 11.270879   $  1,028,751      0.9%       19.79%      1.27%
  Oncore & Firstar Oncore Premier...........      263,335    $ 10.977275   $  2,890,720      1.4%       19.20%      1.21%
  Oncore & Firstar Oncore Xtra..............      236,490    $ 10.977275   $  2,596,013      1.4%       19.20%      1.21%
  Oncore & Firstar Oncore Lite..............       52,162    $ 10.977275   $    572,591      1.4%       19.20%      1.21%
                                              ------------                 ------------
                                                  928,177                  $ 12,263,282
                                              ------------                 ------------
2003
  Top I.....................................        4,373    $ 16.170236   $     70,710      1.1%       52.24%      0.17%
  Top Tradition.............................      131,050    $ 16.170236   $  2,119,102      1.1%       52.24%      0.22%
  Top Plus..................................       57,050    $ 17.549014   $  1,001,163      0.9%       52.54%      0.22%
  Investar Vision & Top Spectrum............       25,391    $ 14.139164   $    359,011      1.4%       51.79%      0.23%
  Top Explorer..............................       92,568    $ 13.859543   $  1,282,954      1.3%       51.94%      0.22%
  Oncore Flex...............................       12,896    $  9.169918   $    118,253      1.5%       51.64%      0.20%
  Oncore & Firstar Oncore Value.............       62,867    $  9.408776   $    591,500      0.9%       52.54%      0.22%
  Oncore & Firstar Oncore Premier...........      224,145    $  9.209200   $  2,064,211      1.4%       51.79%      0.21%
  Oncore & Firstar Oncore Xtra..............      173,575    $  9.209200   $  1,598,485      1.4%       51.79%      0.21%
  Oncore & Firstar Oncore Lite..............       23,495    $  9.209200   $    216,369      1.4%       51.79%      0.21%
                                              ------------                 ------------
                                                  807,410                  $  9,421,757
                                              ------------                 ------------
2002
  Top I.....................................        2,198    $ 10.621378   $     23,343      1.1%      -15.93%      0.00%
  Top Tradition.............................      134,150    $ 10.621378   $  1,424,853      1.1%      -15.93%      0.00%
  Top Plus..................................       74,427    $ 11.504273   $    856,230      0.9%      -15.77%      0.00%
  Investar Vision & Top Spectrum............       24,648    $  9.314799   $    229,595      1.4%      -16.18%      0.00%
  Top Explorer..............................       97,436    $  9.121594   $    888,775      1.3%      -16.10%      0.00%
  Oncore Flex...............................       12,122    $  6.047041   $     73,303      1.5%      -16.27%      0.00%
  Oncore & Firstar Oncore Value.............       52,385    $  6.167936   $    323,105      0.9%      -15.77%      0.00%
  Oncore & Firstar Oncore Premier...........      198,627    $  6.066974   $  1,205,063      1.4%      -16.18%      0.00%
  Oncore & Firstar Oncore Xtra..............      135,773    $  6.066974   $    823,732      1.4%      -16.18%      0.00%
  Oncore Lite...............................        5,370    $  6.066974   $     32,582      1.4%      -16.18%      0.00%
                                              ------------                 ------------
                                                  737,136                  $  5,880,581
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
OHIO NATIONAL FUND, INC.: (CONTINUED)
INTERNATIONAL SMALL CO. SUBACCOUNT (CONTINUED)
2001
  Top I............................        1,074    $ 12.634695   $     13,575      1.1%      -30.05%      0.00%
  Top Tradition....................      148,637    $ 12.634695   $  1,877,988      1.1%      -30.05%      0.00%
  Top Plus.........................       95,273    $ 13.657853   $  1,301,228      0.9%      -29.91%      0.00%
  Investar Vision & Top Spectrum...       28,137    $ 11.113392   $    312,702      1.4%      -30.26%      0.00%
  Top Explorer.....................      110,579    $ 10.872126   $  1,202,225      1.3%      -30.19%      0.00%
  Oncore & Firstar Oncore Flex.....       24,799    $  7.221789   $    179,092      1.5%      -30.33%      0.00%
  Oncore & Firstar Oncore Value....       55,262    $  7.322572   $    404,657      0.9%      -29.91%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      218,498    $  7.238439   $  1,581,584      1.4%      -30.26%      0.00%
  Oncore & Firstar Oncore Xtra.....       96,639    $  7.238439   $    699,512      1.4%      -30.26%      0.00%
  Oncore Lite......................          462    $  7.238439   $      3,344      1.4%      -16.18%      0.00%      4/17/01
                                     ------------                 ------------
                                         779,360                  $  7,575,907
                                     ------------                 ------------
AGGRESSIVE GROWTH SUBACCOUNT
2005
  Top Tradition....................      162,770    $  7.052988   $  1,148,017      1.1%       12.05%      0.02%
  Top Plus.........................       25,046    $  8.640452   $    216,407      0.9%       12.27%      0.02%
  Investar Vision & Top Spectrum...       19,393    $  6.594137   $    127,879      1.4%       11.72%      0.02%
  Top Explorer.....................       52,726    $  7.387077   $    389,493      1.3%       11.83%      0.02%
  Oncore Flex......................       25,766    $  5.604112   $    144,397      1.5%       11.61%      0.02%
  Oncore Value.....................       25,661    $  5.807078   $    149,018      0.9%       12.27%      0.02%
  Oncore & Firstar Oncore
     Premier.......................      139,309    $  5.637364   $    785,335      1.4%       11.72%      0.02%
  Oncore & Firstar Oncore Xtra.....      168,971    $  5.637364   $    952,548      1.4%       11.72%      0.02%
  Oncore & Firstar Oncore Lite.....       19,683    $  5.637364   $    110,961      1.4%       11.72%      0.02%
                                     ------------                 ------------
                                         639,325                  $  4,024,055
                                     ------------                 ------------
2004
  Top I............................          422    $  6.294415   $      2,657      1.1%        7.77%      0.00%
  Top Tradition....................      192,494    $  6.294415   $  1,211,636      1.1%        7.77%      0.00%
  Top Plus.........................       33,943    $  7.695920   $    261,224      0.9%        7.98%      0.00%
  Investar Vision & Top Spectrum...       25,931    $  5.902318   $    153,054      1.4%        7.45%      0.00%
  Top Explorer.....................       64,534    $  6.605557   $    426,282      1.3%        7.56%      0.00%
  Oncore Flex......................       25,098    $  5.021097   $    126,020      1.5%        7.34%      0.00%
  Oncore & Firstar Oncore Value....       32,977    $  5.172269   $    170,565      0.9%        7.98%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      148,721    $  5.045926   $    750,436      1.4%        7.45%      0.00%
  Oncore & Firstar Oncore Xtra.....      214,747    $  5.045926   $  1,083,599      1.4%        7.45%      0.00%
  Oncore & Firstar Oncore Lite.....        8,056    $  5.045926   $     40,648      1.4%        7.45%      0.00%
                                     ------------                 ------------
                                         746,923                  $  4,226,121
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
OHIO NATIONAL FUND, INC.: (CONTINUED)
AGGRESSIVE GROWTH SUBACCOUNT (CONTINUED)
2003
  Top I............................          422    $  5.840646   $      2,466      1.1%       30.06%      0.00%
  Top Tradition....................      212,331    $  5.840646   $  1,240,151      1.1%       30.06%      0.00%
  Top Plus.........................       46,881    $  7.126951   $    334,120      0.9%       30.32%      0.00%
  Investar Vision & Top Spectrum...       32,512    $  5.493122   $    178,594      1.4%       29.68%      0.00%
  Top Explorer.....................       78,758    $  6.141509   $    483,694      1.3%       29.80%      0.00%
  Oncore Flex......................       24,163    $  4.677618   $    113,024      1.5%       29.55%      0.00%
  Oncore & Firstar Oncore Value....       68,946    $  4.789877   $    330,244      0.9%       30.32%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      197,271    $  4.696098   $    926,400      1.4%       29.68%      0.00%
  Oncore & Firstar Oncore Xtra.....      239,688    $  4.696098   $  1,125,598      1.4%       29.68%      0.00%
  Oncore & Firstar Oncore Lite.....        7,553    $  4.696098   $     35,468      1.4%       29.68%      0.00%
                                     ------------                 ------------
                                         908,525                  $  4,769,759
                                     ------------                 ------------
2002
  Top I............................          422    $  4.490665   $      1,897      1.1%      -28.70%      0.00%
  Top Tradition....................      214,617    $  4.490665   $    963,775      1.1%      -28.70%      0.00%
  Top Plus.........................       69,054    $  5.468849   $    377,648      0.9%      -28.56%      0.00%
  Investar Vision & Top Spectrum...       45,864    $  4.236001   $    194,281      1.4%      -28.91%      0.00%
  Top Explorer.....................       96,543    $  4.731338   $    456,778      1.3%      -28.84%      0.00%
  Oncore Flex......................       32,552    $  3.610684   $    117,536      1.5%      -28.98%      0.00%
  Oncore & Firstar Oncore Value....       76,997    $  3.675501   $    283,001      0.9%      -28.56%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      210,910    $  3.621377   $    763,783      1.4%      -28.91%      0.00%
  Oncore & Firstar Oncore Xtra.....      279,017    $  3.621377   $  1,010,424      1.4%      -28.91%      0.00%
  Oncore & Firstar Oncore Lite.....        3,972    $  3.621377   $     14,383      1.4%      -28.91%      0.00%
                                     ------------                 ------------
                                       1,029,948                  $  4,183,506
                                     ------------                 ------------
2001
  Top I............................          423    $  6.298389   $      2,662      1.1%      -32.56%      1.00%
  Top Tradition....................      220,085    $  6.298389   $  1,386,181      1.1%      -32.56%      1.02%
  Top Plus.........................       80,930    $  7.655137   $    619,527      0.9%      -32.43%      1.00%
  Investar Vision & Top Spectrum...       67,253    $  5.958895   $    400,752      1.4%      -32.76%      0.99%
  Top Explorer.....................      100,958    $  6.649110   $    671,282      1.3%      -32.69%      1.00%
  Oncore Flex......................       57,060    $  5.084258   $    290,109      1.5%      -32.83%      0.77%
  Oncore & Firstar Oncore Value....      140,922    $  5.144865   $    725,023      0.9%      -32.43%      1.14%
  Oncore & Firstar Oncore
     Premier.......................      272,824    $  5.094282   $  1,389,843      1.4%      -32.76%      1.13%
  Oncore & Firstar Oncore Xtra.....      257,022    $  5.094282   $  1,309,344      1.4%      -32.76%      1.13%
  Oncore & Firstar Oncore Lite.....        4,818    $  5.094282   $     24,546      1.4%      -11.64%      1.13%      4/17/01
                                     ------------                 ------------
                                       1,202,295                  $  6,819,269
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
OHIO NATIONAL FUND, INC.: (CONTINUED)
SMALL CAP GROWTH SUBACCOUNT
2005
  Top I.....................................        4,190    $  8.130715   $     34,065      1.1%        5.32%      0.00%
  Top Tradition.............................       97,972    $ 12.042400   $  1,179,817      1.1%        5.32%      0.00%
  Top Plus..................................       48,640    $ 12.258855   $    596,272      0.9%        5.53%      0.00%
  Investar Vision & Top Spectrum............        2,258    $  7.983258   $     18,024      1.4%        5.01%      0.00%
  Top Explorer..............................       64,456    $ 14.038597   $    904,865      1.3%        5.12%      0.00%
  Oncore Flex...............................        4,023    $  5.296644   $     21,310      1.5%        4.91%      0.00%
  Oncore & Firstar Oncore Value.............       79,387    $  5.477934   $    434,875      0.9%        5.53%      0.00%
  Oncore & Firstar Oncore Premier...........      173,681    $  5.326372   $    925,088      1.4%        5.01%      0.00%
  Oncore & Firstar Oncore Xtra..............      194,351    $  5.326372   $  1,035,186      1.4%        5.01%      0.00%
  Oncore Lite...............................      118,685    $  5.326372   $    632,169      1.4%        5.01%      0.00%
                                              ------------                 ------------
                                                  787,643                  $  5,781,671
                                              ------------                 ------------
2004
  Top I.....................................        1,864    $  7.719698   $     14,387      1.1%       10.23%      0.00%
  Top Tradition.............................      122,489    $ 11.433639   $  1,400,500      1.1%       10.23%      0.00%
  Top Plus..................................       55,394    $ 11.616196   $    643,473      0.9%       10.45%      0.00%
  Investar Vision & Top Spectrum............        2,692    $  7.602113   $     20,462      1.4%        9.90%      0.00%
  Top Explorer..............................       84,511    $ 13.355197   $  1,128,655      1.3%       10.01%      0.00%
  Oncore Flex...............................        5,361    $  5.048725   $     27,066      1.5%        9.79%      0.00%
  Oncore & Firstar Oncore Value.............       76,298    $  5.190763   $    396,045      0.9%       10.45%      0.00%
  Oncore & Firstar Oncore Premier...........      158,973    $  5.072075   $    806,324      1.4%        9.90%      0.00%
  Oncore & Firstar Oncore Xtra..............      195,801    $  5.072075   $    993,118      1.4%        9.90%      0.00%
  Oncore Lite...............................       67,691    $  5.072075   $    343,333      1.4%        9.90%      0.00%
                                              ------------                 ------------
                                                  771,074                  $  5,773,363
                                              ------------                 ------------
2003
  Top I.....................................       13,349    $  7.003370   $     93,489      1.1%       43.77%      0.00%
  Top Tradition.............................      151,471    $ 10.372684   $  1,571,165      1.1%       43.77%      0.00%
  Top Plus..................................       76,690    $ 10.517403   $    806,577      0.9%       44.05%      0.00%
  Investar Vision & Top Spectrum............        2,693    $  6.917226   $     18,628      1.4%       43.34%      0.00%
  Top Explorer..............................      100,526    $ 12.139983   $  1,220,389      1.3%       43.48%      0.00%
  Oncore Flex...............................        5,613    $  4.598419   $     25,810      1.5%       43.20%      0.00%
  Oncore & Firstar Oncore Value.............       95,546    $  4.699759   $    449,042      0.9%       44.05%      0.00%
  Oncore & Firstar Oncore Premier...........      186,335    $  4.615120   $    859,956      1.4%       43.34%      0.00%
  Oncore & Firstar Oncore Xtra..............      173,566    $  4.615120   $    801,026      1.4%       43.34%      0.00%
  Oncore Lite...............................       33,717    $  4.615120   $    155,609      1.4%       43.34%      0.00%
                                              ------------                 ------------
                                                  839,506                  $  6,001,691
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
OHIO NATIONAL FUND, INC.: (CONTINUED)
SMALL CAP GROWTH SUBACCOUNT (CONTINUED)
2002
  Top I............................        3,365    $  4.871298   $     16,390      1.1%      -29.90%      0.00%
  Top Tradition....................      174,699    $  7.214868   $  1,260,430      1.1%      -29.90%      0.00%
  Top Plus.........................       84,761    $  7.301096   $    618,849      0.9%      -29.76%      0.00%
  Top Spectrum.....................        2,950    $  4.825638   $     14,236      1.4%      -30.10%      0.00%
  Top Explorer.....................      105,060    $  8.460821   $    888,896      1.3%      -30.03%      0.00%
  Oncore Flex......................        5,620    $  3.211139   $     18,047      1.5%      -30.17%      0.00%
  Oncore & Firstar Oncore Value....       67,854    $  3.262529   $    221,375      0.9%      -29.76%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      141,646    $  3.219625   $    456,048      1.4%      -30.10%      0.00%
  Oncore & Firstar Oncore Xtra.....      124,440    $  3.219625   $    400,650      1.4%      -30.10%      0.00%
  Oncore Lite......................        4,883    $  3.219625   $     15,720      1.4%      -30.10%      0.00%
                                     ------------                 ------------
                                         715,278                  $  3,910,641
                                     ------------                 ------------
2001
  Top I............................        5,020    $  6.948667   $     34,881      1.1%      -40.16%      0.00%
  Top Tradition....................      201,045    $ 10.291639   $  2,069,080      1.1%      -40.16%      0.00%
  Top Plus.........................       91,360    $ 10.393992   $    949,598      0.9%      -40.04%      0.00%
  Top Spectrum.....................        3,437    $  6.904016   $     23,729      1.4%      -40.34%      0.00%
  Top Explorer.....................      128,754    $ 12.092892   $  1,557,011      1.3%      -40.28%      0.00%
  Oncore Flex......................       12,441    $  4.598712   $     57,214      1.5%      -40.40%      0.00%
  Oncore & Firstar Oncore Value....       63,172    $  4.644610   $    293,411      0.9%      -40.04%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      208,184    $  4.606304   $    958,963      1.4%      -40.34%      0.00%
  Oncore & Firstar Oncore Xtra.....      108,841    $  4.606304   $    501,356      1.4%      -40.34%      0.00%
  Oncore Lite......................        4,469    $  4.606304   $     20,577      1.4%      -10.08%      0.00%      4/17/01
                                     ------------                 ------------
                                         826,723                  $  6,465,820
                                     ------------                 ------------
MID CAP OPPORTUNITY SUBACCOUNT
2005
  Top I............................        6,768    $ 13.401489   $     90,703      1.1%        8.79%      0.00%
  Top Tradition....................      419,408    $ 23.330098   $  9,784,824      1.1%        8.79%      0.00%
  Top Plus.........................      166,804    $ 23.749133   $  3,961,458      0.9%        9.00%      0.00%
  Investar Vision & Top Spectrum...        4,178    $ 14.840842   $     62,007      1.4%        8.47%      0.00%
  Top Explorer.....................      330,716    $ 23.260264   $  7,692,547      1.3%        8.57%      0.00%
  Oncore & Firstar Oncore Flex.....        4,624    $ 14.729016   $     68,113      1.5%        8.36%      0.00%
  Oncore & Firstar Oncore Value....      316,665    $ 15.414658   $  4,881,277      0.9%        9.00%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      686,907    $ 14.840842   $ 10,194,276      1.4%        8.47%      0.00%
  Oncore & Firstar Oncore Xtra.....      444,679    $ 14.840842   $  6,599,406      1.4%        8.47%      0.00%
  Oncore & Firstar Oncore Lite.....      268,274    $ 14.840842   $  3,981,417      1.4%        8.47%      0.00%
                                     ------------                 ------------
                                       2,649,023                  $ 47,316,028
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
OHIO NATIONAL FUND, INC.: (CONTINUED)
MID CAP OPPORTUNITY SUBACCOUNT (CONTINUED)
2004
  Top I.....................................        7,847    $ 12.318904   $     96,671      1.1%       12.32%      0.00%
  Top Tradition.............................      504,422    $ 21.445455   $ 10,817,556      1.1%       12.32%      0.00%
  Top Plus..................................      225,163    $ 21.787570   $  4,905,745      0.9%       12.54%      0.00%
  Investar Vision & Top Spectrum............        2,983    $ 13.682335   $     40,812      1.4%       11.99%      0.00%
  Top Explorer..............................      382,243    $ 21.423407   $  8,188,955      1.3%       12.10%      0.00%
  Oncore & Firstar Oncore Flex..............        6,433    $ 13.592579   $     87,444      1.5%       11.88%      0.00%
  Oncore & Firstar Oncore Value.............      361,287    $ 14.141487   $  5,109,139      0.9%       12.54%      0.00%
  Oncore & Firstar Oncore Premier...........      780,144    $ 13.682335   $ 10,674,180      1.4%       11.99%      0.00%
  Oncore & Firstar Oncore Xtra..............      498,288    $ 13.682335   $  6,817,744      1.4%       11.99%      0.00%
  Oncore & Firstar Oncore Lite..............      244,454    $ 13.682335   $  3,344,705      1.4%       11.99%      0.00%
                                              ------------                 ------------
                                                3,013,264                  $ 50,082,951
                                              ------------                 ------------
2003
  Top I.....................................        7,168    $ 10.967734   $     78,614      1.1%       44.75%      0.04%
  Top Tradition.............................      582,520    $ 19.093264   $ 11,122,204      1.1%       44.75%      0.04%
  Top Plus..................................      267,784    $ 19.359387   $  5,184,130      0.9%       45.04%      0.04%
  Investar Vision & Top Spectrum............        4,665    $ 12.217876   $     57,000      1.4%       44.32%      0.04%
  Top Explorer..............................      454,152    $ 19.111464   $  8,679,515      1.3%       44.47%      0.04%
  Oncore & Firstar Oncore Flex..............       13,825    $ 12.149723   $    167,969      1.5%       44.18%      0.04%
  Oncore & Firstar Oncore Value.............      299,086    $ 12.565438   $  3,758,150      0.9%       45.04%      0.04%
  Oncore & Firstar Oncore Premier...........      738,274    $ 12.217876   $  9,020,134      1.4%       44.32%      0.04%
  Oncore & Firstar Oncore Xtra..............      387,378    $ 12.217876   $  4,732,941      1.4%       44.32%      0.04%
  Oncore & Firstar Oncore Lite..............       47,347    $ 12.217876   $    578,480      1.4%       44.32%      0.04%
                                              ------------                 ------------
                                                2,802,199                  $ 43,379,137
                                              ------------                 ------------
2002
  Top I.....................................       18,199    $  7.576987   $    137,895      1.1%      -26.44%      0.00%
  Top Tradition.............................      616,115    $ 13.190461   $  8,126,842      1.1%      -26.44%      0.00%
  Top Plus..................................      300,119    $ 13.347926   $  4,005,969      0.9%      -26.29%      0.00%
  Investar Vision & Top Spectrum............        3,301    $  8.465667   $     27,947      1.4%      -26.66%      0.00%
  Top Explorer..............................      522,652    $ 13.229122   $  6,914,227      1.3%      -26.58%      0.00%
  Oncore & Firstar Oncore Flex..............       21,042    $  8.426738   $    177,314      1.5%      -26.73%      0.00%
  Oncore & Firstar Oncore Value.............      294,737    $  8.663624   $  2,553,489      0.9%      -26.29%      0.00%
  Oncore & Firstar Oncore Premier...........      794,097    $  8.465667   $  6,722,556      1.4%      -26.66%      0.00%
  Oncore & Firstar Oncore Xtra..............      376,288    $  8.465667   $  3,185,525      1.4%      -26.66%      0.00%
  Oncore & Firstar Oncore Lite..............       29,735    $  8.465667   $    251,730      1.4%      -26.66%      0.00%
                                              ------------                 ------------
                                                2,976,285                  $ 32,103,494
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
OHIO NATIONAL FUND, INC.: (CONTINUED)
MID CAP OPPORTUNITY SUBACCOUNT (CONTINUED)
2001
  Top I............................       16,457    $ 10.300307   $    169,511      1.1%      -13.79%      1.27%
  Top Tradition....................      694,773    $ 17.931371   $ 12,458,235      1.1%      -13.79%      1.26%
  Top Plus.........................      363,743    $ 18.109480   $  6,587,204      0.9%      -13.61%      1.26%
  Investar Vision & Top Spectrum...        5,613    $ 11.542658   $     64,788      1.4%      -14.04%      1.30%
  Top Explorer.....................      603,213    $ 18.019610   $ 10,869,659      1.3%      -13.96%      1.26%
  Oncore & Firstar Oncore Flex.....       27,193    $ 11.500928   $    312,744      1.5%      -14.13%      1.29%
  Oncore & Firstar Oncore Value....      304,951    $ 11.754163   $  3,584,444      0.9%      -13.61%      1.28%
  Oncore & Firstar Oncore
     Premier.......................      944,476    $ 11.542658   $ 10,901,770      1.4%      -14.04%      1.30%
  Oncore & Firstar Oncore Xtra.....      461,170    $ 11.542658   $  5,323,123      1.4%      -14.04%      1.30%
  Oncore & Firstar Oncore Lite.....       15,551    $ 11.542658   $    179,500      1.4%       -7.94%      1.30%      4/17/01
                                     ------------                 ------------
                                       3,437,140                  $ 50,450,978
                                     ------------                 ------------
S&P 500 INDEX SUBACCOUNT
2005
  Top I............................       11,960    $  9.271844   $    110,888      1.1%        3.33%      1.00%
  Top Tradition....................      722,817    $ 17.402963   $ 12,579,164      1.1%        3.33%      0.94%
  Top Plus.........................      229,126    $ 17.715460   $  4,059,075      0.9%        3.54%      0.92%
  Investar Vision & Top Spectrum...      102,279    $ 11.649395   $  1,191,490      1.4%        3.03%      0.91%
  Top Explorer.....................      619,152    $ 16.703578   $ 10,342,053      1.3%        3.13%      0.93%
  Oncore & Firstar Oncore Flex.....       91,530    $ 11.244364   $  1,029,195      1.5%        2.93%      0.97%
  Oncore & Firstar Oncore Value....      843,939    $ 11.767737   $  9,931,252      0.9%        3.54%      1.20%
  Oncore & Firstar Oncore
     Premier.......................    2,932,440    $ 11.329667   $ 33,223,573      1.4%        3.03%      1.01%
  Oncore & Firstar Oncore Xtra.....    1,774,333    $ 11.329667   $ 20,102,603      1.4%        3.03%      1.01%
  Oncore & Firstar Oncore Lite.....      396,816    $ 11.329667   $  4,495,784      1.4%        3.03%      1.01%
                                     ------------                 ------------
                                       7,724,392                  $ 97,065,077
                                     ------------                 ------------
2004
  Top I............................       13,918    $  8.972855   $    124,882      1.1%        9.10%      1.18%
  Top Tradition....................      865,003    $ 16.841761   $ 14,568,168      1.1%        9.10%      1.06%
  Top Plus.........................      308,745    $ 17.110362   $  5,282,732      0.9%        9.32%      1.01%
  Investar Vision & Top Spectrum...      131,066    $ 11.307096   $  1,481,973      1.4%        8.78%      1.01%
  Top Explorer.....................      749,308    $ 16.196798   $ 12,136,386      1.3%        8.88%      1.08%
  Oncore & Firstar Oncore Flex.....      111,642    $ 10.924689   $  1,219,649      1.5%        8.67%      1.03%
  Oncore & Firstar Oncore Value....      647,913    $ 11.365793   $  7,364,047      0.9%        9.32%      1.14%
  Oncore & Firstar Oncore
     Premier.......................    2,915,101    $ 10.996761   $ 32,056,676      1.4%        8.78%      1.16%
  Oncore & Firstar Oncore Xtra.....    1,900,670    $ 10.996761   $ 20,901,216      1.4%        8.78%      1.16%
  Oncore & Firstar Oncore Lite.....      459,684    $ 10.996761   $  5,055,040      1.4%        8.78%      1.16%
                                     ------------                 ------------
                                       8,103,050                  $100,190,769
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
OHIO NATIONAL FUND, INC.: (CONTINUED)
S&P 500 INDEX SUBACCOUNT (CONTINUED)
2003
  Top I............................       10,513    $  8.224458   $     86,462      1.1%       26.45%      1.15%
  Top Tradition....................      986,495    $ 15.437040   $ 15,228,556      1.1%       26.45%      1.20%
  Top Plus.........................      386,328    $ 15.652148   $  6,046,868      0.9%       26.70%      1.18%
  Investar Vision & Top Spectrum...      160,544    $ 10.394851   $  1,668,828      1.4%       26.08%      1.18%
  Top Explorer.....................      824,604    $ 14.875317   $ 12,266,244      1.3%       26.20%      1.20%
  Oncore & Firstar Oncore Flex.....      129,328    $ 10.053229   $  1,300,164      1.5%       25.95%      1.11%
  Oncore & Firstar Oncore Value....      664,592    $ 10.397150   $  6,909,862      0.9%       26.70%      1.24%
  Oncore & Firstar Oncore
     Premier.......................    2,952,652    $ 10.109565   $ 29,850,032      1.4%       26.08%      1.24%
  Oncore & Firstar Oncore Xtra.....    1,741,329    $ 10.109565   $ 17,604,081      1.4%       26.08%      1.24%
  Oncore & Firstar Oncore Lite.....      313,876    $ 10.109565   $  3,173,153      1.4%       26.08%      1.24%
                                     ------------                 ------------
                                       8,170,261                  $ 94,134,249
                                     ------------                 ------------
2002
  Top I............................       18,843    $  6.504141   $    122,555      1.1%      -23.47%      1.09%
  Top Tradition....................    1,062,848    $ 12.208071   $ 12,975,329      1.1%      -23.47%      1.09%
  Top Plus.........................      454,870    $ 12.353754   $  5,619,351      0.9%      -23.32%      1.08%
  Investar Vision & Top Spectrum...      189,257    $  8.244948   $  1,560,417      1.4%      -23.70%      1.07%
  Top Explorer.....................      888,209    $ 11.787111   $ 10,469,416      1.3%      -23.62%      1.09%
  Oncore & Firstar Oncore Flex.....      243,608    $  7.981824   $  1,944,432      1.5%      -23.77%      1.10%
  Oncore & Firstar Oncore Value....      598,915    $  8.206149   $  4,914,786      0.9%      -23.32%      1.10%
  Oncore & Firstar Oncore
     Premier.......................    2,645,161    $  8.018669   $ 21,210,670      1.4%      -23.70%      1.11%
  Oncore & Firstar Oncore Xtra.....    1,486,199    $  8.018669   $ 11,917,339      1.4%      -23.70%      1.11%
  Oncore & Firstar Oncore Lite.....      128,490    $  8.018669   $  1,030,320      1.4%      -23.70%      1.11%
                                     ------------                 ------------
                                       7,716,400                  $ 71,764,615
                                     ------------                 ------------
2001
  Top I............................       13,014    $  8.499003   $    110,605      1.1%      -14.28%      2.08%
  Top Tradition....................    1,203,210    $ 15.952375   $ 19,194,063      1.1%      -14.28%      2.03%
  Top Plus.........................      568,161    $ 16.110753   $  9,153,499      0.9%      -14.11%      2.03%
  Investar Vision & Top Spectrum...      261,808    $ 10.805793   $  2,829,042      1.4%      -14.53%      2.00%
  Top Explorer.....................    1,009,929    $ 15.432853   $ 15,586,092      1.3%      -14.45%      2.03%
  Oncore & Firstar Oncore Flex.....      267,760    $ 10.471290   $  2,803,792      1.5%      -14.62%      2.02%
  Oncore & Firstar Oncore Value....      662,230    $ 10.701790   $  7,087,049      0.9%      -14.11%      2.06%
  Oncore & Firstar Oncore
     Premier.......................    2,803,334    $ 10.509245   $ 29,460,937      1.4%      -14.53%      2.09%
  Oncore & Firstar Oncore Xtra.....    1,463,282    $ 10.509245   $ 15,377,990      1.4%      -14.53%      2.09%
  Oncore & Firstar Oncore Lite.....       38,672    $ 10.509245   $    406,397      1.4%       -4.95%      2.09%      4/17/01
                                     ------------                 ------------
                                       8,291,400                  $102,009,466
                                     ------------                 ------------
SOCIAL AWARENESS SUBACCOUNT (NOTE
  4)
2002
  Top Tradition....................       20,531    $  5.388262   $    110,627      1.1%      -29.10%      0.00%
  Top Plus.........................       15,048    $  5.452617   $     82,053      0.9%      -28.95%      0.00%
  Top Explorer.....................       50,017    $  5.684032   $    284,294      1.3%      -29.24%      0.00%
                                     ------------                 ------------
                                          85,596                  $    476,974
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
OHIO NATIONAL FUND, INC.: (CONTINUED)
SOCIAL AWARENESS SUBACCOUNT (NOTE 4) (CONTINUED)
2001
  Top Tradition.............................       21,057    $  7.599331   $    160,020      1.1%      -20.66%      0.00%
  Top Plus..................................       16,390    $  7.674852   $    125,794      0.9%      -20.50%      0.00%
  Top Explorer..............................       53,593    $  8.032375   $    430,478      1.3%      -20.82%      0.00%
                                              ------------                 ------------
                                                   91,040                  $    716,292
                                              ------------                 ------------
BLUE CHIP SUBACCOUNT
2005
  Top I.....................................        1,542    $ 10.993372   $     16,951      1.1%        3.60%      0.98%
  Top Tradition.............................       47,952    $ 10.993372   $    527,149      1.1%        3.60%      0.97%
  Top Plus..................................        6,365    $ 11.128423   $     70,836      0.9%        3.80%      0.85%
  Investar Vision & Top Spectrum............        1,769    $ 11.048572   $     19,541      1.4%        3.29%      0.92%
  Top Explorer..............................       28,570    $ 10.860149   $    310,278      1.3%        3.40%      0.86%
  Oncore & Firstar Oncore Flex..............       40,707    $ 10.965373   $    446,372      1.5%        3.19%      0.74%
  Oncore & Firstar Oncore Value.............      111,649    $ 11.475703   $  1,281,246      0.9%        3.80%      0.90%
  Oncore & Firstar Oncore Premier...........      640,038    $ 11.048572   $  7,071,503      1.4%        3.29%      0.92%
  Oncore & Firstar Oncore Xtra..............    1,017,109    $ 11.048572   $ 11,237,605      1.4%        3.29%      0.92%
  Oncore & Firstar Oncore Lite..............      201,599    $ 11.048572   $  2,227,388      1.4%        3.29%      0.92%
                                              ------------                 ------------
                                                2,097,300                  $ 23,208,869
                                              ------------                 ------------
2004
  Top I.....................................        1,542    $ 10.611435   $     16,366      1.1%        8.41%      1.24%
  Top Tradition.............................       50,399    $ 10.611435   $    534,806      1.1%        8.41%      1.26%
  Top Plus..................................        9,015    $ 10.720596   $     96,651      0.9%        8.62%      1.28%
  Investar Vision & Top Spectrum............        5,780    $ 10.696275   $     61,822      1.4%        8.09%      1.40%
  Top Explorer..............................       36,448    $ 10.503505   $    382,829      1.3%        8.19%      1.29%
  Oncore & Firstar Oncore Flex..............       65,506    $ 10.626161   $    696,081      1.5%        7.98%      1.19%
  Oncore & Firstar Oncore Value.............      126,918    $ 11.055144   $  1,403,102      0.9%        8.62%      1.38%
  Oncore & Firstar Oncore Premier...........      779,857    $ 10.696275   $  8,341,568      1.4%        8.09%      1.40%
  Oncore & Firstar Oncore Xtra..............    1,065,624    $ 10.696275   $ 11,398,203      1.4%        8.09%      1.40%
  Oncore & Firstar Oncore Lite..............      212,626    $ 10.696275   $  2,274,301      1.4%        8.09%      1.40%
                                              ------------                 ------------
                                                2,353,715                  $ 25,205,729
                                              ------------                 ------------
2003
  Top I.....................................        1,543    $  9.788494   $     15,100      1.1%       25.21%      1.35%
  Top Tradition.............................       57,233    $  9.788494   $    560,226      1.1%       25.21%      1.37%
  Top Plus..................................        9,843    $  9.869589   $     97,150      0.9%       25.45%      1.45%
  Investar Vision & Top Spectrum............        5,708    $  9.896131   $     56,486      1.4%       24.84%      1.43%
  Top Explorer..............................       36,165    $  9.708148   $    351,100      1.3%       24.96%      1.39%
  Oncore & Firstar Oncore Flex..............       77,873    $  9.840980   $    766,351      1.5%       24.71%      1.52%
  Oncore & Firstar Oncore Value.............      134,460    $ 10.177576   $  1,368,474      0.9%       25.45%      1.40%
  Oncore & Firstar Oncore Premier...........      835,051    $  9.896131   $  8,263,770      1.4%       24.84%      1.43%
  Oncore & Firstar Oncore Xtra..............      970,247    $  9.896131   $  9,601,690      1.4%       24.84%      1.43%
  Oncore & Firstar Oncore Lite..............      160,032    $  9.896131   $  1,583,696      1.4%       24.84%      1.43%
                                              ------------                 ------------
                                                2,288,155                  $ 22,664,043
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
OHIO NATIONAL FUND, INC.: (CONTINUED)
BLUE CHIP SUBACCOUNT (CONTINUED)
2002
  Top I............................        1,543    $  7.817892   $     12,064      1.1%      -20.31%      0.88%
  Top Tradition....................       47,593    $  7.817892   $    372,077      1.1%      -20.31%      0.90%
  Top Plus.........................        2,729    $  7.867097   $     21,472      0.9%      -20.15%      0.80%
  Investar Vision..................          198    $  7.927309   $      1,570      1.4%      -20.54%      0.94%
  Top Explorer.....................       22,003    $  7.769060   $    170,939      1.3%      -20.47%      0.86%
  Oncore Flex......................       25,179    $  7.890890   $    198,687      1.5%      -20.62%      0.93%
  Oncore & Firstar Oncore Value....       76,041    $  8.112600   $    616,891      0.9%      -20.15%      0.89%
  Oncore & Firstar Oncore
     Premier.......................      396,963    $  7.927309   $  3,146,839      1.4%      -20.54%      0.94%
  Oncore & Firstar Oncore Xtra.....      474,853    $  7.927309   $  3,764,310      1.4%      -20.54%      0.94%
  Oncore & Firstar Oncore Lite.....       30,308    $  7.927309   $    240,263      1.4%      -20.54%      0.94%
                                     ------------                 ------------
                                       1,077,410                  $  8,545,112
                                     ------------                 ------------
2001
  Top I............................        1,544    $  9.810085   $     15,142      1.1%       -5.27%      0.33%
  Top Tradition....................       42,464    $  9.810085   $    416,576      1.1%       -5.27%      0.80%
  Top Plus.........................        6,350    $  9.852275   $     62,562      0.9%       -5.08%      0.72%
  Investar Vision..................          198    $  9.976974   $      1,975      1.4%       -5.56%      0.67%
  Top Explorer.....................       29,931    $  9.768135   $    292,374      1.3%       -5.46%      0.69%
  Oncore Flex......................       27,221    $  9.940933   $    270,606      1.5%       -5.65%      0.63%
  Oncore & Firstar Oncore Value....       76,008    $ 10.159728   $    772,224      0.9%       -5.08%      0.60%
  Oncore & Firstar Oncore
     Premier.......................      377,958    $  9.976974   $  3,770,875      1.4%       -5.56%      0.67%
  Oncore & Firstar Oncore Xtra.....      261,426    $  9.976974   $  2,608,236      1.4%       -5.56%      0.67%
  Oncore & Firstar Oncore Lite.....        9,624    $  9.976974   $     96,017      1.4%       -2.03%      0.67%      4/17/01
                                     ------------                 ------------
                                         832,724                  $  8,306,587
                                     ------------                 ------------

EQUITY INCOME SUBACCOUNT (NOTE 4)
2002
  Top Tradition....................       10,408    $  6.447392   $     67,105      1.1%      -21.74%      1.32%
  Top Plus.........................       11,034    $  6.487970   $     71,587      0.9%      -21.58%      1.35%
  Investar Vision & Top Spectrum...        4,484    $  7.194067   $     32,260      1.4%      -21.97%      1.38%
  Top Explorer.....................       10,580    $  6.407080   $     67,786      1.3%      -21.89%      1.26%
  Oncore & Firstar Oncore Flex.....       23,385    $  7.160990   $    167,461      1.5%      -22.05%      1.52%
  Oncore & Firstar Oncore Value....       66,432    $  7.362248   $    489,091      0.9%      -21.58%      1.28%
  Oncore & Firstar Oncore
     Premier.......................      505,254    $  7.194067   $  3,634,836      1.4%      -21.97%      1.38%
  Oncore & Firstar Oncore Xtra.....      399,504    $  7.194067   $  2,874,056      1.4%      -21.97%      1.38%
  Oncore & Firstar Oncore Lite.....       81,631    $  7.194067   $    587,256      1.4%      -21.97%      1.38%
                                     ------------                 ------------
                                       1,112,712                  $  7,991,438
                                     ------------                 ------------
2001
  Top Tradition....................       11,904    $  8.238360   $     98,072      1.1%      -12.79%      1.41%
  Top Plus.........................       11,174    $  8.273785   $     92,450      0.9%      -12.61%      1.37%
  Investar Vision & Top Spectrum...        4,485    $  9.219791   $     41,355      1.4%      -13.05%      1.48%
  Top Explorer.....................       14,443    $  8.203088   $    118,478      1.3%      -12.96%      1.34%
  Oncore & Firstar Oncore Flex.....       13,322    $  9.186470   $    122,384      1.5%      -13.13%      1.36%
  Oncore & Firstar Oncore Value....       90,357    $  9.388717   $    848,338      0.9%      -12.61%      1.37%
  Oncore & Firstar Oncore
     Premier.......................      516,754    $  9.219791   $  4,764,365      1.4%      -13.05%      1.48%
  Oncore & Firstar Oncore Xtra.....      302,814    $  9.219791   $  2,791,873      1.4%      -13.05%      1.48%
  Oncore & Firstar Oncore Lite.....       36,875    $  9.219791   $    339,979      1.4%       -4.10%      1.48%      4/17/01
                                     ------------                 ------------
                                       1,002,128                  $  9,217,294
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
OHIO NATIONAL FUND, INC.: (CONTINUED)
HIGH INCOME BOND SUBACCOUNT
2005
  Top I.....................................        3,303    $ 13.573436   $     44,829      1.1%        1.87%      5.94%
  Top Tradition.............................       41,596    $ 13.573436   $    564,603      1.1%        1.87%      5.49%
  Top Plus..................................       14,685    $ 13.740101   $    201,777      0.9%        2.08%      6.90%
  Investar Vision & Top Spectrum............        5,409    $ 12.901575   $     69,790      1.4%        1.57%      5.38%
  Top Explorer..............................       47,917    $ 13.408981   $    642,521      1.3%        1.67%      5.17%
  Oncore & Firstar Oncore Flex..............       14,409    $ 12.804436   $    184,493      1.5%        1.47%      4.03%
  Oncore & Firstar Oncore Value.............      414,973    $ 13.400215   $  5,560,726      0.9%        2.08%      6.11%
  Oncore & Firstar Oncore Premier...........    1,041,558    $ 12.901575   $ 13,437,733      1.4%        1.57%      5.38%
  Oncore & Firstar Oncore Xtra..............      970,510    $ 12.901575   $ 12,521,108      1.4%        1.57%      5.38%
  Oncore & Firstar Oncore Lite..............      582,304    $ 12.901575   $  7,512,645      1.4%        1.57%      5.38%
                                              ------------                 ------------
                                                3,136,664                  $ 40,740,225
                                              ------------                 ------------
2004
  Top I.....................................        1,470    $ 13.323676   $     19,579      1.1%        9.46%      0.26%
  Top Tradition.............................       31,474    $ 13.323676   $    419,346      1.1%        9.46%      0.32%
  Top Plus..................................        4,357    $ 13.460648   $     58,646      0.9%        9.68%      0.25%
  Investar Vision & Top Spectrum............        5,873    $ 13.682335   $     74,596      1.4%        9.14%      0.36%
  Top Explorer..............................       36,892    $ 13.188188   $    486,542      1.3%        9.25%      0.36%
  Oncore & Firstar Oncore Flex..............       59,855    $ 12.618415   $    755,281      1.5%        9.03%      0.41%
  Oncore & Firstar Oncore Value.............      226,445    $ 13.127684   $  2,972,705      0.9%        9.68%      0.37%
  Oncore & Firstar Oncore Premier...........      859,441    $ 12.701656   $ 10,916,318      1.4%        9.14%      0.36%
  Oncore & Firstar Oncore Xtra..............      843,534    $ 12.701656   $ 10,714,278      1.4%        9.14%      0.36%
  Oncore & Firstar Oncore Lite..............      400,197    $ 12.701656   $  5,083,170      1.4%        9.14%      0.36%
                                              ------------                 ------------
                                                2,469,538                  $ 31,500,461
                                              ------------                 ------------
2003
  Top I.....................................        2,432    $ 12.171803   $     29,597      1.1%       21.45%      8.13%
  Top Tradition.............................       36,128    $ 12.171803   $    439,745      1.1%       21.45%      7.84%
  Top Plus..................................        6,539    $ 12.272560   $     80,249      0.9%       21.69%      7.91%
  Investar Vision & Top Spectrum............        4,594    $ 11.638098   $     53,463      1.4%       21.09%      7.77%
  Top Explorer..............................       27,234    $ 12.071928   $    328,770      1.3%       21.21%      7.72%
  Oncore & Firstar Oncore Flex..............       24,151    $ 11.573251   $    279,506      1.5%       20.97%      8.85%
  Oncore & Firstar Oncore Value.............      203,555    $ 11.968977   $  2,436,345      0.9%       21.69%      7.73%
  Oncore & Firstar Oncore Premier...........      715,211    $ 11.638098   $  8,323,702      1.4%       21.09%      7.77%
  Oncore & Firstar Oncore Xtra..............      658,534    $ 11.638098   $  7,664,084      1.4%       21.09%      7.77%
  Oncore & Firstar Oncore Lite..............      270,586    $ 11.638098   $  3,149,101      1.4%       21.09%      7.77%
                                              ------------                 ------------
                                                1,948,964                  $ 22,784,562
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
OHIO NATIONAL FUND, INC.: (CONTINUED)
HIGH INCOME BOND SUBACCOUNT (CONTINUED)
2002
  Top I............................        2,413    $ 10.021930   $     24,185      1.1%        2.81%      8.93%
  Top Tradition....................       27,079    $ 10.021930   $    271,386      1.1%        2.81%     10.69%
  Top Plus.........................        1,748    $ 10.084932   $     17,629      0.9%        3.02%      9.92%
  Investar Vision & Top Spectrum...          499    $  9.610925   $      4,794      1.4%        2.51%     10.29%
  Top Explorer.....................       26,410    $  9.959353   $    263,031      1.3%        2.61%     10.21%
  Oncore & Firstar Oncore Flex.....       20,238    $  9.566784   $    193,609      1.5%        2.41%      8.52%
  Oncore & Firstar Oncore Value....      165,141    $  9.835460   $  1,624,237      0.9%        3.02%     10.31%
  Oncore & Firstar Oncore
     Premier.......................      681,899    $  9.610925   $  6,553,679      1.4%        2.51%     10.29%
  Oncore & Firstar Oncore Xtra.....      514,987    $  9.610925   $  4,949,498      1.4%        2.51%     10.29%
  Oncore & Firstar Oncore Lite.....      113,924    $  9.610925   $  1,094,914      1.4%        2.51%     10.29%
                                     ------------                 ------------
                                       1,554,338                  $ 14,996,962
                                     ------------                 ------------
2001
  Top Tradition....................       20,599    $  9.747713   $    200,790      1.1%        3.14%     19.40%
  Top Plus.........................        1,024    $  9.789608   $     10,027      0.9%        3.34%     11.62%
  Top Explorer.....................       26,382    $  9.706019   $    256,060      1.3%        2.93%     14.51%
  Oncore & Firstar Oncore Flex.....       19,112    $  9.341858   $    178,542      1.5%        2.73%     14.34%
  Oncore & Firstar Oncore Value....      108,594    $  9.547443   $  1,036,793      0.9%        3.34%     13.05%
  Oncore & Firstar Oncore
     Premier.......................      649,708    $  9.375706   $  6,091,478      1.4%        2.83%     13.19%
  Oncore & Firstar Oncore Xtra.....      276,289    $  9.375706   $  2,590,404      1.4%        2.83%     13.19%
  Oncore & Firstar Oncore Lite.....       24,855    $  9.375706   $    233,030      1.4%        0.40%     13.19%      4/17/01
                                     ------------                 ------------
                                       1,126,563                  $ 10,597,124
                                     ------------                 ------------
CAPITAL GROWTH SUBACCOUNT
2005
  Top I............................        1,564    $  8.375158   $     13,100      1.1%        1.50%      0.00%
  Top Tradition....................       90,457    $  8.375158   $    757,595      1.1%        1.50%      0.00%
  Top Plus.........................       32,916    $  8.478128   $    279,067      0.9%        1.71%      0.00%
  Investar Vision & Top Spectrum...        1,524    $ 17.932886   $     27,328      1.4%        1.21%      0.00%
  Top Explorer.....................       84,338    $  8.273551   $    697,774      1.3%        1.30%      0.00%
  Oncore & Firstar Oncore Flex.....       12,445    $ 17.797778   $    221,501      1.5%        1.11%      0.00%
  Oncore & Firstar Oncore Value....      188,504    $ 18.626477   $  3,511,173      0.9%        1.71%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      440,971    $ 17.932886   $  7,907,886      1.4%        1.21%      0.00%
  Oncore & Firstar Oncore Xtra.....      282,513    $ 17.932886   $  5,066,273      1.4%        1.21%      0.00%
  Oncore & Firstar Oncore Lite.....       67,956    $ 17.932886   $  1,218,619      1.4%        1.21%      0.00%
                                     ------------                 ------------
                                       1,203,188                  $ 19,700,316
                                     ------------                 ------------
2004
  Top I............................        3,935    $  8.251025   $     32,465      1.1%       18.40%      0.00%
  Top Tradition....................      112,136    $  8.251025   $    925,233      1.1%       18.40%      0.00%
  Top Plus.........................       40,287    $  8.335993   $    335,829      0.9%       18.64%      0.00%
  Investar Vision & Top Spectrum...        2,536    $ 17.719361   $     44,942      1.4%       18.05%      0.00%
  Top Explorer.....................      103,206    $  8.166981   $    842,885      1.3%       18.17%      0.00%
  Oncore & Firstar Oncore Flex.....       16,045    $ 17.603150   $    282,451      1.5%       17.93%      0.00%
  Oncore & Firstar Oncore Value....      201,998    $ 18.314193   $  3,699,432      0.9%       18.64%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      460,491    $ 17.719361   $  8,159,614      1.4%       18.05%      0.00%
  Oncore & Firstar Oncore Xtra.....      315,048    $ 17.719361   $  5,582,445      1.4%       18.05%      0.00%
  Oncore & Firstar Oncore Lite.....       61,427    $ 17.719361   $  1,088,440      1.4%       18.05%      0.00%
                                     ------------                 ------------
                                       1,317,109                  $ 20,993,736
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
OHIO NATIONAL FUND, INC.: (CONTINUED)
CAPITAL GROWTH SUBACCOUNT (CONTINUED)
2003
  Top I............................        3,201    $  6.968653   $     22,303      1.1%       38.58%      0.00%
  Top Tradition....................      114,522    $  6.968653   $    798,061      1.1%       38.58%      0.00%
  Top Plus.........................       44,349    $  7.026460   $    311,619      0.9%       38.85%      0.00%
  Investar Vision & Top Spectrum...        2,472    $ 15.009966   $     37,101      1.4%       38.17%      0.00%
  Top Explorer.....................      118,213    $  6.911348   $    817,008      1.3%       38.30%      0.00%
  Oncore & Firstar Oncore Flex.....       21,129    $ 14.926259   $    315,376      1.5%       38.03%      0.00%
  Oncore & Firstar Oncore Value....      216,887    $ 15.437146   $  3,348,118      0.9%       38.85%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      508,996    $ 15.009966   $  7,640,028      1.4%       38.17%      0.00%
  Oncore & Firstar Oncore Xtra.....      328,439    $ 15.009966   $  4,929,855      1.4%       38.17%      0.00%
  Oncore & Firstar Oncore Lite.....      118,677    $ 15.009966   $  1,781,339      1.4%       38.17%      0.00%
                                     ------------                 ------------
                                       1,476,885                  $ 20,000,808
                                     ------------                 ------------
2002
  Top I............................        4,269    $  5.028760   $     21,470      1.1%      -42.69%      0.00%
  Top Tradition....................      139,042    $  5.028760   $    699,211      1.1%      -42.69%      0.00%
  Top Plus.........................       46,297    $  5.060464   $    234,283      0.9%      -42.58%      0.00%
  Investar Vision & Top Spectrum...        2,916    $ 10.863704   $     31,678      1.4%      -42.86%      0.00%
  Top Explorer.....................      123,131    $  4.997266   $    615,320      1.3%      -42.81%      0.00%
  Oncore & Firstar Oncore Flex.....       28,289    $ 10.813744   $    305,906      1.5%      -42.92%      0.00%
  Oncore & Firstar Oncore Value....      226,829    $ 11.117866   $  2,521,851      0.9%      -42.58%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      572,349    $ 10.863704   $  6,217,828      1.4%      -42.86%      0.00%
  Oncore & Firstar Oncore Xtra.....      337,868    $ 10.863704   $  3,670,497      1.4%      -42.86%      0.00%
  Oncore & Firstar Oncore Lite.....      107,337    $ 10.863704   $  1,166,080      1.4%      -42.86%      0.00%
                                     ------------                 ------------
                                       1,588,327                  $ 15,484,124
                                     ------------                 ------------
2001
  Top I............................        3,639    $  8.775196   $     31,931      1.1%      -15.54%      0.00%
  Top Tradition....................      153,164    $  8.775196   $  1,344,048      1.1%      -15.54%      0.00%
  Top Plus.........................       53,979    $  8.812997   $    475,720      0.9%      -15.37%      0.00%
  Investar Vision & Top Spectrum...        4,784    $ 19.013727   $     90,958      1.4%      -15.79%      0.00%
  Top Explorer.....................      125,366    $  8.737578   $  1,095,395      1.3%      -15.71%      0.00%
  Oncore & Firstar Oncore Flex.....       42,695    $ 18.945002   $    808,862      1.5%      -15.88%      0.00%
  Oncore & Firstar Oncore Value....      230,722    $ 19.362240   $  4,467,288      0.9%      -15.37%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      781,423    $ 19.013727   $ 14,857,776      1.4%      -15.79%      0.00%
  Oncore & Firstar Oncore Xtra.....      361,869    $ 19.013727   $  6,880,471      1.4%      -15.79%      0.00%
  Oncore & Firstar Oncore Lite.....       87,098    $ 19.013727   $  1,656,054      1.4%        6.59%      0.00%      4/17/01
                                     ------------                 ------------
                                       1,844,739                  $ 31,708,503
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
OHIO NATIONAL FUND, INC.: (CONTINUED)
NASDAQ-100 INDEX SUBACCOUNT
2005
  Top I.....................................          945    $  3.984706   $      3,764      1.1%        0.33%      0.00%
  Top Tradition.............................      100,761    $  3.984706   $    401,502      1.1%        0.33%      0.00%
  Top Plus..................................       55,705    $  4.029756   $    224,477      0.9%        0.53%      0.00%
  Investar Vision & Top Spectrum............        2,754    $  3.918202   $     10,791      1.4%        0.04%      0.00%
  Top Explorer..............................       92,399    $  3.940267   $    364,075      1.3%        0.14%      0.00%
  Oncore Flex...............................       24,926    $  3.896373   $     97,119      1.5%       -0.06%      0.00%
  Oncore & Firstar Oncore Value.............    1,060,246    $  4.029756   $  4,272,531      0.9%        0.53%      0.00%
  Oncore & Firstar Oncore Premier...........    1,808,807    $  3.918202   $  7,087,271      1.4%        0.04%      0.00%
  Oncore & Firstar Oncore Xtra..............    1,186,324    $  3.918202   $  4,648,258      1.4%        0.04%      0.00%
  Oncore & Firstar Oncore Lite..............    1,562,791    $  3.918202   $  6,123,338      1.4%        0.04%      0.00%
                                              ------------                 ------------
                                                5,895,658                  $ 23,233,126
                                              ------------                 ------------
2004
  Top I.....................................        3,327    $  3.971406   $     13,211      1.1%        8.80%      0.00%
  Top Tradition.............................      134,268    $  3.971406   $    533,233      1.1%        8.80%      0.00%
  Top Plus..................................       67,200    $  4.008381   $    269,365      0.9%        9.02%      0.00%
  Top Spectrum..............................        3,474    $  3.916679   $     13,607      1.4%        8.48%      0.00%
  Top Explorer..............................      122,789    $  3.934857   $    483,157      1.3%        8.59%      0.00%
  Oncore Flex...............................       14,917    $  3.898693   $     58,158      1.5%        8.37%      0.00%
  Oncore & Firstar Oncore Value.............      403,259    $  4.008381   $  1,616,417      0.9%        9.02%      0.00%
  Oncore & Firstar Oncore Premier...........    1,071,195    $  3.916679   $  4,195,521      1.4%        8.48%      0.00%
  Oncore & Firstar Oncore Xtra..............      773,192    $  3.916679   $  3,028,347      1.4%        8.48%      0.00%
  Oncore & Firstar Oncore Lite..............      275,075    $  3.916679   $  1,077,381      1.4%        8.48%      0.00%
                                              ------------                 ------------
                                                2,868,696                  $ 11,288,397
                                              ------------                 ------------
2003
  Top I.....................................       17,203    $  3.650175   $     62,795      1.1%       46.26%      0.00%
  Top Tradition.............................      140,108    $  3.650175   $    511,418      1.1%       46.26%      0.00%
  Top Plus..................................       69,975    $  3.676860   $    257,287      0.9%       46.54%      0.00%
  Top Spectrum..............................        5,090    $  3.610591   $     18,379      1.4%       45.82%      0.00%
  Top Explorer..............................      149,069    $  3.623755   $    540,189      1.3%       45.97%      0.00%
  Oncore & Firstar Oncore Flex..............       49,395    $  3.597556   $    177,700      1.5%       45.68%      0.00%
  Oncore & Firstar Oncore Value.............      276,066    $  3.676860   $  1,015,058      0.9%       46.54%      0.00%
  Oncore & Firstar Oncore Premier...........      950,712    $  3.610591   $  3,432,633      1.4%       45.82%      0.00%
  Oncore & Firstar Oncore Xtra..............      820,115    $  3.610591   $  2,961,099      1.4%       45.82%      0.00%
  Oncore & Firstar Oncore Lite..............      195,929    $  3.610591   $    707,418      1.4%       45.82%      0.00%
                                              ------------                 ------------
                                                2,673,662                  $  9,683,976
                                              ------------                 ------------
2002
  Top I.....................................       18,145    $  2.495758   $     45,286      1.1%      -38.02%      0.00%
  Top Tradition.............................       86,697    $  2.495758   $    216,374      1.1%      -38.02%      0.00%
  Top Plus..................................       74,774    $  2.509045   $    187,611      0.9%      -37.89%      0.00%
  Top Spectrum..............................        6,071    $  2.476013   $     15,031      1.4%      -38.20%      0.00%
  Top Explorer..............................      133,298    $  2.482587   $    330,924      1.3%      -38.14%      0.00%
  Oncore & Firstar Oncore Flex..............      103,807    $  2.469492   $    256,351      1.5%      -38.26%      0.00%
  Oncore & Firstar Oncore Value.............      192,327    $  2.509045   $    482,558      0.9%      -37.89%      0.00%
  Oncore & Firstar Oncore Premier...........      534,845    $  2.476013   $  1,324,285      1.4%      -38.20%      0.00%
  Oncore & Firstar Oncore Xtra..............      673,042    $  2.476013   $  1,666,460      1.4%      -38.20%      0.00%
  Oncore & Firstar Oncore Lite..............       90,603    $  2.476013   $    224,334      1.4%      -38.20%      0.00%
                                              ------------                 ------------
                                                1,913,609                  $  4,749,214
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
OHIO NATIONAL FUND, INC.: (CONTINUED)
NASDAQ-100 INDEX SUBACCOUNT (CONTINUED)
2001
  Top I............................       10,989    $  4.026481   $     44,247      1.1%      -33.39%      0.00%
  Top Tradition....................       69,922    $  4.026481   $    281,541      1.1%      -33.39%      0.00%
  Top Plus.........................       67,348    $  4.039873   $    272,079      0.9%      -33.26%      0.00%
  Top Spectrum.....................        1,804    $  4.006520   $      7,229      1.4%      -33.59%      0.00%
  Top Explorer.....................      105,192    $  4.013175   $    422,155      1.3%      -33.52%      0.00%
  Oncore & Firstar Oncore Flex.....       65,240    $  3.999920   $    260,956      1.5%      -33.66%      0.00%
  Oncore Value.....................      105,531    $  4.039873   $    426,331      0.9%      -33.26%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      441,286    $  4.006520   $  1,768,017      1.4%      -33.59%      0.00%
  Oncore & Firstar Oncore Xtra.....      514,531    $  4.006520   $  2,061,476      1.4%      -33.59%      0.00%
  Oncore & Firstar Oncore Lite.....       47,945    $  4.006520   $    192,093      1.4%       -6.22%      0.00%      4/17/01
                                     ------------                 ------------
                                       1,429,788                  $  5,736,124
                                     ------------                 ------------
BRISTOL SUBACCOUNT
2005
  Top I............................          308    $ 10.321480   $      3,176      1.1%        3.21%      0.00%      11/2/05
  Top Tradition....................        8,423    $ 12.232704   $    103,034      1.1%       10.81%      0.00%
  Top Plus.........................       11,409    $ 12.321848   $    140,579      0.9%       11.03%      0.00%
  Investar Vision & Top Spectrum...        1,050    $ 10.316620   $     10,837      1.4%        3.17%      0.00%      11/2/05
  Top Explorer.....................       37,724    $ 12.144310   $    458,133      1.3%       10.59%      0.00%
  Oncore & Firstar Oncore Flex.....        4,281    $ 12.056721   $     51,617      1.5%       10.38%      0.00%
  Oncore & Firstar Oncore Value....      381,338    $ 12.321848   $  4,698,786      0.9%       11.03%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      514,265    $ 12.100392   $  6,222,814      1.4%       10.49%      0.00%
  Oncore & Firstar Oncore Xtra.....      397,514    $ 12.100392   $  4,810,070      1.4%       10.49%      0.00%
  Oncore & Firstar Oncore Lite.....      685,688    $ 12.100392   $  8,297,090      1.4%       10.49%      0.00%
                                     ------------                 ------------
                                       2,042,000                  $ 24,796,136
                                     ------------                 ------------
2004
  Top Tradition....................        6,694    $ 11.039073   $     73,896      1.1%        7.44%      0.90%
  Top Plus.........................       12,814    $ 11.097582   $    142,201      0.9%        7.65%      0.95%
  Top Explorer.....................       37,425    $ 10.980911   $    410,958      1.3%        7.23%      1.09%
  Oncore Flex......................          635    $ 10.923170   $      6,941      1.5%        7.01%      1.06%
  Oncore & Firstar Oncore Value....       12,661    $ 11.097582   $    140,506      0.9%        7.65%      1.33%
  Oncore & Firstar Oncore
     Premier.......................       40,686    $ 10.951971   $    445,597      1.4%        7.12%      1.12%
  Oncore & Firstar Oncore Xtra.....       44,385    $ 10.951971   $    486,099      1.4%        7.12%      1.12%
  Oncore Lite......................        4,790    $ 10.951971   $     52,464      1.4%        7.12%      1.12%
                                     ------------                 ------------
                                         160,090                  $  1,758,662
                                     ------------                 ------------
2003
  Top Tradition....................        6,755    $ 10.274749   $     69,401      1.1%       31.02%      0.48%
  Top Plus.........................        8,601    $ 10.308725   $     88,661      0.9%       31.28%      0.46%
  Top Explorer.....................       34,505    $ 10.240892   $    353,366      1.3%       30.76%      0.59%
  Oncore Flex......................          637    $ 10.207211   $      6,498      1.5%       30.50%      1.52%
  Oncore Value.....................        9,401    $ 10.308725   $     96,912      0.9%       31.28%      0.33%
  Oncore Premier...................       41,234    $ 10.224018   $    421,579      1.4%       30.63%      0.78%
  Oncore & Firstar Oncore Xtra.....       31,261    $ 10.224018   $    319,617      1.4%       30.63%      0.78%
  Oncore Lite......................        1,368    $ 10.224018   $     13,986      1.4%       30.63%      0.78%
                                     ------------                 ------------
                                         133,762                  $  1,370,020
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
OHIO NATIONAL FUND, INC.: (CONTINUED)
BRISTOL SUBACCOUNT (CONTINUED)
2002
  Top Tradition....................        2,114    $  7.842290   $     16,579      1.1%      -21.58%      0.00%       5/1/02
  Top Plus.........................        4,625    $  7.852697   $     36,321      0.9%      -21.47%      0.00%       5/1/02
  Top Explorer.....................       15,474    $  7.831903   $    121,193      1.3%      -21.68%      0.00%       5/1/02
  Oncore Value.....................        9,173    $  7.852697   $     72,037      0.9%      -21.47%      0.00%       5/1/02
  Oncore Premier...................        5,413    $  7.826725   $     42,360      1.4%      -21.73%      0.00%       5/1/02
  Oncore Xtra......................        5,313    $  7.826725   $     41,582      1.4%      -21.73%      0.00%       5/1/02
  Oncore Lite......................          576    $  7.826725   $      4,507      1.4%      -21.73%      0.00%       5/1/02
                                     ------------                 ------------
                                          42,688                  $    334,579
                                     ------------                 ------------
BRYTON GROWTH SUBACCOUNT
2005
  Top Tradition....................        7,262    $ 10.050205   $     72,989      1.1%        3.17%      0.02%
  Top Plus.........................        6,105    $ 10.123465   $     61,800      0.9%        3.38%      0.02%
  Top Explorer.....................       12,938    $  9.977577   $    129,087      1.3%        2.97%      0.02%
  Oncore Flex......................          570    $  9.905614   $      5,651      1.5%        2.77%      0.02%
  Oncore & Firstar Oncore Value....      165,846    $ 10.123465   $  1,678,940      0.9%        3.38%      0.03%
  Oncore & Firstar Oncore
     Premier.......................      200,956    $  9.941498   $  1,997,807      1.4%        2.87%      0.03%
  Oncore & Firstar Oncore Xtra.....      199,913    $  9.941498   $  1,987,435      1.4%        2.87%      0.03%
  Oncore & Firstar Oncore Lite.....      279,045    $  9.941498   $  2,774,112      1.4%        2.87%      0.03%
                                     ------------                 ------------
                                         872,635                  $  8,707,821
                                     ------------                 ------------
2004
  Top Tradition....................        9,643    $  9.741115   $     93,929      1.1%        6.33%      0.00%
  Top Plus.........................       11,068    $  9.792756   $    108,383      0.9%        6.54%      0.00%
  Top Explorer.....................       24,711    $  9.689786   $    239,446      1.3%        6.12%      0.00%
  Oncore Flex......................          142    $  9.638831   $      1,372      1.5%        5.91%      0.00%
  Oncore Value.....................       20,773    $  9.792756   $    203,422      0.9%        6.54%      0.00%
  Oncore Premier...................       42,009    $  9.664253   $    405,985      1.4%        6.01%      0.00%
  Oncore & Firstar Oncore Xtra.....       76,016    $  9.664253   $    734,640      1.4%        6.01%      0.00%
  Oncore Lite......................        3,324    $  9.664253   $     32,123      1.4%        6.01%      0.00%
                                     ------------                 ------------
                                         187,686                  $  1,819,300
                                     ------------                 ------------
2003
  Top Tradition....................       13,953    $  9.161204   $    127,830      1.1%       34.14%      0.00%
  Top Plus.........................        9,615    $  9.191509   $     88,378      0.9%       34.40%      0.00%
  Top Explorer.....................       24,726    $  9.131024   $    225,776      1.3%       33.87%      0.00%
  Oncore Value.....................       14,798    $  9.191509   $    136,013      0.9%       34.40%      0.00%
  Oncore Premier...................       40,264    $  9.115981   $    367,051      1.4%       33.74%      0.00%
  Oncore Xtra......................       45,266    $  9.115981   $    412,642      1.4%       33.74%      0.00%
  Oncore Lite......................        2,113    $  9.115981   $     19,259      1.4%       33.74%      0.00%
                                     ------------                 ------------
                                         150,735                  $  1,376,949
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
OHIO NATIONAL FUND, INC.: (CONTINUED)
BRYTON GROWTH SUBACCOUNT (CONTINUED)
2002
  Top Tradition....................        3,554    $  6.829705   $     24,272      1.1%      -31.70%      0.00%       5/1/02
  Top Plus.........................        7,090    $  6.838775   $     48,485      0.9%      -31.61%      0.00%       5/1/02
  Top Explorer.....................       14,319    $  6.820655   $     97,662      1.3%      -31.79%      0.00%       5/1/02
  Oncore Value.....................        9,188    $  6.838775   $     62,838      0.9%      -31.61%      0.00%       5/1/02
  Oncore Premier...................       18,551    $  6.816137   $    126,448      1.4%      -31.84%      0.00%       5/1/02
  Oncore Xtra......................        6,525    $  6.816137   $     44,475      1.4%      -31.84%      0.00%       5/1/02
  Oncore Lite......................          690    $  6.816137   $      4,702      1.4%      -31.84%      0.00%       5/1/02
                                     ------------                 ------------
                                          59,917                  $    408,882
                                     ------------                 ------------
U.S. EQUITY SUBACCOUNT
2005
  Oncore Flex......................          360    $ 12.419343   $      4,467      1.5%        7.11%      0.00%
  Oncore Value.....................       72,503    $ 12.542147   $    909,348      0.9%        7.74%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      356,148    $ 12.439661   $  4,430,357      1.4%        7.21%      0.00%
  Oncore & Firstar Oncore Xtra.....      165,953    $ 12.439661   $  2,064,401      1.4%        7.21%      0.00%
  Oncore Lite......................      388,993    $ 12.439661   $  4,838,937      1.4%        7.21%      0.00%
                                     ------------                 ------------
                                         983,957                  $ 12,247,510
                                     ------------                 ------------
2004
  Oncore Flex......................        3,337    $ 11.595024   $     38,690      1.5%       15.95%      0.00%       5/3/04
  Oncore Value.....................       28,484    $ 11.640680   $    331,579      0.9%       16.41%      0.00%       5/3/04
  Oncore & Firstar Oncore
     Premier.......................      190,848    $ 11.602603   $  2,214,332      1.4%       16.03%      0.00%       5/3/04
  Oncore & Firstar Oncore Xtra.....       59,312    $ 11.602603   $    688,173      1.4%       16.03%      0.00%       5/3/04
  Oncore Lite......................      123,625    $ 11.602603   $  1,434,373      1.4%       16.03%      0.00%       5/3/04
                                     ------------                 ------------
                                         405,606                  $  4,707,147
                                     ------------                 ------------
BALANCED SUBACCOUNT
2005
  Oncore Flex......................          724    $ 11.437239   $      8,276      1.5%        1.95%      0.35%
  Oncore Value.....................       30,508    $ 11.550361   $    352,384      0.9%        2.55%      0.29%
  Oncore & Firstar Oncore
     Premier.......................       62,832    $ 11.455950   $    719,798      1.4%        2.05%      0.28%
  Oncore Xtra......................      100,685    $ 11.455950   $  1,153,443      1.4%        2.05%      0.28%
  Oncore Lite......................      161,631    $ 11.455950   $  1,851,642      1.4%        2.05%      0.28%
                                     ------------                 ------------
                                         356,380                  $  4,085,543
                                     ------------                 ------------
2004
  Oncore Flex......................          178    $ 11.218760   $      1,998      1.5%       12.19%      0.00%       5/3/04
  Oncore Value.....................        7,633    $ 11.262923   $     85,969      0.9%       12.63%      0.00%       5/3/04
  Oncore & Firstar Oncore
     Premier.......................       28,154    $ 11.226079   $    316,065      1.4%       12.26%      0.00%       5/3/04
  Oncore Xtra......................       53,809    $ 11.226079   $    604,060      1.4%       12.26%      0.00%       5/3/04
  Oncore Lite......................       58,596    $ 11.226079   $    657,805      1.4%       12.26%      0.00%       5/3/04
                                     ------------                 ------------
                                         148,370                  $  1,665,897
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
OHIO NATIONAL FUND, INC.: (CONTINUED)
COVERED CALL SUBACCOUNT
2005
  Top Plus.........................          196    $ 10.235413   $      2,006      0.9%        2.35%      0.00%      11/2/05
  Oncore Flex......................        4,917    $ 10.799790   $     53,100      1.5%        1.46%      0.00%
  Oncore Value.....................       66,981    $ 10.906590   $    730,530      0.9%        2.06%      0.00%
  Oncore & Firstar Oncore
     Premier.......................       65,416    $ 10.817466   $    707,632      1.4%        1.56%      0.00%
  Oncore & Firstar Oncore Xtra.....       73,699    $ 10.817466   $    797,232      1.4%        1.56%      0.00%
  Oncore & Firstar Oncore Lite.....      167,931    $ 10.817466   $  1,816,602      1.4%        1.56%      0.00%
                                     ------------                 ------------
                                         379,140                  $  4,107,102
                                     ------------                 ------------
2004
  Oncore Flex......................        3,003    $ 10.644429   $     31,962      1.5%        6.44%      0.00%       5/3/04
  Oncore Value.....................       28,221    $ 10.686342   $    301,580      0.9%        6.86%      0.00%       5/3/04
  Oncore & Firstar Oncore
     Premier.......................       11,817    $ 10.651383   $    125,872      1.4%        6.51%      0.00%       5/3/04
  Oncore & Firstar Oncore Xtra.....       63,366    $ 10.651383   $    674,940      1.4%        6.51%      0.00%       5/3/04
  Oncore & Firstar Oncore Lite.....       77,546    $ 10.651383   $    825,967      1.4%        6.51%      0.00%       5/3/04
                                     ------------                 ------------
                                         183,953                  $  1,960,321
                                     ------------                 ------------
TARGET VIP SUBACCOUNT
2005
  Top Tradition....................          254    $ 10.122377   $      2,572      1.1%        1.22%      0.00%      11/2/05
  Oncore Flex......................       75,791    $ 10.116026   $    766,705      1.5%        1.16%      0.00%      11/2/05
  Oncore Value.....................        3,605    $ 10.125566   $     36,505      0.9%        1.26%      0.00%      11/2/05
  Oncore Premier...................        1,731    $ 10.117607   $     17,516      1.4%        1.18%      0.00%      11/2/05
  Oncore Xtra......................        7,135    $ 10.117607   $     72,193      1.4%        1.18%      0.00%      11/2/05
  Oncore Lite......................       51,678    $ 10.117607   $    522,847      1.4%        1.18%      0.00%      11/2/05
                                     ------------                 ------------
                                         140,194                  $  1,418,338
                                     ------------                 ------------
TARGET EQUITY/INCOME SUBACCOUNT
2005
  Top Tradition....................        2,020    $ 10.112390   $     20,429      1.1%        1.12%      0.00%      11/2/05
  Oncore Flex......................       75,000    $ 10.106042   $    757,953      1.5%        1.06%      0.00%      11/2/05
  Oncore Value.....................       30,860    $ 10.115577   $    312,169      0.9%        1.16%      0.00%      11/2/05
  Oncore Premier...................      139,489    $ 10.107627   $  1,409,904      1.4%        1.08%      0.00%      11/2/05
  Oncore Xtra......................        6,746    $ 10.107627   $     68,186      1.4%        1.08%      0.00%      11/2/05
  Oncore Lite......................       98,317    $ 10.107627   $    993,746      1.4%        1.08%      0.00%      11/2/05
                                     ------------                 ------------
                                         352,432                  $  3,562,387
                                     ------------                 ------------
DOW TARGET 10 PORTFOLIOS (NOTE 4):
FIRST QUARTER SUBACCOUNT
2005
  Top Tradition....................          555    $ 10.122592   $      5,617      1.1%       -7.24%      0.00%
  Top Plus.........................          491    $ 10.243391   $      5,032      0.9%       -7.06%      0.00%
  Top Explorer.....................        1,096    $ 10.003354   $     10,959      1.3%       -7.43%      0.00%
  Oncore Flex......................        6,493    $  9.867028   $     64,064      1.5%       -7.61%      0.00%
  Oncore & Firstar Oncore Value....       24,235    $ 10.284567   $    249,245      0.9%       -7.06%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      133,633    $  9.935236   $  1,327,671      1.4%       -7.52%      0.00%
  Oncore & Firstar Oncore Xtra.....       35,345    $  9.935236   $    351,160      1.4%       -7.52%      0.00%
  Oncore Lite......................       18,854    $  9.935236   $    187,336      1.4%       -7.52%      0.00%
                                     ------------                 ------------
                                         220,702                  $  2,201,084
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
DOW TARGET 10 PORTFOLIOS (NOTE 4): (CONTINUED)
FIRST QUARTER SUBACCOUNT (CONTINUED)
2004
  Top Tradition.............................        1,889    $ 10.913089   $     20,610      1.1%        2.09%      0.00%
  Top Plus..................................          491    $ 11.021522   $      5,414      0.9%        2.29%      0.00%
  Top Explorer..............................          941    $ 10.805814   $     10,165      1.3%        1.88%      0.00%
  Oncore Flex...............................       23,583    $ 10.679548   $    251,858      1.5%        1.68%      0.00%
  Oncore & Firstar Oncore Value.............       31,655    $ 11.065824   $    350,294      0.9%        2.29%      0.00%
  Oncore & Firstar Oncore Premier...........      144,729    $ 10.742820   $  1,554,795      1.4%        1.78%      0.00%
  Oncore & Firstar Oncore Xtra..............       39,970    $ 10.742820   $    429,386      1.4%        1.78%      0.00%
  Oncore Lite...............................       15,564    $ 10.742820   $    167,202      1.4%        1.78%      0.00%
                                              ------------                 ------------
                                                  258,822                  $  2,789,724
                                              ------------                 ------------
2003
  Top Tradition.............................        1,589    $ 10.689982   $     16,981      1.1%       23.88%      3.26%
  Top Explorer..............................        3,025    $ 10.605901   $     32,086      1.3%       23.64%      3.25%
  Oncore Flex...............................       28,325    $ 10.502718   $    297,487      1.5%       23.40%      3.25%
  Oncore & Firstar Oncore Value.............       37,842    $ 10.818103   $    409,382      0.9%       24.13%      3.10%
  Oncore & Firstar Oncore Premier...........      153,537    $ 10.554517   $  1,620,518      1.4%       23.52%      3.18%
  Oncore & Firstar Oncore Xtra..............       27,667    $ 10.554517   $    292,010      1.4%       23.52%      3.18%
  Oncore Lite...............................        7,386    $ 10.554517   $     77,951      1.4%       23.52%      3.18%
                                              ------------                 ------------
                                                  259,371                  $  2,746,415
                                              ------------                 ------------
2002
  Top Tradition.............................           63    $  8.628992   $        540      1.1%      -11.72%      2.01%
  Top Explorer..............................          112    $  8.578048   $        964      1.3%      -11.89%      3.15%
  Oncore Flex...............................          492    $  8.511345   $      4,191      1.5%      -12.07%      2.89%
  Oncore & Firstar Oncore Value.............       14,343    $  8.715175   $    125,005      0.9%      -11.54%      2.74%
  Oncore & Firstar Oncore Premier...........       25,594    $  8.544896   $    218,690      1.4%      -11.98%      2.93%
  Oncore & Firstar Oncore Xtra..............        2,225    $  8.544896   $     19,015      1.4%      -11.98%      2.93%
  Oncore Lite...............................          933    $  8.544896   $      7,972      1.4%      -11.98%      2.93%
                                              ------------                 ------------
                                                   43,762                  $    376,377
                                              ------------                 ------------
2001
  Top Tradition.............................          264    $  9.774322   $      2,576      1.1%       -4.57%      1.67%
  Top Explorer..............................           48    $  9.735872   $        467      1.3%       -4.76%      1.65%
  Oncore Flex...............................          725    $  9.679279   $      7,020      1.5%       -4.95%      1.64%
  Oncore & Firstar Oncore Value.............       24,143    $  9.852414   $    237,865      0.9%       -4.38%      1.65%
  Oncore & Firstar Oncore Premier...........       29,963    $  9.707846   $    290,888      1.4%       -4.86%      1.62%
  Oncore & Firstar Oncore Xtra..............          733    $  9.707846   $      7,112      1.4%       -4.86%      1.62%
                                              ------------                 ------------
                                                   55,876                  $    545,928
                                              ------------                 ------------
SECOND QUARTER SUBACCOUNT
2005
  Top Tradition.............................          162    $ 12.157413   $      1,965      1.1%       -3.67%      0.00%
  Top Explorer..............................        2,151    $ 12.020151   $     25,861      1.3%       -3.86%      0.00%
  Oncore Flex...............................          496    $ 11.102141   $      5,505      1.5%       -4.05%      0.00%
  Oncore & Firstar Oncore Value.............       31,140    $ 11.555629   $    359,844      0.9%       -3.48%      0.00%
  Oncore & Firstar Oncore Premier...........      134,973    $ 11.176238   $  1,508,487      1.4%       -3.95%      0.00%
  Oncore & Firstar Oncore Xtra..............       75,262    $ 11.176238   $    841,146      1.4%       -3.95%      0.00%
  Oncore & Firstar Oncore Lite..............       21,012    $ 11.176238   $    234,832      1.4%       -3.95%      0.00%
                                              ------------                 ------------
                                                  265,196                  $  2,977,640
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
DOW TARGET 10 PORTFOLIOS (NOTE 4): (CONTINUED)
SECOND QUARTER SUBACCOUNT (CONTINUED)
2004
  Top Tradition.............................          467    $ 12.620548   $      5,888      1.1%        0.82%      0.00%
  Top Explorer..............................        2,155    $ 12.502660   $     26,938      1.3%        0.62%      0.00%
  Oncore Flex...............................        1,299    $ 11.570552   $     15,026      1.5%        0.42%      0.00%
  Oncore & Firstar Oncore Value.............       30,100    $ 11.972150   $    360,360      0.9%        1.02%      0.00%
  Oncore & Firstar Oncore Premier...........      155,610    $ 11.636337   $  1,810,745      1.4%        0.52%      0.00%
  Oncore & Firstar Oncore Xtra..............       65,873    $ 11.636337   $    766,526      1.4%        0.52%      0.00%
  Oncore & Firstar Oncore Lite..............       13,728    $ 11.636337   $    159,745      1.4%        0.52%      0.00%
                                              ------------                 ------------
                                                  269,232                  $  3,145,228
                                              ------------                 ------------
2003
  Top Tradition.............................          385    $ 12.518333   $      4,821      1.1%       26.97%      2.80%
  Top Explorer..............................        2,252    $ 12.426010   $     27,989      1.3%       26.72%      2.93%
  Oncore Flex...............................        1,446    $ 11.522391   $     16,665      1.5%       26.47%      2.72%
  Oncore & Firstar Oncore Value.............       30,998    $ 11.851641   $    367,382      0.9%       27.22%      2.76%
  Oncore & Firstar Oncore Premier...........      165,780    $ 11.576462   $  1,919,135      1.4%       26.59%      2.89%
  Oncore & Firstar Oncore Xtra..............       79,238    $ 11.576462   $    917,292      1.4%       26.59%      2.89%
  Oncore Lite...............................        8,352    $ 11.576462   $     96,691      1.4%       26.59%      2.89%
                                              ------------                 ------------
                                                  288,451                  $  3,349,975
                                              ------------                 ------------
2002
  Top Tradition.............................            3    $  9.859315   $         32      1.1%       -7.63%      2.06%
  Top Explorer..............................          263    $  9.805947   $      2,577      1.3%       -7.81%      2.12%
  Oncore Flex...............................          923    $  9.110784   $      8,409      1.5%       -7.99%      3.01%
  Oncore & Firstar Oncore Value.............       12,414    $  9.315805   $    115,643      0.9%       -7.44%      4.21%
  Oncore & Firstar Oncore Premier...........       62,170    $  9.144547   $    568,521      1.4%       -7.90%      4.39%
  Oncore & Firstar Oncore Xtra..............        3,466    $  9.144547   $     31,698      1.4%       -7.90%      4.39%
  Oncore Lite...............................          516    $  9.144547   $      4,719      1.4%       -7.90%      4.39%
                                              ------------                 ------------
                                                   79,755                  $    731,599
                                              ------------                 ------------
2001
  Top Explorer..............................          101    $ 10.636662   $      1,078      1.3%       -3.36%      1.88%
  Oncore Flex...............................        1,455    $  9.902143   $     14,403      1.5%       -3.55%      1.78%
  Oncore & Firstar Oncore Value.............       22,941    $ 10.065069   $    230,906      0.9%       -2.97%      1.79%
  Oncore & Firstar Oncore Premier...........      100,471    $  9.929047   $    997,570      1.4%       -3.45%      1.77%
  Oncore & Firstar Oncore Xtra..............        1,239    $  9.929047   $     12,307      1.4%       -3.45%      1.77%
                                              ------------                 ------------
                                                  126,207                  $  1,256,264
                                              ------------                 ------------
THIRD QUARTER SUBACCOUNT
2005
  Top Tradition.............................        1,612    $ 11.849075   $     19,107      1.1%       -6.45%      0.00%
  Top Explorer..............................        7,558    $ 11.721071   $     88,583      1.3%       -6.63%      0.00%
  Oncore & Firstar Oncore Flex..............       11,590    $  9.072397   $    105,145      1.5%       -6.82%      0.00%
  Oncore & Firstar Oncore Value.............       78,645    $  9.429101   $    741,553      0.9%       -6.26%      0.00%
  Oncore & Firstar Oncore Premier...........      131,028    $  9.130719   $  1,196,378      1.4%       -6.72%      0.00%
  Oncore & Firstar Oncore Xtra..............       42,047    $  9.130719   $    383,924      1.4%       -6.72%      0.00%
  Oncore Lite...............................       38,720    $  9.130719   $    353,540      1.4%       -6.72%      0.00%
                                              ------------                 ------------
                                                  311,200                  $  2,888,230
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
DOW TARGET 10 PORTFOLIOS (NOTE 4): (CONTINUED)
THIRD QUARTER SUBACCOUNT (CONTINUED)
2004
  Top Tradition.............................        2,487    $ 12.665868   $     31,496      1.1%        2.21%      0.00%
  Top Explorer..............................        8,719    $ 12.553757   $    109,462      1.3%        2.01%      0.00%
  Oncore & Firstar Oncore Flex..............       11,626    $  9.736068   $    113,189      1.5%        1.81%      0.00%
  Oncore & Firstar Oncore Value.............       74,755    $ 10.059185   $    751,972      0.9%        2.42%      0.00%
  Oncore & Firstar Oncore Premier...........      155,269    $  9.789027   $  1,519,938      1.4%        1.91%      0.00%
  Oncore & Firstar Oncore Xtra..............       46,071    $  9.789027   $    450,986      1.4%        1.91%      0.00%
  Oncore Lite...............................       30,819    $  9.789027   $    301,687      1.4%        1.91%      0.00%
                                              ------------                 ------------
                                                  329,746                  $  3,278,730
                                              ------------                 ------------
2003
  Top Tradition.............................        2,474    $ 12.391628   $     30,659      1.1%       23.11%      3.07%
  Top Explorer..............................        8,658    $ 12.306306   $    106,552      1.3%       22.87%      2.02%
  Oncore & Firstar Oncore Flex..............       11,291    $  9.563072   $    107,974      1.5%       22.63%      3.19%
  Oncore & Firstar Oncore Value.............       63,987    $  9.821865   $    628,468      0.9%       23.36%      3.04%
  Oncore & Firstar Oncore Premier...........      169,253    $  9.605588   $  1,625,778      1.4%       22.75%      2.93%
  Oncore & Firstar Oncore Xtra..............       56,680    $  9.605588   $    544,440      1.4%       22.75%      3.03%
  Oncore Lite...............................       16,272    $  9.605588   $    156,305      1.4%       22.75%      3.03%
                                              ------------                 ------------
                                                  328,615                  $  3,200,176
                                              ------------                 ------------
2002
  Top Tradition.............................          688    $ 10.065103   $      6,925      1.1%       -9.51%      3.19%
  Top Plus..................................        1,160    $ 10.114945   $     11,732      0.9%       -9.34%      1.70%
  Top Explorer..............................          192    $ 10.015563   $      1,927      1.3%       -9.69%      2.57%
  Oncore Flex...............................          338    $  7.798307   $      2,637      1.5%       -9.87%      2.40%
  Oncore & Firstar Oncore Value.............       35,258    $  7.962073   $    280,727      0.9%       -9.34%      2.50%
  Oncore & Firstar Oncore Premier...........       68,176    $  7.825283   $    533,493      1.4%       -9.78%      2.45%
  Oncore & Firstar Oncore Xtra..............       16,111    $  7.825283   $    126,075      1.4%       -9.78%      2.45%
  Oncore Lite...............................        1,289    $  7.825283   $     10,087      1.4%       -9.78%      2.45%
                                              ------------                 ------------
                                                  123,212                  $    973,603
                                              ------------                 ------------
2001
  Top Tradition.............................          166    $ 11.123504   $      1,848      1.1%       -4.43%      1.82%
  Top Explorer..............................          153    $ 11.090680   $      1,692      1.3%       -4.62%      1.65%
  Oncore Flex...............................          455    $  8.652487   $      3,940      1.5%       -4.81%      0.93%
  Oncore & Firstar Oncore Value.............       32,826    $  8.781917   $    288,271      0.9%       -4.24%      1.59%
  Oncore & Firstar Oncore Premier...........       80,730    $  8.673860   $    700,246      1.4%       -4.71%      1.58%
  Oncore & Firstar Oncore Xtra..............        9,709    $  8.673860   $     84,212      1.4%       -4.71%      1.58%
                                              ------------                 ------------
                                                  124,039                  $  1,080,209
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
DOW TARGET 10 PORTFOLIOS (NOTE 4): (CONTINUED)
FOURTH QUARTER SUBACCOUNT
2005
  Top Tradition.............................          944    $ 12.230451   $     11,542      1.1%       -5.54%      0.00%
  Top Plus..................................          339    $ 12.358123   $      4,185      0.9%       -5.35%      0.00%
  Top Explorer..............................          702    $ 12.104285   $      8,498      1.3%       -5.73%      0.00%
  Oncore Flex...............................        7,472    $ 10.227332   $     76,422      1.5%       -5.91%      0.00%
  Oncore & Firstar Oncore Value.............       22,574    $ 10.613529   $    239,592      0.9%       -5.35%      0.00%
  Oncore & Firstar Oncore Premier...........       87,456    $ 10.290509   $    899,969      1.4%       -5.82%      0.00%
  Oncore & Firstar Oncore Xtra..............       41,856    $ 10.290509   $    430,720      1.4%       -5.82%      0.00%
  Oncore Lite...............................       34,639    $ 10.290509   $    356,455      1.4%       -5.82%      0.00%
                                              ------------                 ------------
                                                  195,982                  $  2,027,383
                                              ------------                 ------------
2004
  Top Tradition.............................        1,874    $ 12.947669   $     24,267      1.1%        0.04%      0.00%
  Top Plus..................................          348    $ 13.056995   $      4,543      0.9%        0.23%      0.00%
  Top Explorer..............................          738    $ 12.839375   $      9,480      1.3%       -0.16%      0.00%
  Oncore & Firstar Oncore Flex..............        8,286    $ 10.869807   $     90,062      1.5%       -0.36%      0.00%
  Oncore & Firstar Oncore Value.............       24,956    $ 11.213748   $    279,851      0.9%        0.23%      0.00%
  Oncore & Firstar Oncore Premier...........       97,060    $ 10.926212   $  1,060,497      1.4%       -0.26%      0.00%
  Oncore & Firstar Oncore Xtra..............       41,599    $ 10.926212   $    454,522      1.4%       -0.26%      0.00%
  Oncore Lite...............................       22,424    $ 10.926212   $    245,012      1.4%       -0.26%      0.00%
                                              ------------                 ------------
                                                  197,285                  $  2,168,234
                                              ------------                 ------------
2003
  Top Tradition.............................        1,882    $ 12.943122   $     24,357      1.1%       22.47%      2.74%
  Top Plus..................................          586    $ 13.026525   $      7,632      0.9%       22.71%      2.58%
  Top Explorer..............................        2,051    $ 12.860334   $     26,376      1.3%       22.23%      2.86%
  Oncore & Firstar Oncore Flex..............        9,876    $ 10.909110   $    107,740      1.5%       21.99%      2.59%
  Oncore & Firstar Oncore Value.............       48,093    $ 11.187585   $    538,048      0.9%       22.71%      2.73%
  Oncore & Firstar Oncore Premier...........      111,363    $ 10.954905   $  1,219,963      1.4%       22.11%      2.83%
  Oncore & Firstar Oncore Xtra..............       47,113    $ 10.954905   $    516,123      1.4%       22.11%      2.83%
  Oncore Lite...............................        9,117    $ 10.954905   $     99,881      1.4%       22.11%      2.83%
                                              ------------                 ------------
                                                  230,081                  $  2,540,120
                                              ------------                 ------------
2002
  Top Tradition.............................          727    $ 10.568571   $      7,684      1.1%       -6.70%      2.48%
  Top Explorer..............................          169    $ 10.521716   $      1,780      1.3%       -6.89%      2.52%
  Oncore & Firstar Oncore Flex..............        8,445    $  8.942927   $     75,521      1.5%       -7.07%      2.43%
  Oncore & Firstar Oncore Value.............       10,579    $  9.117076   $     96,453      0.9%       -6.52%      2.26%
  Oncore & Firstar Oncore Premier...........       37,078    $  8.971626   $    332,645      1.4%       -6.98%      2.38%
  Oncore & Firstar Oncore Xtra..............       10,433    $  8.971626   $     93,600      1.4%       -6.98%      2.38%
  Oncore Lite...............................        1,530    $  8.971626   $     13,727      1.4%       -6.98%      2.38%
                                              ------------                 ------------
                                                   68,961                  $    621,410
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
DOW TARGET 10 PORTFOLIOS (NOTE 4): (CONTINUED)
FOURTH QUARTER SUBACCOUNT (CONTINUED)
2001
  Top Tradition....................          620    $ 11.327983   $      7,023      1.1%       -2.66%      1.85%
  Top Explorer.....................          123    $ 11.300106   $      1,392      1.3%       -2.85%      1.61%
  Oncore & Firstar Oncore Flex.....        8,584    $  9.623510   $     82,605      1.5%       -3.04%      1.45%
  Oncore & Firstar Oncore Value....       14,100    $  9.752850   $    137,519      0.9%       -2.46%      1.48%
  Oncore & Firstar Oncore
     Premier.......................       48,811    $  9.644863   $    470,769      1.4%       -2.95%      1.43%
  Oncore & Firstar Oncore Xtra.....        3,228    $  9.644863   $     31,134      1.4%       -2.95%      1.43%
  Oncore Lite......................        1,073    $  9.644863   $     10,350      1.4%        0.55%      1.43%      4/17/01
                                     ------------                 ------------
                                          76,539                  $    740,792
                                     ------------                 ------------
FEBRUARY SUBACCOUNT
2002
  Top Tradition....................        1,581    $  9.415504   $     14,889      1.1%      -11.16%      4.35%
  Top Explorer.....................        1,932    $  9.361415   $     18,083      1.3%      -11.33%      4.27%
  Oncore Flex......................       22,458    $  9.138457   $    205,228      1.5%      -11.51%      4.97%
  Oncore & Firstar Oncore Value....       11,033    $  9.353078   $    103,188      0.9%      -10.98%      3.99%
  Oncore & Firstar Oncore
     Premier.......................       52,528    $  9.173787   $    481,884      1.4%      -11.42%      4.04%
  Oncore & Firstar Oncore Xtra.....        2,576    $  9.173787   $     23,636      1.4%      -11.42%      4.04%
  Oncore Lite......................          632    $  9.173787   $      5,796      1.4%      -11.42%      4.04%
                                     ------------                 ------------
                                          92,740                  $    852,704
                                     ------------                 ------------
2001
  Top Tradition....................        1,216    $ 10.597795   $     12,884      1.1%       -5.49%      1.73%
  Top Explorer.....................        1,377    $ 10.557785   $     14,543      1.3%       -5.67%      1.75%
  Oncore Flex......................       30,185    $ 10.326726   $    311,708      1.5%       -5.86%      1.73%
  Oncore & Firstar Oncore Value....       15,392    $ 10.506686   $    161,721      0.9%       -5.30%      1.67%
  Oncore & Firstar Oncore
     Premier.......................       62,475    $ 10.356416   $    647,023      1.4%       -5.77%      1.75%
  Oncore & Firstar Oncore Xtra.....        1,676    $ 10.356416   $     17,356      1.4%       -5.77%      1.75%
                                     ------------                 ------------
                                         112,321                  $  1,165,235
                                     ------------                 ------------
MARCH SUBACCOUNT
2002
  Top Tradition....................          316    $ 10.180415   $      3,215      1.1%      -11.65%      4.17%
  Top Explorer.....................          442    $ 10.123510   $      4,472      1.3%      -11.83%      5.06%
  Oncore Flex......................        8,515    $  8.711499   $     74,175      1.5%      -12.00%      4.07%
  Oncore & Firstar Oncore Value....       14,966    $  8.912035   $    133,377      0.9%      -11.48%      4.08%
  Oncore & Firstar Oncore
     Premier.......................       66,995    $  8.744519   $    585,844      1.4%      -11.91%      4.15%
  Oncore & Firstar Oncore Xtra.....        3,048    $  8.744519   $     26,656      1.4%      -11.91%      4.15%
  Oncore Lite......................        1,048    $  8.744519   $      9,166      1.4%      -11.91%      4.15%
                                     ------------                 ------------
                                          95,330                  $    836,905
                                     ------------                 ------------
2001
  Top Tradition....................          285    $ 11.523204   $      3,285      1.1%       -6.01%      1.80%
  Top Explorer.....................           91    $ 11.481491   $      1,049      1.3%       -6.20%      1.83%
  Oncore Flex......................        9,713    $  9.899611   $     96,156      1.5%       -6.38%      1.67%
  Oncore & Firstar Oncore Value....       18,688    $ 10.067556   $    188,146      0.9%       -5.82%      1.69%
  Oncore & Firstar Oncore
     Premier.......................       72,336    $  9.927334   $    718,094      1.4%       -6.29%      1.68%
  Oncore & Firstar Oncore Xtra.....          184    $  9.927334   $      1,827      1.4%       -6.29%      1.68%
                                     ------------                 ------------
                                         101,297                  $  1,008,557
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
DOW TARGET 10 PORTFOLIOS (NOTE 4): (CONTINUED)
MAY SUBACCOUNT
2002
  Top Tradition.............................          349    $ 10.234544   $      3,573      1.1%       -8.93%      3.08%
  Top Explorer..............................        1,594    $ 10.180683   $     16,227      1.3%       -9.11%      3.23%
  Oncore & Firstar Oncore Value.............       15,461    $  8.436159   $    130,431      0.9%       -8.75%      3.59%
  Oncore & Firstar Oncore Premier...........       61,041    $  8.284283   $    505,682      1.4%       -9.20%      3.64%
  Oncore & Firstar Oncore Xtra..............       11,143    $  8.284283   $     92,311      1.4%       -9.20%      3.64%
  Oncore Lite...............................          627    $  8.284283   $      5,193      1.4%       -9.20%      3.64%
                                              ------------                 ------------
                                                   90,215                  $    753,417
                                              ------------                 ------------
2001
  Top Tradition.............................            8    $ 11.238224   $         88      1.1%       -2.58%      1.63%
  Top Explorer..............................          222    $ 11.201228   $      2,485      1.3%       -2.77%      1.66%
  Oncore Flex...............................        1,112    $  9.099753   $     10,116      1.5%       -2.97%      1.66%
  Oncore & Firstar Oncore Value.............       18,283    $  9.245139   $    169,028      0.9%       -2.39%      1.64%
  Oncore & Firstar Oncore Premier...........       77,593    $  9.123748   $    707,949      1.4%       -2.87%      1.61%
  Oncore & Firstar Oncore Xtra..............        1,703    $  9.123748   $     15,536      1.4%       -2.87%      1.61%
                                              ------------                 ------------
                                                   98,921                  $    905,202
                                              ------------                 ------------
JUNE SUBACCOUNT
2002
  Top Tradition.............................          131    $  9.588094   $      1,260      1.1%       -8.62%      3.38%
  Top Explorer..............................          317    $  9.539217   $      3,020      1.3%       -8.80%      3.41%
  Oncore Flex...............................          891    $  7.998160   $      7,128      1.5%       -8.98%      3.32%
  Oncore & Firstar Oncore Value.............       15,904    $  8.170105   $    129,936      0.9%       -8.43%      3.31%
  Oncore & Firstar Oncore Premier...........       55,658    $  8.026498   $    446,735      1.4%       -8.89%      3.37%
  Oncore & Firstar Oncore Xtra..............       57,647    $  8.026498   $    462,707      1.4%       -8.89%      3.37%
  Oncore Lite...............................          749    $  8.026498   $      6,014      1.4%       -8.89%      3.37%
                                              ------------                 ------------
                                                  131,297                  $  1,056,800
                                              ------------                 ------------
2001
  Top Tradition.............................           70    $ 10.492033   $        730      1.1%       -2.39%      1.06%
  Top Explorer..............................          317    $ 10.459236   $      3,313      1.3%       -2.58%      1.63%
  Oncore Flex...............................        1,186    $  8.786883   $     10,420      1.5%       -2.78%      1.51%
  Oncore & Firstar Oncore Value.............       18,360    $  8.922657   $    163,821      0.9%       -2.19%      1.50%
  Oncore & Firstar Oncore Premier...........       72,427    $  8.809318   $    638,034      1.4%       -2.68%      1.52%
  Oncore & Firstar Oncore Xtra..............       14,025    $  8.809318   $    123,554      1.4%       -2.68%      1.52%
                                              ------------                 ------------
                                                  106,385                  $    939,872
                                              ------------                 ------------
AUGUST SUBACCOUNT
2002
  Top Tradition.............................          234    $  9.674458   $      2,267      1.1%       -8.58%      3.17%
  Top Explorer..............................        8,676    $  9.628330   $     83,531      1.3%       -8.76%      3.31%
  Oncore Flex...............................        5,113    $  7.770595   $     39,735      1.5%       -8.94%      2.65%
  Oncore & Firstar Oncore Value.............        9,922    $  7.930049   $     78,681      0.9%       -8.39%      2.60%
  Oncore & Firstar Oncore Premier...........       43,564    $  7.796877   $    339,662      1.4%       -8.85%      2.67%
  Oncore & Firstar Oncore Xtra..............       10,763    $  7.796877   $     83,920      1.4%       -8.85%      2.67%
  Oncore Lite...............................        1,914    $  7.796877   $     14,923      1.4%       -8.85%      2.67%
                                              ------------                 ------------
                                                   80,186                  $    642,719
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
DOW TARGET 10 PORTFOLIOS (NOTE 4): (CONTINUED)
AUGUST SUBACCOUNT (CONTINUED)
2001
  Top Tradition....................          137    $ 10.581981   $      1,446      1.1%       -4.11%      2.08%
  Top Explorer.....................        3,648    $ 10.552392   $     38,494      1.3%       -4.30%      1.86%
  Oncore Flex......................        5,320    $  8.533203   $     45,396      1.5%       -4.49%      1.65%
  Oncore & Firstar Oncore Value....       12,287    $  8.656762   $    106,361      0.9%       -3.92%      1.66%
  Oncore & Firstar Oncore
     Premier.......................       57,718    $  8.553624   $    493,710      1.4%       -4.39%      1.60%
  Oncore Xtra......................        5,567    $  8.553624   $     47,618      1.4%       -4.39%      1.60%
                                     ------------                 ------------
                                          84,677                  $    733,025
                                     ------------                 ------------
SEPTEMBER SUBACCOUNT
2002
  Top Tradition....................        2,127    $  9.110959   $     19,381      1.1%       -8.86%      2.58%
  Top Explorer.....................          163    $  9.069034   $      1,481      1.3%       -9.04%      2.90%
  Oncore & Firstar Oncore Flex.....       12,137    $  7.692318   $     93,359      1.5%       -9.22%      2.50%
  Oncore & Firstar Oncore Value....       22,187    $  7.845961   $    174,075      0.9%       -8.68%      2.50%
  Oncore & Firstar Oncore
     Premier.......................       37,691    $  7.717646   $    290,889      1.4%       -9.13%      2.55%
  Oncore & Firstar Oncore Xtra.....        5,053    $  7.717646   $     38,999      1.4%       -9.13%      2.55%
  Oncore Lite......................          668    $  7.717646   $      5,155      1.4%       -9.13%      2.55%
                                     ------------                 ------------
                                          80,026                  $    623,339
                                     ------------                 ------------
2001
  Top Tradition....................        2,071    $  9.996512   $     20,705      1.1%       -5.07%      2.36%
  Top Explorer.....................          115    $  9.970224   $      1,142      1.3%       -5.26%      1.66%
  Oncore & Firstar Oncore Flex.....       12,905    $  8.473433   $    109,346      1.5%       -5.45%      1.38%
  Oncore & Firstar Oncore Value....       24,810    $  8.591526   $    213,162      0.9%       -4.88%      1.39%
  Oncore & Firstar Oncore
     Premier.......................       51,454    $  8.492948   $    437,001      1.4%       -5.35%      1.35%
  Oncore & Firstar Oncore Xtra.....        1,124    $  8.492948   $      9,547      1.4%       -5.35%      1.35%
  Oncore Lite......................          295    $  8.492948   $      2,503      1.4%       -4.52%      1.35%      4/17/01
                                     ------------                 ------------
                                          92,774                  $    793,406
                                     ------------                 ------------
NOVEMBER SUBACCOUNT
2002
  Top Tradition....................        3,163    $  7.926971   $     25,072      1.1%      -13.99%      2.51%
  Top Plus.........................          894    $  7.976817   $      7,135      0.9%      -13.82%      3.33%
  Top Explorer.....................        1,456    $  7.877482   $     11,472      1.3%      -14.16%      2.47%
  Oncore Flex......................        2,701    $  7.828372   $     21,147      1.5%      -14.33%      2.25%
  Oncore & Firstar Oncore Value....       12,656    $  7.976817   $    100,953      0.9%      -13.82%      2.36%
  Oncore & Firstar Oncore
     Premier.......................       40,536    $  7.852855   $    318,319      1.4%      -14.24%      2.43%
  Oncore & Firstar Oncore Xtra.....       15,218    $  7.852855   $    119,503      1.4%      -14.24%      2.43%
  Oncore Lite......................          521    $  7.852855   $      4,092      1.4%      -14.24%      2.43%
                                     ------------                 ------------
                                          77,145                  $    607,693
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
DOW TARGET 10 PORTFOLIOS (NOTE 4): (CONTINUED)
NOVEMBER SUBACCOUNT (CONTINUED)
2001
  Top Tradition....................        2,651    $  9.216288   $     24,431      1.1%       -2.42%      1.41%
  Top Plus.........................          214    $  9.255888   $      1,982      0.9%       -2.22%      1.36%
  Top Explorer.....................        1,240    $  9.176908   $     11,382      1.3%       -2.61%      2.21%
  Oncore Flex......................        4,590    $  9.137733   $     41,940      1.5%       -2.81%      1.39%
  Oncore & Firstar Oncore Value....       14,725    $  9.255888   $    136,289      0.9%       -2.22%      1.41%
  Oncore & Firstar Oncore
     Premier.......................       41,526    $  9.157275   $    380,269      1.4%       -2.71%      1.35%
  Oncore & Firstar Oncore Xtra.....       11,728    $  9.157275   $    107,397      1.4%       -2.71%      1.35%
  Oncore Lite......................          246    $  9.157275   $      2,250      1.4%       -0.32%      1.35%      4/17/01
                                     ------------                 ------------
                                          76,920                  $    705,940
                                     ------------                 ------------
DECEMBER SUBACCOUNT
2002
  Top Tradition....................          237    $  8.263209   $      1,956      1.1%      -14.53%      4.20%
  Top Plus.........................          331    $  8.313818   $      2,754      0.9%      -14.36%      2.31%
  Top Explorer.....................        1,129    $  8.212927   $      9,270      1.3%      -14.70%      2.50%
  Oncore Flex......................          500    $  8.163072   $      4,082      1.5%      -14.86%      2.34%
  Oncore & Firstar Oncore Value....        8,368    $  8.313818   $     69,574      0.9%      -14.36%      2.29%
  Oncore & Firstar Oncore
     Premier.......................       27,878    $  8.187941   $    228,266      1.4%      -14.78%      2.45%
  Oncore & Firstar Oncore Xtra.....       10,013    $  8.187941   $     81,983      1.4%      -14.78%      2.45%
  Oncore Lite......................          800    $  8.187941   $      6,551      1.4%      -14.78%      2.45%
                                     ------------                 ------------
                                          49,256                  $    404,436
                                     ------------                 ------------
2001
  Top Tradition....................           61    $  9.667527   $        591      1.1%       -1.97%      1.28%
  Top Plus.........................          388    $  9.707487   $      3,766      0.9%       -1.77%      1.26%
  Top Explorer.....................          994    $  9.627760   $      9,572      1.3%       -2.17%      2.62%
  Oncore Flex......................          633    $  9.588243   $      6,066      1.5%       -2.36%      1.28%
  Oncore & Firstar Oncore Value....       10,587    $  9.707487   $    102,773      0.9%       -1.77%      1.28%
  Oncore & Firstar Oncore
     Premier.......................       30,835    $  9.607965   $    296,260      1.4%       -2.26%      1.26%
  Oncore & Firstar Oncore Xtra.....        7,532    $  9.607965   $     72,371      1.4%       -2.26%      1.26%
  Oncore Lite......................          256    $  9.607965   $      2,460      1.4%       -0.26%      1.26%      4/17/01
                                     ------------                 ------------
                                          51,286                  $    493,859
                                     ------------                 ------------
DOW TARGET 5 PORTFOLIOS (NOTE 4):
FIRST QUARTER SUBACCOUNT
2005
  Top I............................          181    $ 11.592905   $      2,102      1.1%       -3.26%      0.00%
  Top Tradition....................          180    $ 11.592905   $      2,086      1.1%       -3.26%      0.00%
  Top Explorer.....................          769    $ 11.456407   $      8,813      1.3%       -3.45%      0.00%
  Oncore Value.....................        1,190    $ 11.731211   $     13,955      0.9%       -3.07%      0.00%
  Oncore & Firstar Oncore
     Premier.......................       31,015    $ 11.388760   $    353,219      1.4%       -3.55%      0.00%
  Oncore Xtra......................       26,736    $ 11.388760   $    304,491      1.4%       -3.55%      0.00%
  Oncore & Firstar Oncore Lite.....        4,193    $ 11.388760   $     47,760      1.4%       -3.55%      0.00%
                                     ------------                 ------------
                                          64,264                  $    732,426
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
DOW TARGET 5 PORTFOLIOS (NOTE 4): (CONTINUED)
FIRST QUARTER SUBACCOUNT (CONTINUED)
2004
  Top I.....................................          182    $ 11.983597   $      2,178      1.1%        9.48%      0.00%
  Top Tradition.............................          174    $ 11.983597   $      2,086      1.1%        9.48%      0.00%
  Top Explorer..............................          772    $ 11.865840   $      9,165      1.3%        9.26%      0.00%
  Oncore Value..............................          995    $ 12.102624   $     12,046      0.9%        9.70%      0.00%
  Oncore & Firstar Oncore Premier...........       23,813    $ 11.807403   $    281,166      1.4%        9.16%      0.00%
  Oncore Xtra...............................       19,583    $ 11.807403   $    231,224      1.4%        9.16%      0.00%
  Oncore & Firstar Oncore Lite..............        4,015    $ 11.807403   $     47,407      1.4%        9.16%      0.00%
                                              ------------                 ------------
                                                   49,534                  $    585,272
                                              ------------                 ------------
2003
  Top I.....................................          182    $ 10.945819   $      1,994      1.1%       18.25%      2.68%
  Top Tradition.............................          274    $ 10.945819   $      3,004      1.1%       18.25%      2.65%
  Top Plus..................................        1,579    $ 11.032629   $     17,419      0.9%       18.48%      2.68%
  Top Explorer..............................        1,273    $ 10.859753   $     13,823      1.3%       18.02%      2.43%
  Oncore Value..............................          996    $ 11.032629   $     10,994      0.9%       18.48%      2.53%
  Oncore & Firstar Oncore Premier...........       22,283    $ 10.816974   $    241,028      1.4%       17.90%      2.55%
  Oncore & Firstar Oncore Xtra..............       17,444    $ 10.816974   $    188,691      1.4%       17.90%      2.55%
  Oncore Lite...............................        3,119    $ 10.816974   $     33,734      1.4%       17.90%      2.55%
                                              ------------                 ------------
                                                   47,150                  $    510,687
                                              ------------                 ------------
2002
  Top Tradition.............................           16    $  9.256458   $        145      1.1%      -13.55%      3.06%
  Top Explorer..............................          824    $  9.201833   $      7,586      1.3%      -13.72%      3.07%
  Oncore & Firstar Oncore Premier...........        4,606    $  9.174638   $     42,255      1.4%      -13.81%      2.89%
  Oncore & Firstar Oncore Xtra..............        5,681    $  9.174638   $     52,124      1.4%      -13.81%      2.89%
  Oncore Lite...............................        1,928    $  9.174638   $     17,691      1.4%      -13.81%      2.89%
                                              ------------                 ------------
                                                   13,055                  $    119,801
                                              ------------                 ------------
2001
  Top Tradition.............................           16    $ 10.707627   $        169      1.1%       -4.35%      1.93%
  Top Explorer..............................          782    $ 10.665537   $      8,345      1.3%       -4.54%      1.89%
  Oncore Flex...............................            4    $ 10.623676   $         46      1.5%       -4.73%      1.89%
  Oncore Value..............................           65    $ 10.749930   $        701      0.9%       -4.16%      1.46%
  Oncore & Firstar Oncore Premier...........        5,882    $ 10.644549   $     62,608      1.4%       -4.63%      1.86%
  Oncore & Firstar Oncore Xtra..............        6,131    $ 10.644549   $     65,253      1.4%       -4.63%      1.86%
                                              ------------                 ------------
                                                   12,880                  $    137,122
                                              ------------                 ------------
SECOND QUARTER SUBACCOUNT
2005
  Top I.....................................          384    $ 12.528382   $      4,813      1.1%       -4.15%      0.00%
  Top Tradition.............................          393    $ 12.528382   $      4,927      1.1%       -4.15%      0.00%
  Oncore Value..............................          145    $ 12.671608   $      1,840      0.9%       -3.96%      0.00%
  Oncore & Firstar Oncore Premier...........       17,557    $ 12.316883   $    216,243      1.4%       -4.43%      0.00%
  Oncore Xtra...............................       23,649    $ 12.316883   $    291,285      1.4%       -4.43%      0.00%
  Oncore & Firstar Oncore Lite..............        2,255    $ 12.316883   $     27,766      1.4%       -4.43%      0.00%
                                              ------------                 ------------
                                                   44,383                  $    546,874
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
DOW TARGET 5 PORTFOLIOS (NOTE 4): (CONTINUED)
SECOND QUARTER SUBACCOUNT (CONTINUED)
2004
  Top I.....................................          384    $ 13.070210   $      5,025      1.1%        9.75%      0.00%
  Top Tradition.............................          388    $ 13.070210   $      5,070      1.1%        9.75%      0.00%
  Oncore Value..............................          146    $ 13.193528   $      1,923      0.9%        9.97%      0.00%
  Oncore & Firstar Oncore Premier...........       19,312    $ 12.887587   $    248,884      1.4%        9.43%      0.00%
  Oncore Xtra...............................       18,053    $ 12.887587   $    232,662      1.4%        9.43%      0.00%
  Oncore & Firstar Oncore Lite..............        1,334    $ 12.887587   $     17,187      1.4%        9.43%      0.00%
                                              ------------                 ------------
                                                   39,617                  $    510,751
                                              ------------                 ------------
2003
  Top I.....................................          385    $ 11.908693   $      4,582      1.1%       21.91%      2.53%
  Top Tradition.............................          382    $ 11.908693   $      4,544      1.1%       21.91%      2.14%
  Top Explorer..............................          171    $ 11.820891   $      2,025      1.3%       21.67%      2.30%
  Oncore Value..............................          276    $ 11.997233   $      3,314      0.9%       22.15%      2.27%
  Oncore & Firstar Oncore Premier...........       15,509    $ 11.777236   $    182,657      1.4%       21.55%      2.48%
  Oncore Xtra...............................       18,430    $ 11.777236   $    217,058      1.4%       21.55%      2.48%
  Oncore Lite...............................        1,076    $ 11.777236   $     12,671      1.4%       21.55%      2.48%
                                              ------------                 ------------
                                                   36,229                  $    426,851
                                              ------------                 ------------
2002
  Top Tradition.............................          366    $  9.768484   $      3,576      1.1%      -10.51%      3.10%
  Top Explorer..............................           83    $  9.715627   $        805      1.5%      -10.69%      2.11%
  Oncore Value..............................          146    $  9.821690   $      1,438      0.9%      -10.33%      2.88%
  Oncore Premier............................        3,952    $  9.689305   $     38,280      1.4%      -10.78%      3.06%
  Oncore Xtra...............................        4,701    $  9.689305   $     45,552      1.4%      -10.78%      3.06%
  Oncore Lite...............................          361    $  9.689305   $      3,500      1.4%      -10.78%      3.06%
                                              ------------                 ------------
                                                    9,609                  $     93,151
                                              ------------                 ------------
2001
  Top Tradition.............................          364    $ 10.916013   $      3,973      1.1%      -11.61%      1.66%
  Oncore Flex...............................            4    $ 10.841084   $         48      1.5%      -11.96%      1.66%
  Oncore Value..............................          221    $ 10.953742   $      2,424      0.9%      -11.43%      1.61%
  Oncore Premier............................        3,963    $ 10.859730   $     43,039      1.4%      -11.87%      1.67%
  Oncore Xtra...............................        3,792    $ 10.859730   $     41,171      1.4%      -11.87%      1.67%
                                              ------------                 ------------
                                                    8,344                  $     90,655
                                              ------------                 ------------
THIRD QUARTER SUBACCOUNT
2005
  Top Tradition.............................          109    $  9.421328   $      1,026      1.1%      -20.06%      0.00%
  Oncore Flex...............................          257    $  9.218989   $      2,367      1.5%      -20.37%      0.00%
  Oncore Value..............................        3,341    $  9.524383   $     31,821      0.9%      -19.90%      0.00%
  Oncore & Firstar Oncore Premier...........       27,566    $  9.269049   $    255,507      1.4%      -20.29%      0.00%
  Oncore Xtra...............................       17,912    $  9.269049   $    166,028      1.4%      -20.29%      0.00%
  Oncore Lite...............................        5,555    $  9.269049   $     51,495      1.4%      -20.29%      0.00%
                                              ------------                 ------------
                                                   54,740                  $    508,244
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
DOW TARGET 5 PORTFOLIOS (NOTE 4): (CONTINUED)
THIRD QUARTER SUBACCOUNT (CONTINUED)
2004
  Top Tradition.............................          341    $ 11.785236   $      4,015      1.1%        6.69%      0.00%
  Top Explorer..............................        2,418    $ 11.680872   $     28,240      1.3%        6.48%      0.00%
  Oncore Flex...............................          257    $ 11.577647   $      2,973      1.5%        6.27%      0.00%
  Oncore Value..............................        2,704    $ 11.890616   $     32,149      0.9%        6.90%      0.00%
  Oncore & Firstar Oncore Premier...........       26,796    $ 11.629080   $    311,627      1.4%        6.37%      0.00%
  Oncore Xtra...............................       17,189    $ 11.629080   $    199,892      1.4%        6.37%      0.00%
  Oncore Lite...............................        1,191    $ 11.629080   $     13,845      1.4%        6.37%      0.00%
                                              ------------                 ------------
                                                   50,896                  $    592,741
                                              ------------                 ------------
2003
  Top Tradition.............................          337    $ 11.046269   $      3,720      1.1%       13.64%      3.27%
  Top Explorer..............................        3,347    $ 10.970174   $     36,715      1.3%       13.41%      3.35%
  Oncore Flex...............................          257    $ 10.894764   $      2,800      1.5%       13.19%      2.66%
  Oncore Value..............................        1,957    $ 11.122949   $     21,765      0.9%       13.86%      2.45%
  Oncore & Firstar Oncore Premier...........       35,323    $ 10.932361   $    386,172      1.4%       13.30%      3.18%
  Oncore & Firstar Oncore Xtra..............       16,583    $ 10.932361   $    181,295      1.4%       13.30%      3.18%
  Oncore Lite...............................          489    $ 10.932361   $      5,346      1.4%       13.30%      3.18%
                                              ------------                 ------------
                                                   58,293                  $    637,813
                                              ------------                 ------------
2002
  Top Tradition.............................            7    $  9.720700   $         67      1.1%      -11.76%      2.57%
  Oncore Flex...............................          257    $  9.625278   $      2,475      1.5%      -12.11%      2.34%
  Oncore Value..............................       20,766    $  9.768851   $    202,861      0.9%      -11.58%      3.49%
  Oncore & Firstar Oncore Premier...........        2,045    $  9.648991   $     19,724      1.4%      -12.02%      1.71%
  Oncore Xtra...............................        1,058    $  9.648991   $     10,211      1.4%      -12.02%      1.71%
  Oncore Lite...............................          326    $  9.648991   $      3,149      1.4%      -12.02%      1.71%
                                              ------------                 ------------
                                                   24,459                  $    238,487
                                              ------------                 ------------
2001
  Top Tradition.............................            4    $ 11.016026   $         49      1.1%       -6.33%      0.82%
  Top Explorer..............................            3    $ 10.983500   $         38      1.3%       -6.51%      0.82%
  Oncore Flex...............................          266    $ 10.951136   $      2,918      1.5%       -6.70%      1.76%
  Oncore Value..............................           62    $ 11.048678   $        681      0.9%       -6.14%      1.56%
  Oncore & Firstar Oncore Premier...........        2,180    $ 10.967284   $     23,904      1.4%       -6.61%      1.67%
  Oncore & Firstar Oncore Xtra..............        7,339    $ 10.967284   $     80,480      1.4%       -6.61%      1.67%
                                              ------------                 ------------
                                                    9,854                  $    108,070
                                              ------------                 ------------
FOURTH QUARTER SUBACCOUNT
2005
  Top Tradition.............................          113    $ 12.749342   $      1,440      1.1%      -13.45%      0.00%
  Top Plus..................................          600    $ 12.882396   $      7,734      0.9%      -13.28%      0.00%
  Oncore Value..............................          876    $  9.521994   $      8,342      0.9%      -13.28%      0.00%
  Oncore & Firstar Oncore Premier...........       40,652    $  9.232197   $    375,307      1.4%      -13.71%      0.00%
  Oncore Xtra...............................       18,941    $  9.232197   $    174,869      1.4%      -13.71%      0.00%
  Oncore Lite...............................        4,510    $  9.232197   $     41,630      1.4%      -13.71%      0.00%
                                              ------------                 ------------
                                                   65,692                  $    609,322
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
DOW TARGET 5 PORTFOLIOS (NOTE 4): (CONTINUED)
FOURTH QUARTER SUBACCOUNT (CONTINUED)
2004
  Top Tradition....................          107    $ 14.730567   $      1,581      1.1%        5.40%      0.00%
  Top Plus.........................          600    $ 14.854913   $      8,918      0.9%        5.60%      0.00%
  Top Explorer.....................          104    $ 14.607342   $      1,526      1.3%        5.19%      0.00%
  Oncore Value.....................        1,023    $ 10.979975   $     11,232      0.9%        5.60%      0.00%
  Oncore & Firstar Oncore
     Premier.......................       45,950    $ 10.698436   $    491,577      1.4%        5.08%      0.00%
  Oncore Xtra......................       21,508    $ 10.698436   $    230,106      1.4%        5.08%      0.00%
  Oncore Lite......................        1,353    $ 10.698436   $     14,471      1.4%        5.08%      0.00%
                                     ------------                 ------------
                                          70,645                  $    759,411
                                     ------------                 ------------
2003
  Top Tradition....................          102    $ 13.976503   $      1,432      1.1%       18.25%      2.46%
  Top Plus.........................          816    $ 14.066554   $     11,478      0.9%       18.48%      2.12%
  Top Explorer.....................          341    $ 13.887085   $      4,738      1.3%       18.01%      2.42%
  Oncore Value.....................        1,828    $ 10.397256   $     19,003      0.9%       18.48%      2.46%
  Oncore & Firstar Oncore
     Premier.......................       46,700    $ 10.180997   $    475,442      1.4%       17.90%      2.67%
  Oncore & Firstar Oncore Xtra.....       20,189    $ 10.180997   $    205,546      1.4%       17.90%      2.67%
  Oncore Lite......................          833    $ 10.180997   $      8,485      1.4%       17.90%      2.67%
                                     ------------                 ------------
                                          70,809                  $    726,124
                                     ------------                 ------------
2002
  Top Tradition....................           15    $ 11.819898   $        178      1.1%       -6.92%      2.49%
  Top Plus.........................          761    $ 11.872577   $      9,034      0.9%       -6.73%      2.45%
  Top Explorer.....................           38    $ 11.767492   $        450      1.3%       -7.10%      2.36%
  Oncore Value.....................        3,179    $  8.775583   $     27,899      0.9%       -6.73%      2.78%
  Oncore & Firstar Oncore
     Premier.......................       10,316    $  8.635585   $     89,088      1.4%       -7.19%      2.29%
  Oncore & Firstar Oncore Xtra.....        1,257    $  8.635585   $     10,853      1.4%       -7.19%      2.29%
  Oncore Lite......................          129    $  8.635585   $      1,110      1.4%       -7.19%      2.29%
                                     ------------                 ------------
                                          15,695                  $    138,612
                                     ------------                 ------------
2001
  Top Tradition....................           13    $ 12.698301   $        162      1.1%        2.08%      1.61%
  Top Plus.........................          761    $ 12.729653   $      9,686      0.9%        2.28%      0.54%
  Top Explorer.....................           42    $ 12.667052   $        530      1.3%        1.87%      0.54%
  Oncore Flex......................           13    $  9.284298   $        116      1.5%        1.67%      1.62%
  Oncore Value.....................        1,206    $  9.409087   $     11,352      0.9%        2.28%      1.52%
  Oncore & Firstar Oncore
     Premier.......................       12,987    $  9.304931   $    120,843      1.4%        1.77%      1.30%
  Oncore & Firstar Oncore Xtra.....        3,306    $  9.304931   $     30,765      1.4%        1.77%      1.30%
  Oncore Lite......................          129    $  9.304931   $      1,202      1.4%        1.73%      1.30%      4/17/01
                                     ------------                 ------------
                                          18,457                  $    174,656
                                     ------------                 ------------
FEBRUARY SUBACCOUNT
2002
  Top I............................           95    $ 10.766311   $      1,021      1.1%       -8.49%      2.77%
  Top Tradition....................            1    $ 10.766311   $         15      1.1%       -8.49%      2.79%
  Oncore Value.....................           26    $ 10.828569   $        281      0.9%       -8.31%      2.21%
  Oncore & Firstar Oncore
     Premier.......................        4,975    $ 10.673665   $     53,093      1.4%       -8.76%      2.73%
  Oncore & Firstar Oncore Xtra.....        7,960    $ 10.673665   $     84,961      1.4%       -8.76%      2.73%
  Oncore Lite......................          343    $ 10.673665   $      3,666      1.4%       -8.76%      2.73%
                                     ------------                 ------------
                                          13,400                  $    143,037
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
DOW TARGET 5 PORTFOLIOS (NOTE 4): (CONTINUED)
FEBRUARY SUBACCOUNT (CONTINUED)
2001
  Top I.....................................           95    $ 11.765062   $      1,118      1.1%       -2.52%      2.01%
  Oncore Flex...............................            4    $ 11.676483   $         49      1.5%       -2.91%      2.19%
  Oncore Value..............................           96    $ 11.809675   $      1,130      0.9%       -2.33%      1.85%
  Oncore & Firstar Oncore Premier...........        5,028    $ 11.698512   $     58,819      1.4%       -2.81%      1.99%
  Oncore & Firstar Oncore Xtra..............        7,066    $ 11.698512   $     82,658      1.4%       -2.81%      1.99%
                                              ------------                 ------------
                                                   12,289                  $    143,774
                                              ------------                 ------------
MARCH SUBACCOUNT
2002
  Top I.....................................           52    $ 11.504336   $        603      1.1%       -9.91%      3.31%
  Top Tradition.............................          559    $ 11.504336   $      6,426      1.1%       -9.91%      4.36%
  Top Plus..................................        1,223    $ 11.569043   $     14,148      0.9%       -9.73%      4.38%
  Top Explorer..............................          350    $ 11.440015   $      4,008      1.5%      -10.09%      3.36%
  Oncore Value..............................          686    $ 11.569043   $      7,932      0.9%       -9.73%      4.21%
  Oncore & Firstar Oncore Premier...........        5,191    $ 11.408008   $     59,224      1.4%      -10.18%      3.34%
  Oncore Xtra...............................        4,124    $ 11.408008   $     47,049      1.4%      -10.18%      3.34%
  Oncore Lite...............................          290    $ 11.408008   $      3,307      1.4%      -10.18%      3.34%
                                              ------------                 ------------
                                                   12,475                  $    142,697
                                              ------------                 ------------
2001
  Top I.....................................           53    $ 12.769902   $        671      1.1%       -5.63%      1.59%
  Top Tradition.............................            9    $ 12.769902   $        119      1.1%       -5.63%      1.58%
  Top Plus..................................          642    $ 12.816307   $      8,229      0.9%       -5.45%      1.32%
  Oncore Flex...............................            4    $ 12.677705   $         48      1.5%       -6.01%      1.59%
  Oncore Value..............................           85    $ 12.816307   $      1,090      0.9%       -5.45%      1.32%
  Oncore & Firstar Oncore Premier...........        6,159    $ 12.700642   $     78,234      1.4%       -5.92%      1.29%
  Oncore & Firstar Oncore Xtra..............        3,534    $ 12.700642   $     44,879      1.4%       -5.92%      1.29%
                                              ------------                 ------------
                                                   10,486                  $    133,270
                                              ------------                 ------------
MAY SUBACCOUNT
2002
  Top Tradition.............................            2    $  9.747448   $         20      1.1%      -15.16%      2.21%
  Top Explorer..............................           89    $  9.696156   $        859      1.5%      -15.32%      2.18%
  Oncore Value..............................           25    $  9.799062   $        246      0.9%      -14.99%      2.81%
  Oncore & Firstar Oncore Premier...........        3,741    $  9.670632   $     36,176      1.4%      -15.41%      3.24%
  Oncore Xtra...............................        4,004    $  9.670632   $     38,723      1.4%      -15.41%      3.24%
  Oncore Lite...............................          269    $  9.670632   $      2,604      1.4%      -15.41%      3.24%
                                              ------------                 ------------
                                                    8,130                  $     78,628
                                              ------------                 ------------
2001
  Oncore Flex...............................          976    $ 11.413128   $     11,140      1.5%      -10.60%      1.65%
  Oncore Value..............................           65    $ 11.526500   $        746      0.9%      -10.07%      1.61%
  Oncore & Firstar Oncore Premier...........        3,882    $ 11.431892   $     44,384      1.4%      -10.51%      1.67%
  Oncore & Firstar Oncore Xtra..............        3,607    $ 11.431892   $     41,233      1.4%      -10.51%      1.67%
                                              ------------                 ------------
                                                    8,530                  $     97,503
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
DOW TARGET 5 PORTFOLIOS (NOTE 4): (CONTINUED)
JUNE SUBACCOUNT
2002
  Top I.....................................          421    $  9.228008   $      3,888      1.1%      -12.65%      2.93%
  Top Tradition.............................            7    $  9.228008   $         63      1.1%      -12.65%      3.31%
  Oncore Value..............................           25    $  9.275316   $        236      0.9%      -12.47%      2.18%
  Oncore & Firstar Oncore Premier...........        3,673    $  9.157556   $     33,632      1.4%      -12.90%      2.26%
  Oncore Xtra...............................        4,221    $  9.157556   $     38,656      1.4%      -12.90%      2.26%
  Oncore Lite...............................          308    $  9.157556   $      2,817      1.4%      -12.90%      2.26%
                                              ------------                 ------------
                                                    8,655                  $     79,292
                                              ------------                 ------------
2001
  Top I.....................................          422    $ 10.563869   $      4,455      1.1%       -9.40%      1.47%
  Top Tradition.............................            4    $ 10.563869   $         47      1.1%       -9.40%      1.47%
  Oncore Flex...............................            9    $ 10.498008   $         95      1.5%       -9.76%      1.34%
  Oncore Value..............................           63    $ 10.597004   $        672      0.9%       -9.22%      1.24%
  Oncore & Firstar Oncore Premier...........        3,898    $ 10.514396   $     40,989      1.4%       -9.67%      1.42%
  Oncore & Firstar Oncore Xtra..............       14,083    $ 10.514396   $    148,061      1.4%       -9.67%      1.42%
                                              ------------                 ------------
                                                   18,479                  $    194,319
                                              ------------                 ------------
AUGUST SUBACCOUNT
2002
  Top Tradition.............................          122    $ 11.617437   $      1,421      1.1%       -2.20%      1.85%
  Top Explorer..............................        2,091    $ 11.562059   $     24,173      1.3%       -2.40%      2.03%
  Oncore & Firstar Oncore Premier...........       13,591    $ 11.534489   $    156,768      1.4%       -2.49%      2.02%
  Oncore & Firstar Oncore Xtra..............        2,739    $ 11.534489   $     31,594      1.4%       -2.49%      2.02%
                                              ------------                 ------------
                                                   18,543                  $    213,956
                                              ------------                 ------------
2001
  Top Tradition.............................          424    $ 11.879245   $      5,035      1.1%        0.78%      2.34%
  Top Plus..................................          703    $ 11.912570   $      8,380      0.9%        0.98%      1.01%
  Top Explorer..............................        2,137    $ 11.846045   $     25,310      1.3%        0.58%      1.01%
  Oncore Flex...............................            9    $ 11.812984   $        106      1.5%        0.38%      1.88%
  Oncore Value..............................           35    $ 11.912570   $        420      0.9%        0.98%      1.66%
  Oncore & Firstar Oncore Premier...........       14,847    $ 11.829490   $    175,634      1.4%        0.48%      2.39%
  Oncore & Firstar Oncore Xtra..............        1,695    $ 11.829490   $     20,051      1.4%        0.48%      2.39%
                                              ------------                 ------------
                                                   19,850                  $    234,936
                                              ------------                 ------------
SEPTEMBER SUBACCOUNT
2002
  Top Tradition.............................          239    $ 10.028142   $      2,395      1.1%      -14.77%      2.24%
  Oncore Value..............................        3,107    $  7.523456   $     23,372      0.9%      -14.60%      4.81%
  Oncore & Firstar Oncore Premier...........       11,392    $  7.400409   $     84,316      1.4%      -15.03%      2.27%
  Oncore & Firstar Oncore Xtra..............        1,537    $  7.400409   $     11,372      1.4%      -15.03%      2.27%
                                              ------------                 ------------
                                                   16,275                  $    121,455
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
DOW TARGET 5 PORTFOLIOS (NOTE 4): (CONTINUED)
SEPTEMBER SUBACCOUNT (CONTINUED)
2001
  Top Tradition....................          236    $ 11.766432   $      2,778      1.1%        1.24%      0.36%
  Top Explorer.....................            4    $ 11.735516   $         44      1.3%        1.04%      0.36%
  Oncore Flex......................           12    $  8.689052   $        107      1.5%        0.84%      1.03%
  Oncore Value.....................          270    $  8.810112   $      2,375      0.9%        1.44%      0.99%
  Oncore & Firstar Oncore
     Premier.......................       11,935    $  8.709050   $    103,948      1.4%        0.94%      1.00%
  Oncore & Firstar Oncore Xtra.....          621    $  8.709050   $      5,405      1.4%        0.94%      1.00%
                                     ------------                 ------------
                                          13,078                  $    114,657
                                     ------------                 ------------
NOVEMBER SUBACCOUNT
2002
  Top Tradition....................          649    $  7.231070   $      4,691      1.1%      -16.30%      3.84%
  Top Plus.........................          732    $  7.276536   $      5,329      0.9%      -16.13%      0.90%
  Top Explorer.....................        1,217    $  7.185911   $      8,743      1.3%      -16.46%      2.52%
  Oncore Value.....................        4,107    $  7.276536   $     29,886      0.9%      -16.13%      2.95%
  Oncore & Firstar Oncore
     Premier.......................        6,732    $  7.163439   $     48,217      1.4%      -16.54%      2.26%
  Oncore & Firstar Oncore Xtra.....        2,463    $  7.163439   $     17,646      1.4%      -16.54%      2.26%
  Oncore Lite......................          102    $  7.163439   $        732      1.4%      -16.54%      2.26%
                                     ------------                 ------------
                                          16,002                  $    115,244
                                     ------------                 ------------
2001
  Top Tradition....................          112    $  8.638926   $        966      1.1%        1.15%      1.42%
  Top Explorer.....................        1,062    $  8.602000   $      9,133      1.3%        0.95%      1.42%
  Oncore Flex......................           12    $  8.565296   $        107      1.5%        0.75%      1.50%
  Oncore Value.....................        2,044    $  8.676037   $     17,733      0.9%        1.35%      1.42%
  Oncore & Firstar Oncore
     Premier.......................        7,098    $  8.583584   $     60,929      1.4%        0.85%      1.45%
  Oncore & Firstar Oncore Xtra.....        5,671    $  8.583584   $     48,675      1.4%        0.85%      1.45%
  Oncore Lite......................          205    $  8.583584   $      1,758      1.4%       -3.06%      1.45%      4/17/01
                                     ------------                 ------------
                                          16,204                  $    139,301
                                     ------------                 ------------
DECEMBER SUBACCOUNT
2002
  Top Tradition....................            8    $  8.918335   $         72      1.1%      -18.44%      2.77%
  Top Plus.........................          792    $  8.972972   $      7,105      0.9%      -18.28%      2.33%
  Top Explorer.....................          345    $  8.864105   $      3,061      1.3%      -18.60%      2.89%
  Oncore Value.....................        2,047    $  8.972972   $     18,368      0.9%      -18.28%     12.68%
  Oncore & Firstar Oncore
     Premier.......................        8,227    $  8.837123   $     72,706      1.4%      -18.68%      2.23%
  Oncore & Firstar Oncore Xtra.....        7,777    $  8.837123   $     68,724      1.4%      -18.68%      2.23%
  Oncore Lite......................           76    $  8.837123   $        672      1.4%      -18.68%      2.23%
                                     ------------                 ------------
                                          19,272                  $    170,708
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
DOW TARGET 5 PORTFOLIOS (NOTE 4): (CONTINUED)
DECEMBER SUBACCOUNT (CONTINUED)
2001
  Top Tradition....................            5    $ 10.934492   $         59      1.1%        3.20%      0.96%
  Top Plus.........................          792    $ 10.979675   $      8,693      0.9%        3.41%      0.97%
  Top Explorer.....................          211    $ 10.889552   $      2,303      1.3%        3.00%      0.94%
  Oncore Flex......................           10    $ 10.844863   $        106      1.5%        2.79%      0.93%
  Oncore Value.....................           63    $ 10.979675   $        690      0.9%        3.41%      0.97%
  Oncore & Firstar Oncore
     Premier.......................        7,632    $ 10.867159   $     82,941      1.4%        2.90%      0.96%
  Oncore & Firstar Oncore Xtra.....       10,095    $ 10.867159   $    109,689      1.4%        2.90%      0.96%
  Oncore Lite......................          152    $ 10.867159   $      1,656      1.4%        0.93%      0.96%      4/17/01
                                     ------------                 ------------
                                          18,960                  $    206,137
                                     ------------                 ------------
FIDELITY VARIABLE INSURANCE
  PRODUCTS FUND:
VIP GROWTH SUBACCOUNT
2005
  Top Explorer.....................      194,709    $ 16.068911   $  3,128,754      1.3%        4.44%      0.59%
2004
  Top Explorer.....................      295,990    $ 15.385058   $  4,553,822      1.3%        2.05%      0.28%
2003
  Top Explorer.....................      342,395    $ 15.076312   $  5,162,056      1.3%       31.15%      0.28%
2002
  Top Explorer.....................      378,768    $ 11.495896   $  4,354,282      1.3%      -31.00%      0.26%
2001
  Top Explorer.....................      429,163    $ 16.661660   $  7,150,565      1.3%      -18.71%      0.08%

VIP EQUITY-INCOME SUBACCOUNT
2005
  Top Explorer.....................      168,166    $ 17.626890   $  2,964,244      1.3%        4.51%      1.75%
2004
  Top Explorer.....................      226,431    $ 16.866119   $  3,819,007      1.3%       10.09%      1.59%
2003
  Top Explorer.....................      263,690    $ 15.319655   $  4,039,633      1.3%       28.66%      2.00%
2002
  Top Explorer.....................      336,449    $ 11.907187   $  4,006,164      1.3%      -18.01%      1.83%
2001
  Top Explorer.....................      396,056    $ 14.523453   $  5,752,099      1.3%       -6.18%      1.81%

VIP HIGH INCOME BOND SUBACCOUNT
2005
  Top Explorer.....................       63,067    $ 11.064892   $    697,835      1.3%        1.39%     14.60%
2004
  Top Explorer.....................       82,781    $ 10.913572   $    903,435      1.3%        8.18%      8.67%
2003
  Top Explorer.....................       98,462    $ 10.088071   $    993,295      1.3%       25.63%      7.51%
2002
  Top Explorer.....................      115,348    $  8.029812   $    926,225      1.3%        2.12%     11.48%
2001
  Top Explorer.....................      144,957    $  7.863433   $  1,139,858      1.3%      -12.87%     14.55%

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
JANUS ASPEN SERIES -- INSTITUTIONAL SHARES:
LARGE CAP GROWTH SUBACCOUNT
2005
  Top I.....................................        4,648    $  7.407944   $     34,431      1.1%        3.16%      0.34%
  Top Tradition.............................      174,095    $  7.407944   $  1,289,686      1.1%        3.16%      0.33%
  Top Plus..................................       47,032    $  7.498999   $    352,696      0.9%        3.36%      0.33%
  Investar Vision & Top Spectrum............       11,602    $ 10.245288   $    118,861      1.4%        2.85%      0.32%
  Top Explorer..............................       69,223    $  7.318094   $    506,582      1.3%        2.95%      0.32%
  Oncore & Firstar Oncore Flex..............       38,389    $ 10.168070   $    390,344      1.5%        2.75%      0.30%
  Oncore & Firstar Oncore Value.............      182,354    $ 10.641533   $  1,940,522      0.9%        3.36%      0.32%
  Oncore & Firstar Oncore Premier...........      892,972    $ 10.245288   $  9,148,757      1.4%        2.85%      0.32%
  Oncore & Firstar Oncore Xtra..............       84,386    $ 10.245288   $    864,556      1.4%        2.85%      0.32%
                                              ------------                 ------------
                                                1,504,701                  $ 14,646,435
                                              ------------                 ------------
2004
  Top I.....................................        5,953    $  7.181339   $     42,752      1.1%        3.38%      0.14%
  Top Tradition.............................      211,039    $  7.181339   $  1,515,540      1.1%        3.38%      0.13%
  Top Plus..................................       76,951    $  7.255263   $    558,298      0.9%        3.58%      0.14%
  Investar Vision & Top Spectrum............       17,072    $  9.961271   $    170,054      1.4%        3.07%      0.13%
  Top Explorer..............................       90,047    $  7.108215   $    640,074      1.3%        3.17%      0.12%
  Oncore & Firstar Oncore Flex..............       67,586    $  9.895909   $    668,820      1.5%        2.97%      0.13%
  Oncore & Firstar Oncore Value.............      255,162    $ 10.295650   $  2,627,055      0.9%        3.58%      0.13%
  Oncore & Firstar Oncore Premier...........    1,167,051    $  9.961271   $ 11,625,323      1.4%        3.07%      0.13%
  Oncore & Firstar Oncore Xtra..............      111,717    $  9.961271   $  1,112,845      1.4%        3.07%      0.13%
                                              ------------                 ------------
                                                2,002,578                  $ 18,960,761
                                              ------------                 ------------
2003
  Top I.....................................        7,382    $  6.946735   $     51,283      1.1%       30.30%      0.08%
  Top Tradition.............................      266,246    $  6.946735   $  1,849,544      1.1%       30.30%      0.08%
  Top Plus..................................       87,949    $  7.004322   $    616,020      0.9%       30.56%      0.08%
  Investar Vision & Top Spectrum............       23,316    $  9.664556   $    225,339      1.4%       29.91%      0.09%
  Top Explorer..............................      145,041    $  6.889647   $    999,283      1.3%       30.04%      0.08%
  Oncore & Firstar Flex.....................       94,757    $  9.610625   $    910,674      1.5%       29.79%      0.08%
  Oncore & Firstar Oncore Value.............      343,998    $  9.939562   $  3,419,189      0.9%       30.56%      0.09%
  Oncore & Firstar Oncore Premier...........    1,492,481    $  9.664556   $ 14,424,164      1.4%       29.91%      0.09%
  Oncore & Firstar Oncore Xtra..............      169,713    $  9.664556   $  1,640,197      1.4%       29.91%      0.09%
                                              ------------                 ------------
                                                2,630,883                  $ 24,135,693
                                              ------------                 ------------
2002
  Top I.....................................        9,833    $  5.331366   $     52,422      1.1%      -27.31%      0.00%
  Top Tradition.............................      334,455    $  5.331366   $  1,783,101      1.1%      -27.31%      0.00%
  Top Plus..................................      112,249    $  5.364950   $    602,209      0.9%      -27.17%      0.00%
  Investar Vision & Top Spectrum............       35,416    $  7.439185   $    263,469      1.4%      -27.53%      0.00%
  Top Explorer..............................      164,853    $  5.298008   $    873,390      1.3%      -27.45%      0.00%
  Oncore & Firstar Flex.....................      147,202    $  7.404975   $  1,090,025      1.5%      -27.60%      0.00%
  Oncore & Firstar Oncore Value.............      463,086    $  7.613192   $  3,525,559      0.9%      -27.17%      0.00%
  Oncore & Firstar Oncore Premier...........    1,813,000    $  7.439185   $ 13,487,247      1.4%      -27.53%      0.00%
  Oncore & Firstar Oncore Xtra..............      221,111    $  7.439185   $  1,644,893      1.4%      -27.53%      0.00%
                                              ------------                 ------------
                                                3,301,205                  $ 23,322,315
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
JANUS ASPEN SERIES -- INSTITUTIONAL SHARES:
  (CONTINUED)
LARGE CAP GROWTH SUBACCOUNT (CONTINUED)
2001
  Top I.....................................       17,297    $  7.334439   $    126,864      1.1%      -25.56%      0.07%
  Top Tradition.............................      402,977    $  7.334439   $  2,955,608      1.1%      -25.56%      0.07%
  Top Plus..................................      149,573    $  7.366024   $  1,101,755      0.9%      -25.41%      0.07%
  Investar Vision & Top Spectrum............       40,381    $ 10.264673   $    414,499      1.4%      -25.78%      0.06%
  Top Explorer..............................      212,895    $  7.303014   $  1,554,775      1.3%      -25.71%      0.06%
  Oncore & Firstar Flex.....................      205,284    $ 10.227571   $  2,099,558      1.5%      -25.86%      0.06%
  Oncore & Firstar Oncore Value.............      596,168    $ 10.452831   $  6,231,643      0.9%      -25.41%      0.07%
  Oncore & Firstar Oncore Premier...........    2,524,855    $ 10.264673   $ 25,916,820      1.4%      -25.78%      0.06%
  Oncore & Firstar Oncore Xtra..............      329,196    $ 10.264673   $  3,379,086      1.4%      -25.78%      0.06%
                                              ------------                 ------------
                                                4,478,626                  $ 43,780,608
                                              ------------                 ------------
INTERNATIONAL GROWTH SUBACCOUNT
2005
  Oncore & Firstar Oncore Flex..............       33,269    $ 16.519053   $    549,569      1.5%       30.34%      1.29%
  Oncore & Firstar Oncore Value.............       67,171    $ 17.287798   $  1,161,235      0.9%       31.12%      1.22%
  Oncore & Firstar Oncore Premier...........      166,642    $ 16.644398   $  2,773,655      1.4%       30.47%      1.22%
  Oncore & Firstar Oncore Xtra..............       67,094    $ 16.644398   $  1,116,742      1.4%       30.47%      1.22%
                                              ------------                 ------------
                                                  334,176                  $  5,601,201
                                              ------------                 ------------
2004
  Oncore & Firstar Oncore Flex..............       27,970    $ 12.673406   $    354,473      1.5%       17.19%      0.90%
  Oncore & Firstar Oncore Value.............       61,451    $ 13.185067   $    810,234      0.9%       17.89%      0.91%
  Oncore & Firstar Oncore Premier...........      189,524    $ 12.757043   $  2,417,774      1.4%       17.30%      0.88%
  Oncore & Firstar Oncore Xtra..............       58,820    $ 12.757043   $    750,364      1.4%       17.30%      0.88%
                                              ------------                 ------------
                                                  337,765                  $  4,332,845
                                              ------------                 ------------
2003
  Oncore & Firstar Oncore Flex..............       30,477    $ 10.814633   $    329,597      1.5%       32.92%      1.00%
  Oncore & Firstar Oncore Value.............       62,869    $ 11.184582   $    703,160      0.9%       33.71%      1.21%
  Oncore & Firstar Oncore Premier...........      232,971    $ 10.875254   $  2,533,622      1.4%       33.05%      1.22%
  Oncore & Firstar Oncore Xtra..............       70,019    $ 10.875254   $    761,474      1.4%       33.05%      1.22%
                                              ------------                 ------------
                                                  396,336                  $  4,327,853
                                              ------------                 ------------
2002
  Oncore & Firstar Oncore Flex..............       39,242    $  8.136008   $    319,276      1.5%      -26.69%      0.56%
  Oncore & Firstar Oncore Value.............       82,021    $  8.364642   $    686,078      0.9%      -26.25%      0.82%
  Oncore & Firstar Oncore Premier...........      275,525    $  8.173564   $  2,252,018      1.4%      -26.61%      0.80%
  Oncore & Firstar Oncore Xtra..............       79,167    $  8.173564   $    647,077      1.4%      -26.61%      0.80%
                                              ------------                 ------------
                                                  475,955                  $  3,904,449
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
JANUS ASPEN SERIES -- INSTITUTIONAL SHARES:
  (CONTINUED)
INTERNATIONAL GROWTH SUBACCOUNT (CONTINUED)
2001
  Oncore & Firstar Oncore Flex..............       53,202    $ 11.097464   $    590,405      1.5%      -24.38%      1.06%
  Oncore & Firstar Oncore Value.............      104,233    $ 11.341733   $  1,182,178      0.9%      -23.92%      1.01%
  Oncore & Firstar Oncore Premier...........      380,072    $ 11.137690   $  4,233,123      1.4%      -24.30%      1.00%
  Oncore & Firstar Oncore Xtra..............      108,231    $ 11.137690   $  1,205,455      1.4%      -24.30%      1.00%
                                              ------------                 ------------
                                                  645,738                  $  7,211,161
                                              ------------                 ------------
WORLDWIDE GROWTH SUBACCOUNT
2005
  Top I.....................................        9,299    $  8.300095   $     77,183      1.1%        4.72%      1.30%
  Top Tradition.............................      125,911    $  8.300095   $  1,045,076      1.1%        4.72%      1.35%
  Top Plus..................................       21,516    $  8.402063   $    180,775      0.9%        4.92%      1.24%
  Investar Vision & Top Spectrum............       39,235    $ 10.307219   $    404,408      1.4%        4.41%      1.33%
  Top Explorer..............................       91,796    $  8.199446   $    752,679      1.3%        4.51%      1.35%
  Oncore & Firstar Oncore Flex..............       34,988    $ 10.424300   $    364,731      1.5%        4.30%      1.17%
  Oncore & Firstar Oncore Value.............       98,568    $ 10.909551   $  1,075,337      0.9%        4.92%      1.31%
  Oncore & Firstar Oncore Premier...........      458,681    $ 10.503437   $  4,817,732      1.4%        4.41%      1.31%
  Oncore & Firstar Oncore Xtra..............       69,151    $ 10.503437   $    726,303      1.4%        4.41%      1.31%
                                              ------------                 ------------
                                                  949,145                  $  9,444,224
                                              ------------                 ------------
2004
  Top I.....................................       14,579    $  7.926252   $    115,553      1.1%        3.64%      1.02%
  Top Tradition.............................      164,556    $  7.926252   $  1,304,311      1.1%        3.64%      0.96%
  Top Plus..................................       39,696    $  8.007801   $    317,874      0.9%        3.84%      0.91%
  Investar Vision & Top Spectrum............       51,613    $  9.872113   $    509,534      1.4%        3.33%      0.94%
  Top Explorer..............................      113,552    $  7.845571   $    890,882      1.3%        3.43%      0.95%
  Oncore & Firstar Oncore Flex..............       68,077    $  9.994066   $    680,363      1.5%        3.23%      0.95%
  Oncore & Firstar Oncore Value.............      147,886    $ 10.397621   $  1,537,658      0.9%        3.84%      0.91%
  Oncore & Firstar Oncore Premier...........      629,370    $ 10.060040   $  6,331,497      1.4%        3.33%      0.97%
  Oncore & Firstar Oncore Xtra..............      104,791    $ 10.060040   $  1,054,205      1.4%        3.33%      0.97%
                                              ------------                 ------------
                                                1,334,120                  $ 12,741,877
                                              ------------                 ------------
2003
  Top I.....................................       14,297    $  7.648142   $    109,346      1.1%       22.64%      0.97%
  Top Tradition.............................      213,452    $  7.648142   $  1,632,511      1.1%       22.64%      1.11%
  Top Plus..................................       59,560    $  7.711505   $    459,296      0.9%       22.89%      1.07%
  Investar Vision & Top Spectrum............       66,624    $  9.554088   $    636,534      1.4%       22.28%      1.10%
  Top Explorer..............................      162,508    $  7.585312   $  1,232,672      1.3%       22.40%      1.11%
  Oncore & Firstar Oncore Flex..............       87,186    $  9.681675   $    844,106      1.5%       22.16%      1.06%
  Oncore & Firstar Oncore Value.............      247,172    $ 10.012904   $  2,474,912      0.9%       22.89%      1.10%
  Oncore & Firstar Oncore Premier...........      810,029    $  9.735966   $  7,886,412      1.4%       22.28%      1.09%
  Oncore & Firstar Oncore Xtra..............      117,798    $  9.735966   $  1,146,879      1.4%       22.28%      1.09%
                                              ------------                 ------------
                                                1,778,626                  $ 16,422,668
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
JANUS ASPEN SERIES -- INSTITUTIONAL SHARES:
  (CONTINUED)
WORLDWIDE GROWTH SUBACCOUNT (CONTINUED)
2002
  Top I.....................................       23,137    $  6.236113   $    144,287      1.1%      -26.31%      0.87%
  Top Tradition.............................      250,428    $  6.236113   $  1,561,694      1.1%      -26.31%      0.86%
  Top Plus..................................       84,760    $  6.275358   $    531,899      0.9%      -26.17%      0.82%
  Investar Vision & Top Spectrum............       86,447    $  7.813288   $    675,436      1.4%      -26.53%      0.83%
  Top Explorer..............................      201,998    $  6.197110   $  1,251,802      1.3%      -26.46%      0.87%
  Oncore & Firstar Oncore Flex..............      118,759    $  7.925431   $    941,213      1.5%      -26.60%      0.72%
  Oncore & Firstar Oncore Value.............      321,826    $  8.148162   $  2,622,290      0.9%      -26.17%      0.85%
  Oncore & Firstar Oncore Premier...........    1,039,628    $  7.962021   $  8,277,550      1.4%      -26.53%      0.83%
  Oncore & Firstar Oncore Xtra..............      168,250    $  7.962021   $  1,339,607      1.4%      -26.53%      0.83%
                                              ------------                 ------------
                                                2,295,233                  $ 17,345,778
                                              ------------                 ------------
2001
  Top I.....................................       27,965    $  8.463030   $    236,665      1.1%      -23.29%      0.49%
  Top Tradition.............................      307,065    $  8.463030   $  2,598,700      1.1%      -23.29%      0.47%
  Top Plus..................................      134,429    $  8.499423   $  1,142,572      0.9%      -23.13%      0.48%
  Investar Vision & Top Spectrum............      113,857    $ 10.634980   $  1,210,864      1.4%      -23.51%      0.44%
  Top Explorer..............................      242,670    $  8.426786   $  2,044,926      1.3%      -23.44%      0.46%
  Oncore & Firstar Oncore Flex..............      172,729    $ 10.798282   $  1,865,173      1.5%      -23.59%      0.41%
  Oncore & Firstar Oncore Value.............      397,264    $ 11.035976   $  4,384,201      0.9%      -23.13%      0.45%
  Oncore & Firstar Oncore Premier...........    1,408,490    $ 10.837423   $ 15,264,397      1.4%      -23.51%      0.46%
  Oncore & Firstar Oncore Xtra..............      225,665    $ 10.837423   $  2,445,632      1.4%      -23.51%      0.46%
                                              ------------                 ------------
                                                3,030,134                  $ 31,193,130
                                              ------------                 ------------
BALANCED SUBACCOUNT
2005
  Top I.....................................       15,867    $ 12.024522   $    190,795      1.1%        6.78%      2.14%
  Top Tradition.............................      222,441    $ 12.024522   $  2,674,743      1.1%        6.78%      2.22%
  Top Plus..................................       65,259    $ 12.172221   $    794,347      0.9%        6.99%      2.15%
  Investar Vision & Top Spectrum............      135,505    $ 16.012022   $  2,169,708      1.4%        6.46%      2.15%
  Top Explorer..............................      110,233    $ 11.878778   $  1,309,430      1.3%        6.57%      2.21%
  Oncore & Firstar Oncore Flex..............       29,405    $ 15.454765   $    454,451      1.5%        6.36%      1.86%
  Oncore & Firstar Oncore Value.............      137,650    $ 16.174009   $  2,226,356      0.9%        6.99%      2.21%
  Oncore & Firstar Oncore Premier...........      887,368    $ 15.572016   $ 13,818,106      1.4%        6.46%      2.13%
  Oncore & Firstar Oncore Xtra..............       78,788    $ 15.572016   $  1,226,889      1.4%        6.46%      2.13%
                                              ------------                 ------------
                                                1,682,516                  $ 24,864,825
                                              ------------                 ------------
2004
  Top I.....................................       19,532    $ 11.261194   $    219,949      1.1%        7.34%      2.24%
  Top Tradition.............................      260,603    $ 11.261194   $  2,934,697      1.1%        7.34%      2.20%
  Top Plus..................................      104,122    $ 11.377016   $  1,184,601      0.9%        7.56%      2.15%
  Investar Vision & Top Spectrum............      189,347    $ 15.039919   $  2,847,761      1.4%        7.02%      2.10%
  Top Explorer..............................      133,548    $ 11.146615   $  1,488,604      1.3%        7.13%      2.09%
  Oncore & Firstar Oncore Flex..............       68,297    $ 14.530765   $    992,413      1.5%        6.92%      2.08%
  Oncore & Firstar Oncore Value.............      193,173    $ 15.117361   $  2,920,272      0.9%        7.56%      2.06%
  Oncore & Firstar Oncore Premier...........    1,270,762    $ 14.626630   $ 18,586,974      1.4%        7.02%      2.11%
  Oncore & Firstar Oncore Xtra..............      100,225    $ 14.626630   $  1,465,957      1.4%        7.02%      2.11%
                                              ------------                 ------------
                                                2,339,609                  $ 32,641,228
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
JANUS ASPEN SERIES -- INSTITUTIONAL SHARES:
  (CONTINUED)
BALANCED SUBACCOUNT (CONTINUED)
2003
  Top I.....................................       22,397    $ 10.490828   $    234,963      1.1%       12.81%      2.07%
  Top Tradition.............................      303,570    $ 10.490828   $  3,184,705      1.1%       12.81%      2.21%
  Top Plus..................................      132,623    $ 10.577712   $  1,402,852      0.9%       13.03%      2.03%
  Investar Vision & Top Spectrum............      244,365    $ 14.052762   $  3,434,007      1.4%       12.48%      2.17%
  Top Explorer..............................      177,315    $ 10.404689   $  1,844,906      1.3%       12.59%      2.22%
  Oncore & Firstar Oncore Flex..............       92,627    $ 13.590452   $  1,258,843      1.5%       12.36%      2.16%
  Oncore & Firstar Oncore Value.............      268,663    $ 14.055270   $  3,776,128      0.9%       13.03%      2.10%
  Oncore & Firstar Oncore Premier...........    1,615,730    $ 13.666613   $ 22,081,546      1.4%       12.48%      2.15%
  Oncore & Firstar Oncore Xtra..............      133,989    $ 13.666613   $  1,831,171      1.4%       12.48%      2.15%
                                              ------------                 ------------
                                                2,991,279                  $ 39,049,121
                                              ------------                 ------------
2002
  Top I.....................................       30,791    $  9.299613   $    286,346      1.1%       -7.46%      2.53%
  Top Tradition.............................      325,549    $  9.299613   $  3,027,481      1.1%       -7.46%      2.44%
  Top Plus..................................      198,509    $  9.358103   $  1,857,669      0.9%       -7.28%      2.43%
  Investar Vision & Top Spectrum............      291,172    $ 12.494084   $  3,637,923      1.4%       -7.74%      2.31%
  Top Explorer..............................      200,267    $  9.241501   $  1,850,770      1.3%       -7.65%      2.44%
  Oncore & Firstar Oncore Flex..............      115,864    $ 12.094948   $  1,401,367      1.5%       -7.83%      2.33%
  Oncore & Firstar Oncore Value.............      358,015    $ 12.434696   $  4,451,811      0.9%       -7.28%      2.29%
  Oncore & Firstar Oncore Premier...........    1,969,882    $ 12.150767   $ 23,935,571      1.4%       -7.74%      2.30%
  Oncore & Firstar Oncore Xtra..............      176,260    $ 12.150767   $  2,141,689      1.4%       -7.74%      2.30%
                                              ------------                 ------------
                                                3,666,309                  $ 42,590,627
                                              ------------                 ------------
2001
  Top I.....................................       23,511    $ 10.049646   $    236,279      1.1%       -5.71%      2.66%
  Top Tradition.............................      326,327    $ 10.049646   $  3,279,466      1.1%       -5.71%      2.72%
  Top Plus..................................      197,509    $ 10.092837   $  1,993,425      0.9%       -5.52%      2.63%
  Investar Vision & Top Spectrum............      360,910    $ 13.541875   $  4,887,401      1.4%       -5.99%      2.52%
  Top Explorer..............................      201,883    $ 10.006634   $  2,020,170      1.3%       -5.90%      2.51%
  Oncore & Firstar Oncore Flex..............      143,653    $ 13.122207   $  1,885,048      1.5%       -6.08%      2.53%
  Oncore & Firstar Oncore Value.............      459,055    $ 13.410992   $  6,156,377      0.9%       -5.52%      2.55%
  Oncore & Firstar Oncore Premier...........    2,465,027    $ 13.169779   $ 32,463,869      1.4%       -5.99%      2.55%
  Oncore & Firstar Oncore Xtra..............      267,010    $ 13.169779   $  3,516,464      1.4%       -5.99%      2.55%
                                              ------------                 ------------
                                                4,444,885                  $ 56,438,499
                                              ------------                 ------------
SALOMON BROTHERS VARIABLE SERIES FUNDS INC.:
ALL CAP SUBACCOUNT
2005
  Oncore Flex...............................       11,000    $ 16.589881   $    182,493      1.5%        2.51%      0.66%
  Oncore & Firstar Oncore Value.............      114,467    $ 17.361907   $  1,987,362      0.9%        3.12%      0.98%
  Oncore & Firstar Oncore Premier...........      269,215    $ 16.715728   $  4,500,121      1.4%        2.61%      0.87%
  Oncore & Firstar Oncore Xtra..............      219,832    $ 16.715728   $  3,674,657      1.4%        2.61%      0.87%
  Oncore & Firstar Oncore Lite..............      229,856    $ 16.715728   $  3,842,207      1.4%        2.61%      0.87%
                                              ------------                 ------------
                                                  844,370                  $ 14,186,840
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
SALOMON BROTHERS VARIABLE SERIES FUNDS INC.: (CONTINUED)
ALL CAP SUBACCOUNT (CONTINUED)
2004
  Oncore & Firstar Oncore Flex.....       21,872    $ 16.183237   $    353,954      1.5%        6.71%      0.47%
  Oncore & Firstar Oncore Value....       93,302    $ 16.836502   $  1,570,887      0.9%        7.34%      0.66%
  Oncore & Firstar Oncore
     Premier.......................      306,133    $ 16.289995   $  4,986,912      1.4%        6.81%      0.54%
  Oncore & Firstar Oncore Xtra.....      251,883    $ 16.289995   $  4,103,173      1.4%        6.81%      0.54%
  Oncore & Firstar Oncore Lite.....      172,705    $ 16.289995   $  2,813,360      1.4%        6.81%      0.54%
                                     ------------                 ------------
                                         845,895                  $ 13,828,286
                                     ------------                 ------------
2003
  Oncore & Firstar Oncore Flex.....       26,439    $ 15.166107   $    400,974      1.5%       36.98%      0.23%
  Oncore & Firstar Oncore Value....       67,026    $ 15.684793   $  1,051,284      0.9%       37.79%      0.28%
  Oncore & Firstar Oncore
     Premier.......................      335,212    $ 15.251089   $  5,112,352      1.4%       37.12%      0.27%
  Oncore & Firstar Oncore Xtra.....      268,577    $ 15.251089   $  4,096,098      1.4%       37.12%      0.27%
  Oncore & Firstar Oncore Lite.....      143,157    $ 15.251089   $  2,183,294      1.4%       37.12%      0.27%
                                     ------------                 ------------
                                         840,411                  $ 12,844,002
                                     ------------                 ------------
2002
  Oncore & Firstar Oncore Flex.....       49,079    $ 11.071684   $    543,383      1.5%      -26.17%      0.43%
  Oncore & Firstar Oncore Value....       60,895    $ 11.382739   $    693,149      0.9%      -25.73%      0.42%
  Oncore & Firstar Oncore
     Premier.......................      365,296    $ 11.122785   $  4,063,117      1.4%      -26.09%      0.47%
  Oncore & Firstar Oncore Xtra.....      250,504    $ 11.122785   $  2,786,304      1.4%      -26.09%      0.47%
  Oncore & Firstar Oncore Lite.....      113,837    $ 11.122785   $  1,266,185      1.4%      -26.09%      0.47%
                                     ------------                 ------------
                                         839,611                  $  9,352,138
                                     ------------                 ------------
2001
  Oncore & Firstar Oncore Flex.....       45,028    $ 14.995451   $    675,221      1.5%        0.39%      0.81%
  Oncore & Firstar Oncore Value....       58,830    $ 15.325385   $    901,600      0.9%        0.99%      1.15%
  Oncore & Firstar Oncore
     Premier.......................      299,673    $ 15.049789   $  4,510,016      1.4%        0.49%      1.21%
  Oncore & Firstar Oncore Xtra.....      175,876    $ 15.049789   $  2,646,885      1.4%        0.49%      1.21%
  Oncore Lite......................       32,054    $ 15.049789   $    482,406      1.4%       -0.41%      1.21%      4/17/01
                                     ------------                 ------------
                                         611,461                  $  9,216,128
                                     ------------                 ------------
TOTAL RETURN SUBACCOUNT
2005
  Oncore & Firstar Oncore Flex.....        9,120    $ 11.786214   $    107,494      1.5%        1.79%      1.77%
  Oncore & Firstar Oncore Value....       39,870    $ 12.334736   $    491,789      0.9%        2.40%      1.88%
  Oncore & Firstar Oncore
     Premier.......................      211,646    $ 11.875653   $  2,513,439      1.4%        1.89%      1.89%
  Oncore & Firstar Oncore Xtra.....      221,490    $ 11.875653   $  2,630,335      1.4%        1.89%      1.89%
  Oncore & Firstar Oncore Lite.....      105,204    $ 11.875653   $  1,249,364      1.4%        1.89%      1.89%
                                     ------------                 ------------
                                         587,330                  $  6,992,421
                                     ------------                 ------------
2004
  Oncore & Firstar Oncore Flex.....       12,141    $ 11.578627   $    140,580      1.5%        7.13%      1.78%
  Oncore & Firstar Oncore Value....       49,135    $ 12.046054   $    591,878      0.9%        7.77%      1.80%
  Oncore & Firstar Oncore
     Premier.......................      252,002    $ 11.655037   $  2,937,089      1.4%        7.23%      1.92%
  Oncore & Firstar Oncore Xtra.....      245,292    $ 11.655037   $  2,858,891      1.4%        7.23%      1.92%
  Oncore & Firstar Oncore Lite.....      100,671    $ 11.655037   $  1,173,324      1.4%        7.23%      1.92%
                                     ------------                 ------------
                                         659,241                  $  7,701,762
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
SALOMON BROTHERS VARIABLE SERIES FUNDS INC.: (CONTINUED)
TOTAL RETURN SUBACCOUNT (CONTINUED)
2003
  Oncore & Firstar Oncore Flex.....       13,053    $ 10.808286   $    141,079      1.5%       14.20%      1.66%
  Oncore & Firstar Oncore Value....       51,447    $ 11.177969   $    575,077      0.9%       14.88%      1.60%
  Oncore & Firstar Oncore
     Premier.......................      301,022    $ 10.868872   $  3,271,760      1.4%       14.32%      1.75%
  Oncore & Firstar Oncore Xtra.....      253,603    $ 10.868872   $  2,756,380      1.4%       14.32%      1.75%
  Oncore & Firstar Oncore Lite.....       36,394    $ 10.868872   $    395,567      1.4%       14.32%      1.75%
                                     ------------                 ------------
                                         655,519                  $  7,139,863
                                     ------------                 ------------
2002
  Oncore & Firstar Oncore Flex.....       16,555    $  9.464057   $    156,680      1.5%       -8.24%      1.39%
  Oncore & Firstar Oncore Value....       55,689    $  9.729919   $    541,846      0.9%       -7.70%      1.51%
  Oncore & Firstar Oncore
     Premier.......................      275,575    $  9.507740   $  2,620,094      1.4%       -8.15%      1.63%
  Oncore & Firstar Oncore Xtra.....      218,416    $  9.507740   $  2,076,644      1.4%       -8.15%      1.63%
  Oncore & Firstar Oncore Lite.....       17,231    $  9.507740   $    163,829      1.4%       -8.15%      1.63%
                                     ------------                 ------------
                                         583,466                  $  5,559,093
                                     ------------                 ------------
2001
  Oncore & Firstar Oncore Flex.....       17,591    $ 10.314460   $    181,441      1.5%       -2.27%      3.01%
  Oncore & Firstar Oncore Value....       52,597    $ 10.541475   $    554,455      0.9%       -1.69%      2.29%
  Oncore & Firstar Oncore
     Premier.......................      235,953    $ 10.351859   $  2,442,545      1.4%       -2.18%      3.10%
  Oncore & Firstar Oncore Xtra.....      143,967    $ 10.351859   $  1,490,321      1.4%       -2.18%      3.10%
  Oncore & Firstar Oncore Lite.....        4,546    $ 10.351859   $     47,062      1.4%        0.58%      3.10%      4/17/01
                                     ------------                 ------------
                                         454,654                  $  4,715,824
                                     ------------                 ------------
INVESTORS SUBACCOUNT
2005
  Oncore & Firstar Oncore Flex.....       22,993    $ 13.470984   $    309,732      1.5%        4.96%      0.75%
  Oncore & Firstar Oncore Value....       52,860    $ 14.097887   $    745,210      0.9%        5.58%      1.17%
  Oncore & Firstar Oncore
     Premier.......................      167,895    $ 13.573192   $  2,278,865      1.4%        5.06%      1.22%
  Oncore & Firstar Oncore Xtra.....      121,680    $ 13.573192   $  1,651,590      1.4%        5.06%      1.22%
  Oncore Lite......................       72,239    $ 13.573192   $    980,520      1.4%        5.06%      1.22%
                                     ------------                 ------------
                                         437,667                  $  5,965,917
                                     ------------                 ------------
2004
  Oncore & Firstar Oncore Flex.....       54,406    $ 12.834716   $    698,287      1.5%        8.74%      1.38%
  Oncore & Firstar Oncore Value....       59,379    $ 13.352844   $    792,875      0.9%        9.39%      1.56%
  Oncore & Firstar Oncore
     Premier.......................      170,824    $ 12.919400   $  2,206,953      1.4%        8.85%      1.44%
  Oncore & Firstar Oncore Xtra.....      147,871    $ 12.919400   $  1,910,399      1.4%        8.85%      1.44%
  Oncore & Firstar Oncore Lite.....       55,853    $ 12.919400   $    721,588      1.4%        8.85%      1.44%
                                     ------------                 ------------
                                         488,333                  $  6,330,102
                                     ------------                 ------------
2003
  Oncore & Firstar Oncore Flex.....       60,640    $ 11.803030   $    715,735      1.5%       30.38%      1.81%
  Oncore & Firstar Oncore Value....       54,924    $ 12.206734   $    670,437      0.9%       31.15%      1.48%
  Oncore & Firstar Oncore
     Premier.......................      184,492    $ 11.869178   $  2,189,772      1.4%       30.51%      1.47%
  Oncore & Firstar Oncore Xtra.....      125,056    $ 11.869178   $  1,484,313      1.4%       30.51%      1.47%
  Oncore Lite......................       55,417    $ 11.869178   $    657,756      1.4%       30.51%      1.47%
                                     ------------                 ------------
                                         480,529                  $  5,718,013
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
SALOMON BROTHERS VARIABLE SERIES FUNDS INC.: (CONTINUED)
INVESTORS SUBACCOUNT (CONTINUED)
2002
  Oncore & Firstar Oncore Flex.....       71,598    $  9.053003   $    648,180      1.5%      -24.19%      1.18%
  Oncore & Firstar Oncore Value....       50,000    $  9.307368   $    465,371      0.9%      -23.74%      1.37%
  Oncore & Firstar Oncore
     Premier.......................      234,005    $  9.094795   $  2,128,222      1.4%      -24.11%      1.33%
  Oncore & Firstar Oncore Xtra.....      106,559    $  9.094795   $    969,133      1.4%      -24.11%      1.33%
  Oncore Lite......................       45,433    $  9.094795   $    413,200      1.4%      -24.11%      1.33%
                                     ------------                 ------------
                                         507,595                  $  4,624,106
                                     ------------                 ------------
2001
  Oncore & Firstar Oncore Flex.....       62,628    $ 11.941223   $    747,853      1.5%       -5.57%      1.30%
  Oncore & Firstar Oncore Value....       32,448    $ 12.204028   $    395,995      0.9%       -5.01%      0.88%
  Oncore & Firstar Oncore
     Premier.......................      173,272    $ 11.984510   $  2,076,578      1.4%       -5.48%      1.26%
  Oncore & Firstar Oncore Xtra.....       88,848    $ 11.984510   $  1,064,808      1.4%       -5.48%      1.26%
  Oncore Lite......................        6,269    $ 11.984510   $     75,134      1.4%       -4.24%      1.26%      4/17/01
                                     ------------                 ------------
                                         363,465                  $  4,360,368
                                     ------------                 ------------
WELLS FARGO ADVANTAGE VARIABLE TRUST FUNDS (NOTE 4):
OPPORTUNITY SUBACCOUNT
2005
  Top I............................        3,214    $ 13.716021   $     44,083      1.1%        6.71%      0.00%
  Top Tradition....................       46,503    $ 13.716021   $    637,831      1.1%        6.71%      0.00%
  Top Plus.........................       12,755    $ 13.884465   $    177,090      0.9%        6.92%      0.00%
  Investar Vision & Top Spectrum...        4,622    $ 15.328247   $     70,854      1.4%        6.40%      0.00%
  Top Explorer.....................       33,232    $ 13.549801   $    450,281      1.3%        6.50%      0.00%
  Oncore & Firstar Oncore Flex.....       16,360    $ 15.212835   $    248,879      1.5%        6.29%      0.00%
  Oncore & Firstar Oncore Value....      155,307    $ 15.920809   $  2,472,618      0.9%        6.92%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      339,865    $ 15.328247   $  5,209,540      1.4%        6.40%      0.00%
  Oncore & Firstar Oncore Xtra.....      435,281    $ 15.328247   $  6,672,090      1.4%        6.40%      0.00%
  Oncore & Firstar Oncore Lite.....      108,801    $ 15.328247   $  1,667,744      1.4%        6.40%      0.00%
                                     ------------                 ------------
                                       1,155,940                  $ 17,651,010
                                     ------------                 ------------
2004
  Top I............................        3,842    $ 12.853057   $     49,381      1.1%       16.93%      0.00%
  Top Tradition....................       53,542    $ 12.853057   $    688,176      1.1%       16.93%      0.00%
  Top Plus.........................       20,696    $ 12.985241   $    268,747      0.9%       17.16%      0.00%
  Investar Vision & Top Spectrum...        6,383    $ 14.406341   $     91,954      1.4%       16.58%      0.00%
  Top Explorer.....................       43,658    $ 12.722318   $    555,435      1.3%       16.70%      0.00%
  Oncore & Firstar Oncore Flex.....       23,707    $ 14.311919   $    339,290      1.5%       16.47%      0.00%
  Oncore & Firstar Oncore Value....      183,977    $ 14.889703   $  2,739,361      0.9%       17.16%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      428,808    $ 14.406341   $  6,177,548      1.4%       16.58%      0.00%
  Oncore & Firstar Oncore Xtra.....      513,308    $ 14.406341   $  7,394,885      1.4%       16.58%      0.00%
  Oncore & Firstar Oncore Lite.....      156,244    $ 14.406341   $  2,250,910      1.4%       16.58%      0.00%
                                     ------------                 ------------
                                       1,434,165                  $ 20,555,687
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
WELLS FARGO ADVANTAGE VARIABLE TRUST FUNDS (NOTE 4): (CONTINUED)
OPPORTUNITY SUBACCOUNT (CONTINUED)
2003
  Top I............................        3,670    $ 10.992008   $     40,346      1.1%       35.52%      0.05%
  Top Tradition....................       65,730    $ 10.992008   $    722,501      1.1%       35.52%      0.08%
  Top Plus.........................       31,462    $ 11.083042   $    348,692      0.9%       35.79%      0.09%
  Investar Vision & Top Spectrum...        6,973    $ 12.357050   $     86,164      1.4%       35.12%      0.08%
  Top Explorer.....................       56,933    $ 10.901773   $    620,670      1.3%       35.25%      0.08%
  Oncore & Firstar Oncore Flex.....       27,067    $ 12.288188   $    332,600      1.5%       34.98%      0.07%
  Oncore & Firstar Oncore Value....      212,892    $ 12.708516   $  2,705,540      0.9%       35.79%      0.08%
  Oncore & Firstar Oncore
     Premier.......................      583,589    $ 12.357050   $  7,211,452      1.4%       35.12%      0.08%
  Oncore & Firstar Oncore Xtra.....      554,398    $ 12.357050   $  6,850,725      1.4%       35.12%      0.08%
  Oncore & Firstar Oncore Lite.....      270,449    $ 12.357050   $  3,341,952      1.4%       35.12%      0.08%
                                     ------------                 ------------
                                       1,813,163                  $ 22,260,642
                                     ------------                 ------------
2002
  Top I............................        7,767    $  8.111148   $     62,998      1.1%      -27.62%      0.39%
  Top Tradition....................       64,592    $  8.111148   $    523,914      1.1%      -27.62%      0.43%
  Top Plus.........................       28,890    $  8.162179   $    235,807      0.9%      -27.47%      0.44%
  Investar Vision & Top Spectrum...        7,451    $  9.145475   $     68,144      1.4%      -27.83%      0.40%
  Top Explorer.....................       52,049    $  8.060463   $    419,540      1.3%      -27.76%      0.43%
  Oncore & Firstar Oncore Flex.....       38,242    $  9.103468   $    348,130      1.5%      -27.90%      0.39%
  Oncore & Firstar Oncore Value....      225,389    $  9.359256   $  2,109,472      0.9%      -27.47%      0.43%
  Oncore & Firstar Oncore
     Premier.......................      613,606    $  9.145475   $  5,611,716      1.4%      -27.83%      0.40%
  Oncore & Firstar Oncore Xtra.....      596,327    $  9.145475   $  5,453,697      1.4%      -27.83%      0.40%
  Oncore & Firstar Oncore Lite.....      241,758    $  9.145475   $  2,210,991      1.4%      -27.83%      0.40%
                                     ------------                 ------------
                                       1,876,071                  $ 17,044,409
                                     ------------                 ------------
2001
  Top I............................        8,307    $ 11.205725   $     93,090      1.1%       -4.76%      0.52%
  Top Tradition....................       44,704    $ 11.205725   $    500,942      1.1%       -4.76%      0.41%
  Top Plus.........................       23,185    $ 11.253894   $    260,924      0.9%       -4.57%      0.46%
  Top Spectrum.....................        3,911    $ 12.672277   $     49,565      1.4%       -5.04%      0.54%
  Top Explorer.....................       45,268    $ 11.157790   $    505,096      1.3%       -4.95%      0.28%
  Oncore & Firstar Oncore Flex.....       38,737    $ 12.626529   $    489,112      1.5%       -5.14%      0.42%
  Oncore & Firstar Oncore Value....      180,541    $ 12.904401   $  2,329,774      0.9%       -4.57%      0.44%
  Oncore & Firstar Oncore
     Premier.......................      615,990    $ 12.672277   $  7,805,989      1.4%       -5.04%      0.54%
  Oncore & Firstar Oncore Xtra.....      534,528    $ 12.672277   $  6,773,672      1.4%       -5.04%      0.54%
  Oncore & Firstar Oncore Lite.....      144,783    $ 12.672277   $  1,834,732      1.4%       -1.09%      0.54%      4/17/01
                                     ------------                 ------------
                                       1,639,954                  $ 20,642,896
                                     ------------                 ------------
MULTI CAP VALUE SUBACCOUNT
2005
  Top I............................          616    $ 15.641554   $      9,637      1.1%       15.24%      0.36%
  Top Tradition....................        5,635    $ 15.641554   $     88,136      1.1%       15.24%      0.36%
  Top Plus.........................        5,600    $ 15.833700   $     88,665      0.9%       15.47%      0.36%
  Investar Vision & Top Spectrum...        2,057    $ 13.442715   $     27,646      1.4%       14.90%      0.00%
  Top Explorer.....................        2,976    $ 15.451988   $     45,980      1.3%       15.01%      0.37%
  Oncore & Firstar Oncore Flex.....        2,985    $ 13.341494   $     39,819      1.5%       14.78%      0.77%
  Oncore & Firstar Oncore Value....        7,453    $ 13.962519   $    104,059      0.9%       15.47%      0.42%
  Oncore & Firstar Oncore
     Premier.......................       48,531    $ 13.442715   $    652,394      1.4%       14.90%      0.37%
  Oncore & Firstar Oncore Xtra.....       39,288    $ 13.442715   $    528,158      1.4%       14.90%      0.37%
                                     ------------                 ------------
                                         115,141                  $  1,584,494
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
WELLS FARGO ADVANTAGE VARIABLE TRUST FUNDS (NOTE 4): (CONTINUED)
MULTI CAP VALUE SUBACCOUNT (CONTINUED)
2004
  Top I.....................................          617    $ 13.573321   $      8,368      1.1%       15.49%      0.00%
  Top Tradition.............................        5,182    $ 13.573321   $     70,343      1.1%       15.49%      0.00%
  Top Plus..................................        5,600    $ 13.712955   $     76,789      0.9%       15.72%      0.00%
  Top Explorer..............................        3,320    $ 13.435239   $     44,609      1.3%       15.26%      0.00%
  Oncore & Firstar Oncore Flex..............        9,933    $ 11.623051   $    115,448      1.5%       15.04%      0.00%
  Oncore & Firstar Oncore Value.............        6,857    $ 12.092388   $     82,920      0.9%       15.72%      0.00%
  Oncore & Firstar Oncore Premier...........       50,453    $ 11.699730   $    590,289      1.4%       15.15%      0.00%
  Oncore & Firstar Oncore Xtra..............       38,234    $ 11.699730   $    447,330      1.4%       15.15%      0.00%
                                              ------------                 ------------
                                                  120,196                  $  1,436,096
                                              ------------                 ------------
2003
  Top I.....................................          617    $ 11.752588   $      7,252      1.1%       36.89%      0.11%
  Top Tradition.............................        9,480    $ 11.752588   $    111,412      1.1%       36.89%      0.12%
  Top Plus..................................        7,179    $ 11.849948   $     85,067      0.9%       37.16%      0.10%
  Top Explorer..............................        3,416    $ 11.656107   $     39,817      1.3%       36.62%      0.12%
  Oncore & Firstar Oncore Flex..............       10,577    $ 10.103864   $    106,864      1.5%       36.35%      0.11%
  Oncore & Firstar Oncore Value.............        8,927    $ 10.449547   $     93,284      0.9%       37.16%      0.12%
  Oncore & Firstar Oncore Premier...........       72,909    $ 10.160486   $    740,795      1.4%       36.49%      0.10%
  Oncore & Firstar Oncore Xtra..............       42,608    $ 10.160486   $    432,918      1.4%       36.49%      0.10%
                                              ------------                 ------------
                                                  155,713                  $  1,617,409
                                              ------------                 ------------
2002
  Top I.....................................          618    $  8.585353   $      5,303      1.1%      -24.00%      0.46%
  Top Tradition.............................        9,258    $  8.585353   $     79,486      1.1%      -24.00%      0.37%
  Top Plus..................................        8,155    $  8.639387   $     70,457      0.9%      -23.85%      0.44%
  Top Explorer..............................        2,955    $  8.531704   $     25,214      1.3%      -24.15%      0.10%
  Oncore & Firstar Oncore Flex..............       10,619    $  7.410125   $     78,686      1.5%      -24.30%      0.46%
  Oncore & Firstar Oncore Value.............        8,108    $  7.618396   $     61,770      0.9%      -23.85%      0.43%
  Oncore & Firstar Oncore Premier...........       85,631    $  7.444322   $    637,464      1.4%      -24.22%      0.37%
  Oncore & Firstar Oncore Xtra..............       52,316    $  7.444322   $    389,456      1.4%      -24.22%      0.37%
                                              ------------                 ------------
                                                  177,660                  $  1,347,836
                                              ------------                 ------------
2001
  Top I.....................................          618    $ 11.296049   $      6,984      1.1%        2.98%      0.00%
  Top Tradition.............................       17,541    $ 11.296049   $    198,142      1.1%        2.98%      0.00%
  Top Plus..................................        5,765    $ 11.344630   $     65,401      0.9%        3.19%      0.00%
  Top Spectrum..............................        2,201    $  9.823899   $     21,623      1.4%        2.68%      0.00%
  Top Explorer..............................       20,612    $ 11.247728   $    231,833      1.3%        2.78%      0.00%
  Oncore & Firstar Oncore Flex..............       10,625    $  9.788424   $    104,005      1.5%        2.58%      0.00%
  Oncore & Firstar Oncore Value.............        9,576    $ 10.003931   $     95,793      0.9%        3.19%      0.00%
  Oncore & Firstar Oncore Premier...........      129,856    $  9.823899   $  1,275,701      1.4%        2.68%      0.00%
  Oncore & Firstar Oncore Xtra..............       63,207    $  9.823899   $    620,940      1.4%        2.68%      0.00%
                                              ------------                 ------------
                                                  260,001                  $  2,620,422
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
WELLS FARGO ADVANTAGE VARIABLE TRUST FUNDS (NOTE 4): (CONTINUED)
DISCOVERY SUBACCOUNT
2005
  Top I............................        2,472    $  7.806074   $     19,297      1.1%       14.91%      0.00%       4/8/05
  Top Tradition....................       93,265    $  7.806074   $    728,035      1.1%       14.91%      0.00%       4/8/05
  Top Plus.........................       11,311    $  7.902076   $     89,378      0.9%       15.08%      0.00%       4/8/05
  Investar Vision & Top Spectrum...        5,091    $ 12.813905   $     65,238      1.4%       14.67%      0.00%       4/8/05
  Top Explorer.....................       69,987    $  7.711352   $    539,698      1.3%       14.75%      0.00%       4/8/05
  Oncore & Firstar Oncore Flex.....       15,286    $ 12.717314   $    194,393      1.5%       14.58%      0.00%       4/8/05
  Oncore & Firstar Oncore Value....      198,475    $ 13.309549   $  2,641,610      0.9%       15.08%      0.00%       4/8/05
  Oncore & Firstar Oncore
     Premier.......................      667,544    $ 12.813905   $  8,553,847      1.4%       14.67%      0.00%       4/8/05
  Oncore & Firstar Oncore Xtra.....      412,846    $ 12.813905   $  5,290,164      1.4%       14.67%      0.00%       4/8/05
  Oncore & Firstar Oncore Lite.....       26,572    $ 12.813905   $    340,489      1.4%       14.67%      0.00%       4/8/05
                                     ------------                 ------------
                                       1,502,849                  $ 18,462,149
                                     ------------                 ------------
STRONG VARIABLE INSURANCE FUNDS, INC. (NOTE 4):
MID-CAP GROWTH II SUBACCOUNT
2004
  Top I............................        2,702    $  7.200348   $     19,454      1.1%       17.86%      0.00%
  Top Tradition....................      114,311    $  7.200348   $    823,079      1.1%       17.86%      0.00%
  Top Plus.........................       13,515    $  7.274512   $     98,313      0.9%       18.09%      0.00%
  Investar Vision & Top Spectrum...        9,754    $ 11.854554   $    115,629      1.4%       17.51%      0.00%
  Top Explorer.....................       86,079    $  7.127003   $    613,486      1.3%       17.62%      0.00%
  Oncore & Firstar Oncore Flex.....       21,336    $ 11.776774   $    251,275      1.5%       17.39%      0.00%
  Oncore & Firstar Oncore Value....      238,314    $ 12.252554   $  2,919,953      0.9%       18.09%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      803,840    $ 11.854554   $  9,529,168      1.4%       17.51%      0.00%
  Oncore & Firstar Oncore Xtra.....      484,841    $ 11.854554   $  5,747,576      1.4%       17.51%      0.00%
  Oncore & Firstar Oncore Lite.....       70,268    $ 11.854554   $    832,997      1.4%       17.51%      0.00%
                                     ------------                 ------------
                                       1,844,960                  $ 20,950,930
                                     ------------                 ------------
2003
  Top I............................        2,834    $  6.109458   $     17,317      1.1%       32.75%      0.00%
  Top Tradition....................      136,978    $  6.109458   $    836,859      1.1%       32.75%      0.00%
  Top Plus.........................       24,446    $  6.160144   $    150,593      0.9%       33.02%      0.00%
  Investar Vision & Top Spectrum...        9,422    $ 10.088450   $     95,057      1.4%       32.36%      0.00%
  Top Explorer.....................      110,618    $  6.059228   $    670,262      1.3%       32.49%      0.00%
  Oncore & Firstar Oncore Flex.....       28,993    $ 10.032151   $    290,858      1.5%       32.23%      0.00%
  Oncore & Firstar Oncore Value....      284,194    $ 10.375611   $  2,948,686      0.9%       33.02%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      991,015    $ 10.088450   $  9,997,796      1.4%       32.36%      0.00%
  Oncore & Firstar Oncore Xtra.....      590,657    $ 10.088450   $  5,958,818      1.4%       32.36%      0.00%
  Oncore & Firstar Oncore Lite.....      139,017    $ 10.088450   $  1,402,464      1.4%       32.36%      0.00%
                                     ------------                 ------------
                                       2,318,174                  $ 22,368,710
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
STRONG VARIABLE INSURANCE FUNDS, INC. (NOTE 4): (CONTINUED)
MID-CAP GROWTH II SUBACCOUNT (CONTINUED)
2002
  Top I............................        1,699    $  4.602057   $      7,819      1.1%      -38.23%      0.00%
  Top Tradition....................      131,912    $  4.602057   $    607,065      1.1%      -38.23%      0.00%
  Top Plus.........................       32,322    $  4.631070   $    149,685      0.9%      -38.10%      0.00%
  Investar Vision & Top Spectrum...        9,488    $  7.621828   $     72,317      1.4%      -38.41%      0.00%
  Top Explorer.....................      114,697    $  4.573237   $    524,538      1.3%      -38.35%      0.00%
  Oncore & Firstar Oncore Flex.....       46,933    $  7.586758   $    356,067      1.5%      -38.47%      0.00%
  Oncore & Firstar Oncore Value....      303,965    $  7.800175   $  2,370,983      0.9%      -38.10%      0.00%
  Oncore & Firstar Oncore
     Premier.......................    1,100,189    $  7.621828   $  8,385,453      1.4%      -38.41%      0.00%
  Oncore & Firstar Oncore Xtra.....      626,229    $  7.621828   $  4,773,008      1.4%      -38.41%      0.00%
  Oncore & Firstar Oncore Lite.....      130,895    $  7.621828   $    997,660      1.4%      -38.41%      0.00%
                                     ------------                 ------------
                                       2,498,329                  $ 18,244,595
                                     ------------                 ------------
2001
  Top I............................        1,733    $  7.449973   $     12,912      1.1%      -31.53%      0.00%
  Top Tradition....................      132,257    $  7.449973   $    985,308      1.1%      -31.53%      0.00%
  Top Plus.........................       48,707    $  7.482075   $    364,426      0.9%      -31.39%      0.00%
  Investar Vision & Top Spectrum...       11,444    $ 12.375260   $    141,628      1.4%      -31.73%      0.00%
  Top Explorer.....................      141,857    $  7.418030   $  1,052,301      1.3%      -31.67%      0.00%
  Oncore & Firstar Oncore Flex.....       70,801    $ 12.330516   $    873,010      1.5%      -31.80%      0.00%
  Oncore & Firstar Oncore Value....      321,910    $ 12.602189   $  4,056,775      0.9%      -31.39%      0.00%
  Oncore & Firstar Oncore
     Premier.......................    1,468,041    $ 12.375260   $ 18,167,386      1.4%      -31.73%      0.00%
  Oncore & Firstar Oncore Xtra.....      763,291    $ 12.375260   $  9,445,917      1.4%      -31.73%      0.00%
  Oncore & Firstar Oncore Lite.....       82,615    $ 12.375260   $  1,022,388      1.4%      -14.73%      0.00%      4/17/01
                                     ------------                 ------------
                                       3,042,656                  $ 36,122,051
                                     ------------                 ------------
VAN KAMPEN UNIVERSAL INSTITUTIONAL FUNDS -- CLASS I:
CORE PLUS FIXED INCOME SUBACCOUNT
2005
  Oncore Flex......................        8,349    $ 13.728861   $    114,626      1.5%        2.68%      2.37%
  Oncore & Firstar Oncore Value....       29,160    $ 14.367804   $    418,971      0.9%        3.29%      3.20%
  Oncore & Firstar Oncore
     Premier.......................      150,167    $ 13.833055   $  2,077,274      1.4%        2.78%      3.54%
  Oncore & Firstar Oncore Xtra.....       60,855    $ 13.833055   $    841,801      1.4%        2.78%      3.54%
                                     ------------                 ------------
                                         248,531                  $  3,452,672
                                     ------------                 ------------
2004
  Oncore Flex......................       22,850    $ 13.370815   $    305,526      1.5%        2.82%      3.77%
  Oncore & Firstar Oncore Value....       29,175    $ 13.910580   $    405,846      0.9%        3.43%      3.83%
  Oncore & Firstar Oncore
     Premier.......................      225,980    $ 13.459054   $  3,041,468      1.4%        2.92%      3.81%
  Oncore & Firstar Oncore Xtra.....       52,236    $ 13.459054   $    703,047      1.4%        2.92%      3.81%
                                     ------------                 ------------
                                         330,241                  $  4,455,887
                                     ------------                 ------------
2003
  Oncore Flex......................       24,259    $ 13.004005   $    315,465      1.5%        3.09%      0.06%
  Oncore & Firstar Oncore Value....       32,204    $ 13.448755   $    433,100      0.9%        3.71%      0.06%
  Oncore & Firstar Oncore
     Premier.......................      251,670    $ 13.076897   $  3,291,073      1.4%        3.19%      0.06%
  Oncore Xtra......................       50,161    $ 13.076897   $    655,949      1.4%        3.19%      0.06%
                                     ------------                 ------------
                                         358,294                  $  4,695,587
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
VAN KAMPEN UNIVERSAL INSTITUTIONAL FUNDS -- CLASS I: (CONTINUED)
CORE PLUS FIXED INCOME SUBACCOUNT
  (CONTINUED)
2002
  Oncore Flex...............................       27,114    $ 12.614010   $    342,013      1.5%        5.74%      3.57%
  Oncore & Firstar Oncore Value.............       42,121    $ 12.968279   $    546,239      0.9%        6.37%      3.36%
  Oncore & Firstar Oncore Premier...........      284,568    $ 12.672219   $  3,606,106      1.4%        5.84%      3.42%
  Oncore & Firstar Oncore Xtra..............        3,142    $ 12.672219   $     39,820      1.4%        5.84%      3.42%
                                              ------------                 ------------
                                                  356,945                  $  4,534,178
                                              ------------                 ------------
2001
  Oncore & Firstar Oncore Flex..............       26,172    $ 11.929215   $    312,212      1.5%        7.70%      3.67%
  Oncore & Firstar Oncore Value.............       48,463    $ 12.191749   $    590,853      0.9%        8.34%      3.87%
  Oncore & Firstar Oncore Premier...........      332,091    $ 11.972451   $  3,975,944      1.4%        7.80%      3.78%
  Oncore & Firstar Oncore Xtra..............        3,512    $ 11.972451   $     42,044      1.4%        7.80%      3.78%
                                              ------------                 ------------
                                                  410,238                  $  4,921,053
                                              ------------                 ------------
U.S. REAL ESTATE SUBACCOUNT
2005
  Top I.....................................        2,072    $ 29.386693   $     60,886      1.1%       15.78%      0.79%
  Top Tradition.............................       47,166    $ 29.386693   $  1,386,054      1.1%       15.78%      1.17%
  Top Plus..................................       21,233    $ 29.747497   $    631,626      0.9%       16.01%      1.16%
  Investar Vision & Top Spectrum............        3,390    $ 24.717979   $     83,784      1.4%       15.44%      1.19%
  Top Explorer..............................       23,831    $ 29.030792   $    691,839      1.3%       15.55%      1.17%
  Oncore & Firstar Oncore Flex..............        7,392    $ 24.531963   $    181,331      1.5%       15.33%      0.96%
  Oncore & Firstar Oncore Value.............       65,805    $ 25.673351   $  1,689,442      0.9%       16.01%      1.18%
  Oncore & Firstar Oncore Premier...........      121,775    $ 24.717979   $  3,010,034      1.4%       15.44%      1.19%
  Oncore & Firstar Oncore Xtra..............      232,734    $ 24.717979   $  5,752,735      1.4%       15.44%      1.19%
                                              ------------                 ------------
                                                  525,398                  $ 13,487,731
                                              ------------                 ------------
2004
  Top I.....................................        7,435    $ 25.381114   $    188,715      1.1%       34.91%      1.15%
  Top Tradition.............................       33,230    $ 25.381114   $    843,421      1.1%       34.91%      1.56%
  Top Plus..................................       14,291    $ 25.642046   $    366,459      0.9%       35.18%      1.56%
  Investar Vision & Top Spectrum............        5,660    $ 21.411919   $    121,195      1.4%       34.51%      1.60%
  Top Explorer..............................       20,125    $ 25.123131   $    505,595      1.3%       34.64%      1.45%
  Oncore & Firstar Oncore Flex..............        5,499    $ 21.271668   $    116,963      1.5%       34.37%      1.73%
  Oncore & Firstar Oncore Value.............       46,568    $ 22.130175   $  1,030,562      0.9%       35.18%      1.70%
  Oncore & Firstar Oncore Premier...........      105,473    $ 21.411919   $  2,258,371      1.4%       34.51%      1.60%
  Oncore & Firstar Oncore Xtra..............      186,966    $ 21.411919   $  4,003,292      1.4%       34.51%      1.60%
                                              ------------                 ------------
                                                  425,247                  $  9,434,573
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
VAN KAMPEN UNIVERSAL INSTITUTIONAL FUNDS -- CLASS I: (CONTINUED)
U.S. REAL ESTATE SUBACCOUNT (CONTINUED)
2003
  Top I.....................................        1,089    $ 18.813690   $     20,481      1.1%       36.02%      0.00%
  Top Tradition.............................       22,541    $ 18.813690   $    424,077      1.1%       36.02%      0.00%
  Top Plus..................................       12,211    $ 18.969437   $    231,635      0.9%       36.29%      0.00%
  Top Spectrum..............................          771    $ 15.918756   $     12,279      1.4%       35.61%      0.00%
  Top Explorer..............................       13,271    $ 18.659388   $    247,624      1.3%       35.75%      0.00%
  Oncore & Firstar Oncore Flex..............        6,045    $ 15.830110   $     95,694      1.5%       35.48%      0.00%
  Oncore & Firstar Oncore Value.............       31,222    $ 16.371443   $    511,144      0.9%       36.29%      0.00%
  Oncore & Firstar Oncore Premier...........       65,997    $ 15.918756   $  1,050,609      1.4%       35.61%      0.00%
  Oncore & Firstar Oncore Xtra..............       64,769    $ 15.918756   $  1,031,037      1.4%       35.61%      0.00%
                                              ------------                 ------------
                                                  217,916                  $  3,624,580
                                              ------------                 ------------
2002
  Top I.....................................        1,779    $ 13.831866   $     24,607      1.1%       -1.87%      9.58%
  Top Tradition.............................       15,072    $ 13.831866   $    208,477      1.1%       -1.87%      3.09%
  Top Plus..................................        1,996    $ 13.918838   $     27,778      0.9%       -1.67%      3.77%
  Top Spectrum..............................          391    $ 11.738222   $      4,594      1.4%       -2.16%     23.74%
  Top Explorer..............................        2,402    $ 13.745536   $     33,011      1.3%       -2.06%      1.99%
  Oncore & Firstar Oncore Flex..............        4,405    $ 11.684341   $     51,468      1.5%       -2.25%      3.02%
  Oncore & Firstar Oncore Value.............       12,813    $ 12.012559   $    153,920      0.9%       -1.67%      2.80%
  Oncore & Firstar Oncore Premier...........       45,545    $ 11.738222   $    534,621      1.4%       -2.16%     23.74%
  Oncore Xtra...............................    1,277,332    $ 11.738222   $ 14,993,603      1.4%       -2.16%     23.74%
                                              ------------                 ------------
                                                1,361,735                  $ 16,032,079
                                              ------------                 ------------
2001
  Top I.....................................          365    $ 14.094975   $      5,144      1.1%        8.64%      1.25%
  Top Tradition.............................       13,869    $ 14.094975   $    195,489      1.1%        8.64%      2.79%
  Top Plus..................................        1,196    $ 14.155556   $     16,928      0.9%        8.86%      5.66%
  Top Spectrum..............................       10,323    $ 11.997048   $    123,850      1.4%        8.32%      3.41%
  Top Explorer..............................        3,884    $ 14.034732   $     54,514      1.3%        8.42%      0.55%
  Oncore & Firstar Oncore Flex..............        3,776    $ 11.953743   $     45,142      1.5%        8.21%      3.67%
  Oncore & Firstar Oncore Value.............       15,975    $ 12.216854   $    195,159      0.9%        8.86%      3.12%
  Oncore & Firstar Oncore Premier...........       73,851    $ 11.997048   $    885,982      1.4%        8.32%      3.41%
  Oncore & Firstar Oncore Xtra..............        3,123    $ 11.997048   $     37,472      1.4%        8.32%      3.41%
                                              ------------                 ------------
                                                  126,362                  $  1,559,680
                                              ------------                 ------------
VALUE SUBACCOUNT
2005
  Oncore Flex...............................        2,090    $ 12.784100   $     26,717      1.5%        3.02%      1.32%
  Oncore Value..............................        7,853    $ 13.379018   $    105,064      0.9%        3.63%      1.36%
  Oncore & Firstar Oncore Premier...........       43,346    $ 12.881115   $    558,345      1.4%        3.12%      1.43%
  Oncore Xtra...............................        9,122    $ 12.881115   $    117,511      1.4%        3.12%      1.43%
                                              ------------                 ------------
                                                   62,411                  $    807,637
                                              ------------                 ------------
2004
  Oncore Flex...............................        2,151    $ 12.409098   $     26,694      1.5%       16.09%      1.07%
  Oncore Value..............................        9,265    $ 12.910013   $    119,605      0.9%       16.78%      1.19%
  Oncore & Firstar Oncore Premier...........       67,253    $ 12.490986   $    840,064      1.4%       16.20%      0.98%
  Oncore Xtra...............................        9,929    $ 12.490986   $    124,018      1.4%       16.20%      0.98%
                                              ------------                 ------------
                                                   88,598                  $  1,110,381
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
VAN KAMPEN UNIVERSAL INSTITUTIONAL FUNDS -- CLASS I: (CONTINUED)
VALUE SUBACCOUNT (CONTINUED)
2003
  Oncore Flex...............................        3,746    $ 10.689314   $     40,040      1.5%       32.10%      0.00%
  Oncore Value..............................       10,715    $ 11.054926   $    118,456      0.9%       32.88%      0.00%
  Oncore & Firstar Oncore Premier...........       69,251    $ 10.749233   $    744,395      1.4%       32.23%      0.00%
  Oncore Xtra...............................       10,177    $ 10.749233   $    109,394      1.4%       32.23%      0.00%
                                              ------------                 ------------
                                                   93,889                  $  1,012,285
                                              ------------                 ------------
2002
  Oncore Flex...............................        3,716    $  8.091822   $     30,069      1.5%      -23.31%      0.82%
  Oncore Value..............................        8,393    $  8.319174   $     69,823      0.9%      -22.85%      0.58%
  Oncore & Firstar Oncore Premier...........       74,364    $  8.129174   $    604,520      1.4%      -23.23%      0.92%
  Oncore Xtra...............................       14,377    $  8.129174   $    116,874      1.4%      -23.23%      0.92%
                                              ------------                 ------------
                                                  100,850                  $    821,286
                                              ------------                 ------------
2001
  Oncore Flex...............................        4,627    $ 10.551021   $     48,823      1.5%        0.75%      0.79%
  Oncore Value..............................       15,465    $ 10.783192   $    166,758      0.9%        1.35%      0.91%
  Oncore & Firstar Oncore Premier...........       83,555    $ 10.589267   $    884,781      1.4%        0.85%      0.95%
  Oncore & Firstar Oncore Xtra..............       15,876    $ 10.589267   $    168,120      1.4%        0.85%      0.95%
                                              ------------                 ------------
                                                  119,523                  $  1,268,482
                                              ------------                 ------------
EMERGING MARKETS DEBT SUBACCOUNT
2005
  Oncore & Firstar Oncore Value.............        1,839    $ 17.336039   $     31,873      0.9%       11.25%      8.20%
  Oncore & Firstar Oncore Premier...........        9,624    $ 16.690775   $    160,631      1.4%       10.71%      7.75%
  Oncore Xtra...............................        1,308    $ 16.690775   $     21,843      1.4%       10.71%      7.75%
                                              ------------                 ------------
                                                   12,771                  $    214,347
                                              ------------                 ------------
2004
  Oncore & Firstar Oncore Value.............        2,238    $ 15.582645   $     34,870      0.9%        9.08%     10.57%
  Oncore & Firstar Oncore Premier...........        9,807    $ 15.076787   $    147,857      1.4%        8.54%      6.88%
  Oncore Xtra...............................        1,317    $ 15.076787   $     19,863      1.4%        8.54%      6.88%
                                              ------------                 ------------
                                                   13,362                  $    202,590
                                              ------------                 ------------
2003
  Oncore & Firstar Oncore Value.............          527    $ 14.285833   $      7,535      0.9%       26.72%      0.00%
  Oncore & Firstar Oncore Premier...........       11,156    $ 13.890773   $    154,958      1.4%       26.10%      0.00%
  Oncore Xtra...............................        1,426    $ 13.890773   $     19,804      1.4%       26.10%      0.00%
                                              ------------                 ------------
                                                   13,109                  $    182,297
                                              ------------                 ------------
2002
  Oncore & Firstar Oncore Value.............        4,551    $ 11.273140   $     51,308      0.9%        8.25%      6.62%
  Oncore & Firstar Oncore Premier...........       11,716    $ 11.015680   $    129,059      1.4%        7.71%      7.28%
  Oncore Xtra...............................        2,122    $ 11.015680   $     23,373      1.4%        7.71%      7.28%
                                              ------------                 ------------
                                                   18,389                  $    203,740
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
VAN KAMPEN UNIVERSAL INSTITUTIONAL FUNDS -- CLASS I: (CONTINUED)
EMERGING MARKETS DEBT SUBACCOUNT (CONTINUED)
2001
  Oncore & Firstar Oncore Value.............        5,107    $ 10.414207   $     53,187      0.9%        9.11%      7.46%
  Oncore & Firstar Oncore Premier...........       12,854    $ 10.226805   $    131,454      1.4%        8.57%      7.51%
  Oncore & Firstar Oncore Xtra..............        2,379    $ 10.226805   $     24,326      1.4%        8.57%      7.51%
                                              ------------                 ------------
                                                   20,340                  $    208,967
                                              ------------                 ------------
GOLDMAN SACHS VARIABLE INSURANCE TRUST:
GROWTH & INCOME SUBACCOUNT
2005
  Top I.....................................        2,285    $ 11.568970   $     26,440      1.1%        2.80%      1.46%
  Top Tradition.............................       30,489    $ 11.568970   $    352,722      1.1%        2.80%      1.96%
  Top Plus..................................        6,965    $ 11.711069   $     81,563      0.9%        3.00%      2.13%
  Investar Vision & Top Spectrum............       14,087    $  9.953801   $    140,217      1.4%        2.50%      2.29%
  Top Explorer..............................       39,972    $ 11.428733   $    456,830      1.3%        2.60%      1.77%
  Oncore & Firstar Oncore Flex..............       33,261    $  9.878831   $    328,581      1.5%        2.40%      1.70%
  Oncore & Firstar Oncore Value.............    1,006,064    $ 10.338651   $ 10,401,340      0.9%        3.00%      2.64%
  Oncore & Firstar Oncore Premier...........    1,611,015    $  9.953801   $ 16,035,723      1.4%        2.50%      2.29%
  Oncore & Firstar Oncore Xtra..............    1,431,110    $  9.953801   $ 14,244,987      1.4%        2.50%      2.29%
  Oncore & Firstar Oncore Lite..............    2,219,378    $  9.953801   $ 22,091,250      1.4%        2.50%      2.29%
                                              ------------                 ------------
                                                6,394,626                  $ 64,159,653
                                              ------------                 ------------
2004
  Top I.....................................        5,276    $ 11.253743   $     59,379      1.1%       17.50%      2.46%
  Top Tradition.............................       24,067    $ 11.253743   $    270,844      1.1%       17.50%      2.11%
  Top Plus..................................        5,020    $ 11.369495   $     57,075      0.9%       17.74%      1.90%
  Investar Vision & Top Spectrum............       15,520    $  9.711236   $    150,722      1.4%       17.15%      2.46%
  Top Explorer..............................       24,222    $ 11.139244   $    269,815      1.3%       17.27%      1.84%
  Oncore & Firstar Oncore Flex..............       31,595    $  9.647559   $    304,818      1.5%       17.04%      1.88%
  Oncore & Firstar Oncore Value.............      266,214    $ 10.037103   $  2,672,022      0.9%       17.74%      2.84%
  Oncore & Firstar Oncore Premier...........      738,836    $  9.711236   $  7,174,996      1.4%       17.15%      2.46%
  Oncore & Firstar Oncore Xtra..............      723,459    $  9.711236   $  7,025,682      1.4%       17.15%      2.46%
  Oncore & Firstar Oncore Lite..............      675,997    $  9.711236   $  6,564,765      1.4%       17.15%      2.46%
                                              ------------                 ------------
                                                2,510,206                  $ 24,550,118
                                              ------------                 ------------
2003
  Top I.....................................        1,417    $  9.577460   $     13,574      1.1%       23.01%      1.36%
  Top Tradition.............................       19,436    $  9.577460   $    186,143      1.1%       23.01%      1.47%
  Top Plus..................................        1,774    $  9.656808   $     17,131      0.9%       23.25%      1.56%
  Top Spectrum..............................          935    $  8.289314   $      7,749      1.4%       22.64%      1.73%
  Top Explorer..............................       19,586    $  9.498828   $    186,046      1.3%       22.77%      1.31%
  Oncore Flex...............................       22,040    $  8.243099   $    181,675      1.5%       22.52%      0.90%
  Oncore & Firstar Oncore Value.............       97,467    $  8.525128   $    830,919      0.9%       23.25%      1.47%
  Oncore & Firstar Oncore Premier...........      313,813    $  8.289314   $  2,601,299      1.4%       22.64%      1.56%
  Oncore & Firstar Oncore Xtra..............      365,089    $  8.289314   $  3,026,337      1.4%       22.64%      1.56%
  Oncore & Firstar Oncore Lite..............      260,913    $  8.289314   $  2,162,791      1.4%       22.64%      1.56%
                                              ------------                 ------------
                                                1,102,470                  $  9,213,664
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
GOLDMAN SACHS VARIABLE INSURANCE TRUST: (CONTINUED)
GROWTH & INCOME SUBACCOUNT (CONTINUED)
2002
  Top I............................        1,418    $  7.786048   $     11,042      1.1%      -12.30%      1.51%
  Top Tradition....................       16,086    $  7.786048   $    125,246      1.1%      -12.30%      1.37%
  Top Plus.........................        1,512    $  7.835039   $     11,847      0.9%      -12.13%      1.28%
  Top Explorer.....................       19,154    $  7.737388   $    148,199      1.3%      -12.48%      1.78%
  Oncore Flex......................       50,672    $  6.727773   $    340,910      1.5%      -12.65%      1.56%
  Oncore & Firstar Oncore Value....       83,623    $  6.916855   $    578,409      0.9%      -12.13%      1.57%
  Oncore & Firstar Oncore
     Premier.......................      310,061    $  6.758832   $  2,095,651      1.4%      -12.56%      1.57%
  Oncore & Firstar Oncore Xtra.....      295,724    $  6.758832   $  1,998,748      1.4%      -12.56%      1.57%
  Oncore & Firstar Oncore Lite.....      101,941    $  6.758832   $    689,001      1.4%      -12.56%      1.57%
                                     ------------                 ------------
                                         880,191                  $  5,999,053
                                     ------------                 ------------
2001
  Top I............................        1,419    $  8.878447   $     12,601      1.1%      -10.33%      0.47%
  Top Tradition....................       19,256    $  8.878447   $    170,961      1.1%      -10.33%      0.43%
  Top Plus.........................          916    $  8.916630   $      8,171      0.9%      -10.15%      0.35%
  Top Explorer.....................       15,077    $  8.840448   $    133,290      1.3%      -10.51%      0.65%
  Oncore & Firstar Oncore Flex.....       40,776    $  7.702095   $    314,064      1.5%      -10.69%      0.53%
  Oncore & Firstar Oncore Value....       79,514    $  7.871689   $    625,912      0.9%      -10.15%      0.44%
  Oncore & Firstar Oncore
     Premier.......................      309,046    $  7.730038   $  2,388,929      1.4%      -10.60%      0.59%
  Oncore & Firstar Oncore Xtra.....      235,382    $  7.730038   $  1,819,503      1.4%      -10.60%      0.59%
  Oncore Lite......................       17,578    $  7.730038   $    135,881      1.4%       -1.77%      0.59%      4/17/01
                                     ------------                 ------------
                                         718,964                  $  5,609,312
                                     ------------                 ------------
CORE U.S. EQUITY SUBACCOUNT
2005
  Top Tradition....................       17,758    $ 10.080590   $    179,009      1.1%        5.36%      0.70%
  Top Plus.........................        3,357    $ 10.204411   $     34,253      0.9%        5.56%      0.73%
  Investar Vision & Top Spectrum...        1,462    $ 11.317571   $     16,551      1.4%        5.04%      1.08%
  Top Explorer.....................       13,197    $  9.958408   $    131,423      1.3%        5.15%      0.83%
  Oncore & Firstar Oncore Flex.....       26,434    $ 11.232325   $    296,919      1.5%        4.94%      0.83%
  Oncore & Firstar Oncore Value....      593,339    $ 11.755126   $  6,974,771      0.9%        5.56%      1.26%
  Oncore & Firstar Oncore
     Premier.......................    1,100,532    $ 11.317571   $ 12,455,351      1.4%        5.04%      1.08%
  Oncore & Firstar Oncore Xtra.....      808,383    $ 11.317571   $  9,148,934      1.4%        5.04%      1.08%
  Oncore & Firstar Oncore Lite.....    1,186,712    $ 11.317571   $ 13,430,692      1.4%        5.04%      1.08%
                                     ------------                 ------------
                                       3,751,174                  $ 42,667,903
                                     ------------                 ------------
2004
  Top I............................        1,395    $  9.568193   $     13,347      1.1%       13.69%      0.93%
  Top Tradition....................       21,559    $  9.568193   $    206,284      1.1%       13.69%      1.24%
  Top Plus.........................        4,797    $  9.666608   $     46,371      0.9%       13.91%      1.13%
  Top Spectrum.....................            6    $ 10.774073   $         68      1.4%       13.35%      1.21%
  Top Explorer.....................       14,453    $  9.470844   $    136,880      1.3%       13.46%      0.93%
  Oncore & Firstar Oncore Flex.....       25,784    $ 10.703431   $    275,980      1.5%       13.24%      0.99%
  Oncore & Firstar Oncore Value....      143,000    $ 11.135594   $  1,592,385      0.9%       13.91%      1.12%
  Oncore & Firstar Oncore
     Premier.......................      522,966    $ 10.774073   $  5,634,477      1.4%       13.35%      1.21%
  Oncore & Firstar Oncore Xtra.....      420,443    $ 10.774073   $  4,529,880      1.4%       13.35%      1.21%
  Oncore & Firstar Oncore Lite.....      256,285    $ 10.774073   $  2,761,233      1.4%       13.35%      1.21%
                                     ------------                 ------------
                                       1,410,688                  $ 15,196,905
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
GOLDMAN SACHS VARIABLE INSURANCE TRUST: (CONTINUED)
CORE U.S. EQUITY SUBACCOUNT
  (CONTINUED)
2003
  Top Tradition....................       18,201    $  8.416223   $    153,181      1.1%       28.07%      0.76%
  Top Plus.........................        4,818    $  8.485938   $     40,884      0.9%       28.32%      1.15%
  Investar Vision & Top Spectrum...        2,232    $  9.505131   $     21,213      1.4%       27.69%      0.94%
  Top Explorer.....................       18,179    $  8.347120   $    151,744      1.3%       27.81%      0.71%
  Oncore & Firstar Oncore Flex.....       33,028    $  9.452134   $    312,184      1.5%       27.56%      0.73%
  Oncore & Firstar Oncore Value....      120,665    $  9.775513   $  1,179,564      0.9%       28.32%      0.90%
  Oncore & Firstar Oncore
     Premier.......................      417,384    $  9.505131   $  3,967,287      1.4%       27.69%      0.94%
  Oncore & Firstar Oncore Xtra.....      317,336    $  9.505131   $  3,016,325      1.4%       27.69%      0.94%
  Oncore & Firstar Oncore Lite.....      107,031    $  9.505131   $  1,017,347      1.4%       27.69%      0.94%
                                     ------------                 ------------
                                       1,038,874                  $  9,859,729
                                     ------------                 ------------
2002
  Top Tradition....................       14,974    $  6.571707   $     98,405      1.1%      -22.75%      0.66%
  Top Plus.........................        2,145    $  6.613061   $     14,188      0.9%      -22.59%      0.41%
  Investar Vision & Top Spectrum...       11,603    $  7.443985   $     86,373      1.4%      -22.97%      0.54%
  Top Explorer.....................       18,931    $  6.530631   $    123,628      1.3%      -22.90%      0.51%
  Oncore & Firstar Oncore Flex.....       38,034    $  7.409765   $    281,822      1.5%      -23.05%      0.50%
  Oncore & Firstar Oncore Value....      101,320    $  7.618013   $    771,854      0.9%      -22.59%      0.59%
  Oncore & Firstar Oncore
     Premier.......................      385,471    $  7.443985   $  2,869,442      1.4%      -22.97%      0.54%
  Oncore & Firstar Oncore Xtra.....      210,179    $  7.443985   $  1,564,568      1.4%      -22.97%      0.54%
  Oncore Lite......................       19,240    $  7.443985   $    143,226      1.4%      -22.97%      0.54%
                                     ------------                 ------------
                                         801,897                  $  5,953,506
                                     ------------                 ------------
2001
  Top I............................           83    $  8.506573   $        707      1.1%      -12.91%      0.61%
  Top Tradition....................       11,782    $  8.506573   $    100,228      1.1%      -12.91%      0.37%
  Top Plus.........................        3,786    $  8.543146   $     32,343      0.9%      -12.73%      0.56%
  Investar Vision & Top Spectrum...       12,090    $  9.664349   $    116,847      1.4%      -13.17%      0.50%
  Top Explorer.....................       20,857    $  8.470176   $    176,658      1.3%      -13.08%      0.40%
  Oncore & Firstar Oncore Flex.....       46,745    $  9.629429   $    450,132      1.5%      -13.25%      0.40%
  Oncore & Firstar Oncore Value....       99,007    $  9.841404   $    974,364      0.9%      -12.73%      0.42%
  Oncore & Firstar Oncore
     Premier.......................      423,371    $  9.664349   $  4,091,606      1.4%      -13.17%      0.50%
  Oncore & Firstar Oncore Xtra.....      231,011    $  9.664349   $  2,232,569      1.4%      -13.17%      0.50%
  Oncore Lite......................        9,168    $  9.664349   $     88,599      1.4%       -3.70%      0.50%      4/17/01
                                     ------------                 ------------
                                         857,900                  $  8,264,053
                                     ------------                 ------------
GLOBAL INCOME SUBACCOUNT
2001
  Oncore & Firstar Oncore Flex.....       15,465    $ 11.427883   $    176,732      1.5%        3.25%      3.69%
  Oncore & Firstar Oncore Value....       35,579    $ 11.679374   $    415,540      0.9%        3.86%      4.92%
  Oncore & Firstar Oncore
     Premier.......................      156,735    $ 11.469316   $  1,797,641      1.4%        3.35%      5.43%
  Oncore & Firstar Oncore Xtra.....      102,601    $ 11.469316   $  1,176,773      1.4%        3.35%      5.43%
  Oncore & Firstar Oncore Lite.....       18,686    $ 11.469316   $    214,312      1.4%        1.80%      5.43%      4/17/01
                                     ------------                 ------------
                                         329,066                  $  3,780,998
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
GOLDMAN SACHS VARIABLE INSURANCE TRUST: (CONTINUED)
CAPITAL GROWTH SUBACCOUNT
2005
  Top I.....................................           49    $  8.663631   $        429      1.1%        1.82%      0.15%
  Top Tradition.............................       16,732    $  8.663631   $    144,957      1.1%        1.82%      0.15%
  Top Plus..................................        2,973    $  8.770072   $     26,072      0.9%        2.03%      0.15%
  Investar Vision & Top Spectrum............       13,742    $ 11.056445   $    151,942      1.4%        1.52%      0.15%
  Top Explorer..............................       11,307    $  8.558562   $     96,768      1.3%        1.62%      0.15%
  Oncore & Firstar Oncore Flex..............        9,365    $ 10.601986   $     99,285      1.5%        1.42%      0.13%
  Oncore & Firstar Oncore Value.............      175,524    $ 11.095490   $  1,947,523      0.9%        2.03%      0.15%
  Oncore & Firstar Oncore Premier...........      398,513    $ 10.682403   $  4,257,080      1.4%        1.52%      0.15%
  Oncore & Firstar Oncore Xtra..............      352,790    $ 10.682403   $  3,768,645      1.4%        1.52%      0.15%
  Oncore & Firstar Oncore Lite..............      340,851    $ 10.682403   $  3,641,113      1.4%        1.52%      0.15%
                                              ------------                 ------------
                                                1,321,846                  $ 14,133,814
                                              ------------                 ------------
2004
  Top I.....................................           58    $  8.508390   $        495      1.1%        7.90%      0.60%
  Top Tradition.............................       17,062    $  8.508390   $    145,168      1.1%        7.90%      0.63%
  Top Plus..................................        2,591    $  8.595928   $     22,275      0.9%        8.11%      0.66%
  Investar Vision & Top Spectrum............       13,942    $ 10.890456   $    151,832      1.4%        7.58%      0.55%
  Top Explorer..............................       12,326    $  8.421774   $    103,805      1.3%        7.68%      0.60%
  Oncore & Firstar Oncore Flex..............       13,111    $ 10.453079   $    137,047      1.5%        7.47%      0.72%
  Oncore & Firstar Oncore Value.............      174,593    $ 10.875163   $  1,898,728      0.9%        8.11%      1.21%
  Oncore & Firstar Oncore Premier...........      416,483    $ 10.522029   $  4,382,251      1.4%        7.58%      1.11%
  Oncore & Firstar Oncore Xtra..............      386,602    $ 10.522029   $  4,067,839      1.4%        7.58%      1.11%
  Oncore & Firstar Oncore Lite..............      341,142    $ 10.522029   $  3,589,506      1.4%        7.58%      1.11%
                                              ------------                 ------------
                                                1,377,910                  $ 14,498,946
                                              ------------                 ------------
2003
  Top I.....................................           73    $  7.885625   $        576      1.1%       22.39%      0.14%
  Top Tradition.............................       22,684    $  7.885625   $    178,874      1.1%       22.39%      0.28%
  Top Plus..................................        3,825    $  7.950961   $     30,413      0.9%       22.63%      0.25%
  Investar Vision & Top Spectrum............       27,886    $ 10.123381   $    282,304      1.4%       22.03%      0.26%
  Top Explorer..............................       17,352    $  7.820835   $    135,704      1.3%       22.15%      0.25%
  Oncore Flex...............................       12,960    $  9.726410   $    126,053      1.5%       21.91%      0.27%
  Oncore & Firstar Oncore Value.............       64,973    $ 10.059169   $    653,577      0.9%       22.63%      0.26%
  Oncore & Firstar Oncore Premier...........      232,062    $  9.780917   $  2,269,777      1.4%       22.03%      0.29%
  Oncore & Firstar Oncore Xtra..............      195,821    $  9.780917   $  1,915,308      1.4%       22.03%      0.29%
  Oncore & Firstar Oncore Lite..............       81,341    $  9.780917   $    795,593      1.4%       22.03%      0.29%
                                              ------------                 ------------
                                                  658,977                  $  6,388,179
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
GOLDMAN SACHS VARIABLE INSURANCE TRUST: (CONTINUED)
CAPITAL GROWTH SUBACCOUNT (CONTINUED)
2002
  Top I............................           89    $  6.442916   $        571      1.1%      -25.16%      0.03%
  Top Tradition....................       20,955    $  6.442916   $    135,014      1.1%      -25.16%      0.20%
  Top Plus.........................        5,440    $  6.483475   $     35,270      0.9%      -25.01%      0.16%
  Investar Vision & Top Spectrum...       30,917    $  8.295824   $    256,479      1.4%      -25.38%      0.14%
  Top Explorer.....................       26,820    $  6.402630   $    171,721      1.3%      -25.30%      0.32%
  Oncore & Firstar.................       17,297    $  7.978356   $    138,003      1.5%      -25.45%      0.19%
  Oncore & Firstar Oncore Value....       68,203    $  8.202587   $    559,439      0.9%      -25.01%      0.19%
  Oncore & Firstar Oncore
     Premier.......................      252,183    $  8.015187   $  2,021,293      1.4%      -25.38%      0.18%
  Oncore & Firstar Oncore Xtra.....      173,153    $  8.015187   $  1,387,856      1.4%      -25.38%      0.18%
  Oncore Lite......................       40,034    $  8.015187   $    320,881      1.4%      -25.38%      0.18%
                                     ------------                 ------------
                                         635,091                  $  5,026,527
                                     ------------                 ------------
2001
  Top I............................          106    $  8.608436   $        915      1.1%      -15.40%      0.14%
  Top Tradition....................       18,972    $  8.608436   $    163,323      1.1%      -15.40%      0.16%
  Top Plus.........................        7,509    $  8.645455   $     64,916      0.9%      -15.23%      0.20%
  Investar Vision & Top Spectrum...       47,707    $ 11.117097   $    530,366      1.4%      -15.65%      0.10%
  Top Explorer.....................       11,056    $  8.571580   $     94,768      1.3%      -15.57%      0.04%
  Oncore & Firstar Oncore Flex.....       16,103    $ 10.702228   $    172,334      1.5%      -15.73%      0.10%
  Oncore & Firstar Oncore Value....       62,797    $ 10.937818   $    686,862      0.9%      -15.23%      0.19%
  Oncore & Firstar Oncore
     Premier.......................      310,825    $ 10.741026   $  3,338,583      1.4%      -15.65%      0.18%
  Oncore & Firstar Oncore Xtra.....      142,219    $ 10.741026   $  1,527,575      1.4%      -15.65%      0.18%
  Oncore Lite......................       14,354    $ 10.741026   $    154,177      1.4%       -5.71%      0.18%      4/17/01
                                     ------------                 ------------
                                         631,648                  $  6,733,819
                                     ------------                 ------------
LAZARD RETIREMENT SERIES, INC.:
EMERGING MARKETS SUBACCOUNT
2005
  Top I............................        7,746    $ 22.154733   $    171,610      1.1%       39.25%      0.31%
  Top Tradition....................       55,759    $ 22.154733   $  1,235,323      1.1%       39.25%      0.35%
  Top Plus.........................       26,504    $ 22.426883   $    594,400      0.9%       39.52%      0.37%
  Investar Vision & Top Spectrum...       11,475    $ 19.972051   $    229,179      1.4%       38.84%      0.32%
  Top Explorer.....................       79,402    $ 21.886225   $  1,737,812      1.3%       38.98%      0.32%
  Oncore & Firstar Oncore Flex.....       35,311    $ 19.844405   $    700,717      1.5%       38.70%      0.32%
  Oncore & Firstar Oncore Value....      314,166    $ 20.624860   $  6,479,623      0.9%       39.52%      0.35%
  Oncore & Firstar Oncore
     Premier.......................      446,998    $ 19.972051   $  8,927,462      1.4%       38.84%      0.32%
  Oncore & Firstar Oncore Xtra.....      499,600    $ 19.972051   $  9,978,043      1.4%       38.84%      0.32%
  Oncore & Firstar Oncore Lite.....      550,527    $ 19.972051   $ 10,995,178      1.4%       38.84%      0.32%
                                     ------------                 ------------
                                       2,027,488                  $ 41,049,347
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
LAZARD RETIREMENT SERIES, INC.: (CONTINUED)
EMERGING MARKETS SUBACCOUNT (CONTINUED)
2004
  Top I.....................................        2,677    $ 15.910050   $     42,589      1.1%       29.16%      0.49%
  Top Tradition.............................       32,890    $ 15.910050   $    523,281      1.1%       29.16%      0.70%
  Top Plus..................................       17,239    $ 16.073745   $    277,101      0.9%       29.42%      0.71%
  Investar Vision & Top Spectrum............       12,143    $ 14.384975   $    174,674      1.4%       28.78%      0.78%
  Top Explorer..............................       67,157    $ 15.748173   $  1,057,603      1.3%       28.91%      0.66%
  Oncore & Firstar Oncore Flex..............       16,447    $ 14.307077   $    235,307      1.5%       28.65%      0.69%
  Oncore & Firstar Oncore Value.............      118,442    $ 14.782215   $  1,750,831      0.9%       29.42%      0.64%
  Oncore & Firstar Oncore Premier...........      208,062    $ 14.384975   $  2,992,974      1.4%       28.78%      0.78%
  Oncore & Firstar Oncore Xtra..............      184,797    $ 14.384975   $  2,658,294      1.4%       28.78%      0.78%
  Oncore & Firstar Oncore Lite..............      271,393    $ 14.384975   $  3,903,978      1.4%       28.78%      0.78%
                                              ------------                 ------------
                                                  931,247                  $ 13,616,632
                                              ------------                 ------------
2003
  Top Tradition.............................       28,285    $ 12.317740   $    348,406      1.1%       51.28%      0.06%
  Top Plus..................................       11,990    $ 12.419811   $    148,916      0.9%       51.58%      0.06%
  Investar Vision & Top Spectrum............       21,514    $ 11.170138   $    240,312      1.4%       50.83%      0.06%
  Top Explorer..............................       59,118    $ 12.216585   $    722,225      1.3%       50.98%      0.06%
  Oncore Flex...............................       13,674    $ 11.120629   $    152,065      1.5%       50.68%      0.05%
  Oncore & Firstar Oncore Value.............       83,226    $ 11.421882   $    950,600      0.9%       51.58%      0.06%
  Oncore & Firstar Oncore Premier...........      110,955    $ 11.170138   $  1,239,386      1.4%       50.83%      0.06%
  Oncore & Firstar Oncore Xtra..............      198,677    $ 11.170138   $  2,219,248      1.4%       50.83%      0.06%
  Oncore & Firstar Oncore Lite..............       23,810    $ 11.170138   $    265,956      1.4%       50.83%      0.06%
                                              ------------                 ------------
                                                  551,249                  $  6,287,114
                                              ------------                 ------------
2002
  Top I.....................................        1,492    $  8.142509   $     12,151      1.1%       -2.57%      0.16%
  Top Tradition.............................       31,520    $  8.142509   $    256,654      1.1%       -2.57%      0.57%
  Top Plus..................................       10,946    $  8.193782   $     89,692      0.9%       -2.38%      1.15%
  Investar Vision & Top Spectrum............       28,005    $  7.405782   $    207,401      1.4%       -2.86%      0.86%
  Top Explorer..............................       60,165    $  8.091598   $    486,834      1.3%       -2.76%      0.58%
  Oncore Flex...............................       13,220    $  7.380214   $     97,565      1.5%       -2.96%      0.56%
  Oncore & Firstar Oncore Value.............       54,024    $  7.535403   $    407,090      0.9%       -2.38%      0.65%
  Oncore & Firstar Oncore Premier...........      100,263    $  7.405782   $    742,521      1.4%       -2.86%      0.86%
  Oncore & Firstar Oncore Xtra..............      214,181    $  7.405782   $  1,586,180      1.4%       -2.86%      0.86%
  Oncore Lite...............................        9,097    $  7.405782   $     67,368      1.4%       -2.86%      0.86%
                                              ------------                 ------------
                                                  522,913                  $  3,953,456
                                              ------------                 ------------
2001
  Top Tradition.............................       12,483    $  8.357476   $    104,325      1.1%       -6.11%      0.47%
  Top Plus..................................        1,047    $  8.393462   $      8,787      0.9%       -5.93%      0.44%
  Investar Vision & Top Spectrum............       32,274    $  7.623890   $    246,050      1.4%       -6.39%      0.40%
  Top Explorer..............................       54,145    $  8.321677   $    450,579      1.3%       -6.30%      0.46%
  Oncore & Firstar Oncore Flex..............        6,437    $  7.605066   $     48,953      1.5%       -6.49%      0.19%
  Oncore & Firstar Oncore Value.............       42,948    $  7.719036   $    331,515      0.9%       -5.93%      0.64%
  Oncore & Firstar Oncore Premier...........       67,943    $  7.623890   $    518,001      1.4%       -6.39%      0.40%
  Oncore Xtra...............................       12,782    $  7.623890   $     97,446      1.4%       -6.39%      0.40%
                                              ------------                 ------------
                                                  230,059                  $  1,805,656
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
LAZARD RETIREMENT SERIES, INC.: (CONTINUED)
SMALL CAP SUBACCOUNT
2005
  Top I.....................................        1,350    $ 19.126277   $     25,820      1.1%        2.87%      0.00%
  Top Tradition.............................       68,240    $ 19.126277   $  1,305,171      1.1%        2.87%      0.00%
  Top Plus..................................       30,037    $ 19.361165   $    581,551      0.9%        3.07%      0.00%
  Investar Vision & Top Spectrum............        5,290    $ 16.560566   $     87,613      1.4%        2.56%      0.00%
  Top Explorer..............................       54,422    $ 18.894531   $  1,028,286      1.3%        2.66%      0.00%
  Oncore & Firstar Oncore Flex..............       24,959    $ 16.454758   $    410,686      1.5%        2.46%      0.00%
  Oncore & Firstar Oncore Value.............      216,601    $ 17.101848   $  3,704,272      0.9%        3.07%      0.00%
  Oncore & Firstar Oncore Premier...........      709,556    $ 16.560566   $ 11,750,647      1.4%        2.56%      0.00%
  Oncore & Firstar Oncore Xtra..............      669,899    $ 16.560566   $ 11,093,914      1.4%        2.56%      0.00%
  Oncore & Firstar Oncore Lite..............      343,406    $ 16.560566   $  5,687,000      1.4%        2.56%      0.00%
                                              ------------                 ------------
                                                2,123,760                  $ 35,674,960
                                              ------------                 ------------
2004
  Top I.....................................        2,062    $ 18.593323   $     38,338      1.1%       13.63%      0.00%
  Top Tradition.............................       76,754    $ 18.593323   $  1,427,113      1.1%       13.63%      0.00%
  Top Plus..................................       29,999    $ 18.784536   $    563,525      0.9%       13.86%      0.00%
  Investar Vision & Top Spectrum............        4,166    $ 16.146731   $     67,269      1.4%       13.30%      0.00%
  Top Explorer..............................       55,688    $ 18.404237   $  1,024,903      1.3%       13.41%      0.00%
  Oncore & Firstar Oncore Flex..............       49,757    $ 16.059334   $    799,056      1.5%       13.19%      0.00%
  Oncore & Firstar Oncore Value.............      229,934    $ 16.592504   $  3,815,182      0.9%       13.86%      0.00%
  Oncore & Firstar Oncore Premier...........      684,580    $ 16.146731   $ 11,053,703      1.4%       13.30%      0.00%
  Oncore & Firstar Oncore Xtra..............      723,166    $ 16.146731   $ 11,676,774      1.4%       13.30%      0.00%
  Oncore & Firstar Oncore Lite..............      303,487    $ 16.146731   $  4,900,327      1.4%       13.30%      0.00%
                                              ------------                 ------------
                                                2,159,593                  $ 35,366,190
                                              ------------                 ------------
2003
  Top I.....................................          614    $ 16.362380   $     10,050      1.1%       35.73%      0.00%
  Top Tradition.............................      102,226    $ 16.362380   $  1,672,660      1.1%       35.73%      0.00%
  Top Plus..................................       29,707    $ 16.497870   $    490,107      0.9%       36.00%      0.00%
  Investar Vision & Top Spectrum............        2,895    $ 14.251640   $     41,252      1.4%       35.33%      0.00%
  Top Explorer..............................       62,888    $ 16.228101   $  1,020,554      1.3%       35.46%      0.00%
  Oncore & Firstar Oncore Flex..............       57,563    $ 14.188521   $    816,735      1.5%       35.20%      0.00%
  Oncore & Firstar Oncore Value.............      156,880    $ 14.572671   $  2,286,167      0.9%       36.00%      0.00%
  Oncore & Firstar Oncore Premier...........      536,066    $ 14.251640   $  7,639,815      1.4%       35.33%      0.00%
  Oncore & Firstar Oncore Xtra..............      589,418    $ 14.251640   $  8,400,174      1.4%       35.33%      0.00%
  Oncore & Firstar Oncore Lite..............      135,822    $ 14.251640   $  1,935,682      1.4%       35.33%      0.00%
                                              ------------                 ------------
                                                1,674,079                  $ 24,313,196
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
LAZARD RETIREMENT SERIES, INC.: (CONTINUED)
SMALL CAP SUBACCOUNT (CONTINUED)
2002
  Top I............................        2,760    $ 12.055137   $     33,274      1.1%      -18.57%      0.00%
  Top Tradition....................      103,931    $ 12.055137   $  1,252,905      1.1%      -18.57%      0.00%
  Top Plus.........................       30,599    $ 12.130971   $    371,198      0.9%      -18.41%      0.00%
  Investar Vision & Top Spectrum...        3,908    $ 10.531174   $     41,155      1.4%      -18.81%      0.00%
  Top Explorer.....................       63,418    $ 11.979836   $    759,737      1.3%      -18.73%      0.00%
  Oncore & Firstar Oncore Flex.....       40,710    $ 10.494853   $    427,249      1.5%      -18.89%      0.00%
  Oncore & Firstar Oncore Value....      147,305    $ 10.715360   $  1,578,421      0.9%      -18.41%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      416,026    $ 10.531174   $  4,381,234      1.4%      -18.81%      0.00%
  Oncore & Firstar Oncore Xtra.....      463,842    $ 10.531174   $  4,884,805      1.4%      -18.81%      0.00%
  Oncore & Firstar Oncore Lite.....       77,031    $ 10.531174   $    811,222      1.4%      -18.81%      0.00%
                                     ------------                 ------------
                                       1,349,530                  $ 14,541,200
                                     ------------                 ------------
2001
  Top I............................        5,795    $ 14.804778   $     85,796      1.1%       17.33%      0.14%
  Top Tradition....................       54,750    $ 14.804778   $    810,563      1.1%       17.33%      0.13%
  Top Plus.........................       20,065    $ 14.868406   $    298,331      0.9%       17.57%      0.14%
  Top Spectrum.....................        2,946    $ 12.971690   $     38,213      1.4%       16.98%      0.14%
  Top Explorer.....................       59,793    $ 14.741471   $    881,439      1.3%       17.10%      0.05%
  Oncore & Firstar Oncore Flex.....        8,258    $ 12.939715   $    106,852      1.5%       16.87%      0.11%
  Oncore & Firstar Oncore Value....       60,187    $ 13.133345   $    790,458      0.9%       17.57%      0.14%
  Oncore & Firstar Oncore
     Premier.......................      230,069    $ 12.971690   $  2,984,377      1.4%       16.98%      0.14%
  Oncore & Firstar Oncore Xtra.....      195,238    $ 12.971690   $  2,532,586      1.4%       16.98%      0.14%
  Oncore & Firstar Oncore Lite.....       10,077    $ 12.971690   $    130,710      1.4%       20.44%      0.14%      4/17/01
                                     ------------                 ------------
                                         647,178                  $  8,659,325
                                     ------------                 ------------
EQUITY SUBACCOUNT
2005
  Oncore Premier...................        1,859    $ 10.587937   $     19,684      1.4%        5.88%      0.92%       5/2/05
  Oncore Xtra......................        6,323    $ 10.587937   $     66,949      1.4%        5.88%      0.92%       5/2/05
  Oncore Lite......................        2,252    $ 10.587937   $     23,843      1.4%        5.88%      0.92%       5/2/05
                                     ------------                 ------------
                                          10,434                  $    110,476
                                     ------------                 ------------
INTERNATIONAL EQUITY SUBACCOUNT
2005
  Top Tradition....................           94    $ 10.429757   $        984      1.1%        4.30%      0.00%      11/2/05
  Top Plus.........................        2,531    $ 10.433037   $     26,404      0.9%        4.33%      0.00%      11/2/05
  Top Explorer.....................          429    $ 10.426488   $      4,474      1.3%        4.26%      0.00%      11/2/05
  Oncore & Firstar Oncore Value....       15,803    $ 11.462413   $    181,144      0.9%       14.62%      0.70%       5/2/05
  Oncore & Firstar Oncore
     Premier.......................       39,721    $ 11.424916   $    453,813      1.4%       14.25%      1.26%       5/2/05
  Oncore Xtra......................       10,912    $ 11.424916   $    124,673      1.4%       14.25%      1.26%       5/2/05
  Oncore Lite......................       47,283    $ 11.424916   $    540,191      1.4%       14.25%      1.26%       5/2/05
                                     ------------                 ------------
                                         116,773                  $  1,331,683
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
THE PRUDENTIAL SERIES FUND, INC.:
JENNISON 20/20 FOCUS SUBACCOUNT
2005
  Top Tradition....................        3,919    $ 16.925595   $     66,329      1.1%       19.94%      0.00%
  Top Plus.........................        1,499    $ 17.015200   $     25,504      0.9%       20.18%      0.00%
  Investar Vision & Top Spectrum...          857    $ 17.310022   $     14,842      1.4%       19.59%      0.00%
  Top Explorer.....................        6,174    $ 16.836643   $    103,945      1.3%       19.71%      0.00%
  Oncore & Firstar Oncore Flex.....       17,810    $ 12.412592   $    221,067      1.5%       19.47%      0.00%
  Oncore & Firstar Oncore Value....      165,087    $ 12.861660   $  2,123,294      0.9%       20.18%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      501,863    $ 12.486109   $  6,266,314      1.4%       19.59%      0.00%
  Oncore & Firstar Oncore Xtra.....      374,772    $ 12.486109   $  4,679,447      1.4%       19.59%      0.00%
  Oncore & Firstar Oncore Lite.....      373,608    $ 12.486109   $  4,664,905      1.4%       19.59%      0.00%
                                     ------------                 ------------
                                       1,445,589                  $ 18,165,647
                                     ------------                 ------------
2004
  Top Tradition....................        1,270    $ 14.111196   $     17,926      1.1%       14.12%      0.00%
  Top Spectrum.....................          814    $ 14.474365   $     11,780      1.4%       13.78%      0.00%
  Top Explorer.....................        1,563    $ 14.064683   $     21,981      1.3%       13.89%      0.00%
  Oncore & Firstar Oncore Flex.....        5,391    $ 10.389413   $     56,013      1.5%       13.67%      0.00%
  Oncore & Firstar Oncore Value....      112,073    $ 10.701866   $  1,199,391      0.9%       14.35%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      471,111    $ 10.440691   $  4,918,725      1.4%       13.78%      0.00%
  Oncore & Firstar Oncore Xtra.....      366,339    $ 10.440691   $  3,824,829      1.4%       13.78%      0.00%
  Oncore & Firstar Oncore Lite.....      305,389    $ 10.440691   $  3,188,473      1.4%       13.78%      0.00%
                                     ------------                 ------------
                                       1,263,950                  $ 13,239,118
                                     ------------                 ------------
2003
  Top Tradition....................          167    $ 12.365330   $      2,066      1.1%       23.65%      0.00%       5/1/03
  Top Explorer.....................          505    $ 12.349020   $      6,239      1.3%       23.49%      0.00%       5/1/03
  Oncore & Firstar Oncore Flex.....       11,827    $  9.140135   $    108,098      1.5%       26.90%      0.00%
  Oncore & Firstar Oncore Value....       67,222    $  9.359209   $    629,148      0.9%       27.65%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      228,307    $  9.176173   $  2,094,988      1.4%       27.02%      0.00%
  Oncore & Firstar Oncore Xtra.....      217,921    $  9.176173   $  1,999,677      1.4%       27.02%      0.00%
  Oncore & Firstar Oncore Lite.....      120,227    $  9.176173   $  1,103,220      1.4%       27.02%      0.00%
                                     ------------                 ------------
                                         646,176                  $  5,943,436
                                     ------------                 ------------
2002
  Oncore & Firstar Oncore Flex.....       15,829    $  7.202884   $    114,015      1.5%      -23.72%      0.00%
  Oncore & Firstar Oncore Value....        6,681    $  7.331959   $     48,982      0.9%      -23.27%      0.00%
  Oncore & Firstar Oncore
     Premier.......................       77,648    $  7.224177   $    560,948      1.4%      -23.65%      0.00%
  Oncore & Firstar Oncore Xtra.....       54,142    $  7.224177   $    391,129      1.4%      -23.65%      0.00%
  Oncore Lite......................       14,196    $  7.224177   $    102,556      1.4%      -23.65%      0.00%
                                     ------------                 ------------
                                         168,496                  $  1,217,630
                                     ------------                 ------------
2001
  Oncore & Firstar Oncore Flex.....        3,686    $  9.443234   $     34,808      1.5%       -2.77%      0.28%
  Oncore & Firstar Oncore Value....        5,108    $  9.555500   $     48,809      0.9%       -2.19%      0.30%
  Oncore & Firstar Oncore
     Premier.......................       71,494    $  9.461789   $    676,467      1.4%       -2.68%      0.30%
  Oncore & Firstar Oncore Xtra.....       26,650    $  9.461789   $    252,154      1.4%       -2.68%      0.30%
  Oncore Lite......................        3,204    $  9.461789   $     30,311      1.4%       -1.28%      0.30%      4/17/01
                                     ------------                 ------------
                                         110,142                  $  1,042,549
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
THE PRUDENTIAL SERIES FUND, INC.: (CONTINUED)
JENNISON SUBACCOUNT
2005
  Top Tradition....................        2,034    $ 14.813275   $     30,130      1.1%       12.79%      0.00%
  Top Plus.........................        2,483    $ 14.891678   $     36,980      0.9%       13.01%      0.00%
  Top Explorer.....................          153    $ 14.735402   $      2,259      1.3%       12.57%      0.00%
  Oncore & Firstar Oncore Flex.....        5,577    $  7.184883   $     40,071      1.5%       12.34%      0.00%
  Oncore & Firstar Oncore Value....      144,362    $  7.444939   $  1,074,768      0.9%       13.01%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      361,192    $  7.227488   $  2,610,514      1.4%       12.45%      0.00%
  Oncore & Firstar Oncore Xtra.....      319,469    $  7.227488   $  2,308,958      1.4%       12.45%      0.00%
  Oncore & Firstar Oncore Lite.....      226,412    $  7.227488   $  1,636,380      1.4%       12.45%      0.00%
                                     ------------                 ------------
                                       1,061,682                  $  7,740,060
                                     ------------                 ------------
2004
  Top Tradition....................        2,153    $ 13.133861   $     28,271      1.1%        8.03%      0.05%
  Top Plus.........................        1,955    $ 13.177341   $     25,759      0.9%        8.24%      0.08%
  Top Explorer.....................          213    $ 13.090566   $      2,783      1.3%        7.81%      0.08%
  Oncore & Firstar Oncore Flex.....        6,199    $  6.395441   $     39,648      1.5%        7.60%      0.04%
  Oncore & Firstar Oncore Value....       81,191    $  6.587872   $    534,879      0.9%        8.24%      0.04%
  Oncore & Firstar Oncore
     Premier.......................      392,291    $  6.427045   $  2,521,273      1.4%        7.71%      0.04%
  Oncore & Firstar Oncore Xtra.....      343,789    $  6.427045   $  2,209,549      1.4%        7.71%      0.04%
  Oncore & Firstar Oncore Lite.....      258,410    $  6.427045   $  1,660,813      1.4%        7.71%      0.04%
                                     ------------                 ------------
                                       1,086,201                  $  7,022,975
                                     ------------                 ------------
2003
  Top Tradition....................        1,595    $ 12.157960   $     19,392      1.1%       21.58%      0.00%       5/1/03
  Oncore & Firstar Oncore Flex.....        5,792    $  5.943733   $     34,428      1.5%       27.69%      0.00%
  Oncore & Firstar Oncore Value....       78,941    $  6.086276   $    480,456      0.9%       28.45%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      476,587    $  5.967201   $  2,843,888      1.4%       27.82%      0.00%
  Oncore & Firstar Oncore Xtra.....      317,143    $  5.967201   $  1,892,455      1.4%       27.82%      0.00%
  Oncore & Firstar Oncore Lite.....      191,480    $  5.967201   $  1,142,599      1.4%       27.82%      0.00%
                                     ------------                 ------------
                                       1,071,538                  $  6,413,218
                                     ------------                 ------------
2002
  Oncore & Firstar Oncore Flex.....        9,479    $  4.654701   $     44,123      1.5%      -32.19%      0.00%
  Oncore & Firstar Oncore Value....       57,686    $  4.738185   $    273,328      0.9%      -31.78%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      467,403    $  4.668475   $  2,182,058      1.4%      -32.12%      0.00%
  Oncore & Firstar Oncore Xtra.....      353,812    $  4.668475   $  1,651,762      1.4%      -32.12%      0.00%
  Oncore Lite......................       68,648    $  4.668475   $    320,483      1.4%      -32.12%      0.00%
                                     ------------                 ------------
                                         957,028                  $  4,471,754
                                     ------------                 ------------
2001
  Oncore & Firstar Oncore Flex.....       10,192    $  6.863855   $     69,957      1.5%      -19.82%      0.00%
  Oncore & Firstar Oncore Value....       42,197    $  6.945545   $    293,082      0.9%      -19.33%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      460,025    $  6.877368   $  3,163,761      1.4%      -19.74%      0.00%
  Oncore & Firstar Oncore Xtra.....      308,693    $  6.877368   $  2,122,996      1.4%      -19.74%      0.00%
  Oncore Lite......................        3,341    $  6.877368   $     22,978      1.4%       -5.58%      0.00%      4/17/01
                                     ------------                 ------------
                                         824,448                  $  5,672,774
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
UBS SERIES TRUST:
U.S. ALLOCATION SUBACCOUNT
2005
  Top Tradition....................        3,290    $ 13.935835   $     45,844      1.1%        5.44%      1.21%
  Top Explorer.....................          308    $ 13.862590   $      4,265      1.3%        5.24%      1.17%
  Oncore Flex......................       12,694    $  9.456771   $    120,045      1.5%        5.03%      1.34%
  Oncore & Firstar Oncore Value....       92,279    $  9.828756   $    906,989      0.9%        5.65%      1.35%
  Oncore & Firstar Oncore
     Premier.......................      269,215    $  9.517604   $  2,562,281      1.4%        5.13%      1.36%
  Oncore & Firstar Oncore Xtra.....      301,996    $  9.517604   $  2,874,275      1.4%        5.13%      1.36%
  Oncore Lite......................      182,675    $  9.517604   $  1,738,637      1.4%        5.13%      1.36%
                                     ------------                 ------------
                                         862,457                  $  8,252,336
                                     ------------                 ------------
2004
  Top Tradition....................        3,081    $ 13.216506   $     40,722      1.1%        9.17%      0.79%
  Top Plus.........................        1,089    $ 13.260274   $     14,445      0.9%        9.39%      1.02%
  Top Explorer.....................          368    $ 13.172955   $      4,842      1.3%        8.96%      0.70%
  Oncore Flex......................       18,043    $  9.004017   $    162,460      1.5%        8.74%      0.71%
  Oncore & Firstar Oncore Value....      141,986    $  9.303016   $  1,320,896      0.9%        9.39%      0.73%
  Oncore & Firstar Oncore
     Premier.......................      299,779    $  9.053038   $  2,713,911      1.4%        8.85%      0.72%
  Oncore & Firstar Oncore Xtra.....      362,102    $  9.053038   $  3,278,122      1.4%        8.85%      0.72%
  Oncore Lite......................      172,629    $  9.053038   $  1,562,816      1.4%        8.85%      0.72%
                                     ------------                 ------------
                                         999,077                  $  9,098,214
                                     ------------                 ------------
2003
  Top Tradition....................        1,565    $ 12.105933   $     18,948      1.1%       21.06%      0.00%       5/1/03
  Oncore Flex......................       20,437    $  8.280140   $    169,225      1.5%       25.49%      1.18%
  Oncore & Firstar Oncore Value....      147,157    $  8.504395   $  1,251,482      0.9%       26.24%      0.67%
  Oncore & Firstar Oncore
     Premier.......................      434,217    $  8.316999   $  3,611,380      1.4%       25.61%      0.81%
  Oncore & Firstar Oncore Xtra.....      396,099    $  8.316999   $  3,294,355      1.4%       25.61%      0.81%
  Oncore & Firstar Oncore Lite.....      103,845    $  8.316999   $    863,677      1.4%       25.61%      0.81%
                                     ------------                 ------------
                                       1,103,320                  $  9,209,067
                                     ------------                 ------------
2002
  Oncore & Firstar Oncore Flex.....       49,130    $  6.598255   $    324,173      1.5%      -24.10%      0.68%
  Oncore & Firstar Oncore Value....       88,576    $  6.736942   $    596,728      0.9%      -23.64%      0.49%
  Oncore & Firstar Oncore
     Premier.......................      478,276    $  6.621106   $  3,166,723      1.4%      -24.02%      0.60%
  Oncore & Firstar Oncore Xtra.....      419,260    $  6.621106   $  2,775,962      1.4%      -24.02%      0.60%
  Oncore Lite......................       54,906    $  6.621106   $    363,535      1.4%      -24.02%      0.60%
                                     ------------                 ------------
                                       1,090,148                  $  7,227,121
                                     ------------                 ------------
2001
  Oncore & Firstar Oncore Flex.....       80,744    $  8.692861   $    701,893      1.5%      -13.85%      2.18%
  Oncore & Firstar Oncore Value....       74,273    $  8.822999   $    655,309      0.9%      -13.33%      1.52%
  Oncore & Firstar Oncore
     Premier.......................      746,759    $  8.714367   $  6,507,533      1.4%      -13.76%      1.66%
  Oncore & Firstar Oncore Xtra.....      416,163    $  8.714367   $  3,626,605      1.4%      -13.76%      1.66%
  Oncore Lite......................       34,619    $  8.714367   $    301,682      1.4%       -4.30%      1.66%      4/17/01
                                     ------------                 ------------
                                       1,352,558                  $ 11,793,022
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
OLD MUTUAL INSURANCE SERIES FUND:
TECHNOLOGY & COMMUNICATIONS SUBACCOUNT
2005
  Top I.....................................           33    $  1.886830   $         62      1.1%        8.72%      0.00%
  Top Tradition.............................       77,348    $  1.886830   $    145,942      1.1%        8.72%      0.00%
  Top Plus..................................        5,905    $  1.908197   $     11,269      0.9%        8.94%      0.00%
  Investar Vision & Top Spectrum............        3,156    $  1.855347   $      5,856      1.4%        8.40%      0.00%
  Top Explorer..............................       85,963    $  1.865781   $    160,389      1.3%        8.51%      0.00%
  Oncore Flex...............................       17,230    $  1.844968   $     31,789      1.5%        8.29%      0.00%
  Oncore & Firstar Oncore Value.............      101,242    $  1.908197   $    193,189      0.9%        8.94%      0.00%
  Oncore & Firstar Oncore Premier...........      514,376    $  1.855347   $    954,346      1.4%        8.40%      0.00%
  Oncore & Firstar Oncore Xtra..............      567,341    $  1.855347   $  1,052,615      1.4%        8.40%      0.00%
  Oncore & Firstar Oncore Lite..............      118,032    $  1.855347   $    218,988      1.4%        8.40%      0.00%
                                              ------------                 ------------
                                                1,490,626                  $  2,774,445
                                              ------------                 ------------
2004
  Top I.....................................           34    $  1.735475   $         59      1.1%        5.26%      0.00%
  Top Tradition.............................      103,858    $  1.735475   $    180,243      1.1%        5.26%      0.00%
  Top Plus..................................        8,853    $  1.751658   $     15,508      0.9%        5.47%      0.00%
  Investar Vision & Top Spectrum............        5,204    $  1.711570   $      8,906      1.4%        4.95%      0.00%
  Top Explorer..............................      110,490    $  1.719496   $    189,988      1.3%        5.05%      0.00%
  Oncore Flex...............................       19,306    $  1.703667   $     32,892      1.5%        4.85%      0.00%
  Oncore & Firstar Oncore Value.............      116,967    $  1.751658   $    204,886      0.9%        5.47%      0.00%
  Oncore & Firstar Oncore Premier...........      640,924    $  1.711570   $  1,096,985      1.4%        4.95%      0.00%
  Oncore & Firstar Oncore Xtra..............      624,692    $  1.711570   $  1,069,204      1.4%        4.95%      0.00%
  Oncore & Firstar Oncore Lite..............      138,992    $  1.711570   $    237,895      1.4%        4.95%      0.00%
                                              ------------                 ------------
                                                1,769,320                  $  3,036,566
                                              ------------                 ------------
2003
  Top I.....................................        5,940    $  1.648743   $      9,794      1.1%       43.75%      0.00%
  Top Tradition.............................      109,806    $  1.648743   $    181,042      1.1%       43.75%      0.00%
  Top Plus..................................       16,840    $  1.660811   $     27,968      0.9%       44.04%      0.00%
  Investar Vision & Top Spectrum............       11,329    $  1.630860   $     18,476      1.4%       43.33%      0.00%
  Top Explorer..............................      165,598    $  1.636796   $    271,051      1.3%       43.47%      0.00%
  Oncore & Firstar Oncore Flex..............       44,820    $  1.624937   $     72,830      1.5%       43.19%      0.00%
  Oncore & Firstar Oncore Value.............      140,033    $  1.660811   $    232,568      0.9%       44.04%      0.00%
  Oncore & Firstar Oncore Premier...........      897,921    $  1.630860   $  1,464,383      1.4%       43.33%      0.00%
  Oncore & Firstar Oncore Xtra..............      679,249    $  1.630860   $  1,107,760      1.4%       43.33%      0.00%
  Oncore & Firstar Oncore Lite..............      150,418    $  1.630860   $    245,310      1.4%       43.33%      0.00%
                                              ------------                 ------------
                                                2,221,954                  $  3,631,182
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
OLD MUTUAL INSURANCE SERIES FUND: (CONTINUED)
TECHNOLOGY & COMMUNICATIONS SUBACCOUNT (CONTINUED)
2002
  Top I............................        5,943    $  1.146913   $      6,816      1.1%      -54.49%      0.00%
  Top Tradition....................       96,108    $  1.146913   $    110,228      1.1%      -54.49%      0.00%
  Top Plus.........................       16,948    $  1.153023   $     19,542      0.9%      -54.40%      0.00%
  Investar Vision & Top Spectrum...        5,966    $  1.137825   $      6,788      1.4%      -54.63%      0.00%
  Top Explorer.....................      143,375    $  1.140850   $    163,570      1.3%      -54.58%      0.00%
  Oncore & Firstar Oncore Flex.....       49,216    $  1.134817   $     55,851      1.5%      -54.67%      0.00%
  Oncore & Firstar Oncore Value....      111,881    $  1.153023   $    129,001      0.9%      -54.40%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      708,865    $  1.137825   $    806,564      1.4%      -54.63%      0.00%
  Oncore & Firstar Oncore Xtra.....      647,284    $  1.137825   $    736,495      1.4%      -54.63%      0.00%
  Oncore & Firstar Oncore Lite.....       60,583    $  1.137825   $     68,933      1.4%      -54.63%      0.00%
                                     ------------                 ------------
                                       1,846,169                  $  2,103,788
                                     ------------                 ------------
2001
  Top I............................        5,945    $  2.520168   $     14,982      1.1%      -52.84%      0.00%
  Top Tradition....................       89,491    $  2.520168   $    225,532      1.1%      -52.84%      0.00%
  Top Plus.........................       20,410    $  2.528557   $     51,607      0.9%      -52.75%      0.00%
  Investar Vision & Top Spectrum...        4,693    $  2.507635   $     11,769      1.4%      -52.98%      0.00%
  Top Explorer.....................       95,767    $  2.511810   $    240,548      1.3%      -52.94%      0.00%
  Oncore & Firstar Oncore Flex.....       33,099    $  2.503488   $     82,863      1.5%      -53.03%      0.00%
  Oncore & Firstar Oncore Value....      135,208    $  2.528557   $    341,881      0.9%      -52.75%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      799,692    $  2.507635   $  2,005,339      1.4%      -52.98%      0.00%
  Oncore & Firstar Oncore Xtra.....      701,061    $  2.507635   $  1,758,006      1.4%      -52.98%      0.00%
  Oncore Lite......................       17,191    $  2.507635   $     43,108      1.4%      -22.13%      0.00%      4/17/01
                                     ------------                 ------------
                                       1,902,557                  $  4,775,635
                                     ------------                 ------------
FIDELITY VARIABLE INSURANCE PRODUCTS FUND -- SERVICE CLASS 2:
VIP MID CAP SUBACCOUNT
2005
  Top I............................       10,004    $ 18.668363   $    186,753      1.1%       16.74%      0.00%
  Top Tradition....................      171,224    $ 18.668363   $  3,196,478      1.1%       16.74%      0.00%
  Top Plus.........................       87,829    $ 18.878915   $  1,658,125      0.9%       16.97%      0.00%
  Investar Vision & Top Spectrum...        9,823    $ 18.357292   $    180,322      1.4%       16.39%      0.00%
  Top Explorer.....................      142,125    $ 18.460394   $  2,623,693      1.3%       16.51%      0.00%
  Oncore & Firstar Oncore Flex.....       73,719    $ 18.255071   $  1,345,750      1.5%       16.28%      0.00%
  Oncore & Firstar Oncore Value....      680,743    $ 18.878915   $ 12,851,692      0.9%       16.97%      0.00%
  Oncore & Firstar Oncore
     Premier.......................    2,092,498    $ 18.357292   $ 38,412,599      1.4%       16.39%      0.00%
  Oncore & Firstar Oncore Xtra.....    1,815,549    $ 18.357292   $ 33,328,559      1.4%       16.39%      0.00%
  Oncore & Firstar Oncore Lite.....    1,402,517    $ 18.357292   $ 25,746,395      1.4%       16.39%      0.00%
                                     ------------                 ------------
                                       6,486,031                  $119,530,366
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
FIDELITY VARIABLE INSURANCE PRODUCTS FUND -- SERVICE CLASS 2: (CONTINUED)
VIP MID CAP SUBACCOUNT (CONTINUED)
2004
  Top I.....................................        6,642    $ 15.992023   $    106,221      1.1%       23.30%      0.00%
  Top Tradition.............................      149,737    $ 15.992023   $  2,394,593      1.1%       23.30%      0.00%
  Top Plus..................................      102,881    $ 16.140487   $  1,660,552      0.9%       23.54%      0.00%
  Investar Vision & Top Spectrum............        8,169    $ 15.772044   $    128,838      1.4%       22.93%      0.00%
  Top Explorer..............................      124,238    $ 15.845027   $  1,968,550      1.3%       23.05%      0.00%
  Oncore & Firstar Oncore Flex..............       77,331    $ 15.699630   $  1,214,062      1.5%       22.81%      0.00%
  Oncore & Firstar Oncore Value.............      447,592    $ 16.140487   $  7,224,357      0.9%       23.54%      0.00%
  Oncore & Firstar Oncore Premier...........    1,608,799    $ 15.772044   $ 25,374,063      1.4%       22.93%      0.00%
  Oncore & Firstar Oncore Xtra..............    1,516,757    $ 15.772044   $ 23,922,355      1.4%       22.93%      0.00%
  Oncore & Firstar Oncore Lite..............      549,996    $ 15.772044   $  8,674,559      1.4%       22.93%      0.00%
                                              ------------                 ------------
                                                4,592,142                  $ 72,668,150
                                              ------------                 ------------
2003
  Top I.....................................        8,320    $ 12.970347   $    107,916      1.1%       36.75%      0.17%
  Top Tradition.............................      142,617    $ 12.970347   $  1,849,791      1.1%       36.75%      0.25%
  Top Plus..................................       80,477    $ 13.064822   $  1,051,418      0.9%       37.02%      0.23%
  Investar Vision & Top Spectrum............        5,181    $ 12.829995   $     66,466      1.4%       36.34%      0.22%
  Top Explorer..............................      109,214    $ 12.876605   $  1,406,300      1.3%       36.48%      0.29%
  Oncore & Firstar Oncore Flex..............       60,509    $ 12.783713   $    773,532      1.5%       36.21%      0.34%
  Oncore & Firstar Oncore Value.............      307,771    $ 13.064822   $  4,020,973      0.9%       37.02%      0.21%
  Oncore & Firstar Oncore Premier...........    1,265,141    $ 12.829995   $ 16,231,763      1.4%       36.34%      0.23%
  Oncore & Firstar Oncore Xtra..............    1,151,800    $ 12.829995   $ 14,777,582      1.4%       36.34%      0.23%
  Oncore & Firstar Oncore Lite..............      292,074    $ 12.829995   $  3,747,314      1.4%       36.34%      0.23%
                                              ------------                 ------------
                                                3,423,104                  $ 44,033,055
                                              ------------                 ------------
2002
  Top I.....................................        5,173    $  9.484819   $     49,061      1.1%      -11.00%      0.34%
  Top Tradition.............................      130,804    $  9.484819   $  1,240,654      1.1%      -11.00%      0.54%
  Top Plus..................................       64,497    $  9.535043   $    614,985      0.9%      -10.83%      0.56%
  Investar Vision & Top Spectrum............        3,942    $  9.410021   $     37,099      1.4%      -11.27%      0.46%
  Top Explorer..............................      117,955    $  9.434886   $  1,112,889      1.3%      -11.18%      0.51%
  Oncore & Firstar Oncore Flex..............       74,049    $  9.385302   $    694,972      1.5%      -11.36%      0.69%
  Oncore & Firstar Oncore Value.............      219,089    $  9.535043   $  2,089,022      0.9%      -10.83%      0.70%
  Oncore & Firstar Oncore Premier...........    1,044,212    $  9.410021   $  9,826,064      1.4%      -11.27%      0.76%
  Oncore & Firstar Oncore Xtra..............      982,822    $  9.410021   $  9,248,373      1.4%      -11.27%      0.76%
  Oncore & Firstar Oncore Lite..............      145,844    $  9.410021   $  1,372,391      1.4%      -11.27%      0.76%
                                              ------------                 ------------
                                                2,788,387                  $ 26,285,510
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
FIDELITY VARIABLE INSURANCE PRODUCTS FUND -- SERVICE CLASS 2: (CONTINUED)
VIP MID CAP SUBACCOUNT (CONTINUED)
2001
  Top I............................        1,489    $ 10.657617   $     15,871      1.1%       -4.57%      0.00%
  Top Tradition....................       59,049    $ 10.657617   $    629,321      1.1%       -4.57%      0.00%
  Top Plus.........................       29,783    $ 10.692863   $    318,466      0.9%       -4.38%      0.00%
  Investar Vision & Top Spectrum...        1,406    $ 10.605012   $     14,915      1.4%       -4.86%      0.00%
  Top Explorer.....................       44,983    $ 10.622516   $    477,836      1.3%       -4.76%      0.00%
  Oncore & Firstar Oncore Flex.....       49,172    $ 10.587597   $    520,614      1.5%       -4.95%      0.00%
  Oncore & Firstar Oncore Value....      133,190    $ 10.692863   $  1,424,183      0.9%       -4.38%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      700,708    $ 10.605012   $  7,431,015      1.4%       -4.86%      0.00%
  Oncore & Firstar Oncore Xtra.....      818,683    $ 10.605012   $  8,682,138      1.4%       -4.86%      0.00%
  Oncore & Firstar Oncore Lite.....       45,694    $ 10.605012   $    484,586      1.4%        5.17%      0.00%      4/17/01
                                     ------------                 ------------
                                       1,884,157                    19,998,945
                                     ------------                 ------------
VIP CONTRAFUND SUBACCOUNT
2005
  Top I............................       13,160    $ 11.923636   $    156,911      1.1%       15.38%      0.13%
  Top Tradition....................      234,958    $ 11.923636   $  2,801,553      1.1%       15.38%      0.10%
  Top Plus.........................       86,323    $ 12.058187   $  1,040,901      0.9%       15.61%      0.11%
  Investar Vision & Top Spectrum...       12,539    $ 11.724900   $    147,016      1.4%       15.04%      0.14%
  Top Explorer.....................      199,981    $ 11.790742   $  2,357,929      1.3%       15.15%      0.11%
  Oncore & Firstar Oncore Flex.....       94,484    $ 11.659576   $  1,101,644      1.5%       14.93%      0.09%
  Oncore & Firstar Oncore Value....    1,228,615    $ 12.058187   $ 14,814,868      0.9%       15.61%      0.09%
  Oncore & Firstar Oncore
     Premier.......................    2,104,925    $ 11.724900   $ 24,680,032      1.4%       15.04%      0.10%
  Oncore & Firstar Oncore Xtra.....    2,364,951    $ 11.724900   $ 27,728,819      1.4%       15.04%      0.10%
  Oncore & Firstar Oncore Lite.....    1,657,605    $ 11.724900   $ 19,435,256      1.4%       15.04%      0.10%
                                     ------------                 ------------
                                       7,997,541                  $ 94,264,929
                                     ------------                 ------------
2004
  Top I............................        6,505    $ 10.334117   $     67,221      1.1%       13.90%      0.20%
  Top Tradition....................      147,010    $ 10.334117   $  1,519,221      1.1%       13.90%      0.17%
  Top Plus.........................       68,693    $ 10.430125   $    716,475      0.9%       14.13%      0.23%
  Investar Vision & Top Spectrum...       14,766    $ 10.191930   $    150,493      1.4%       13.56%      0.15%
  Top Explorer.....................      142,693    $ 10.239077   $  1,461,046      1.3%       13.68%      0.18%
  Oncore & Firstar Oncore Flex.....       47,346    $ 10.145103   $    480,329      1.5%       13.45%      0.20%
  Oncore & Firstar Oncore Value....      597,830    $ 10.430125   $  6,235,444      0.9%       14.13%      0.17%
  Oncore & Firstar Oncore
     Premier.......................    1,433,277    $ 10.191930   $ 14,607,855      1.4%       13.56%      0.18%
  Oncore & Firstar Oncore Xtra.....    1,621,864    $ 10.191930   $ 16,529,924      1.4%       13.56%      0.18%
  Oncore & Firstar Oncore Lite.....      841,473    $ 10.191930   $  8,576,234      1.4%       13.56%      0.18%
                                     ------------                 ------------
                                       4,921,457                  $ 50,344,242
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
FIDELITY VARIABLE INSURANCE PRODUCTS FUND -- SERVICE CLASS 2: (CONTINUED)
VIP CONTRAFUND SUBACCOUNT (CONTINUED)
2003
  Top I............................        7,770    $  9.072746   $     70,495      1.1%       26.80%      0.30%
  Top Tradition....................       85,522    $  9.072746   $    775,923      1.1%       26.80%      0.22%
  Top Plus.........................       69,265    $  9.138874   $    633,003      0.9%       27.05%      0.24%
  Investar Vision & Top Spectrum...        9,200    $  8.974539   $     82,567      1.4%       26.43%      0.16%
  Top Explorer.....................       94,161    $  9.007136   $    848,121      1.3%       26.55%      0.30%
  Oncore & Firstar Oncore Flex.....       39,892    $  8.942128   $    356,722      1.5%       26.30%      0.32%
  Oncore & Firstar Oncore Value....      368,098    $  9.138874   $  3,363,999      0.9%       27.05%      0.23%
  Oncore & Firstar Oncore
     Premier.......................    1,039,505    $  8.974539   $  9,329,076      1.4%       26.43%      0.25%
  Oncore & Firstar Oncore Xtra.....    1,194,552    $  8.974539   $ 10,720,550      1.4%       26.43%      0.25%
  Oncore & Firstar Oncore Lite.....      452,094    $  8.974539   $  4,057,337      1.4%       26.43%      0.25%
                                     ------------                 ------------
                                       3,360,059                  $ 30,237,793
                                     ------------                 ------------
2002
  Top I............................        4,584    $  7.155031   $     32,796      1.1%      -10.59%      0.63%
  Top Tradition....................       41,004    $  7.155031   $    293,386      1.1%      -10.59%      0.58%
  Top Plus.........................       41,886    $  7.192959   $    301,283      0.9%      -10.41%      0.49%
  Investar Vision & Top Spectrum...        2,365    $  7.098583   $     16,791      1.4%      -10.85%      0.68%
  Top Explorer.....................       74,604    $  7.117333   $    530,980      1.3%      -10.77%      0.44%
  Oncore & Firstar Oncore Flex.....       45,890    $  7.079920   $    324,896      1.5%      -10.94%      0.51%
  Oncore & Firstar Oncore Value....      209,793    $  7.192959   $  1,509,034      0.9%      -10.41%      0.67%
  Oncore & Firstar Oncore
     Premier.......................      793,344    $  7.098583   $  5,631,617      1.4%      -10.85%      0.60%
  Oncore & Firstar Oncore Xtra.....      888,668    $  7.098583   $  6,308,286      1.4%      -10.85%      0.60%
  Oncore & Firstar Oncore Lite.....      138,341    $  7.098583   $    982,025      1.4%      -10.85%      0.60%
                                     ------------                 ------------
                                       2,240,479                  $ 15,931,094
                                     ------------                 ------------
2001
  Top I............................        4,044    $  8.002343   $     32,361      1.1%      -13.43%      0.00%
  Top Tradition....................       20,366    $  8.002343   $    162,975      1.1%      -13.43%      0.27%
  Top Plus.........................       17,151    $  8.028835   $    137,699      0.9%      -13.25%      0.22%
  Investar Vision & Top Spectrum...        2,725    $  7.962821   $     21,696      1.4%      -13.69%      0.00%
  Top Explorer.....................       27,636    $  7.975964   $    220,425      1.3%      -13.60%      0.58%
  Oncore & Firstar Oncore Flex.....       26,048    $  7.949721   $    207,078      1.5%      -13.77%      0.40%
  Oncore & Firstar Oncore Value....      157,198    $  8.028835   $  1,262,118      0.9%      -13.25%      0.48%
  Oncore & Firstar Oncore
     Premier.......................      497,783    $  7.962821   $  3,963,760      1.4%      -13.69%      0.40%
  Oncore & Firstar Oncore Xtra.....      529,099    $  7.962821   $  4,213,122      1.4%      -13.69%      0.40%
  Oncore & Firstar Oncore Lite.....       36,987    $  7.962821   $    294,522      1.4%       -1.23%      0.40%      4/17/01
                                     ------------                 ------------
                                       1,319,037                  $ 10,515,756
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
FIDELITY VARIABLE INSURANCE PRODUCTS FUND -- SERVICE CLASS 2: (CONTINUED)
VIP GROWTH SUBACCOUNT
2005
  Top I.....................................        6,227    $  6.620268   $     41,228      1.1%        4.36%      0.33%
  Top Tradition.............................       68,531    $  6.620268   $    453,693      1.1%        4.36%      0.27%
  Top Plus..................................       36,291    $  6.694999   $    242,968      0.9%        4.56%      0.28%
  Investar Vision & Top Spectrum............       20,540    $  6.509857   $    133,714      1.4%        4.05%      0.28%
  Top Explorer..............................       91,639    $  6.546422   $    599,911      1.3%        4.15%      0.27%
  Oncore & Firstar Oncore Flex..............       29,401    $  6.473550   $    190,328      1.5%        3.95%      0.39%
  Oncore & Firstar Oncore Value.............      256,585    $  6.694999   $  1,717,839      0.9%        4.56%      0.27%
  Oncore & Firstar Oncore Premier...........    1,357,846    $  6.509857   $  8,839,381      1.4%        4.05%      0.27%
  Oncore & Firstar Oncore Xtra..............    1,255,453    $  6.509857   $  8,172,820      1.4%        4.05%      0.27%
  Oncore & Firstar Oncore Lite..............      427,263    $  6.509857   $  2,781,416      1.4%        4.05%      0.27%
                                              ------------                 ------------
                                                3,549,776                  $ 23,173,298
                                              ------------                 ------------
2004
  Top I.....................................       11,489    $  6.343833   $     72,885      1.1%        2.00%      0.14%
  Top Tradition.............................       74,724    $  6.343833   $    474,034      1.1%        2.00%      0.12%
  Top Plus..................................       33,614    $  6.402777   $    215,222      0.9%        2.20%      0.15%
  Investar Vision & Top Spectrum............       17,382    $  6.256481   $    108,748      1.4%        1.69%      0.10%
  Top Explorer..............................       81,693    $  6.285430   $    513,478      1.3%        1.80%      0.13%
  Oncore & Firstar Oncore Flex..............       55,798    $  6.227715   $    347,495      1.5%        1.59%      0.13%
  Oncore & Firstar Oncore Value.............      260,661    $  6.402777   $  1,668,954      0.9%        2.20%      0.12%
  Oncore & Firstar Oncore Premier...........    1,404,305    $  6.256481   $  8,786,013      1.4%        1.69%      0.13%
  Oncore & Firstar Oncore Xtra..............    1,375,206    $  6.256481   $  8,603,951      1.4%        1.69%      0.13%
  Oncore & Firstar Oncore Lite..............      344,710    $  6.256481   $  2,156,668      1.4%        1.69%      0.13%
                                              ------------                 ------------
                                                3,659,582                  $ 22,947,448
                                              ------------                 ------------
2003
  Top I.....................................       10,525    $  6.219608   $     65,464      1.1%       31.10%      0.13%
  Top Tradition.............................       58,159    $  6.219608   $    361,727      1.1%       31.10%      0.10%
  Top Plus..................................       50,194    $  6.264948   $    314,461      0.9%       31.36%      0.11%
  Investar Vision & Top Spectrum............        9,718    $  6.152233   $     59,789      1.4%       30.71%      0.10%
  Top Explorer..............................       80,868    $  6.174579   $    499,326      1.3%       30.84%      0.11%
  Oncore & Firstar Oncore Flex..............       53,550    $  6.129997   $    328,260      1.5%       30.58%      0.09%
  Oncore & Firstar Oncore Value.............      246,113    $  6.264948   $  1,541,885      0.9%       31.36%      0.10%
  Oncore & Firstar Oncore Premier...........    1,197,622    $  6.152233   $  7,368,049      1.4%       30.71%      0.11%
  Oncore & Firstar Oncore Xtra..............    1,241,472    $  6.152233   $  7,637,826      1.4%       30.71%      0.11%
  Oncore & Firstar Oncore Lite..............      279,691    $  6.152233   $  1,720,724      1.4%       30.71%      0.11%
                                              ------------                 ------------
                                                3,227,912                  $ 19,897,511
                                              ------------                 ------------
2002
  Top I.....................................       13,980    $  4.744149   $     66,324      1.1%      -31.06%      0.13%
  Top Tradition.............................       40,662    $  4.744149   $    192,905      1.1%      -31.06%      0.12%
  Top Plus..................................       24,373    $  4.769312   $    116,240      0.9%      -30.92%      0.13%
  Investar Vision & Top Spectrum............        5,217    $  4.706684   $     24,555      1.4%      -31.26%      0.15%
  Top Explorer..............................       63,190    $  4.719133   $    298,201      1.3%      -31.19%      0.13%
  Oncore & Firstar Oncore Flex..............       39,024    $  4.694294   $    183,190      1.5%      -31.33%      0.19%
  Oncore & Firstar Oncore Value.............      201,437    $  4.769312   $    960,718      0.9%      -30.92%      0.12%
  Oncore & Firstar Oncore Premier...........    1,017,060    $  4.706684   $  4,786,979      1.4%      -31.26%      0.15%
  Oncore & Firstar Oncore Xtra..............    1,208,959    $  4.706684   $  5,690,189      1.4%      -31.26%      0.15%
  Oncore & Firstar Oncore Lite..............      163,350    $  4.706684   $    768,839      1.4%      -31.26%      0.15%
                                              ------------                 ------------
                                                2,777,252                  $ 13,088,140
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
FIDELITY VARIABLE INSURANCE PRODUCTS FUND -- SERVICE CLASS 2: (CONTINUED)
VIP GROWTH SUBACCOUNT (CONTINUED)
2001
  Top I............................       12,332    $  6.881110   $     84,859      1.1%      -18.77%      0.07%
  Top Tradition....................       29,089    $  6.881110   $    200,165      1.1%      -18.77%      0.05%
  Top Plus.........................       18,402    $  6.903910   $    127,046      0.9%      -18.60%      0.04%
  Investar Vision & Top Spectrum...        5,871    $  6.847093   $     40,198      1.4%      -19.01%      0.04%
  Top Explorer.....................       54,548    $  6.858397   $    374,110      1.3%      -18.93%      0.07%
  Oncore & Firstar Oncore Flex.....      107,909    $  6.835818   $    737,644      1.5%      -19.09%      0.06%
  Oncore & Firstar Oncore Value....      134,439    $  6.903910   $    928,154      0.9%      -18.60%      0.05%
  Oncore & Firstar Oncore
     Premier.......................      983,576    $  6.847093   $  6,734,634      1.4%      -19.01%      0.06%
  Oncore & Firstar Oncore Xtra.....    1,355,448    $  6.847093   $  9,280,881      1.4%      -19.01%      0.06%
  Oncore & Firstar Oncore Lite.....       61,682    $  6.847093   $    422,344      1.4%       -5.73%      0.06%      4/17/01
                                     ------------                 ------------
                                       2,763,296                  $ 18,930,035
                                     ------------                 ------------
VIP EQUITY-INCOME SUBACCOUNT
2005
  Top Plus.........................       14,967    $ 12.870922   $    192,633      0.9%        4.63%      1.36%
  Top Explorer.....................       21,012    $ 12.756942   $    268,048      1.3%        4.22%      1.20%
  Oncore & Firstar Oncore Flex.....       27,497    $ 12.317694   $    338,694      1.5%        4.01%      0.93%
  Oncore & Firstar Oncore Value....      113,923    $ 12.480194   $  1,421,775      0.9%        4.63%      0.90%
  Oncore & Firstar Oncore
     Premier.......................      814,934    $ 12.344563   $ 10,060,001      1.4%        4.12%      1.07%
  Oncore & Firstar Oncore Xtra.....      579,698    $ 12.344563   $  7,156,119      1.4%        4.12%      1.07%
  Oncore & Firstar Oncore Lite.....      640,980    $ 12.344563   $  7,912,636      1.4%        4.12%      1.07%
                                     ------------                 ------------
                                       2,213,011                  $ 27,349,906
                                     ------------                 ------------
2004
  Top Plus.........................       14,449    $ 12.301227   $    177,742      0.9%       10.24%      0.55%
  Top Explorer.....................        9,966    $ 12.240475   $    121,992      1.3%        9.80%      0.38%
  Oncore & Firstar Oncore Flex.....       14,591    $ 11.842290   $    172,794      1.5%        9.58%      0.47%
  Oncore & Firstar Oncore Value....       46,981    $ 11.927794   $    560,379      0.9%       10.24%      0.50%
  Oncore & Firstar Oncore
     Premier.......................      398,660    $ 11.856466   $  4,726,689      1.4%        9.69%      0.28%
  Oncore & Firstar Oncore Xtra.....      369,540    $ 11.856466   $  4,381,442      1.4%        9.69%      0.28%
  Oncore & Firstar Oncore Lite.....      305,967    $ 11.856466   $  3,627,690      1.4%        9.69%      0.28%
                                     ------------                 ------------
                                       1,160,154                  $ 13,768,728
                                     ------------                 ------------
2003
  Top Plus.........................        1,749    $ 11.158744   $     19,514      0.9%       11.59%      0.00%      10/1/03
  Top Explorer.....................        1,298    $ 11.147766   $     14,471      1.3%       11.48%      0.00%      10/1/03
  Oncore Flex......................        3,106    $ 10.806489   $     33,564      1.5%        8.06%      0.00%     10/15/03
  Oncore Value.....................        6,119    $ 10.819985   $     66,206      0.9%        8.20%      0.00%     10/15/03
  Oncore & Firstar Oncore
     Premier.......................       41,389    $ 10.808731   $    447,372      1.4%        8.09%      0.00%     10/15/03
  Oncore & Firstar Oncore Xtra.....       35,448    $ 10.808731   $    383,143      1.4%        8.09%      0.00%     10/15/03
  Oncore & Firstar Oncore Lite.....        7,599    $ 10.808731   $     82,132      1.4%        8.09%      0.00%     10/15/03
                                     ------------                 ------------
                                          96,708                  $  1,046,402
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
JANUS ASPEN SERIES -- SERVICE SHARES:
LARGE CAP GROWTH SUBACCOUNT
2005
  Top Tradition.............................       56,229    $  6.008117   $    337,828      1.1%        2.88%      0.13%
  Top Plus..................................       20,034    $  6.075961   $    121,727      0.9%        3.09%      0.12%
  Top Explorer..............................      119,176    $  5.941109   $    708,038      1.3%        2.68%      0.12%
  Oncore & Firstar Oncore Flex..............       52,402    $  5.874944   $    307,857      1.5%        2.48%      0.13%
  Oncore & Firstar Oncore Value.............      228,716    $  6.075961   $  1,389,667      0.9%        3.09%      0.13%
  Oncore & Firstar Oncore Premier...........    1,252,888    $  5.907893   $  7,401,931      1.4%        2.58%      0.13%
  Oncore & Firstar Oncore Xtra..............    1,270,210    $  5.907893   $  7,504,265      1.4%        2.58%      0.13%
  Oncore & Firstar Oncore Lite..............      307,216    $  5.907893   $  1,815,001      1.4%        2.58%      0.13%
                                              ------------                 ------------
                                                3,306,871                  $ 19,586,314
                                              ------------                 ------------
2004
  Top Tradition.............................       62,889    $  5.839672   $    367,251      1.1%        3.06%      0.00%
  Top Plus..................................       21,338    $  5.893969   $    125,767      0.9%        3.27%      0.00%
  Top Explorer..............................      125,636    $  5.785921   $    726,918      1.3%        2.86%      0.00%
  Oncore & Firstar Oncore Flex..............       68,683    $  5.732766   $    393,741      1.5%        2.66%      0.00%
  Oncore & Firstar Oncore Value.............      286,066    $  5.893969   $  1,686,064      0.9%        3.27%      0.00%
  Oncore & Firstar Oncore Premier...........    1,454,352    $  5.759254   $  8,375,991      1.4%        2.76%      0.00%
  Oncore & Firstar Oncore Xtra..............    1,484,119    $  5.759254   $  8,547,417      1.4%        2.76%      0.00%
  Oncore & Firstar Oncore Lite..............      143,353    $  5.759254   $    825,604      1.4%        2.76%      0.00%
                                              ------------                 ------------
                                                3,646,436                  $ 21,048,753
                                              ------------                 ------------
2003
  Top Tradition.............................       58,463    $  5.666017   $    331,253      1.1%       30.06%      0.00%
  Top Plus..................................       23,594    $  5.707363   $    134,657      0.9%       30.32%      0.00%
  Top Explorer..............................      128,282    $  5.625002   $    721,589      1.3%       29.81%      0.00%
  Oncore & Firstar Oncore Flex..............       85,350    $  5.584367   $    476,627      1.5%       29.55%      0.00%
  Oncore & Firstar Oncore Value.............      343,417    $  5.707363   $  1,960,007      0.9%       30.32%      0.00%
  Oncore & Firstar Oncore Premier...........    1,661,880    $  5.604628   $  9,314,217      1.4%       29.68%      0.00%
  Oncore & Firstar Oncore Xtra..............    1,738,954    $  5.604628   $  9,746,189      1.4%       29.68%      0.00%
  Oncore & Firstar Oncore Lite..............      121,438    $  5.604628   $    680,617      1.4%       29.68%      0.00%
                                              ------------                 ------------
                                                4,161,378                  $ 23,365,156
                                              ------------                 ------------
2002
  Top Tradition.............................       74,617    $  4.356366   $    325,059      1.1%      -27.52%      0.00%
  Top Plus..................................       42,173    $  4.379486   $    184,695      0.9%      -27.38%      0.00%
  Top Explorer..............................      132,552    $  4.333374   $    574,396      1.3%      -27.66%      0.00%
  Oncore & Firstar Oncore Flex..............      124,579    $  4.310559   $    537,004      1.5%      -27.81%      0.00%
  Oncore & Firstar Oncore Value.............      420,322    $  4.379486   $  1,840,793      0.9%      -27.38%      0.00%
  Oncore & Firstar Oncore Premier...........    1,944,519    $  4.321940   $  8,404,101      1.4%      -27.73%      0.00%
  Oncore & Firstar Oncore Xtra..............    2,052,917    $  4.321940   $  8,872,582      1.4%      -27.73%      0.00%
  Oncore & Firstar Oncore Lite..............       88,062    $  4.321940   $    380,598      1.4%      -27.73%      0.00%
                                              ------------                 ------------
                                                4,879,741                  $ 21,119,228
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
JANUS ASPEN SERIES -- SERVICE SHARES: (CONTINUED)
LARGE CAP GROWTH SUBACCOUNT (CONTINUED)
2001
  Top Tradition....................       62,090    $  6.010424   $    373,188      1.1%      -25.72%      0.00%
  Top Plus.........................       67,858    $  6.030349   $    409,209      0.9%      -25.57%      0.00%
  Top Explorer.....................      138,508    $  5.990572   $    829,740      1.3%      -25.87%      0.00%
  Oncore & Firstar Oncore Flex.....      169,611    $  5.970827   $  1,012,715      1.5%      -26.02%      0.00%
  Oncore & Firstar Oncore Value....      446,943    $  6.030349   $  2,695,223      0.9%      -25.57%      0.00%
  Oncore & Firstar Oncore
     Premier.......................    2,409,324    $  5.980677   $ 14,409,391      1.4%      -25.94%      0.00%
  Oncore & Firstar Oncore Xtra.....    2,442,837    $  5.980677   $ 14,609,814      1.4%      -25.94%      0.00%
  Oncore & Firstar Oncore Lite.....       49,195    $  5.980677   $    294,222      1.4%      -13.53%      0.00%      4/17/01
                                     ------------                 ------------
                                       5,786,366                  $ 34,633,502
                                     ------------                 ------------
WORLDWIDE GROWTH SUBACCOUNT
2005
  Top Tradition....................       79,457    $  5.940015   $    471,973      1.1%        4.42%      1.22%
  Top Plus.........................       22,398    $  6.007072   $    134,549      0.9%        4.63%      1.23%
  Top Explorer.....................      142,411    $  5.873732   $    836,486      1.3%        4.22%      1.18%
  Oncore Flex......................       28,961    $  5.808349   $    168,213      1.5%        4.01%      1.15%
  Oncore & Firstar Oncore Value....      258,878    $  6.007072   $  1,555,100      0.9%        4.63%      1.27%
  Oncore & Firstar Oncore
     Premier.......................      943,741    $  5.840921   $  5,512,314      1.4%        4.11%      1.20%
  Oncore & Firstar Oncore Xtra.....    1,055,526    $  5.840921   $  6,165,245      1.4%        4.11%      1.20%
  Oncore & Firstar Oncore Lite.....      182,235    $  5.840921   $  1,064,424      1.4%        4.11%      1.20%
                                     ------------                 ------------
                                       2,713,607                  $ 15,908,304
                                     ------------                 ------------
2004
  Top Tradition....................       80,195    $  5.688478   $    456,190      1.1%        3.39%      0.94%
  Top Plus.........................       23,884    $  5.741345   $    137,129      0.9%        3.59%      0.91%
  Top Explorer.....................      169,944    $  5.636093   $    957,823      1.3%        3.18%      0.90%
  Oncore & Firstar Oncore Flex.....       41,746    $  5.584344   $    233,126      1.5%        2.98%      0.80%
  Oncore & Firstar Oncore Value....      265,504    $  5.741345   $  1,524,350      0.9%        3.59%      0.87%
  Oncore & Firstar Oncore
     Premier.......................    1,144,260    $  5.610137   $  6,419,444      1.4%        3.08%      0.87%
  Oncore & Firstar Oncore Xtra.....    1,225,751    $  5.610137   $  6,876,632      1.4%        3.08%      0.87%
  Oncore & Firstar Oncore Lite.....      173,925    $  5.610137   $    975,745      1.4%        3.08%      0.87%
                                     ------------                 ------------
                                       3,125,209                  $ 17,580,439
                                     ------------                 ------------
2003
  Top Tradition....................       78,874    $  5.502103   $    433,971      1.1%       22.34%      0.78%
  Top Plus.........................       28,186    $  5.542235   $    156,215      0.9%       22.58%      0.83%
  Top Explorer.....................      184,594    $  5.462268   $  1,008,304      1.3%       22.09%      0.86%
  Oncore & Firstar Oncore Flex.....       62,160    $  5.422827   $    337,082      1.5%       21.85%      2.02%
  Oncore & Firstar Oncore Value....      326,572    $  5.542235   $  1,809,938      0.9%       22.58%      0.83%
  Oncore & Firstar Oncore
     Premier.......................    1,449,981    $  5.442491   $  7,891,508      1.4%       21.97%      0.78%
  Oncore & Firstar Oncore Xtra.....    1,393,690    $  5.442491   $  7,585,147      1.4%       21.97%      0.78%
  Oncore & Firstar Oncore Lite.....      277,683    $  5.442491   $  1,511,287      1.4%       21.97%      0.78%
                                     ------------                 ------------
                                       3,801,740                  $ 20,733,452
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
JANUS ASPEN SERIES -- SERVICE SHARES: (CONTINUED)
WORLDWIDE GROWTH SUBACCOUNT (CONTINUED)
2002
  Top Tradition....................       91,603    $  4.497548   $    411,987      1.1%      -26.52%      0.62%
  Top Plus.........................       35,573    $  4.521400   $    160,842      0.9%      -26.37%      0.54%
  Top Explorer.....................      191,295    $  4.473819   $    855,819      1.3%      -26.66%      0.59%
  Oncore & Firstar Oncore Flex.....      644,319    $  4.450281   $  2,867,400      1.5%      -26.81%      0.31%
  Oncore & Firstar Oncore Value....      398,989    $  4.521400   $  1,803,989      0.9%      -26.37%      0.56%
  Oncore & Firstar Oncore
     Premier.......................    1,680,823    $  4.462021   $  7,499,866      1.4%      -26.73%      0.60%
  Oncore & Firstar Oncore Xtra.....    3,982,164    $  4.462021   $ 17,768,499      1.4%      -26.73%      0.60%
  Oncore & Firstar Oncore Lite.....      231,665    $  4.462021   $  1,033,695      1.4%      -26.73%      0.60%
                                     ------------                 ------------
                                       7,256,431                  $ 32,402,097
                                     ------------                 ------------
2001
  Top Tradition....................       73,156    $  6.120494   $    447,753      1.1%      -23.46%      0.27%
  Top Plus.........................       48,371    $  6.140770   $    297,032      0.9%      -23.31%      0.29%
  Top Explorer.....................      182,581    $  6.100292   $  1,113,798      1.3%      -23.62%      0.28%
  Oncore & Firstar Oncore Flex.....      501,610    $  6.080193   $  3,049,885      1.5%      -23.77%      0.23%
  Oncore & Firstar Oncore Value....      449,841    $  6.140770   $  2,762,371      0.9%      -23.31%      0.29%
  Oncore & Firstar Oncore
     Premier.......................    1,992,495    $  6.090225   $ 12,134,743      1.4%      -23.69%      0.28%
  Oncore & Firstar Oncore Xtra.....    2,395,604    $  6.090225   $ 14,589,771      1.4%      -23.69%      0.28%
  Oncore & Firstar Oncore Lite.....      167,728    $  6.090225   $  1,021,499      1.4%      -10.27%      0.28%      4/17/01
                                     ------------                 ------------
                                       5,811,386                  $ 35,416,852
                                     ------------                 ------------
BALANCED SUBACCOUNT
2005
  Top Tradition....................       86,840    $ 10.849455   $    942,170      1.1%        6.49%      2.11%
  Top Plus.........................       55,547    $ 10.971891   $    609,456      0.9%        6.70%      2.04%
  Top Explorer.....................      179,272    $ 10.728530   $  1,923,330      1.3%        6.28%      2.06%
  Oncore & Firstar Oncore Flex.....      103,359    $ 10.609175   $  1,096,549      1.5%        6.07%      2.04%
  Oncore & Firstar Oncore Value....      360,722    $ 10.971891   $  3,957,800      0.9%        6.70%      2.11%
  Oncore & Firstar Oncore
     Premier.......................    2,290,071    $ 10.668607   $ 24,431,864      1.4%        6.18%      2.06%
  Oncore & Firstar Oncore Xtra.....    1,926,248    $ 10.668607   $ 20,550,388      1.4%        6.18%      2.06%
  Oncore & Firstar Oncore Lite.....      734,655    $ 10.668607   $  7,837,742      1.4%        6.18%      2.06%
                                     ------------                 ------------
                                       5,736,714                  $ 61,349,299
                                     ------------                 ------------
2004
  Top Tradition....................       85,175    $ 10.188011   $    867,762      1.1%        7.11%      2.23%
  Top Plus.........................       62,865    $ 10.282656   $    646,417      0.9%        7.32%      2.32%
  Top Explorer.....................      185,996    $ 10.094323   $  1,877,508      1.3%        6.90%      2.22%
  Oncore & Firstar Oncore Flex.....      120,930    $ 10.001677   $  1,209,502      1.5%        6.69%      2.09%
  Oncore & Firstar Oncore Value....      351,147    $ 10.282656   $  3,610,726      0.9%        7.32%      2.23%
  Oncore & Firstar Oncore
     Premier.......................    2,583,237    $ 10.047828   $ 25,955,914      1.4%        6.79%      2.13%
  Oncore & Firstar Oncore Xtra.....    2,093,026    $ 10.047828   $ 21,030,365      1.4%        6.79%      2.13%
  Oncore & Firstar Oncore Lite.....      731,854    $ 10.047828   $  7,353,547      1.4%        6.79%      2.13%
                                     ------------                 ------------
                                       6,214,230                  $ 62,551,741
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
JANUS ASPEN SERIES--SERVICE SHARES: (CONTINUED)
BALANCED SUBACCOUNT (CONTINUED)
2003
  Top Tradition....................       87,012    $  9.511581   $    827,623      1.1%       12.49%      1.89%
  Top Plus.........................       62,173    $  9.580905   $    595,674      0.9%       12.71%      1.78%
  Top Explorer.....................      188,592    $  9.442810   $  1,780,834      1.3%       12.26%      1.84%
  Oncore & Firstar Oncore Flex.....      145,008    $  9.374671   $  1,359,403      1.5%       12.04%      1.80%
  Oncore & Firstar Oncore Value....      367,126    $  9.580905   $  3,517,403      0.9%       12.71%      1.79%
  Oncore & Firstar Oncore
     Premier.......................    2,925,435    $  9.408634   $ 27,524,349      1.4%       12.15%      1.79%
  Oncore & Firstar Oncore Xtra.....    2,526,974    $  9.408634   $ 23,775,371      1.4%       12.15%      1.79%
  Oncore & Firstar Oncore Lite.....      750,058    $  9.408634   $  7,057,019      1.4%       12.15%      1.79%
                                     ------------                 ------------
                                       7,052,378                  $ 66,437,676
                                     ------------                 ------------
2002
  Top Tradition....................       74,427    $  8.455853   $    629,346      1.1%       -7.69%      2.24%
  Top Plus.........................       68,185    $  8.500668   $    579,620      0.9%       -7.51%      1.96%
  Top Explorer.....................      180,189    $  8.411342   $  1,515,635      1.3%       -7.87%      2.02%
  Oncore & Firstar Oncore Flex.....      157,176    $  8.367134   $  1,315,109      1.5%       -8.05%      1.91%
  Oncore & Firstar Oncore Value....      388,415    $  8.500668   $  3,301,789      0.9%       -7.51%      1.96%
  Oncore & Firstar Oncore
     Premier.......................    3,334,140    $  8.389176   $ 27,970,681      1.4%       -7.96%      2.06%
  Oncore & Firstar Oncore Xtra.....    2,937,078    $  8.389176   $ 24,639,663      1.4%       -7.96%      2.06%
  Oncore & Firstar Oncore Lite.....      619,150    $  8.389176   $  5,194,162      1.4%       -7.96%      2.06%
                                     ------------                 ------------
                                       7,758,760                  $ 65,146,005
                                     ------------                 ------------
2001
  Top Tradition....................       45,265    $  9.160280   $    414,643      1.1%       -5.95%      2.07%
  Top Plus.........................       76,989    $  9.190598   $    707,577      0.9%       -5.76%      1.93%
  Top Explorer.....................      163,510    $  9.130104   $  1,492,867      1.3%       -6.13%      1.97%
  Oncore & Firstar Oncore Flex.....      149,183    $  9.100077   $  1,357,576      1.5%       -6.32%      1.81%
  Oncore & Firstar Oncore Value....      360,002    $  9.190598   $  3,308,632      0.9%       -5.76%      1.94%
  Oncore & Firstar Oncore
     Premier.......................    2,990,319    $  9.115046   $ 27,256,899      1.4%       -6.23%      2.01%
  Oncore & Firstar Oncore Xtra.....    2,354,358    $  9.115046   $ 21,460,068      1.4%       -6.23%      2.01%
  Oncore & Firstar Oncore Lite.....      198,397    $  9.115046   $  1,808,402      1.4%       -1.20%      2.01%      4/17/01
                                     ------------                 ------------
                                       6,338,023                  $ 57,806,664
                                     ------------                 ------------
INTERNATIONAL GROWTH SUBACCOUNT
2005
  Top I............................          730    $ 10.940746   $      7,982      1.1%        9.41%      5.29%      11/2/05
  Top Tradition....................       21,603    $ 20.825080   $    449,892      1.1%       30.51%      1.18%
  Top Plus.........................        9,531    $ 20.935255   $    199,528      0.9%       30.77%      1.18%
  Investar Vision & Top Spectrum...        1,092    $ 10.935612   $     11,946      1.4%        9.36%      2.77%      11/2/05
  Top Explorer.....................       15,727    $ 20.715657   $    325,802      1.3%       30.25%      1.32%
  Oncore & Firstar Oncore Flex.....       33,250    $  8.752122   $    291,012      1.5%       30.00%      1.12%
  Oncore & Firstar Oncore Value....      478,472    $  9.051443   $  4,330,866      0.9%       30.77%      1.22%
  Oncore & Firstar Oncore
     Premier.......................      751,663    $  8.801164   $  6,615,512      1.4%       30.12%      1.16%
  Oncore & Firstar Oncore Xtra.....    1,114,171    $  8.801164   $  9,806,004      1.4%       30.12%      1.16%
  Oncore & Firstar Oncore Lite.....      658,627    $  8.801164   $  5,796,668      1.4%       30.12%      1.16%
                                     ------------                 ------------
                                       3,084,866                  $ 27,835,212
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
JANUS ASPEN SERIES -- SERVICE SHARES: (CONTINUED)
INTERNATIONAL GROWTH SUBACCOUNT (CONTINUED)
2004
  Top Tradition....................        4,102    $ 15.956850   $     65,458      1.1%       17.39%      0.95%
  Top Plus.........................        1,674    $ 16.009646   $     26,796      0.9%       17.63%      2.98%
  Top Explorer.....................        5,167    $ 15.904258   $     82,173      1.3%       17.16%      1.24%
  Oncore & Firstar Oncore Flex.....       32,254    $  6.732589   $    217,152      1.5%       16.93%      0.80%
  Oncore & Firstar Oncore Value....      196,732    $  6.921832   $  1,361,749      0.9%       17.63%      0.94%
  Oncore & Firstar Oncore
     Premier.......................      620,333    $  6.763671   $  4,195,727      1.4%       17.04%      0.86%
  Oncore & Firstar Oncore Xtra.....      789,810    $  6.763671   $  5,342,017      1.4%       17.04%      0.86%
  Oncore & Firstar Oncore Lite.....      207,603    $  6.763671   $  1,404,156      1.4%       17.04%      0.86%
                                     ------------                 ------------
                                       1,857,675                  $ 12,695,228
                                     ------------                 ------------
2003
  Top Tradition....................          150    $ 13.592795   $      2,034      1.1%       35.93%      1.04%       5/1/03
  Top Explorer.....................           33    $ 13.574869   $        451      1.3%       35.75%      0.70%       5/1/03
  Oncore & Firstar Oncore Flex.....       55,592    $  5.757890   $    320,091      1.5%       32.55%      2.89%
  Oncore & Firstar Oncore Value....      136,058    $  5.884653   $    800,653      0.9%       33.33%      0.96%
  Oncore & Firstar Oncore
     Premier.......................      739,566    $  5.778757   $  4,273,781      1.4%       32.68%      0.88%
  Oncore & Firstar Oncore Xtra.....      618,597    $  5.778757   $  3,574,719      1.4%       32.68%      0.88%
  Oncore & Firstar Oncore Lite.....      124,741    $  5.778757   $    720,848      1.4%       32.68%      0.88%
                                     ------------                 ------------
                                       1,674,737                  $  9,692,577
                                     ------------                 ------------
2002
  Oncore & Firstar Oncore Flex.....      351,975    $  4.344038   $  1,528,994      1.5%      -26.86%      0.94%
  Oncore & Firstar Oncore Value....      181,433    $  4.413465   $    800,750      0.9%      -26.42%      0.67%
  Oncore & Firstar Oncore
     Premier.......................      759,977    $  4.355499   $  3,310,077      1.4%      -26.78%      0.68%
  Oncore & Firstar Oncore Xtra.....    2,998,591    $  4.355499   $ 13,060,358      1.4%      -26.78%      0.68%
  Oncore Lite......................       47,413    $  4.355499   $    206,509      1.4%      -26.78%      0.68%
                                     ------------                 ------------
                                       4,339,389                  $ 18,906,688
                                     ------------                 ------------
2001
  Oncore & Firstar Oncore Flex.....      501,432    $  5.939104   $  2,978,056      1.5%      -24.57%      0.57%
  Oncore & Firstar Oncore Value....      166,194    $  5.998270   $    996,877      0.9%      -24.12%      0.75%
  Oncore & Firstar Oncore
     Premier.......................      846,346    $  5.948893   $  5,034,822      1.4%      -24.49%      0.67%
  Oncore & Firstar Oncore Xtra.....      982,000    $  5.948893   $  5,841,813      1.4%      -24.49%      0.67%
  Oncore & Firstar Oncore Lite.....       17,235    $  5.948893   $    102,530      1.4%      -10.20%      0.67%      4/17/01
                                     ------------                 ------------
                                       2,513,207                  $ 14,954,098
                                     ------------                 ------------
J.P. MORGAN SERIES TRUST II:
SMALL COMPANY SUBACCOUNT
2005
  Top Tradition....................       11,271    $ 14.998025   $    169,049      1.1%        2.29%      0.00%
  Top Plus.........................          358    $ 15.122149   $      5,407      0.9%        2.50%      0.00%
  Top Explorer.....................        7,189    $ 14.875109   $    106,939      1.3%        2.09%      0.00%
  Oncore & Firstar Oncore Flex.....       10,774    $ 12.378673   $    133,371      1.5%        1.89%      0.00%
  Oncore & Firstar Oncore Value....      268,177    $ 12.954923   $  3,474,210      0.9%        2.50%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      472,685    $ 12.472601   $  5,895,609      1.4%        1.99%      0.00%
  Oncore & Firstar Oncore Xtra.....      388,876    $ 12.472601   $  4,850,301      1.4%        1.99%      0.00%
  Oncore & Firstar Oncore Lite.....      410,658    $ 12.472601   $  5,121,968      1.4%        1.99%      0.00%
                                     ------------                 ------------
                                       1,569,988                  $ 19,756,854
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
J.P. MORGAN SERIES TRUST II: (CONTINUED)
SMALL COMPANY SUBACCOUNT (CONTINUED)
2004
  Top Tradition....................       14,340    $ 14.661716   $    210,245      1.1%       25.78%      0.00%
  Top Plus.........................            7    $ 14.753893   $        101      0.9%       26.03%      0.00%
  Top Explorer.....................        9,420    $ 14.570212   $    137,250      1.3%       25.53%      0.00%
  Oncore & Firstar Oncore Flex.....       14,233    $ 12.148814   $    172,911      1.5%       25.29%      0.00%
  Oncore & Firstar Oncore Value....      244,935    $ 12.639448   $  3,095,843      0.9%       26.03%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      475,235    $ 12.228991   $  5,811,659      1.4%       25.41%      0.00%
  Oncore & Firstar Oncore Xtra.....      418,229    $ 12.228991   $  5,114,514      1.4%       25.41%      0.00%
  Oncore & Firstar Oncore Lite.....      324,871    $ 12.228991   $  3,972,841      1.4%       25.41%      0.00%
                                     ------------                 ------------
                                       1,501,270                  $ 18,515,364
                                     ------------                 ------------
2003
  Top Tradition....................        6,664    $ 11.656374   $     77,675      1.1%       34.50%      0.00%
  Top Plus.........................          351    $ 11.706405   $      4,114      0.9%       34.77%      0.00%
  Top Explorer.....................        2,865    $ 11.606593   $     33,252      1.3%       34.23%      0.00%
  Oncore & Firstar Oncore Flex.....       19,288    $  9.696858   $    187,032      1.5%       33.97%      0.00%
  Oncore & Firstar Oncore Value....      142,615    $ 10.028713   $  1,430,248      0.9%       34.77%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      272,609    $  9.751226   $  2,658,270      1.4%       34.10%      0.00%
  Oncore & Firstar Oncore Xtra.....      235,409    $  9.751226   $  2,295,525      1.4%       34.10%      0.00%
  Oncore & Firstar Oncore Lite.....       88,857    $  9.751226   $    866,468      1.4%       34.10%      0.00%
                                     ------------                 ------------
                                         768,658                  $  7,552,584
                                     ------------                 ------------
2002
  Top Tradition....................        5,552    $  8.666477   $     48,113      1.1%      -22.51%      0.10%
  Top Plus.........................          626    $  8.686498   $      5,435      0.9%      -22.35%      0.00%
  Top Explorer.....................        1,556    $  8.646528   $     13,454      1.3%      -22.66%      0.19%
  Oncore & Firstar Oncore Flex.....       21,130    $  7.238086   $    152,943      1.5%      -22.81%      0.20%
  Oncore & Firstar Oncore Value....      119,187    $  7.441595   $    886,940      0.9%      -22.35%      0.18%
  Oncore & Firstar Oncore
     Premier.......................      276,669    $  7.271507   $  2,011,799      1.4%      -22.74%      0.19%
  Oncore & Firstar Oncore Xtra.....      206,205    $  7.271507   $  1,499,424      1.4%      -22.74%      0.19%
  Oncore & Firstar Oncore Lite.....       35,249    $  7.271507   $    256,316      1.4%      -22.74%      0.19%
                                     ------------                 ------------
                                         666,174                  $  4,874,424
                                     ------------                 ------------
2001
  Top Explorer.....................          222    $ 11.179691   $      2,479      1.3%       11.80%      0.00%      11/1/01
  Oncore & Firstar Oncore Flex.....       25,983    $  9.377155   $    243,642      1.5%       -9.40%      0.04%
  Oncore & Firstar Oncore Value....       92,257    $  9.583696   $    884,158      0.9%       -8.85%      0.04%
  Oncore & Firstar Oncore
     Premier.......................      276,176    $  9.411151   $  2,599,141      1.4%       -9.31%      0.04%
  Oncore & Firstar Oncore Xtra.....      132,426    $  9.411151   $  1,246,282      1.4%       -9.31%      0.04%
  Oncore & Firstar Oncore Lite.....        9,841    $  9.411151   $     92,619      1.4%        3.94%      0.04%      4/17/01
                                     ------------                 ------------
                                         536,905                  $  5,068,321
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
J.P. MORGAN SERIES TRUST II: (CONTINUED)
MID CAP VALUE SUBACCOUNT
2005
  Top Tradition....................       68,469    $ 18.127282   $  1,241,150      1.1%        8.03%      0.19%
  Top Plus.........................       24,543    $ 18.277281   $    448,582      0.9%        8.24%      0.18%
  Investar Vision & Top Spectrum...        1,488    $ 10.357397   $     15,412      1.4%        3.57%      0.00%     11/02/05
  Top Explorer.....................       54,480    $ 17.978735   $    979,475      1.3%        7.81%      0.17%
  Oncore & Firstar Oncore Flex.....       22,931    $ 17.831615   $    408,905      1.5%        7.60%      0.19%
  Oncore & Firstar Oncore Value....      822,286    $ 18.277281   $ 15,029,151      0.9%        8.24%      0.15%
  Oncore & Firstar Oncore
     Premier.......................    1,185,325    $ 17.904933   $ 21,223,165      1.4%        7.71%      0.15%
  Oncore & Firstar Oncore Xtra.....    1,063,060    $ 17.904933   $ 19,034,019      1.4%        7.71%      0.15%
  Oncore & Firstar Oncore Lite.....    1,903,328    $ 17.904933   $ 34,078,970      1.4%        7.71%      0.15%
                                     ------------                 ------------
                                       5,145,910                  $ 92,458,829
                                     ------------                 ------------
2004
  Top Tradition....................       42,936    $ 16.780309   $    720,484      1.1%       19.74%      0.26%
  Top Plus.........................       19,008    $ 16.885789   $    320,973      0.9%       19.98%      0.24%
  Top Explorer.....................       37,732    $ 16.675598   $    629,202      1.3%       19.50%      0.23%
  Oncore & Firstar Oncore Flex.....       17,986    $ 16.571704   $    298,066      1.5%       19.27%      0.27%
  Oncore & Firstar Oncore Value....      254,317    $ 16.885789   $  4,294,342      0.9%       19.98%      0.26%
  Oncore & Firstar Oncore
     Premier.......................      571,517    $ 16.623513   $  9,500,602      1.4%       19.38%      0.25%
  Oncore & Firstar Oncore Xtra.....      652,219    $ 16.623513   $ 10,842,172      1.4%       19.38%      0.25%
  Oncore & Firstar Oncore Lite.....      516,511    $ 16.623513   $  8,586,223      1.4%       19.38%      0.25%
                                     ------------                 ------------
                                       2,112,226                  $ 35,192,064
                                     ------------                 ------------
2003
  Top Tradition....................       23,192    $ 14.014070   $    325,008      1.1%       28.22%      0.34%
  Top Plus.........................        9,801    $ 14.074209   $    137,946      0.9%       28.47%      0.20%
  Top Explorer.....................       17,936    $ 13.954242   $    250,289      1.3%       27.96%      0.29%
  Oncore Flex......................       11,193    $ 13.894758   $    155,518      1.5%       27.71%      0.37%
  Oncore & Firstar Oncore Value....       91,955    $ 14.074209   $  1,294,198      0.9%       28.47%      0.27%
  Oncore & Firstar Oncore
     Premier.......................      209,131    $ 13.924440   $  2,912,030      1.4%       27.84%      0.28%
  Oncore & Firstar Oncore Xtra.....      295,312    $ 13.924440   $  4,112,057      1.4%       27.84%      0.28%
  Oncore & Firstar Oncore Lite.....      128,380    $ 13.924440   $  1,787,620      1.4%       27.84%      0.28%
                                     ------------                 ------------
                                         786,900                  $ 10,974,666
                                     ------------                 ------------
2002
  Top Tradition....................       18,428    $ 10.929952   $    201,413      1.1%       -0.28%      0.03%
  Top Plus.........................        2,940    $ 10.955173   $     32,213      0.9%       -0.08%      0.01%
  Top Explorer.....................       11,555    $ 10.904797   $    126,009      1.3%       -0.48%      0.04%
  Oncore Flex......................       15,626    $ 10.879760   $    170,009      1.5%       -0.67%      0.04%
  Oncore & Firstar Oncore Value....       29,825    $ 10.955173   $    326,735      0.9%       -0.08%      0.03%
  Oncore & Firstar Oncore
     Premier.......................      100,375    $ 10.892268   $  1,093,306      1.4%       -0.57%      0.05%
  Oncore & Firstar Oncore Xtra.....      126,635    $ 10.892268   $  1,379,345      1.4%       -0.57%      0.05%
  Oncore & Firstar Oncore Lite.....       27,090    $ 10.892268   $    295,071      1.4%       -0.57%      0.05%
                                     ------------                 ------------
                                         332,474                  $  3,624,101
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
J.P. MORGAN SERIES TRUST II: (CONTINUED)
MID CAP VALUE SUBACCOUNT (CONTINUED)
2001
  Top Tradition....................        2,675    $ 10.960581   $     29,315      1.1%        9.61%      0.00%      11/1/01
  Top Explorer.....................        2,777    $ 10.957023   $     30,422      1.3%        9.57%      0.00%      11/1/01
  Oncore & Firstar Oncore Value....          480    $ 10.964136   $      5,268      0.9%        9.64%      0.00%      11/1/01
  Oncore & Firstar Oncore
     Premier.......................        9,060    $ 10.955254   $     99,258      1.4%        9.55%      0.00%      11/1/01
  Oncore & Firstar Oncore Xtra.....        4,270    $ 10.955254   $     46,780      1.4%        9.55%      0.00%      11/1/01
                                     ------------                 ------------
                                          19,262                  $    211,043
                                     ------------                 ------------
ALLIANCEBERSTEIN VARIABLE SERIES PRODUCT FUND, INC. -- CLASS B:
GLOBAL BOND SUBACCOUNT
2005
  Oncore Flex......................          109    $ 11.593853   $      1,259      1.5%       -9.22%      9.31%
  Oncore Value.....................        8,959    $ 12.049779   $    107,951      0.9%       -8.69%      8.88%
  Oncore & Firstar Oncore
     Premier.......................        7,251    $ 11.668441   $     84,612      1.4%       -9.13%      9.00%
  Oncore Xtra......................       14,360    $ 11.668441   $    167,558      1.4%       -9.13%      9.00%
                                     ------------                 ------------
                                          30,679                  $    361,380
                                     ------------                 ------------
2004
  Oncore Flex......................          329    $ 12.771964   $      4,207      1.5%        7.71%      4.78%
  Oncore Value.....................        8,961    $ 13.195901   $    118,245      0.9%        8.36%      5.52%
  Oncore & Firstar Oncore
     Premier.......................        9,172    $ 12.841488   $    117,787      1.4%        7.82%      5.68%
  Oncore Xtra......................       12,022    $ 12.841488   $    154,379      1.4%        7.82%      5.68%
                                     ------------                 ------------
                                          30,484                  $    394,618
                                     ------------                 ------------
2003
  Oncore Flex......................          484    $ 11.857282   $      5,734      1.5%       11.41%      5.58%
  Oncore Value.....................        9,103    $ 12.178251   $    110,857      0.9%       12.07%      5.84%
  Oncore & Firstar Oncore
     Premier.......................       11,291    $ 11.910051   $    134,483      1.4%       11.52%      6.07%
  Oncore Xtra......................       13,998    $ 11.910051   $    166,714      1.4%       11.52%      6.07%
                                     ------------                 ------------
                                          34,876                  $    417,788
                                     ------------                 ------------
2002
  Oncore Flex......................          688    $ 10.643034   $      7,327      1.5%       14.87%      0.95%
  Oncore Value.....................        9,238    $ 10.866508   $    100,380      0.9%       15.55%      0.99%
  Oncore & Firstar Oncore
     Premier.......................       18,234    $ 10.679870   $    194,738      1.4%       14.98%      0.91%
  Oncore & Firstar Oncore Xtra.....       17,308    $ 10.679870   $    184,845      1.4%       14.98%      0.91%
                                     ------------                 ------------
                                          45,468                  $    487,290
                                     ------------                 ------------
2001
  Oncore & Firstar Oncore Flex.....        1,043    $  9.265430   $      9,660      1.5%       -2.51%      0.00%     10/26/01
  Oncore Value.....................       10,060    $  9.404076   $     94,604      0.9%       -2.41%      0.00%     10/26/01
  Oncore & Firstar Oncore
     Premier.......................       27,939    $  9.288341   $    259,512      1.4%       -2.50%      0.00%     10/26/01
  Oncore & Firstar Oncore Xtra.....       19,926    $  9.288341   $    185,075      1.4%       -2.50%      0.00%     10/26/01
                                     ------------                 ------------
                                          58,968                  $    548,851
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
ALLIANCEBERSTEIN VARIABLE SERIES PRODUCT FUND, INC. -- CLASS B: (CONTINUED)
GROWTH & INCOME SUBACCOUNT
2005
  Oncore & Firstar Oncore Flex.....        5,297    $ 10.931504   $     57,903      1.5%        3.05%      1.26%
  Oncore Value.....................        5,785    $ 11.361422   $     65,725      0.9%        3.67%      1.28%
  Oncore & Firstar Oncore
     Premier.......................       69,499    $ 11.001805   $    764,614      1.4%        3.16%      1.31%
  Oncore & Firstar Oncore Xtra.....       44,739    $ 11.001805   $    492,212      1.4%        3.16%      1.31%
  Oncore Lite......................        4,733    $ 11.001805   $     52,075      1.4%        3.16%      1.31%
                                     ------------                 ------------
                                         130,053                  $  1,432,529
                                     ------------                 ------------
2004
  Oncore & Firstar Oncore Flex.....        7,338    $ 10.607514   $     77,837      1.5%        9.57%      0.72%
  Oncore & Firstar Oncore Value....        6,254    $ 10.959703   $     68,545      0.9%       10.23%      0.85%
  Oncore & Firstar Oncore
     Premier.......................       92,775    $ 10.665247   $    989,464      1.4%        9.68%      0.74%
  Oncore & Firstar Oncore Xtra.....       48,168    $ 10.665247   $    513,725      1.4%        9.68%      0.74%
  Oncore Lite......................        4,881    $ 10.665247   $     52,054      1.4%        9.68%      0.74%
                                     ------------                 ------------
                                         159,416                  $  1,701,625
                                     ------------                 ------------
2003
  Oncore & Firstar Oncore Flex.....        8,265    $  9.680716   $     80,015      1.5%       30.23%      0.80%
  Oncore & Firstar Oncore Value....        9,831    $  9.942851   $     97,749      0.9%       31.01%      0.91%
  Oncore & Firstar Oncore
     Premier.......................      102,467    $  9.723783   $    996,355      1.4%       30.36%      0.82%
  Oncore & Firstar Oncore Xtra.....       44,288    $  9.723783   $    430,650      1.4%       30.36%      0.82%
  Oncore Lite......................        4,712    $  9.723783   $     45,818      1.4%       30.36%      0.82%
                                     ------------                 ------------
                                         169,563                  $  1,650,587
                                     ------------                 ------------
2002
  Oncore & Firstar Oncore Flex.....       11,739    $  7.433432   $     87,264      1.5%      -23.42%      0.54%
  Oncore & Firstar Oncore Value....       10,093    $  7.589638   $     76,599      0.9%      -22.96%      0.57%
  Oncore & Firstar Oncore
     Premier.......................      121,016    $  7.459150   $    902,673      1.4%      -23.34%      0.57%
  Oncore & Firstar Oncore Xtra.....       76,208    $  7.459150   $    568,450      1.4%      -23.34%      0.57%
  Oncore Lite......................        4,761    $  7.459150   $     35,510      1.4%      -23.34%      0.57%
                                     ------------                 ------------
                                         223,817                  $  1,670,496
                                     ------------                 ------------
2001
  Oncore & Firstar Oncore Flex.....       12,805    $  9.706239   $    124,285      1.5%        2.14%      0.00%     10/26/01
  Oncore & Firstar Oncore Value....       12,170    $  9.851512   $    119,893      0.9%        2.25%      0.00%     10/26/01
  Oncore & Firstar Oncore
     Premier.......................      144,854    $  9.730225   $  1,409,461      1.4%        2.16%      0.00%     10/26/01
  Oncore & Firstar Oncore Xtra.....      116,164    $  9.730225   $  1,130,300      1.4%        2.16%      0.00%     10/26/01
  Oncore Lite......................        1,180    $  9.730225   $     11,485      1.4%        2.16%      0.00%     10/26/01
                                     ------------                 ------------
                                         287,173                  $  2,795,424
                                     ------------                 ------------
SMALL CAP GROWTH SUBACCOUNT
2005
  Oncore & Firstar Oncore Value....        1,693    $ 13.635838   $     23,091      0.9%        3.92%      0.00%
  Oncore & Firstar Oncore
     Premier.......................       13,925    $ 13.204143   $    183,871      1.4%        3.41%      0.00%
  Oncore Xtra......................        1,365    $ 13.204143   $     18,010      1.4%        3.41%      0.00%
                                     ------------                 ------------
                                          16,983                  $    224,972
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
ALLIANCEBERSTEIN VARIABLE SERIES PRODUCT FUND, INC. -- CLASS B: (CONTINUED)
SMALL CAP GROWTH SUBACCOUNT (CONTINUED)
2004
  Oncore & Firstar Oncore Value....        1,668    $ 13.120908   $     21,888      0.9%       13.36%      0.00%
  Oncore & Firstar Oncore
     Premier.......................       16,273    $ 12.768290   $    207,768      1.4%       12.80%      0.00%
  Oncore Xtra......................        1,735    $ 12.768290   $     22,156      1.4%       12.80%      0.00%
                                     ------------                 ------------
                                          19,676                  $    251,812
                                     ------------                 ------------
2003
  Oncore & Firstar Oncore Value....        1,766    $ 11.574351   $     20,439      0.9%       47.35%      0.00%
  Oncore & Firstar Oncore
     Premier.......................       20,043    $ 11.319260   $    226,879      1.4%       46.62%      0.00%
  Oncore Xtra......................        2,116    $ 11.319260   $     23,951      1.4%       46.62%      0.00%
                                     ------------                 ------------
                                          23,925                  $    271,269
                                     ------------                 ------------
2002
  Oncore & Firstar Oncore Value....        1,733    $  7.855064   $     13,614      0.9%      -32.67%      0.00%
  Oncore & Firstar Oncore
     Premier.......................       22,103    $  7.719950   $    170,633      1.4%      -33.00%      0.00%
  Oncore Xtra......................        2,407    $  7.719950   $     18,583      1.4%      -33.00%      0.00%
                                     ------------                 ------------
                                          26,243                  $    202,830
                                     ------------                 ------------
2001
  Oncore & Firstar Oncore Value....        1,865    $ 11.666823   $     21,761      0.9%       11.33%      0.00%     10/26/01
  Oncore & Firstar Oncore
     Premier.......................       27,336    $ 11.523134   $    314,998      1.4%       11.23%      0.00%     10/26/01
  Oncore & Firstar Oncore Xtra.....        6,046    $ 11.523134   $     69,663      1.4%       11.23%      0.00%     10/26/01
                                     ------------                 ------------
                                          35,247                  $    406,422
                                     ------------                 ------------
MFS VARIABLE INSURANCE TRUST -- SERVICE CLASS:
NEW DISCOVERY SUBACCOUNT
2005
  Top Tradition....................        2,664    $ 11.225808   $     29,907      1.1%        3.89%      0.00%
  Top Plus.........................          571    $ 11.318722   $      6,457      0.9%        4.10%      0.00%
  Investar Vision & Top Spectrum...        6,065    $ 13.952143   $     84,625      1.4%        3.58%      0.00%
  Top Explorer.....................       10,246    $ 11.133753   $    114,072      1.3%        3.69%      0.00%
  Oncore & Firstar Oncore Value....       49,231    $ 11.318722   $    557,234      0.9%        4.10%      0.00%
  Oncore & Firstar Oncore
     Premier.......................       77,781    $ 11.088033   $    862,434      1.4%        3.58%      0.00%
  Oncore & Firstar Oncore Xtra.....       58,523    $ 11.088033   $    648,905      1.4%        3.58%      0.00%
  Oncore & Firstar Oncore Lite.....       39,581    $ 11.088033   $    438,878      1.4%        3.58%      0.00%
                                     ------------                 ------------
                                         244,662                  $  2,742,512
                                     ------------                 ------------
2004
  Top Tradition....................        4,849    $ 10.805330   $     52,395      1.1%        5.05%      0.00%
  Top Plus.........................          571    $ 10.873273   $      6,203      0.9%        5.26%      0.00%
  Investar Vision & Top Spectrum...        6,065    $ 13.469273   $     81,696      1.4%        4.74%      0.00%
  Top Explorer.....................       10,550    $ 10.737853   $    113,280      1.3%        4.84%      0.00%
  Oncore & Firstar Oncore Flex.....        1,454    $ 10.670943   $     15,519      1.5%        4.64%      0.00%
  Oncore & Firstar Oncore Value....       19,767    $ 10.873273   $    214,928      0.9%        5.26%      0.00%
  Oncore & Firstar Oncore
     Premier.......................       83,654    $ 10.704295   $    895,461      1.4%        4.74%      0.00%
  Oncore & Firstar Oncore Xtra.....       54,972    $ 10.704295   $    588,439      1.4%        4.74%      0.00%
  Oncore & Firstar Oncore Lite.....       41,765    $ 10.704295   $    447,063      1.4%        4.74%      0.00%
                                     ------------                 ------------
                                         223,647                  $  2,414,984
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
MFS VARIABLE INSURANCE TRUST -- SERVICE CLASS: (CONTINUED)
NEW DISCOVERY SUBACCOUNT (CONTINUED)
2003
  Top Tradition....................        7,421    $ 10.285838   $     76,332      1.1%       31.98%      0.00%
  Top Plus.........................          571    $ 10.329989   $      5,893      0.9%       32.24%      0.00%
  Investar Vision & Top Spectrum...          832    $ 12.859907   $     10,698      1.4%       31.59%      0.00%
  Top Explorer.....................        9,663    $ 10.241899   $     98,964      1.3%       31.72%      0.00%
  Oncore & Firstar Oncore Flex.....        1,455    $ 10.198239   $     14,834      1.5%       31.46%      0.00%
  Oncore & Firstar Oncore Value....       24,472    $ 10.329989   $    252,796      0.9%       32.24%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      110,180    $ 10.220014   $  1,126,064      1.4%       31.59%      0.00%
  Oncore & Firstar Oncore Xtra.....       43,538    $ 10.220014   $    444,956      1.4%       31.59%      0.00%
  Oncore & Firstar Oncore Lite.....       33,090    $ 10.220014   $    338,178      1.4%       31.59%      0.00%
                                     ------------                 ------------
                                         231,222                  $  2,368,715
                                     ------------                 ------------
2002
  Top Tradition....................        5,703    $  7.793469   $     44,446      1.1%      -32.54%      0.00%
  Top Plus.........................          459    $  7.811473   $      3,583      0.9%      -32.41%      0.00%
  Top Explorer.....................        6,130    $  7.775513   $     47,667      1.3%      -32.68%      0.00%
  Oncore & Firstar Oncore Flex.....        1,455    $  7.757636   $     11,286      1.5%      -32.81%      0.00%
  Oncore & Firstar Oncore Value....       21,801    $  7.811473   $    170,301      0.9%      -32.41%      0.00%
  Oncore & Firstar Oncore
     Premier.......................       75,537    $  7.766559   $    586,659      1.4%      -32.74%      0.00%
  Oncore & Firstar Oncore Xtra.....       17,239    $  7.766559   $    133,889      1.4%      -32.74%      0.00%
  Oncore & Firstar Oncore Lite.....       27,475    $  7.766559   $    213,384      1.4%      -32.74%      0.00%
                                     ------------                 ------------
                                         155,799                  $  1,211,215
                                     ------------                 ------------
2001
  Top Tradition....................        3,624    $ 11.553432   $     41,864      1.1%       15.53%      0.00%      11/1/01
  Top Explorer.....................          215    $ 11.549693   $      2,483      1.3%       15.50%      0.00%      11/1/01
  Oncore Flex......................           99    $ 11.545965   $      1,141      1.5%       15.46%      0.00%      11/1/01
  Oncore Value.....................       13,022    $ 11.557175   $    150,500      0.9%       15.57%      0.00%      11/1/01
  Oncore & Firstar Oncore
     Premier.......................       13,879    $ 11.547828   $    160,270      1.4%       15.48%      0.00%      11/1/01
  Oncore Xtra......................        1,610    $ 11.547828   $     18,592      1.4%       15.48%      0.00%      11/1/01
  Firstar Oncore Lite..............          552    $ 11.547828   $      6,378      1.4%       15.48%      0.00%      11/1/01
                                     ------------                 ------------
                                          33,001                  $    381,228
                                     ------------                 ------------
INVESTORS GROWTH SUBACCOUNT
2005
  Top Tradition....................        2,307    $ 10.323124   $     23,818      1.1%        3.10%      0.16%
  Top Plus.........................        6,523    $ 10.408592   $     67,898      0.9%        3.30%      0.15%
  Top Explorer.....................        2,544    $ 10.238472   $     26,051      1.3%        2.89%      0.11%
  Oncore Flex......................        2,334    $ 10.154653   $     23,702      1.5%        2.69%      0.15%
  Oncore & Firstar Oncore Value....       49,450    $ 10.408592   $    514,706      0.9%        3.30%      0.12%
  Oncore & Firstar Oncore
     Premier.......................      144,380    $ 10.196440   $  1,472,160      1.4%        2.79%      0.14%
  Oncore & Firstar Oncore Xtra.....      193,837    $ 10.196440   $  1,976,449      1.4%        2.79%      0.14%
  Oncore & Firstar Oncore Lite.....       44,799    $ 10.196440   $    456,783      1.4%        2.79%      0.14%
                                     ------------                 ------------
                                         446,174                  $  4,561,567
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
MFS VARIABLE INSURANCE TRUST -- SERVICE CLASS: (CONTINUED)
INVESTORS GROWTH SUBACCOUNT (CONTINUED)
2004
  Top Tradition....................        4,968    $ 10.013159   $     49,749      1.1%        7.80%      0.00%
  Top Plus.........................        6,338    $ 10.076135   $     63,860      0.9%        8.01%      0.00%
  Top Explorer.....................        1,451    $  9.950631   $     14,434      1.3%        7.58%      0.00%
  Oncore Flex......................        1,485    $  9.888605   $     14,686      1.5%        7.37%      0.00%
  Oncore & Firstar Oncore Value....       38,931    $ 10.076135   $    392,269      0.9%        8.01%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      160,946    $  9.919542   $  1,596,520      1.4%        7.48%      0.00%
  Oncore & Firstar Oncore Xtra.....      147,730    $  9.919542   $  1,465,413      1.4%        7.48%      0.00%
  Oncore & Firstar Oncore Lite.....       47,262    $  9.919542   $    468,813      1.4%        7.48%      0.00%
                                     ------------                 ------------
                                         409,111                  $  4,065,744
                                     ------------                 ------------
2003
  Top Tradition....................        4,377    $  9.288989   $     40,661      1.1%       21.27%      0.00%
  Top Plus.........................        3,715    $  9.328880   $     34,654      0.9%       21.51%      0.00%
  Top Explorer.....................        1,954    $  9.249306   $     18,072      1.3%       21.03%      0.00%
  Oncore Flex......................          387    $  9.209858   $      3,569      1.5%       20.79%      0.00%
  Oncore Value.....................       38,894    $  9.328880   $    362,839      0.9%       21.51%      0.00%
  Oncore & Firstar Oncore
     Premier.......................       97,785    $  9.229545   $    902,504      1.4%       20.91%      0.00%
  Oncore & Firstar Oncore Xtra.....       92,928    $  9.229545   $    857,685      1.4%       20.91%      0.00%
  Oncore & Firstar Oncore Lite.....       31,333    $  9.229545   $    289,192      1.4%       20.91%      0.00%
                                     ------------                 ------------
                                         271,373                  $  2,509,176
                                     ------------                 ------------
2002
  Top Tradition....................        3,427    $  7.659680   $     26,248      1.1%      -28.50%      0.00%
  Top Plus.........................        3,906    $  7.677381   $     29,990      0.9%      -28.36%      0.00%
  Top Explorer.....................        1,309    $  7.642033   $     10,006      1.3%      -28.64%      0.00%
  Oncore Flex......................          195    $  7.624457   $      1,485      1.5%      -28.79%      0.00%
  Oncore Value.....................       12,078    $  7.677381   $     92,731      0.9%      -28.36%      0.00%
  Oncore & Firstar Oncore
     Premier.......................       52,655    $  7.633237   $    401,929      1.4%      -28.72%      0.00%
  Oncore & Firstar Oncore Xtra.....       23,728    $  7.633237   $    181,120      1.4%      -28.72%      0.00%
  Oncore & Firstar Oncore Lite.....        9,047    $  7.633237   $     69,057      1.4%      -28.72%      0.00%
                                     ------------                 ------------
                                         106,345                  $    812,566
                                     ------------                 ------------
2001
  Top Tradition....................        2,511    $ 10.713272   $     26,901      1.1%        7.13%      0.00%      11/1/01
  Top Plus.........................          910    $ 10.716750   $      9,754      0.9%        7.17%      0.00%      11/1/01
  Top Explorer.....................          227    $ 10.709798   $      2,428      1.3%        7.10%      0.00%      11/1/01
  Oncore Value.....................        3,466    $ 10.716750   $     37,140      0.9%        7.17%      0.00%      11/1/01
  Oncore & Firstar Oncore
     Premier.......................        8,434    $ 10.708061   $     90,308      1.4%        7.08%      0.00%      11/1/01
  Oncore Xtra......................        2,756    $ 10.708061   $     29,515      1.4%        7.08%      0.00%      11/1/01
  Oncore Lite......................          352    $ 10.708061   $      3,775      1.4%        7.08%      0.00%      11/1/01
                                     ------------                 ------------
                                          18,656                  $    199,821
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                                 INVESTMENT
                                              ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME
                                                UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****
                                              ------------   -----------   ------------   ---------   --------   ----------
MFS VARIABLE INSURANCE TRUST -- SERVICE CLASS: (CONTINUED)
MID CAP GROWTH SUBACCOUNT
2005
  Top Tradition.............................        8,035    $  9.661860   $     77,632      1.1%        1.74%      0.00%
  Top Plus..................................        7,619    $  9.741876   $     74,224      0.9%        1.94%      0.00%
  Investar Vision & Top Spectrum............        1,131    $ 15.325981   $     17,334      1.4%        1.44%      0.00%
  Top Explorer..............................       30,195    $  9.582619   $    289,345      1.3%        1.54%      0.00%
  Oncore Flex...............................        2,640    $  9.504178   $     25,089      1.5%        1.34%      0.00%
  Oncore & Firstar Oncore Value.............       50,988    $  9.741876   $    496,723      0.9%        1.94%      0.00%
  Oncore & Firstar Oncore Premier...........      230,285    $  9.543251   $  2,197,664      1.4%        1.44%      0.00%
  Oncore & Firstar Oncore Xtra..............       98,195    $  9.543251   $    937,103      1.4%        1.44%      0.00%
  Oncore & Firstar Oncore Lite..............       69,956    $  9.543251   $    667,604      1.4%        1.44%      0.00%
                                              ------------                 ------------
                                                  499,044                  $  4,782,718
                                              ------------                 ------------
2004
  Top Tradition.............................        9,905    $  9.496516   $     94,067      1.1%       13.13%      0.00%
  Top Plus..................................        6,140    $  9.556262   $     58,680      0.9%       13.36%      0.00%
  Investar Vision & Top Spectrum............        1,757    $ 15.108281   $     26,538      1.4%       12.80%      0.00%
  Top Explorer..............................       15,501    $  9.437194   $    146,290      1.3%       12.91%      0.00%
  Oncore & Firstar Oncore Flex..............        7,456    $  9.378381   $     69,921      1.5%       12.68%      0.00%
  Oncore & Firstar Oncore Value.............       42,864    $  9.556262   $    409,622      0.9%       13.36%      0.00%
  Oncore & Firstar Oncore Premier...........      237,675    $  9.407690   $  2,235,958      1.4%       12.80%      0.00%
  Oncore & Firstar Oncore Xtra..............      119,645    $  9.407690   $  1,125,586      1.4%       12.80%      0.00%
  Oncore & Firstar Oncore Lite..............       54,171    $  9.407690   $    509,628      1.4%       12.80%      0.00%
                                              ------------                 ------------
                                                  495,114                  $  4,676,290
                                              ------------                 ------------
2003
  Top Tradition.............................        8,022    $  8.394263   $     67,335      1.1%       35.12%      0.00%
  Top Plus..................................       14,883    $  8.430327   $    125,468      0.9%       35.39%      0.00%
  Top Explorer..............................        6,691    $  8.358381   $     55,927      1.3%       34.86%      0.00%
  Oncore & Firstar Oncore Flex..............        7,240    $  8.322741   $     60,260      1.5%       34.59%      0.00%
  Oncore & Firstar Oncore Value.............       31,657    $  8.430327   $    266,876      0.9%       35.39%      0.00%
  Oncore & Firstar Oncore Premier...........      163,533    $  8.340512   $  1,363,954      1.4%       34.72%      0.00%
  Oncore & Firstar Oncore Xtra..............       69,757    $  8.340512   $    581,805      1.4%       34.72%      0.00%
  Oncore & Firstar Oncore Lite..............       32,903    $  8.340512   $    274,426      1.4%       34.72%      0.00%
                                              ------------                 ------------
                                                  334,686                  $  2,796,051
                                              ------------                 ------------
2002
  Top Tradition.............................        1,979    $  6.212309   $     12,296      1.1%      -44.05%      0.00%
  Top Plus..................................          660    $  6.226681   $      4,109      0.9%      -43.94%      0.00%
  Top Explorer..............................          110    $  6.197979   $        681      1.3%      -44.16%      0.00%
  Oncore & Firstar Oncore Flex..............        4,185    $  6.183729   $     25,882      1.5%      -44.27%      0.00%
  Oncore & Firstar Oncore Value.............       12,149    $  6.226681   $     75,649      0.9%      -43.94%      0.00%
  Oncore & Firstar Oncore Premier...........       57,352    $  6.190843   $    355,056      1.4%      -44.22%      0.00%
  Oncore & Firstar Oncore Xtra..............       27,359    $  6.190843   $    169,373      1.4%      -44.22%      0.00%
  Oncore & Firstar Oncore Lite..............       17,411    $  6.190843   $    107,790      1.4%      -44.22%      0.00%
                                              ------------                 ------------
                                                  121,205                  $    750,836
                                              ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
MFS VARIABLE INSURANCE TRUST -- SERVICE CLASS: (CONTINUED)
MID CAP GROWTH SUBACCOUNT (CONTINUED)
2001
  Top Tradition....................          425    $ 11.103671   $      4,718      1.1%       11.04%      0.00%      11/1/01
  Top Plus.........................           48    $ 11.107272   $        531      0.9%       11.07%      0.00%      11/1/01
  Top Explorer.....................          955    $ 11.100071   $     10,597      1.3%       11.00%      0.00%      11/1/01
  Oncore Flex......................          102    $ 11.096484   $      1,130      1.5%       10.96%      0.00%      11/1/01
  Oncore Value.....................          320    $ 11.107272   $      3,558      0.9%       11.07%      0.00%      11/1/01
  Oncore & Firstar Oncore
     Premier.......................       15,246    $ 11.098274   $    169,198      1.4%       10.98%      0.00%      11/1/01
  Oncore Xtra......................        4,291    $ 11.098274   $     47,627      1.4%       10.98%      0.00%      11/1/01
  Oncore Lite......................          765    $ 11.098274   $      8,493      1.4%       10.98%      0.00%      11/1/01
                                     ------------                 ------------
                                          22,152                  $    245,852
                                     ------------                 ------------
TOTAL RETURN SUBACCOUNT
2005
  Top Tradition....................      123,025    $ 12.281462   $  1,510,931      1.1%        1.48%      1.91%
  Top Plus.........................      110,150    $ 12.383129   $  1,364,001      0.9%        1.69%      1.85%
  Investar Vision & Top Spectrum...       36,869    $ 12.904044   $    475,760      1.4%        1.18%      1.72%
  Top Explorer.....................       98,575    $ 12.180780   $  1,200,714      1.3%        1.28%      1.80%
  Oncore & Firstar Oncore Flex.....       52,087    $ 12.081085   $    629,264      1.5%        1.09%      2.01%
  Oncore & Firstar Oncore Value....      668,633    $ 12.383129   $  8,279,765      0.9%        1.69%      1.72%
  Oncore & Firstar Oncore
     Premier.......................    2,562,775    $ 12.130767   $ 31,088,426      1.4%        1.18%      1.82%
  Oncore & Firstar Oncore Xtra.....    1,389,861    $ 12.130767   $ 16,860,079      1.4%        1.18%      1.82%
  Oncore & Firstar Oncore Lite.....      954,019    $ 12.130767   $ 11,572,998      1.4%        1.18%      1.82%
                                     ------------                 ------------
                                       5,995,994                  $ 72,981,938
                                     ------------                 ------------
2004
  Top Tradition....................      117,586    $ 12.101817   $  1,423,003      1.1%        9.82%      1.48%
  Top Plus.........................      114,704    $ 12.177912   $  1,396,858      0.9%       10.03%      1.52%
  Investar Vision & Top Spectrum...       28,501    $ 12.752922   $    363,471      1.4%        9.49%      1.04%
  Top Explorer.....................       95,731    $ 12.026280   $  1,151,292      1.3%        9.60%      1.45%
  Oncore & Firstar Oncore Flex.....       64,564    $ 11.951339   $    771,621      1.5%        9.38%      1.52%
  Oncore & Firstar Oncore Value....      463,212    $ 12.177912   $  5,640,952      0.9%       10.03%      1.43%
  Oncore & Firstar Oncore
     Premier.......................    2,269,205    $ 11.988710   $ 27,204,845      1.4%        9.49%      1.48%
  Oncore & Firstar Oncore Xtra.....    1,424,045    $ 11.988710   $ 17,072,462      1.4%        9.49%      1.48%
  Oncore & Firstar Oncore Lite.....      699,452    $ 11.988710   $  8,385,524      1.4%        9.49%      1.48%
                                     ------------                 ------------
                                       5,277,000                  $ 63,410,028
                                     ------------                 ------------
2003
  Top Tradition....................      104,144    $ 11.020053   $  1,147,670      1.1%       14.74%      1.54%
  Top Plus.........................       97,808    $ 11.067354   $  1,082,480      0.9%       14.97%      1.76%
  Investar Vision & Top Spectrum...        8,712    $ 11.647527   $    101,470      1.4%       14.40%      1.49%
  Top Explorer.....................       80,644    $ 10.972988   $    884,901      1.3%       14.52%      1.60%
  Oncore & Firstar Oncore Flex.....       72,156    $ 10.926217   $    788,388      1.5%       14.29%      1.24%
  Oncore & Firstar Oncore Value....      321,878    $ 11.067354   $  3,562,335      0.9%       14.97%      1.45%
  Oncore & Firstar Oncore
     Premier.......................    1,838,602    $ 10.949550   $ 20,131,879      1.4%       14.40%      1.40%
  Oncore & Firstar Oncore Xtra.....    1,010,353    $ 10.949550   $ 11,062,910      1.4%       14.40%      1.40%
  Oncore & Firstar Oncore Lite.....      351,659    $ 10.949550   $  3,850,511      1.4%       14.40%      1.40%
                                     ------------                 ------------
                                       3,885,956                  $ 42,612,544
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
MFS VARIABLE INSURANCE TRUST -- SERVICE CLASS: (CONTINUED)
TOTAL RETURN SUBACCOUNT (CONTINUED)
2002
  Top Tradition....................       77,880    $  9.604094   $    747,972      1.1%       -6.38%      1.41%
  Top Plus.........................       71,435    $  9.626258   $    687,653      0.9%       -6.20%      0.94%
  Investar Vision & Top Spectrum...        4,080    $ 10.181083   $     41,535      1.4%        1.81%      0.00%
  Top Explorer.....................       37,201    $  9.581997   $    356,461      1.3%       -6.57%      1.37%
  Oncore & Firstar Oncore Flex.....       44,426    $  9.559994   $    424,713      1.5%       -6.75%      0.70%
  Oncore & Firstar Oncore Value....      174,723    $  9.626258   $  1,681,931      0.9%       -6.20%      0.95%
  Oncore & Firstar Oncore
     Premier.......................      848,217    $  9.570975   $  8,118,255      1.4%       -6.66%      0.97%
  Oncore & Firstar Oncore Xtra.....      466,512    $  9.570975   $  4,464,978      1.4%       -6.66%      0.97%
  Oncore & Firstar Oncore Lite.....      163,094    $  9.570975   $  1,560,965      1.4%       -6.66%      0.97%
                                     ------------                 ------------
                                       1,887,568                  $ 18,084,463
                                     ------------                 ------------
2001
  Top Tradition....................        4,371    $ 10.258711   $     44,844      1.1%        2.59%      0.00%      11/1/01
  Top Plus.........................          537    $ 10.262047   $      5,509      0.9%        2.62%      0.00%      11/1/01
  Top Explorer.....................        1,296    $ 10.255375   $     13,287      1.3%        2.55%      0.00%      11/1/01
  Oncore & Firstar Oncore Flex.....        1,121    $ 10.252051   $     11,497      1.5%        2.52%      0.00%      11/1/01
  Oncore & Firstar Oncore Value....        3,722    $ 10.262047   $     38,198      0.9%        2.62%      0.00%      11/1/01
  Oncore & Firstar Oncore
     Premier.......................       51,822    $ 10.253712   $    531,356      1.4%        2.54%      0.00%      11/1/01
  Oncore & Firstar Oncore Xtra.....       15,070    $ 10.253712   $    154,522      1.4%        2.54%      0.00%      11/1/01
  Oncore & Firstar Oncore Lite.....        1,520    $ 10.253712   $     15,590      1.4%        2.54%      0.00%      11/1/01
                                     ------------                 ------------
                                          79,459                  $    814,803
                                     ------------                 ------------
FIRST AMERICAN INSURANCE PORTFOLIOS, INC. (CLASS IB) (NOTE 4):
CORPORATE BOND SUBACCOUNT
2003
  Investar Vision & Top Spectrum...       53,559    $ 12.851835   $    688,329      1.4%        6.54%      3.67%
  Firstar Oncore Flex..............        1,462    $ 12.171651   $     17,792      1.5%        6.44%      3.70%
  Firstar Oncore Value.............        1,451    $ 12.531629   $     18,186      0.9%        7.07%      3.98%
  Firstar Oncore Premier...........       59,269    $ 12.230767   $    724,910      1.4%        6.54%      4.25%
  Firstar Oncore Xtra..............       63,146    $ 12.230767   $    772,326      1.4%        6.54%      4.25%
  Firstar Oncore Lite..............       50,022    $ 12.230767   $    611,805      1.4%        6.54%      4.25%
                                     ------------                 ------------
                                         228,909                  $  2,833,348
                                     ------------                 ------------
2002
  Investar Vision & Top Spectrum...       67,190    $ 12.062575   $    810,494      1.4%        4.60%      4.41%
  Firstar Oncore Flex..............        2,784    $ 11.435421   $     31,832      1.5%        4.50%      1.68%
  Firstar Oncore Value.............        1,763    $ 11.704016   $     20,635      0.9%        5.12%      4.67%
  Firstar Oncore Premier...........       58,239    $ 11.479639   $    668,555      1.4%        4.60%      4.43%
  Firstar Oncore Xtra..............       55,735    $ 11.479639   $    639,817      1.4%        4.60%      4.43%
  Firstar Oncore Lite..............       48,688    $ 11.479639   $    558,923      1.4%        4.60%      4.43%
                                     ------------                 ------------
                                         234,399                  $  2,730,256
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
FIRST AMERICAN INSURANCE PORTFOLIOS, INC. (CLASS IB) (NOTE 4): (CONTINUED)
CORPORATE BOND SUBACCOUNT (CONTINUED)
2001
  Investar Vision & Top Spectrum...       73,787    $ 11.531621   $    850,884      1.4%        6.76%      5.28%
  Firstar Oncore Flex..............       11,350    $ 10.942862   $    124,200      1.5%        6.65%      4.42%
  Firstar Oncore Value.............        1,020    $ 11.133667   $     11,361      0.9%        7.29%      5.32%
  Firstar Oncore Premier...........      113,823    $ 10.974344   $  1,249,144      1.4%        6.76%      5.10%
  Firstar Oncore Xtra..............       28,202    $ 10.974344   $    309,496      1.4%        6.76%      5.10%
  Firstar Oncore Lite..............       12,147    $ 10.974344   $    133,301      1.4%        3.48%      5.10%      4/17/01
                                     ------------                 ------------
                                         240,329                  $  2,678,386
                                     ------------                 ------------
EQUITY INCOME SUBACCOUNT
2003
  Investar Vision & Top Spectrum...      309,372    $ 13.986596   $  4,327,059      1.4%       24.92%      1.67%
  Firstar Oncore Flex..............       11,011    $  9.267727   $    102,048      1.5%       24.80%      1.75%
  Firstar Oncore Value.............       48,399    $  9.541858   $    461,815      0.9%       25.54%      1.70%
  Firstar Oncore Premier...........      408,713    $  9.312748   $  3,806,249      1.4%       24.92%      1.89%
  Firstar Oncore Xtra..............      197,781    $  9.312748   $  1,841,880      1.4%       24.92%      1.89%
  Firstar Oncore Lite..............       72,131    $  9.312748   $    671,740      1.4%       24.92%      1.89%
                                     ------------                 ------------
                                       1,047,407                  $ 11,210,791
                                     ------------                 ------------
2002
  Investar Vision & Top Spectrum...      365,994    $ 11.196201   $  4,097,744      1.4%      -18.48%      1.64%
  Firstar Oncore Flex..............       13,676    $  7.426072   $    101,557      1.5%      -18.56%      1.47%
  Firstar Oncore Value.............       57,292    $  7.600579   $    435,452      0.9%      -18.07%      1.95%
  Firstar Oncore Premier...........      400,681    $  7.454809   $  2,987,002      1.4%      -18.48%      2.01%
  Firstar Oncore Xtra..............      199,422    $  7.454809   $  1,486,652      1.4%      -18.48%      2.01%
  Firstar Oncore Lite..............       41,568    $  7.454809   $    309,885      1.4%      -18.48%      2.01%
                                     ------------                 ------------
                                       1,078,633                  $  9,418,292
                                     ------------                 ------------
2001
  Investar Vision & Top Spectrum...      483,385    $ 13.734218   $  6,638,921      1.4%        2.17%      0.00%     12/14/01
  Firstar Oncore Flex..............       19,999    $  9.118447   $    182,356      1.5%        2.16%      0.00%     12/14/01
  Firstar Oncore Value.............       56,040    $  9.277449   $    519,912      0.9%        2.19%      0.00%     12/14/01
  Firstar Oncore Premier...........      402,235    $  9.144698   $  3,678,316      1.4%        2.17%      0.00%     12/14/01
  Firstar Oncore Xtra..............      182,743    $  9.144698   $  1,671,126      1.4%        2.17%      0.00%     12/14/01
  Firstar Oncore Lite..............        7,847    $  9.144698   $     71,759      1.4%        2.17%      0.00%     12/14/01
                                     ------------                 ------------
                                       1,152,249                  $ 12,762,390
                                     ------------                 ------------
PIMCO VARIABLE INSURANCE TRUST -- ADMINISTRATIVE SHARES:
REAL RETURN SUBACCOUNT
2005
  Top Tradition....................       74,919    $ 12.504455   $    936,817      1.1%        0.99%      2.79%
  Top Plus.........................       52,018    $ 12.589324   $    654,871      0.9%        1.19%      2.74%
  Investar Vision & Top Spectrum...        7,103    $ 12.378441   $     87,921      1.4%        0.69%      2.64%
  Top Explorer.....................       68,471    $ 12.420313   $    850,426      1.3%        0.79%      2.70%
  Oncore & Firstar Oncore Flex.....       41,815    $ 12.336855   $    515,866      1.5%        0.59%      2.53%
  Oncore & Firstar Oncore Value....    1,679,093    $ 12.589324   $ 21,138,648      0.9%        1.19%      3.00%
  Oncore & Firstar Oncore
     Premier.......................    3,082,173    $ 12.378441   $ 38,152,497      1.4%        0.69%      2.90%
  Oncore & Firstar Oncore Xtra.....    2,768,850    $ 12.378441   $ 34,274,050      1.4%        0.69%      2.90%
  Oncore & Firstar Oncore Lite.....    3,648,614    $ 12.378441   $ 45,164,164      1.4%        0.69%      2.90%
                                     ------------                 ------------
                                      11,423,056                  $141,775,260
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
PIMCO VARIABLE INSURANCE TRUST -- ADMINISTRATIVE SHARES: (CONTINUED)
REAL RETURN SUBACCOUNT (CONTINUED)
2004
  Top Tradition....................       57,850    $ 12.381890   $    716,297      1.1%        7.73%      0.95%
  Top Plus.........................       41,648    $ 12.441318   $    518,155      0.9%        7.94%      0.95%
  Investar Vision & Top Spectrum...        6,996    $ 12.293387   $     85,999      1.4%        7.41%      0.95%
  Top Explorer.....................       65,261    $ 12.322822   $    804,197      1.3%        7.52%      1.01%
  Oncore & Firstar Oncore Flex.....       50,207    $ 12.264135   $    615,750      1.5%        7.30%      0.97%
  Oncore & Firstar Oncore Value....      561,294    $ 12.441318   $  6,983,237      0.9%        7.94%      1.16%
  Oncore & Firstar Oncore
     Premier.......................    1,548,335    $ 12.293387   $ 19,034,280      1.4%        7.41%      1.06%
  Oncore & Firstar Oncore Xtra.....    1,657,418    $ 12.293387   $ 20,375,283      1.4%        7.41%      1.06%
  Oncore & Firstar Oncore Lite.....    1,317,123    $ 12.293387   $ 16,191,902      1.4%        7.41%      1.06%
                                     ------------                 ------------
                                       5,306,132                  $ 65,325,100
                                     ------------                 ------------
2003
  Top Tradition....................       60,928    $ 11.493370   $    700,273      1.1%        7.67%      2.71%
  Top Plus.........................       40,178    $ 11.525641   $    463,080      0.9%        7.88%      2.23%
  Investar Vision & Top Spectrum...        5,612    $ 11.445189   $     64,228      1.4%        7.35%      2.41%
  Top Explorer.....................       47,963    $ 11.461227   $    549,719      1.3%        7.46%      2.61%
  Oncore & Firstar Oncore Flex.....       48,829    $ 11.429238   $    558,075      1.5%        7.25%      2.41%
  Oncore & Firstar Oncore Value....      174,108    $ 11.525641   $  2,006,709      0.9%        7.88%      2.16%
  Oncore & Firstar Oncore
     Premier.......................      993,812    $ 11.445189   $ 11,374,353      1.4%        7.35%      2.34%
  Oncore & Firstar Oncore Xtra.....      762,023    $ 11.445189   $  8,721,501      1.4%        7.35%      2.34%
  Oncore & Firstar Oncore Lite.....      463,243    $ 11.445189   $  5,301,900      1.4%        7.35%      2.34%
                                     ------------                 ------------
                                       2,596,696                  $ 29,739,838
                                     ------------                 ------------
2002
  Top Tradition....................       33,034    $ 10.674607   $    352,623      1.1%        6.75%      1.44%       8/1/02
  Top Plus.........................        6,412    $ 10.683401   $     68,505      0.9%        6.83%      1.12%       8/1/02
  Investar Vision..................        1,781    $ 10.661440   $     18,990      1.4%        6.61%      0.93%       8/1/02
  Top Explorer.....................       23,722    $ 10.665826   $    253,014      1.3%        6.66%      1.37%       8/1/02
  Oncore & Firstar Oncore Flex.....        9,001    $ 10.657072   $     95,929      1.5%        6.57%      1.18%       8/1/02
  Oncore & Firstar Oncore Value....       30,817    $ 10.683401   $    329,229      0.9%        6.83%      1.36%       8/1/02
  Oncore & Firstar Oncore
     Premier.......................      543,705    $ 10.661440   $  5,796,675      1.4%        6.61%      1.41%       8/1/02
  Oncore & Firstar Oncore Xtra.....      338,497    $ 10.661440   $  3,608,861      1.4%        6.61%      1.41%       8/1/02
  Oncore & Firstar Oncore Lite.....       78,966    $ 10.661440   $    841,896      1.4%        6.61%      1.41%       8/1/02
                                     ------------                 ------------
                                       1,065,935                  $ 11,365,722
                                     ------------                 ------------
TOTAL RETURN SUBACCOUNT
2005
  Top Tradition....................       47,776    $ 11.395691   $    544,444      1.1%        1.34%      3.44%
  Top Plus.........................       41,173    $ 11.473039   $    472,379      0.9%        1.54%      3.41%
  Investar Vision & Top Spectrum...        7,338    $ 11.280852   $     82,773      1.4%        1.04%      3.65%
  Top Explorer.....................       50,501    $ 11.319001   $    571,620      1.3%        1.14%      3.36%
  Oncore & Firstar Oncore Flex.....       17,516    $ 11.242927   $    196,931      1.5%        0.94%      3.31%
  Oncore & Firstar Oncore Value....      429,164    $ 11.473039   $  4,923,818      0.9%        1.54%      3.52%
  Oncore & Firstar Oncore
     Premier.......................    1,678,924    $ 11.280852   $ 18,939,688      1.4%        1.04%      3.47%
  Oncore & Firstar Oncore Xtra.....    1,413,795    $ 11.280852   $ 15,948,814      1.4%        1.04%      3.47%
  Oncore & Firstar Oncore Lite.....    1,243,220    $ 11.280852   $ 14,024,590      1.4%        1.04%      3.47%
                                     ------------                 ------------
                                       4,929,407                  $ 55,705,057
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
PIMCO VARIABLE INSURANCE TRUST -- ADMINISTRATIVE SHARES: (CONTINUED)
TOTAL RETURN SUBACCOUNT (CONTINUED)
2004
  Top Tradition....................       38,222    $ 11.244848   $    429,797      1.1%        3.75%      1.88%
  Top Plus.........................       38,494    $ 11.298824   $    434,937      0.9%        3.95%      1.89%
  Investar Vision & Top Spectrum...        2,058    $ 11.164475   $     22,976      1.4%        3.44%      1.83%
  Top Explorer.....................       49,501    $ 11.191194   $    553,977      1.3%        3.54%      1.85%
  Oncore & Firstar Oncore Flex.....       20,424    $ 11.137894   $    227,484      1.5%        3.34%      1.89%
  Oncore & Firstar Oncore Value....      275,893    $ 11.298824   $  3,117,269      0.9%        3.95%      1.88%
  Oncore & Firstar Oncore
     Premier.......................    1,174,175    $ 11.164475   $ 13,109,046      1.4%        3.44%      1.90%
  Oncore & Firstar Oncore Xtra.....    1,196,240    $ 11.164475   $ 13,355,390      1.4%        3.44%      1.90%
  Oncore & Firstar Oncore Lite.....      885,944    $ 11.164475   $  9,891,103      1.4%        3.44%      1.90%
                                     ------------                 ------------
                                       3,680,951                  $ 41,141,979
                                     ------------                 ------------
2003
  Top Tradition....................       30,940    $ 10.838704   $    335,348      1.1%        3.49%      2.75%
  Top Plus.........................       33,227    $ 10.869124   $    361,153      0.9%        3.90%      2.64%
  Investar Vision & Top Spectrum...        2,505    $ 10.793274   $     27,032      1.4%        4.11%      2.79%
  Top Explorer.....................       49,708    $ 10.808385   $    537,265      1.3%        3.59%      2.69%
  Oncore & Firstar Oncore Flex.....       17,528    $ 10.778221   $    188,923      1.5%        3.70%      2.81%
  Oncore & Firstar Oncore Value....      203,238    $ 10.869124   $  2,209,014      0.9%        4.11%      2.77%
  Oncore & Firstar Oncore
     Premier.......................      768,632    $ 10.793274   $  8,296,065      1.4%        3.59%      2.75%
  Oncore & Firstar Oncore Xtra.....      997,250    $ 10.793274   $ 10,763,590      1.4%        3.59%      2.75%
  Oncore & Firstar Oncore Lite.....      518,535    $ 10.793274   $  5,596,691      1.4%        3.59%      2.75%
                                     ------------                 ------------
                                       2,621,563                  $ 28,315,081
                                     ------------                 ------------
2002
  Top Tradition....................       12,084    $ 10.431677   $    126,057      1.1%        4.32%      1.41%       8/1/02
  Top Plus.........................       10,820    $ 10.440268   $    112,964      0.9%        4.40%      1.23%       8/1/02
  Investar Vision..................          247    $ 10.418807   $      2,575      1.4%        4.19%      1.05%       8/1/02
  Top Explorer.....................       28,667    $ 10.423086   $    298,795      1.3%        4.23%      1.45%       8/1/02
  Oncore Flex......................        8,040    $ 10.414532   $     83,729      1.5%        4.15%      1.19%       8/1/02
  Oncore & Firstar Oncore Value....       61,436    $ 10.440268   $    641,404      0.9%        4.40%      1.37%       8/1/02
  Oncore & Firstar Oncore
     Premier.......................      255,511    $ 10.418807   $  2,662,134      1.4%        4.19%      1.41%       8/1/02
  Oncore & Firstar Oncore Xtra.....      297,287    $ 10.418807   $  3,097,374      1.4%        4.19%      1.41%       8/1/02
  Oncore & Firstar Oncore Lite.....       83,119    $ 10.418807   $    865,996      1.4%        4.19%      1.41%       8/1/02
                                     ------------                 ------------
                                         757,211                  $  7,891,028
GLOBAL BOND SUBACCOUNT
2005
  Top Tradition....................       17,154    $ 12.228882   $    209,779      1.1%       -7.64%      2.51%
  Top Plus.........................        2,779    $ 12.311876   $     34,216      0.9%       -7.45%      2.27%
  Investar Vision & Top Spectrum...        1,362    $ 12.105658   $     16,485      1.4%       -7.91%      2.51%
  Top Explorer.....................       13,458    $ 12.146562   $    163,466      1.3%       -7.82%      2.46%
  Oncore Flex......................        4,754    $ 12.064953   $     57,358      1.5%       -8.00%      2.51%
  Oncore & Firstar Oncore Value....      195,504    $ 12.311876   $  2,407,016      0.9%       -7.45%      2.66%
  Oncore & Firstar Oncore
     Premier.......................      206,521    $ 12.105658   $  2,500,074      1.4%       -7.91%      2.57%
  Oncore & Firstar Oncore Xtra.....      327,971    $ 12.105658   $  3,970,304      1.4%       -7.91%      2.57%
  Oncore & Firstar Oncore Lite.....      232,808    $ 12.105658   $  2,818,295      1.4%       -7.91%      2.57%
                                     ------------                 ------------
                                       1,002,311                  $ 12,176,993
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
PIMCO VARIABLE INSURANCE TRUST -- ADMINISTRATIVE SHARES: (CONTINUED)
GLOBAL BOND SUBACCOUNT (CONTINUED)
2004
  Top Tradition....................       15,010    $ 13.239901   $    198,736      1.1%        9.40%      1.83%
  Top Plus.........................        6,872    $ 13.303437   $     91,416      0.9%        9.61%      1.84%
  Investar Vision & Top Spectrum...        1,030    $ 13.145307   $     13,535      1.4%        9.07%      1.82%
  Top Explorer.....................       13,258    $ 13.176725   $    174,700      1.3%        9.18%      1.86%
  Oncore Flex......................        3,656    $ 13.113999   $     47,946      1.5%        8.96%      1.84%
  Oncore & Firstar Oncore Value....       81,063    $ 13.303437   $  1,078,420      0.9%        9.61%      1.88%
  Oncore & Firstar Oncore
     Premier.......................      133,027    $ 13.145307   $  1,748,688      1.4%        9.07%      1.87%
  Oncore & Firstar Oncore Xtra.....      218,689    $ 13.145307   $  2,874,731      1.4%        9.07%      1.87%
  Oncore & Firstar Oncore Lite.....      123,337    $ 13.145307   $  1,621,300      1.4%        9.07%      1.87%
                                     ------------                 ------------
                                         595,942                  $  7,849,472
                                     ------------                 ------------
2003
  Top Tradition....................       12,396    $ 12.102667   $    150,024      1.1%       13.19%      1.87%
  Top Plus.........................        5,227    $ 12.136628   $     63,443      0.9%       13.42%      1.94%
  Top Spectrum.....................          914    $ 12.051967   $     11,021      1.4%       12.86%      2.53%
  Top Explorer.....................        8,281    $ 12.068818   $     99,943      1.3%       12.97%      1.85%
  Oncore & Firstar Oncore Flex.....        3,159    $ 12.035152   $     38,017      1.5%       12.75%      2.16%
  Oncore & Firstar Oncore Value....       48,795    $ 12.136628   $    592,211      0.9%       13.42%      2.06%
  Oncore & Firstar Oncore
     Premier.......................       96,298    $ 12.051967   $  1,160,572      1.4%       12.86%      2.12%
  Oncore & Firstar Oncore Xtra.....      140,630    $ 12.051967   $  1,694,868      1.4%       12.86%      2.12%
  Oncore & Firstar Oncore Lite.....      103,003    $ 12.051967   $  1,241,383      1.4%       12.86%      2.12%
                                     ------------                 ------------
                                         418,703                  $  5,051,482
                                     ------------                 ------------
2002
  Top Tradition....................        8,062    $ 10.691996   $     86,203      1.1%        6.92%      0.94%       8/1/02
  Top Plus.........................        2,033    $ 10.700805   $     21,759      0.9%        7.01%      0.61%       8/1/02
  Top Explorer.....................        6,465    $ 10.683196   $     69,065      1.3%        6.83%      0.82%       8/1/02
  Oncore Flex......................          730    $ 10.674433   $      7,789      1.5%        6.74%      0.59%       8/1/02
  Oncore & Firstar Oncore Value....        5,341    $ 10.700805   $     57,154      0.9%        7.01%      0.95%       8/1/02
  Oncore Premier...................       12,893    $ 10.678814   $    137,675      1.4%        6.79%      0.94%       8/1/02
  Oncore & Firstar Oncore Xtra.....       17,584    $ 10.678814   $    187,775      1.4%        6.79%      0.94%       8/1/02
  Oncore Lite......................        3,492    $ 10.678814   $     37,292      1.4%        6.79%      0.94%       8/1/02
                                     ------------                 ------------
                                          56,600                  $    604,712
                                     ------------                 ------------
CALVERT VARIABLE SERIES, INC. (NOTE
  4):
SOCIAL EQUITY SUBACCOUNT
2005
  Top Tradition....................       17,644    $  7.335001   $    129,422      1.1%        3.41%      0.05%
  Top Plus.........................        7,136    $  7.466812   $     53,284      0.9%        3.61%      0.05%
  Top Explorer.....................       34,010    $  7.691931   $    261,597      1.3%        3.21%      0.06%
                                     ------------                 ------------
                                          58,790                  $    444,303
                                     ------------                 ------------
2004
  Top Tradition....................       18,932    $  7.093183   $    134,289      1.1%        5.99%      0.08%
  Top Plus.........................        7,858    $  7.206401   $     56,626      0.9%        6.20%      0.07%
  Top Explorer.....................       35,436    $  7.452996   $    264,105      1.3%        5.78%      0.07%
                                     ------------                 ------------
                                          62,226                  $    455,020
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
CALVERT VARIABLE SERIES, INC. (CONTINUED)
SOCIAL EQUITY SUBACCOUNT (CONTINUED)
2003
  Top Tradition....................       19,291    $  6.692392   $    129,106      1.1%       16.96%      0.02%      5/2/03
  Top Plus.........................       10,620    $  6.785729   $     72,066      0.9%       17.11%      0.02%      5/2/03
  Top Explorer.....................       40,997    $  7.045823   $    288,856      1.3%       16.80%      0.02%      5/2/03
                                     ------------                 ------------
                                          70,908                       490,028
                                     ------------                 ------------
DREYFUS VARIABLE INVESTMENT FUND -- SERVICE SHARES:
APPRECIATION SUBACCOUNT
2005
  Top Tradition....................        3,560    $ 12.505328   $     44,514      1.1%        2.99%      0.00%
  Top Explorer.....................        2,041    $ 12.439582   $     25,386      1.3%        2.79%      0.00%
  Oncore & Firstar Oncore Flex.....        1,913    $ 12.374283   $     23,669      1.5%        2.58%      0.00%
  Oncore & Firstar Oncore Value....       49,666    $ 12.571534   $    624,374      0.9%        3.19%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      161,502    $ 12.406830   $  2,003,726      1.4%        2.68%      0.00%
  Oncore & Firstar Oncore Xtra.....      144,433    $ 12.406830   $  1,791,960      1.4%        2.68%      0.00%
  Oncore & Firstar Oncore Lite.....      192,509    $ 12.406830   $  2,388,441      1.4%        2.68%      0.00%
                                     ------------                 ------------
                                         555,624                  $  6,902,070
                                     ------------                 ------------
2004
  Top Tradition....................        2,964    $ 12.142541   $     35,992      1.1%        3.65%      1.84%
  Top Explorer.....................        1,914    $ 12.102515   $     23,164      1.3%        3.45%      2.07%
  Oncore Flex......................          410    $ 12.062701   $      4,942      1.5%        3.24%      1.78%
  Oncore & Firstar Oncore Value....       32,155    $ 12.182745   $    391,736      0.9%        3.86%      1.54%
  Oncore & Firstar Oncore
     Premier.......................      137,799    $ 12.082562   $  1,664,964      1.4%        3.35%      1.96%
  Oncore & Firstar Oncore Xtra.....      111,546    $ 12.082562   $  1,347,762      1.4%        3.35%      1.96%
  Oncore & Firstar Oncore Lite.....      159,129    $ 12.082562   $  1,922,688      1.4%        3.35%      1.96%
                                     ------------                 ------------
                                         445,917                  $  5,391,248
                                     ------------                 ------------
2003
  Top Tradition....................        1,874    $ 11.714615   $     21,957      1.1%       17.15%      6.38%      5/1/03
  Top Explorer.....................          554    $ 11.699161   $      6,481      1.3%       16.99%      6.70%      5/1/03
  Oncore Flex......................           74    $ 11.683757   $        860      1.5%       16.84%      5.37%      5/1/03
  Oncore & Firstar Oncore Value....       14,079    $ 11.730095   $    165,142      0.9%       17.30%      5.85%      5/1/03
  Oncore & Firstar Oncore
     Premier.......................       38,966    $ 11.691446   $    455,579      1.4%       16.91%      5.42%      5/1/03
  Oncore & Firstar Oncore Xtra.....       57,055    $ 11.691446   $    667,056      1.4%       16.91%      5.42%      5/1/03
  Oncore & Firstar Oncore Lite.....       33,538    $ 11.691446   $    392,105      1.4%       16.91%      5.42%      5/1/03
                                     ------------                 ------------
                                         146,140                  $  1,709,180
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
ROYCE CAPITAL FUND:
SMALL-CAP SUBACCOUNT
2005
  Top I............................        1,535    $ 10.321008   $     15,841      1.1%        3.21%      0.00%     11/02/05
  Top Tradition....................      130,655    $ 18.557011   $  2,424,561      1.1%        7.38%      0.00%
  Top Plus.........................       30,127    $ 18.655224   $    562,024      0.9%        7.59%      0.00%
  Investar Vision & Top Spectrum...          368    $ 10.316145   $      3,798      1.4%        3.16%      0.00%     11/02/05
  Top Explorer.....................       65,936    $ 18.459522   $  1,217,141      1.3%        7.17%      0.00%
  Oncore & Firstar Oncore Flex.....       32,732    $ 18.362685   $    601,054      1.5%        6.96%      0.00%
  Oncore & Firstar Oncore Value....      604,546    $ 18.655224   $ 11,277,949      0.9%        7.59%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      897,864    $ 18.410976   $ 16,530,546      1.4%        7.07%      0.00%
  Oncore & Firstar Oncore Xtra.....      764,812    $ 18.410976   $ 14,080,935      1.4%        7.07%      0.00%
  Oncore & Firstar Oncore Lite.....      924,397    $ 18.410976   $ 17,019,052      1.4%        7.07%      0.00%
                                     ------------                 ------------
                                       3,452,972                  $ 63,732,901
                                     ------------                 ------------
2004
  Top Tradition....................       91,396    $ 17.281311   $  1,579,438      1.1%       23.59%      0.00%
  Top Plus.........................       23,735    $ 17.338503   $    411,535      0.9%       23.83%      0.00%
  Top Explorer.....................       44,551    $ 17.224399   $    767,363      1.3%       23.34%      0.00%
  Oncore & Firstar Oncore Flex.....       35,643    $ 17.167760   $    611,917      1.5%       23.10%      0.00%
  Oncore & Firstar Oncore Value....      302,187    $ 17.338503   $  5,239,468      0.9%       23.83%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      555,026    $ 17.196019   $  9,544,232      1.4%       23.22%      0.00%
  Oncore & Firstar Oncore Xtra.....      509,022    $ 17.196019   $  8,753,153      1.4%       23.22%      0.00%
  Oncore & Firstar Oncore Lite.....      420,426    $ 17.196019   $  7,229,659      1.4%       23.22%      0.00%
                                     ------------                 ------------
                                       1,981,986                  $ 34,136,765
                                     ------------                 ------------
2003
  Top Tradition....................       19,826    $ 13.982845   $    277,225      1.1%       39.83%      0.00%       5/1/03
  Top Plus.........................        4,071    $ 14.001322   $     57,003      0.9%       40.01%      0.00%       5/1/03
  Top Explorer.....................        7,363    $ 13.964419   $    102,823      1.3%       39.64%      0.00%       5/1/03
  Oncore Flex......................       13,595    $ 13.946057   $    189,598      1.5%       39.46%      0.00%       5/1/03
  Oncore & Firstar Oncore Value....      136,253    $ 14.001322   $  1,907,715      0.9%       40.01%      0.00%       5/1/03
  Oncore & Firstar Oncore
     Premier.......................      132,077    $ 13.955225   $  1,843,151      1.4%       39.55%      0.00%       5/1/03
  Oncore & Firstar Oncore Xtra.....      191,582    $ 13.955225   $  2,673,571      1.4%       39.55%      0.00%       5/1/03
  Oncore & Firstar Oncore Lite.....      142,177    $ 13.955225   $  1,984,117      1.4%       39.55%      0.00%       5/1/03
                                     ------------                 ------------
                                         646,944                  $  9,035,203
                                     ------------                 ------------
MICRO-CAP SUBACCOUNT
2005
  Top Tradition....................       52,354    $ 18.287958   $    957,450      1.1%       10.40%      0.52%
  Top Plus.........................        9,689    $ 18.384755   $    178,124      0.9%       10.62%      0.56%
  Top Explorer.....................       30,603    $ 18.191857   $    556,724      1.3%       10.18%      0.56%
  Oncore & Firstar Oncore Flex.....       25,177    $ 18.096399   $    455,608      1.5%        9.97%      0.78%
  Oncore & Firstar Oncore Value....      251,572    $ 18.384755   $  4,625,098      0.9%       10.62%      0.70%
  Oncore & Firstar Oncore
     Premier.......................      327,335    $ 18.144006   $  5,939,168      1.4%       10.07%      0.68%
  Oncore & Firstar Oncore Xtra.....      426,126    $ 18.144006   $  7,731,642      1.4%       10.07%      0.68%
  Oncore & Firstar Oncore Lite.....      597,291    $ 18.144006   $ 10,837,248      1.4%       10.07%      0.68%
                                     ------------                 ------------
                                       1,720,147                  $ 31,281,062
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
ROYCE CAPITAL FUND: (CONTINUED)
MICRO-CAP SUBACCOUNT (CONTINUED)
2004
  Top Tradition....................       63,769    $ 16.565345   $  1,056,349      1.1%       12.60%      0.00%
  Top Plus.........................        8,973    $ 16.620168   $    149,125      0.9%       12.83%      0.00%
  Top Explorer.....................       32,698    $ 16.510766   $    539,869      1.3%       12.38%      0.00%
  Oncore & Firstar Oncore Flex.....       15,824    $ 16.456460   $    260,399      1.5%       12.16%      0.00%
  Oncore & Firstar Oncore Value....      148,433    $ 16.620168   $  2,466,982      0.9%       12.83%      0.00%
  Oncore & Firstar Oncore
     Premier.......................      210,692    $ 16.483556   $  3,472,981      1.4%       12.27%      0.00%
  Oncore & Firstar Oncore Xtra.....      378,186    $ 16.483556   $  6,233,851      1.4%       12.27%      0.00%
  Oncore & Firstar Oncore Lite.....      243,632    $ 16.483556   $  4,015,917      1.4%       12.27%      0.00%
                                     ------------                 ------------
                                       1,102,207                  $ 18,195,473
                                     ------------                 ------------
2003
  Top Tradition....................       15,361    $ 14.711160   $    225,980      1.1%       47.11%      0.00%       5/1/03
  Top Plus.........................        4,460    $ 14.730584   $     65,704      0.9%       47.31%      0.00%       5/1/03
  Top Explorer.....................        5,226    $ 14.691774   $     76,777      1.3%       46.92%      0.00%       5/1/03
  Oncore Flex......................       10,269    $ 14.672453   $    150,669      1.5%       46.72%      0.00%       5/1/03
  Oncore & Firstar Oncore Value....       47,410    $ 14.730584   $    698,382      0.9%       47.31%      0.00%       5/1/03
  Oncore & Firstar Oncore
     Premier.......................       51,178    $ 14.682104   $    751,396      1.4%       46.82%      0.00%       5/1/03
  Oncore & Firstar Oncore Xtra.....      106,280    $ 14.682104   $  1,560,410      1.4%       46.82%      0.00%       5/1/03
  Oncore & Firstar Oncore Lite.....       54,230    $ 14.682104   $    796,216      1.4%       46.82%      0.00%       5/1/03
                                     ------------                 ------------
                                         294,414                  $  4,325,534
                                     ------------                 ------------
VAN KAMPEN UNIVERSAL INSTITUTIONAL FUNDS -- CLASS II:
CORE PLUS FIXED INCOME SUBACCOUNT
2005
  Top Tradition....................        6,898    $ 12.202776   $     84,174      1.1%        2.81%      3.49%
  Top Plus.........................        3,038    $ 12.267443   $     37,267      0.9%        3.01%      1.37%
  Investar Vision & Top Spectrum...          986    $ 10.128183   $      9,983      1.4%        1.28%      0.00%     11/02/05
  Top Explorer.....................        4,038    $ 12.138624   $     49,018      1.3%        2.60%      3.73%
  Oncore & Firstar Oncore Value....       35,257    $ 12.267443   $    432,508      0.9%        3.01%      3.25%
  Oncore & Firstar Oncore
     Premier.......................       61,454    $ 12.106652   $    744,000      1.4%        2.50%      3.49%
  Oncore & Firstar Oncore Xtra.....      132,078    $ 12.106652   $  1,599,020      1.4%        2.50%      3.49%
  Oncore & Firstar Oncore Lite.....       61,785    $ 12.106652   $    748,024      1.4%        2.50%      3.49%
                                     ------------                 ------------
                                         305,534                  $  3,703,994
                                     ------------                 ------------
2004
  Top Tradition....................            5    $ 11.869727   $         55      1.1%        2.94%      0.00%
  Top Explorer.....................        1,705    $ 11.830601   $     20,167      1.3%        2.73%      4.52%
  Oncore & Firstar Oncore Value....       12,926    $ 11.909070   $    153,932      0.9%        3.14%      3.51%
  Oncore & Firstar Oncore
     Premier.......................       58,711    $ 11.811075   $    693,451      1.4%        2.63%      3.39%
  Oncore & Firstar Oncore Xtra.....       71,567    $ 11.811075   $    845,284      1.4%        2.63%      3.39%
  Oncore Lite......................       18,241    $ 11.811075   $    215,445      1.4%        2.63%      3.39%
                                     ------------                 ------------
                                         163,155                  $  1,928,334
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
VAN KAMPEN UNIVERSAL INSTITUTIONAL FUNDS -- CLASS II: (CONTINUED)
CORE PLUS FIXED INCOME SUBACCOUNT (CONTINUED)
2003
  Top Tradition....................          291    $ 11.531016   $      3,353      1.1%       15.31%      0.00%       5/2/03
  Oncore & Firstar Oncore Value....       11,734    $ 11.546281   $    135,480      0.9%       15.46%      0.00%       5/2/03
  Oncore & Firstar Oncore
     Premier.......................       14,011    $ 11.508186   $    161,236      1.4%       15.08%      0.02%       5/2/03
  Oncore & Firstar Oncore Xtra.....       64,107    $ 11.508186   $    737,776      1.4%       15.08%      0.02%       5/2/03
  Oncore Lite......................        5,926    $ 11.508186   $     68,192      1.4%       15.08%      0.02%       5/2/03
                                     ------------                 ------------
                                          96,069                  $  1,106,037
                                     ------------                 ------------
U.S. REAL ESTATE SUBACCOUNT
2005
  Top Tradition....................        4,628    $ 19.898546   $     92,085      1.1%       15.48%      0.64%
  Top Plus.........................        4,221    $ 20.003877   $     84,429      0.9%       15.71%      1.24%
  Top Explorer.....................        9,851    $ 19.793975   $    194,988      1.3%       15.26%      1.04%
  Oncore & Firstar Oncore Value....      372,174    $ 20.003877   $  7,444,925      0.9%       15.71%      1.05%
  Oncore & Firstar Oncore
     Premier.......................      532,637    $ 19.741881   $ 10,515,249      1.4%       15.14%      1.09%
  Oncore & Firstar Oncore Xtra.....      490,378    $ 19.741881   $  9,680,977      1.4%       15.14%      1.09%
  Oncore & Firstar Oncore Lite.....      662,709    $ 19.741881   $ 13,083,142      1.4%       15.14%      1.09%
                                     ------------                 ------------
                                       2,076,598                  $ 41,095,795
                                     ------------                 ------------
2004
  Top Tradition....................        1,413    $ 17.230535   $     24,344      1.1%       34.59%      1.66%
  Top Plus.........................        5,695    $ 17.287564   $     98,454      0.9%       34.85%      1.29%
  Top Explorer.....................        2,645    $ 17.173754   $     45,422      1.3%       34.32%      0.40%
  Oncore & Firstar Oncore Value....      115,803    $ 17.287564   $  2,001,959      0.9%       34.85%      1.42%
  Oncore & Firstar Oncore
     Premier.......................      220,338    $ 17.145445   $  3,777,806      1.4%       34.19%      1.39%
  Oncore & Firstar Oncore Xtra.....      249,859    $ 17.145445   $  4,283,935      1.4%       34.19%      1.39%
  Oncore & Firstar Oncore Lite.....      247,102    $ 17.145445   $  4,236,673      1.4%       34.19%      1.39%
                                     ------------                 ------------
                                         842,855                  $ 14,468,593
                                     ------------                 ------------
2003
  Top Tradition....................        1,033    $ 12.802466   $     13,229      1.1%       28.02%      0.00%       5/1/03
  Top Plus.........................        3,423    $ 12.819379   $     43,885      0.9%       28.19%      0.00%       5/1/03
  Top Explorer.....................            9    $ 12.785578   $        115      1.3%       27.86%      0.00%       5/1/03
  Oncore & Firstar Oncore Value....       14,316    $ 12.819379   $    183,525      0.9%       28.19%      0.00%       5/1/03
  Oncore & Firstar Oncore
     Premier.......................       34,371    $ 12.777148   $    439,141      1.4%       27.77%      0.00%       5/1/03
  Oncore & Firstar Oncore Xtra.....       41,013    $ 12.777148   $    524,033      1.4%       27.77%      0.00%       5/1/03
  Oncore & Firstar Oncore Lite.....       54,294    $ 12.777148   $    693,725      1.4%       27.77%      0.00%       5/1/03
                                     ------------                 ------------
                                         148,459                  $  1,897,653
                                     ------------                 ------------

                                                                     (continued)

OHIO NATIONAL VARIABLE ACCOUNT A
NOTES TO FINANCIAL STATEMENTS (CONTINUED)                      DECEMBER 31, 2005

                                                                                                        INVESTMENT
                                     ACCUMULATION    VALUE PER        FAIR                    TOTAL       INCOME     INCEPTION
                                       UNITS***        UNIT          VALUE       EXPENSES*   RETURN**   RATIO****      DATE
                                     ------------   -----------   ------------   ---------   --------   ----------   ---------
FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST -- CLASS 2:
FRANKLIN INCOME SECURITIES
  SUBACCOUNT
2005
  Top Tradition....................        2,505    $ 10.061437   $     25,204      1.1%        0.61%      0.00%      11/2/05
  Top Plus.........................        2,445    $ 10.064603   $     24,607      0.9%        0.65%      0.00%      11/2/05
  Investar Vision & Top Spectrum...          377    $ 10.056698   $      3,794      1.4%        0.57%      0.00%      11/2/05
  Top Explorer.....................        4,697    $ 10.058278   $     47,244      1.3%        0.58%      0.00%      11/2/05
  Oncore Flex......................        1,564    $ 10.358086   $     16,196      1.5%        3.58%      0.00%       5/2/05
  Oncore & Firstar Oncore Value....      234,702    $ 10.398884   $  2,440,640      0.9%        3.99%      0.00%       5/2/05
  Oncore & Firstar Oncore
     Premier.......................      500,590    $ 10.364866   $  5,188,551      1.4%        3.65%      0.56%       5/2/05
  Oncore & Firstar Oncore Xtra.....      382,542    $ 10.364866   $  3,964,996      1.4%        3.65%      0.56%       5/2/05
  Oncore & Firstar Oncore Lite.....      590,461    $ 10.364866   $  6,120,048      1.4%        3.65%      0.56%       5/2/05
                                     ------------                 ------------
                                       1,719,883                  $ 17,831,280
                                     ------------                 ------------
FRANKLIN FLEX CAP SECURITIES SUBACCOUNT
2005
  Top Plus.........................        2,714    $ 10.386719   $     28,194      0.9%        3.87%      0.63%      11/2/05
  Oncore Flex......................        1,001    $ 11.129509   $     11,136      1.5%       11.30%      0.17%       5/2/05
  Oncore & Firstar Oncore Value....       14,594    $ 11.173307   $    163,066      0.9%       11.73%      0.26%       5/2/05
  Oncore & Firstar Oncore
     Premier.......................       64,425    $ 11.136768   $    717,488      1.4%       11.37%      0.26%       5/2/05
  Oncore & Firstar Oncore Xtra.....       34,779    $ 11.136768   $    387,328      1.4%       11.37%      0.26%       5/2/05
  Oncore & Firstar Oncore Lite.....       81,614    $ 11.136768   $    908,905      1.4%       11.37%      0.26%       5/2/05
                                     ------------                 ------------
                                         199,127                  $  2,216,117
                                     ------------                 ------------
TEMPLETON FOREIGN SECURITIES SUBACCOUNT
2005
  Top Tradition....................            2    $ 10.437011   $         17      1.1%        4.37%      0.00%      11/2/05
  Investar Vision & Top Spectrum...        1,070    $ 10.432105   $     11,160      1.4%        4.32%      0.00%      11/2/05
  Top Explorer.....................          429    $ 10.433740   $      4,479      1.3%        4.34%      0.00%      11/2/05
  Oncore Flex......................        2,606    $ 11.173433   $     29,116      1.5%       11.73%      0.00%       5/2/05
  Oncore Value.....................      141,246    $ 11.217421   $  1,584,420      0.9%       12.17%      0.11%       5/2/05
  Oncore & Firstar Oncore
     Premier.......................      184,816    $ 11.180721   $  2,066,380      1.4%       11.81%      0.25%       5/2/05
  Oncore & Firstar Oncore Xtra.....      122,777    $ 11.180721   $  1,372,739      1.4%       11.81%      0.25%       5/2/05
  Oncore & Firstar Oncore Lite.....      368,740    $ 11.180721   $  4,122,773      1.4%       11.81%      0.25%       5/2/05
                                     ------------                 ------------
                                         821,686                  $  9,191,084
                                     ------------                 ------------

---------------

* This represents the annualized contract expense rate of the variable account for the period indicated and includes only those expenses that are charged through a reduction in the unit values. Excluded are expenses of the underlying mutual fund portfolios and charges made directly to contract owner accounts through the redemption of units.

** This represents the total return for the period indicated and includes a deduction only for expenses assessed through the daily unit value calculation. The total return does not include any expenses assessed through the redemption of units; inclusion of these expenses in the calculation would result in a reduction of the total return presented. Investments with a date notation indicate the inception date of that investment in the Subaccount. The total return is calculated for the twelve month period indicated or from the inception date through the end of the period.

***  Accumulation units are rounded to the nearest whole number.

**** The Investment Income Ratio represents the dividends for the periods indicated, excluding distributions of capital gains, received by the subaccount from the underlying mutual fund, net of management fees assessed by the fund manager, divided by average net assets (by product). This ratio excludes those expenses, such as mortality and expense charges, that result in direct reductions to contract owner accounts either through reductions in the unit values or the redemption of units. The recognition of investment income by the subaccount is affected by the timing of the declaration of dividends by the underlying fund in which the subaccount invests. The investment income ratios for funds that were eligible for investment during only a portion of the year are annualized.

OHIO NATIONAL VARIABLE ACCOUNT A

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of The Ohio National Life Insurance Company and Contract Owners of Ohio National Variable Account A:

We have audited the accompanying statements of assets and contract owners' equity of Ohio National Variable Account A (comprised of the sub-accounts listed in note 2) (collectively, "the Account") as of December 31, 2005, and the related statements of operations and changes in contract owners' equity, and the financial highlights for each of the periods indicated herein. These financial statements and financial highlights are the responsibility of the Account's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures include confirmation of securities owned as of December 31, 2005, by correspondence with the transfer agents of the underlying mutual funds. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Account as of December 31, 2005, and the results of its operations, changes in contract owners' equity, and the financial highlights for each of the periods indicated herein, in conformity with U.S. generally accepted accounting principles.

KPMG LLP
Columbus, OH
February 20, 2006

                        OHIO NATIONAL VARIABLE ACCOUNT A


                                    FORM N-4





                                     PART C


                                OTHER INFORMATION

ITEM 24.  FINANCIAL STATEMENTS AND EXHIBITS


The following financial statements of the Registrant are included in Part B of this Registration Statement:


      Report of Independent Registered Public Accounting Firm KPMG LLP dated February 20, 2006



      Statements of Assets and Contract Owners' Equity, December 31, 2005



      Statements of Operations for the Period Ended December 31, 2005



      Statements of Changes in Contract Owners' Equity for the Periods Ended December 31, 2005 and 2004



      Notes to Financial Statements, December 31, 2005


The following consolidated financial statements of the Depositor and its subsidiaries are also included by reference in Part B of this Registration
Statement:


      Report of Independent Registered Public Accounting Firm KPMG LLP dated April 24, 2006



      Consolidated Balance Sheets, December 31, 2005 and 2004



      Consolidated Statements of Income for the Years Ended December 31, 2005, 2004 and 2003



      Consolidated Statements of Changes in Stockholder's Equity for the Years Ended December 31, 2005, 2004 and 2003



      Consolidated Statements of Cash Flows for the Years Ended December 31, 2005, 2004 and 2003



      Notes to Consolidated Financial Statements, December 31, 2005, 2004 and
      2003


Consent of the following:


KPMG, LLP


Exhibits:


The following are being filed herewith:



(4) Form of Variable Deferred Annuity Contract, Form 06-VA-4U
Powers of Attorney


All relevant exhibits, which have previously been filed with the Commission and are incorporated herein by reference, are as follows:

      (1) Resolution of Board of Directors of the Depositor authorizing establishment of the Registrant was filed as Exhibit A(1) of the Registrant's registration statement on Form S-6 on August 3, 1982 (File no. 2-78652).

      (3)(a) Principal Underwriting Agreement for Variable Annuities between the Depositor and Ohio National Equities, Inc. was filed as Exhibit (3)(a) of the Registrant's Form N-4 on December 30, 1997 (File no. 333-43511).

      (3)(b) Registered Representative's Sales Contract with Variable Annuity Supplement was filed as Exhibit (3)(b) of the Registrant's Form N-4, Post-effective Amendment no. 9 on February 27, 1991 (File no. 2-91213).

      (3)(c) Variable Annuity Sales Commission Schedule was filed as Exhibit A(3)(c) of the Registrant's registration statement on Form S-6 on May 18, 1984 (File no. 2-91213).

      (3)(d) Selling Agreement and commission schedule between Ohio National Equities, Inc. and other broker-dealers for the distribution of "ONcore" Variable Annuities was filed as Exhibit (3)(d) of the Registrant's Form N-4, Pre-effective Amendment No. 2 on April 16, 1998.

      (3)(e) Fund Participation Agreement between the Depositor and Janus Aspen Series was filed as Exhibit (3)(e) of the Registrant's Form N-4, Pre-effective Amendment no. 1 on April 10, 1998
             (File no. 333-43511).

      (3)(f) Participation Agreement between the Depositor and Strong Variable Insurance Funds, Inc. was filed as Exhibit (3)(f) of the Registrant's Form N-4, Pre-effective Amendment no. 1 on
             April 10, 1998 (File no. 333-43511).


      (3)(g) Fund Participation Agreement between the Depositor and Prudential Funds were filed as Exhibit (3)(g) of the Registrant's Post Effective Amendment No. 51 (File No. 333-43515) on April 26, 2006.


      (3)(h) Fund Participation Agreement between the Depositor and Neuberger Berman Advisers Management Trust were filed as Exhibit (3)(h) of the Registrant's Post Effective Amendment No. 51 (File No. 333-43515) on April 26, 2006.

      (3)(i) Amendment to Fund Participation Agreement between the Depositor and The Universal Institutional Funds were filed as Exhibit (3)(i) of the Registrant's Post Effective Amendment No. 51 (File No. 333-43515) on April 26, 2006.

      (3)(j) Participation Agreement between The Ohio National Life Insurance Company, Ohio National Equities, Inc., Franklin Templeton Variable Insurance Products Trust and Franklin/Templeton Distributors, Inc. was filed as Exhibit 99(h)(4) of Post-Effective Amendment No. 3 of Ohio national Life Assurance Corporation's registration statement on Form N-6 on April 26, 2006 (File No. 333-109900).

      (3)(k) Amendment to Participation Agreement between The Ohio National Life Insurance Company, Ohio National Equities, Inc., Franklin Templeton Variable Insurance Products Trust and Franklin/Templeton Distributors, Inc. was filed as Exhibit 99(h)(5) of Post-Effective Amendment No. 3 of Ohio national Life Assurance Corporation's registration statement on Form N-6 on April 26, 2006 (File No. 333-109900).

      (3)(l) First Amendment to the Participation Agreement by and between Salomon Brothers Variable Series Funds Inc, The Ohio National Life Insurance Company and Ohio National Life Assurance Corporation was filed as Exhibit 99(h)(6) of Post-Effective Amendment No. 3 of Ohio national Life Assurance Corporation's registration statement on Form N-6 on April 26, 2006 (File No. 333-109900).

      (5)(a) Tax-Qualified Variable Annuity Application, Form V-4890-A, was filed as Exhibit (5)(a) of the Registrant's registration statement on Form N-4, Post-effective Amendment no. 18 on April 25, 1996 (File No. 2-91213).

      (6)(a) Articles of Incorporation of the Depositor were filed as Exhibit A(6)(a) of Ohio National Variable Interest Account registration statement on Form N-8B-2 on July 11, 1980 (File no. 811-3060).

      (6)(b) Code of Regulations (by-laws) of the Depositor were filed as Exhibit A(6)(b) of Ohio National Variable Interest Account registration statement on Form N-8B-2 on July 11, 1980 (File no. 811-3060).

ITEM 25.  DIRECTORS AND OFFICERS OF THE DEPOSITOR

Name and Principal                     Positions and Offices
Business Address                       with Depositor
----------------                       --------------
Trudy K. Backus*                       Vice President, Individual Insurance Services

Thomas A. Barefield*                   Senior Vice President, Institutional Sales

Lee E. Bartels*                        Vice President, Underwriting

Howard C. Becker*                      Senior Vice President, Individual Insurance
                                       & Corporate Services

G. Timothy Biggs*                      Vice President, Mortgages and Real Estate

Jeffery A. Bley*                       Vice President, ONESCO Compliance

Richard J. Bodner*                     Vice President, Corporate Services

Robert A. Bowen*                       Senior Vice President, Information Systems

Jack E. Brown                          Director
50 E. Rivercenter Blvd.
Covington, Kentucky 41011

William R. Burleigh                    Director
One West Fourth Street
Suite 1100
Cincinnati, Ohio 45202

Victoria B. Buyniski Gluckman          Director
2343 Auburn Avenue
Cincinnati, Ohio 45219

Phillip C. Byrde*                      Vice President, Fixed Income

Christopher A. Carlson*                Senior Vice President, Chief Investment Officer

George E. Castrucci                    Director
8355 Old Stable Road
Cincinnati, Ohio 45243

Raymond R. Clark                       Director
201 East Fourth Street
Cincinnati, Ohio 45202

Thomas G. Cody                         Director
7 West Seventh Street
Cincinnati, Ohio 45202

Robert Conway*                         Vice President, PGA Marketing, Eastern Division

Ronald J. Dolan*                       Director and Executive Vice President and Chief Financial Officer

Anthony G. Esposito*                   Vice President, Human Resources & Corporate Services

Donald W. Flannery*                    Information Technology Head

Dianne S. Hagenbuch*                   Senior Vice President, Corporate Relations & Communications

Michael F. Haverkamp*                  Senior Vice President and General Counsel

John W. Hayden
7000 Midland Boulevard
Batavia, Ohio 45103                    Director

Jed R. Martin*                         Vice President, Private Placements

                                       -3-

Name and Principal                  Positions and Offices
Business Address                    with Depositor
----------------                    --------------
Therese S. McDonough*               Second Vice President, Counsel and Corporate Secretary

William J. McFadden*                Vice President, PGA Marketing, Western Division

James I. Miller, II*                Senior Vice President, Life Product Management

Stephen R. Murphy*                  Vice President, Annuity Product Management

Edward P. Nolan*                    Vice President, Stable Asset Management

David B. O'Maley*                   Director, Chairman, President and Chief Executive Officer

Jeffrey K. Oehler*                  Vice President, Information Systems

James F. Orr                        Director
201 East Fourth Street
Cincinnati, Ohio 45202

John J. Palmer*                     Director and Vice Chairman

George B. Pearson, Jr.*             Senior Vice President, PGA Marketing

John R. Phillips                    Director
200 E. Randolph Drive, 43rd Floor
Chicago, IL 60601

William C. Price*                   Vice President and Assistant General Counsel

Arthur J. Roberts*                  Senior Vice President, Controller and Treasurer

D. Gates Smith*                     Director and Executive Vice President, Agency and Group Distribution

James C. Smith*                     Senior Vice President, Internal Audit & Compliance

Edith F. Thompson*                  Vice President, Individual Annuity Operations

Barbara A. Turner*                  Senior Vice President, ONESCO

Paul J. Twilling*                   Vice President, Information Systems

Dr. David S. Williams*              Vice President and Medical Director


----------

*The principal business address for these individuals is One Financial Way, Montgomery, Ohio 45242.

ITEM 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT

The Registrant is a separate account of the Depositor. The Depositor is a wholly-owned subsidiary of Ohio National Financial Services, Inc., an Ohio intermediate holding company which is owned by Ohio National Mutual Holdings, Inc., an Ohio mutual holding company owned by the life insurance and annuity policyholders of the Depositor.

Ohio National Financial Services, Inc. owns the percentage of voting securities shown for the following entities which were organized under the laws of the jurisdictions listed:


Name (and Business)                                     Jurisdiction                % Owned
The Ohio National Life Insurance Company                     Ohio                     100%

OnFlight, Inc.                                               Ohio                     100%
(aviation)

ON Global Holdings, Inc.                                     Delaware                 100%
(holding company, foreign insurance)

Fiduciary Capital Management, Inc.                           Connecticut               51%
(investment adviser)

Suffolk Capital Management LLC                               Delaware                  81%
(investment adviser)

The Ohio National Life Insurance Company owns the percentage of voting securities shown for the following entities which were organized under the laws of the jurisdictions listed:

Ohio National Life Assurance Corporation                     Ohio                     100%

Ohio National Equities, Inc.                                 Ohio                     100%
(securities broker dealer)

Ohio National Investments, Inc.                              Ohio                     100%
(investment adviser)

The O.N. Equity Sales Company                                Ohio                     100%
(securities broker dealer)

Enterprise Park, Inc.                                        Georgia                  100%
(real estate holding company)

Ohio National Fund, Inc.                                     Maryland      (more than) 90%
(registered investment company


Dow Target Variable Fund LLC                                 Ohio                     100%
(registered investment company)

SMON Holdings, Inc.                                          Delaware                  50%
(insurance holding company)


The O.N. Equity Sales Company owns the percentage of voting securities shown for the following entities which were organized under the laws of the jurisdictions listed:

O.N. Investment Management Company                           Ohio                     100%
(investment adviser)

Ohio National Insurance Agency of Alabama, Inc.              Alabama                  100%

Ohio National Insurance Agency,  Inc.                        Ohio                     100%


ON Global Holdings, Inc. owns 100% of the voting securities of Ohio National Sudamerica S.A., an insurance holding company organized under the laws of Chile.

Ohio National Sudamerica S.A. owns 100% of the voting securities of Ohio National Seguros de Vida S.A., a life insurance company organized under the laws of Chile.

SMON Holdings, Inc. owns 100% of the voting securities of National Security Life and Annuity Company, a life insurance company organized under the laws of New York.

ITEM 27.  NUMBER OF CONTRACTOWNERS

As of April 18, 2006, the Registrant's contracts excluding this series which began on September 15, 2006, were owned by 64,627 owners.

ITEM 28.  INDEMNIFICATION

The sixth article of the Depositor's Articles of Incorporation, as amended, provides as follows:

      Each former, present and future Director, Officer or Employee of the Corporation (and his heirs, executors or administrators), or any such person (and his heirs, executors or administrators) who serves at the Corporation's request as a director, officer, partner, member or employee of another corporation, partnership or business organization or association of any type whatsoever shall be indemnified by the Corporation against reasonable expenses, including attorneys' fees, judgments, fine and amounts paid in settlement actually and reasonably incurred by him in connection with the defense of any contemplated, pending or threatened action, suit or proceeding, civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, to which he is or may be made a party by reason of being or having been such Director, Officer, or Employee of the Corporation or having served at the Corporation's request as such director, officer, partner, member or employee of any other business organization or association, or in connection with any appeal therein, provided a determination is made by majority vote of a disinterested quorum of the Board of Directors (a) that such a person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (b) that, in any matter the subject of criminal action, suit or proceeding, such person had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself create a presumption that the person did not act in good faith in any manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful. Such right of indemnification shall not be deemed exclusive of any other rights to which such person may be entitled. The manner by which the right to indemnification shall be determined in the absence of a disinterested quorum of the Board of Directors shall be set forth in the Code of Regulations or in such other manner as permitted by law. Each former, present, and future Director, Officer or Employee of the Corporation (and his heirs, executors or administrators) who serves at the Corporation's request as a director, officer, partner, member or employee of another corporation, partnership or business organization or association of any type whatsoever shall be indemnified by the Corporation against reasonable expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of any contemplated, pending or threatened action, suit or proceeding, by or in the right of the Corporation to procure a judgment in its favor, to which he is or may be a party by reason of being or having been such Director, Officer or Employee of the Corporation or having served at the Corporation's request as such director, officer, partner, member or employee of any other business organization or association, or in connection with any appeal therein, provided a determination is made by majority vote of a disinterested quorum of the Board of Directors (a) that such person was not, and has not been adjudicated to have been negligent or guilty of misconduct in the performance of his duty to the Corporation or to such other business organization or association, and (b) that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation.

      Such right of indemnification shall not be deemed exclusive of any other rights to which such person may be entitled. The manner by which the right of indemnification shall be determined in the absence of a disinterested quorum of the Board of Directors shall be as set forth in the Code of Regulations or in such other manner as permitted by law.

In addition, Article XII of the Depositor's Code of Regulations states as follows:

      If any director, officer or employee of the Corporation may be entitled to indemnification by reason of Article Sixth of the Amended Articles of Corporation, indemnification shall be made upon either (a) a determination in writing of the majority of disinterested directors present, at a meeting of the Board at which all disinterested directors present constitute a quorum, that the director, officer or employee in question was acting in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of this Corporation or of such other business organization or association in which he served at the Corporation's request, and that, in any matter which is the subject of a criminal action, suit or proceeding, he had no reasonable cause to believe that his conduct was unlawful and in an action by or in the right of the Corporation to procure a judgment in its favor that such person was not and has not been adjudicated to have been negligent or guilty of misconduct in the performance of his duty to the Corporation or to such other business organization or association; or (b) if the number of all disinterested directors would not be sufficient at any time to constitute a quorum, or if the number of disinterested directors present at two consecutive meetings of the Board has not been sufficient to constitute a quorum, a determination to the same effect as set forth in the foregoing clause (a) shall be made in a written opinion by independent legal counsel other than an attorney, or a firm having association with it an attorney, who has been retained by or who has performed services for this Corporation, or any person to be indemnified within the past five years, or by the majority vote of the policyholders, or by the Court of Common Pleas or the court in which such action, suit or proceeding was brought. Prior to making any such determination, the Board of Directors shall first have received the written opinion of General Counsel that a number of directors sufficient to constitute a quorum, as named therein, are disinterested directors. Any director who is a party to or threatened with the action, suit or proceeding in question, or any related action, suit or proceeding, or has had or has an interest therein adverse to that of the Corporation, or who for any other reason has been or would be affected thereby, shall not be deemed a disinterested director and shall not be qualified to vote on the question of indemnification. Anything in this Article to the contrary notwithstanding, if a judicial or administrative body determines as part of the settlement of any action, suit or proceeding that the Corporation should indemnify a director, officer or employee for the amount of the settlement, the Corporation shall so indemnify such person in accordance with such determination. Expenses incurred with respect to any action, suit or proceeding which may qualify for indemnification may be advanced by the Corporation prior to final disposition thereof upon receipt of an undertaking by or on behalf of the director, officer or employee to repay such amount if it is ultimately determined hereunder that he is not entitled to indemnification or to the extent that the amount so advanced exceeds the indemnification to which he is ultimately determined to be entitled.

ITEM 29.  PRINCIPAL UNDERWRITERS

The principal underwriter of the Registrant's securities is presently Ohio National Equities, Inc. ("ONEQ"). ONEQ is a wholly-owned subsidiary of the Depositor. ONEQ also serves as the principal underwriter of securities issued by Ohio National Variable Accounts B and D, other separate accounts of the Depositor which are registered as unit investment trusts; and Ohio National Variable Account R, a separate account of the Depositor's subsidiary, Ohio National Life Assurance Corporation, which separate account is also registered as a unit investment trust.

The directors and officers of ONEQ are:

      Name                                 Position with ONEQ
      ----                                 -----------------------

      David B. O'Maley                     Chairman and Director
      John J. Palmer                       President and Director
      Thomas A. Barefield                  Senior Vice President
      James I. Miller                      Vice President and Director
      Trudy K. Backus                      Vice President and Director
      Michael F. Haverkamp                 Secretary and Director
      Barbara A. Turner                    Vice President of Operations &
                                           Comptroller and Treasurer
      Jeffery A. Bley                      Chief Compliance Officer

The principal business address of each of the foregoing is One Financial Way, Montgomery, Ohio 45242.

During the last fiscal year, ONEQ received the following commissions and other compensation, directly or indirectly, from the Registrant:

Net Underwriting               Compensation
Discounts and on Redemption    Brokerage
Commissions                    or Annuitization               Commissions            Compensation
-----------                    ----------------               -----------            ------------

$49,989,223                     None                          None                   None

ITEM 30.  LOCATION OF ACCOUNTS AND RECORDS

The books and records of the Registrant which are required under Section 31(a) of the 1940 Act and Rules thereunder are maintained in the possession of the following persons:

(1)      Journals and other records of original entry:

         The Ohio National Life Insurance Company ("Depositor")
         One Financial Way
         Montgomery, Ohio  45242

        U.S. Bank, N.A. ("Custodian")
        425 Walnut Street
        Cincinnati, Ohio 45202

(2)     General and auxiliary ledgers:

        Depositor and Custodian

(3)     Securities records for portfolio securities:

        Custodian

(4)     Corporate charter, by-laws and minute books:

        Registrant has no such documents.

(5)     Records of brokerage orders:

        Not applicable.

(6)     Records of other portfolio transactions:

        Custodian

(7)     Records of options:

        Not applicable

(8)     Records of trial balances:

        Custodian

(9)     Quarterly records of allocation of brokerage orders and commissions:

        Not applicable

(10)    Records identifying persons or group authorizing portfolio transactions:

        Depositor

(11)    Files of advisory materials:

        Not applicable

(12)    Other records

        Custodian and Depositor

ITEM 31.  MANAGEMENT SERVICES

Not applicable.

ITEM 32.  UNDERTAKINGS AND REPRESENTATIONS

(a) Pursuant to Section 26(f)(2)(A) of the Investment Company Act of 1940, as amended, the Registrant by its Depositor, The Ohio National Life Insurance Company, hereby represents that the fees and charges deducted under the contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by The Ohio
National Life Insurance Company.

(b) The Registrant hereby undertakes to file a post-effective amendment to this registration statement as frequently as is necessary to ensure audited financial statements in this registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted.

(c) The Registrant hereby undertakes to include either (1) as part of any application to purchase any contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information.

(d) The Registrant hereby undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under Form N-4 promptly upon written or oral request.

(e) Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



As required by the Securities Act of 1933 and the Investment Company Act of 1940, the registrant, Ohio National Variable Account A certifies that it has caused this pre-effective amendment to the registration statement to be signed on its behalf in the City of Montgomery and the State of Ohio on this 1st day of September, 2006.




                          OHIO NATIONAL VARIABLE ACCOUNT A
                                    (Registrant)

                           By THE OHIO NATIONAL LIFE INSURANCE COMPANY
                                     (Depositor)


                           By /s/John J. Palmer
                              -----------------------------------------
                            John J. Palmer, Vice Chairman

Attest:
/s/ Marc L. Collins
--------------------------------
Marc L. Collins
Second Vice President and Counsel



As required by the Securities Act of 1933 and the Investment Company Act of 1940, the depositor, The Ohio National Life Insurance Company, has caused this pre-effective amendment to the registration statement to be signed on its behalf in the City of Montgomery and the State of Ohio on the 1st day of September, 2006.


                              THE OHIO NATIONAL LIFE INSURANCE COMPANY
                                               (Depositor)


                              By /s/John J. Palmer
                                 ------------------------------------------
                                John J. Palmer, Vice Chairman

Attest:

/s/ Marc L. Collins
--------------------------------
Marc L. Collins
Second Vice President and Counsel

As required by the Securities Act of 1933, this pre-effective amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.



Signature                                  Title                         Date
---------                                  -----                         ----


*/s/David B. O'Maley                       Chairman, President,          September 1, 2006
--------------------------------           Chief Executive Officer
 David B. O'Maley                          and Director


*/s/Jack E. Brown                          Director                      September 1, 2006
--------------------------------
 Jack E. Brown


*/s/William R. Burleigh                    Director                      September 1, 2006
--------------------------------
 William R. Burleigh


*/s/Victoria B. Buyniski Gluckman          Director                      September 1, 2006
--------------------------------
 Victoria B. Buyniski Gluckman

*/s/George E. Castrucci                    Director                      September 1, 2006
--------------------------------
 George E. Castrucci


*/s/Raymond R. Clark                       Director                      September 1, 2006
--------------------------------
 Raymond R. Clark


*/s/Thomas G. Cody                         Director                      September 1, 2006
--------------------------------
Thomas G. Cody


*/s/Ronald J. Dolan                        Director, Principal           September 1, 2006
--------------------------------           Financial and Accounting
 Ronald J. Dolan                           Officer

*/s/John W. Hayden                         Director                      September 1, 2006
--------------------------------
 John W. Hayden


*/s/James F. Orr                           Director                      September 1, 2006
--------------------------------
 James F. Orr


 /s/John J. Palmer                         Director                      September 1, 2006
--------------------------------
 John J. Palmer


*/s/ John R. Phillips                      Director                      September 1, 2006
--------------------------------
 John R. Phillips

*/s/D. Gates Smith               Director                      September 1, 2006
-------------------------
 D. Gates Smith




*By /s/ John J. Palmer
-------------------------
 John J. Palmer, Attorney in Fact pursuant to Powers of Attorney filed herewith.

                         INDEX OF CONSENTS AND EXHIBITS


                                                                               Page Number in
Exhibit                                                                        Sequential
Number                  Description                                            Numbering System
------                  -----------                                            ----------------
                        Consent of KPMG
                        Powers of Attorney
(4)                     Form of Variable Deferred Annuity Contract

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors of The Ohio National Life Insurance Company:



We consent to use of our reports for Ohio National Variable Account A dated February 20, 2006, and for The Ohio National Life Insurance Company and subsidiaries dated April 24, 2006 included herein and to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information in pre-effective amendment no. 1 to File No. 333-134982. The report of KPMG LLP covering the December 31, 2005 consolidated financial statements of The Ohio National Life Insurance Company and subsidiaries refers to the adoption of AICPA Statement of Position 03-1, Accounting and Reporting by Insurance Enterprises for Certain Non-Traditional Long-Duration Contracts and for Separate Accounts, in 2004 and a change in the method of accounting for embedded reinsurance derivatives in 2003.




/s/ KPMG LLP

Columbus, Ohio
September 1, 2006

                    THE OHIO NATIONAL LIFE INSURANCE COMPANY
                                POWER OF ATTORNEY
                  ---------------------------------------------

                                David B. O'Maley
                                  Jack E. Brown
                               William R. Burleigh
                          Victoria B. Buyniski Gluckman
                               George E. Castrucci
                                Raymond R. Clark
                                 Thomas G. Cody
                                 Ronald J. Dolan
                                 John W. Hayden
                                  James F. Orr
                                John R. Phillips
                                 John J. Palmer
                                 D. Gates Smith

as Directors of The Ohio National Life Insurance Company, we do hereby jointly and severally authorize John J. Palmer and/or Therese S. McDonough, individually, to sign as our agent, any and all registration statements under the Securities Act of 1933 and/or the Investment Company Act of 1940, filed on Form N-4, the file numbers for which are included as Appendix A, and any and all initial registration statement filings filed on or after July 20, 2006, with respect to The Ohio National Life Insurance Company and do hereby jointly and severally ratify such signatures heretofore made by such persons.

IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney for the purpose herein set forth.

Signature                                   Position                            Date
----------------------------------------------------------------------------------------------------------


/s/ David B. O'Maley                Chairman, President,
---------------------------------   Chief Executive Officer                     July 20, 2006
David B. O'Maley                    and Director

/s/ Jack E. Brown                   Director                                    July 20, 2006
---------------------------------
Jack E. Brown

/s/ William R. Burleigh             Director                                    July 20, 2006
---------------------------------
William R. Burleigh

/s/ Victoria B. Buyniski Gluckman   Director                                    July 20, 2006
---------------------------------
Victoria B. Buyniski Gluckman

/s/ George E. Castrucci             Director                                    July 20, 2006
---------------------------------
George E. Castrucci

/s/ Raymond R. Clark                Director                                    July 20, 2006
---------------------------------
Raymond R. Clark

/s/ Thomas G. Cody                  Director                                    July 20, 2006
---------------------------------
Thomas G. Cody



/s/ Ronald J. Dolan                 Principal Financial and
---------------------------------   Accounting Officer                          July 20, 2006
Ronald J. Dolan

/s/ John W. Hayden                  Director                                    July 26, 2006
---------------------------------
John W. Hayden

/s/ James F. Orr                    Director                                    July 20, 2006
---------------------------------
James F. Orr

/s/ John J. Palmer                  Director                                    July 19, 2006
---------------------------------
John J. Palmer

/s/ John R. Phillips                Director                                    July 20, 2006
---------------------------------
John R. Phillips

/s/ D. Gates Smith                  Director                                    July 20, 2006
---------------------------------
D. Gates Smith


                                   APPENDIX A


Separate Account                                     1940 Act File Number
-------------------------------------------          --------------------

Ohio National Variable Account A                     811-1978
Ohio National Variable Account B                     811-1979
Ohio National Variable Account D                     811-8642

Product                                              1933 Act File Number
--------------------------------------------         --------------------
ONcore Premier                                       333-43515
ONcore Value                                         333-43513
ONcore Flex                                          333-43511
ONcore Xtra                                          333-86603
ONcore Lite                                          333-52006
ONcore Wrap                                          333-134982
ONcore Ultra                                         333-134288
TOP Series A                                         33-62282
TOP Series B                                         33-62284
TOP Explorer                                         333-5848
Retirement Advantage                                 33-81784